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vuse
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VELO
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Combined Annual and Sustainability Report 2025

BAT
A BETTER TOMORROW

Building a Smokeless World

A Better Tomorrow™ means Building a Smokeless World.

A Smokeless World built on Smokeless products, where, ultimately cigarettes have become a thing of the past.

A world where smokers, who would otherwise have continued to smoke, have migrated from cigarettes to smokeless alternatives.

A world where Tobacco Harm Reduction is both understood and accepted.

A world where smokers make a Switch to Better.

A refined purpose:

The best choice any adult smoker can make will always be quitting cigarettes completely.

Over the last few years, our aim has been to build A Better Tomorrow™. This means working to reduce the health impact of our business by offering adult consumers a greater choice of reduced-risk*† products compared to cigarettes.

Other than certain products within the Modern Oral category, BAT's Smokeless products are not smoking cessation devices and are not marketed for that purpose.

Cautionary Statement
British American Tobacco p.l.c. (No. 3407696) Annual Report 2025. This document constitutes the Annual Report and Accounts of British American Tobacco p.l.c. (the Company) and the British American Tobacco Group and is prepared in and presented in accordance with, and reliance upon, applicable English company law, and the liabilities of the Directors in connection with this report shall be subject to the limitations and restrictions provided by such law. References in this publication to 'British American Tobacco', 'BAT', 'Group', 'British American Tobacco Group', 'we', 'us' and 'our' when denoting opinion refer to British American Tobacco p.l.c. and when denoting business activity refer to British American Tobacco p.l.c. and its subsidiaries, collectively or individually as the case may be, as well as in some circumstances those who work for them. When denoting business activity these collective expressions are used for ease of reference only and do not imply any other relationship between British American Tobacco p.l.c. and its subsidiaries. The companies in which British American Tobacco p.l.c. directly and indirectly has an interest are separate and distinct legal entities. The material in this Annual Report is provided for the purpose of giving information about the Company to investors only and is not intended for general consumers. The Company, its Directors, employees, agents or advisers do not accept or assume responsibility to any other person to whom this material is shown or into whose hands it may come and any such responsibility or liability is expressly disclaimed. The material in this Annual Report is not provided for product advertising, promotional or marketing purposes. This material does not constitute and should not be construed as constituting an offer to sell, or a solicitation of an offer to buy, any of our products. Our products are sold only in compliance with the laws of the particular jurisdictions in which they are sold. References in this document to information on websites, including the web address of BAT, have been included as inactive textual references only. These websites and the information contained therein or connected thereto are not intended to be incorporated into or to form part of the Annual Report. For our full cautionary statement, see page 398.

BAT Annual Report 2025 | Strategic Report | Governance Report | Financial Statements | Other Information

In this year's report

Strategic Report

Overview

Our Business at a Glance	2
Chair's Introduction	4
Chief Executive's Overview	6
Our Year in Numbers	8

Our Strategy

Our Strategic Navigator	10
Our Business Model	12
Engaging with Our Stakeholders	16
Interim Chief Financial Officer's Overview	18
Our Markets and Megatrends	22

Our Strategic Pillars

Quality Growth	26
Dynamic Business	38
Sustainable Future	60

Sustainability Section

Our Impact Areas

Tobacco Harm Reduction	76
Climate	84
Nature	94
Circularity	104
Communities	112

Group Principal Risks	**166**
Governance Report	**177**
Directors' Report	**177**
Remuneration Report	**215**
Financial Statements	**239**
Other Information	**373**


VELO
HOT SPEARMINT
vuse

Our Multi-Category Portfolio

3



Our Regional Performance

42-47



Sustainability: Our Impact Areas

76



Spotlight on Board Activities in 2025

188

Navigating this report

These icons, used throughout our reporting, indicate where you can find out more

+ Read more within this report

↗ Read more online


Learn more about how we're Building a Smokeless World at bat.com/reporting

Other than certain products within the Modern Oral category, BAT's New Category products are not smoking cessation devices and are not marketed for that purpose.

* Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive.

† Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance.

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BAT Annual Report 2025

Strategic Report | Governance Report | Financial Statements | Other Information

Our Business at a Glance

Our Guiding Principles

Our purpose, vision and mission

We know A Better Tomorrow™ can be achieved by Building a Smokeless World. This is why we focus on offering adult consumers a choice of reduced-risk*† alternatives to cigarettes. This is complemented by our ambition to be a predominantly Smokeless business by 2035.

Where we operate

Our business is divided into three complementary regions, with a balanced presence in high-growth emerging markets and highly profitable developed markets. Each market is responsible for its own performance and driving growth.

Omni™

Leading in Tobacco Harm Reduction

Through Omni™, our dynamic evidence-based manifesto and platform for change, BAT's commitment to Tobacco Harm Reduction is not only clear, but founded in real-world evidence and supported by science. It presents a significant opportunity for stakeholders to join the conversation and drive change.

Working with key partners

We are collaborating with global leaders like BYD and Smoore to innovate and enhance our capabilities by leveraging expertise. We are also supporting world-class businesses through our venturing initiative, Btomorrow Ventures.

Note:
Map is accurate as at 31 December 2025 and is representative of general geographic regions and does not suggest that the Group operates in each country of every region.

Three Complementary Regions



5
major product categories

137
employee nationalities

47,000+
employees globally

£25,610m
Total revenue

Revenue by region

Region	Revenue
U.S.	£11,534m
AME	£9,309m
APMEA	£4,767m
Associates and Joint Ventures	N/A

For more key detail on our **Regional Performance**, see **pages 42** to **47**

Top market by product category

Combustibles	Heated Products	Vapour	Modern Oral
Brazil	Germany	Canada	Denmark
Germany	Greece	France	Norway
Mexico	Spain	Germany	Sweden
Romania	Italy	Poland	Switzerland
Japan	Poland	Spain	Poland
Pakistan	Romania	UK	UK
U.S.	Czech Republic	U.S.	U.S.
	Portugal		
	Japan		
	South Korea		

Note:
The Group also sells **Traditional Oral** in the U.S. and in AME.

Read more about our **Markets and Megatrends** on **pages 22** to **25**

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These are our key brands in both the combustibles and Smokeless categories. This ensures focus and investment in the brands and categories that will underpin the Group’s future performance. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 3 A Multi-Category Portfolio Modern Oral 49 markets Modern Oral products are pouches that contain high-purity nicotine, water, and other high-quality ingredients. They are typically manufactured to be tobacco- leaf free. Consumers place the disposable pouch within the mouth, between the lip and gum, where nicotine and flavours are then released and absorbed. Heated Products 29 markets Heated Products (HPs) have two main functional parts: a battery- powered device and a consumable, which contains a plant-based (tobacco leaf or non-tobacco leaf) substance that is heated, not burned. Once the consumable has reached a certain temperature, it forms an aerosol releasing nicotine and flavours. Combustibles >140 markets The Group sold 465 billion cigarette sticks and 12 billion other tobacco products (stick equivalents) in 2025. With 36 fully integrated cigarette manufacturing facilities in 35 markets, the Group operates internationally. Vapour 57 markets Vapour products contain an e-liquid, nicotine and flavours, and a battery- powered heating element. When activated, via puff or button, the heating element heats the liquid and forms an aerosol, commonly known as vapour. Traditional Oral 3 markets Traditional Oral products include snus and snuff. Snus is a moist form of oral tobacco originating from Sweden. It is available in loose form or as pouches. With Traditional Oral products, consumers take a single portion or pouch and place it within the mouth, between the lip and gum. The nicotine and flavours are then absorbed through the inner lining of the cheek. Our Strategic Portfolio Smokeless: All brands within New Categories (Vapour, Heated Products and Modern Oral) and the strategic Traditional Oral brands in moist and snus. Combustibles: Dunhill, Kent, Lucky Strike, Pall Mall, Rothmans, Newport (U.S.), Natural American Spirit (U.S.) and Camel (U.S.). Notes: Other than certain products within the Modern Oral category, BAT’s New Category products are not smoking cessation devices and are not marketed for that purpose. * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. + Read more on pages 32 and 33 + Read more on pages 30 and 31 + Read more on pages 35 and 36 + Read more on pages 28 and 29 + Read more on page 34 2025 was a year that challenged the global economy and tested the resilience of markets and businesses everywhere. It was shaped by subdued growth, trade realignments and continued geopolitical and macro-economic shifts, alongside a changing labour market and the acceleration of AI. Our industry, like many others, has not been immune to these external forces. Competitive and regulatory complexity, coupled with evolving consumer preferences, continue to shape the landscape. BAT is no exception. We are not the same business we were ten or twenty years ago. As the world transforms, we recognise the opportunity we have not only to navigate change, but to help shape it. Transforming with Confidence With our refined strategy as our north star, our transformation accelerated in 2025, underpinned by disciplined execution and resilience. This enabled us to manage volatility, seize opportunities and innovate at pace. We returned to growth in the U.S., continued developing new products and launched three innovations across our Smokeless portfolio. At the same time we’ve been thoughtfully extracting value from our combustibles business – all while staying closely attuned to adult consumer preferences and industry trends. I’m encouraged that we have built a much stronger platform to deliver dependable performance, underpinned by the right talent and capabilities, our sales mix and our international presence. Now more than ever, keeping pace with change while staying true to our strategy is essential – and I’m confident we are rising to that challenge. Delivering for Shareholders Our strategy continues to deliver for our shareholders. The Board has declared a dividend of 245.04p per ordinary share, payable in four equal instalments of 61.26p per ordinary share, to shareholders registered on the UK main register or the South Africa branch register and to American Depository Shares (ADS)1 holders each on the applicable record dates. Further information on dividends can be found on page 54 of the Financial Performance Summary and page 399 in the Shareholder Information section. Our disciplined approach to capital allocation remains crucial to fully realising our ambitions. As part of this framework, the share buy-back programme has been increased for 2026 to £1.3 billion. As a Board, we’re confident in our capital allocation framework and continually review it to provide value for shareholders and support the growth of BAT. We returned to growth in the U.S., continued developing new products, and launched three innovations across our Smokeless portfolio. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Chair’s Introduction 4 With our refined strategy as our north star, our transformation accelerated in 2025, underpinned by disciplined execution and resilience. Luc Jobin Chair Enhancing our Capabilities Success in a rapidly evolving environment demands agility, diversified supply chains, strong digital capabilities, partnerships and a culture that embraces change. Combined with strategic clarity and long-term vision, these attributes position us for sustainable success. Our people have consistently demonstrated resilience and effectiveness, and the improvements seen across the Group are also testament to their hard work and commitment to BAT’s transformation. Transformation has become second nature, but to capture future opportunities, we must nevertheless operate as a more dynamic business. Through our Fit2Win programme and progressive partnerships – outlined by Tadeu on page 7 – we are building an organisation that is truly future-fit. Tobacco Harm Reduction is the fastest route to achieving a Smokeless World, and we are determined to make it happen. A Smokeless World Over one billion adults2 still smoke cigarettes worldwide, but we believe that this number could reduce significantly with the right regulation and greater acceptance of Smokeless products. Tobacco Harm Reduction (THR) – encouraging smokers who would otherwise continue to smoke to switch completely to less risky alternatives*† – is the fastest route to achieving a Smokeless World, and we’re determined to make it happen. In 2025, we took Omni™ – our award-winning science and evidence-backed manifesto for change – to over 23 markets across the world, engaging with policymakers, public health officials and regulators. You can read more about this on page 61. We also launched our new international campaign: Vapers Deserve Better, calling on key stakeholders for better standards and regulations for Vapour products, while demonstrating what we believe responsible leadership in THR looks like. We are confident that growth in the Smokeless category will be driven by sustained investment and targeted innovation, while our international reach and active management of our multi- category portfolio stand us in good stead to deliver results. Board Evolution This year, we welcomed Uta Kemmerich-Keil and Matthew Wright as Non-Executive Directors. Uta brings deep experience in regulated industries, consumer markets, and digital transformation, while Matthew adds leadership advisory expertise and international perspective. Both will make valuable contributions. We also said farewell to Murray S. Kessler and Soraya Benchikh, who stepped down from the Board. On behalf of the Board, I thank them for their service and wish them well. Javed Iqbal, Director of Digital and Information, is acting as interim Chief Financial Officer while we complete a global search to identify a successor for this role. Looking Ahead If the last 120+ years have shown us anything at BAT, it’s that resilience is embedded in the fabric of our business. Change is rarely simple, but progress demands it and we are embracing that reality. With a solid foundation and momentum behind our strategy, we believe we are well positioned for the future. Our portfolio is diverse, our footprint international and our people engaged. Coupled with our ability to identify opportunities and create value, these strengths set us apart. We expect 2026 to be a year of further strategic progress and delivery for investors, consumers and wider stakeholders, as we continue to Build a Smokeless World. If the last 120+ years have shown us anything at BAT, it’s that resilience is embedded in the fabric of our business. Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. 1. The dividends receivable by ADS holders in US dollars will be calculated based on the exchange rate on the applicable payment dates. 2. WHO global report on trends in prevalence of tobacco use 2000-2024 and projections 2025-2030. Geneva: World Health Organization; 2025. Available at: www.who.int/publications/i/ item/9789240116276 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 5 Despite an evolving and unpredictable external environment, the strength of BAT was once again reflected in our 2025 performance. As I look back, I’m proud of what we’ve achieved and the value we’ve been able to deliver consistently for shareholders. When I became Chief Executive, it was clear that a relentless focus on execution and profitable transformation were needed for BAT to continue to grow sustainably. This is why we refined our strategy and revised our purpose, vision and mission, with the aim of becoming a predominantly smokeless business by 2035. I’m pleased to say that in 2025, our transformation accelerated, with delivery at the top end of our guidance. The investments we have made in recent years are delivering tangible benefits, providing BAT with a stronger foundation for continued growth. Full-Year 2025 Performance Against a challenging backdrop, total Group revenue declined by 1.0%, negatively impacted by a translational foreign exchange headwind of 3.1%. At constant rates, revenue grew 2.1%. Our U.S. business returned to growth, driven by sustained momentum in combustibles underpinned by decisive commercial actions and sharper execution. Velo Plus achieved remarkable success with triple-digit revenue growth and reaching profitability (on a category contribution basis) within its first year, while also reaching the number 2 position in both volume and value share. I’m also proud that Velo has been established as the fastest growing brand within the Modern Oral category in the U.S. With progressive regulation for Modern Oral products now in 24 countries, the regulatory outlook for the category is encouraging. This is reflective of the recognition of the important role these products play in supporting adult smokers – who would otherwise continue to smoke – to switch to less risky*† alternatives. While the Vapour category faced challenges from illicit products, Vuse’s performance improved, and I am confident it is well positioned to benefit from enhanced enforcement at both state and federal levels in the U.S. In AME, our multi-category portfolio continued to perform strongly, while our performance in APMEA was impacted by fiscal and regulatory challenges in Bangladesh and Australia. Our New Categories business delivered another year of strong growth, with double-digit growth in revenue and category contribution in the second half of 2025, fuelled by Velo’s success in all regions. In 2025, New Category contribution was £427 million, with category contribution margin1 growing 4.7 ppts to 12.0%. Revenue from our Smokeless products accounted for 18.2% of Group revenue1. While external headwinds may persist, BAT remains agile and resilient. We are guided by a clear strategy, anchored in our pillars of Quality Growth, Sustainable Future, and Dynamic Business, which positions us well for continued success. Quality Growth Our Quality Growth pillar defines how we innovate, shape the future, and deliver outstanding products for consumers. By maintaining a disciplined balance between top-line growth and bottom-line delivery, we are already seeing results across the Group. New Category contribution has grown over 10x in the last two years1. The number of adult consumers choosing our Smokeless brands grew faster than ever before, with 4.7 million consumers added in 2025 (to 34.1 million). We said 2025 would be a deployment year – and we have delivered. We launched new products across our Smokeless portfolio: Vuse Ultra – our premium Vapour product, glo Hilo and Hilo Plus – our premium Heated Products, and Velo Shift – our Modern Oral product in a new innovative pouch shape. From device connectivity to new-to-world machinery and technologies developed specifically for BAT, you can read more about our new products on pages 29, 31 and 32. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Chief Executive’s Overview 6 In 2025, our transformation accelerated, with delivery at the top end of our guidance. The investments we have made in recent years are delivering tangible benefits, providing BAT with a stronger foundation for continued growth. Tadeu Marroco Chief Executive Officer

I am confident that BAT is well-positioned for success, bolstered by a re-energised and growing U.S. business, strategic partnerships with industry-leading companies, strong R&D capabilities, and a growing intellectual property portfolio. This puts us on a strong footing to continue to deliver sustainable returns for our shareholders. To maximise our growth potential, we remain focused on disciplined brand development, operational efficiency and margin enhancement. Alongside this, we will continue to build and maintain our competitive edge, while progressing our Beyond Nicotine portfolio and investments for sustained growth over the medium and long term. Sustainable Future Building a Sustainable Future remains a priority in everything we do. We seek to actively encourage adult smokers – who would otherwise continue to smoke – away from cigarettes and to smokeless alternatives in a responsible and sustainable manner. We continue to invest in the quality of our Smokeless products, guided by robust science and evidence. This is complemented by our ongoing engagement with external stakeholders and regulators, as we work to turn our vision of a Smokeless World into reality. Several highlights from 2025 stand out. Omni™, the dynamic international platform we have created for information and engagement, has won awards and achieved external recognition. The launch of our Vapers Deserve Better campaign further underscores our dedication to advocacy and education. Backed by decades of scientific evidence, our commitment to building a Smokeless World through meaningful stakeholder engagement is unwavering. We are clear that the best choice for adult smokers is to quit. However, effective regulation is crucial to ensuring adult consumers can switch to smokeless alternatives if they choose. With a strong track record of navigating regulatory shifts, we are confident in our ability to manage this. Ultimately, a sustainable future only happens when the right regulations are landed and enforced, and we will continue with our efforts to move the needle. I am confident that BAT is well-positioned for success, bolstered by a re-energised and growing U.S. business, strategic partnerships, strong R&D capabilities, and a growing intellectual property portfolio. Dynamic Business Ensuring that BAT is equipped with a future-ready, efficient, and effective operating model is at the core of our Dynamic Business pillar. This will be achieved by creating financial flexibility to invest in our business and enhance shareholder returns. In July 2025, we took a significant step in our digital transformation by forming a strategic partnership with Accenture2. By transitioning our Global Shared Services to Accenture, we now benefit from their cutting-edge technology ecosystem, advanced AI solutions, and strategic collaborations with world-leading companies. These capabilities are enabling us to simplify processes, accelerate speed to market, upskill our talent, and drive cost efficiencies over the medium to long term. In addition, our collaborations in R&D with global leading companies, and the establishment of the first Consumer Packaged Goods AI lab with DIFC in Dubai, are clear examples of how we are proactively seeking expertise to innovate and strengthen our capabilities. We remain committed to a disciplined approach to capital allocation and debt management1. In 2025, our leverage ratio was 2.48x. However, both 2025 and 2024 have been impacted by the settlement payments in respect of Canada. In 2024, the Group had £2.5 billion of cash and cash equivalents on the balance sheet that reduced net debt at 31 December 2024. This was subsequently paid in 2025. Reflecting a consistent position in both years, and adjusting for Canada’s adjusted EBITDA1 (other than New Categories), our leverage ratio was 2.55x, a reduction of 0.20x from the equivalent in 2024 of 2.75x. We are focused on reducing our leverage ratio to be within the target range of 2.0-2.5x adjusted net debt to adjusted EBITDA1,3, which will provide the Group with increasing flexibility to deliver sustainable value, while remaining agile to respond to macro-economic and regulatory developments. As part of our active capital allocation, our share buy-back programme has been increased for 2026 to £1.3 billion. This, in addition to maintaining a growing dividend, reflects our commitment to enhancing shareholder returns. Fit for the Future To ensure that BAT is competitive and set up for even greater success in the future, we undertook a strategic review of our organisation. As a result, we have proposed a three-year programme, called Fit2Win, which is designed to enhance our commerciality and increase our agility, while we make deliberate, focused choices about which opportunities we pursue. This will drive efficiency and profitability, while prioritising our investment in the areas that are thriving. We expect the proposed changes to unlock annualised cost efficiencies and cash flow of c.£600 million by the end of 2028, enabling us to continue to fund our biggest growth opportunities. Looking Ahead Our heritage is rich, and our future promising. Embracing transformation is something we know how to do, and well. The progress that we have made is a direct result of the passion and commitment of our employees around the world. Our people are empowered, engaged and excited about our business, and I thank them for all they have achieved in 2025, and the momentum they are bringing into 2026. The next phase of our transformation will be realised through innovation, technology and excellence in deployment – doing so sustainably and with integrity throughout. This will enable us to deliver our mid-term financial algorithm, priorities and vision for the future. All of this underscores our clear opportunity to Build a Smokeless World, and it gives me continued confidence that we will deliver on our commitments and create sustainable value for shareholders. Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. 1. Please refer to the Non-GAAP section from page 377 for the Non-GAAP measures definitions. 2. Please refer to note 5 in the Notes on the Accounts for more details. 3. As adjusted for Canada – adjusts for the performance of the Canadian business (excluding New Categories). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 7 Non-GAAP Our Performance Metrics 2025% 2024 IF R S G A A P Tr an sf or m at io n In ce nt iv e Sc he m es O th er N on -G aa p Consumer Number of Smokeless Product Consumers (see page 374)1 34.1m 29.4m Cigarette and HP volume share growth (bps)2 -40 bps +10 bps Cigarette and HP value share growth (bps)2 -10 bps -30 bps Volume Vapour (mn units) 538 -13% 616 HP (bn sticks) 20 -4% 21 Modern Oral (bn pouches) 12.2 +47% 8.3 Cigarettes (bn sticks) 465 -8% 505 Financial Revenue (£m) 25,610 -1.0% 25,867 • Revenue at cc (%)3 26,414 +2.1% 25,867 • • Revenue from New Categories (£m) 3,621 +5.5% 3,432 • Revenue from New Categories at cc (%)3 3,673 +7.0% 3,432 • Smokeless revenue as % of total revenue (%) 18.2% +70 bps 17.5% • • Profit from Operations (£m) 9,997 +265% 2,736 • Adjusted Profit from Operations, adjusted for Canada at cc (%)3,4,5 11,628 +2.3% 11,370 • Adjusted Gross Profit growth, adjusted for Canada at cc (%)3,4,5 +3.4% • New Category Adjusted Gross margin at cc (%)3,4 58.4% +210 bps 56.3% • New Category Contribution at cc (£m)3 442 +77.1% 249 New Category Contribution margin at cc (%)3 12.0% +4.7 ppts 7.3% • • Operating Margin (%) 39.0% +28.4 ppts 10.6% • Adjusted Operating Margin (%)4 45.2% -80 bps 46.0% • Diluted Earnings/(Loss) per Share (p) 349.1 +157% 136.0 • Adjusted Diluted Earnings per Share (p)4 352.1 -2.9% 362.5 Adjusted Diluted Earnings per Share, adjusted for Canada at cc (%)3,4,5 352.8 +3.4% 341.1 • Dividends per Share (p) 245.04 +2.0% 240.24 Dividend Payout Ratio (%)6 72% 3.3 ppts 70% Net Cash Generated from Operating Activities (£m) 6,342 -37.4% 10,125 • Adjusted Cash Generated from Operations at cc (£m)4 7,140 -5.5% 7,554 • Free Cash Flow before Dividends (£m) 4,048 -48.8% 7,901 • Cash Conversion (%) 63% -307 ppts 370% • Operating Cash Conversion (%) 100% -0.78 bps 101% • Borrowings, including Lease Liabilities (£m) 35,070 -5.1% 36,950 • Adjusted Net Debt to Adjusted EBITDA, adjusted for Canada (ratio)4,5 2.55x -0.20x 2.75x • Adjusted Return on Capital Employed, adjusted for Canada (%)4,5 12.0% +40 bps 11.6% • • Total Shareholder Return (rank) 5th out of 15 5th out of 15 • + Find our key sustainability ambitions, targets and metrics on page 68 Please refer to the Non-GAAP section from page 377 for the Non-GAAP measures definitions. See the section ‘Non-Financial Measures’ on page 373 for more information on the non-financial KPIs. Notes: 1. During 2025, Kantar made enhancements to their adult consumer tracking studies in Germany. Accordingly, Kantar has back-trended the data, updating the 2024 position from 29.1 million to 29.4 million Smokeless product consumers, as discussed on page 374. 2. To better reflect the evolving performance of each category, from 1 January 2026 the Group will decouple the value share and volume share metrics from a combined Cigarettes and HP view to disclose Cigarettes and HP performance separately. 3. Where measures are presented ‘at constant rates’ or ‘at cc’, the measures are calculated based on a re-translation of the current year’s (2025) results of the Group and, when applicable, its segments, at the prior year’s (2024) exchange rates. See page 58 for the major foreign exchange rates used for Group reporting. 4. Where measures are presented as ‘adjusted’, they are presented before the impact of adjusting items. Adjusting items represent certain items of income and expense which the Group considers distinctive based on their size, nature or incidence. 5. This measure is presented adjusted for Canada, as discussed on page 377. 6. This measure is calculated as the dividends as a proportion of adjusted earnings per share, as adjusted for Canada, as discussed on page 387. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Our Year in Numbers 8 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 9 Vapers Deserve Better We know that the best choice any adult smoker can make is to quit completely. However, for those adults who would otherwise continue to smoke cigarettes, we believe that they should have the choice to switch completely to less risky*† alternative products – vaping being one of them. Yet the future of vaping is at a crossroads, with threats from those who ignore regulations, design products that target the underaged, and disregard quality and product stewardship. Not only does this negatively impact those trying to transition, it also lets vapers down. Vaping needs responsible leadership. And that is why we launched our Vapers Deserve Better campaign in 2025. Aimed at key policymakers, regulators and public health stakeholders, the campaign calls out practices that undermine responsible progress, while showing what leadership in Tobacco Harm Reduction should look like. It highlights BAT’s strengths in this space, while encouraging stakeholders to drive change, address societal concerns and ultimately, make a Smokeless World a reality. Notes: Other than certain products within the Modern Oral category, BAT’s New Category products are not smoking cessation devices and are not marketed for that purpose. * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. To achieve our ambitions and accelerate our transformation, we’re committed to Building a Smokeless World by deploying our global multicategory portfolio. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Our Strategic Navigator 10 Our Purpose, Vision, Mission... …influence our strategic pillars & building blocks …which are underpinned by our values …enabling us to deliver for our stakeholders

BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 11 Dynamic Business Building a future-fit, data-driven organisation and ensuring we are efficient and effective in all of our operations. Our ability to create financial flexibility to invest in our capabilities and products remains, and we are confident we can deliver sustainable shareholder returns. For more than 25 years we have grown the dividend per ordinary share in absolute terms. We have returned over £34 billion to shareholders over the last six years, through our progressive dividend policy and sustainable share buy-backs , with £1.8 billion repurchased since 2024 and with a further £1.3 billion committed for 2026. We have also continued to focus on leverage and closed the year with an adjusted net debt to adjusted EBITDA ratio (adjusted for Canada) of 2.55x. Reducing gross debt is another core component of the Dynamic Business pillar. The Group continues to target a solid investment-grade credit rating of Baa1, BBB+ and BBB+ by Moody’s/S&P/Fitch**. Given current challenges in the external environment, the Group aims to de-lever its gross debt levels (£35.1 billion in 2025) and moderate the annual net financing cost levels to better support the overall strategy of the Group. Our commitments Creating a diverse, inclusive and people-oriented place to work Being data-driven and delivering operational excellence/cost management Focused on investors’ returns Link to Principal Risks Quality Growth Transitioning to a more balanced focus on top-line and bottom-line delivery, focusing on our brands and innovation, and continuing to seek long-term opportunities Beyond Nicotine. Opportunities for growth in our industry are plentiful, aided by steady combustibles revenues and evolving adult consumer preferences. By 2028, the global number of adult smokers is projected to fall by around 20 million1, driven by evolving social attitudes towards smoking and consumer migration towards Smokeless products. Our human and financial resource allocation decisions will be driven by the geographies and products we prioritise, guided by our market archetype model. Continuous innovation will enable us to achieve our aim of developing a great pipeline of new, scientifically substantiated products. Our combustibles business remains essential to funding our transformation and continuing to reward our shareholders. There are two categories that BAT is exploring within Beyond Nicotine: Wellbeing and Stimulation – functional consumable products that help people manage their mood and wellbeing; and cannabis. Our commitments Progressing toward quality, margin- accretive growth in Smokeless products FMC volume decline but expecting continuing value delivery Sensibly investing for the future Beyond Nicotine Link to Principal Risks Sustainable Future Seeking to actively migrate adult smokers, who would otherwise continue to smoke, to smokeless alternatives responsibly and with integrity. Reducing the health impact of our business is our ambition, and Tobacco Harm Reduction (THR) is key to this. We believe it is achievable by migrating more smokers to Smokeless products, and advocating for the right regulations responsibly and with integrity. Cigarette smoking poses serious health risks. The only way to avoid these risks is not to start or to quit smoking. For those adults who would otherwise continue to smoke, we believe they should have the option to choose Smokeless alternatives instead. THR progress has been made in recent years, and as a result there are now three significant product categories: Vapour, Heated Products and Modern Oral. Primarily, our efforts are science-led, backed by ongoing external engagement with regulators and key stakeholders, while embedding sustainability across the Group. Our transformation must be comprehensive – addressing not only our products' public health impact but also our other material sustainability topics. Our commitments Building a Smokeless World Investing in the products, science and engagement to make A Better Tomorrow™ a reality Conducting our business responsibly and with integrity Link to Principal Risks Principal Risks Competition from illicit trade Geopolitical tensions Tobacco, New Categories and other regulation interrupts growth strategy Supply chain disruption Litigation and external investigations Significant increases or structural changes in tobacco, nicotine and New Categories related taxes Inability to develop, commercialise and deliver the New Categories strategy Disputed taxes, interest and penalties Injury, illness or death in the workplace Solvency and liquidity Foreign exchange rates exposures Climate change Circularity Digital & Cyber Read more about our Principal Risks on page 166+ Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. ** A credit rating is not a recommendation to buy, sell or hold securities. A credit rating may be subject to withdrawal or revision at any time. Each rating should be evaluated separately of any other rating. 1. Euromonitor 2024 Market Sizing Data | Global. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Our Business Model 12 Principal Risks Competition from illicit trade Geopolitical tensions Tobacco, New Categories and other regulation interrupts growth strategy Supply chain disruption Litigation and external investigations Significant increases or structural changes in tobacco, nicotine and New Categories related taxes Inability to develop, commercialise and deliver the New Categories strategy Disputed taxes, interest and penalties Injury, illness or death in the workplace Solvency and liquidity Foreign exchange rates exposures Climate change Circularity Digital & Cyber The insights we gather from adult consumers, backed by robust science, unlock value by ensuring we offer the right product choices to meet their preferences. Our product portfolio is constantly enhanced through innovations designed to better serve adult consumers and build A Better Tomorrow™. We use our international footprint to manufacture at speed and scale, and our global distribution capabilities to ensure our products are where they need to be, when needed, based on our market archetype model. Through our responsible marketing practices and powerful portfolio, we market and sell our products which, in turn, generate further insights. Our business model begins and ends with the consumer. Our business model is intrinsically connected to our value chain. Read more about our principal risks on page 166 + Read more about our value chain on page 71 + U O D Insight Seeing over the horizon As one of the most established tobacco and nicotine businesses in the world, we truly understand adult consumers and their diverse preferences. This, combined with our data and analytics-led approach, helps us to gain insights and anticipate trends. These insights enable the development and responsible marketing of our products, so that they are fit to satisfy consumer preferences. Powered by our consumer insights platform, we focus on product categories and consumer segments across our global business that have the greatest potential for sustainable growth. U O D Science Accelerating Tobacco Harm Reduction acceptance We rely on world-class science to substantiate the product quality and reduced-risk*† potential of our Smokeless products. It is crucial for building trust with consumers and regulators, and encouraging adult smokers – who would otherwise continue to smoke – to completely switch to less risky alternatives*†. Chemistry, molecular biology, and toxicology are just some of the fields that our extensive scientific research programme covers. We are transparent about our science and have published a compendium of information in the Omni™, which explores over a decade’s worth of Tobacco Harm Reduction evidence, alongside science and research. U O D Innovate Staying ahead of the curve As consumer preferences and technology rapidly evolve, our international network of digital hubs, innovation hubs, world-class research and development (R&D) laboratories and external partnerships help us to stay at the forefront of innovation with our products, alongside our corporate venturing initiative, Btomorrow Ventures. Innovation is core to us driving sustainable growth, and we invest significantly in R&D to create great products that satisfy changing consumer preferences. Led by data and consumer insights, each innovation takes us a step further towards building A Better Tomorrow™ by reducing the health impact of our business. U O D Source Sourcing materials responsibly The majority of our tobacco is sourced by our Group-owned vertically integrated Leaf Operations through direct contracts with c.91,000 farmers. The remaining tobacco is sourced from third-party suppliers that, in turn, contract with an estimated 134,000 farmers. The vast majority of tobacco farms in our supply chain are smallholder family farms. Beyond tobacco, we source product materials like paper and filters for cigarettes and, for our New Category products, we have a growing supply chain in consumer electronics and e-liquids. We also have a vast network of suppliers of indirect goods and services that support our business beyond our products, such as for IT services and facilities management. U O D Manufacture Utilising our global manufacturing footprint We manufacture high-quality products in our international facilities. These products, and the tobacco leaf we source, are then optimised for distribution and sale. Our tobacco leaf may be processed upstream via our contracted farmers, and processing can also occur in our own Leaf Operation sites. Our Smokeless products are manufactured in a mix of our own and third-party factories. We work to keep our costs globally competitive and endeavour to use our resources as effectively as possible. U O D Move Moving our products seamlessly everywhere Technologies including AI and machine learning help us to get our products to the right place at the right time. Our products are sold across the world and distributed efficiently using distribution models tailored to suit local circumstances and conditions. These include retailers, supplied through our direct distribution capability or exclusive distributors, and our Direct-to-Consumer business – which has been accelerated through the deployment of owned e-commerce sites. U O D Market Marketing our products responsibly We use a globally responsible approach to marketing, seeking to raise standards and prevent underage access, while growing our market share by encouraging adult consumers to choose our products over those of our competitors. Our marketing across all our tobacco, nicotine and nicotine-free products and brands is governed by our Responsible Marketing Principles (RMP) and Responsible Marketing Code (RMC). They include strict requirements to be accurate, responsible, and targeted at adult consumers only. Our RMP are applied even when they are stricter than local laws. U O D Sell Offering the consumer choice Our powerful portfolio of brands is something we’re proud of – including our combustibles portfolio and our Smokeless product brands, which we believe will drive us towards our strategic aim. Our strong product pipeline is supported by our quality insights, science and innovation, and international positioning. We offer adult consumers all over the world a range of high-quality products – from value-for-money to premium, including combustible products, Vapour, Modern Oral, Traditional Oral and Heated Products. Read more about our science at www.asmokelessworld.com+ Read more about our value chain on page 71+ Read more about responsible marketing on page 82+ Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 13 Aligning our business model to our value chain U Upstream O Own operations D Downstream A Better Tomorrow™ for: Adult consumers are at the core of everything we do and our success is underpinned by addressing their preferences, offering them a choice of enjoyable, innovative and less risky products*†. 57 49 Countries where Vapour products are available Countries where Modern Oral products are available 29 Countries where Heated Products are available Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. We work with a range of suppliers worldwide. Our suppliers across the Group are valued business partners and we believe, by working together, we can raise standards, drive sustainable practices, create shared value and build A Better Tomorrow™. We employ 47,000+ people worldwide. Attracting and retaining an increasingly diverse workforce and providing a welcoming, inclusive working environment are key drivers in BAT’s transformation journey to build A Better Tomorrow™. Our focus is on providing a dynamic, inspiring and purposeful place to work. 85% 44.4% Engagement Index score in our Your Voice employee survey Proportion of women in Management‡ roles 0.12 Accredited as Global Top Employer by the Top Employers InstituteLost Time Incident Rate (LTIR) vs 0.12 in 2024 Note: ‡ As at 31 December 2025. Refer to the BAT 'Reporting Criteria' for a full description of key terms and definitions bat.com/reporting Our customers include retailers, distributors and wholesalers who are essential for driving growth and embedding responsible marketing practices. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Our Business Model Continued 14 Consumers Our People Suppliers Customers

We are committed to delivering sustainable and superior returns to our shareholders and investors. It is essential that we maintain the support of our shareholders and investors to enable access to capital. This allows us to implement our strategy and achieve our business objectives. 3-5% 5-8% Revenue growth over the medium-term Adjusted diluted EPS* growth (on a constant currency basis) over the medium-term 2.0-2.5x 65% Deleveraging the balance sheet into our 2.0-2.5x adjusted net debt to adjusted EBITDA* target range A progressive dividend being a 65% dividend payout ratio over the long-term Note: * As adjusted for Canada. Non-Financial and Sustainability Information Statement Non-financial and sustainability information reporting required under the UK Companies Act 2006 (UK Companies Act) is included in the Strategic Report as referenced below: + Our Business Model is set out on pages 12 to 15 + See pages 166 to 175 for Group Principal Risks See pages 68 to 69 for the Group’s financial and non- financial key performance indicators+ We believe the greatest contribution we can make to society is Building a Smokeless World and reducing the health impact of our business*†. We will do this by encouraging those who would otherwise continue to smoke cigarettes to switch completely to Smokeless alternatives*†. Achieving this, while working to reduce our impact on the environment, is central to delivering A Better Tomorrow™. 34.1m 30.4% Consumers of Smokeless products Reduction of waste generated (versus our 2017 baseline) 46.6% Reduction in Scope 1 and 2 GHG emissions versus our 2020 baseline Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. Our reporting in the following areas includes information about the policies and principles that govern our approach, due diligence processes, outcomes and non-financial performance indicators: Environmental matters pages 64 to 75, 84 to 111, 128 to 129, and 132 to 163+ + Social matters pages 64 to 75 and 112 to 129 + Anti-bribery and anti-corruption matters pages 128 to 131 + Employees pages 38 to 39, 65 to 75, 116 to 120, 127 to 128, and 194 to 195 + Respect for human rights pages 64 to 75 , 112 to 115, and 119 to 129 Our climate-related financial disclosures are set out on pages 132 to 163. Further details of our Group policies, procedures and standards can be found on pages 128 and 129 and at www.bat.com BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 15 Investors Society Consumers Investors Our People Why this stakeholder is important to us As our industry evolves, and preferences and attitudes change, understanding our adult consumers is crucial to both successful portfolio and business growth. Maintaining the support of our shareholders and bondholders is essential for us to maintain access to capital. This allows us to implement our strategy and achieve our business objectives. The quality of our people is testament to our Group’s continued performance. We understand the value of listening and responding to feedback from our people to maintain a fulfilling, rewarding and responsible work environment. Examples of how we engaged in 2025 – Consumer panels, focus groups and interviews – Consumer care helplines – Responsible marketing and transparent communication – Real-time digital platforms – Annual General Meeting – Investor relations programme and shareholder engagement – Institutional shareholder meetings – Investor roadshows – Results announcements – Annual Report and Form 20-F – Suite of focused sustainability reports and wider disclosures – Stock exchange announcements – Shareholder information on website – Sustainable Future Summit – Extensions of the reach and presence of Omni™ – Director market and site visits – Chief Executive’s Let’s Talk live Q&A forum – Townhall sessions – Global, functional and regional webcasts – Global Leadership Meeting – Employee listening framework, including Your Voice surveys – Works councils and European Employee Council meetings – Graduate and management trainee events – Individual performance reviews – Speak Up channels What matters to our stakeholders – Health impact of our products and other social considerations – Product quality – Affordability and price – Ingredients/nicotine levels – Post-consumption product waste/ circularity – Group transformation and business performance – New Categories strategy – U.S. market dynamics and outlook – Capital allocation – Regulatory developments – Sustainability agenda – Corporate governance, leadership and succession planning – Reward – Career development – Inclusive culture and embedding our values – Building digital capabilities and fostering innovation – Corporate responsibility and business ethics – Health and safety How we respond – Development of innovative products – Product stewardship and quality standards – Clear and accurate product information – Responsible Marketing Principles and Responsible Marketing Code – Circularity strategy and initiatives – Product stewardship and quality standards – Responsible Marketing Principles and Responsible Marketing Code – Robust corporate governance – Double Materiality Assessment^ and review of reporting landscape – Continual improvement of our Delivery with Integrity programme – Our range of enjoyable and innovative products – Regular dialogue and communications with shareholders and investors – Extensive communications and engagement with our people worldwide – Board review of, and feedback on, workforce engagement – Training and development programmes, including on AI – Introduction of our inclusive culture strategy – Delivery with Integrity programme Principal risk impact – Competition from illicit trade – Tobacco, New Categories and other regulation interrupts growth strategy – Supply chain disruption – Significant increases or structural changes in tobacco, nicotine and New Categories related taxes – Inability to develop, commercialise and deliver the New Categories strategy – Climate change – Circularity – Digital & Cyber – Competition from illicit trade – Geopolitical tensions – Tobacco, New Categories and other regulation interrupts growth strategy – Litigation and external investigations – Significant increases or structural changes in tobacco, nicotine and New Categories related taxes – Inability to develop, commercialise and deliver the New Categories strategy – Disputed taxes, interest and penalties – Solvency and liquidity – Foreign exchange rates exposure – Climate change – Circularity – Digital & Cyber – Geopolitical tensions – Supply chain disruption – Injury, illness or death in the workplace – Climate change – Circularity – Digital & Cyber BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Engaging with Our Stakeholders We work with, take into account and respond to the views and concerns of our stakeholders. This enables us to adapt to emerging risks and work to meet the expectations placed upon us as a multinational business. 16 UK Companies Act 2006: Section 172(1) Statement Suppliers Customers Society Our Directors have a duty, individually and collectively as the Board, to act as they consider most likely to promote the success of the Company for the benefit of our members as a whole. As part of this duty, our Directors must have regard for likely long- term consequences of decisions and the desirability of maintaining a reputation for high standards of business conduct. Our Directors must also have regard for our employees’ interests, business relationships with our wider stakeholders, the impact of our operations on the environment and communities in which we operate and the need to act fairly between shareholders. Consideration of these factors and other relevant matters is embedded into all Board decision- making, strategy development and risk assessment throughout the year. Our key stakeholders and primary ways in which we engage with them are set out in the table to the left. Pages 177, 184 to 187 and 190 to 196 provide further explanation of our Board’s approach to engaging with stakeholders and understanding their interests to enable relevant considerations to be drawn on in Board discussion and decision- making. Where the Board delegates authority for decision-making to management, our Group governance framework discussed on pages 184 and 185 requires consideration of these factors and other relevant matters as a critical part of delegated authorities. Examples of some of the ways that these factors have shaped Group strategy and initiatives during the year are referenced in the table to the left. Examples of how these factors have been taken into account in Board decision-making and strategy development during the year are provided on pages 196 and 215. Note: ^ Although financial materiality has been considered in the development of our Double Materiality Assessment (DMA), our DMA and any conclusions in this document as to the materiality or significance of sustainability matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities. Effective relationships with farmers and suppliers of tobacco leaf, product materials as well as indirect goods and services are essential to an efficient, productive and secure supply chain. Our customers include retailers, global and local key accounts, distributors and wholesalers that are essential for driving growth and embedding responsible marketing practices. We seek to be part of the debate that shapes the regulatory environment in which we operate, and to work collaboratively to develop joint solutions to common challenges. – Extension Services farmer support – Ongoing dialogue and relationship management – Supplier Voice survey, supplier forums, summits and other events – Strategic partnerships and collaborations – Thrive programme – Ongoing dialogue and account management – Customer Voice survey – Retail audits and engagement – Sales calls and visits by trade representatives – B2B programmes – Digital B2B eCommerce platforms – Customer care portals and customer voice programmes – Meetings and ongoing dialogue – Submissions to government and advisory committees – Multi-stakeholder partnerships and working groups – External Scientific & Regulatory Panel – Peer-reviewed research – Biodiversity standards and improvement programmes – Community investment programmes and NGO partnerships – Double Materiality Assessment^ related engagements – Launch of Vapers Deserve Better campaign and continued roll-out of Omni™ C– Productivity/quality/cost – Sustainable agriculture – Farmer livelihoods – Human rights – Health and safety – Climate change impacts – Double Materiality Assessment^ and review of reporting landscape – Route-to-market planning – Contingency planning – Cost, price and quality – Stock availability – Consumer buying behaviour – Underage access prevention – Product regulation – Tax/excise/illicit trade – Responsible marketing – Public health impacts – Human rights – Climate change impacts – Supplier Code of Conduct – Sustainable agriculture and farmer livelihoods programme – Leaf operational standards for PPE and child labour prevention – Farmer Extension Services support and training – Customer reward programmes and incentives – Global Underage Access Prevention (UAP) Guidelines and initiatives – Standards of Business Conduct (SoBC) – Delivery with Integrity programme – Targeted 50% absolute reduction in Scope 1 and 2 GHG emissions by 2030 (vs 2020 baseline) – Human rights and climate impact assessments – Community investment programmes – Geopolitical tensions – Supply chain disruption – Inability to develop, commercialise and deliver the New Categories strategy – Injury, illness or death in the workplace – Solvency and liquidity – Foreign exchange rates exposure – Climate change – Circularity – Digital & Cyber – Competition from illicit trade – Geopolitical tensions – Tobacco, New Categories and other regulation interrupts growth strategy – Supply chain disruption – Significant increases or structural changes in tobacco, nicotine and New Categories related taxes – Inability to develop, commercialise and deliver the New Categories strategy – Climate change – Circularity – Digital & Cyber – Competition from illicit trade – Geopolitical tensions – Tobacco, New Categories and other regulation interrupts growth strategy – Litigation and external investigations – Significant increases or structural changes in tobacco, nicotine and New Categories related taxes – Inability to develop, commercialise and deliver the New Categories Strategy – Disputed taxes, interest and penalties – Climate change – Circularity – Digital & Cyber BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Listening to our stakeholders helps us better understand their views and concerns, and enables us to respond to them appropriately. It gives us valuable inputs and feedback on our strategic approach, as well as our policies, procedures and ways of working. 17 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Interim Chief Financial Officer’s Overview: Investment Case 18 >50% Group revenue ambition from Smokeless products by 2035 50m Consumers of our Smokeless products by 2030 ambition >£50bn Total free cash flow before dividends expected to be generated between 2024 and 2030 (inclusive) We are steadfast in our commitment to deliver sustainable shareholder value by growing our New Categories and delivering value from combustibles, ensuring we maximise cash generation to fund our progressive dividend and sustainable share buy-backs. Javed Iqbal Interim Chief Financial Officer Transformation Driving Quality Growth Our corporate purpose is to build A Better Tomorrow™ by reducing the health impact of our business. To accelerate the next phase of our transformation, we are committed to Building a Smokeless World. We will deploy our global multi-category portfolio to actively encourage adult smokers – who would otherwise continue to smoke – to Switch to Better*† nicotine products, and continue to seek long-term opportunities Beyond Nicotine in Wellbeing and Stimulation, realising the multi- stakeholder benefits of A Better Tomorrow™. Our commitment is demonstrated by our ambition to become a predominantly smokeless business, with over 50% of our revenue from Smokeless products by 2035. Revenue growth in the global nicotine industry is accelerating through the development of New Categories. We continue to make progress towards our target of 50 million adult consumers of our Smokeless products by 2030, adding another 4.7 million in 2025 to a total of 34.1 million. Prioritising where and which products to focus on within the largest profit pools guides our resource allocation decisions. Our New Categories business continues to deliver profitable growth, on a category contribution basis, and we expect to further enhance profitability in the coming years. We strive to continue to profitably and responsibly manage our transition away from combustibles, generating funds to further invest in our transformation and deliver sustainable profit growth and cash flow over the long-term. In order to achieve this, our refined strategic pillars will act as our executional compass, and we will measure performance using KPIs to track our journey. Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. Download our new Investor Relations app to access live share prices, news, reports and webcasts at: myirapp.com/bat/ Responding through our strategy Key to strategic pillars: Quality Growth Sustainable Future Dynamic Business

Continuing our Track Record of Delivery We are confident in our growth outlook, and have a proven track record of performance. Over the last 10 years, we have delivered an average of 7% adjusted diluted EPS growth (at constant rates) and a 5% dividend CAGR and are confident in sustainably delivering our medium-term targets of 3-5% revenue growth and 5-8% adjusted diluted EPS growth on a constant currency, adjusted for Canada basis from 2026. We have an active capital allocation framework to deliver long-term value for shareholders. This includes: – a progressive dividend. We have grown dividends for over a quarter of a century and remain committed to further, consistent dividend growth, rewarding our shareholders through all economic cycles. – operating within our target leverage corridor of 2.0-2.5x adjusted net debt to adjusted EBITDA*. This is driven by the Group’s cash generation. We have delivered at least 100% operating cash conversion annually and returned, since 2020, a total of £33.9 billion to shareholders. We expect to deliver in excess of £50 billion of free cash flow before dividends between 2024 and 2030 (inclusive). – sustainable share buy-back programmes to enhance shareholder returns. Since 2024, we have returned £1.8 billion through our sustainable share buy-back programme with a further £1.3 billion committed for 2026. – considering potential bolt-on M&A opportunities to accelerate our transformation. For more details on the five key drivers of our financial algorithm, see page 20+ Note: * As adjusted for Canada – adjusts for the performance of the Canadian business (excluding New Categories). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 19 Building a Sustainable Future for Our Stakeholders Building a Sustainable Future is about seeking to actively migrate smokers – who would otherwise continue to smoke – away from cigarettes and to smokeless alternatives sustainably, responsibly and with integrity. BAT’s vision is to Build a Smokeless World. As we transition to A Better Tomorrow™, we are committed to doing so responsibly – by reducing our reliance on natural resources, managing our environmental impact and respecting human rights across our business operations and supply chain. Through these actions, we are enhancing business resilience and positioning BAT for enduring success in a rapidly evolving landscape. At the same time, we strive to create meaningful impact in the communities where we operate and empower our people to drive positive change. Our sustainability strategy is anchored in four interconnected impact areas - Climate, Nature, Circularity, and Communities - beyond Tobacco Harm Reduction. By focusing on these impact areas, we aim to mitigate risks, strengthen resilience, and create positive value across our value chain. As our 2025 targets reach maturity, we have set four clear targets under each strategic pillar to guide our efforts through 2030 and beyond. These targets, informed by our Double Materiality Assessment^, enable us to proactively manage sustainability impacts, regulatory changes, and evolving stakeholder expectations. Action plans are already underway, and we are committed to tracking and transparently sharing our progress as our transformation continues. Our achievements to date, including significant reductions in GHG emissions, water use and waste, and value chain collaboration demonstrate our commitment to deliver. As we continue working towards reducing the health impact of our products and further embedding sustainability in our business, we seek to drive growth, create shared value and build a stronger, more resilient BAT. 3-5% Expected medium-term Group revenue growth 5-8% Adjusted diluted EPS* growth (on a constant currency basis) over the medium-term Dynamic Business Making Active Choices for the Future Our multi-category portfolio benefits from decades of consumer insights that have driven our No. 1 global revenue position in combustibles. In addition, leveraging the benefits of our expertise in science and R&D, our manufacturing, distribution and marketing has enabled us to build three global New Category brands, Vuse, glo and Velo, delivering over £3 billion of annual revenue. Our long-standing experience operating within complex regulatory, legal and fiscal frameworks provides us with a compelling competitive advantage to transform within the wider tobacco industry over the long-term. With our Corporate and Regulatory Affairs function we are driving a more proactive, science-led engagement with all stakeholders. We will continue to increase investment in new capabilities, including enhancing our innovation pipeline, leading responsible New Category development and further leveraging our broad digital enablers. Our transformation will also be accelerated by a culture of inclusivity and collaboration, supported by senior talent recruitment from a diverse range of industries. Together with our Chief People Officer, we are focused on developing a skills- enabled and performance-driven organisation. We continuously monitor and assess our capital allocation framework to: – unlock shareholder value through investing in the right opportunities; – optimise the return on our investments; – maximise our cash generation; – reduce our leverage; and  – generate sustainable cash returns for our shareholders. Note: ^ Although financial materiality has been considered in the development of our Double Materiality Assessment (DMA), our DMA and any conclusions in this document as to the materiality or significance of sustainability matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities. Our strategy is designed to maximise sustainable shareholder returns. We are in a strong position to continue to deliver sustainable returns as demonstrated by our financial performance in 2025, together with 2.0% dividend growth and a £1.3 billion share buy- back programme in 2026. Our key financial focus areas are: – fuelling our transformation as we maximise value from combustibles, using our scale and efficiencies to release cash; – deploying capital in a disciplined and targeted manner. This means investing in the largest New Category profit pools and maintaining a laser focus on return on investment; – strengthening our financial position by reducing debt, providing us with greater financial resilience; and – a balanced capital allocation approach – prioritising our transformation while continuing to deleverage, deliver a progressive dividend, maintain a sustainable share buy-back programme and explore bolt-on acquisitions. 2025 financial performance summary In 2025, revenue was down 1.0% to £25,610 million, partly due to a translational foreign exchange headwind of 3.1%. At constant rates of exchange, revenue was up 2.1% driven by the continued growth of New Categories, which grew revenue by 7.0%. Profit from operations was £9,997 million, against £2,736 million in 2024, despite a translational foreign exchange headwind of 3.1%. Our financial results have been impacted by a number of events that impacted profit from operations in the current and comparator period. In 2024, the Group recorded a provision (and associated charge) in respect of the Canadian litigation settlement (see page 319) of £6.2 billion. In 2025, following a change to the forecasted Canadian combustibles performance, this provision was reduced, with a net credit of £708 million recognised in the year, partly offset by an impairment to goodwill in Canada of £184 million. In 2025, we announced the Fit2Win programme, a structured time-bound review of processes and ways of working that will generate efficiencies of c.£600 million by 2028 and facilitate faster, more agile decision-making. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Interim Chief Financial Officer’s Overview: Continued Our performance 20 Our strategy is expected to deliver shareholder value creation as: –Combustibles fuel our transformation –Targeted capital deployment focuses on return on investment Notes: * On a constant rate basis. ** Adjusted gross profit, as adjusted for Canada as defined on page 380, on a constant rate basis. † New Category contribution as defined on page 380, on a constant rate basis. ‡ On an adjusted, constant rate basis as adjusted for Canada, as discussed on page 377. ^ Free cash flow before dividends as defined on page 389. ^^ Operating cash conversion, as defined on page 388. We expect associated one-off costs of around £600 million (including non-cash items of £100 million). As a one-off time bound programme and to aid comparison of performance, c.£500 million will be treated as adjusting items within adjusted profit from operations. Having commenced in 2025, the programme is expected to complete in 2027. Also in 2025, the Group incurred charges in respect of the Group’s operations in Cuba of £235 million (2024: £74 million) as those assets were classified as held-for-sale at 31 December 2025. In 2024, a charge of £449 million was recognised in respect of an excise assessment in Romania which was partially reversed in 2025 (credit of £15 million). Finally, 2024 was also negatively impacted by an impairment charge of £646 million in respect of Camel Snus and a charge of £75 million related to the Group’s head office in London. Excluding these items, on a constant currency basis, and adjusting for the performance of Canada, adjusted profit from operations* was up 2.3%, as New Categories further grew profitability by 77.1% (at the category contribution level) building on the momentum shown in 2024. On a reported basis, basic EPS was 351.0p compared to 136.7p in 2024, with diluted EPS up 157% to 349.1p in 2025 (2024: 136.0p). This was mainly due to the impacts to profit from operations described earlier. Furthermore, both years included a gain recognised as the Group monetised a portion of the investment in its Indian associate ITC (2025: £0.9 billion; 2024: £1.4 billion), while 2024 also included a credit of £0.6 billion related to debt refinancing. Excluding the adjusting items (discussed on pages 50 to 53), Canada and the effect of translational foreign exchange, adjusted diluted earnings per share*, at constant rates, increased by 3.4% to 365.0p. We remain highly cash generative. This allows us to balance investment in the future while rewarding shareholders with a further increase in dividends (up 2.0% to 245.04p) and a £1.3 billion share buy- back in 2026, while targeting our leverage range of 2.0-2.5x adjusted net debt to adjusted EBITDA* – reaching 2.48x in 2025, or 2.55x (2024: 2.75x) when adjusted for Canada. Partnering for Success and Facing the Future with Confidence In 2025, we entered into a strategic partnership with Accenture – an example of our digital transformation in action. This partnership gives us access to Accenture’s technology ecosystem, AI solutions and its strategic collaboration with technology companies. These capabilities will help us to further simplify our processes, accelerate our speed to market, upskill talent and reduce costs over the medium to long-term, utilising Accenture’s global delivery network to complement our existing shared service centre hub locations. Please refer to note 5 in the Notes on the Accounts. Our track record of delivering robust financial performance and consistent cash generation demonstrates how we navigate the near-term macro-economic uncertainties, underpinned by geographic diversity and a portfolio of international brands. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 21 Note: * From 1 January 2025, the Board assesses the performance of the Group by reviewing adjusted profit from operations, adjusted gross profit and adjusted EBITDA including an adjustment in respect of Canada’s operational performance. This new measure is discussed on page 377, is included in the remuneration targets of management and presents the economic delivery from the AME region in a manner comparable to that of the other regions in the Group. The adjustment in respect of Canada is based upon the profit after interest and tax from all sources, excluding New Categories, in Canada.. Quality revenue growth We aim to maximise the value from combustibles while driving growth in our New Categories through innovation and premiumisation. Excluding the impact of currency: – Our combustibles revenue was up 1.0% as pricing remained a driver of value, with Group price/mix (including excise duty drawback in the U.S.) of +9.1% in 2025 (compared to +7.4% in 2024). This more than offset lower combustibles volume (down 8.1% in 2025), negatively impacted by the continued decline in the U.S. where volume was 7.7% lower. – New Categories revenue was up 7.0% in 2025 as increases in Modern Oral and a stable performance in HP more than offset a decline in Vapour. Increase our adjusted gross profit* We aim to continually increase our adjusted gross profit*, as defined on page 380. Total adjusted gross profit*, on a constant currency basis, grew by £576 million, an increase of 3.4% in 2025. Adjusted gross profit* from our combustibles portfolio, through pricing and efficiencies, has remained resilient, up  2.5% in 2025. The main driver of growth has been New Categories with an increase of 11.0% in adjusted gross profit, driven by higher volume of Modern Oral, revenue growth management programmes and cost optimisation. Accelerate New Category contribution We will continue to invest in our transformation. We will focus on the right opportunities in the key growth areas - evaluating opportunities to maximise returns, freeing up resources for growth and incremental profit. In 2025, we have further increased New Category contribution by £193 million (at constant rates), with New Category contribution margin at 12.0%, up from 7.3% in 2024. Driving Adjusted Profit from Operations* growth Adjusted profit from operations*, on a constant currency basis, was up 2.3% in 2025. We committed to deliver cost savings of over £1.2 billion in the three years to 2025 and have delivered £1.2 billion, in line with expectations. We continue to target an additional £2 billion from 2026 to 2030. As discussed above, in 2025,we initiated our Fit2Win programme which we expect to deliver around £600 million of additional savings by the end of 2028. Fit2Win will simplify the way we work, with increased agility and embedding digital decision making. In 2025, we delivered savings of £327 million. This offset the impact of inflation on product costs of 5.8% (or £315 million), mainly due to higher tobacco leaf prices (impacted by adverse weather conditions) and manufacturing costs (labour and utilities). Sustainable Adjusted Diluted EPS* growth 5-8% We aim to grow our adjusted diluted EPS* in a sustainable manner, over the medium-term. This is driven by: – the continued operational* delivery of the Group; – reducing our net finance costs through lower borrowings as we continue to improve our leverage ratio towards our target range of 2.0-2.5x adjusted net debt to adjusted EBITDA* by end 2026; and – delivering against our tax strategy as described on page 53. The Group continues to be highly cash generative, with our operating cash conversion, as defined on page 388, ahead of our 90% target for a number of years. In 2025, we again delivered ahead of expectations at 100%. We aim to generate over £50 billion of free cash flow before dividends between 2024 and 2030, and have delivered £11.9 billion to date. We have a long track record of rewarding our shareholders, with over 25 years of dividend growth in sterling terms. Since 2020, we have returned £33.9 billion to shareholders, including a cumulative £1.8 billion share buy-back programme 2024-2025, with a further £1.3 billion share buy-back programme announced for 2026, itself an element of our growth in adjusted diluted EPS*, at constant rates. Our priorities to deliver the algorithm are built around five key drivers: AI and Optimisation Artificial intelligence (AI) continues to transform how businesses operate, make decisions and engage with consumers. The integration of AI across product design, logistics and marketing has accelerated, delivering efficiency gains, deeper insights and more tailored experiences. Yet the full extent of AI’s benefits is still being realised. While some applications remain experimental or, in some cases, potentially overstated, others are already generating measurable productivity improvements and reshaping competitive dynamics. A changing workforce Automation and intelligent systems are redefining roles and organisational structures. As demand for digital and analytical skills grows, companies are rethinking talent strategies, upskilling employees and embedding AI into daily operations to boost performance and engagement. Those that adapt early are likely to capture significant productivity and innovation gains. Smarter decisions and empowered consumers AI is enabling businesses to anticipate consumer needs and optimise product design, sustainability and quality. While consumers are using AI to discover, compare and assess products, making informed, data-driven choices. The growing intersection of AI and personal health technology is also shaping behaviour. From wearable devices and digital health assistants to personalised wellness recommendations, consumers are using AI to better understand and manage their wellbeing. For the nicotine industry, these developments could influence how adult consumers seek information, evaluate alternatives and make more health-conscious decisions – reinforcing the importance of transparency, accuracy and innovation in product development. Geopolitics and Trade The global trading environment remains shaped by heightened geopolitical competition and economic realignment. As the policy shifts that followed the 2024 super- election cycle continue to take effect, governments are pursuing active approaches to industrial policy, supply-chain resilience and market access. These dynamics will continue to influence trade flows and business strategy through 2026 and beyond, underscoring the importance of stability and predictable global frameworks. Evolving trade architecture The world’s major economies – notably the U.S., China and the EU – are advancing distinct approaches to trade, technology and regulation. This has encouraged innovation and regional investment, while also creating growing complexity and uneven standards across markets. Greater international alignment around product quality, safety and sustainability standards will be essential to ensure fair competition, consumer protection and a level playing field within global markets. Building resilience As global trade becomes more fragmented, resilience will depend on flexibility, foresight and engagement with evolving regulations. Businesses that can adapt quickly will be best placed to manage disruption and maintain market continuity. For the nicotine industry, this means ensuring agile supply chains, strong compliance systems and active participation in global efforts to enhance consistency and mutual recognition of product standards. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Our Markets and Megatrends As a global business, operating at scale within a rapidly evolving landscape, our markets are shaped by long-term consumer, economic, cultural and social trends. We continue to respond to this changing environment by developing and advancing our strategy and long-term priorities. 22 Responding through our strategy Key to strategic pillars: Quality Growth Dynamic Business Responding through our strategy Key to strategic pillars: Sustainable Future

Cost of Living Despite easing inflation in some regions, the cost of living remains a global challenge. Persistent pressures on energy, food and housing – alongside currency volatility and uneven wage growth – continued to influence consumption patterns worldwide in 2025. Entering 2026, higher living costs and constrained disposable income are prompting consumers across both developed and emerging markets to reassess spending priorities and value perceptions. Global shifts in consumer behaviour Consumers are becoming more deliberate in their purchasing choices – trading down in some categories, delaying discretionary spending and seeking promotions or discounts wherever possible. Meanwhile, health, wellbeing and digital lifestyle management continue to shape preferences, even in cost-conscious contexts. In emerging economies, affordability is a key driver of access and inclusion, while in more mature markets consumers are balancing price sensitivity with innovation, quality and sustainability. Balancing cost, health and value Brands that respond with affordable innovation, transparent value propositions and locally relevant offerings are best placed to maintain loyalty. For the nicotine industry, ensuring that Reduced-Risk Products*† (RRPs) remain accessible and competitively priced will be critical to supporting informed consumer choice globally. Fiscal and regulatory frameworks that reflect relative risk potential can help sustain affordability, encourage switching for those who would otherwise continue to smoke, and reinforce progress toward harm reduction in a cost-sensitive world. Overview The global nicotine market is evolving at a rapid pace, characterised by the growing presence of oral nicotine and heated products across multiple jurisdictions, and the continued uptake of vapour products by smokers. This remains a complex and fast-moving landscape, as new Reduced-Risk Products (RRPs)*† are developed and launched globally. Global Market for Combustibles and Smokeless The latest data indicates that the legal global tobacco and nicotine market was worth around US$939 billion in 2024. Combustible cigarettes remain, by a considerable margin, the largest product category within this market. Although cigarettes are among the most heavily regulated consumer products globally – and despite legal cigarette volumes being forecast to decline by around 0.2% over 2024-2029 – roughly 20% of the world’s adult population continue to choose to smoke. Without access to suitable smokeless alternatives, a sizeable proportion of this group is likely to maintain their current patterns of consumption. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 23 Linking to our Principal Risks Competition from illicit trade Geopolitical tensions Tobacco, New Categories and other regulation interrupts growth strategy Supply chain disruption Litigation and external investigations Significant increases or structural changes in tobacco, nicotine and New Categories related taxes Inability to develop, commercialise and deliver the New Categories strategy Disputed taxes, interest and penalties Injury, illness or death in the workplace Solvency and liquidity Foreign exchange rates exposures Climate change Circularity Digital & Cyber Notes: All data sources within this section are from Euromonitor International research published in 2025 and based on 2024 data (the latest full year available), unless otherwise stated. All figures exclude China unless otherwise stated. * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. Responding through our strategy Key to strategic pillars: Sustainable Future Dynamic Business Global Market for Combustibles and Smokeless Continued The illicit market The illicit tobacco market has continued to increase since the COVID-19 pandemic, and is estimated to have reached just above 15% of total global volume in 2025. Exacerbated by the increased cost-of-living in many countries, overall illicit volumes are expected to approach an unprecedented level of sales by 2027. Illicit trade exists in all world regions. Its growth is forecast to continue to worsen especially in Australasia, and the Middle East and Africa, in the continued absence of effective enforcement and regulatory or fiscal changes. >15% The illicit tobacco market has continued to increase since the COVID-19 pandemic, reaching above 15% of total global volume according to latest data. Continued transition to new products The rapid adoption of new, lower risk*† nicotine products is transforming the global market. The category of alternative products has expanded well beyond early vapour devices to include tobacco heating products (THPs), nicotine pouches, and – more recently – herbal products designed for heating. These innovations are increasingly popular among adult consumers seeking to continue using nicotine while avoiding the risks of combusting tobacco. This shift represents one of the most significant structural changes in the history of the nicotine sector. By 2028, the global number of adult smokers is projected to fall by around 20 million, driven both by evolving social attitudes towards smoking and the accelerating consumer migration towards RRPs*†. RRPs are forecast to account for a steadily rising share of total industry revenue, reflecting both consumer demand and continued product innovation. Within this landscape, HPs are expected to grow by around 28% in volume over 2024–2029, while nicotine pouches are forecast to grow by approximately 130%. Volume growth for vapour products is expected to remain inconsistent and broadly flat, reflecting continued legislative uncertainty and regulatory grey areas in key markets. Global combustibles regulation Combustible tobacco products remain among the most tightly regulated consumer goods worldwide. Longstanding measures across many countries include restrictions on flavour additives, standardised (or plain) packaging, prohibitions on smoking in enclosed public spaces, and bans on retail product displays – all aimed at reducing the appeal, visibility and accessibility of tobacco. In recent years, regulation has intensified further, with many governments – often drawing on World Health Organization (WHO) guidance – setting ‘smoke-free’ or ‘tobacco endgame’ targets aimed at reducing adult smoking prevalence to below 5% within defined timeframes. To achieve these goals, some countries have begun considering more novel or interventionist approaches. One such approach is the generational sales ban (GSB), which would permanently prohibit the sale of cigarettes and other tobacco products to anyone born after a specified year. The UK is among the most prominent examples, with legislation under consideration that would ban sales to individuals born on or after 1 January 2009. The Maldives has enacted similar legislation, while the Turkish, Australian, Irish and Norwegian governments are among those reported to be evaluating comparable measures to various degrees. Individual lawmakers in other countries and regional assemblies have also attempted to introduce GSB-style bills. New Zealand and Malaysia were among the first countries to legislate for such policies but subsequently reversed course in 2023, citing concerns around enforcement, proportionality and constitutional compatibility. The real-world implications of a full generational ban – including any impact on illicit trade – remain uncertain. Other recent innovations include Canada and Australia’s introduction of requirements for individual health warnings to appear directly on cigarette sticks. Lastly, environmental considerations are increasingly shaping tobacco regulation. The European Union’s Single-Use Plastics Directive (SUP Directive) requires Member States to establish extended producer responsibility schemes covering products such as cigarette filters. The European Commission has commenced an evaluation of the SUP Directive – to be completed by July 2027 – to assess how it has worked in practice, collect evidence and opinions on whether the current measures are sufficient, and identify areas for improvement. Proposals to restrict, phase out or more tightly regulate the use of filters in cigarettes have been raised in a small number of countries. At the global level, negotiations to develop an internationally binding instrument on plastic pollution, including in the marine environment, remain ongoing. A number of stakeholders have advocated for the inclusion of measures specific to cigarette filters, signalling that sustainability issues are likely to be an increasing focus in future tobacco regulation. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Our Markets and Megatrends Continued 24 Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. New Categories Regulation New Categories Regulation While alternative nicotine products are becoming more established across global markets, there remains significant divergence in how RRPs*† are regulated. These products’ reduced-risk*† potential has been recognised by regulators in the UK and New Zealand, both of which have publicly stated that RRPs*† represent a lower risk alternative to continued smoking. These countries have introduced proportionate regulatory frameworks that reflect this position while maintaining strong safeguards to prevent underage access. Other markets, including Greece, the Czech Republic and Sweden, have also signalled cautious support for Tobacco Harm Reduction as a complementary public health approach. In contrast, several major markets – such as Brazil, Argentina, Mexico and India – remain sceptical of the potential public health benefits of RRPs*†. These countries have opted to impose broad restrictions or outright bans on product categories such as vapour products and tobacco heated products. Belgium and France, similarly, have prohibited the sale of nicotine pouches, while Kazakhstan has implemented a ban on vapour products. In other cases, governments have adopted more limited prohibitions – such as non-tobacco flavour bans or product-specific restrictions – that nevertheless reduce consumer choice. It is increasingly important that this debate be informed by evidence, ensuring that millions of adult smokers, who would otherwise continue to smoke, are not discouraged from switching to reduced-risk*† alternatives. The UK and Sweden illustrate how balanced, science-led regulations that make RRPs *† available to adult consumers can accelerate Tobacco Harm Reduction. The illicit RRP*† market Stricter nicotine regulations globally have also created significant challenges for the legitimate industry. For example, in 2024 the illicit market is estimated to have accounted for around 60% of global vapour product sales on a unit basis, being more than 76% of liquids (in litres) sold. We estimate that in the U.S. illegal flavoured and single-use vapour products account for 70% of the total U.S. vapour market. This rapid growth has in part been fuelled by regulatory gaps, particularly in regions with restrictive or unclear frameworks and inadequate enforcement. As a result, illicit products have proliferated the market. Beyond Nicotine Beyond Nicotine The Wellbeing and Stimulation category covers products that consumers are seeking to better manage their daily wellbeing. It is expected to grow to £460 billion by 2030. Some consumers are also beginning to look at alternative stimulant products that use nicotine-like analogues such as Ceretine, Metatine and Hippotine. These substances replicate certain effects of nicotine. However, they are not regulated as such, placing analogue-based products in a regulatory grey area and keeping them niche at present. The nicotine and cannabis markets continue to evolve, and are expected to reach a combined US$1.2 trillion in value by 2029. While the growth of the adult-use cannabis market is predominantly concentrated in the U.S., the global cannabis market is anticipated to expand as more countries reassess their prohibitionist approaches. In Europe, Germany became the first major EU Member State to legalise personal cultivation and possession for recreational use in 2024, with Luxembourg and Malta taking similar steps and the Czech Republic legalising home cultivation and limited possession in 2026. This shifting regulatory environment reflects a broader global trend, as governments assess the health, social and economic implications of legalisation and seek to balance public health objectives with consumer preferences and emerging economic opportunities. £460bn Expected value of Wellbeing and Stimulation products by 2030 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 25 See pages 166 to 175 to read more about our Group Principal Risks+ Notes: Unless otherwise stated, all data sources within this section are from Euromonitor International research published in 2025 and based on 2024 data (the latest full year available), unless otherwise stated. All figures exclude China unless otherwise stated. * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. Quality Growth Delivering Quality Growth emphasises the transition to a more balanced focus on top-line and bottom-line delivery, centred around our brands and innovation, and continuing to seek long-term opportunities Beyond Nicotine. The key building blocks of the Quality Growth pillar are: Inspiring New Category Innovations & Brands Managed Combustibles Transition Beyond Nicotine Foundations Our commitments under Quality Growth: Progressing toward quality, margin- accretive growth in Smokeless FMC volume decline but expecting continued value delivery Sensibly investing for the future Beyond Nicotine Inspiring New Category Innovations and Brands Our portfolio of New Category products form the foundation of our transformation and commitment to Building a Smokeless World. Our innovative range of products is designed to encourage adult smokers, who would otherwise continue to smoke, to switch to scientifically-substantiated, reduced-risk*† alternatives. In 2025, our Quality Growth imperative focused on more targeted investments across our New Categories. We have built a fast- growing portfolio of New Category products in a short period of time with New Categories annual revenue now reaching £3.6 billion. New Category contribution grew by a further £193 million (on a constant currency basis), with New Category contribution margin reaching 12.0%. Our focus on driving revenue growth and margin expansion will continue, leveraging our deep cross-category consumer insights. We aim to enhance our innovation pipeline by further investing in our capabilities, our intellectual property, our people and our science, driving an innovation-focused culture. Our Centres of Excellence in Southampton, Trieste and Shenzhen continue to provide access to wider internal and external strategic partnerships focused on developing consumer-relevant premium propositions. Three New Category product types underpin our efforts to Build a Smokeless World: Vapour Vuse, our global Vapour brand, is the #1 brand in the category (in rechargeable closed system consumables and disposables in tracked channels). It provides cigarette smokers, who would otherwise continue to smoke, with the opportunity to transition to smokeless alternatives*†. Vapour revenue was down 10.4% to £1,542 million in 2025, largely driven by the continued proliferation of illegal single-use vapour products in the U.S. and Canada, and the Group exiting the category in a number of APMEA markets. However, there are encouraging signs for Vuse in the U.S. with the brand back to revenue growth in the second half of 2025 (compared to the first half of 2025 and full year 2024) – supported by increased enforcement against illicit single-use vapour products at a Federal and State level. Our new premium innovation, Vuse Ultra, offers adult consumers a differentiated, connected and personalised experience with a modern and stylish device. We are encouraged by the early performance of Vuse Ultra in Canada, Germany and France. + For more information on our Vapour Products see page 28 Heated Products Our flagship Heated Product brand, glo, offers an alternative to smoking that doesn't involve burning and, following scientific studies, produces lower levels of certain toxicants than cigarettes. Revenue for the category was down by 0.7%, due to a translational foreign exchange headwind of 1.7%. On a constant currency basis, revenue was up 1.0%. While growth in the category has been impacted by competitive pressure, momentum is building with the roll-out of glo Hilo in our largest profit pools. glo Hilo and glo Hilo Plus are our new premium connected devices which provide adult consumers with superior dual-heating technology and an integrated display, combined with a new consumables range, Virto and tobacco-free Rivo. We have continued the roll-out through 2025, with launches in Japan, Poland and Italy. + For more information on our Heated Products see page 30 Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Strategic Pillar Overview 26

Modern Oral Velo is our leading Modern Oral brand. Unlike inhalable products, Modern Oral products are nicotine pouches that are placed between the gum and upper lip so that nicotine can be absorbed effectively. They are typically manufactured tobacco leaf-free. Revenue for the category was up 47.4% to £1,165 million in 2025, largely driven by the successful roll-out of Velo Plus in the U.S. Modern Oral was the fastest growing New Category, with strong volume and value share growth reflecting the strength of our portfolio in all regions. In 2025, we launched our newest Modern Oral innovation, Velo Shift, offering adult consumers an innovative pouch shape and a new hexagonal can. Opportunities for these products in markets with established oral nicotine consumption and beyond, are vast – including in emerging markets. + For more information on our Modern Oral products see page 32 Accelerating our progress Our innovation ecosystem is designed to deliver products that meet consumer demand and bring value to our business. In designing our products, we look to assess their environmental credentials and ensure they are compliant, ready for global market roll-out. Most importantly, they must align with our A Better Tomorrow™ vision through Building a Smokeless World and reducing the health impact of our business. To drive quality growth and transform faster, we will focus our resources on combining powerful innovations and world-leading brands. To deliver an innovation step change, we will continue to use powerful consumer insights and their application to drive innovations that appeal to adult consumers. We will further strengthen and differentiate our Smokeless brands to profitably accelerate our smokeless business and achieve significant scale in order to realise our vision. Managed Combustibles Transition We are committed to becoming a predominantly smokeless business, with an ambition to reach 50% of our revenue from Smokeless products by 2035. The best choice any adult smoker can make will always be quitting combustible tobacco products completely. Yet many do not. With the most recent estimate1 of smokers at over a billion globally, the long-term opportunity for growth as we deliver on our transformation is vast. The continued performance of our combustibles business is key to delivering Quality Growth and generating the funds necessary to invest in New Categories and Build a Smokeless World. Our aim is for the combustibles business to deliver sustainable revenue, adjusted gross margin and category contribution growth (both as adjusted for Canada)*, on a constant rate basis. Digital integration and revenue growth management play a key role in delivering revenue growth. A product transformation programme is underway to enable a simpler and rationalised product portfolio to enable adjusted gross margin growth. As part of this, we continue to refine the number of tobacco leaf grades, blends, cigarette formats and stock keeping units (SKUs) in our portfolio. To deliver category contribution growth, we will focus on marketing spend optimisation and on simplifying our combustibles portfolio to enable the delivery of a managed combustibles transition. + For more information on our Combustible products see page 35 Notes: * On an adjusted, constant rate basis as adjusted for Canada, as discussed on page 377. 1. WHO global report on trends in prevalence of tobacco use 2000-2024 and projections 2025-2030. Geneva: World Health Organization; 2025. Available at: www.who.int/publications/i/ item/9789240116276 2. IRI/Circana Consulting. 3. Euromonitor 2024 Market Sizing Data | Global. 4. Euromonitor 2024 Market Sizing Data | Global. Beyond Nicotine Foundations Wellbeing and Stimulation Consumers are increasingly seeking healthier lifestyles and ‘better- for-you’ products that help them manage their daily wellbeing. We call this category Wellbeing and Stimulation (W&S) and expect the category to grow to £460 billion by 2030, from around £300 billion in 2024, according to most recent estimates2,3. Many of these products historically are in common formats like pressed tablet supplements and sugar-based sports and energy drinks. Recently, however, there has been a consumer shift towards products that are less artificial, more enjoyable, have greater functional efficacy, are easier to use and understand, and provide a wider range of functional benefits. After over a century in nicotine, BAT has significant expertise in providing stimulation through enjoyable solutions supported by our science and regulatory capability, alongside robust route-to- market infrastructure. As a result, we are well positioned to explore the development of a W&S business by leveraging existing capabilities and external partners. Over the last three years, we have been developing, piloting and growing a functional wellbeing shots brand called Ryde in the U.S., Australia and Canada. The brand continues to expand commercially across those three markets. In addition to Ryde wellbeing shots, we are building a W&S pipeline of products to ensure sustained competitiveness to win in this exciting category. This includes internal scientific development of new products and also working with Btomorrow Ventures (BTV) to guide and support our investments or potentially larger scale M&A in the future. Cannabis As a growing and exciting category for the future, cannabis has significant potential for BAT’s development and progression of Beyond Nicotine. The global legal recreational cannabis market has grown, from around £5 billion (2019) to £13 billion (2024)3. It is predicted to continue to grow by 8%4 each year, with non-combustible formats driving this category growth. We believe this is signalling a shift away from traditional smokable combustible cannabis formats into other, potentially less harmful, more progressive consumption methods. The regulatory environment and consumer sentiment towards cannabis is also evolving. From the reclassification of medical cannabis in Germany, to the roll-out of recreational pilot programs in Switzerland and the Netherlands, we are seeing progress across the globe. Such developments are essential to further exploration of the category, and we will continue to monitor the changes in the regulatory environment as it evolves. In February 2025, BAT paid the last of the three tranches of its follow-on investment (CAD$125 million (£74 million)) made in 2023 into the Canadian cannabis company Organigram Global Inc. (Organigram). As part of this investment, Organigram has established Jupiter, a strategic investment pool, intended to be utilised for emerging opportunities within the cannabis space. As part of BAT’s strategic investment into Organigram, it established a joint-Product Development Collaboration (PDC) Agreement and Centre of Excellence. Located in Canada at one of Organigram’s facilities, the PDC was set up to leverage the expertise of both organisations, to develop the next generation of non-combustible cannabis products. The PDC has developed a nano-emulsion technology which enables quicker and more efficient absorption during consumption, addressing a key consumer pain point in edible technology. In 2025, the PDC team made progress in this space with Organigram continuing to expand the nano-emulsion portfolio into new products and jurisdictions. + For more information on Beyond Nicotine, see page 37 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 27 Vapour products are battery- powered devices that heat e-liquids to produce an inhalable aerosol (vapour). Our leading, global Vapour brand, Vuse, plays a major role in providing smokers with a reduced-risk*† alternative to cigarettes. Vapour Top markets** U.S., Canada, the UK, France, Germany, Poland and Spain Highlights Vapour revenue down 10.4% or 8.6% (at constant rates), with volume down 12.6%, impacted by illicit products mainly in the U.S. and Canada and regulatory and excise changes (in the UK, Poland and France). Continued value share*** leadership with a 60 bps increase driven by the U.S. In Europe, Vapour value share down *** 10 bps with industry rechargeable closed systems back in growth. Positive early performance of our premium innovation, Vuse Ultra, in Canada, Germany and France. 57 Number of markets where the Group’s Vapour products are sold Overview First launched in 2013, Vuse is our leading Vapour product, expertly crafted with consumer preferences at the forefront. Vuse e-liquids contain high-quality ingredients and are rigorously scientifically tested and assessed. We launched our most premium Vapour product, Vuse Ultra, in 2025, providing adult consumers with a more personalised vaping experience. As the largest category of our Smokeless portfolio, both in global footprint and the estimated 86 million adult consumers1 who use them, Vapour products provide adult smokers – who would otherwise continue to smoke – with an attractive reduced-risk*† alternative to switch to. Low barriers to entry and an absence of consistent regulatory frameworks lead to a highly fragmented and competitive landscape. Key challenges for the Vapour category include regulatory risks, illicit trade and the pace of innovation. The Scientific Evidence* Evidence continues to emerge from the public health community and academia about the role of Vapour products as a reduced- risk*† alternative to smoking. Findings from one of our largest ever vapour product studies, which compared clinical measurements from Vuse consumers with smokers, was published in 20232. The data revealed that Vuse users demonstrated significantly better results for various biomarkers relevant to smoking-related diseases than smokers. In the UK, the progressive regulatory attitudes towards the role of Vapour products in Tobacco Harm Reduction appears to have contributed to the increasing decline in the country’s smoking prevalence rates. Data released in 2025 from the ONS3 highlights that as vaping has increased, cigarette smoking prevalence has declined, with more than half of current vapers (53%) being ex- smokers who have switched to vaping completely4. In New Zealand, the introduction of Vapour products has similarly been associated with a dramatic decrease in the daily smoking rate5. We also published a laboratory study6 which showed for those flavoured e-liquids that were tested toxicity was >95% reduced when compared to cigarette smoke. Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. ** Top Vapour markets are defined as the Top markets by industry revenue, being the U.S., Canada, the UK, France, Germany, Poland and Spain. These Top markets account for c.80% of total industry vapour revenue (rechargeable closed systems consumables and disposables in tracked channels) in 2024. *** Based on estimated value share for Vapour in tracked channels (i.e., value share of rechargeable closed systems consumables and disposables sales in retail) in the Top Vapour markets. 1. WHO global report on trends in prevalence of tobacco use 2000-2024 and projections 2025-2030. Geneva: World Health Organization; 2025. Available at: www.who.int/publications/i/ item/9789240116276 2. Haswell, L.E., Gale, N., Brown, E. et al. Biomarkers of exposure and potential harm in exclusive users of electronic cigarettes and current, former, and never smokers. Intern Emerg Med 18, 1359–1371 (2023). Available at: www.doi.org/10.1007/s11739-023-03294-9 3. Office for National Statistics (ONS), 2025, statistical bulletin, Adult smoking habits in the UK: 2024. Available at: www.ons.gov.uk/peoplepopulationandcommunity/healthandsocialcare/ healthandlifeexpectancies/bulletins/adultsmokinghabitsingreatbritain/2024 4. Action on Smoking and Health (ASH), Use of vapes (e-cigarettes) among adults in Great Britain. 2024. Available at: https://ash.org.uk/uploads/Use-of-vapes-among-adults-in- Great-Britain-2024.pdf 5. Snowdon, C., et al., Vaping Works. International Best Practices: United Kingdom, New Zealand, France and Canada. Property Rights Alliance, 2021. www.propertyrightsalliance.org/wp-content/uploads/PRA_VapingWorks.pdf 6. Bishop, E., East, N., F. Miazzi, Fiebelkorn, S., Breheny, D., Gaca, M. and Thorne, D. (2023). A contextualised e-cigarette testing strategy shows flavourings do not impact lung toxicity in vitro. 380, pp.1–11. doi: doi.org/10.1016/j.toxlet.2023.03.006 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Our Vapour Products 28 Regulation and PMTA The future of Tobacco Harm Reduction has always depended on robust science and ensuring that this science is accessible to audiences outside the scientific community is crucial. This need is growing stronger than ever, and consumers deserve to understand the relative risk profiles of these products. In addition, perceptions of nicotine continue to evolve; however, many consumers – and healthcare professionals – do not adequately understand the risks associated with nicotine generally. To help drive further forward towards our purpose, in 2025, we launched a new international campaign called Vapers Deserve Better. The campaign aims to set higher standards in the vapour industry and is a long-term initiative based on BAT's commitment to responsible vaping products. It aims to prompt a re-examination of how vaping is discussed by engaging with regulators, the media and public health stakeholders. Please see page 9 for more details. We strongly support a well-functioning regulatory system within which regulatory oversight leads to accelerated reductions in underage tobacco use and in tobacco-related harm. We are invested in that system and are fully committed to those goals. The tobacco industry is undergoing transformational change. Smokeless technologies like Vapour, Modern Oral and Heated Products offer great potential for moving more adult smokers, who would otherwise continue to smoke, to potentially less risky alternatives*†. This change is underscored by the U.S. Food and Drug Administration’s Premarket Tobacco Product Application (PMTA) process. PMTAs include, among other things, robust science packages composed of analytical, toxicological, pre-clinical, clinical, and behavioural data to demonstrate that the marketing of a tobacco product is appropriate for the protection of the public health and underpinned by science. We welcome the FDA’s marketing authorisation for our Vuse Alto device and tobacco flavour consumables, based on a finding that marketing these products are appropriate for the protection of public health. We are continuing to challenge the FDA’s Marketing Denial Orders (MDOs) for Vuse Alto’s Menthol and Mixed Berry products in court and have obtained a permanent stay of enforcement for Vuse Alto Menthol, allowing it to remain on the market. In the U.S., menthol variants account for 75% of total Vuse consumables (2024: 73%). We believe that public health officials, legislators, and regulators – especially the Food and Drug Administration (FDA) – should be concerned about the continued influx of illegal flavoured and single-use vapour products into the U.S. market, which we estimate accounts for 70% of the total U.S. vapour market7. It is unacceptable that these products, marketed in flavours that appeal to the underaged, such as bubble gum and cotton candy, continue to be sold. We are encouraged by the FDA's actions, the implementation of vapour directories and enforcement actions in 18 states, representing 48% of the legal Vapour industry^. There are positive signs of illicit disposables decline and legal industry recovery in eight states (approximately 22% of the legal industry^). However, we believe more effective enforcement is needed to drive a meaningful impact and legalise the vapour industry. This is why we took the proactive step of filing two complaints with the U.S. International Trade Commission. One of those complaints is based on patent infringement while the other is based on unfair trade practices. Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. ** Based on estimated value share for Vapour in tracked channels (i.e., value share of rechargeable closed systems consumables and disposables sales in retail) in the Top Vapour markets. 7. Data sourced from tracked retail channels and Kantar. ^ Data sourced from tracked retail channels. Proportion of Vapour revenue by region in 2025 (£m) 1 2 3 2025 £m 2024 £m 1 U.S. 934 998 2 AME 543 611 3 APMEA 65 112 Total 1,542 1,721 Performance Summary Vapour consumables volume declined 12.6% to 538 million units in 2025. Led by Vuse, BAT maintained global Vapour value share** leadership with an increase in full-year closed system value share of 60 bps vs 2024. Consumers of our Vapour products increased by 0.6 million to 12.7 million. Group Vapour performance was negatively impacted by: – The U.S., the world's largest Vapour market, where Group volume was down 8.8% mainly due to the continued proliferation of illicit single-use vapour products. Accordingly, revenue was down 6.4% (or 3.4% on a constant currency basis). However, we are encouraged by recent signs of Vuse returning to revenue growth in the second half of 2025 in the U.S. supported by increased enforcement against illicit single-use vapour products. We maintained leadership in value share with an increase in value share of 2.0 ppts to 51.7%**; – AME, where revenue was 11.2% lower (a decline of 11.4% on a constant currency basis), largely driven by a decline in revenue in Canada (due to the continued lack of enforcement against illegal flavoured vapour products) and regulatory and excise changes in the UK, Poland and France. Our value share** leadership was down 60 bps with gains in Germany more than offset by a value share decline in Canada; and – APMEA, where volume declined 38.2%, leading to a 41.2% reduction in revenue (being down 39.4% at constant rates), largely driven by lower volume in South Africa and New Zealand and by the Group exiting the category in a number of markets (including Malaysia and Saudi Arabia). Our new premium innovation, Vuse Ultra, offers consumers a highly differentiated, connected and customisable experience. We are encouraged by the early performance in Canada, Germany and France. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 29 Heated Products (HPs) use heat to generate a nicotine-containing aerosol, which the user inhales. Within HPs, because the tobacco or herbal substrate is heated instead of burned, the resulting aerosol comprises mainly water, glycerol, nicotine and flavourings – different to cigarette smoke. This category includes Tobacco Heated Products (THP) and Herbal Products for Heating (HPH). HP Top markets** Japan, South Korea, Italy, Germany, Greece, Poland, Romania, the Czech Republic, Spain and Portugal Highlights – Revenue down 0.7%, up 1.0% at constant rates, impacted by competitive pressure and resource allocation ahead of glo Hilo launches. – Volume share** down 1.5 ppts, mostly impacted by competitive pressure and the phase-out of legacy super- slims in Japan. AME volume share down 80 bps with growth in Spain, Portugal and the Czech Republic more than offset by Romania, Germany, Italy and Poland. Momentum building with roll-out of glo Hilo in largest profit pools. 29 Number of markets where the Group’s Heated Products are sold Overview Our glo devices are our flagship Heated Products. They heat specially designed tobacco and tobacco-free consumables to a set temperature, producing an aerosol that contains mainly water, glycerol, nicotine, and flavourings for inhalation. In 2025, we launched glo Hilo and glo Hilo Plus, our most premium devices to date, featuring dual-heating technology with a combination of infrared and resistive heating delivered to the consumable through TurboStart™ Quartz. glo Hilo represents the biggest breakthrough innovation in the history of glo. Heated Products (HPs) offer the most familiar route for smokers, who would otherwise continue to smoke, to adopt a reduced-risk*†, Smokeless product. As we continue to build glo as a strong and consistent global brand, we must transform our product portfolio through our robust innovation pipeline. The Scientific Evidence* When tobacco is burned by combustion at over 900ºC, the smoke produced is incredibly complex with over 7,500 individual chemicals present, of which 150 chemicals are known to be harmful, and more than 60 are known carcinogens. In contrast, HPs heat natural material, including tobacco or other ingredients like rooibos, to much lower temperatures (below 400ºC). Due to the heating, as opposed to burning, HPs have reduced-risk potential*† compared to continued smoking for those who switch completely. A review1 of 11 studies published in 2022 by University College London found that people who switched from cigarettes to heated tobacco products had lower levels of exposure to harmful chemicals. More long-term studies are needed on HPs and in 2021 we conducted a year-long clinical study2 to evaluate the reduced-risk potential of glo. It found that smokers who switched from cigarettes to the exclusive use of glo significantly reduced their exposure to certain toxicants and indicators of potential harm related to several smoking-related diseases, in some measures to a level found in participants who had stopped smoking entirely. With no combustion, our Heated Products emit 90-95%3 fewer toxicants than cigarette smoke. Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. ** Top HP markets are defined as the Top markets by industry revenue. Top markets are Japan, South Korea, Italy, Germany, Greece, Poland, Romania, the Czech Republic, Spain and Portugal. These Top markets account for c.80% of total industry HP revenue in 2024. *** Public Health England (PHE) was replaced in Oct 2021 by the UK Health Security Agency and Office for Health Improvement and Disparities. 1. Tattan-Birch H, Hartmann-Boyce J, Kock L, Simonavicius E, Brose L, Jackson S, Shahab L, Brown J. Heated tobacco products for smoking cessation and reducing smoking prevalence. Cochrane Database of Systematic Reviews 2022, Issue 1. doi: doi.org/10.1002/14651858.CD013790.pub2 2. Gale, N., McEwan, M., Hardie, G., Proctor, C.J. and Murphy, J. (2022). Changes in biomarkers of exposure and biomarkers of potential harm after 360 days in smokers who either continue to smoke, switch to a tobacco heating product or quit smoking. Internal and Emergency Medicine. doi:doi.org/10.1007/s11739-022-03062-1 3. Comparison with smoke from a scientific standard reference cigarette (approximately 9mg of tar) in terms of the average of the 9 harmful components the World Health Organization recommends to reduce in cigarette smoke. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Our Heated Products (HPs) 30

Our Products glo Hilo and glo Hilo Plus are the newest additions to our flagship glo range of Heated Products, featuring dual-heating technology with a combination of infrared and resistive heating delivered to the consumable through TurboStart™ Quartz. glo Hilo and glo Hilo Plus are designed to unlock glo's next phase of quality growth by targeting smokers and HP users in the premium sector, with these consumers estimated to account for 80% of the HP revenue pool. Such consumers demand more than functionality, and seek experience, design, and innovation to truly reflect their lifestyle identity. These devices are a distinctive innovation, delivering a differentiated experience that feels seamless, intuitive and aspirational. Key features also include: – a five-second ramp-up speed (glo Hilo) to deliver taste satisfaction; – a new consumables range, Virto and tobacco-free Rivo; and – our first glo connected ecosystem with the myglo app. glo Hilo is a one-piece device featuring an innovative AMOLED EasyView™ screen for consumers to track their device usage and monitor its battery life creating a more personalised experience. Consisting of two pieces, glo Hilo Plus has a charging case and a heating device. The heating device is known as the EasySwitch™ heating pen, which can be removed from the charging case and used independently for a maximum of two sessions, or can be used while docked in the charging case. Additionally, the pen, featuring an AMOLED curved EasyView™ touchscreen, can be inserted or removed from the case during the heating session without disrupting the session. We rolled out the glo Hilo range in 2025, focused on the largest profit pools with launches in Japan, Poland, Italy and Global Travel Retail. The glo Hilo range builds on Hyper Pro X3 (now present across 27 markets), which was introduced to address the evolving preferences of consumers of Heated Products and demonstrates our ability to compete in the premium sector. Hyper Pro introduced the EasyView™ display for interactive and intuitive control of the experience through a simple screen interface that displays the selected taste mode, session progress and battery power and features our HeatBoost™ technology. This was paired with our upgraded blended tobacco stick range and veoTM, our first tobacco-free consumable range which is now available in 19 markets. Following a reassessment of our geographic footprint, glo is now available in 29 markets. Proportion of HP revenue by region in 2025 (£m) 1 2 2025 £m 2024 £m 1 AME 470 443 2 APMEA 444 478 Total 914 921 Performance Summary In 2025, total consumables volume declined 3.7% to 20.1 billion sticks. In 2025, glo HP category volume share in the Top markets** declined 1.5 ppts impacted by competitive pressure in Japan and phase-out of legacy super-slims. Revenue was marginally lower, down 0.7% to £914 million (2024: £921 million). However, excluding the impact of the relative movements in sterling, at constant rates of exchange revenue increased 1.0% in 2025 driven by Quality Growth focus in the largest profit pools. In AME, volume was down 3.4%, with revenue up 6.2% (being an increase of 6.2% at constant rates), as higher revenue in Italy and Germany was partly offset by lower revenue in Romania largely due to the prioritisation of resource allocation ahead of the wider roll- out of glo Hilo in the region. In APMEA, volume was down 3.9%, with revenue down 7.0%, or 3.8% at constant rates, largely driven by Japan (which remains highly competitive alongside the continued phase-out of our legacy super-slims platform) and South Korea, partially offset by a strong performance in Kazakhstan. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 31 In recent years, a new category of Modern Oral products has emerged. These come in the form of pouches that are placed in the mouth, between the lip and gum, where nicotine and flavours are released and then absorbed. They are typically manufactured to be tobacco-leaf free. Modern Oral Top markets** U.S., Sweden, Denmark, Norway, Switzerland, the UK and Poland Highlights – Revenue up 47.4%, up 48.0% at constant rates, with volume growth of 47.1%. Growth in volume share** up 5.8 ppts in Total Oral and up 7.5 ppts in Modern Oral. AME volume share leadership maintained, with strong revenue growth in Scandinavia, the UK and Switzerland. Triple-digit volume and revenue growth in the U.S., following the national roll-out of Velo Plus. 49 Number of markets where the Group’s Modern Oral products are sold Overview Launched in 2018, Velo is our flagship brand in the Modern Oral category, and it has grown to become a leading oral nicotine product. Inspired by Snus, a traditional Swedish smokeless tobacco product, nicotine pouches are small sachets, designed to deliver nicotine and are typically manufactured to be tobacco-leaf free. Velo has grown into a leading international brand and a fundamental pillar on our journey to Building a Smokeless World. The culmination of our expertise led to the launch of Velo Shift in 2025 - a new innovative pouch shape and hexagonal can made of 90% bio-based plastic1 (based on a mass balance approach). The Modern Oral category has a clear trajectory for growth in markets with established oral nicotine consumption. The U.S. and the Nordics are prime examples of such markets, as adult consumers already have the experience of Traditional Oral products. Regulation remains the key challenge in unlocking the category's potential in new markets, particularly as it is different to how nicotine has previously been consumed. Early signs are promising with bespoke regulation in over 20 markets. Building a portfolio of strong brands and products/ranges is essential to establishing a leading, global Modern Oral business. The Scientific Evidence* Modern Oral products are designed to offer a reduced-risk*† alternative to adult smokers who would otherwise continue to smoke. Laboratory scientific studies we conducted show Modern Oral products studied produce less than 1%2 of the toxicants found in cigarette smoke3, and are likely to expose users to lower levels of toxic compounds than snus4 – a Traditional Oral tobacco product which is already recognised to offer reduced*† levels of harm than associated with tobacco smoking. Our toxicology tests also assessed various biological effects of our Modern Oral products, showing that they have reduced effects relative to cigarettes and snus5,6,7. Results from our innovative cross-sectional clinical study8 published in 2023 showed that exclusive Velo users had substantially lower exposure to various tobacco toxicants, and significantly better results for indicators linked to smoking-related diseases, compared with smokers. Notes: * Based upon the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. ** Top Modern Oral markets are defined as the Top markets by industry revenue, being U.S., Sweden, Denmark, Norway, Switzerland, the UK and Poland, accounting for c.90% of total industry Modern Oral revenue in 2024. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. 1. A total amount of 90% of bio-based plastic was allocated in the production of this can - mass balance approach: www.iscc-system.org/news/mass-balance-explained/ 2. Comparison based on an assessment of smoke from a scientific reference cigarette (approx. 9 mg tar) and components released during use of a Velo pouch, in terms of the average of 9 harmful components, independently prioritised for reduction in cigarette smoke. 3. Gaca, Marianna, et al. "Bridging: accelerating regulatory acceptance of reduced-risk tobacco and nicotine products." Nicotine and Tobacco Research 24.9 (2022): 1371-1378. 4. Azzopardi, David, Chuan Liu, and James Murphy. "Chemical characterization of tobacco- free 'modern' oral nicotine pouches and their position on the toxicant and risk continuums." Drug and chemical toxicology 45.5 (2022): 2246-2254. 5. East, N., et al. "A screening approach for the evaluation of tobacco-free ‘modern oral’ nicotine products using Real Time Cell Analysis." Toxicology Reports 8 (2021): 481-488, and Bishop, E., et al. "An approach for the extract generation and toxicological assessment of tobacco-free ‘modern’ oral nicotine pouches." Food and chemical toxicology 145 (2020): 111713. 6. Ramström L, Borland R, Wikmans T. Patterns of Smoking and Snus Use in Sweden: Implications for Public Health. Int J Environ Res Public Health. 2016 Nov 9;13(11):1110. doi: 10.3390/ijerph13111110. PMID: 27834883; PMCID: PMC5129320 7. Sohlberg, T., Wennberg, P. Snus cessation patterns – a long-term follow-up of snus users in Sweden. Harm Reduct J 17, 62 (2020). doi.org/10.1186/s12954-020-00405-z 8. Azzopardi, D., et al., Assessment of biomarkers of exposure and potential harm, and physiological and subjective health measures in exclusive users of nicotine pouches and current, former and never smokers. Biomark, 2023. 28(1): p. 118-129 DOI: 10.1080/1354750x.2022.2148747 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Our Modern Oral Products 32 Our Products Our Modern Oral products are white in colour and contain high- purity nicotine, water and other high-quality food-grade ingredients, including plant-based fibres, flavouring and sweeteners. Originating in Scandinavia, Velo is now a leading global brand of Modern Oral pouches. These typically appeal to a broader audience of nicotine consumers. With comparatively lower excise rates (versus Traditional Oral and combustibles), Modern Oral generally has higher margins than Traditional Oral and is largely comparable to combustibles. Our Velo product range spans across tobacco, mint and fruit flavours and is sold in various nicotine strengths, from 3mg to 17mg of nicotine per pouch. Building on the growing trend of Traditional Oral consumers moving to Modern Oral, we launched Grizzly Modern Oral in the U.S. in 2024 and expanded distribution in 2025. We are also delivering a step change in Modern Oral manufacturing. Truly living our ethos, our Modern Oral factory in Pécs, Hungary, put together a bold plan to implement food industry standards for Modern Oral manufacturing. With a cross-functional team across quality, production, engineering and environment, health and safety teams delivering technical changes and process improvements, Pécs became the first site in BAT’s history to obtain the ISO 22000 certification for food safety management systems. Our facility in Trieste, Italy, continues to further enhance our capabilities and provide additional capacity (in Modern Oral and Heated Products). In line with the Group's newly adopted eco-design principles, Velo plastic cans are made with plastics that are compatible with respective recycling streams. In addition, we are also trialling the use of International Sustainability and Carbon Certified bio-based materials, through a mass balance approach. Proportion of Modern Oral revenue by region in 2025 (£m) 1 2 3 2025 £m 2024 £m 1 U.S. 317 80 2 AME 800 676 3 APMEA 48 34 Total 1,165 790 Performance Summary 2025 maintained the momentum from 2024 with growth in volume and value. Volume was up 47.1% to 12.2 billion pouches. Revenue increased 47.4% to £1,165 million. Excluding the impact of foreign exchange, this was an increase of 48.0% in 2025 supported by price/mix of 0.9%. Volume share of the Modern Oral category in our Top markets** was 33.4%, up 7.5 ppts compared to 2024. This was driven by the U.S. where our volume share of Modern Oral increased by 11.6 ppts to 18.0%. In AME, where we are category leaders, our volume was up 19.0%, with revenue up 18.3% (up 17.3% at constant rates) while volume share of the Modern Oral category was down 20 bps. The volume and revenue growth reflects the strength of our portfolio in both established oral markets across Scandinavia, and markets that are more recent adopters of Modern Oral such as the UK, Switzerland and Austria. In the U.S., revenue increased by 297% (or 310% at constant rates), driven by higher volume (up 249%), following the successful national roll-out of Velo Plus. Accordingly, our category volume share was up 11.6 ppts to 18.0% with value share growth of 9.1 ppts to 13.1%. This performance has positioned Velo as the fastest growing brand in the category, reaching the number 2 position in both volume and value share. While we await the outcome of our PMTA submission for new Velo variants, we have invested in higher capacity to support our sustainable growth agenda. In addition, in August 2025, we expanded distribution of Grizzly nicotine pouches, reaching 1.8% national share by December 2025 - successfully capturing Grizzly Traditional Oral consumers interacting with the Modern Oral category. In APMEA, our volume grew 24.7% and our revenue grew 39.8% (up 44.2% at constant rates), with strong revenue growth in Global Travel Retail (GTR), Pakistan, Japan and South Africa. We continue to seek opportunities and develop the category in other markets as we believe that Modern Oral is an exciting longer-term opportunity to commercialise reduced-risk products*†. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 33 The most common products in Traditional Oral are largely moist oral tobacco popular in the U.S., with our main brands being Grizzly and Kodiak. These products are less finely ground than another Traditional Oral products referred to as Swedish-style snus. Both of these Traditional Oral products are available in loose form, as well as in pre-packed pouches. Our Products We also sell a range of Traditional Oral products, including Swedish-style snus and American moist snuff, available in loose tobacco form or as pre-packed pouches. We have long sold snus in Sweden and Norway through our Fiedler & Lundgren business, whose brands include Granit and Mocca; and in the U.S., we market snus under the Camel brand. Our American moist snuff products include our flagship Grizzly brand, as well as the premium moist snuff brand Kodiak. Performance Summary Total revenue decreased 4.5% to £1,043 million from £1,092 million in 2024. Translational foreign exchange was a headwind in 2025 of 2.8% due to the relative movement of sterling. On a constant rates basis, revenue fell 1.7% in 2025. In 2025, volume declined 9.1% to 5.5 billion stick equivalents. While pricing remained strong (2025: +7.4%; 2024: +4.8%), this was more than offset by the volume decline. In the U.S. (which accounts for 96% of Group revenue from the category), revenue declined 5.0% or 2.0% at constant rates of exchange, as price/mix was insufficient to offset the volume decline of 8.9%, due to the continued Poly-use^ with Modern Oral. Value share in the U.S. decreased 40 bps, with volume share down 40 bps, negatively impacted by consumer migration predominantly in the aspirational premium segment, where Grizzly is positioned. Outside the U.S., revenue grew 9.9% or 5.1% at constant rates of exchange as pricing more than offset a 10.3% decline in volume in 2025. Proportion of Traditional Oral revenue by region in 2025 (£m) 12 3 2025 £m 2024 £m 1 U.S. 1,006 1,058 2 AME 37 34 Total 1,043 1,092 Due to the ongoing U.S. market dynamics, as discussed on page 285, in 2024, the Group recognised an impairment charge of £646 million in respect of the carrying value of Camel Snus. This reflects the reduced sales as consumers switch to alternative products including Modern Oral. Commencing 1 January 2025, Camel Snus has been assigned a 20-year useful economic life and commenced amortisation from that date which approximates to £22 million annually. Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. ^ Refers to consumers consuming two or more tobacco and/or nicotine products. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Our Traditional Oral Products 34

We are focused on driving value from our strategic brands of Dunhill, Kent, Lucky Strike, Pall Mall, Rothmans, Newport (U.S.), Natural American Spirit (U.S.) and Camel (U.S.), which now account for 35% of our combustibles volume. Our combustibles business is founded on understanding and meeting the preferences of adult smokers in all parts of the world Combustibles Top markets* U.S., Japan, Brazil, Germany, Pakistan, Mexico and Romania Highlights Revenue down 2.3%, up 1.0% at constant rates with momentum accelerating through the year. Value share* flat; volume share* down 10 bps, as growth in AME was more than offset by the U.S. and APMEA. Return to growth in the U.S., with revenue up 1.4% (or 4.6% at constant rates) as price/mix (including excise duty drawback) more than offset volume decline. – Resilient AME performance with revenue down 0.9%, or up 2.3% at constant rates, driven by Türkiye, Brazil and Mexico. APMEA revenue declined 11.9%, or 8.3% at constant rates, impacted by Australia and Bangladesh with total volume down 11.7%. 36 Number of cigarette factories in 35 countries Performance Summary Group cigarette volume was down 7.9% to 465 billion sticks as volume growth in Türkiye, Nigeria, Indonesia and Brazil was more than offset by lower volume in a number of markets, mainly driven by Bangladesh, the U.S. and Poland and market exits (including Mali). Revenue from combustibles declined 2.3% to £20,201 million, up 1.0% at constant rates of exchange as the Group benefitted from a robust price/mix (including U.S. excise duty drawback) of +9.1%. This was partly offset by the lower volume (down 8.1%). Our revenue performance was driven by: – the U.S., where revenue increased 1.4% or 4.6% at constant rates of exchange, as the positive impact of price/mix (including excise duty drawback) of +12.3% more than offset a 7.7% reduction in volume, compared to the industry volume decline of 7.4%. Our volume share was down 10 bps while value share was up 30 bps following the commercial actions taken in 2024 to deliver sustainable value; – AME, where revenue was down 0.9% due to translational foreign exchange. At constant rates of exchange, revenue was 2.3% higher, largely driven by higher volume and pricing in Türkiye, Brazil and Mexico. These factors combined with robust pricing in Romania to more than offset a reduction in revenue in Canada (due to lower price/mix and volume) and Germany (driven by lower volume); and – APMEA, where revenue was down 11.9% or 8.3% at constant rates of exchange, due to regulatory and fiscal challenges impacting combustibles in Australia and Bangladesh, partly offset by higher combustibles revenue in Nigeria, Indonesia and Pakistan. Change in cigarette value share in Top markets* (bps) flat 2025 2024 -20 flat -20 Definition: Annual change in cigarette value share – being the value of cigarettes bought by consumers of the Group’s brands in Top markets* as a proportion of the total value of cigarettes bought by consumers in those markets (see page 373). Change in cigarette volume share in Top markets* (bps) -10bps 2025 2024 -10 20 -10 20 Definition: Annual change in cigarette volume share – being the number of cigarettes bought by consumers of the Group’s brands in Top markets* as a proportion of the total cigarettes bought by consumers in those markets (see page 373). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Our Combustible Products 35 Value and Volume Share Group cigarette value share was flat in 2025 despite growth in the U.S. (up 30 bps), Brazil and Mexico. This was offset by lower cigarette value share in Germany and Romania. Group cigarette volume share was down 10 bps in 2025. The Group grew volume share in Brazil and Mexico. However, this was more than offset by lower volume share in the U.S. (down 10 bps) and reductions in Germany, Romania and Japan. Regulation On 15 January 2025, in the final days of the outgoing Biden Administration, the FDA issued a proposed product standard whereby the agency would limit nicotine levels in cigarettes following a two-year effective date from publication of any final rule. The proposed rule was subject to public comment. However, on 20 January 2025, President Trump issued a memorandum entitled ‘Regulatory Freeze Pending Review’ which froze all rules and proposed rules pending review by the current Administration. The Spring 2025 Unified Agenda was released on 4 September 2025. The rule was no longer listed on the Long-Term Actions list and was instead designated as “withdrawn”. There is no scientific support for the contention that restricting nicotine in cigarettes to very low levels would improve public health. Existing scientific literature1 demonstrates that implementation of very low nicotine regulations would not reduce smoking, initiation, cessation, or dependence. To the contrary, the literature1 suggests that a very low nicotine regulation for cigarettes may have the opposite effects. A very low nicotine regulation would drive existing normal nicotine cigarettes out of the marketplace, leaving a gap to be filled by the illicit market. Moreover, studies1 show that smokers who do not migrate to the illicit market may compensate by smoking more very low nicotine cigarettes per day, smoking those cigarettes more intensely, or using them in addition to other combustible tobacco not subject to the proposed regulation. Under the Biden Administration, the FDA announced its intention to issue a final rule to ban menthol as a characterising flavour in cigarettes. Following delays, in January 2025, the Trump Administration withdrew the rule from the Office of Management and Budget. The Spring 2025 Unified Agenda was released on 4 September 2025 wherein the menthol ban was no longer listed on the Long-Term Actions list and was instead designated as “withdrawn”. We have been clear that a ban on menthol cigarettes and a limit on nicotine content in cigarettes would harm, not benefit, public health. Published science2 indicates that: – menthol cigarettes do not present any greater risk of smoking- related disease compared to non-menthol cigarettes; and – the weight of scientific evidence does not indicate that menthol cigarettes adversely affect initiation, dependence, or cessation. Additionally, evidence from other markets where similar bans have been imposed demonstrates no impact on overall cigarette consumption because smokers switch to non-menthol cigarettes, turn to the illicit market, and resort to product tampering. We believe that a ban on menthol is contrary to the FDA’s stated goal of reducing the health effects of tobacco use. Our U.S. business will continue to participate in public discourse and will likely challenge this unsupported and counterproductive rule in court if, and when, it is released. In December 2022, the sale of all tobacco products with characterising flavours (including menthol) other than tobacco was banned in the State of California. This has negatively impacted the Group's volumes in the U.S. and the Group will continue to monitor the impact in the coming periods. Please see page 24 for a further discussion on regulation in combustible tobacco. Strategic Brand Performance In 2025, strategic cigarette brands’ value share grew 10 bps: – Dunhill’s overall value share was flat despite declines in Brazil and Romania. Volume was 2.7% lower, largely driven by Bulgaria and South Korea and our exit from Mali; – Kent’s value share was down 10 bps as growth in Brazil was more than offset by lower value share in Romania and Japan. Volume was up 1.8%. Kent increased volume in Türkiye and Brazil, which was partly offset by lower volume in Japan and Romania; – Lucky Strike’s value share grew 50 bps, as growth in the U.S. and Brazil more than offset lower value share in Germany and Mexico. Volume declined 2.0% driven by Japan and Germany. This more than offset higher volume in Indonesia; – Rothmans’ value share was flat, as growth in Brazil was offset by lower value share in Romania and Pakistan. Volume was 5.7% lower due to lower volume in Poland, Ukraine, Zambia and Colombia. This more than offset higher volume in Nigeria; and – Pall Mall’s value share was 20 bps lower as growth in Romania, Pakistan and Mexico was more than offset by lower value share in Germany and the U.S. Volume was down 7.7% driven by lower volume in Poland, Nigeria, Pakistan, Germany and the U.S. The Group’s U.S. domestic strategic combustibles portfolio value share was up 40 bps driven by the performance of Lucky Strike and Natural American Spirit: – Newport, with value share down 30 bps, and volume 9.9% lower; – Natural American Spirit performed well with value share up 20 bps. Volume was 3.7% down; and – Camel, with value share down 10 bps and volume 13.5% down. Volume of other tobacco products (OTP) declined 14.0% to 12 billion sticks equivalent, being 2.3% of the Group's combustible portfolio. Proportion of combustibles revenue by region in 2025 (£m) 1 2 3 2025 £m 2024 £m 1 U.S. 9,218 9,094 2 AME 6,974 7,039 3 APMEA 4,009 4,552 Total 20,201 20,685 Notes: * Volume and value share are based upon the Top cigarette markets which are defined as the Top markets by industry revenue, being the U.S., Japan, Brazil, Germany, Pakistan, Mexico and Romania, accounting for c.60% of total industry cigarettes revenue in 2024. 1. Scientific evidence available at www.regulations.gov/comment/FDA-2024-N-5471-4221 2. Scientific evidence available at www.regulations.gov/comment/FDA-2021-N-1349-175111 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Our Combustible Products Continued 36 As well as offering less risky*† nicotine-based alternatives, we see a new range of non-nicotine- based products forming an expanding part of our portfolio. Wellbeing and Stimulation The Group has continued to explore Beyond Nicotine organically through our subsidiary, The Water Street Collective Ltd. Following a series of pilot launches of our own functional wellness shot brand, Ryde, we are continuing commercial expansion. Our scientifically formulated range of Energy, Focus and Relax are available in three markets – Australia, Canada and the U.S. Our recent innovations of Sleep and Exercise shots are in selected distribution across the U.S. and Australia. While immaterial to the Group's results, Ryde is not sold in Canada by ITCAN but by another Group subsidiary. Accordingly, the performance does not form part of the future settlement payments due as part of the Approved Plans and have also been excluded from the adjustment referred to in note 24 in the Notes on the Accounts. Cannabis As discussed in note 27 in the Notes on the Accounts on page 327, in November 2023, the Group announced the signing of an agreement for a further proposed investment in Organigram of CAD$125 million (£74 million), payable across three tranches, with approvals received from the shareholders of Organigram on 18 January 2024. In February 2025, we paid the last of the three tranches of the Group’s follow-on investment. The Group’s equity position at 31 December 2025 was 36.8% (restricted to 30% voting rights). Btomorrow Ventures Btomorrow Ventures (BTV), the corporate venture capital arm of BAT, has completed 30+ investments since its launch in 2020. BTV provides strategic value to the next generation of innovative companies, to support the Group’s purpose of creating A Better Tomorrow™. In 2025, BTV’s Fund II, an additional £200 million second fund commitment from BAT announced in 2024, was repositioned. Fund II now has a broader mandate, focusing on investments in: – Smokeless nicotine products; – business transformation and capability enablers; – sustainability; and – a continued focus on Wellbeing and Stimulation. In 2025, BTV made five new investments, including Bloom Biorenewables and China Materialia Evergreen Fund. In addition to this, BTV has continued to support its portfolio companies through seven follow-on rounds to the value of £7 million, including investments in Awake, Mais Mu, Moment and Parallel Dots. ä Find out more at www.btomorrow.com Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Beyond Nicotine 37 Dynamic Business The Dynamic Business pillar envisages a future-fit, data-driven organisation; ensuring we are efficient and effective in all of our operations. This will ensure that we deliver financial flexibility to invest in our business, people and products to win in a fast-changing environment and deliver superior returns to our investors. The key building blocks of the Dynamic Business pillar are: Exciting, Winning Company Operational Excellence Capital Effectiveness Our commitments under Dynamic Business: Creating a diverse, inclusive and people- oriented place to work Being data-driven and delivering operational excellence/cost management Focused on investors’ returns An Exciting and Winning Company A Better Tomorrow™ At BAT, our people are the heart of our business and they are key to driving our purpose. This is why our focus on culture transformation is so important. Our People Strategy, which we introduced in 2024, is centred around three ambitions for 2030: – enabling tomorrow’s success for our business and colleagues; – creating an amazing people experience; and – making BAT the place to be for current and prospective talent. Our ambitions are complemented by our six corporate Values, which act as a compass, ensuring our people understand what is expected of them and the part they play in bringing BAT’s vision to life. The Values are: – Truly inclusive – Empowered through trust – Stronger together We have purposefully designed our People Strategy to ensure we can be ready for future changes and respond to consumer needs at pace. Our strategy is anchored around five bold intentions which we expect to be owned and driven by every people leader at BAT. People Strategy Shaping a performance-driven and dynamic organisation As a responsible employer, we recognise the link between accountability, performance and reward. To ensure we meet the needs of our business, we regularly assess the design of our organisation to ensure we can access and develop the capabilities we need, while providing a great experience for our people. We are proud that our efforts in this space have been recognised externally, with BAT winning awards for being an employer of choice. In 2025, we were recognised as a Global Top Employer for the eighth consecutive year. Nurturing relevant capabilities From graduates to senior hires, we are committed to attracting, developing and retaining talent across the globe to drive our transformation agenda – whether through in-house development, assignments, or hiring new skills. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Strategic Pillar Overview 38 – Love our consumer – Passion to win – Do the right thing.

We regularly assess and invest in our learning and development programmes to ensure they are impactful and deliver the capabilities we need. Complementing our existing global portfolio, in 2025 we launched additional programmes focused on developing critical transformation capabilities across our Corporate & Regulatory Affairs, Finance, Science & Research, and Operations functions. In addition, we developed and piloted five Leadership Development programmes for key employee segments, helping to develop critical knowledge and leadership skills, supporting the delivery of BAT’s strategy. Creating a purposeful and energising environment Alongside our six corporate Values and the Diversity and Inclusion enablers we have in place, we are transforming our approach to employee listening and wellbeing. To deliver on our commitment to wellbeing, our global benefits and Wellbeing Guidelines and the LiveWell framework are now in 80% of our markets. The LiveWell framework reflects a holistic view of wellbeing, focusing on emotional, physical, financial, and social pillars. Informed by employee needs and feedback, the framework drives greater consistency across our offerings, ensuring we prioritise wellbeing and create an empowering environment where our people can thrive both personally and professionally. Accelerating simplification and digitalisation As part of our digital transformation, in 2025, we announced a strategic partnership with Accenture. Through this partnership, we are transitioning our Global Shared Services to Accenture, which gives us access to Accenture’s cutting-edge technology ecosystem, AI solutions and its strategic collaboration with world-leading companies. These capabilities will help us to further simplify our processes, accelerate our speed to market, upskill talent and reduce costs over the medium to long-term. Evolving into a future-ready HR function While our people strategy is ultimately owned by the Human Resources (HR) function, every leader at BAT is a co-owner and responsible for ensuring its effective deployment across the business. To achieve this, we launched our HR Capability Framework, which defines the capabilities our HR function needs now and in the future, to ensure effective business partnering and to help the Group’s objectives. We also started the Harmony programme - upgrading our HR technology and bringing together HR solutions to support a consistent, future-ready HR ecosystem enabling efficiency and empowerment. For more information on our Employee Communities see pages 116 to 120 + Operational Excellence Focus areas To achieve the delivery of our refined corporate strategy and our vision of Building a Smokeless World, greater focus on our global execution will be required. This includes where and how we allocate resources at a regional and market level, and driving greater productivity while reducing complexity. Driving productivity and growth Through our digital transformation, we are increasing our use of data to become a data-led organisation. Our focus is on the effective and efficient delivery of our products and innovations to satisfy consumers, drive growth and create value and Build a Smokeless World. In order to meet and respond to the challenges of an ever- changing external environment, we continue to invest in technology to be a more efficient and effective business, with AI-enabled, data-driven systems and ways of working to match. Under the Operational Excellence pillar of our refined corporate strategy, three focus areas will be key to driving progress: optimising our manufacturing operations; reducing complexity in our ways of working and processes, including using AI and data- enabled technology; and our Global Business Services (GBS) Centres of Excellence. At-scale operations We have a global manufacturing footprint designed to ensure an efficient supply chain across both combustibles and Smokeless products. Manufacturing tobacco and nicotine products is a large-scale operation and we have manufacturing facilities all over the world. In 2025, the Group manufactured cigarettes in 36 factories in 35 countries. Our factory outputs and facilities vary significantly in size and production capacity. We also have manufacturing sites for our range of Smokeless products. In line with our corporate commitment to fight climate change, many of our factories have decarbonisation, water usage and waste optimisation programmes in place. We work to ensure that our costs are globally competitive and that we use our resources as effectively as possible. Our production facilities are designed to meet the needs of an agile and flexible supply chain. We also use third-party manufacturers to manufacture the components required, including the devices, related to our New Category products. Such third-party manufacturers supplement our own production facilities in the U.S., Poland and Indonesia to produce the liquids used in Vapour products and devices. By continuing to improve our productivity in all areas of our supply chain, we can increase our profitability and continue to deliver sustainable returns to our shareholders. However, it is not just about today. These initiatives also underpin our future. The more efficient and effective we become, the more we are able to generate funds to invest in the things that will fuel future growth: our products, our innovations and our people. Working with farmers While we do not own tobacco farms or directly employ farmers, we source tobacco leaf directly from c.91,000 contracted farmers and through third-party suppliers, mainly in emerging markets. With our contracted farmers, we continually strive to improve sustainability and viability. We focus on improved quality, cascading more resistant hybrid seeds, tailored mechanisation to reduce costs of production, and increased yield. We review our contracts on an annual basis considering Group requirements over the medium-term to promote the stability of demand and supply on production volume. We have similar expectations of our third-party suppliers in relation to their farmer contracts. As with any other global agricultural commodity, international tobacco prices vary from year to year. This is driven by changes in the cost of production, like labour costs and agricultural inputs, local inflationary pressures and economic, political and market conditions, as well as climatic conditions that impact supply, demand and quality of the tobacco grown. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 39 Cash Generation Maximising cash generation is an essential component in our capital allocation decisions. Driven by rigorous working capital management, the Group generated an operating cash conversion in each of the last five years of at least 100%. While the Group remains highly cash generative, cash is a critical resource to ensure that we can invest in the right opportunities in Building a Smokeless World. Recent macro-economic trends, including geopolitical instability, conflicts, inflation and interest rate volatility, have meant that cash is a costly resource. As such, internally generated cash and working capital are much more valuable and they must be mobilised effectively and optimised efficiently. This will be done by continuing to focus on a high cash conversion rate as well as rigorous focus on working capital. Our commitment: To generate over £50 billion of free cash flow before dividends between 2024 and 2030 (inclusive). Our record: Since 2024, the Group has generated £11.9 billion of free cash flow (before dividends). Please refer to page 389. Excluding material payments in areas such as the Canadian litigation settlement and repayments in respect of FII GLO (refer to page 278), we have generated significant cash returns and expect to continue to generate around £8 billion of free cash flow (before dividends) annually. This is despite the significant investment in New Categories and while incurring external payments made in respect of litigation and settlements. This demonstrates the resilience of the Group to continue to generate exceptional cash flow, while delivering the Group's transformation ambitions. Strong operating cash conversion driven by continued focus on cash delivery £7,554 £6,882 101 100 2024 2025 Adjusted cash generated from operations (£m)A Operating cash conversion (%)B Maximising our Investments As we continue to build A Better Tomorrow™, the Group seeks to optimise the return on our investments and seeks to invest in the right opportunities. In 2026, the Group expects to invest around £750 million of gross capital expenditure to enhance our growth opportunities and deliver operational efficiencies. This includes purchases of property, plant and equipment related to the ongoing investment in the Group’s operational infrastructure, including the expansion of our New Categories portfolio and enhancements to our Modern Oral capacity. We will continue to proactively assess the performance of our assets to ensure value is maximised through operational returns or through disposal. In addition, as part of our transformation, we invest in the Wellbeing and Stimulation space and through our venturing unit, Btomorrow Ventures, and in the cannabis space, including in Organigram. Our commitment: To continue to actively assess investments, be it for acquisition or disposal, to maximise our delivery and provide the right infrastructure for the BAT of tomorrow. Our record: The acquisition of Reynolds American Inc. impacted our capital base. We have improved our adjusted return on capital employed consistently from 8.3% in 2018 to 12.1% in 2024, with a further improvement to 12.3% in 2025. Including the adjustment for Canada (excluding New Categories), adjusted ROCE was 12.0%, an increase from 11.6% in 2024. Adjusted Return on Capital Employed, as adjusted for Canada 11.6% 12.0% 2024 2025 0% 8% 16% Adjusted return on capital employed, as adjusted for Canada (%) BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Strategic Pillar Overview Continued 40 Capital Effectiveness Capital Effectiveness is a key focus of delivering a Dynamic Business to Build a Smokeless World. The key objective is to unlock shareholder value by optimising access, utilisation and return of capital resources. The key initiatives include: – maximise our cash generation; – invest in the right opportunities; – optimise the return on our investments; – reduce our debts; and – generate sustainable returns. Our active capital allocation framework considers the continued investment in our transformation, the macro-environment, potential future litigation and regulatory outcomes. Our Board continues to review our capital allocation priorities including both internal and external opportunities and our external stakeholders while considering the uncertain macro-environment, foreign exchange fluctuations and higher interest rates. A B Reducing Debt Total borrowings (which includes lease liabilities) decreased to £35,070 million in 2025 (2024: £36,950 million). Total borrowings include £591 million (31 December 2024: £670 million) in respect of purchase price adjustments related to the acquisition of Reynolds American Inc. As discussed on page 55, the Group remains confident about its ability to access the debt capital markets successfully and reviews its options on a continuing basis. We have a credit rating* of Baa1 (stable outlook), BBB+ (stable outlook), BBB+ (stable outlook) by Moody's, S&P and Fitch. Our leverage target range is 2.0-2.5x adjusted net debt to adjusted EBITDA (adjusted for Canada). Given the challenges of the external environment, the Group continues to aim to: – de-lever our gross debt levels (from £35.1 billion in 2025); and – moderate the annual Net Financing Cost levels to support the overall strategy of the Group. This is expected to deliver a resilient balance sheet, able to withstand future uncertainties, de-risk the future solvency and liquidity risk as referred to on page 55, and provide increased flexibility for the Group to be able to invest in growth opportunities and sustainably return excess cash to shareholders. Our commitment: To retire debt in a sustainable manner, reducing our risk of refinancing and net finance cost exposures, while continuing to target a solid investment-grade credit rating* of Baa1, BBB+ and BBB+ by Moody's/ S&P/Fitch. Our record: Since the acquisition of Reynolds American Inc. in 2017, we have consistently reduced our borrowings from £49.1 billion to £35.1 billion at 31 December 2025. Our leverage (as measured by the ratio of adjusted net debt to adjusted EBITDA, (adjusted for Canada since 2024) has also improved from a high of 5.3x in 2017 to 2.55x in 2025. Note: * A credit rating is not a recommendation to buy, sell or hold securities. A credit rating may be subject to withdrawal or revision at any time. Each rating should be evaluated separately of any other rating. Adjusted Net Debt to Adjusted EBITDA 2024 2025 0.0x 1.0x 2.0x 3.0x Adjusted Net Debt to Adjusted EBITDA (times)A Adjusted for Canada cash and adjusted EBITDAB Generate Sustainable Returns Generating shareholder value, via sustainable returns, is an integral part of our strategic ambition. Over the past 25 years we have consistently grown the dividend per ordinary share in absolute terms. On 12 February 2026, the Company announced that the Board had declared an interim dividend of 245.04p per ordinary share, payable in four equal quarterly instalments of 61.26p per ordinary share in May 2026, August 2026, November 2026 and February 2027. This represents an increase of 2.0% on 2024 (2024: 240.24p per share, up 2.0%). The Board is committed to strengthening the balance sheet to provide greater business reliance during an uncertain macro-economic environment, whilst aiming to reduce leverage towards the middle of our 2.0-2.5x adjusted net debt to adjusted EBITDA (adjusted for Canada) target corridor. We strongly believe that share buy-backs have an important role to play within our capital allocation framework. Since recommencing the share buy-back programme in 2024, the Group has repurchased a total of £1.8 billion of shares, with a further £1.3 billion expected to be executed in 2026. Our commitment: Progressive dividend – in sterling terms, by reference to the Group’s dividend policy which is to pay dividends of 65% of long- term sustainable earnings, calculated with reference to adjusted diluted earnings per share, as defined on page 387, and reconciled from earnings per share in note 11 in the Notes on the Accounts. To buy back shares in a sustainable programme, with reference to our target leverage range of 2.0-2.5x adjusted net debt to adjusted EBITDA (adjusted for Canada). Our record: In 2025, 2024 and 2023, we have returned: – £5.2 billion (2024: £5.2 billion; 2023: £5.1 billion) via dividends; – £1.1 billion via share buy-backs in 2025; and – £0.7 billion via share buy-backs in 2024. Since 2020, we have returned a total of £33.9 billion to shareholders. Allocating Free Cash Flow to Shareholders (£bn) 2024 2025 0.0 3.0 6.0 Dividend (£bn)A Share buy-back (£bn)B BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 41 6.45.9 2.552.75 A B A B Exceptional performance from Velo and a return to growth in our combustibles portfolio which, combined with Vapour also back to revenue growth in H2 2025, demonstrates the success of our rebalanced approach Top Markets The U.S. is a top market for Cigarettes, Vapour, Modern Oral and Traditional Oral products +30 bps 19.6% Cigarette value share change Smokeless revenue as % of total revenue Revenue In 2025, revenue increased 2.3%, despite a translational foreign exchange headwind, negatively impacting revenue by 3.2%. On a constant currency basis, which we believe reflects the operational performance, revenue increased 5.5%. This was driven by the performance in: Combustibles Revenue was up 1.4% to £9,218 million. On a constant currency basis, revenue increased 4.6%, as the positive impact of price/mix (including excise duty drawback) of +12.3% more than offset a 7.7% reduction in volume, compared to the industry volume decline of 7.4%. The U.S. combustibles industry continues to be negatively impacted by the adult nicotine consumer migration to alternative nicotine products (Vapour and pouches). The level of poly-usage for combustibles consumers continued to increase as part of the consumer migration journey, reaching 53% in 2025, up 4 ppts from 2023. In addition, continued consumer affordability pressure resulted in downtrading to the deep-discount category (in which the Group is not present). Our volume share was down 10 bps while value share was up 30 bps following the commercial actions taken in 2024 to deliver sustainable value. New Categories Revenue was up 16.1% to £1,251 million, an increase of 19.8% (at constant rates of exchange), driven by: – Modern Oral, where revenue increased by 297% (or 310% at constant rates of exchange), driven by higher volume (up 249%), following the successful national roll-out of Velo Plus. Accordingly, our category volume share was up 11.6 ppts to 18.0% with value share growth of 9.1 ppts to 13.1%. This performance has positioned Velo as the fastest growing brand in the category, reaching the number 2 position in both volume and value share. While we await the outcome of our PMTA submission for new Velo variants, we have invested in higher capacity to support our sustainable growth agenda. In addition, in August 2025, we expanded distribution of Grizzly nicotine pouches, reaching 1.8% national share by December 2025 - successfully capturing Grizzly Traditional Oral consumers interacting with the Modern Oral category. This was partly offset by: – Vapour, where the U.S. is the world's largest market. Revenue was down 6.4%, a decline of 3.4% at constant rates of exchange, as price/mix (+5.4%) was offset by an 8.8% decline in consumables volume driven by an industry decline of c.9% mainly due to the continued impact of illicit single-use vapour products. There are encouraging signs for Vuse with the brand back to revenue growth in the second half of 2025 driven by increased enforcement at a Federal and State level. We remain optimistic that Vuse will benefit as the authorities continue with enforcement initiatives in 2026. We maintained leadership in value share with an increase in value share of 2.0 ppts to 51.7%**; and Volume (units) 2025 vs 2024 2024 New Categories: Vapour (units mn) 262 -8.8% 287 HP (sticks bn) — — — Modern Oral (pouches bn) 3.5 +249% 1.0 Traditional Oral (stick eq bn) 4.8 -8.9% 5.3 Cigarettes (bn sticks) 43 -7.7% 47 Other (bn sticks eq)* 1 -0.1% — Total Combustibles 44 -7.7% 47 Notes: * Other includes MYO/RYO. ** Based on estimated value share for Vapour in tracked channels (i.e., value share of rechargeable closed systems consumables and disposables sales in retail) in the Top Vapour markets. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information U.S. United States 42 David Waterfield President and CEO (Reynolds American Inc.))

Revenue (£m) 2025 vs 2024 2025 2025 vs 2024 (adj at cc) 2024 Reported % FX at CC % Reported New Categories: Vapour 934 -6.4% 29 963 -3.4% 998 HP — — — — — — Modern Oral 317 +297% 10 327 +310% 80 Total New Categories 1,251 +16.1% 39 1,290 +19.8% 1,078 Traditional Oral 1,006 -5.0% 31 1,037 -2.0% 1,058 Total Smokeless 2,257 +5.6% 70 2,327 +9.0% 2,136 Combustibles 9,218 +1.4% 295 9,513 +4.6% 9,094 Other 59 +23.2% 4 63 +27.5% 48 Revenue 11,534 +2.3% 369 11,903 +5.5% 11,278 % of Smokeless 19.6% +70 bps 18.9% Traditional Oral Revenue was down 5.0% (down 2.0% on a constant currency basis), as price/mix (+6.9%) was more than offset by lower volume (down 8.9%) due to the continued Poly-use* of Modern Oral by Traditional Oral consumers. Value share in the U.S. decreased 40 bps, with volume share down 40 bps, negatively impacted by consumer migration predominantly in the aspirational premium segment, where Grizzly is positioned. Profit from Operations Reported profit from operations increased by 20.9% to £4,942 million (2024: £4,087 million), as both an impairment charge of £646 million in respect of Camel Snus (see page 285) and income (£132 million) related to Fox River recognised in 2024 did not repeat. Accordingly, reported operating margin was up 6.6 ppts to 42.8% (2024: 36.2%). Excluding adjusting items (largely in respect of amortisation, impairment charges and income related to Fox River recognised in 2024) and a translational foreign exchange headwind of £223 million, our performance was positively impacted by the growth in revenue (described above). At constant rates of exchange, adjusted profit from operations was up 5.9% to £6,766 million, with adjusted operating margin up 20 bps. For more details on the segmental analysis, including a reconciliation from profit from operations to adjusted profit from operations at constant rates, please refer to note 2 in the Notes on the Accounts. Update on regulation We are encouraged by the FDA's actions, the implementation of vapour directories and enforcement actions in 18 states, representing 48% of the legal Vapour industry^. There are positive signs of illicit disposables decline and legal industry recovery in eight states (approximately 22% of the legal industry^). However, we believe more effective enforcement is needed to drive a meaningful impact and legalise the vapour industry. This is why we took the proactive step of filing two complaints with the U.S. International Trade Commission. One of those complaints is based on patent infringement while the other is based on unfair trade practices. Please refer to page 29 for further details on our views regarding regulation of Vapour in the U.S. See page 36 for a discussion on regulatory developments in Combustibles during 2025 and 2024. Also, as stated on page 36, based upon the published science, we believe that a ban on menthol cigarettes would negatively affect, not benefit, public health. We believe a ban on menthol is contrary to the FDA’s stated goal of reducing the health effects of tobacco use. 2025 revenue by category 1 2 3 Revenue by category as % of total Region 2025 2024 1 New Categories 10.8 9.6 2 Traditional Oral 8.7 9.4 3 Combustibles 79.9 80.6 4 Other 0.6 0.4 Notes: * Refers to consumers consuming two or more tobacco and/or nicotine products. ^ Data sourced from tracked retail channels. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 43 With nearly 20% of AME’s revenue from Smokeless products and growth in adjusted profit from operations (at constant rates of exchange) despite regulatory and legal challenges, AME has again demonstrated how our strategy is delivering value for all stakeholders Top Markets Cigarettes: Brazil, Germany, Mexico, Romania HP: Germany, Greece, Italy, Poland, Portugal, Romania, Spain, the Czech Republic Vapour: Canada, France, Germany, Poland, Spain, the UK Modern Oral: Denmark, Norway, Poland, Sweden, Switzerland, the UK -70 bps 19.9% Cigarette value share change Smokeless revenue as % of total revenue Revenue Reported revenue was up 0.7%, negatively impacted by a translational foreign exchange headwind of 2.6%. On a constant currency basis, which we believe reflects the operational performance, revenue increased by 3.3% to £9,548 million. This was driven by the performance in: Combustibles Revenue was down 0.9% to £6,974 million, negatively impacted by a translational foreign exchange headwind of 3.2%. On a constant currency basis, revenue was 2.3% higher, largely driven by higher volume and pricing in Türkiye, Brazil and Mexico. These factors combined with robust pricing in Romania to more than offset a reduction in revenue in Canada (due to lower price/ mix and volume) and Germany (driven by lower volume). Cigarette value share was down 70 bps in 2025. Cigarette volume share grew 10 bps with volume share up in Brazil and Mexico partially offset by Romania and Germany. New Categories Revenue was up 4.8% to £1,813 million, an increase of 4.3% at constant rates of exchange, driven by: – Modern Oral, where we are category leaders, with volume up 19.0%. Revenue grew 18.3% or 17.3% at constant rates of exchange, while volume share of the Modern Oral category was down 20 bps. The volume and revenue growth reflects the strength of our portfolio in both established oral markets across Scandinavia, and markets that are more recent adopters of Modern Oral such as the UK, Switzerland and Austria; and – HP (revenue up 6.2% or 6.2% at constant rates of exchange), as higher revenue in Italy and Germany was partly offset by lower revenue in Romania largely due to the prioritisation of resource allocation ahead of the wider roll-out of glo Hilo in the region. These more than offset a decline from: – Vapour (revenue down 11.2% or 11.4% at constant rates of exchange), largely driven by a decline in revenue in Canada (due to the continued lack of enforcement against illegal flavoured vapour products) and regulatory and excise changes in the UK, Poland and France. Our value share** leadership was down 60 bps with gains in Germany more than offset by a value share decline in Canada. Our new premium innovation, Vuse Ultra, offers consumers a highly differentiated, connected and customisable experience. We are encouraged by the early performance in Canada, Germany and France. Our strategic focus is to drive growth in Vapour through premiumisation of rechargeable closed system products (including via Vuse Ultra) while approaching the single-use product category, where relevant, in a responsible way. Volume (units) 2025 vs 2024 2024 New Categories: Vapour (units mn) 244 -11.6% 276 HP (sticks bn) 8 -3.4% 8 Modern Oral (pouches bn) 7.5 +19.0% 6.3 Traditional Oral (stick eq bn) 0.7 -10.3% 0.8 Cigarettes (bn sticks) 227 -4.5% 238 Other (bn sticks eq)* 10 -12.4% 11 Total Combustibles 237 -4.9% 249 Notes: * Other combustibles includes MYO/RYO. ** Based on estimated value share for Vapour in tracked channels (i.e., value share of rechargeable closed systems consumables and disposables sales in retail) in the Top Vapour markets. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information AME Americas and Europe 44 Fred Monteiro Regional Director Revenue (£m) 2025 vs 2024 2025 2025 vs 2024 (adj at cc) 2024 Reported % FX at CC % Reported New Categories: Vapour 543 -11.2% (1) 542 -11.4% 611 HP 470 +6.2% 1 471 +6.2% 443 Modern Oral 800 +18.3% (6) 794 +17.3% 676 Total New Categories 1,813 +4.8% (6) 1,807 +4.3% 1,730 Traditional Oral 37 +9.9% (1) 36 +5.1% 34 Total Smokeless 1,850 +4.9% (7) 1,843 +4.4% 1,764 Combustibles 6,974 -0.9% 226 7,200 +2.3% 7,039 Other1 485 +10.8% 20 505 +15.7% 438 Revenue 9,309 +0.7% 239 9,548 +3.3% 9,241 % of smokeless 19.9% +80 bps 19.1% Profit from Operations Reported profit from operations increased to a profit of £3,433 million (from a loss of £3,464 million in 2024), largely due to movements in respect of the Canadian litigation settlement. While 2024 included a charge of £6.2 billion, 2025 benefited from a net credit of £524 million following a change to the forecasted Canadian combustibles industry performance. This reduced the provision by £708 million (credit) but was partly offset by a goodwill impairment charge of £184 million. Please see note 6(c) and 24 (for more information on the movement in the provision) and note 12(e)(vii) (for more information on goodwill) in the Notes on the Accounts. Our performance was also negatively impacted by: – the classification in 2025 of the Group's business in Cuba as held-for-sale, recognising a charge of £235 million (2024: £74 million) as discussed on page 328; – a charge of £39 million which related to the loss of a distribution facility in Ukraine following a missile attack in the second half of 2025; and – a goodwill impairment charge in Peru (£72 million) recognised due to the ongoing difficult trading conditions. These were partially offset by a credit of £15 million in respect of an excise audit in Romania (2024: £449 million charge). Other fixed asset charges of £75 million in 2024 did not repeat. Our performance was also negatively impacted by a translational foreign exchange headwind of £72 million or 2.2%. Excluding the impact of currency and adjusting items (described above), the regional performance was driven by: – Brazil (due to combustibles with higher volume and pricing); – Romania (driven by pricing in combustibles); and – Türkiye (led by the revenue performance in combustibles). The increase was also due an improved financial performance across our New Categories; notably in Modern Oral (driven by Sweden, Switzerland and Italy), Vapour (which became profitable on a category contribution basis) and a reduction in losses in HP driven by resource allocation. At constant rates of exchange, adjusted profit from operations was up 1.7% in 2025. Included within the Region’s adjusted profit from operations was £308 million (2024: £520 million) related to the Canadian business, excluding New Categories. Adjusting for Canada, adjusted profit from operations in AME was up 9.6% to £3,069 million, at constant rates of exchange. 2025 revenue by category 1 3 4 Revenue by category as % of total Region 2025 2024 1 New Categories 19.5 18.7 2 Traditional Oral 0.4 0.4 3 Combustibles 74.9 76.2 4 Other1 5.2 4.7 For more details on the segmental analysis, including a reconciliation from profit from operations to adjusted profit from operations at constant rates and adjusted profit from operations as adjusted for Canada at constant rates, please refer to note 2 in the Notes on the Accounts. Note: 1. Other revenue in AME largely relates to sales of leaf to external parties and revenue from warehousing and distribution of other fast moving consumer goods. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 45 2025 was a challenging year, with regulatory, fiscal and illicit trade headwinds in a number of key markets, yet I am confident that, as those headwinds ease we are well placed for future growth. Top Markets Cigarettes: Japan, Pakistan HP: Japan, South Korea -40 bps 11.7% Cigarette value share change Smokeless revenue as % of total revenue Revenue In 2025, revenue declined 10.9% to £4,767 million. Translational foreign exchange was a headwind of 3.7%. On a constant currency basis, which we believe reflects the operational performance, revenue was down 7.2%. This was largely driven by: Combustibles Revenue was down 11.9% to £4,009 million. On a constant currency basis, revenue declined 8.3%, largely due to the regulatory and fiscal challenges impacting combustibles in Australia and Bangladesh, partly offset by higher combustibles revenue in Nigeria, Indonesia and Pakistan. Our combustibles value share declined 40 bps in 2025 with volume share down 40 bps as volume share gains in Pakistan were more than offset by reductions in Japan. New Categories New Categories revenue was down 10.6% to £557 million, a decline of 7.6% at constant rates of exchange. Revenue grew in Modern Oral (up 39.8% to £48 million, an increase of 44.2% at constant rates of exchange) with strong revenue growth in Global Travel Retail (GTR), Pakistan, Japan and South Africa. However, this was more than offset by a reduction in: – HP (down 7.0% to £444 million, or a decline of 3.8% at constant rates of exchange), largely driven by Japan (which remains highly competitive alongside the continued phase-out of our legacy super-slims platform) and South Korea, partially offset by a strong performance in Kazakhstan; and – Vapour, as volume was down 38.2%, leading to a 41.2% reduction in revenue to £65 million, being a decline 39.4% at constant rates of exchange. This was largely driven by lower volume in South Africa and New Zealand and by the Group exiting the category in a number of markets (including Malaysia and Saudi Arabia). Volume (units) 2025 vs 2024 2024 New Categories: Vapour (units mn) 32 -38.2% 53 HP (sticks bn) 12 -3.9% 13 Modern Oral (pouches bn) 1.2 +24.7% 1.0 Traditional Oral (stick eq bn) — — — Cigarettes (bn sticks) 195 -11.6% 220 Other (bn sticks eq)* 1 -26.9% 2 Total Combustibles 196 -11.7% 222 Note: * Other combustibles includes MYO/RYO. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information APMEA Asia-Pacific, Middle East and Africa 46 Pascale Meulemeester Regional Director

Revenue (£m) 2025 vs 2024 2025 2025 vs 2024 (adj at cc) 2024 Reported % FX at CC % Reported New Categories: Vapour 65 -41.2% 3 69 -39.4% 112 HP 444 -7.0% 12 465 -3.8% 478 Modern Oral 48 +39.8% 1 47 +44.2% 34 Total New Categories 557 -10.6% 16 581 -7.6% 624 Traditional Oral — — — — — — Total Smokeless 557 -10.6% 16 581 -7.6% 624 Combustibles 4,009 -11.9% 177 4,199 -8.3% 4,552 Other 201 +16.3% 12 209 +23.7% 172 Revenue 4,767 -10.9% 205 4,989 -7.2% 5,348 % of smokeless 11.7% Flat 11.7% Profit from Operations Profit from operations was down 23.3% to £1,622 million (2024: £2,113 million), including a translational foreign exchange headwind of £69 million or 3.2%. The lower profit from operations was mainly driven by the revenue movements above. In 2025, the Group recognised a further impairment charge of £21 million (2024: £39 million) in respect of Malaysia in response to the ongoing difficult trading conditions. Excluding adjusting items and translational foreign exchange, adjusted profit from operations at constant rates was down 17.9% to £1,793 million driven by: – Australia, due to continued increases in the illicit segment which we estimate now accounts for more than 65% of the combustibles industry volume, with the duty paid combustibles industry volume down more than 40% in 2025; and – Bangladesh, driven by the increase in excise and minimum price in January 2025, necessitating an increase in consumer prices by 20-30%, which resulted in a reduction in the duty paid combustibles industry volume by more than 20%. However, these were partly offset by an increase in Pakistan (led by the growth of Modern Oral and pricing in combustibles), Nigeria (driven by higher combustibles volume and improved combustibles pricing) and Indonesia (driven by higher combustibles volume and pricing). 2025 revenue by category 1 2 3 Revenue by category as % of total Region 2025 2024 1 New Categories 11.7 11.7 2 Combustibles 84.1 85.1 3 Other 4.2 3.2 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 47 Highlights Revenue -1.0% New Categories revenue growth and pricing in combustibles offset by lower combustibles volume and currency headwinds. At constant rates of exchange, revenue was up 2.1% Profit from Operations £9,997m Profit from operations was £9,997 million compared to £2,736 million in 2024 On an adjusted constant currency basis*, profit from operations increased 2.3%, driven by an improvement in the financial performance of New Categories Diluted EPS 349.1p This compares to 136.0p in 2024. Adjusted* diluted EPS up 3.4% at constant rates of exchange Leverage ratio (as adjusted for Canada) 2.55x Leverage ratio* declined by 0.20x to 2.55x, driven by the continued strong cash generation (facilitating the net repayment of debt) Dividend per share 245.04p Dividend per share up 2.0% at 245.04p Note: * Including an adjustment in respect of Canada’s operational performance, based upon the profit after interest and tax from all sources, excluding New Categories, in Canada and reflecting £2.5 billion of cash and cash equivalents held on the Group’s balance sheet in 2024 that was subsequently paid in 2025. Non-GAAP Measures In the reporting of financial information, the Group uses certain measures that are not defined by IFRS, the Generally Accepted Accounting Principles (GAAP) under which the Group reports. The Group believes that these additional measures, which are used internally, are useful to users of the financial information in helping them understand the underlying business performance. The principal non-GAAP measures which the Group uses are adjusted profit from operations, adjusted operating margin, adjusted net finance costs, adjusted taxation, adjusted diluted earnings per share, adjusted net debt, adjusted EBITDA, operating cash flow conversion ratio, adjusted cash generated from operations, free cash flow (before and after dividends paid to shareholders) and adjusted return on capital employed which are before the impact of adjusting items and are reconciled from profit from operations, operating margin, net finance costs, taxation, diluted earnings per share, profit for the year, net debt, cash conversion ratio and net cash generated from operating activities. The Group also uses adjusted share of post-tax results of associates and joint ventures, and underlying tax rate. Adjusting items are significant items in profit from operations, net finance costs, taxation, the Group’s share of the post-tax results of associates and joint ventures and cash flow which individually or, if of a similar type, in aggregate, are relevant to an understanding of the Group’s underlying financial performance. Adjusting items, as identified in accordance with the Group’s accounting policies, represent certain items of income and expense which the Group considers distinctive based on their size, nature or incidence. In identifying and quantifying adjusting items, the Group applies a consistent policy that sets out the criteria an item must meet to be classified as adjusting, as well at the types of items that are specifically excluded from being classified as adjusting. The definition of adjusting items is explained in note 1 in the Notes on the Accounts. The Group also supplements its presentation of revenue in accordance with IFRS by presenting the non-GAAP component breakdowns of revenues by product category (including revenue generated from Vapour, Heated Products, Modern Oral, New Categories as a whole, Traditional Oral, Smokeless products as a whole and combustibles), including by geographic segment (including revenue generated in the United States, Americas and Europe and Asia-Pacific, Middle East and Africa). The Group further supplements the presentation of profit from operations in accordance with IFRS by presenting the non-GAAP measures referred to as adjusted gross profit, adjusted gross margin and Category Contribution. Adjusted gross profit and adjusted gross margin reflect the performance of the categories after production and distribution costs have been recognised. Category Contribution reflects the marginal contribution of the categories to the Group’s financial performance. This measure includes all attributable revenue and costs. As an additional measure to indicate the results of the Group before the impact of exchange rates on the Group’s results, the movement in revenue, adjusted gross profit, adjusted gross margin, category contribution, category contribution margin, adjusted profit from operations, adjusted net finance costs and adjusted diluted earnings per share are all shown at constant rates of exchange. These non-GAAP measures are explained, defined and reconciled from the most comparable GAAP metric on pages 377 to 391 and note 2 in the Notes on the Accounts. For certain measures within the Group’s remuneration schemes, management is assessed on the performance of Canada on an ongoing basis. As the Chief Operating Decision Maker, the Management Board (from 1 January 2025) assesses the performance of the Group by reviewing adjusted profit from operations as adjusted for Canada using the prior year translational exchange rate (constant rate) to evaluate segment performance and allocate resources to the overall business on a regional basis. This recognises a charge calculated in line with the Approved Plans (as described in note 24 in the Notes on the Accounts) – based on a percentage of Imperial Tobacco Canada Limited's and Imperial Tobacco Company Limited's (together ITCAN) adjusted profit from operations from all sources in Canada, excluding New Categories. This charge (decreasing over time) will continue until the aggregate settlement amount is paid. This is reflected in the adjusted performance of the Group within the Group’s remunerations schemes and is referred to as ‘as adjusted for Canada’. This approach presents the economic delivery from the AME region in a manner comparable to that of the other regions in the Group. Due to the initial uncertainty of timing of the implementation of the Approved Plans, 100% of the Canadian business (excluding New Categories) was excluded from both 2024 and 2025. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Financial Performance Summary 48 Revenue Reported revenue decreased 1.0% to £25,610 million, negatively impacted by a translational foreign exchange headwind of 3.1%. On a constant currency basis, revenue grew by 2.1%. Our performance was driven by: – The U.S. where revenue increased 2.3% to £11,534 million (up 5.5% at constant rates of exchange) driven by combustibles, which benefitted from both strong price/mix (including excise duty drawback) contributing +12.3% and the success of the Velo Plus launch (with Modern Oral up 297% to £317 million (up 310% at constant rates of exchange)).. These more than offset lower combustibles volume (down 7.7%) and lower revenue in Vapour (down 6.4% to £934 million, being a decrease of 3.4% at constant rates of exchange); – AME, which was up 0.7% to £9,309 million (up 3.3% at constant rates of exchange). This was led by combustibles price/mix (+7.2%) and the growth of Modern Oral (up 18.3% to £800 million, an increase of 17.3% at constant rates of exchange), which drove New Categories up 4.8% to £1,813 million (up 4.3% at constant rates of exchange) despite a decline in Vapour of 11.2% to £543 million (down 11.4% at constant rates of exchange); and – APMEA, which was down 10.9% to £4,767 million (down 7.2% at constant rates of exchange) due to regulatory and fiscal challenges in Australia and Bangladesh, partially offset by higher revenue in Pakistan, Nigeria and Indonesia. New Categories continued to grow, with revenue up 5.5% to £3,621 million (up 7.0% at constant rates of exchange) driven by Modern Oral (up 47.4% to £1,165 million, an increase of 48.0% at constant rates of exchange). While HP was down 0.7% to £914 million, this was an increase of 1.0% at constant rates of exchange). However, Vapour declined 10.4% to £1,542 million (down 8.6% at constant rates of exchange) due to the continued impact of illicit products mainly in the U.S. and Canada and regulatory and excise changes in the UK, Poland and France and market exits. Refer to pages 42 to 47 for a discussion on regional performance and pages 28 to 37 for a further discussion on the performance by category. Profit From Operations Profit from operations on a reported basis was up 265%, with reported operating margin up 28.4 ppts to 39.0%. This was driven by lower adjusting items of £1,575 million (compared to £9,154 million in 2024), largely due to: – movements in respect of the Canadian litigation settlement. While 2024 included a charge of £6.2 billion, 2025 benefited from a net credit of £524 million following a change to the forecasted Canadian combustibles industry performance. This reduced the provision by £708 million (credit) but was partly offset by a goodwill impairment charge of £184 million, described on page 319; – the classification in 2025 of the Group's business in Cuba as held-for- sale, recognising a charge of £235 million (2024: £74 million); and – the partial release of the provision recognised in respect of an excise assessment in Romania (2025: £15 million credit; 2024: £449 million charge). Translational foreign exchange was a headwind of 3.1% or £364 million. On an adjusted, constant rates basis, profit from operations was up 0.4%, despite inflation on our product costs estimated to be 5.8% (or £315 million). This increase was largely due to the U.S., which was up 5.9%, and AME, up 1.7%. However, APMEA was down 17.9%, with the regional delivery largely driven by the respective revenue performance discussed above. The regional performance includes a total increase in New Categories contribution of £193 million to £442 million at constant rates. Included within the Group’s adjusted profit from operations was £308 million (2024: £520 million) related to the Canadian business, excluding New Categories. Adjusting for Canada, adjusted profit from operations was up 2.3% to £11,628 million, at constant rates of exchange. Revenue (£m) £25,610m -1.0% 2025 2024 25,610 25,867 -1.0% -5.2% Definition: Revenue recognised, net of duty, excise and other taxes. l IFRS GAAP l KPI l NON-GAAP Change in revenue at constant rates (%) +2.1% 2025 2024 +2.1% -0.5% Definition: Change in revenue before the impact of fluctuations in foreign exchange rates. l IFRS GAAP l KPI l NON-GAAP Profit from operations (£m) £9,997m +265% 2025 2024 9,997 2,736 +265% n/m1 Definition: Profit for the year before the impact of net finance costs/income, share of post-tax results of associates and joint ventures and taxation on ordinary activities. l IFRS GAAP l KPI l NON-GAAP Change in adjusted profit from operations as adjusted for Canada at constant rates (%) +2.3% 2025 2024 +2.3% +0.3% Definition: Change in profit from operations before the impact of adjusting items, adjustments in respect of Canada and the impact of fluctuations in foreign exchange rates. l IFRS GAAP l KPI l NON-GAAP Note: 1. n/m – not meaningful as the Group’s result in 2023 was a loss of £15,751 million. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 49 Raw materials and other consumables costs decreased 2.2% to £4,465 million in 2025, compared to £4,565 million in 2024. Our reported costs are impacted by translational foreign exchange, which was a tailwind in 2025. Our cost base was negatively impacted by the macro-economic headwinds, with inflation of £315 million (or 5.8%) in 2025 mainly due to higher leaf prices (impacted by adverse weather conditions) and manufacturing costs (labour and utilities). Results will likely continue to be impacted by inflationary forces (particularly related to tobacco leaf). Such pressures were offset by efficiency initiatives delivering £327 million in 2025 in total savings. We committed to deliver cost savings of over £1.2 billion in the three years to 2025 and have delivered £1.2 billion, in line with expectations. We continue to target an additional £2 billion from 2026 to 2030 and we expect to deliver a further c.£600 million from our Fit2Win programme. Transactional foreign exchange was also a negative drag to our performance, at £96 million in 2025, due to movement in our operating currencies largely against the US dollar. Employee benefit costs increased 10.4% to £3,125 million (2024: £2,831 million). The increase in 2025 was driven by salary inflation, a £28 million charge as the UK pension fund progressed towards a buy-out and a higher average overall headcount (2025: 50,290; 2024: 48,209), including an increased headcount in the U.S. in line with reinvestment in trade capabilities. Depreciation, amortisation and impairment costs declined by £554 million to £2,547 million in 2025 compared to £3,101 million in 2024. The charge largely relates to the amortisation of certain U.S. combustibles brands over a useful economic life not exceeding 30 years from 1 January 2024. However, the decrease was mainly due to a charge, in 2024, in respect of Camel Snus as the Group recognised an impairment charge of £646 million reflecting the U.S. market dynamics as consumers of traditional snus products increasingly adopt Modern Oral variants and which did not repeat. This was partly offset by the recognition in 2025 of goodwill impairment charges of £72 million in respect of Peru and £21 million (2024: £39 million) in respect of Malaysia in response to the ongoing difficult trading conditions. Also in 2025, a goodwill impairment charge of £184 million was recognised to reflect the revised forecast of the Group's Canadian business. These are described in notes 4 and 7 in the Notes on the Accounts. Expenditure on research and development, including employee benefit costs and depreciation, was £358 million in 2025 (2024: £380 million), with a focus on products that could potentially reduce the risk associated with smoking conventional cigarettes. Other operating income decreased by £148 million to £192 million (2024: £340 million), as income in 2024 included the settlement of historical litigation in respect of the Fox River (£132 million). Other operating expenses decreased by £7,198 million to £5,895 million (2024: increase of £5,555 million to £13,093 million). Both years have been impacted by the provision recognised in relation to the Canadian litigation settlement. In 2024, a charge of £6,203 million was recognised. In 2025, this was partially reversed, following a change to the forecasted Canadian combustibles industry performance impacting the present value of the future liability, partially offset by the finalisation of the terms of the settlement, resulting in a net credit of £708 million as described in note 24 in the Notes on the Accounts. Furthermore in 2024, the Group recognised a charge in respect of an excise assessment in Romania of £449 million, which was reduced by £15 million in 2025. The Group continued to invest in New Categories, maintaining the level of investment (in marketing spend and research and development) in line with 2024. The Group incurred £49 million (2024: £66 million) of costs related to recycling (Take-Back and waste collection schemes). These charges are described in note 33 in the Notes on the Accounts. Adjusting items included within profit from operations totalled £1,575 million in 2025 (2024: £9,154 million). These mainly related to: – trademark amortisation and impairment (2025: £1,584 million; 2024: £2,279 million) largely in respect of the impairment of certain of the U.S. acquired brands as discussed within note 12 in the Notes on the Accounts. The decrease in 2025 was mainly due to the adjustment for the impairment charge (in 2024) in respect of Camel Snus of £646 million. Also in 2025, a goodwill impairment charge of £184 million was recognised to reflect the revised forecast of the Group's Canadian business with goodwill impairment charges recognised of £72 million in respect of Peru and £21 million (2024: £39 million) in respect of Malaysia in response to the ongoing difficult trading conditions; – a net credit of £708 million in 2025 (compared to a charge of £6,203 million in 2024), in respect of the settlement provision in Canada discussed earlier; – a credit in 2025 of £15 million (compared to a charge of £449 million in 2024) in respect of an excise assessment in Romania; – a charge of £66 million mainly in respect of the Fit2Win programme, which will simplify the way we work, with increased agility and embedding digital decision making; – a charge of £39 million which related to the loss of a distribution facility in Ukraine following a missile attack in the second half of 2025; – a charge of £235 million related to the classification of the Group's business in Cuba as held-for-sale (2024: £74 million); – other litigation costs of £66 million (2024: £157 million) which, in both periods, was mainly in respect of U.S. litigation costs including Engle progeny and other health-related claims. Refer to note 6(d) in the Notes on the Accounts; – a charge of £28 million recognised in respect of the proposed pension liability management programme as the UK pension fund progressed towards a buy-out; – impairment charges in 2024 in respect of fixed assets related to the Group’s head office in London (£75 million) that did not repeat; and – a credit in 2024 as the Group settled the historical litigation in respect of the Fox River (£132 million). Adjusted gross profit as adjusted for Canada is the Group’s profit earned after deducting the costs associated with producing and distributing its products, presented before adjusting items referred to above and on a constant currency basis. It adjusts for the performance of the Canadian business (excluding New Categories), as discussed on page 377. Adjusted gross profit as adjusted for Canada is used by management to assess the development of the business and is a measure used for remuneration purposes. Adjusted gross profit as adjusted for Canada was up 3.4% in 2025. Adjusted gross margin (being adjusted gross profit as adjusted for Canada as a % of revenue) increased to 66.4% in 2025 compared to 65.6% in 2024. Adjusted profit from operations is the Group’s profit from operations before adjusting items referred to above. Adjusted profit from operations decreased by 2.7% to £11,572 million (2024: £11,890 million). On a constant currency basis, this was an increase of 0.4%. New Categories continued to improve their financial performance with an increase in category contribution from £249 million to £442 million (on a constant rate basis). Included within the Group’s adjusted profit from operations was £308 million (2024: £520 million) related to the Canadian business, excluding New Categories. Adjusting for Canada, in line with the Group’s remuneration schemes, adjusted profit from operations was up 2.3% to £11,628 million, at constant rates of exchange. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Financial Performance Summary Continued 50

Operating Margin Operating margin in 2025 was up 28.4 ppts to 39.0% compared to 10.6% in 2024. This improvement was largely due to the net impact of lower one-off items described earlier, including the net impact of charges in respect of the provision recognised in relation to the Canadian settlement. Operating margin (%) 39.0% 2025 2024 39.0% 10.6 % Definition: Profit from operations as a percentage of revenue. l IFRS GAAP l KPI l NON-GAAP Adjusted operating margin as adjusted for Canada at constant rates (bps) 44.0% 2025 2024 44.0% 44.0% Definition: Adjusted profit from operations as a percentage of revenue. l IFRS GAAP l KPI l NON-GAAP Excluding the adjusting items and the impact of translational foreign exchange, in 2025, adjusted operating margin decreased by 80 bps to 45.2% from 46.0% in 2024 at constant rates of exchange. The decrease was driven by the difficult trading in high margin markets including Australia and Canada which more than offset the improved financial performance of New Categories. After also adjusting for Canada (excluding New Categories) and at constant rates of exchange, this was flat at 44.02% (2024: 43.96%). Net Finance Costs In 2025, net finance costs were £1,819 million, an increase of £721 million on 2024 which were £1,098 million. The increase in net finance costs was largely due to: – a net credit in 2024 of £590 million related to the capped cash debt tender offers, which targeted series of low-priced, long- dated GBP-, EUR- and USD-denominated bonds, under which the Group repurchased bonds prior to their maturity in an aggregate principal amount of £1.8 billion, including £15 million of accrued interest, completed in May 2024 and, including other costs of £3 million; – a charge, in 2025, of £112 million related to the unwinding of the discount on the provision associated with the Approved Plans in Canada; – interest of £66 million (2024: £8 million) in respect of a tax provision in the Netherlands (described in note 8 in the Notes on the Accounts); partly offset by – a net monetary gain of £63 million related to Venezuela, due to the continued application of hyperinflation accounting under IAS 29; and – lower finance costs related to FII GLO of £30 million (2024: £61 million), discussed within note 10(b) in the Notes on the Accounts. Before adjusting items described above, adjusted net finance costs were 3.8% higher at £1,649 million (2024: £1,589 million), an increase of 5.5% at constant rates of exchange, as 2025 was also impacted by a translational foreign exchange tailwind due to the relative movement of sterling of 1.7%. This was largely due to lower interest income mainly related to balances held in Canada, as £2.6 billion was paid in line with the Approved Plans (discussed on page 319) with interest income (net of fair value gains on derivatives) in Canada reducing from £126 million in 2024 to £57 million in 2025. Adjusted net finance costs as adjusted for Canada were up 1.0% to £1,733 million (2024: £1,715 million) at constant rates of exchange. The Group’s average cost of debt was 5.0% in 2025, compared to 4.9% in 2024. In 2021, the Group issued perpetual hybrid bonds totalling €2 billion. During 2025, the Group repurchased €1 billion of perpetual hybrid bonds and issued a further €1.2 billion of perpetual hybrid bonds. The perpetual hybrid bonds are recognised, in line with IAS 32 Financial Instruments, as equity. Interest on such instruments is recognised in reserves rather than as a charge to the income statement in net finance costs. Accordingly, in 2025, in line with IAS 33 Earnings Per Share, £87 million (2024: £42 million) has been recognised as a deduction from earnings similar to non-controlling interests. The Group has debt maturities of around £2.4 billion in 2026 and around £2.9 billion in 2027. Due to higher interest rates, net finance costs are expected to increase as debts are refinanced. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 51 Analysis of Profit from Operations, Net Finance Costs and Results from Associates and Joint Ventures – 2025 At constant rates1 Reported £m Adjusting items £m Adjusted £m Impact of exchange £m Adjusted at CC1 £m Adj. for Canada2 at CC1 £m As adj. for Canada2 at CC1 £m Profit from operations U.S. 4,942 1,601 6,543 223 6,766 — 6,766 AME 3,433 (128) 3,305 72 3,377 (308) 3,069 APMEA 1,622 102 1,724 69 1,793 — 1,793 Total regions 9,997 1,575 11,572 364 11,936 (308) 11,628 Net finance costs (1,819) 170 (1,649) (27) (1,676) (57) (1,733) Associates and joint ventures 1,681 (1,239) 442 33 475 — 475 Profit before tax 9,859 506 10,365 370 10,735 (365) 10,370 Analysis of Profit from Operations, Net Finance Costs and results from Associates and Joint Ventures – 2024 Reported £m Adjusting items £m Adjusted £m Adj. for Canada2 £m As adj. for Canada2 £m (Loss)/profit from operations U.S. 4,087 2,299 6,386 — 6,386 AME (3,464) 6,784 3,320 (520) 2,800 APMEA 2,113 71 2,184 — 2,184 Total regions 2,736 9,154 11,890 (520) 11,370 Net finance costs (1,098) (491) (1,589) (126) (1,715) Associates and joint ventures 1,900 (1,379) 521 — 521 Profit before tax 3,538 7,284 10,822 (646) 10,176 Notes: 1. As translated in 2024 rates of exchange. 2. The adjustment in respect of Canada is discussed on page 319, with the adjustment based upon the profit after interest and tax from all sources, excluding New Categories, in Canada. Associates and Joint Ventures Associates largely comprised the Group’s shareholding in its Indian associate, ITC Limited (ITC) with investments in other associates including Organigram Global Inc. (Organigram). The Group’s share of post-tax results of associates and joint ventures, included at the pre-tax level under IFRS, decreased from £1,900 million to £1,681 million in 2025. ITC and ITC Hotels The Group’s share of post-tax results in respect of ITC was 12.3% lower at £1,672 million (2024: £1,906 million). In 2025, the Group recognised a credit of £333 million (net of tax) as an adjusting item, being the Group’s share of a gain recognised by ITC following the demerger of ITC’s hotel business (ITC Hotels) that was completed on 1 January 2025. The Group’s initial direct stake was approximately 15% and recognised as a non-current investment on the balance sheet held at fair value through Other Comprehensive Income. In December 2025, the Group sold 9% of ITC Hotels in a block trade with the retained direct stake reduced to 6.3%. Please see note 14 in the Notes to the Accounts. Net proceeds from the sale amounted to £318 million. However, the credit to the Income Statement was more than offset by a lower gain in respect of the sale by the Group of shares held in ITC. In 2025, the Group sold 313.0 million ordinary shares held in ITC, realising a gain of £898 million. This compares to a gain of £1,361 million in 2024 when the Group sold 436.9 million ordinary shares. The sale in 2025 represents 2.5% (2024: 3.5%) of ITC's ordinary shares. The gains have been treated as an adjusting item in both years. Included in the results for 2025 and 2024 are other adjusting items, which included a deemed gain of £6 million in 2025 (2024: £18 million), arising on the deemed disposal of part of the Group’s shareholding in ITC (due to issuances of ordinary shares under the ITC Employee Share Option Scheme). As a result of the above, the Group's share of ITC has reduced from 25.45% (31 December 2024) to 22.91% at 31 December 2025. Organigram Global Inc. On 28 February 2025, the Group made the third and final tranche investment in Organigram for CAD$42 million (£23 million), subscribing for 7,562,447 common shares and 5,330,728 preferred shares at a price of CAD$3.22 per share. As a result of this investment, BAT's ownership in Organigram increased to 36.8%. VST Industries Limited One of our associates, VST Industries Limited, recognised an adjusting gain in relation to a sale of land and buildings. The Group's share of this gain was £3 million. Excluding such adjusting items and the impact of translational foreign exchange, the Group’s share of associates and joint ventures on an adjusted, constant currency basis declined 8.6% in 2025 to £475 million (2024: £521 million), largely driven by the reduction in the Group’s shareholding in ITC. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Financial Performance Summary Continued 52 Tax In 2025, the tax charge in the income statement was £2,094 million, compared to £357 million in 2024. The effective tax rates in the income statement were therefore 21.2% in 2025 and 10.1% in 2024. These are affected by the inclusion of adjusting items described earlier and the associates and joint ventures’ post-tax profit in the Group’s pre-tax results. Excluding these items, the underlying tax rate for subsidiaries was 24.6% in 2025 and 24.9% in 2024. The marginal decrease in the underlying tax rate in 2025 largely reflects the mix of profits and changes in legislation (including the new Pillar Two rules, described further below). See the section Non-GAAP measures on page 386 for the computation of underlying tax rates for the periods presented. In September 2025, the Court of Appeal issued its judgment in respect of the ongoing tax disputes in the Netherlands. While further avenues of appeal are being pursued, the Group has increased the provision by £171 million, with a total provision of £326 million at 31 December 2025. Please refer to the Tax Disputes section within note 31 of the Notes to the Accounts for further information. Tax strategy The Group’s global tax strategy is reviewed by the Board. The operation of the strategy is managed by the Chief Financial Officer and Group Head of Tax with the Group’s tax position reported to the Audit Committee on a regular basis. The Board considers tax risks that may arise as a result of our business operations. In summary, the strategy includes: – complying with all applicable laws and regulations in countries in which we operate; – being open and transparent with tax authorities and operating to build mature professional relationships; – supporting the business strategy of the Group by undertaking efficient management of our tax affairs in line with the Group’s commercial activity; – transacting on an arm’s-length basis for exchanges of goods and services between companies within the Group; and – engaging in pro-active discussions with tax authorities on occasions of differing legal interpretation. Where resolution is not possible, tax disputes may proceed to litigation. The Group seeks to establish strong technical tax positions. Where legislative uncertainty exists, resulting in differing interpretations, the Group seeks to establish that its position would be more likely than not to prevail. Transactions between Group subsidiaries are conducted on arm’s-length terms in accordance with appropriate transfer pricing rules and the Organisation for Economic Co-operation and Development (OECD) principles. The tax strategy outlined above is applicable to all Group companies, including the UK Group companies. Reference to tax authorities includes HMRC. The publication of this strategy is considered to constitute compliance with the duty under paragraph 16(2) Schedule 19 Part 2 of the UK Finance Act 2016. The Group is subject to the global minimum corporate tax framework applicable to multinational enterprise groups with global revenues over €750 million (Pillar Two rules) from 1 January 2024 and has applied the mandatory exception to recognising and disclosing information about deferred tax assets and liabilities related to Pillar Two income taxes in accordance with IAS 12 Income Taxes. Further information is provided in note 10 in the Notes to the Accounts. Major taxes paid 2025 (£bn) £34.6bn 2025 £bn 2024 £bn Tobacco excise, net VAT and other sales taxes (collected) 1 30.4 32.7 Corporation Tax (borne)2 2.9 1.9 Customs and import duties (borne)3 0.4 0.4 Employment Taxes (collected)4 0.6 0.5 Employment taxes (borne)5 0.3 0.2 Total 34.6 35.7 The taxation on ordinary activities was a charge of £2.1 billion in 2025 and £0.4 billion in 2024. Corporation Tax paid (due to the timing of Corporation Tax instalment payments which straddle different financial years) was £2.9 billion in 2025 and £1.9 billion in 2024. Our tax footprint extends beyond Corporation Tax, including significant payment of employment taxes and other indirect taxes, including customs and import duties. The Group also collects taxes on behalf of governments (including tobacco excise, employee taxes, VAT and other sales taxes). The major taxes paid in 2025 of £34.6 billion (2024: £35.7 billion) therefore consist of both taxes borne and taxes collected as shown in the table provided. In addition to the major taxes, there are a host of other taxes the Group bears and collects such as transport taxes, energy and environmental taxes, and banking and insurance taxes. The movement in deferred tax shown below for the year 2024 reflects the Proposed Plans in Canada, described further in notes 24 and 31 in the Notes to the Accounts. Further details of deferred tax movements are disclosed in note 16 in the Notes to the Accounts. Deferred tax asset/(liability) 2025 £m 2024 £m Opening balance (9,106) (11,281) Difference on exchange 739 (232) Credits to the income statement (138) 2,176 Changes in tax rates 202 249 Other credits/(charges) to Other Comprehensive Income (8) (18) Net reclassification as held-for-sale — — Closing balance (8,311) (9,106) BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 53 1 2 4 Earnings Per Share Profit for the year was £7,765 million, up 144.1% (2024: £3,181 million). The improvement largely relates to the lower net impact in respect of the Canadian settlement described on page 319. In both 2025 and 2024, the Group undertook a share repurchase programme, totalling £1.1 billion and £0.7 billion respectively. These reduced the number of shares (for the purposes of the EPS calculation) by 0.67% (2024: 0.62%). After accounting for the movement in non-controlling interests in the year, basic earnings per share were 351.0p (2024: 136.7p). Diluted earnings per share were 349.1p in 2025, compared to 136.0p in 2024. Earnings per share (EPS) are impacted by the adjusting items discussed earlier. Adjusted diluted EPS, as calculated in note 11 in the Notes on the Accounts, was 2.9% lower in 2025 at 352.1p, with 2024 at 362.5p. Adjusted diluted EPS at constant rates would have been 0.7% ahead of 2024 at 365.0p. Included within the Group’s adjusted diluted EPS at constant rates was 12.2p (2024: 21.4p) related to the Canadian business, excluding New Categories. Adjusting for Canada, adjusted diluted EPS was up 3.4%, at constant rates of exchange. Dividends The Group pays its dividends to shareholders over four quarterly interim dividends. Quarterly dividends provide shareholders with a more regular flow of dividend income and allow the Company to spread its substantial dividend payments more evenly over the year, aligning better with the cash flow generation of the Group and so enable the Company to fund the payments more efficiently. The Board seeks to reward shareholders with a progressive dividend, calculated with reference to adjusted diluted earnings per share, as defined on page 387, and reconciled from earnings per share in note 11 in the Notes on the Accounts. The Board has declared an interim dividend of 245.04p per ordinary share of 25p, payable in four equal quarterly instalments of 61.26p per ordinary share in May 2026, August 2026, November 2026 and February 2027. This represents an increase of 2.0% on 2024 (2024: 240.24p per share, up 2.0%) and a payout ratio, on 2025 adjusted diluted earnings per share, of 69.6% (2024: 66.3%). Adjusted for Canada, the payout ratio in respect of 2025 is 72.0% (2024: 70.4%). The quarterly dividends will be paid to shareholders registered on either the UK main register or the South Africa branch register and to ADS holders, each on the applicable record dates. Under IFRS, the dividend is recognised in the year that it is approved by shareholders or, if declared as an interim dividend, by Directors, in the period that it is paid. The cash flow, prepared in accordance with IFRS, reflects the total cash paid in the period. Further details of the total amounts of dividends paid in 2025 and 2024 (with 2023 comparatives) are given in note 22(c) in the Notes on the Accounts. Dividends are declared and payable in sterling except for those shareholders on the branch register in South Africa, where dividends are payable in rand, in line with the requirements of the JSE. The equivalent dividends receivable by holders of ADSs in US dollars are calculated based on the exchange rate on the applicable payment date. Further details of the quarterly dividends and key dates are set out under Shareholder Information on page 399. Diluted EPS (p) 349.1p 2025 2024 349.1 136.0 Definition: Profit attributable to owners of BAT p.l.c. over weighted average number of shares outstanding, including the effects of all dilutive potential ordinary shares. l IFRS GAAP l KPI l NON-GAAP Change in adjusted diluted EPS (%) -2.9% 2025 2024 -2.9% -3.5% Definition: Change in diluted earnings per share before the impact of adjusting items. l IFRS GAAP l KPI l NON-GAAP Change in adjusted diluted EPS as adjusted for Canada at constant rates (%) +3.4% 2025 2024 +3.4% +1.8% Definition: Change in diluted earnings per share before the impact of adjusting items and the impact of fluctuations in foreign exchange rates. l IFRS GAAP l KPI l NON-GAAP BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Financial Performance Summary Continued 54

Treasury, Liquidity and Capital Structure The Board reviews and agrees the overall treasury policies and procedures, delegating appropriate oversight to the Chief Financial Officer and the Treasury function. The Treasury function is responsible for raising finance for the Group and managing the Group’s cash resources and the financial risks arising from underlying operations. Clear parameters have been established, including levels of authority, on the type and use of financial instruments to manage the financial risks facing the Group. Such instruments are only used if they relate to an underlying exposure; speculative transactions are expressly forbidden under the Group’s treasury policy. All these activities are carried out under defined policies, procedures and limits, reviewed and approved by the Board, delegating oversight to the Chief Financial Officer and Treasury Function. The treasury policies include a set of financing principles and key performance indicators. The Group’s treasury position is monitored by a Corporate Finance Committee chaired by the Chief Financial Officer. Treasury operations are subject to periodic independent reviews and audits, both internal and external. See note 26 in the Notes on the Accounts for further detail. It is the policy of the Group to maximise financial flexibility and minimise refinancing risk by issuing debt with a range of maturities, generally matching the projected cash flows of the Group and obtaining this financing from a wide range of sources. The Group targets an average centrally managed debt maturity of at least five years of which no more than 20% matures in a single rolling year. As at 31 December 2025, the average centrally managed debt maturity was 9.5 years (2024: 9.5 years) with the highest proportion maturing in a single rolling 12-month period being 15.1% (2024: 14.8%). In order to manage its interest rate risk, the Group maintains both floating rate and fixed rate debt. The Group sets targets (within overall guidelines) for the desired ratio of floating to fixed rate debt on a net basis (at least 50% fixed on a net basis in the short- to medium-term). The interest rate profile of liquid assets included in net debt are considered to offset floating rate debt and are taken into account in determining the net interest rate exposure. At 31 December 2025, the relevant ratios of floating to fixed rate borrowings after the impact of derivatives were 24:76 (2024: 22:78). On a net basis, after offsetting liquid assets and excluding cash and other liquid assets (including investments held at fair value) in Canada which were subject to certain restrictions under Companies' Creditors Arrangement Act (CCAA) protection in 2024 (and were paid in the second half of 2025), the relevant ratio of floating to fixed rate borrowings was 14:86 (2024: 13:87). As part of the management of liquidity, funding and interest rate risk, the Group regularly evaluates market conditions and may enter into transactions, from time to time, to repurchase outstanding debt, pursuant to open market purchases, tender offers or other means. The Group continues to maintain investment‑grade credit ratings*, with ratings from Moody's, S&P and Fitch of Baa1 (stable outlook), BBB+ (stable outlook), BBB+ (stable outlook), respectively, and continues to target a solid investment-grade credit rating of Baa1, BBB+ and BBB+. See Notes on the Accounts, note 26. The strength of the ratings has underpinned debt issuance and the Group is confident of its ability to successfully access the debt capital markets. Available facilities It is Group policy that short-term sources of funds (including drawings under both the Group US$4 billion U.S. commercial paper (U.S. CP) programme and the Group £3 billion euro commercial paper (ECP) programme) are backed by undrawn committed lines of credit and cash. Commercial paper is issued by B.A.T. International Finance p.l.c., B.A.T. Netherlands Finance B.V. and B.A.T Capital Corporation and guaranteed by British American Tobacco p.l.c. At 31 December 2025, commercial paper of nil was outstanding (2024: nil). Cash flows relating to commercial paper that have maturity periods of three months or less are presented on a net basis in the Group’s cash flow statement. At 31 December 2025, the Group had access to a £5.0 billion revolving credit facility. This facility was undrawn at 31 December 2025. In November 2025, the Group refinanced its existing £5.2 billion facility at the reduced amount of £5.0 billion comprising (i) a £2.5 billion 364-day tranche with two one-year extension options and a one-year term out option and (ii) a £2.5 billion five-year tranche with two one-year extension options. During 2025, the Group refinanced or extended short-term bilateral facilities totalling £2.7 billion. As at 31 December 2025, nil was drawn on a short-term basis with £2.7 billion undrawn and still available under such bilateral facilities. Cash flows relating to bilateral facilities that have maturity periods of three months or less are presented on a net basis in the Group’s cash flow statement. In January 2025, the Group entered into a medium-term facility of £468 million (equivalent), which was fully drawn as at 31 December 2025. Following the initial filing in 2019, the Group's shelf registration statement on Form F-3 was renewed with the SEC in 2022 and again in 2025, pursuant to which B.A.T Capital Corporation, BAT p.l.c. and B.A.T. International Finance p.l.c. may issue debt securities guaranteed by certain members of the Group from time to time. This forms part of the Group’s strategy to ensure flexible and agile access to capital markets and the registration statement is initially valid for three years. Use of facilities These facilities ensure that the Group has access to funding to supplement the cash available or generated by the business in the period to meet the operational (including working capital) and general corporate requirements including, but not limited to, the timing of payments in relation to: – dividends (2025: £5.2 billion; 2024: £5.2 billion); – net capital expenditure (2025: £0.6 billion; 2024: £0.4 billion); – Franked Investment Income Group Litigation Order (FII GLO) as described on note 10(b) in the Notes on the Accounts; – Master Settlement Agreement and State Settlement Agreements in the U.S. (2025: £1.6 billion; 2024: £2.0 billion); – refinancing obligations; – share repurchase programme; and – other corporate activity, litigation or acquisitions, as relevant. Management believes that the Group has sufficient working capital for present requirements, taking into account the amounts of undrawn borrowing facilities and levels of cash and cash equivalents, and the ongoing ability to generate cash. Issuance, drawdowns and repayment in the period – In March 2025, the Group repaid a €650 million bond at maturity and accessed the US dollar market under the SEC Shelf Programme, raising a total of US$2.5 billion across three tranches; – In June 2025, the Group repaid two bonds totalling an aggregate amount of US$3.0 billion at maturity; – In August 2025, the Group repaid a £300 million bond at maturity; – In September 2025, the Group accessed the US dollar market under the SEC Shelf Programme, raising US$750 million; and – In October 2025, the Group issued two series of perpetual hybrid bonds, each in an aggregate principal amount of €600 million and concurrently launched a tender offer for its outstanding €1.0 billion 3% perpetual hybrid bond (first callable in 2026). As a result, approximately 80.7% of the existing 3% perpetual hybrid notes were repurchased at a slight premium, with the remaining 19.3% redeemed at their principal value in November 2025. Refer to note 22(d) in the Notes on the Accounts for further details. Note: * A credit rating is not a recommendation to buy, sell or hold securities. A credit rating may be subject to withdrawal or revision at any time. Each rating should be evaluated separately of any other rating. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Treasury and Cash Flow 55 Cash Flow Net cash generated from operating activities Net cash generated from operating activities decreased by £3,783 million to £6,342 million in 2025 (from £10,125 million in 2024), largely due to the payment of £2,560 million in the second half of 2025 in Canada as part of the Approved Plans. 2025 was also negatively impacted by translational foreign exchange due to the relative movements of sterling against the Group reporting currencies, notably the US dollar. In 2025, the decrease was also driven by: – Lower dividends received from the Group's associates of £369 million (2024: £406 million), mainly related to ITC, largely reflecting the reduced shareholding; – An increase in tax paid of £2,926 million, compared to £1,854 million in 2024 as £678 million that was deferred in the U.S. from 2024 was paid in the first half of 2025; and – A payment related to the FII GLO of £479 million. The Group will make further payments of £222 million in 2026 and £41 million in 2027. Please see note 10(b) in the Notes on the Accounts. These were partly offset by the net impact of payments in 2024 of the following items that did not repeat: – The final payment in respect of the settlement agreements with the DOJ and OFAC in the amount of £267 million; – A payment of £390 million following an excise assessment in Romania; and – The receipt of £132 million following the successful conclusion of litigation concerning the Fox River. In 2025, other litigation payments (mainly related to Engle and other health-related claims in the U.S. and in respect of Canada) were lower at £101 million (2024: £147 million). Net cash from investing activities In 2025, net cash from investing activities was marginally higher, up to £1,387 million inflow (2024: £1,375 million inflow). This was driven by the net movement from short-term investment products, including treasury bills, which were an inflow of £794 million in 2025, compared to an inflow of £83 million in 2024 due to: – the net proceeds of £318 million from the sale, in December 2025, of around 59% of the Group’s investment in ITC Hotels; and – the liquidation of investments (£437 million) that were then included in the upfront payment in respect of Canada as part of the Approved Plans. However, this was largely offset by lower net proceeds from the partial monetisation of our investment in ITC of £1,052 million compared to £1,577 million in 2024. Purchases of property, plant and equipment were higher than 2024, at £551 million (2024: £486 million). In 2025, the Group invested £648 million in gross capital expenditure, an increase of 11.7% on the prior year (2024: £581 million). This included purchases of property, plant and equipment related to the ongoing investment in the Group’s operational infrastructure, including the expansion of our New Categories portfolio and enhancements to our Modern Oral capacity. The Group expects its gross capital expenditure in 2026 to be approximately £750 million. Net cash used in financing activities Net cash used in financing activities was an outflow of £8,762 million in 2025 (2024: £10,632 million outflow), with the outflow in each year largely driven by: – Dividend payments (2025: £5,238 million, up 0.5%; 2024: £5,213 million). The movement was driven by the higher dividend per share. However, the increase was partially offset by the reduction in the number of shares due to the share buy-back programme undertaken in 2025 and 2024; – The net repayment of borrowings (2025: £118 million; 2024: £2,422 million) as described on page 55; – An outflow of £380 million (2024: £128 million) related to derivatives; – A net inflow from the redemption and subsequent issuance of perpetual hybrid bonds of £167 million; and – The purchases of shares under the 2025 share buy-back programme of £1,112 million compared to £698 million in 2024. In 2025, interest paid decreased by 4.2% to £1,631 million (2024: £1,703 million). Please refer to note 26 in the Notes on the Accounts for further details. Free cash flow (before and after dividends paid to shareholders) Free cash flow (before dividends paid to shareholders), as defined on page 389, was £4,048 million, down 48.8% on the prior year (2024: £7,901 million). The decrease in 2025 was driven by the decline in net cash generated from operating activities and an increase in net capital expenditure (2025: £612 million; 2024: £434 million), partly offset by lower net interest paid (2025: £1,582 million; 2024: £1,669 million). After payment of dividends to shareholders, free cash flow was an outflow of £1,190 million (2024: £2,688 million inflow). 2025 was negatively impacted by the payment made in respect of the Approved Plans in Canada of £2.6 billion. Excluding this, free cash flow before dividends would have been £6,608 million and free cash flow after dividends would have been an inflow of £1,370 million. Summary Cash Flow 2025 £m 2024 £m Cash generated from operating activities 8,899 11,573 Dividends received from associates 369 406 Tax paid (2,926) (1,854) Net cash generated from operating activities 6,342 10,125 Net cash from investing activities 1,387 1,375 Net cash used in financing activities (8,762) (10,632) Transferred to held-for-sale (208) — Differences on exchange (76) (281) (Decrease)/increase in net cash and cash equivalents in the year (1,317) 587 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Treasury and Cash Flow Continued 56 Cash flow conversion The conversion of profit from operations to net cash generated from operating activities may indicate the Group’s ability to generate cash from the profits earned. Based upon net cash generated from operating activities, the Group’s conversion rate was 63% compared to 370% in 2024, impacted, in both years, by the provision recognised in respect of the Canadian settlement in 2024 and subsequent payment of cash and cash equivalents held in ITCAN during 2025. Operating cash flow conversion ratio (based upon adjusted profit from operations) was once again ahead of the Group's target of 90%, being 100% in 2025 compared to 101% in 2024. See page 388 for further information on this measure. Restricted cash Cash and cash equivalents include restricted amounts of £268 million (2024: £2,072 million) in respect of ITCAN which was previously in CCAA protection (note 32 and note 24). Accumulated cash and cash equivalents were paid into the Global Settlement Trust Account as part of the Upfront Cash Contribution (each as defined in the Approved Plans, see note 24 in the Notes on the Accounts) in the second half of 2025. Due to ongoing restrictions associated with the Approved Plans in Canada, cash and cash equivalents held by ITCAN continue to be considered restricted. As at 31 December 2025, further restricted cash and cash equivalents of £67 million (2024: £339 million) were principally due to exchange control restrictions. Investments held at fair value through profit and loss included restricted amounts, at 31 December 2024 of £437 million due to investments held by subsidiaries in CCAA protection which were subsequently included in the settlement payments made in 2025 in respect of the Approved Plans in the Canadian litigation. At 31 December 2025, further restricted amounts of nil (31 December 2024: £60 million) were subject to potential exchange control restrictions (see note 18 in the Notes on the Accounts). Borrowings and Net Debt Total borrowings (which includes lease liabilities) decreased to £35,070 million in 2025 (2024: £36,950 million). In 2025, translational foreign exchange, particularly related to the relative movement of the US dollar and Euro, was a tailwind of £1,810 million (2024: £204 million headwind). The movement in borrowings is impacted by the net repayment of bonds, as discussed on page 55, driven by the cash generated by the business after payment of dividends to shareholders. Total borrowings include £591 million (31 December 2024: £670 million) in respect of the purchase price allocation adjustments related to the acquisition of Reynolds American Inc. As discussed on page 55, the Group remains confident about its ability to access the debt capital markets successfully and reviews its options on a continuing basis. Net debt is a non-GAAP measure and is defined as total borrowings (including related derivatives and lease liabilities) less cash and cash equivalents and current investments held at fair value. Net debt, at 31 December 2025, was £31,215 million (2024: £31,253 million), with the movement driven by: – Net cash generated from operating activities , described on page 56; – Net cash from investing activities, described on page 56; – Net cash used in financing activities, described on page 56; and – A foreign exchange tailwind of £1,121 million in 2025 (2024: £674 million headwind). Adjusted Net Debt Net debt excludes assets and liabilities in respect of the Group’s operations in Cuba that were classified as held-for-sale of £208 million. As these are yet to be sold, these are included in adjusted net debt as at 31 December 2025. The Group also adjusts net debt for the Reynolds American Inc. purchase price allocation adjustment (described earlier) of £591 million (31 December 2024: £670 million). This is an accounting adjustment and does not reflect the enduring repayment of the instrument. Adjusted net debt was £30,416 million in 2025 (2024: £30,583 million). Leverage ratio – Adjusted Net Debt to Adjusted EBITDA The Group uses adjusted net debt to adjusted EBITDA, as defined on page 390, to assess its level of leverage by reference to adjusted net debt in comparison to the earnings generated by the Group. This is deemed by management to reflect the Group’s ability to service and repay borrowings. In 2025, the ratio of adjusted net debt to adjusted EBITDA was 2.48x, representing an increase from 2.44x at the end of 2024. At 31 December 2024, a provision of £2,456 million of cash, cash equivalents and investments held at fair value was recognised as such balances were due to be paid as part of the global settlement plan in respect of the ongoing litigation in Canada. This was subsequently included in the payment made in the second half of 2025. Accordingly, to aid the users of the financial statements, after such a payment and other restricted Canada cash and excluding adjusted EBITDA from Canada (other than New Categories), our leverage ratio would have been 2.75x in 2024. On a consistent basis, adjusting EBITDA for Canada (excluding New Categories), our leverage ratio would be 2.55x, a decrease of 0.20x in 2025. Please refer to page 390. The Group’s adjusted net debt to adjusted EBITDA ratio is subject to the fluctuations in the foreign exchange markets. In 2025, due to the relative movement in sterling, the sterling value of adjusted net debt decreased by £1,018 million. Refer to page 390 for a full reconciliation from borrowings to adjusted net debt, profit for the year to adjusted EBITDA and the ratio of adjusted net debt to adjusted EBITDA, at both current and constant rates of exchange. Reconciliation of Total Borrowings to Adjusted Net Debt 2025 £m 2024 £m Total borrowings (including lease liabilities) (35,070) (36,950) Derivatives in respect of net debt 12 (113) Cash and cash equivalents 3,827 5,297 Current investments held at fair value 16 513 Net debt (31,215) (31,253) Purchase price adjustment (PPA) to Reynolds American Inc. debt 591 670 Net debt items in assets held-for-sale 208 — Adjusted net debt (30,416) (30,583) BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 57 Return on Capital Employed (ROCE) The Group’s ROCE, calculated in accordance with our reported numbers, was 10.3% (2024: 2.7%), with the relative movement in 2025 partly due to lower adjusting charges (discussed on page 50) including those in respect of the Canadian settlement. On an adjusted basis, as defined on page 391, including dividends from associates and joint ventures (as a proxy to a return in the period, given the inclusion of the investment in associates and joint ventures in the Group’s calculation of capital employed), adjusted ROCE grew from 12.1% in 2024 to 12.3% in 2025. Including the adjustment for Canada (excluding New Categories), adjusted ROCE was 12.0%, an increase from 11.6% in 2024. Foreign Exchange Rates The principal currency exchange rates used to convert the results of the Group's foreign operations to sterling, for the purposes of inclusion and consolidation within the Group's financial statements, are indicated in the table below. Where the Group has provided results at constant rates of exchange, this refers to the translation of the results from the foreign operations at rates of exchange prevailing in the prior period, thereby eliminating the potentially distorting impact of the movement in foreign exchange on the reported results. Accounting Policies The application of the accounting standards and the accounting policies adopted by the Group are set out in the Group Manual of Accounting Policies and Procedures (GMAPP). GMAPP includes the Group instructions in respect of the accounting and reporting of business activities, such as revenue recognition, asset valuations and impairment testing, adjusting items, the accrual of obligations and the appraisal of contingent liabilities, which include taxes and litigation. Formal processes are in place whereby central management and End Market management confirm adherence to the principles and the procedures and to the completeness of reporting. Central analyses and revision of information are also performed to ensure and confirm adherence. In order to prepare the Group’s consolidated financial information in accordance with IFRS, management has used estimates and assumptions that affect the reported amounts of revenue, expenses and assets, and the disclosure of contingent liabilities, at the date of the financial statements. Accounting Estimates The critical accounting estimates are described in note 1 in the Notes on the Accounts and include: – review of asset values, including goodwill and impairment testing; – estimation of provisions, including as related to taxation and legal matters, specifically in respect of the Approved Plans in the Canadian litigation settlement; and – estimation and accounting for retirement benefit cost. Accounting Judgements The critical accounting judgements are described in note 1 in the Notes on the Accounts and include: – identification and quantification of adjusting items; – determination as to the value of provisions and the exposures to contingent liabilities related to litigation (including as related to Canada) or other outstanding claims; – determination as to whether control (subsidiaries), joint control (joint arrangements), or significant influence (associates) exist in relation to investments held by the Group; – review of applicable exchange rates for transactions with and translation of entities in territories where there are restrictions on the free access to foreign currency or multiple exchange rates; and – the determination as to whether perpetual hybrid bonds should be classified as equity instead of borrowings. Foreign Exchange Rates Average Closing 2025 2024 2025 2024 Australian dollar 2.045 1.937 2.017 2.023 Bangladeshi taka 160.886 147.803 164.432 149.662 Brazilian real 7.363 6.893 7.371 7.737 Canadian dollar 1.842 1.751 1.844 1.801 Chilean peso 1,253.837 1,206.394 1,212.663 1,245.543 Euro 1.167 1.181 1.145 1.209 Indian rupee 114.989 106.952 120.892 107.223 Japanese yen 197.243 193.583 210.830 196.827 Romanian leu 5.885 5.877 5.834 6.018 South African rand 23.562 23.423 22.287 23.633 Swiss franc 1.094 1.125 1.066 1.135 US dollar 1.319 1.278 1.345 1.252 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Other Financial Information 58

Assessment as a Going Concern In conjunction with the assessment of viability, the Directors have also assessed the short-term cash flow forecasts and debt refinancing requirements. The Group has, at the date of this report, sufficient existing financing available for its estimated requirements for at least the next 12 months and beyond in respect of general corporate purposes, including in respect of the Master Settlement Agreement and State Settlement Agreements due in the U.S. in 2026 and other known liabilities or future payments (including interim dividends). The Group has £72 million of future contractual commitments (2024: £67 million) related to property, plant and equipment, as discussed in note 13 in the Notes on the Accounts. After reviewing the Group’s annual budget, plans and financing arrangements, including the availability of a £5.0 billion revolving credit facility, the Directors consider that the Group has adequate resources to continue operating and that it is therefore appropriate to continue to adopt the going concern basis in preparing the Annual Report. Off-balance Sheet Arrangements and Contractual Obligations Except for certain indemnities, the Group has no significant off- balance sheet arrangements other than in respect of leaf purchase obligations. The Group has contractual obligations to make future payments on debt guarantees. In the normal course of business, it enters into contractual arrangements where the Group commits to future purchases of goods and services from unaffiliated and related parties. Retirement Benefit Schemes The Group’s subsidiary undertakings operate defined benefit schemes, including pension and post-retirement healthcare schemes, and defined contribution schemes. The most significant arrangements are in the U.S., the UK, Canada, Germany, Switzerland and the Netherlands. Together, schemes in these territories account for over 90% of the total underlying obligations of the Group’s defined benefit arrangements and over 60% of the current service cost. Benefits provided through defined contribution schemes are charged as an expense as payments fall due. The liabilities arising in respect of defined benefit schemes are determined in accordance with the advice of independent, professionally qualified actuaries, using the projected unit credit method. It is Group policy that all schemes are formally valued at least every three years. Contributions to the defined benefit schemes are determined after consultation with the respective trustees and actuaries of the individual externally funded schemes, taking into account regulatory environments. The present total value of funded scheme liabilities as at 31 December 2025 was £5,404 million (2024: £5,705 million), while unfunded scheme liabilities amounted to £695 million (2024: £734 million). The fair value of scheme assets decreased to £6,302 million from £6,612 million in 2024. The overall position for all pension and healthcare schemes in Group subsidiaries amounted to a net asset of £79 million at the end of 2025, compared to a net asset of £117 million at the end of 2024. In respect of the UK Pension Fund, on 19 September 2025, the trustee entered into a buy-out transaction with Pension Insurance Corporation plc, with a premium of £28 million paid on 22 September 2025 by the trustee from fund assets at that time. Please see note 15 in the Notes on the Accounts for further details. Litigation and Settlements As discussed in note 31 in the Notes on the Accounts, various legal proceedings or claims are pending or may be instituted against the Group. Government Activity The marketing, sale, taxation and use of tobacco products have been subject to substantial regulation by government and health officials for many years. For information about the risks related to regulation, see page 169. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 59 Sustainable Future Building a Sustainable Future is about seeking to actively migrate adult smokers, who would otherwise continue to smoke, from cigarettes to smokeless alternatives responsibly and with integrity. Science will be a primary driver of our efforts, supported by more active external engagement and regulatory focus, while embedding sustainability across our organisation. The key building blocks of the Sustainable Future pillar are: Tobacco Harm Reduction Acceptance Shaping the Landscape Leading in Sustainability and Integrity Our commitments under Sustainable Future: Building a Smokeless World Investing in the products, science and engagement to make A Better TomorrowTM a reality Conducting our business responsibly and with integrity Tobacco Harm Reduction (THR) Acceptance Reducing the health impact of our business by Building a Smokeless World is crucial to a sustainable future. We believe, with greater acceptance of Tobacco Harm Reduction (THR) as a public health strategy, a Smokeless World can be achieved. This would ultimately be evidenced by a significant reduction in projected population level smoking-related morbidity and mortality. The World Health Organization estimates that smoking-related diseases cause over eight million deaths globally each year1. We know cigarettes pose serious health risks, and the only way to avoid those risks is not to start smoking or to quit. We aim to provide smokers – who would otherwise continue to smoke – with a choice of Smokeless products that deliver similar satisfaction to cigarettes in their nicotine delivery, use, and sensorial experience. For example, while we are clear that our New Category products (excluding certain products within the Modern Oral category) are not cessation products and are not marketed as such, some independent studies suggest that vapour products are more successful than nicotine replacement therapy in helping people stop smoking2 by providing a satisfactory alternative. With four global categories of reduced-risk*† products: Heated Products, Vapour Products, Oral Tobacco Products and Modern Oral Products, significant progress has been made. It is estimated that there are now more than 115 million3 consumers of Smokeless products globally. The latest estimate of the global number of vapour product consumers alone is over 86 million4. Stakeholders increasingly expect us to demonstrate that we are a purpose-driven business, and to continue to make progress towards our ambition to Build a Smokeless World. World-class science Demonstrating the reduced-risk*† status of Smokeless products, compared to smoking, can only be done with robust science. Every year we invest significantly to find innovative ways to contribute to THR. We use various analytical and pre-clinical techniques, specialised laboratory technology and expertise to test our products, and aim to ensure they meet high quality standards. This is complemented by collaborations with global external researchers, and clinical research organisations, who bring independent, specialist expertise that enhance our internal capabilities. We are always innovating, experimenting, and delivering new THR solutions. This is why our Science and Product Innovation are so important, accelerating pioneering approaches to our Smokeless products. THR substantiation As most smokeless alternatives are relatively new to the market, they lack long-term epidemiological data that could show their overall impact on public health. Therefore, it is necessary to take a 'weight of evidence' approach, using the best available data to draw conclusions. Drawing on work by the U.S. Institute of Medicine, we use our nine- step risk assessment framework. This evaluates the emissions, exposure and risk profile of our Smokeless products and compares them to cigarettes or other comparators. In terms of THR scientific substantiation, our New Category products have been evaluated in peer-reviewed pre-clinical, clinical, and population level research publications and journals, summarising significant reductions in emissions, exposure and risk markers versus smoking. We aim to follow best practice and adhere to high standards of governance and ethics in all our scientific research. We publish our science, which undergoes rigorous peer-reviews, and we participate at global scientific conferences. As of 31 December 2025, our scientists have published 276 scientific papers about our Smokeless products. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Strategic Pillar Overview 60 Our Ten THR Beliefs In our view, the fastest and most effective way to achieve a Smokeless World is to embrace THR as a public health strategy for those who would otherwise continue to smoke. Our ambition to reduce the health impacts of our business is clear. For many years we have worked diligently to develop and offer a range of reduced-risk*† tobacco and nicotine products compared to cigarettes. This fulfils a core part of the THR equation; we provide those adult smokers who would otherwise continue to smoke with options to switch completely to smokeless alternatives. While progress has been made, there is still more to do to make a Smokeless World a reality. Through our Ten Beliefs, our commitment to THR is reaffirmed, recognising the significant opportunity it presents to Build a Smokeless World. We have invested significantly in THR through the development of our portfolio of Smokeless products. This has resulted in Smokeless products becoming more acceptable to those who would otherwise continue to smoke, and commercially sustainable. Our engagement with regulators and policy makers on THR is underpinned by our open and transparent regulatory positions. We believe: A Smokeless World is possible. Tobacco Harm Reduction (THR), underpinned by robust science, is the best route to a Smokeless World. The weight of evidence supports THR today. The public health community should embrace THR and smokeless alternatives, not prohibition. Tobacco and nicotine are for adults only and never for the underaged. Adult nicotine consumers should have access to information about smokeless alternatives and the right to make informed choices. If you don't smoke, don't start. If you smoke, quit. If you choose not to quit, switch completely to Smokeless products. Innovation and a well-regulated, responsible marketplace are critical to enabling THR. No one can drive a Smokeless World alone. A Better Tomorrow™ is a Smokeless World. Omni™ – one year on In 2025 we celebrated a year of Omni™, our dynamic resource and manifesto for change. From achieving over 12,000 downloads and launching in 23 markets across the world, to winning awards externally, our groundbreaking platform continues to evolve. Omni™ was named the Global PR Campaign of the Year at the 2025 Platinum PR Awards in New York, and was also recognised by one of Spain’s leading newspapers, La Razón, winning the Innovative and Transformative Initiative Driving Change Towards a Smoke-Free World award. Our ambition to lead the THR conversation through robust science and evidence is fundamental. As evidence and science progress, so will Omni™, and we will continue to offer insights and drive progress to Build a Smokeless World and create A Better Tomorrow™. Another THR milestone in 2025 was the launch of The Smokeless Word podcast – inspired by themes from Omni™. Hosted by our Chief Corporate Officer, Kingsley Wheaton, and available on all streaming platforms, listeners are invited to explore new perspectives on what Building a Smokeless World means. The thought-provoking series has grown in popularity, garnering over 23 million views5 in 2025, and provides reflective, unfiltered conversations with a wide range of guests. + For more information on Tobacco Harm Reduction, see pages 76 to 83 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 61 Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. 1. Word Health Organization, WHO report on the global tobacco epidemic 2021: addressing new and emerging products. 2021. Available at: https://iris.who.int/handle/10665/343287 2. Lindson N, Butler AR, McRobbie H, Bullen C, Hajek P, Begh R, Theodoulou A, Notley C, Rigotti NA, Turner T, Livingstone-Banks J, Morris T, Hartmann-Boyce J. Electronic cigarettes for smoking cessation. Cochrane Database of Systematic Reviews 2024, Issue 1. Art. No.: CD010216. DOI: 10.1002/14651858.CD010216.pub8 3. Tobacco Intelligence, Regulatory & Market Intelligence for Alternative Tobacco & Nicotine Products, Nicotine Pouch Market Database, Quarter 1 Report. 2024. 4. WHO global report on trends in prevalence of tobacco use 2000-2024 and projections 2025-2030. Geneva: World Health Organization; 2025. Available at: www.who.int/publications/i/ item/9789240116276 5. Organic, paid and YouTube views of The Smokeless Word podcast in 2025 Kingsley Wheaton, Chief Corporate Officer, hosting The Smokeless Word podcast Shaping the Landscape THR and nicotine Societal understanding of nicotine is crucial in THR. A common misconception is that nicotine, as a substance, is the primary cause of smoking-related diseases. However, the cause of the vast majority of such diseases is not exposure to nicotine, but the toxicants released by the burning of tobacco. This fact is recognised by several regulators (including the U.S. FDA) and public health stakeholders (including the UK Royal College of Physicians). However, the most recent data available shows that more than 60% of adults and 80% of doctors believe that nicotine causes cancer1,2. With this level of misperception, and nicotine being a highly politicised topic, society's understanding of nicotine is one of the key challenges that needs to be overcome to enable further THR progress. Through our Global Science Engagement programme, we seek to progress our science with external scientists via peer review publications and conferences. As well as publishing our own research, our scientists monitor and review external publications to gain a more holistic view of the available and evolving evidence. Product innovation and choice Adult consumer choice is an important component of THR success. We recognise that smokers, who would otherwise continue to smoke, are more likely to switch to Smokeless alternatives when they find a product that delivers convenience and similar sensorial satisfaction. That is why we offer a multicategory portfolio of Smokeless alternatives, tailored to meet the varied preferences of different adult smoker consumer segments. Importantly, the ingredients and materials in our products undergo toxicological and risk assessment to ensure that they meet applicable standards. Our Smokeless product innovation pipeline is based on data-driven foresights to anticipate category and consumer trends. Drawing on consumer insights, we deliver new product propositions that are consumer-centric in their design and performance, to meet the most important consumer preferences and opportunities. Our approach to regulation We recognise and support the objective of governments to reduce smoking rates and associated health impacts. We have been consistently clear that we support regulation which is based on robust evidence, tailored to local circumstances, and delivers on the intended policy aims, while preventing unintended consequences such as the growth in illicit markets. Although not risk-free*†, recent technological and scientific advancements in Smokeless products offer consumers the opportunity to enjoy nicotine products, without the need to burn tobacco. Our experience shows that where risk-proportionate regulation encourages smokers – who would otherwise continue to smoke – to choose these Smokeless alternatives, smoking rates can be more effectively reduced compared to relying on coercive policies which are either not based on evidence or which seek to prohibit products or behaviours3. The success of THR will depend on progressive regulation and changes in consumer behaviour. We believe both are essential if countries around the world are to achieve the ‘smoke-free’ threshold of less than 5% smoking incidence in the population. Countries like Sweden have already started to demonstrate the art of the possible with THR. With the lowest smoking rates in Europe - 5.3% daily smoking prevalence in 20244 - Sweden is on the verge of achieving its 'no smoking target' years ahead of the 2040 EU target. This is likely due to the widespread awareness, availability and usage of snus and other smokeless alternatives. Read more about our sustainability strategy and progress on pages 60 to 165+ Our views on regulation of Smokeless tobacco and nicotine products We believe regulation should recognise that, based on current scientific evidence, Smokeless tobacco and nicotine products likely pose less risk*† than cigarettes, and support their use as an alternative for those adult smokers who would otherwise continue to smoke. There are four guiding principles that we believe should be applied to the development of any regulation of Smokeless products: – Based on science and evidence: Regulation should be based on the best available science and evidence for each product category and be proportionate to the risk of the product versus combustible cigarettes. – Ensure product quality and consumer relevance: Regulation should mandate robust product quality and safety standards and allow access to products with satisfying nicotine levels and adult- targeted flavours. – Allow adult-only access: Regulation should enable adults to access and gain information about the availability of reduced- risk*† products, while preventing use by the underage. – Enable effective enforcement: Regulation should include an effective regime for penalties, sanctions and enforcement, coupled with appropriate investments on enforcement activities to drive compliance. Regulation of Smokeless products continues to evolve. Globally, there are some regulators passing progressive laws that encourage adult smokers who would otherwise continue to smoke to switch to Smokeless products, but there are other regulators who view them more cautiously. As the science and evidence to substantiate these products grows, we hope to see more countries passing progressive regulations, accelerating a reduction in smoking rates, supported by the growth in the use of Smokeless products. We believe a stakeholder-inclusive, whole-of-society, open dialogue is essential. That dialogue should include regulators, policy-makers, public health, consumers, and the industry. It is key to align all stakeholders on the positive public health potential and develop effective policies and encourage consumer behaviour that can accelerate THR as quickly as possible. Regulation around Smokeless products should be founded on evidence and science, not mere opinion. Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. 1. World, F. for a S.-F. (n.d.). Nearly 80% of Doctors Worldwide Mistakenly Believe Nicotine Causes Lung Cancer, Thwarting Efforts to Help One Billion Smokers Quit. Available at: www.prnewswire.com/news-releases/nearly-80-of-doctors-worldwide-mistakenly- believe-nicotine-causes-lung-cancer-thwarting-efforts-to-help-one-billion-smokers- quit-301881655.html 2. Weiger C, Moran MB, Kennedy RD, Limaye R, Cohen J. Beliefs and Characteristics Associated With Believing Nicotine Causes Cancer: A Descriptive Analysis to Inform Corrective Message Content and Priority Audiences. Nicotine Tob Res. 2022;24(8):1264-1272. doi:10.1093/ntr/ntac060 3. Fagerström, K. (2022). Can alternative nicotine products put the final nail in the smoking coffin? Harm Reduction Journal, 19(1). doi:doi.org/10.1186/s12954-022-00722-5 4. Human, D., et al./ The Safer Nicotine Revolution: Global Lessons, Healthier Futures. Smoke Free Sweden 2025. Available at: www.smokefreesweden.org/safer-nicotine- revolution.pdf BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Strategic Pillar Overview Continued 62

BAT Annual Report 2025 | Strategic Report | Governance Report | Financial Statements | Other Information

Responsible marketing of our products

Wherever we operate, we are guided by our Product Stewardship approach – for quality and safety standards, and our Responsible Marketing Principles (RMP) and Responsible Marketing Code to ensure that we market our products responsibly.


Ultra.
vuse
Pro One
PALL MALL

ACCESS TO CONSUMER RELEVANT PRODUCTS

- Regulations in all countries where cigarettes are sold should also allow a wide range of Smokeless alternatives to cigarettes to ensure that consumers can access these alternatives and make informed choices.
- Nicotine levels should be established to ensure Smokeless products are a satisfying alternative for adult smokers who would otherwise continue to smoke.
- A variety of adult-targeted flavours should be available, as evidence shows that certain flavours help smokers who would otherwise continue to smoke to transition to reduced-risk*† alternatives. Flavours, packaging designs and descriptors that are particularly appealing to the underage should be prohibited.
- Regulation should keep pace and be adaptable to new product innovation. This would allow scientific and technological advancements to deliver consumer-relevant new product propositions and at speed, so that smokers can access even better options.


LUCKY STRIKE
SCARLET CLICK
ARCTIC CLICK
veo

ADULT-ONLY CONSUMERS

- The use and sale of smokeless tobacco and nicotine products by and to the underage should be prohibited by law.
- Age-verification mechanisms should be mandated at point of purchase and, where feasible, regulation should aim to encourage the integration of underage access prevention technologies.
- Communication is necessary to provide adult consumers with accurate information about reduced-risk products*†. Communication with adults should be permitted in adult-targeted touchpoints and display responsible content.
- Any communication with consumers should have a clear and visible health warning and inform that nicotine-containing products are for adults only.



PRODUCT STEWARDSHIP AND QUALITY


vuse
18+ VERIFY
TO USE THIS WEBSITE YOU MUST BE AGED 18 OR OVER
Please verify your age before entering the site*
I'M UNDER 18
I'M 18 OR OVER
*18+ only. This product contains nicotine and is addictive.
For adult nicotine or tobacco consumers only.

ROBUST ENFORCEMENT

- Robust and properly enforced product quality standards should be at the heart of any regulation.
- Products should be used as intended by consumers and manufacturers should be required to ensure that all products are tamper-evident to secure product integrity.
- Regulations should provide the relevant authorities with the powers to take enforcement actions and apply penalties and sanctions as appropriate.
- Enforcement authorities should leverage those powers and carry out enforcement steps to identify and sanction non-compliant products and actors.

Notes:

* Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive.

† Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance.

63

BAT Annual Report 2025 | Strategic Report | Governance Report | Financial Statements | Other Information

Our Sustainability Milestones

Find our defined terms‡ for Sustainability on **pages 94** to **127** of the Combined Annual and Sustainability Report and our **Sustainability Performance Data Book 2025** at **bat.com/reporting**

As our current 2025 targets reach maturity, we have highlighted the key milestones achieved over the last five years, paving the way for further progress in 2026 and beyond.

Link to impact areas | TOBACCO HARM REDUCTION (THR) | CLIMATE | NATURE | CIRCULARITY | COMMUNITIES

Advanced our Commitment to Responsible Vaping Products

We have made progress on our goals while maintaining our dedication to high product quality and responsible product stewardship.


Hi

Omni™

introduced in 2024 and recognised at the Global Platinum PR Awards, marking our efforts to reframe Tobacco Harm Reduction.

Age-verification

-enabled Vapour products launched in three markets in 2025.

Digital Sustainability Control Tower

We started its implementation in 2025, built on the Microsoft Sustainability Manager. The system centralises climate-related data, supporting regulatory compliance and better decision-making.



21%

reduction in Scope 1, 2, and 3 GHG emissions between 2020 and 2024, equivalent to 1,323 ktCO_2e.

Triple-A

rating from CDP for our 2024 and 2025 disclosures on Climate Change, Water Security and Forest.

Regenerative Agriculture Framework

We rolled out our Regenerative Agriculture Framework across key tobacco sourcing regions. The outcomes of ongoing pilot initiatives will inform our strategic direction to 2030.



100%

Alliance for Water Stewardship (AWS) certification across all our manufacturing sites achieved in 2025.

50.8%

reduction in water withdrawn in 2025 (versus 2017 baseline), surpassing our target of 35% which was achieved two years ahead of schedule in 2023.

Investing in eco-design

We launched our premium Vapour device with a removable battery, Vuse Ultra, marking a key step toward extending product life and helping to facilitate recycling.



0.85%

of our operational waste going to landfill achieved in 2025.

30.4%

reduction in absolute volume of operational waste generated in 2025 (versus 2017 baseline), surpassing our target of 25% two years ahead of schedule in 2023.

Achieved our labour audit target

We met our 2025 target for 100% of product materials and Higher-Risk Indirect Suppliers‡ to have undergone at least one independent labour audit within a three-year cycle.



93.5%

of our farmers in the Thrive Supply Chain‡ were reported to have diversified crops in 2025.

1%

pay gap between permanent BAT male and female employees maintained since 2021.

64

BAT Annual Report 2025

Strategic Report | Governance Report | Financial Statements | Other Information

Message from our Chief Sustainability Officer



Sustained Transformation

Jonathan Upward
Chief Sustainability Officer

Dear stakeholders,

As BAT's Chief Sustainability Officer, I am pleased to present the sustainability section of our 2025 Combined Annual and Sustainability Report.

Over the past 26 years at BAT, I have developed a deep understanding of our business, its legacy, its complexities, and the transformation we're undertaking.

My background in operations has shaped a pragmatic, delivery-focused approach, which I believe is critical for translating strategy into measurable and meaningful impact.

We continue to embed sustainability across the business as a strategic lever, driving performance, enhancing resilience, and enabling long-term growth.

To achieve this, we have a sustainability strategy anchored in four interconnected impact areas beyond Tobacco Harm Reduction (THR): Climate, Nature, Circularity, and Communities.

By concentrating on our impact areas, our strategy is designed to mitigate risks, strengthen resilience across our supply chain, and seek to bring positive value where we operate.

Having worked across operations in diverse geographies, I have seen first-hand that having the right sustainability strategy is only the starting point. The real challenge lies in implementing it effectively, consistently, and in a way that makes commercial sense.

We continue to deepen our understanding of our value chain, embedding carbon considerations into decision-making, shaping our approach to protecting nature, and supporting our farming households through investments in education and livelihoods.

I am focused on harnessing key enablers to deliver across our impact areas:

- **Technology that drives faster, better-informed decisions;**
- **Policy capabilities to anticipate and respond to evolving regulatory requirements on a wide range of sustainability topics, including supply chain due diligence, circularity and reporting; and**
- **Stakeholder engagement that fosters collaboration with suppliers, peers, and thought leaders to achieve better outcomes.**

> "As the external sustainability landscape evolves, our operating model, data, and digital capabilities will enable us to navigate and adapt with confidence."

65

BAT Annual Report 2025

Strategic Report | Governance Report | Financial Statements | Other Information

Message from our Chief Sustainability Officer Continued

This section of the Combined Annual and Sustainability report is more than a strategy update. It explains why we are confident this is the right path for our business.

Its theme, **Shifting Perspectives, Through Sustained Transformation** reflects where we stand today, at a pivotal moment of change. We are moving from a legacy of combustibles to a Smokeless World, a transformation that demands bold thinking and a forward-looking approach. That same shift drives our approach to sustainability, which is grounded in data. This will help us drive decision-making, strengthen our ability to anticipate regulatory changes and foster business resilience.

Looking back at the last few years, we have made meaningful progress across all of our impact areas: reducing emissions throughout our value chain and leading in water stewardship, advancing regenerative agriculture practices, embedding eco-design principles in our Smokeless products and working with our suppliers to manage exposure to risks in our supply chain relating to labour standards and practices.

These successes have been achieved through the dedication and expertise of our teams.

I am proud of what we have accomplished together and energised for what lies ahead. Our journey is about 'doing the right thing right', for us, our stakeholders, and the environment.

As our 2025 targets reach maturity, we are setting our sights on the future with new 2030 targets, informed by our Double Materiality Assessment (DMA)^ and aligned with our sustainability strategy.

Under each impact area of the strategy, four clear targets guide our efforts through 2030 and beyond, reinforcing our commitment to responsible growth and long-term value creation.

These will enable us to proactively manage broad impacts, regulatory shifts, and evolving stakeholder expectations.

Our commitment to sustainability is reflected in our oversight of the Sustainable Future pillar of the Group's strategic navigator, supported by strong cross-functional engagement. Across our global business, people are eager to contribute to sustainability and drive positive impact.

In progressing A Better Tomorrow™, we are embedding sustainability considerations into our strategic decision-making and operations: restoring and regenerating ecosystems and maintaining the trusted relationships we have built with local communities. At the same time, we remain committed to playing a leading role in THR, supporting a Smokeless future.

By doing so, we not only aim to mitigate sustainability-related risks but also to create long-term value for our stakeholders and consumers. This philosophy underpins A Better Tomorrow™, strengthening our capacity to adapt, compete and grow in a rapidly changing environment.

On the following page, and in the **What's Next?** sections of this report, you will find more details about our new targets and priorities.

We invite all stakeholders to engage with the report, ask questions and provide suggestions.

Jonathan Upward
Chief Sustainability Officer

↗ **Read more about our sustainability ratings performance in our 2025 Sustainability Performance Data Book** at **bat.com/reporting**

Our sustainability strategy

In addition to THR, our sustainability strategy is anchored in four interconnected impact areas:

CLIMATE

NATURE

CIRCULARITY

COMMUNITIES


CONSUMERS
CUSTOMERS
THR
COMMUNITIES
CLIMATE
SUPPLIERS
BAT
A BETTER TOMORROW
OUR PEOPLE
CIRCULARITY
NATURE
SOCIETY
INVESTORS

Note:

^ Although financial materiality has been considered in the development of our Double Materiality Assessment (DMA), our DMA and any conclusions in this document as to the materiality or significance of sustainability matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities.

66

CLIMATE NATURE CIRCULARITY COMMUNITIES Remaining committed to our science-based GHG emissions reduction targets, while acknowledging our dependency on local grid decarbonisation. Supporting our long-term resilience through targets for protecting and restoring the natural resources that we rely on. Broadening the scope of circularity targets, in line with our overall transformation strategy. Strengthening social and supply chain resilience through new targets for farming, supplier and employee communities. + Read more on pages 84 to 93 + Read more on pages 94 to 103 + Read more on pages 104 to 111 + Read more on pages 112 to 127 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Our new 2030 sustainability targets 67 Notes: 1. Compared to a 2020 baseline. Our near-term 2030 science-based targets comprise a 50% reduction in Scope 1 and 2 GHG emissions. We have set an updated corporate target of 60% reduction in Scope 1 and 2 GHG emissions, reflecting our ambition to go beyond our current Science-Based Target. The Scope 3 industrial (non-FLAG) GHG emissions target includes purchased goods and services, upstream transportation and distribution, use of sold products, and end-of-life treatment of sold products. The Scope 3 FLAG GHG emissions target includes FLAG emissions and removals. Combined, these targets comprised 77% of Scope 3 emissions in 2020. Due to the complexity of consolidating Scope 3 data from our suppliers and value chain, we report Scope 3 data one year behind other metrics. Refer to the BAT ‘Reporting Criteria’ for our full methodology: bat.com/reporting. 2. Water Positive means BAT would return more water to the environment through restoration, replenishment and regeneration projects than it withdraws for its own operations. 3. In-scope commodities (currently pulp and paper, tobacco, curing wood) are assessed for deforestation. 4. Excludes materials where regulatory restrictions prevent reduction. 5. Excludes single-use Vapour products. Eco-design principles guide the design and development of products with lower environmental impact, emphasising the use of renewable or recyclable materials, reducing CO2 emissions, and enhancing recyclability, durability, longevity and reusability. 6. Excludes markets where regulatory constraints prevent battery removability. 7. Excludes markets where regulatory constraints prevent implementation. 8. Due to the complex and systemic nature of child and forced labour, this represents an ongoing ambition rather than a time-bound target. 9. Employee Engagement Index focuses on employees’ connection to their organisation, marked by committed effort to achieve goals (being engaged) in environments that support productivity (being enabled) and maintained personal wellbeing (feeling energised). WATER POSITIVE in our own operations2 DEFORESTATION FREE across our primary deforestation-linked commodities3 50,000t reduction in total product material use4 100% of New Category products and packaging launched with eco-design principles5 100% Vapour devices to have removable batteries6 100% of markets investing in consumer education programmes for the responsible disposal of our New Category products7 90% of farming households engaged in livelihood programmes in priority geographies 100% of prioritised non- tobacco suppliers engaged in our enhanced Human Rights Due Diligence Framework ZERO tolerance for child and forced labour in our supply chain8 >85 Employee Engagement Index9 60% absolute reduction in Scope 1 and 2 GHG emissions (versus 2020 baseline)1 30.3% reduction in Scope 3 (Forest, Land and Agriculture) FLAG emissions (versus 2020 baseline)1 42% reduction in Scope 3 industrial (non-FLAG) emissions (versus 2020 baseline)1 >50% of energy used in own operations to be from low-carbon sources 100% of prioritised water- stressed agricultural basins with water stewardship programmes 65% of directly-contracted arable land adopting regenerative agriculture practices UPDATED TARGET UNCHANGED TARGET UNCHANGED TARGET UPDATED TARGET NEW TARGET NEW TARGET UPDATED TARGET NEW TARGET NEW TARGET NEW TARGET NEW TARGET NEW TARGET NEW TARGET UPDATED AMBITION NEW TARGET NEW TARGET This page presents our updated and new targets and ambitions for 2030. Our performance against these targets will be reported in our FY26 Combined Annual and Sustainability Report. The complete set of targets – along with details on updates, retirements, and resets – is available in our 2025 Sustainability Performance Data Book. Our THR targets extend beyond 2025, they remain central to tracking our performance against our long‑term ambition to build a Smokeless World. Similarly, while our current climate targets run through 2030, the progress we have already made against them has enabled us to enhance our commitments beyond our current Science Based Targets initiative (SBTi) target. Together with our progress across our impact areas, these targets strengthen the foundation for sustainable growth. Concluding our current 2025 targets marks a key milestone in our sustainability journey. We are proud of our achievements to date, making significant progress in reducing our GHG emissions, achieving all of our water targets and some of our operational waste reduction targets. We recognise that further progress still needs to be made. We remain focused on closing the gaps and addressing challenges as they evolve. Our new and updated 2030 targets are detailed in the ‘What’s Next?’ sections of this report. For a full description of key terms‡ and definitions, refer to the BAT 'Reporting Criteria' in our 2025 Sustainability Performance Data Book at bat.com/reporting ä BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Concluding our current sustainability targets 68 30.3% absolute reduction in Scope 3 Forest, Land and Agriculture (FLAG) GHG emissions by 2030 versus 2020 baseline2,3 % change in emissions relative to baseline +30.3 0 -30.3% 2024 2023 2022 50 million Smokeless product consumers by 2030 Number of consumers‡ (millions)1 0 50 2025 2024 2023 50% absolute reduction in Scope 1 and 2 GHG emissions by 2030 versus 2020 baseline2,3 % change in emissions relative to baseline 0 -100% 2025 2024 2023 50% of our revenue from Smokeless products by 2035 % of revenue from Smokeless products 0 50% 2025 2024 2023 42% absolute reduction in Scope 3 Industrial (non-FLAG) GHG emissions by 2030 versus 2020 baseline2,3 % change in emissions relative to baseline +42 0 -42% 2024 2023 2022 18.2% 17.5% 16.5% 34.1 29.4 25.5 46.6% 42.6% 27.1% -16% -22% +6% Notes: 1. The revision from 29.1 million to 29.4 million users in 2024 reflects survey methodology enhancements. In Germany, moving from telephonic to web-based interviews has a net impact of +0.4mn and the introduction of Track in Finland has an impact of -0.03mn. 2025 market research assumptions have been applied to previous years to prevent any trend breaks. 2023 data excludes Russia and Belarus. 2. Environmental, health and safety data in relation to our own operations is reported for the period 1 December 2024 to 30 November 2025. 3. Compared to a 2020 baseline. Our current near-term 2030 science-based targets comprise a 50% reduction in Scope 1 and 2 GHG emissions. We have set an updated corporate target of 60% reduction in Scope 1 and 2 GHG emissions, reflecting our ambition to go beyond our current Science-Based Target. The Scope 3 industrial (non-FLAG) GHG emissions target includes purchased goods and services, upstream transportation and distribution, use of sold products, and end-of-life treatment of sold products. The Scope 3 FLAG GHG emissions target includes FLAG emissions and removals. Combined, these targets comprised 77% of Scope 3 emissions in 2020. Due to the complexity of consolidating Scope 3 data from our suppliers and value chain, we report Scope 3 data one year behind other metrics. Refer to the BAT ‘Reporting Criteria’ for our full methodology: bat.com/reporting. 4. Renewable energy includes: Energy generated from renewable fuels at our sites (e.g. wood fuel, biomass fuels) and in fleet vehicles, owned or leased (e.g. biodiesel); Purchased renewable electricity, hot water and steam; and Renewable energy generated on site using non-fuel technology (e.g. with photovoltaic installations or solar water heaters). THR CLIMATE -23% -9.8% +2% Target: In progress Target: In progress Target: In progress Target: In progress Target: In progress 50% renewable energy use2,4 by 2030 Renewable energy as a percentage of direct energy use 0 50% 2025 2024 2023 46.6 45.1 38.1 Target: In progress Key Achieved Target met Not achieved Target not met In progress The target end date extends beyond 2025 Ongoing focus area Applicable to our child labour ambition. Continued progress is required to achieve the overarching ambition. This page and the next present a selection of our current targets and our performance against them. Our performance against the complete set of current sustainability targets is reported in our 2025 Sustainability Performance Data Book. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 69 Deforestation and Conversion Free tobacco supply chain by 2025 % wood used in our Thrive Supply Chain‡ with Deforestation and Conversion Free (DCF) Status 0 100% 2025 2024 2023 Deforestation Free pulp and paper supply chain by 2025 % of pulp and paper materials sourced with low risk of deforestation 0 100% 2025 2024 2023 35% reduction in water withdrawn in our own operations by 2025 versus 2017 baseline2 % reduction in water withdrawal relative to base year 0 100% 2025 2024 2023 25% reduction in waste generated in own operations by 2025 versus 2017 baseline2 % reduction in operational waste generated 0 100% 2025 2024 2023 100% of our packaging to be reusable, recyclable or compostable where facilities exist by 20255 % of packaging reusable, recyclable or compostable 0 100% 2025 2024 2023 Aiming for zero child labour incidents in our tobacco supply chain by 2025 % of incidents of child labour identified and reported as resolved by end of the growing season 0 100% 2025 2024 2023 100% of product materials and Higher-Risk Indirect Suppliers‡ having an independent labour audit within a three-year cycle by 2025 % suppliers undergoing labour audits during the last three years 0 100% 2025 2024 2023 Increase the proportion of women on Senior Leadership teams‡ to 40% by 20256 % female representation on Senior Leadership teams‡ 0 100% 2025 2024 2023 Less than 1% of our operational waste going to landfill by 20252 % of operational waste going to landfill 2 0% 2025 2024 2023 Increase the proportion of women in Management‡ roles to 45% by 20256 % female representation in Management‡ roles 0 100% 2025 2024 2023 100% of operations sites to be Alliance for Water Stewardship (AWS)‡ certified by 2025 % of operations sites that are AWS‡ certified 0 100% 2025 2024 2023 90% recycling rate of total waste generated across our own operations by 20252 % waste recycled 2025 2024 2023 99.99% 98.5% 96.5% 100% 86.3% 69.3% 98.5% 97% 94% 100% 100% 100% 100% 90.6% 58.8% 91% 68.8% 100% 88.6% 88.1% 87.6% 30.4% 31% 28.2% 50.8% 47.4% 39.2% 38.8% 36.5% 33.6% 44.4% 43.5% 41.9% CIRCULARITY COMMUNITIESNATURE 0 100% 0.9% 1.3% 1.8% Target: Not achieved Target: Not achieved Target: Not achieved Target: Not achieved Target: Not achieved Target: Achieved Ambition: Ongoing focus area Target: AchievedTarget: Achieved Target: AchievedTarget: Achieved Target: Achieved Notes: 5. Our calculation excludes about 1.7% of total material used in our packaging, representing exclusions due to regulatory requirements in certain markets and adhesives used in packaging. 6. These Group-wide targets do not represent quotas. For each vacancy, the most suitable candidate, regardless of their gender or ethnicity, should be hired. We also recognise that there may be local requirements or other circumstances that need to guide our hiring practices in various locations where we operate. For example, Reynolds American Inc. does not establish or work towards achieving representation targets.  Our commitment to sustainability is guided by our Double Materiality Assessment (DMA)^, an approach that helps us set our strategic priorities. We use Double Materiality to guide decision-making, assessing both inward and outward impacts, as well as financial materiality in relation to sustainability topics. Over time, this approach has helped us: – Anticipate risks such as climate change and circularity, which are now recognised as Group Principal Risks; – Identify new opportunities for investment and efficiency, now embedded in our climate strategy; – Align the business around our sustainability strategy and new 2030 targets; and – Build stakeholder trust through transparent disclosures that inform real-world decisions. Find our Group Principal Risks on pages 168 to 175+ Since 2022, we have conducted DMAs^ annually to ensure our sustainability strategy remains relevant and aligned with stakeholder expectations. Each iteration has sharpened our strategic focus, acknowledging the complexity of our supply chain and the need for collaboration across the value chain. Our commitment to ‘Do the Right Thing’ seeks to integrate commercial success with sustainable practices. The 2025 assessment marks further progress, incorporating evolving regulatory standards and strengthening cross-functional collaboration. This supports the systematic consideration of the financial dimensions across sustainability topics, contributing to the clarity and resilience of our long-term approach. Stakeholder engagement The Board is committed to open and transparent dialogue with our stakeholders to ensure their views are understood and taken into account. It regularly reviews the Group’s stakeholder engagement approach, including our approach to engaging with stakeholders on our sustainability agenda, which is supported by the Group’s assessment of material sustainability impact, risks and opportunities (IROs). For further details on our Board engagement with Stakeholders see pages 190 to 195+ Feedback from stakeholders has played a vital role in refining our DMA, improving completeness, and enhancing the transparency of our sustainability disclosures. As part of our Double Materiality process, we engaged a range of internal and external stakeholders to collect diverse insights both through workshops and one-on-one discussions. The final review and validation of the DMA^ methodology and outcomes were validated through our existing governance and risk management frameworks. For further details on our DMA process, see pages 71 to 75+ BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Double Materiality Assessment^ 70 Impact materiality BAT's impact on health, environment, society and governance-related topics Impact materiality includes the identification and assessment of: Impacts Positive Negative Giulia Scanferla Head of Sustainability Regulatory Reporting We use Double Materiality to guide our decisions – understanding both how we impact the world and how sustainability risks and opportunities impact us. Financial materiality Financial impact on health, environment, society and governance-related topics on BAT Financial materiality includes the identification and assessment of: Opportunities Risks Note: ^ Although financial materiality has been considered in the development of our Double Materiality Assessment (DMA), our DMA and any conclusions in this document as to the materiality or significance of sustainability matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities.

Value chain assessment process Our DMA follows a structured process to evaluate IROs across the value chain. We began by reviewing our business segments, revenue streams, products, services, and key relationships. This informed the mapping of our value chain and helped identify material IROs and related sustainability issues across both our operations and our upstream and downstream business relationships. Our value chain is intrinsically connected to our business model. + Please refer to page 12 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 71 Upstream Own operations Downstream BAT design, research and development Design of all product categories, including innovation enabled by BAT research and development. Non-tobacco supply chain Sourcing of direct and indirect inputs supporting operations across product categories. Warehousing and distribution Storage, movement, trade marketing and distribution across the downstream value chain. Tobacco supply chain Sourcing and activities related to tobacco leaf in the upstream value chain. Own operations All activities conducted directly by BAT. Marketing, consumer use, and disposal Responsible marketing of BAT products, consumer use and disposal of all product categories. Source Source Insight Science Innovate Market Sell Move Manufacture Our value chain Identification of Impacts, Risks, and Opportunities (IROs) Our DMA draws from multiple sources, including climate scenario modelling, our value chain maps, stakeholder engagement insights, and inputs from internal experts and external users of sustainability disclosures. The former sustainability risk register was also used as a baseline reference to support the identification of sustainability-related IROs. Building on this foundation, we conducted a desktop review to identify emerging trends and benchmark industry practices. As a subsequent step, we assessed the relevance of each identified sustainability topic across BAT’s value chain and key business relationships. For each topic, we identified and evaluated potential IROs using an Enterprise Risk Management-aligned scoring framework in line with the Group Risk Management Manual. This approach helped determine materiality thresholds and provided a clearer view of inherent risks and the effectiveness of mitigation measures. IROs were scored on an inherent basis to provide a clear view of potential risk exposure prior to mitigation, with mitigation actions considered separately as part of ongoing risk management. Following the development of a comprehensive IRO longlist, internal stakeholders reviewed and refined it through workshops, drawing on their expertise and stakeholder interactions. External stakeholders were engaged where needed to provide deeper insights and capture investor perspectives. Time horizons For each IRO, we have adopted the following time horizons for our IRO scoring, unless otherwise stated in our report: Short-term Medium-term Long-term <1 year 1-5 years >5 years This assessment also resulted in the establishment of the new IRO register, which now consolidates all identified IROs and is mapped to the Group risk register to support the integration of sustainability considerations into our Group risk management processes. Setting and validating materiality thresholds Following the scoring of our IROs, the materiality threshold was consistently applied to determine the information to be disclosed. These thresholds were reviewed and validated by the Chief Sustainability Officer, Group Heads of Functions, and the Sustainability Data and Reporting Programme Project Board. In the absence of detailed guidance from standard setters, our governance process defined a threshold that was considered appropriate, given their impact and financial materiality. The Audit Committee’s oversight of our Sustainability Data and Reporting programme, including the 2025 IROs assessment and DMA validation is discussed on page 209. This section also outlines how the Audit Committee and Board oversee the Group risk register and risk appetite, ensuring alignment with our strategic objectives, monitoring methodology and emerging risks. Our findings Our DMA reaffirms the relevance of the material sustainability topics that have shaped our strategy over time. In 2025, we updated our methodologies to be in line with the latest available guidance1 at the time of the assessment, yet the material topics identified remain consistent with previous years. This continuity reflects the maturity of our long-term approach and underscores our sustained focus on areas most relevant to our business and stakeholders. No material IROs were identified as directly arising from our business conduct. Business conduct, as a topic, is embedded in the way we operate and is further discussed in the ‘Creating a Culture of Integrity’ and ‘Communities’ section of this report. We continue to apply our overarching governance framework by actively monitoring and managing any sustainability-related IROs. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Double Materiality Assessment Continued 72 Our material sustainability topics Based on the two dimensions of ‘impact materiality’ and ‘financial materiality’, our 2025 DMA^ highlighted the following material sustainability topics. We understand that the nature of materiality is inherently dynamic, with sustainability matters and stakeholder concerns evolving in response to external trends, regulation, and company plans. For that reason, our results require annual review. Notes: ^ Although financial materiality has been considered in the development of our Double Materiality Assessment (DMA), our DMA and any conclusions in this document as to the materiality or significance of sustainability matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities. 1. European Financial reporting Advisory Group (EFRAG) IG 1: Materiality Assessment Implementation Guidance (May 2024): statics.teams.cdn.office.net/evergreen-assets/safelinks/2/atp-safelinks.html Read more about our actions and policies for the management of our material topics on pages 76 to 131+ THR Harm reduction and marketing CLIMATE Climate change NATURE Water Biodiversity and ecosystems CIRCULARITY Circular economy COMMUNITIES Employees, diversity and culture Human rights in the value chain Community engagement Key Positive impacts Opportunities Negative impacts Risks Time horizon S Short-term M Medium-term L Long-term Value chain step Tobacco supply chain Non-tobacco supply chain Own operations Warehousing and distribution Our material impacts, risks and opportunities assessed on an inherent basis2 Value chain step Time horizon3 Type Description Actions H ar m re du ct io n an d m ar ke ti ng p ra ct ic es Marketing practices Misleading or irresponsible marketing practices, or ineffective enforcement against illicit products can result in reputational damage, marketing restrictions or product bans, as well as legal action. – Responsible Marketing Standards – Underage Access Prevention (UAP) Guidelines and Initiatives Product health impact The risks of smoking are well known. While Smokeless products have a lower risk profile*† compared to smoking, they are not risk-free. – THR advocacy – R&D of Smokeless products – Product stewardship Product health impact Adverse health effects associated with of our products could expose the business to reputational and legal risks, and regulatory action or marketing restrictions. – THR advocacy – R&D of Smokeless products – Product stewardship Tobacco Harm Reduction (THR) For adult smokers who would otherwise continue to smoke, access to Smokeless products could accelerate the reduction of smoking rates, and contribute to THR. – THR advocacy – Peer reviews of science – Science and product innovation Product health impact Although Smokeless products are not risk-free and contain nicotine, their reduced-risk*† profile, together with robust and clearly communicated scientific evidence, presents an opportunity to advance THR. – THR advocacy – Peer reviews of science – Science and product innovation C lim at e Supply chain disruptions Climate-related events – both acute and chronic – can disrupt our value chain, affecting production, transport, and delivery. These disruptions can lead to delays, supply constraints, increased costs, and reduced efficiency. – Business continuity planning – Supply and logistics planning – Supplier and source diversification GHG emissions generation Our operations and business activities generate GHG emissions, including in agriculture, raw material extraction and processing, manufacturing, and transportation. – Site-specific decarbonisation plans – Carbon smart farming – Eco-design principles W at er Water withdrawals across our own operations Using water from water-stressed areas for industrial purposes could reduce the amount of water available to surrounding areas. – Water risk assessment – Water stewardship initiatives Water withdrawals across our tobacco supply chain Using water from water-stressed areas in tobacco farming could reduce water availability for surrounding areas. – Water risk assessment and training – Water stewardship initiatives – Best practices in water management 2 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 73 S M L S M L S M L S M L S M L S M L S M L Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. 2. The IROs were assessed on an inherent basis, which means that the mitigation actions were not taken into consideration in the assessment. 3. Time-horizons in this table are highlighted from when the risk or impact first materialises. Read more about our actions and policies for the management of our material topics on pages 76 to 131 + S M L S M L Key Positive impacts Opportunities Negative impacts Risks Time horizon S Short-term M Medium-term L Long-term Value chain step Tobacco supply chain Non-tobacco supply chain Own operations Warehousing and distribution Value chain step Time horizon1 Type Description Actions Bi od iv er si ty a nd e co sy st em s Deforestation due to procurement of raw materials Sourcing raw materials such as pulp and paper and metals, could increase the pressure on surrounding areas. – Use of alternative materials – Conservation practices – Supplier risk assessments and selection Deforestation for tobacco curing Using wood for tobacco curing could contribute to deforestation and impact the surrounding areas. – Field technician monitoring – Wood traceability, alternative fuel sources and technologies – Biodiversity Management Plans Tobacco farming-related ecosystems change Certain tobacco farming practices, such as intensive ground preparation and monocropping, could lead to soil erosion and nutrient loss, affecting both soil quality and local ecosystems. – Regenerative agriculture practices – Crop-diversification – Best practices in soil and water management C ir cu la ri ty Post-consumer waste generation Waste generated from product use and disposal, if not managed effectively, can expose the business to reputational, legal and operational risks. – Eco-design principles – Consumer education and incentives – Waste management partnerships Post-consumer waste generation Inappropriate disposal of our products and limitations in waste management infrastructure can negatively impact the management of our product waste. – Eco-design principles – Consumer education and incentives – Waste management partnerships 2 P eo pl e an d cu lt ur e Employee wellbeing Offerings such as flexible working, family-leave policies, fair working hours and employee support systems/ networks, can improve employee wellbeing. – Family leave arrangements – Flexible working hours – Wellbeing initiatives Employee health and safety Workplace health and safety incidents and injuries can affect employee wellbeing. – Health and safety risk assessment – Health and safety audits – Health and safety management system Workplace inclusivity A workplace that does not promote inclusivity can impact career opportunities and affect employee wellbeing. – Corporate values – Employee resource groups Gender equality and equal pay Gender inequality and pay disparities could restrict access to opportunities. – Fair Pay Workforce accreditation – Global Living Wage certification – Gender pay analysis at a global scope BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Double Materiality Assessment Continued 74 S M L S M L S M L S M L S M L S M L S M L Note: 1. Time-horizons in this table are highlighted from when the risk or impact first materialises. Read more about our actions and policies for the management of our material topics on pages 76 to 131 + S M L S M L

BAT Annual Report 2025

Strategic Report | Governance Report | Financial Statements | Other Information

Key

- Positive impacts
- Negative impacts
- O Opportunities
- R Risks

Time horizon

- S Short-term
- M Medium-term
- L Long-term

Read more about **our actions and policies for the management of our material topics** on **pages 76** to **131**

Value chain step

- Tobacco supply chain
- Non-tobacco supply chain
- Own operations
- Warehousing and distribution

	Value chain step	Time horizon[2]	Type	Description	Actions
Human rights in the value chain	Tobacco supply chain	M, L	Positive impact	**Farmer livelihoods** Providing training and upskilling opportunities for local tobacco farmers can support improvements in their livelihoods and wellbeing.	– Annual living income analysis – Livelihood improvement programmes
	Tobacco supply chain	S, M, L	R	**Child labour in our tobacco supply chain** Instances of child labour in our tobacco supply chain could expose the business to reputational, legal, and operational risks.	– Unannounced visits and monitoring – In-depth assessment (IDAs) – Child support programmes
	Tobacco supply chain	S, M, L	Negative impact	**Child labour in our tobacco supply chain** Instances of child labour could occur in our tobacco supply chain and affect children's health and wellbeing.	– Unannounced visits and monitoring – In-depth assessment (IDAs) – Child support programmes
	Non-tobacco supply chain	S, M, L	R	**Child labour in our non-tobacco supply chain** Instances of child labour in our non-tobacco supply chain could expose the business to reputational, legal and operational risks.	– Human rights risk assessments – Labour audits
	Non-tobacco supply chain	S, M, L	Negative impact	**Child labour in our non-tobacco supply chain** Instances of child labour could occur in our non-tobacco supply chain and affect children's health and wellbeing.	– Human rights risk assessments – Labour audits
	Tobacco supply chain	S, M, L	Negative impact	**Forced labour in our tobacco supply chain** Instances of forced labour in our tobacco supply chain could affect the wellbeing of those involved.	– In-depth assessment (IDAs) – Unannounced visits and monitoring
	Non-tobacco supply chain	S, M, L	Negative impact	**Forced labour in our non-tobacco supply chain** Instances of forced labour in our non-tobacco supply chain could affect the wellbeing of those involved.	– Human rights risk assessments – Labour audits
	Tobacco supply chain	S, M, L	Negative impact	**Health and safety in our tobacco supply chain** Health and safety incidents in our tobacco supply chain can have an adverse impact on the affected individuals.	– Trainings and audits – Provision of Protective Equipment
	Non-tobacco supply chain	S, M, L	Negative impact	**Health and safety in our non-tobacco supply chain** Health and safety incidents in our non-tobacco supply chain can have an adverse impact on the affected individuals.	– Trainings – Labour audits
Community engagement	Tobacco supply chain	S, M, L	Positive impact	**Community engagement and investment initiatives** Engaging farming households, their communities, and local organisations through targeted community investments and partnerships can help prevent child labour, advance women's empowerment, improve access to water, sanitation, and hygiene and strengthen livelihoods.	– Women empowerment programmes – Clean water and sanitation programmes

Note:
2. Time-horizons in this table are highlighted from the when risk or impact first materialises.

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BAT Annual Report 2025
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Shifting Perspectives

THR

THR

GLOBAL CHALLENGES IN A SHIFTING CONTEXT

The transition to a Smokeless World presents multifaceted challenges, including non-evidenced based regulation, scepticism towards industry research, the role of Smokeless products in reducing smoking rates, and prevailing misconceptions regarding nicotine and product risk.

Progress demands more than science and innovation. It relies on thoughtful engagement and open dialogue.

Through continued stakeholder engagement, we are fostering constructive dialogue across the scientific and regulatory ecosystem. This collaboration enables us to exchange insights, broaden perspectives, and support the development of effective THR frameworks.





Transformation priorities

- Advancing Tobacco Harm Reduction
- Ensuring product quality and standards
- Promoting responsible marketing

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Through Sustained Transformation

THR



Advancing Tobacco Harm Reduction

UK: Over a decade of public health advocacy

The UK Government was an early adopter in recognising the positive public health role of vapour products.

The UK's progressive approach to THR to date contrasts with the more cautious stance in a number of EU countries. As a result, the UK is one of the countries leading the transition for smokers who would otherwise continue to smoke, to transition away from smoking to Smokeless products.

The positive attitude towards the role of vaping to encourage smokers who would otherwise continue to smoke to switch to reduced-risk products*† in the UK has likely contributed to the increasing decline in smoking rates among adults.

Long-term data shows that as vaping has increased, smoking prevalence has contemporaneously declined as well. Between 2014 and 2023, adult vaping rates rose from 4.2% to 9.1%[1], while smoking rates among adults decreased by 6.2%, from 18.1% to 11.9%[2].

Read more in the **Omni™** at asmokelessworld.com/gb/en

Notes:

1. Action on Smoking and Health (ASH), Use of vapes (e-cigarettes) among adults in Great Britain. 2024. Available at: ash.org.uk/uploads/Use-of-vapes-among-adults-in-Great-Britain-2024.pdf
2. Office for National Statistics (ONS), Adult smoking habits in the UK: 2023. Available at: www.ons.gov.uk/peoplepopulationandcommunity/healthandsocialcare/healthandlifeexpectancies/bulletins/adultsmokinghabitsingreatbritain/2023

* Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive.

† Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance.

Advancing Tobacco Harm Reduction

Omni™ recognised for Global Award

Our global, dynamic knowledge-sharing resource, Omni™, was officially recognised as the Global PR Campaign of the Year at the prestigious 2025 Platinum PR Awards in New York City.

This external recognition marks a defining moment in our transformation journey, underscoring how Omni™ is helping to reshape the narrative around THR on the world stage.

Launched in September 2024, Omni™ serves as a comprehensive resource that underpins BAT's corporate and scientific strategy to build A Better Tomorrow™ by creating a Smokeless World.

It highlights the significant public health opportunity presented by THR and aims to spur dialogue with key stakeholders, including scientists, public health authorities, regulators, policy makers, and investors. Omni™ is designed to foster knowledge sharing, encourage open engagement, and accelerate the adoption of effective THR regulatory strategies and frameworks.

+ Read more about **Omni™** on **page 193**

“

> "Winning this award highlights Omni™'s role in advancing global THR dialogue toward a Smokeless World."



Mark Foster
Senior Scientific Engagement Manager


Omni
Forward Thinking for a Smokeless World
PLATINUM AWARDS
Winner
Global PR Campaign

Go online to learn more about our approach to sustainability
bat.com/sustainability-and-esg

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Our THR Ambition

THR

Reducing the health impact of our business



Danni Tower
Head of Scientific and Regulatory Affairs

To begin with, we are very clear that Smokeless products are not risk-free. The best choice any adult smoker can make will always be to quit combustible tobacco products completely. Achieving our ambition requires progressive, evidence-based regulation backed by effective enforcement. We seek to engage with public health authorities and regulators, to support the development of policies and strategies that balance THR objectives with key concerns, such as underage access, environmental impacts and product standards. Our ambition is underpinned by science and responsible marketing, which is central to our values and crucial to achieving our vision of Building a Smokeless World.

> "THR is about cultivating understanding so that those adult smokers who would otherwise continue to smoke can confidently switch to smokeless alternatives."



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Building a Smokeless World through THR. We invested approximately £276 million in 2025 on the research and development of New Category products. We continue to enhance our capabilities while collaborating with researchers around the globe. Our multidisciplinary team of specialists make sure all our products meet high-quality standards in line with our Product Stewardship Framework and our Group Quality Policy Statement. These set out our approach to developing and manufacturing our products responsibly and formalise how we strive to deliver high-quality products. Read more about our policies and procedures on pages 128 and 129+ Our Global Toxicology team assess the toxicological and risk profiles of the ingredients and materials we use to ensure that they meet the standards required to bring our products to market. Find our defined terms‡ for THR on page 83+ For a full description of key terms and definitions, refer to the BAT 'Reporting Criteria' in our 2025 Sustainability Performance Data Book at bat.com/reporting ä BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information How We’ll Get There 79 Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. 1. Royal College of Physicians. E-cigarettes and harm reduction: An evidence review. RCP, 2024. Available at: www.rcp.ac.uk/policy-and-campaigns/policy-documents/e-cigarettes- andharm-reduction-an-evidence-review An illustrative model of THR potential The concept of THR aims to mitigate the adverse health effects associated with continued smoking by encouraging adult smokers, who would otherwise continue to smoke, to switch completely to reduced-risk*† alternatives1 . It offers such smokers a method of using non-combustible forms of tobacco and nicotine with the potential to lower an individual’s disease risk, which could result in a net public health benefit. Targets: 50% of our revenue from Smokeless products by 2035 50 million consumers‡ of our Smokeless products by 2030 ä Learn more about THR at asmokelessworld.com/gb/en Smoking Continue to SmokeSmoker's Decision THRIn cr ea se S m ok in g R el at ed D is ea se R is k Time Putting our expertise to work Through our R&D, we seek to accelerate our transformation, leveraging science-led innovation that supports THR. Our research in Smokeless products not only focuses on the compliance of our products with all relevant regulations where they are sold, it also contributes valuable data to the scientific community. Our studies follow standardised regulatory-endorsed methodologies where those exist, in line with requisite quality standards and practices (such as good laboratory practice and good clinical practice). Where possible, our studies are also conducted through third-party contract research organisations. Guided by consumer insights and significant investment in science and R&D, we strive to deliver innovations that meet consumer preferences. Collaborative science and innovation for A Better TomorrowTM Our global R&D network spans many countries, including the UK, U.S., China, and Brazil, with each centre contributing unique expertise across product development, toxicology, clinical research, and regulatory science. Together, they support our commitment to scientific excellence and innovation. Read more at bat-science.com/global-rdä Our Shenzhen Innovation Centre supports device engineering, product development, and supply chain innovation. Our R&D presence in China enables us to develop strategic partnerships in a region that is home to around 90% of the world’s smokeless device suppliers. This collaborative model is mirrored in our broader approach to innovation. Scientific rigour and openness to the latest ideas are central to our transformation. Ethical standards and procedures in R&D are critical. The quality of dialogue and the rigour of our evaluation and decision-making are supported by an underlying company culture that values diversity of perspectives. The integration of science into product(s) catalyses innovation, drives differentiation and secures Intellectual Property (IP) protection. Scientific rigour contributes to the validation of product claims and ensures product quality, consistency, and reliability. Having agility in our science, collaborating, and embracing innovative approaches are all key to our continued business transformation. 50 million consumers of Smokeless products by 2030 Number of consumers (millions) 2025 2024^ We continue to make progress towards our target of 50 million adult consumers of our Smokeless products by 2030, adding another 4.7 million in 2025 to a total of 34.1 million. 50% of revenue from Smokeless products by 2035 % of revenue from Smokeless products 2025 2024 In 2025, revenue from our Smokeless products accounted for 18.2% of Group revenue. Read more about progress on our THR targets in our 2025 Sustainability Performance Data Book at bat.com/reporting ä BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information What We’re Doing 80 Advancing Tobacco Harm Reduction Pioneering next-generation Smokeless products In March 2024, we opened our £30 million state-of- the-art Innovation Centre in Southampton UK, reinforcing our commitment to Tobacco Harm Reduction. This facility brings together over 400 scientists and engineers across nine technical spaces, dedicated to developing next-generation Smokeless products. From advanced toxicology and flavour science to rapid prototyping and packaging innovation, the Centre enables faster evidence generation to support regulatory compliance and product validation. The Centre works in close collaboration with our global R&D network in Shenzhen and Trieste. By combining cutting-edge science with consumer insights, the Innovation Centre is demonstrating how science and collaboration power our transformation. 34.1 29.4 18.2 17.5 0 10 20 30 40 50 0 10 20 30 40 50 Science and R&D Target: In progress Target: In progress Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. ^ Please refer to page 374 for the definition of consumers of Smokeless products and a discussion on the rebase of historical data. Product quality and standards In line with the business principle of responsible product stewardship, we will continue to strive to ensure that our products are developed and manufactured in a responsible manner. This means products will meet legal and regulatory requirements in the country of sale and will meet the Group’s duty to use adequate attention, caution, and prudence in bringing a product to market. Within our product stewardship activities, we conduct toxicological and product risk assessments of the ingredients and materials proposed for all new and current tobacco and nicotine- containing products. We also conduct our own scientific research programmes in support of our products, apply ongoing scientific and regulatory developments to our product assessments, and participate in scientific engagement with external stakeholders. It is the collective responsibility of our teams to: Understand our products from idea to retail and consumer consumption, spanning all stages of product development and all elements of our products, including ingredients, materials, electrical safety, and consumer exposure to emissions. Respond and act on any new information that may impact product quality or consumer experience. Confirm that our products meet the appropriate standards required to deliver consumer products that align with our THR strategy. Electrical Safety of Devices: We conduct appropriate safety testing and meet the applicable regulations for our electrical devices, such as electromagnetic compatibility (EMC), electrical safety, battery safety, etc. Product Compliance: Each product we place on the market meets the regulatory requirements for its market. We assess the technical requirements, identify and check packaging/device requirements, and notify regulatory bodies of new launches as required. Post Market Surveillance: Internal processes and procedures monitor any consumer complaints, and we act accordingly, in line with relevant regulatory frameworks. We intake, triage, process and analyse cases systematically. Our database supports reporting to regulators, when necessary, along with signal detection1, efficient support for adult consumers, the carrying out of investigations and the generation of aggregated safety reports. Read more in the OmniTM at asmokelessworld.com/gb/enä BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 81 Notes: 1. Potential risks are identified when the rate of complaints exceeds a predefined threshold or shows a continuous upward trend over time. 2. OECD, Tobacco Consumption, Measure: share of population who are daily smokers. Available at: data-explorer.oecd.org 3. Smoke Free Greece. Available at: smokefreegreece.gr/en/smoke-free-greece/ 4. Greek Law 4715/2020 (Article 36), Available at: www.kodiko.gr/nomothesia/ document/634794/nomos-4715-2020 5. Eurobarometer, Attitudes of Europeans towards tobacco and related products. European Commission, 2021. europa.eu/eurobarometer/surveys/detail/2240 6. Eurobarometer, Attitudes of Europeans towards tobacco and related products. European Commission, 2024. Available at: europa.eu/eurobarometer/surveys/detail/2995 7. Statista, Health Indicators Greece report 2024. Available at: www.statista.com/ study/173878/health-indicators-greece-report/ 8. TobaccoIntelligence, Greece: Heated tobacco market snapshot, November 2024. Ensuring product quality and standards Greece’s progressive strategy on risk-related communication Traditionally known for having one of the highest smoking rates in Europe2, Greece has increasingly adopted smokeless tobacco and nicotine products as part of its broader strategy to reduce smoking rates. In addition, the Greek Government implemented a progressive regulatory framework that goes beyond traditional tobacco control measures by establishing a new law that enables manufacturers to communicate risk-related messages about their products, when approved by the competent government authorities3. This approach helps empower those adult consumers who would otherwise continue to smoke to make informed decisions about reduced-risk alternatives*†4. Early data indicates a significant decline in smoking rates since 2020, with figures from Eurobarometer showing a drop from 42% in 2020 to 36% in 20235,6. A further decrease was achieved in 2024, with the percentage of adults who smoke daily estimated to have fallen to 31.6%7. During the same period, there was an almost doubling of the number of users of Heated Tobacco Products8. Greece’s approach illustrates how the communication of scientifically substantiated risk- related claims, when approved by a regulatory authority, can enhance the potential of Smokeless products in contributing to THR. Product quality and standards Read more about our scientific assessments at bat-science.com/scientific-assessment ä Our Responsible Marketing Principles Our approach to responsible marketing is governed by our Responsible Marketing Principles (RMP) and Responsible Marketing Code (RMC).1 They apply to all BAT entities and marketing suppliers working on our behalf. We seek to uphold the same high standards in every market in which we operate, even when they are stricter than applicable local laws. Our RMP, RMC and supporting guidelines govern how we market our products, with a particular focus on designing products for adult smokers and adult nicotine consumers. Topics covered include Underage Access Prevention (UAP), mandatory health warnings and digital marketing content. The RMP and RMC are underpinned by detailed guidelines and toolkits to facilitate their consistent application. Processes are in place for reviewing and approving marketing content to facilitate compliance with both our standards and local laws. Reporting and resolving incidents of non-compliance Any allegations of non-compliance are managed and escalated by the relevant market. Regional Heads of Legal report any relevant findings to the Regional Audit Committee and remediation actions are implemented, as appropriate. In 2025, we identified two incidents of non-compliance with local marketing regulations resulting in a fine or penalty2. Marketing in a digital age We only use social media where the audience is predominantly adult. We do not use open social media for our combustibles brands. Where we use social media partnerships to promote Smokeless products, we only select third-parties whose audience is predominately adult. Our e-commerce and social media channels must also adhere to the requirements set out in the RMP and RMC. Our Digital Confidence Unit (DCU) is dedicated to monitoring social media content 24/7 for compliance and reputational management purposes. To provide oversight, the team reviews our social media posts to check for compliance with the RMP and RMC. The DCU engages with markets, as appropriate, to take swift, corrective action, in respect of any incidents identified. Technological solutions for retailers and consumers We have UAP and age verification programmes to help prevent our products from being accessed by or sold to the underage, whether through BAT or any third-party business entity with whom we have a customer relationship. In the U.S., we were founding sponsors of the We Card™ programme, a national non- profit organisation that provides education, training and point-of- sale resources to help retailers comply with federal and state laws, while limiting underage access to age-restricted products. We will continue to work collaboratively with our partners to evaluate practical and technological solutions to limit underage access to tobacco and nicotine products. For consumers, we believe that a number of technologies have the strong potential to address underage access and usage, particularly on-device technology and functionality. Such innovation is also central to our broader commitment to tackling societal concerns around vaping products. In 2024, we announced a commitment to a series of new industry-leading ambitions to address these concerns, called ‘BAT’s commitment to responsible vaping products’. Since then, we have made progress on reaching our goals while continuing our dedication to high product quality and responsible product stewardship. An update on this progress is available in the Omni™. Read more in the OmniTM at asmokelessworld.com/gb/enä Vuse apps with age verification functionalities have been launched in three markets for Vapour products: Canada, Germany and the UK. These functionalities enable forms of age verification that help to restrict underage access to our app platform. We are on track to offer by the end of 2026 at least one such Vapour product system in those markets that make up 80% of our global revenue for Vapour products. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information What We’re Doing Continued 82 Notes: 1. Responsible Marketing Principles (RMP) and Responsible Marketing Code (RMC) available at www.bat.com/sustainability-and-esg/tobacco-harm-reduction/responsible- marketing#batcom-accordion-9d12cc9311-item-2238c873b1 2. The data for the number of marketing incidents resulting in a fine or penalty is based on cases submitted under applicable governance by Regions and Direct Reporting Business Units (DRBUs) throughout the year to the Responsible Marketing Committee. Incidents are only reported here when a fine is issued. 3. www.yoti.com/wp-content/uploads/2025/08/Yoti-Age-Estimation-White-Paper- July-2025-PUBLIC-v1.pdf Promoting responsible marketing Facial age estimation pilot in Channel Islands BAT has partnered with the Channel Islands Co-operative Society and Yoti, a leading provider of digital identity solutions, to pilot facial age estimation technology. The rising quality of fake and counterfeit IDs makes it increasingly difficult for retail staff to accurately check the age of customers. With Yoti, the True Positive Rate for 13 to 17-year-olds correctly estimated as under 21, is 99.3%3. We continue to work closely with retailers to integrate technology that supports age verification and responsible sales. Marketing and Communications

BAT Annual Report 2025
Strategic Report | Governance Report | Financial Statements | Other Information

THR

Methods of engagement: scientific and public health

Our scientific engagement seeks to advance THR understanding and evidence-based regulation. Examples of our THR engagement include:

Events and publications:
We share research openly and engage through conferences, consultations, and scientific forums.

R&D experiences:
Since 2011, we have welcomed over 4,000 visitors to tour our R&D facilities, including scientists, academics, regulators and media.

Find out more about our **global R&D network** on **page 80**

External scientific certifications:
Many of our scientists hold globally recognised certifications from professional scientific bodies appropriate to their discipline.

Methods of engagement: responsible marketing

We work with customers to uphold responsible marketing and prevent underage access. Examples of our engagement with customers include:

Ongoing dialogue
Represents most of our customer engagement and includes regular business meetings and performance reviews.

Customer care portals and customer voice programmes
We operate helplines and websites for feedback and complaints, and survey retailers to assess satisfaction via our Customer Engagement Index.

Retail engagement
We work with retail partners to support responsible marketing of our products.

Find out more about our **Responsible Marketing Principles (RMP)** on **page 82**

What's next?

We continue to make progress on transitioning our business from cigarettes to Smokeless products, driving our ambition of reducing the health impact of our business via THR.

To accelerate the next phase of our transformation, we are committing to Building a Smokeless World – sustainably, responsibly and with integrity. We will continue to engage and collaborate with a broad range of stakeholders on the public health opportunity presented by THR while we invest in the science and the right multi-category portfolio to actively encourage smokers who would not otherwise quit smoking to switch to Smokeless products. In turn, this will realise the multi-stakeholder benefits of A Better Tomorrow™.

We will continue to build momentum. We have set clear internal goals and articulated global stakeholder priorities, both essential to delivering our ambition. Details can be found in Omni™ along with more information on our future plans.

Read more about the Omni™ at **asmokelessworld.com/gb/en**

‡**Definitions:**
Smokeless products: Refers to our Heated Products, Modern Oral, Traditional Oral and Vapour categories.

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BAT Annual Report 2025

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Shifting Perspectives

CLIMATE

CLIMATE

GLOBAL CHALLENGES IN A SHIFTING CONTEXT

Extreme weather events continue to cause disruptions to ecosystems, communities, and infrastructure. Despite progress at the United Nations COP30 in Belém, current effort and pledges to limit global warming to 1.5°C, in accordance with the Paris Agreement remain off course, reinforcing the need for action.



In light of this global challenge, we continue to embed environmental considerations across our business operations and decision-making. As we transition towards a Smokeless World, we face a new challenge. The very alternatives that are central to our THR strategy carry a higher carbon footprint per unit than our combustible products.

Our Climate strategy aims to address this challenge by embedding eco-design principles as part of product development, while incorporating environmental considerations in sourcing decisions and production efficiencies across our operations to build long-term resilience.



Transformation priorities

- Decarbonising our operations
- Reducing Scope 3 emissions by building supplier capabilities
- Deploying digital climate solutions to improve efficiency and resilience

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BAT Annual Report 2025

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Through Sustained Transformation

CLIMATE



Decarbonising our operations

Accelerating decarbonisation at BAT Pakistan's Jhelum factory

In 2025, BAT Pakistan completed the installation of a high-efficiency biomass boiler at its Jhelum factory, marking a significant milestone in the site's decarbonisation roadmap. Unlike conventional biomass systems that rely on a single fuel source, the boiler uses a diverse mix of agricultural byproducts, including corn cobs, brassica, and rice husks sourced from nearby farms.

This not only reduces the factory's reliance on fossil fuels but also delivers benefits to the surrounding farming community by purchasing their agricultural waste.

While the project is completed, most of the associated benefits will be reflected during 2026. The project is expected to annually reduce the factory's Scope 1 emissions by 1,750 tCO_2e, a 75% reduction compared with its 2020 baseline. It is also projected to deliver approximately £285,000 in annual cost savings and generate 3,500 GJ of renewable energy each year.

The biomass boiler complements a suite of other decarbonisation measures already in place at the Jhelum site, including on-site solar generation, HVAC automation, smart building analytics, and ducting upgrades.

Decarbonising our operations

Renewable-powered manufacturing facility

In the Port of Trieste, Italy, we have established a state-of-the-art manufacturing facility, built for resource optimisation and performance.

Powered entirely by renewable electricity, the site integrates on-site solar and wind technologies which generate approximately 1,000 MWh of electricity, the equivalent of 15% of the sites' renewable energy demand.

Efficiency is embedded throughout the facility, with an active heat recovery system that captures and reuses waste heat from manufacturing.

Strategically located within one of Europe's most advanced transport hubs, the facility benefits from access to rail freight and maritime routes resulting in cost optimisation and lower emissions per kilometre compared to air freight. Through such initiatives, we aim to continue driving efficiencies while reducing our environmental impact.

The site also sends zero operational waste to landfill and is certified by the Alliance for Water Stewardship, meeting global benchmarks for responsible water management.

c.1,000 MWh

of renewable electricity generated



Go online to learn more about our approach to sustainability
bat.com/sustainability-and-esg

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Our Climate Ambition

CLIMATE

Transitioning towards a low-carbon economy



Aimie Keeler
Head of Climate and Nature

> Our path to Net Zero is complex but we are navigating it with clarity and action.

Our operations and supply chain face increasing climate-related risks, including extreme weather events, floods, wildfires and droughts, while our activities contribute to global GHG emissions.

Decarbonisation is critical to manage our environmental impact and strengthen the long-term viability and resilience of our business.

We continue to address climate-related impacts through data-driven solutions that are deployed on the ground and support the responsible management of natural resources including timber, soil and water.



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Working towards Net Zero across our value chain by 2050. Our Group's climate change initiatives are guided by our Low Carbon Transition Plan and Group Environment Policy, supported by our Climate Change and Energy Standard. Read more about our policies and procedures on pages 128 and 129+ Our current 2030 and 2050 science-based targets are in line with a 1.5°C warming pathway and supported by a range of commitments across energy, waste, water and biodiversity. We have undertaken several initiatives to reduce our GHG emissions. These have resulted in a 21% reduction across Scope 1, 2 and 3 GHG emissions between 2020 and 2024, equivalent to 1,323 ktCO2e. Read more about our 2030 targets on page 67+ For a full description of key terms and definitions, refer to the BAT 'Reporting Criteria' in our 2025 Sustainability Performance Data Book at bat.com/reporting ä BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information How We’ll Get There 87 A roadmap to Net Zero BAT’s Net Zero by 2050 target is supported by the following: Current near-term (by 2030): 50% absolute reduction in Scope 1 and 2 GHG emissions (versus 2020 baseline)1 30.3% absolute reduction in Scope 3 Forest, Land and Agriculture (FLAG) emissions (versus 2020 baseline)1 42% absolute reduction in Scope 3 industrial (non-FLAG) emissions (versus 2020 baseline)1 Long-term (by 2050): 90% absolute reduction in Scope 1, 2 and 3 GHG emissions (versus 2020 baseline)1 72% absolute reduction in Scope 3 FLAG GHG emissions (versus 2020 baseline)1 2030 near-term targets Net Zero value chain by 2050 Note: 1. Compared to a 2020 baseline. Our near-term 2030 science-based targets comprise a 50% reduction in Scope 1 and 2 GHG emissions. We have set an updated corporate target of 60% reduction in Scope 1 and 2 GHG emissions reflecting our ambition to go beyond our current Science-Based Target. The Scope 3 industrial (non-FLAG) GHG emissions target includes purchased goods and services, upstream transportation and distribution, use of sold products, and end-of-life treatment of sold products. The Scope 3 FLAG GHG emissions target includes FLAG emissions and removals. Combined, these targets comprised 77% of Scope 3 emissions in 2020. Due to the complexity of consolidating Scope 3 data from our suppliers and value chain, we report Scope 3 data one year behind other metrics. Refer to the BAT ‘Reporting Criteria’ for our full methodology: bat.com/reporting How we will reduce Scope 1 and 2 emissions1: Site-specific decarbonisation roadmaps including optimisation of processes and investment in energy- efficiency projects Renewable energy sourcing through power purchase agreements and on-site renewable energy generation Roll-out of electric and hybrid vehicles in our fleet How we will reduce Scope 3 emissions1: Implementing regenerative agriculture practices Embedding eco-design principles into New Category products Working with direct and indirect suppliers to reduce their emissions Read more about our near-term targets on pages 89 to 91+ Our emissions breakdown 2024 emissions footprint* (000’s tonnes CO2e) BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information What We’re Doing 88 2024 Scope 3 breakdown 1A Category 1: Purchased Goods 1,392 1B Category 1: Purchased Services 992 1C Category 1: Purchased Tobacco Leaf 654 2 Category 2: Capital Goods 57 3 Category 3: Fuel and Energy Related Emissions 152 4 Category 4: Upstream Transportation and Distribution 324 5 Category 5: Waste Generated in Operations 2 6 Category 6: Business Travel 89 7 Category 7: Employee Commuting 59 9 Category 9: Downstream Transportation and Distribution 16 11 Category 11: Use of Sold Products 240 12 Category 12: End-of-Life Treatment of Sold Products 119 14 Category 14: Franchises 0 15 Category 15: Investments 694 Scope 1 237 Scope 2 74 Scope 3 4,789 FLAG emissions 498 Industrial (Non-FLAG) emissions 4,291 Note: * These are 2024 numbers. Due to the complexity of consolidating Scope 3 data from our suppliers and value chain, we report Scope 3 data one year behind other metrics. Deploying digital climate solutions to improve efficiency and resilience Digital transformation In 2025, we began rolling out our Digital Sustainability Control Tower (DSCT) to transform how we manage and report sustainability data across our operations and supply chain. Built on Microsoft Sustainability Manager, the DSCT centralises climate-related data, supporting regulatory compliance and better decision-making. To further enhance efficiency, we integrated the DSCT with our reporting platform, Workiva, enabling automated data collection and reporting. This integration reduces manual effort, improves data clarity, accessibility and usefulness, generating actionable insights for the business. By consolidating reporting into a single platform, we have gained a clearer view of performance and risks, strengthening governance and streamlining cross-functional collaboration. 1A 15 12 11 9 5 4 3 7 1C 1B This digital-first approach is helping us move from compliance to strategic insight, supporting our ambition to drive faster, better decision-making. Jessica Robey Head of Operations Sustainability CoEs 6 2 S2 S1 Read more about our Scope 1, 2 and 3 emissions where you see these icons Our own operations 50% absolute reduction in Scope 1 and 2 GHG emissions by 2030 (versus 2020 baseline)1 – in line with a 1.5°C warming pathway % change in emissions relative to baseline 2025 2024 Our combined Scope 1 and 2 (market-based) GHG emissions1 have decreased year on year. In 2025, we reduced our Scope 1 and 2 GHG emissions by 7.0% compared to 2024 (46.6% versus our 2020 baseline). Scope 1 GHG emissions decreased by 6.4% compared to 2024 (35.2% versus our 2020 baseline). This was driven by energy efficiency activities, a decrease in production output, and an increase in the use of renewable fuels. Scope 2 GHG emissions decreased by 8.9% compared to 2024 (66.2% versus the 2020 baseline). This was driven by energy efficiency activities and an increase in on-site renewable electricity generation, mostly from solar technologies. 7% absolute reduction in Scope 1 and 2 GHG emissions achieved in 2025 (versus 2024) In 2025, we invested a further £6 million in emissions and energy reduction initiatives across 32% of our operations sites. Once completed, we expect these initiatives to reduce absolute Scope 1 and 2 GHG emissions by approximately 9,000 tonnes of CO2e per annum. Alongside investments to reduce direct emissions, we maintain our focus on Scope 3 initiatives to support decarbonisation across our value chain. In 2025, capital expenditure in Scope 1 and 2 GHG emissions was directed towards the deployment of advanced technological assets aimed at improving operational efficiency, optimising costs and reducing emissions. Key initiatives included: – Installation of a biomass boiler in Pakistan, building on successful implementations in South Korea, Germany, and Croatia in 2023 and 2024. – Deployment of a tobacco leaf air dryer in Brazil resulting in an annual reduction of 1,303 tCO2e. – Installation of solar panels in Ukraine resulting in 5% of the site using renewable energy. These investments are representative of our continued focus on scalable, site-specific solutions such as on-site solar; smart chiller and boiler systems; Heating, Ventilation, and Air Conditioning; and air dryer replacements. Their aim is to support GHG reductions and drive operational efficiencies, cost savings, and long-term resilience across our manufacturing footprint. Our 10 Golden Rules Programme, designed to standardise energy efficiency practices, has been successfully deployed across all relevant sites and is adapted to reflect operational and specific needs of local sites. These practices are now fully integrated into daily operations. Reducing fleet emissions The Green Mobility Standard outlines our approach for reducing fleet-related emissions. It sets out initiatives such as optimising travel routes to enhance fuel efficiency and reduce fuel costs, while switching to lower-emissions vehicles. In 2025, our vehicle fleet accounted for roughly 23% of our Scope 1 and 2 GHG emissions2. Our combined absolute Scope 1 and 2 fleet emissions reduced by 5% versus 2024 and a further 30% versus our 2020 baseline. We continue to progress our transition to electric and hybrid vehicles across our fleet, including the U.S., Spain and the UK. For example, in the U.S., we are converting our trade and operations fleet comprising more than 1,800 vehicles, to a mix of hybrid and plug-in hybrid models. More than 1,600 hybrid and plug-in hybrid vehicles have already been adopted, resulting in a GHG emissions reduction of over 5,000 tCO2e since the programme began in 2022. Renewable energy 50% renewable energy use3 by 2030 Renewable energy as a percentage of direct energy use 2025 2024 In 2025, 46.6% of our direct energy usage came from renewable sources such as renewable electricity (both purchased and generated on-site), biomass and biogas. 73% of our operations sites are purchasing electricity from renewable sources, representing 84% of total electricity purchased for operations sites. 58% of our operations sites run solely on electricity from renewable sources. We are expanding our target to include low- carbon energy sources to manage grid availability while sourcing lower emission energy. On-site solar panels were also installed in Bangladesh, Papua New Guinea, Serbia, Fiji and Solomon Islands, and are now in place in 34 operations sites (57% out of all operations sites). In addition, BAT Poland launched its multi-year physical Power Purchase Agreement (PPA) for solar energy in 2025, building on the agreement entered into in 2024. This agreement will supply approximately 12 GWh of renewable electricity annually, equivalent to a third of BAT’s factory consumption in the country. A multi-year PPA is currently in development for our Trieste factory in Italy, with offtake scheduled to commence in 2026. This initiative complements other energy efficiency measures in place at the site. Read more about our Trieste factory on page 85+ BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 89 46.6% 42.6% Notes: 1. Compared to a 2020 baseline. Our current near-term 2030 science-based targets comprise a 50% reduction in Scope 1 and 2 GHG emissions. We have set an updated corporate target of 60% reduction in Scope 1 and 2 GHG emissions, reflecting our ambition to go beyond our current Science-Based Target. The Scope 3 industrial (non-FLAG) GHG emissions target includes purchased goods and services, upstream transportation and distribution, use of sold products, and end-of-life treatment of sold products. The Scope 3 FLAG GHG emissions target includes FLAG emissions and removals. Combined, these targets comprised 77% of Scope 3 emissions in 2020. Due to the complexity of consolidating Scope 3 data from our suppliers and value chain, we report Scope 3 data one year behind other metrics. Refer to the BAT ‘Reporting Criteria’ for our full methodology: bat.com/reporting. 2. In 2024, our vehicle fleet accounted for roughly 22% of our Scope 1 and 2 emissions. 3. Renewable energy includes: Energy generated from renewable fuels at our sites (e.g. wood fuel, biomass fuels) and in fleet vehicles, owned or leased (e.g. biodiesel); Purchased renewable electricity, hot water and steam; and Renewable energy generated on site using non-fuel technology (e.g. with photovoltaic installations or solar water heaters). Scope 1 and 2 46.6% 45.1% 0 10 20 30 40 50 0 20 40 60 80 100 Target: In progress Target: In progress Our value chain Our total Scope 3 GHG emissions1 decreased by 12.6% compared to 2023 (18.6% versus the 2020 baseline). This was driven by supplier decarbonisation actions reflected in primary data collected through our Supplier Enablement Programme (SEP), reduction of purchased direct materials weight as well as emissions intensity reduction in key purchased services categories. Tobacco supply chain Advancing FLAG GHG emissions reductions FLAG emissions cover those that are related to the land sector and complement our industrial (non-FLAG) emissions. In our tobacco supply chain, the majority of FLAG emissions are attributed to fertiliser use, while non-FLAG emissions primarily arise from fuels used in the tobacco curing process. 30.3% absolute reduction in Scope 3 Forest, Land and Agriculture (FLAG) GHG emissions by 2030 (versus 2020 baseline)1 % of reduction in Scope 3 FLAG GHG emissions relative to baseline 2024 2023 While we remain on track to meet our 2030 FLAG target, our in-scope FLAG absolute emissions increased by 3.4% in 2024. This was primarily due to higher tobacco purchase volumes and adverse weather events affecting tobacco crops. These factors led to an increased use of nitrogen-rich fertilisers, which offset underlying performance improvements. In 2025, we advanced our soil management approach by refining market-specific glidepaths tailored to local conditions. The phased adoption of these practices is expected to help us achieve our FLAG target while we remain focused on improving tobacco crop yield. Additionally, our procurement teams and the Global Leaf Agronomy Development (GLAD) Centre of Excellence continue to assess fertiliser-related emissions by identifying high-impact products and lower-emission alternatives. Reducing the overall volume of fertiliser applied remains a challenge, largely due to the limited availability of products that maintain effectiveness at lower application rates. In 2025, our progress to reduce fertiliser-related emissions includes: – Transitioning to less carbon-intensive fertiliser use in Brazil. – Reviewing the types of fertilisers used in Mexico and identifying opportunities to reduce application volumes with GLAD’s support. – Training directly contracted farmers through our Field Technicians in fertiliser application, including soil analysis techniques. This involves collecting soil samples, establishing standardised procedures, and delivering tailored recommendations and technical guidance. Our Field Technicians also work with farmers to adopt regenerative agriculture and ‘carbon-smart’ farming practices, such as no tillage, minimum tillage and cover cropping, which help reduce emissions by minimising soil disturbance and enhancing the soil’s ability to absorb atmospheric carbon over time. These practices are being implemented throughout the Group’s own Leaf Operations in Brazil, Bangladesh, Mexico, Pakistan and, in 2025, the U.S. and India, due to the amount of tobacco sourced from these countries and relevance to our FLAG target. Read more on how we are helping farmers reduce emissions on pages 100 to 102+ BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information What We’re Doing Continued 90 Deploying digital climate solutions to improve efficiency and resilience Empowering data-driven agriculture: Unlocking AI for optimal crop performance Climate change is increasingly impacting crop yields. To address this, we have launched an in- house crop prediction platform in Brazil, with plans to expand it to Mexico, Pakistan, Bangladesh, and Croatia. Meanwhile, we are sharing climate insights with our Group’s own Leaf Operations to help mitigate tobacco losses caused by extreme weather events. The platform uses machine- learning models trained on weather, soil, and historical crop data to provide forecasts nine months before the harvest season. This enables informed decisions to be made early in the growing season when it is most critical, and supports the prediction of key chemical attributes. Consequently, this helps us mitigate financial losses and make informed field-level decisions to ensure supply security. This technology has demonstrated an accuracy level of at least 92% in forecasting crop yields. In Brazil, this technology has helped avoid the loss of over 1.70 kilotonnes of crop with a value of up to £6 million. Scope 3 -16% -22% +30.3 0 -30.3 Note: 1. Compared to a 2020 baseline. Our current near-term 2030 science-based targets comprise a 50% reduction in Scope 1 and 2 GHG emissions. We have set an updated corporate target of 60% reduction in Scope 1 and 2 GHG emissions, reflecting our ambition to go beyond our current Science-Based Target. The Scope 3 industrial (non- FLAG) GHG emissions target includes purchased goods and services, upstream transportation and distribution, use of sold products, and end-of-life treatment of sold products. The Scope 3 FLAG GHG emissions target includes FLAG emissions and removals. Combined, these targets comprised 77% of Scope 3 emissions in 2020. Due to the complexity of consolidating Scope 3 data from our suppliers and value chain, we report Scope 3 data one year behind other metrics. Refer to the BAT ‘Reporting Criteria’ for our full methodology: bat.com/reporting. Target: In progress

Advancing non-FLAG emissions reductions Non-FLAG emissions primarily arise from fuels used in the tobacco curing process. Our strategy continues to focus on increasing the use of less carbon-intensive fuels by incorporating renewable alternatives such as biomass and supporting the adoption of new curing barn designs to reduce fuel consumption. To date, around 87% of our Leaf volume is cured with renewable fuels and methods. The Group's own Leaf Operations and its directly contracted farmers have eliminated the use of coal for tobacco curing. The use of coal for tobacco curing across our supplier-purchased tobacco volume has also reduced from 2.3% in 2024 to 2.1% in 2025. Building on our progress to reduce fuel consumption in the tobacco curing process, we are extending our efforts to reduce emissions from transportation by partnering with logistics providers to optimise routes and loads. While we have already made progress in this area, we are currently assessing the availability of more granular data from our logistics providers. This will give us greater visibility into emissions performance and help identify further optimisation opportunities. 42% absolute reduction in Scope 3 Industrial (non-FLAG) GHG emissions by 2030 (versus 2020 baseline)2 % of reduction in Scope 3 non-FLAG GHG emissions relative to baseline +42 0 -42 2024 2023 In 2024, our in-scope non-FLAG emissions decreased by 23% versus our 2020 baseline. This was primarily driven by: Supplier decarbonisation initiatives, captured through primary data from our SEP; Reduction in our purchased direct materials weight; and Emissions intensity reduction in key purchased services categories. Direct and Indirect Suppliers Our Supplier Code of Conduct (SCoC) applies to all our suppliers and sets out the actions that we expect them to take to manage their environmental risks. We evaluate climate-related criteria during procurement sourcing events, and as part of our SEP, assessing ongoing performance against climate KPIs. Performance updates are provided to the Operations Sustainability Forum, which has oversight of our supplier emission performance. Through the SEP, we integrate suppliers’ primary data and decarbonisation roadmaps into our Scope 3 inventory, creating a clear glidepath to our near-term Scope 3 target. We have made progress in building our primary data inventory, with approximately 22% of our Scope 3 emissions now calculated using primary data collected from suppliers, compared to 5% in 2020. This marks an important step forward in improving the quality of internal data, supporting our ability to effectively monitor, manage, and reduce the environmental impacts across our supply chain. Read more about Sustainability Governance section of the TCFD and TNFD Disclosures on page 136+ The programme’s purpose is to help and encourage suppliers, responsible for the majority of procured goods and services emissions, to take measurable action to reduce their emissions, which in turn will support our own Scope 3 GHG emissions reduction targets. In 2025, the SEP extended its scope to 171 of our top CO2e-emitting suppliers compared to 150 in 2024, covering over 58% of procured goods and services emissions. We also launched a digital solution for the SEP in 2025, transitioning to Microsoft Sustainability Manager (MSM). The platform automates data collection and enables daily progress tracking, reducing manual workload and allowing for deeper analysis and strategic interventions that help drive carbon reductions. Suppliers are now regularly assessed across defined areas, with results converted into capability scores for consistent benchmarking. These scores are tracked in MSM to help ensure accountability and sustained progress. Read more about our digital transformation on page 88+ Tracking our progress Emissions reduction is embedded throughout each phase of our supplier lifecycle management and covers around 25,000 direct and indirect suppliers. Their emissions account for over 50% of our Scope 3 inventory, approximately 2,408,000 tonnes of CO2e in 2024. Interactions with our suppliers include sourcing events, the CDP Supply Chain programme, and direct one-on-one engagements via the SEP. We also support suppliers to enhance their standards by sharing data, and encourage them to set science-based targets (SBTs). Read more about our methods of engagement on page 93+ In 2025, we invited 782 suppliers to respond to the CDP Supply Chain programme2, representing 74% of our purchased goods and services emissions. We recorded a 96% response rate3, which is significantly above the global average CDP response rate of 47%. Data collected through the programme enables us to better understand our suppliers’ progress on emissions reductions and prioritise our own actions, informing our SEP. Our target for 20% of our purchased goods and services suppliers by spend to have set science-based targets (SBTs) by 2025 was achieved one year in advance. By year-end 2025, 34.5% of suppliers had SBTs in place, and an additional 4% have committed to setting them. We will continue to monitor and report progress. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 91 Notes: 2. Compared to a 2020 baseline. Our current near-term 2030 science-based targets comprise a 50% reduction in Scope 1 and 2 GHG emissions. We have set an updated corporate target of 60% reduction in Scope 1 and 2 GHG emissions, reflecting our ambition to go beyond our current Science-Based Target. The Scope 3 industrial (non- FLAG) GHG emissions target includes purchased goods and services, upstream transportation and distribution, use of sold products, and end-of-life treatment of sold products. The Scope 3 FLAG GHG emissions target includes FLAG emissions and removals. Combined, these targets comprised 77% of Scope 3 emissions in 2020. Due to the complexity of consolidating Scope 3 data from our suppliers and value chain, we report Scope 3 data one year behind other metrics. Refer to the BAT ‘Reporting Criteria’ for our full methodology: bat.com/reporting. 3. This is an 8% increase compared to 2024. -23% -9.8% Target: In progress BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information What We’re Doing Continued 92 Reducing Scope 3 emissions by building supplier capabilities Scaling climate resilience through supplier enablement In 2025, our Supplier Enablement Programme (SEP) continued to drive climate progress across our supply chain by providing strategic support to suppliers through knowledge sharing, training, and capacity building. In 2024, we advanced this approach through a series of sustainability summits held in China, South Africa, and the U.S., and further expanded in August 2025 with a summit in Mexico. The Mexico event brought together more than 80 participants from 30 suppliers, focusing on both social and environmental topics. Building on the success of the Supplier Sustainability Advisory Council, we presented at a strategic partners’ own supplier event, sharing our expertise, with the aim of encouraging responsible practices and contribute to shared goals. A highlight of the year was the launch of the ‘Sustainability College’ in Bangladesh. This three- day programme aimed to address local challenges including climate readiness, labour law compliance and road safety. It engaged strategic suppliers in hands-on learning that combined classroom sessions, interactive e-learning, factory visits, and on-ground activities. Suppliers participated in climate enablement workshops, carbon loss analysis, and best practice sharing, resulting in the creation of six-month action plans aimed at addressing local sustainability priorities. Through targeted summits, collaborative planning, and capacity-building initiatives, we will continue to support our suppliers to drive progress on emissions reductions while strengthening the resilience of our supply chain across both environmental and social dimensions. Read more about our SEP on page 91+ Supplier partnerships empower us to accelerate progress towards our Scope 3 targets. John O’Reilly Group Head of Procurement Strategy and Sustainability Read more about Bangladesh’s Sustainability College on page 126+ Methods of engagement We collaborate across our own operations and with suppliers to drive decarbonisation and improve energy efficiency. Examples of our engagement include: Group operational initiatives We engage with employees across our operational footprint to implement emission and energy reduction glidepaths. We also engage with manufacturing suppliers and test technologies that support decarbonisation and enhance energy efficiency. Supplier Enablement Programme Our SEP aims to help our suppliers improve their environmental performance and data quality through various engagement formats, including supplier summits. + Find out more about our SEP on page 91 Transferring our knowledge Our Field Technicians train directly contracted farmers on carbon smart farming techniques and agricultural practices, including the appropriate use of fertiliser. + Find out more about our regenerative agriculture practices on page 101 What’s next? Since 2020, we have achieved a 21% reduction in Scope 1, 2 and 3 emissions; a milestone that has empowered us to set a Scope 1 and 2 target beyond our current Science Based Targets initiative (SBTi) target. Building on this momentum, we remain committed to enhancing efficiency, and strengthening resilience, while delivering cost savings and adapting to market dynamics such as local grid electrification and shifting stakeholder expectations. Climate targets by 2030 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 93 Note: 1. Compared to a 2020 baseline. Our near-term 2030 science-based targets comprise a 50% reduction in Scope 1 and 2 GHG emissions. We have set an updated corporate target of 60% reduction in Scope 1 and 2 GHG emissions, reflecting our ambition to go beyond our current Science-Based Target. The Scope 3 industrial (non-FLAG) GHG emissions target includes purchased goods and services, upstream transportation and distribution, use of sold products, and end-of-life treatment of sold products. The Scope 3 FLAG GHG emissions target includes FLAG emissions and removals. Combined, these targets comprised 77% of Scope 3 emissions in 2020. Due to the complexity of consolidating Scope 3 data from our suppliers and value chain, we report Scope 3 data one year behind other metrics. Refer to the BAT ‘Reporting Criteria’ for our full methodology: bat.com/reporting 60% absolute reduction in Scope 1 and 2 GHG emissions (versus 2020 baseline)1 30.3% reduction in Scope 3 (Forest, Land and Agriculture) FLAG emissions (versus 2020 baseline)1 42% reduction in Scope 3 industrial (non-FLAG) emissions (versus 2020 baseline)1 >50% of energy used in own operations to be from low-carbon sources UNCHANGED TARGET UPDATED TARGET UPDATED TARGET UNCHANGED TARGET BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Shifting Perspectives 94 Transformation priorities Advancing regenerative agriculture practices Managing operational and agricultural water impacts Implementing technology to safeguard natural resources Note: 1. IPCC (2022), Climate Change 2022: Mitigation of Climate Change (AR6 WGIII). Cambridge University Press. NATURE GLOBAL CHALLENGES IN A SHIFTING CONTEXT Nature is at increasing risk from climate change, biodiversity loss, and resource depletion. These risks require urgent, systemic change. According to the Intergovernmental Panel on Climate Change, nature-based solutions could play a powerful role, with the potential to deliver nearly a third of the carbon reductions needed to reach Net Zero by 20501. In light of this global challenge, we are leveraging over 100 years of expertise to drive change across our agricultural supply chain, applying our knowledge in regenerative agriculture practices, soil health, biodiversity and water management. Through advanced agri-tech innovation, we aim to scale these practices across geographies, enhancing climate resilience, supporting farming households and contributing to more sustainable agricultural systems.

BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Through Sustained Transformation 95 Advancing regenerative agriculture practices GLAD: Enabling agricultural innovation Global Leaf Agronomy Development (GLAD) is BAT’s Centre of Excellence, which includes innovation centres located in various Leaf Operations. With over 40 years of expertise, GLAD applies advanced agricultural science and technology to enhance crop performance and environmental resilience across our global sourcing network. From its Leadership in Energy and Environmental Design (LEED)-certified AgriTech Centre in Brazil, GLAD produces billions of hybrid seeds annually. These are genetically improved to deliver higher yield, quality and disease tolerance, supporting agricultural productivity and resilience. Through the development of a digital agri‑ecosystem, GLAD harnesses data and precision tools to enhance farming efficiency and strengthen climate adaptation. Its work in carbon-smart farming and regenerative agriculture is helping to improve sustainability practices and drive measurable progress across our Group’s own Leaf Operations. We’re harnessing decades of scientific expertise to help farmers thrive in changing conditions. Mauricio Cantisani Head of Leaf Latam South Managing operational and agricultural water impacts WaterHubSM: Scaling water stewardship in U.S. operations In 2023, BAT’s U.S. subsidiaries, the Reynolds Companies, initiated the construction of the WaterHubSM facility at its Tobaccoville Operations Centre in North Carolina to support our water recycling target and strengthen resilience at a water‑stressed site. The WaterHubSM is an advanced water recycling installation with a designed capacity to reclaim over 200,000 cubic metres of water annually, equivalent to the annual consumption of approximately 550 U.S. households2. The facility became operational in 2025, contributing to our efforts to enhance water stewardship, build resilience, and reduce environmental impact across our operations. In its first year of operation, it recycled c.122,000 cubic metres of water, laying the foundation for growth toward its full capacity. We are continuing to assess progress and focus on improving the site’s performance. The WaterHubSM is one of the few projects of its size in the U.S. using advanced water reclamation technologies, helping to reduce reliance on potable (drinkable) water for factory operations. This initiative complements Reynolds Companies broader water stewardship efforts, including AWS‡ certifications at multiple facilities. c.122,000 m3 of water recycled at the WaterHubSM in its first year of operation Note: 2. www.epa.gov/watersense/how-we-use-water Go online to learn more about our approach to sustainability bat.com/sustainability-and-esg BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Our Nature Ambition 96 Note: * According to The Nature Positive Initiative, 'Nature Positive' is a goal which refers to measurable outcomes that contribute to halting and reversing nature loss with significant benefits to society (www.naturepositive.org/about/the-initiative). Contributing to a Nature Positive* future Vladimir Moura Head of Sustainability, Agriculture and Product Our operations depend on, and impact nature. We rely on natural resources to grow and manufacture our products, while activities such as sourcing, farming, and water use can negatively impact nature. In turn, environmental degradation can disrupt our supply chain and business resilience. Our commitment to nature goes beyond managing impacts and dependencies. It is also about driving meaningful change. To mitigate nature loss, we have a series of targets in place addressing areas such as deforestation, land conversion and water use. We aim to contribute towards a Nature Positive* future by protecting, restoring, and replenishing ecosystems. Our nature strategy supports both current and future products’ needs, ensuring continuity across evolving business models. Our Group Environment Policy and Biodiversity Statement outline our approach for mitigating our environmental impacts. We manage the impacts of our activities and sites by implementing internal standards as adapted to local conditions. These include our Soil and Groundwater Protection Standard, Water Security Standard and Biodiversity Operational Standard on Tobacco Farming (BOS). Through nature-based solutions and capacity- building programmes, we support our directly- contracted farmers to mitigate the degradation of natural capital, which may impact the long-term resilience of our business and their livelihoods. Read more about our policies and procedures on pages 128 and 129+ Our nature strategy is anchored on the adoption of the mitigation hierarchy in line with the Science Based Targets Network’s (SBTN) AR3T framework1, supporting the targets of the Kunming-Montreal Global Biodiversity Framework (GBF2). Find our defined terms‡ for Nature on page 103+ For a full description of key terms and definitions, refer to the BAT 'Reporting Criteria' in our 2025 Sustainability Performance Data Book at bat.com/reporting ä BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information How We’ll Get There 97 Our approach in line with the SBTN's AR3T framework Following the mitigation hierarchy 2025 targets: Deforestation and Conversion Free tobacco supply chain3 Deforestation Free pulp and paper supply chain Forest Positive in our tobacco supply chain3 35% reduction in water withdrawn (versus 2017 baseline) and 30% of water recycled in our own operations 100% operation sites Alliance for Water Stewardship (AWS)‡ certified Notes: 1. sciencebasedtargetsnetwork.org/companies/take-action/act 2. www.cbd.int/doc/decisions/cop-15/cop-15-dec-04-en.pdf 3. Our ambitions and targets cover all tobacco we purchase for our products (‘tobacco supply chain’), which is used in our combustibles, Traditional Oral and Heated Products. Our metrics, however, derive data from our annual Thrive assessment, which includes our directly contracted farmers and those of our third-party suppliers, which represented over 94% of the tobacco we purchased by volume in 2025 (‘Thrive Supply Chain’). AVOID REDUCE RESTORE REGENERATE TRANSFORM Reduces impact Gives back AVOID – Deforestation and conversion in our tobacco supply chain – Deforestation in our pulp and paper supply chain – The use of highly hazardous pesticides REDUCE – Use of agrochemicals where possible – Water use across our own operations and tobacco supply chain – Water risks in our tobacco supply chain through active stewardship RESTORE AND REGENERATE – Implement regenerative agriculture practices, and restore nature through our Forest Positive target TRANSFORM – Embed nature policies, target plans and activities across our operations and supply chain Avoiding deforestation at the source In accordance with our Biodiversity Operational Standard on Tobacco Farming our Field Technicians monitor directly contracted farmers to confirm that deforestation or conversion activities are not present. Field Technicians also monitor compliance by carrying out regular and unannounced farm visits. Where deforestation or conversion incidents are identified, we have a process in place for establishing remediation plans to restore the impacted area or equivalent. Our third-party suppliers are expected to take equivalent steps. Deforestation and Conversion Free tobacco supply chain3 by 2025 % of wood used in Thrive Supply Chain‡ with Deforestation and Conversion Free (DCF) status 2025 2024 In 2025, we monitored 100% of directly contracted farmers (approximately 91,000) for deforestation and natural ecosystem conversion. 99.99% of wood used in our Thrive Supply Chain‡ was traced to verified DCF sources. 0.006% of wood used could not be traced to verified DCF sources. Overall, wood volume coverage in our Thrive Supply Chain‡ reached 94.4%, driven by enhanced traceability within our supplier network and the expansion of our monitoring systems. We will continue to share learnings and strengthen our processes. Avoiding pressure on natural resources We continue to train our farmers and Field Technicians on best practices for resource preservation, such as the use of sustainable wood for tobacco curing, forest conservation and biodiversity, integrated pest management and soil and water management. Around 615,000 attendees were reported to have received training1 in 2025. Our GLAD Centre of Excellence develops pest management strategies, including disease-resistant tobacco and biological controls to avoid persistent organic pollutants. Only agrochemicals that are compliant with local regulations and with the lowest possible toxicity, according to WHO classification, are used. In 2025, 88% of tobacco hectares in our Thrive Supply Chain‡ were managed with the best practices2 for soil and water, helping avoid resource depletion and ecosystem stress. We also provide tree saplings to our directly contracted farmers as part of their alternative fuel sources for tobacco curing, alongside biomass, sun and air curing. Through this initiative, we aim to maintain a constant supply of wood to prevent harvesting practices that could lead to the deforestation of natural ecosystems. By year-end, 43.4% of our directly contracted farmers used alternative biomass fuels for tobacco curing. Third- party suppliers are recommended to follow similar practices. For our pulp and paper-based materials supply chain, our deforestation assessment approach is based on the internationally recognised Accountability Framework initiative (AFi), and we aim to only work with suppliers that can demonstrate low risk of deforestation. Our Supplier Code of Conduct (SCoC) applies to all our suppliers and outlines our expectations for environmental management, including the prevention of deforestation. Deforestation Free pulp and paper supply chain by 2025 % of pulp and paper sourced with low risk of deforestation 2025 2024 In 2025, we assessed all in-scope pulp and paper materials and 100% were established as sourced with low risk of deforestation according to the following criteria: – 24% of volume certified through Chain of Custody schemes providing full Deforestation Free (DF) assurance. – 34% of volume from suppliers with CDP A/A- rating and 100% of volume disclosed as DF. – 42% of volume was traceable to low-risk sourcing areas. – 0% of volume traceable to high-risk sourcing areas with production units monitored as DF. We have successfully achieved our current Deforestation Free pulp and paper supply chain target for 2025. This was driven by targeted capability‑building with existing suppliers to enhance the quality and transparency of their disclosures, and the implementation of the Digital Sustainability Control Tower to streamline the process. u Read more about Digital Sustainability Control Tower on page 88+ Looking ahead, while we will continue to maintain the same level of rigour in our processes, we are also expanding our overall approach to address primary deforestation-linked commodities. These activities underpin our broader commitment to responsible sourcing practices and increasing transparency across our sourcing decisions. Read more about our 2030 targets in the ‘What’s Next?’ section on page 103+ Avoiding ecosystem disruption We identify and assess current and long-term forest-related risks through farmer-level observation, geospatial assessment, and third-party analyses. Annual geo-spatial assessments monitor tree cover and forest-loss trends. We use geospatial biodiversity risk assessments to identify manufacturing sites and directly contracted farms near sensitive ecosystems. Following our 2024 Biodiversity Risk Assessment, Biodiversity Management Plans (BMPs) were implemented in 100% of farms in scope in 2025. These included site preparation, planting native species, and maintenance, with some BMPs addressing biodiversity impacts across a wider area. In addition, in 2025, we rolled out a Biodiversity Operating Guide for our manufacturing sites, outlining site-specific actions and criteria to identify sites requiring a Biodiversity Action Plan. 50% of manufacturing sites identified as ‘priority’ in 2025 have conducted site specific assessments as the first step in generating their biodiversity action plan. + Read more about our priority locations on page 148 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information What We’re Doing 98 99.99% 98.5% 100% 86.3% Notes: 1. Around 649,000 attendees were reported to have received such training in 2024. 2. Best practices are based on external benchmarking and include practices such as high- wide ridges and minimum or zero tillage. Avoid 0 20 40 60 80 100 0 20 40 60 80 100 Target: Not achieved Target: Achieved

Where we source our water from in 2025 1 2 3 Avoiding water risks through assessments In 2025, 73% of our total water consumption was attributed to operations sites, while 27% was attributed to offices, retail, R&D, and other facilities. We use the World Resource Institute (WRI) Aqueduct Water Atlas to assess our operational exposure to water risks, incorporating additional factors such as flood risk, drought risk and water depletion. We identified that 24 of our operations sites are in water-stressed areas4, accounting for 36% of our water withdrawn in 2025. Amongst other elements, these assessments inform our prioritisation of capital expenditure and resources to improve water management and recycling rates. Our newest water recycling facility, the WaterHubSM in the U.S., is located on a water-stressed site and exemplifies this approach. Read more about the WaterHubSM on page 95+ Water resilience also underpins the long-term security of our tobacco supply. We support farmers to reduce the impact of growing tobacco in water-stressed regions with targeted actions. In our tobacco supply chain, our SCoC is complemented by our Leaf Supplier Manual (LSM) to support water risk management. The LSM provides recommendations on water protection planning and irrigation practices, guiding suppliers to implement best practices tailored to local conditions. Using the WRI Aqueduct Water Atlas, we also monitor our tobacco sourcing locations that are in water-stressed areas. In 2025, 18 of our tobacco sourcing locations including Bangladesh, India, Türkiye and the U.S., were identified as water-stressed, accounting for an estimated 21.5% of our purchased tobacco. In these regions, we support our directly contracted farmers to grow suitable tobacco varieties or optimise and reduce crop water. Our third-party suppliers are also encouraged to support their contracted farmers with similar methods. Having achieved our 2025 water targets for our own operations, we are broadening our focus, aiming to ensure that, where we operate, 100% of prioritised water-stressed agricultural basins have water stewardship programmes in place, to the extent location conditions provide. Read more about our prioritisation methodology on page 148+ BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 99 Sourcing responsibly and safeguarding natural spaces Partnership to monitor the state of nature We partnered with a leading UK technology provider to launch a pioneering pilot programme in Brazil, measuring ecosystem health across 130 farms, our second-largest manufacturing site and a 55 hectares conservation area. Over a three-month period, ground-based sensors were deployed at sample points to a rigorous statistical design to capture primary biodiversity data, including species presence and habitat quality. Approximately 20 terabytes of data were generated, comprising over 500 days of audio recordings, 160,000 images, and 21,000 drone files. Leveraging advanced AI developed by our partner, this raw data is processed to identify species before being validated by a network of local and international experts. Ecosystem assessments at this scale typically require years of manual fieldwork by ecologists but with this technology-driven solution and science-based statistical design, the fieldwork and analysis can be completed in months. The pilot programme aims to deepen our understanding of how the condition of ecosystems, regenerative agricultural practices, and tobacco yields are interlinked. Having completed the pilot on the manufacturing site, we can now develop data driven actions as part of the site’s Biodiversity Management Plan. At the conservation site, the technology enables us to accurately measure the success of a new restoration effort on a 10-hectare flood-impacted plot, supporting data-driven decision-making. We continue to harness innovation to generate data-driven insights, strengthen ecosystem health, support restoration and conservation efforts, and explore links to agricultural productivity. Image: Courtesy of Gelson Pereira/Brazil From water utility supplies 59.8%1 From fresh surface water sources 3.5%2 From groundwater sources 36.7%3 Notes: 3. Our ambitions and targets cover all tobacco we purchase for our products (‘tobacco supply chain’); which is used in our combustibles, Traditional Oral and Heated Products. Our metrics, however, derive data from our annual Thrive assessment, which includes our directly contracted farmers and those of our third-party suppliers, which represented over 94% of the tobacco we purchased by volume in 2025 (‘Thrive Supply Chain’). 4. In 2024, we identified 23 of our operations sites in water-stressed areas. 2.56 million m3 Total water withdrawn Reducing and optimising fertiliser use In our tobacco supply chain, the majority of FLAG emissions can be attributed to fertiliser use. Reducing the overall volume of fertiliser applied remains a challenge, largely due to the limited availability of products that maintain effectiveness at lower application rates. To address this, our Field Technicians work closely with farmers to ensure consistent application methods and minimise variability at farm level. We encourage our directly contracted farmers to conduct regular soil analysis to identify the characteristics of the soil on their farms, enabling us to recommend the most suitable fertiliser package for each soil type. + Read more about how we work with suppliers on fertilisers on page 90 Reducing water use, from field to factory Agricultural and manufacturing activities can strain fresh water resources, pollute ecosystems, and contribute to water stress. Approximately 65.5% of tobacco hectares in our supply chain were rainfed in 2025. Where rainfall is insufficient, farmers may rely on irrigation, with around 34.5% of tobacco hectares using some form of irrigation system during the year. We measure water use on our tobacco farms to support a more accurate assessment of water saving initiatives. 100% of operations sites to be Alliance for Water Stewardship (AWS)‡ certified by 2025 % of operations sites that are AWS‡ certified 2025 2024 For our manufacturing sites, we use water withdrawal and discharge guidelines to support effective water management systems in line with the AWS‡ certification process. In 2025, 88% of our operations sites implemented both water efficiency or recycling activities, investing £1.36 million in capital expenditure. In 2025, an additional six sites in our own operations achieved AWS‡ certification, bringing the total number of certified sites to 57, enabling us to meet our target of 100% certification across all our manufacturing sites. This marks a significant milestone, as it enhances our ability to safeguard shared water resources that support local communities, and progress our water-related targets. 35% reduction in water withdrawn in our own operations by 2025 (versus 2017 baseline) % reduction in water withdrawal relative to base year 2025 2024 We met our target for reduction in water withdrawn two years early through water efficiency and recycling projects, achieving a 50.8% reduction in 2025 (against our 2017 baseline). 30% water recycling rate in our own operations by 2025 % of total water recycled 2025 2024 In 2025, we exceeded our water recycling target, achieving around 5.9 percentage points more recycled water compared to 2024. This milestone was primarily driven by the operational launch of our WaterHubSM, our newest water recycling facility in the U.S. Additional progress was driven by recycling initiatives at our factories in Brazil and Pakistan, along with enhanced recycling performance in Croatia and Indonesia. Read more about the WaterHubSM on page 95+ BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information What We’re Doing Continued 100 Advancing regenerative agriculture practices Advancing crop resilience with tobacco genome research Initiated in the early 2000s, our Biotechnology & Plant Sciences research teams have made strides in assembling the most complete tobacco genome to date. Genetic markers linked to traits such as drought, pest, and disease resistance have been used to identify climate change-resilient varieties of tobacco. Our Southampton Innovation Centre’s seed bank, containing approximately 54,000 seed varieties, can be mined for selective plant breeding programmes. These breeding programmes look to help us create tobacco varieties with lower water and agrochemical requirements and higher yields, which contribute to reducing our impact on nature and reducing crop losses. Today, with the support of our agronomy centres in the U.S. and Brazil, we are transitioning from controlled laboratory trials to trialling novel varieties in the field, where environments are less predictable. This research demonstrates how BAT’s Biotechnology & Plant Sciences teams, through understanding the tobacco genome, can support and strengthen our approach to agriculture to meet the future needs of the business. 100% 91% Reduce 33.3% 27.5% 50.8% 47.4% 0 20 40 60 80 100 0 10 20 30 40 0 20 40 60 80 100 Target: Achieved Target: Achieved Target: Achieved Restoring land while supporting livelihoods By investing in technologies and sustainable practices, we aim to reduce our environmental footprint while enhancing resilience in our agricultural supply chain. We have a long history of locally led afforestation initiatives, many of which aim to restore and regenerate ecosystems across our operating regions. For example, we encourage our directly contracted and third-party farmers to grow alternative crops such as rice, corn, vegetables, wheat and soy, alongside tobacco. In 2025, 93.5% of directly contracted and third-party farmers grew alternative crops, reducing land occupancy while supporting diversified livelihoods. Advancing regenerative agriculture practices at scale Our AgriTech centre in Brazil plays a leading role in advancing regenerative agriculture practices and driving innovation across farming systems by optimising crop yields and strengthening climate resilience. It also invests in technologies such as phenomics, genomics, and geospatial analytics to refine breeding programmes and farming efficiency. Read more about our AgriTech centre on page 95+ These investments help to develop disease and pest resistant seeds and lower chemical needs, enabling crops to thrive under challenging weather conditions. In turn, this can protect the supply of a key commodity while supporting food security and economic stability in farming households. Read more about how we support our farming communities on page 122 + BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 101 Advancing regenerative agriculture practices Regenerative agriculture framework Building on our long-standing experience in regenerative agriculture practices, we developed a regenerative agriculture framework in 2024 to assess local risks and monitor ecosystem regeneration. In 2025, it was rolled out across key tobacco sourcing regions (Brazil, Bangladesh, Mexico and Pakistan), where practices are tailored to local operational contexts supported by targeted training to enhance adaptability. Field Technicians play a key role in supporting farmers to adopt practices that enhance soil health, conserve water, and promote sustainable land use. Through the framework, we promote methods such as reduced tillage and integrated pest management. These practices deliver various benefits, including higher soil organic carbon, lower greenhouse gas emissions, and the protection of natural habitats. The framework also seeks to integrate programmes that support livelihoods, health, safety, and human rights, with the aim of contributing to broader social outcomes. Looking ahead, we will evaluate the outcomes of ongoing pilot initiatives to inform our strategy through to 2030. Working side by side with farmers for generations has allowed us to grow together, fostering innovation and resilience through regenerative farming practices. Carolina Kohmann Leaf Sustainability and Communications Manager Restore and Regenerate Transforming agriculture and empowering communities Transformation is about driving systemic change by embedding nature-related policies, targets, plans, and activities. We are supporting community-based environmental improvements through industry collaboration and regenerative agriculture practices. In 2025, approximately 615,000 farmers, technicians and extended community members were reported to have received training on best practices for resource preservation, such as the use of sustainable wood for curing, forest conservation, and soil and water management.1 Transforming through collaboration We combine on-the-ground support with digital monitoring tools to ensure best practices are implemented consistently at farm level. Our Field Technicians play a critical role in this process, delivering training, conducting compliance checks, and providing extension services. We also collect data from third-party suppliers allowing us to monitor key sustainability indicators such as fuel use, curing methods, and transport fuel volumes (used to calculate emissions) across more than 94% of our tobacco volumes. All our tobacco suppliers are required to participate in the Sustainable Tobacco Programme (STP), an industry-recognised initiative that promotes responsible farming practices and continuous improvement. u Find out more at sustainabletobaccoprogram.comä BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information What We’re Doing Continued 102 Sourcing responsibly and safeguarding natural spaces Transforming farm monitoring with Agri360 Farm monitoring is a key element of our engagement with directly contracted farmers. In 2025, we began our transition from our legacy farm monitoring system, Farmer Sustainability Management (FSM)2, to the newly developed Agri360 platform. Built with feedback from users, Agri360 reflects a forward-looking approach that prioritises agility, simplicity, and efficiency, while expanding coverage across strategic sustainability topics. The new platform enables Leaf sustainability teams to define tailored questions and parameters that guide Field Technicians in monitoring and recording farmer engagement throughout the growing cycle. This enables faster, more accurate data analysis, and facilitates the generation of prompt actions for timely remediation when needed. The platform is expected to reach 95.5% of our directly contracted farmers, incorporating over 117 different enhancements and new requirements. Its implementation marks a significant step forward in our ability to monitor, support, and scale sustainable farming practices globally. + Read more about Agri360 in relation to social criteria on page 123 Notes: 1. Around 649,000 attendees were reported to have received this training in 2024. 2. FY25 data is collected via Farmer Sustainability Management System. FY26 data will be collected through Agri360. Transform

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NATURE

Methods of engagement

We engage across our supply chain to strengthen biodiversity, promote nature-positive practices and water stewardship. Examples of our engagement include:

Farmer and Field Technician engagement

We engage over 91,000 directly contracted farmers through on-site support from Field Technicians who deliver training, monitor nature-related practices, and initiate remediation. These technicians also collect nature-related data to inform progress.

Find out more about **how our Field Technicians support farmers throughout the growing cycle** on page 102

Sustainable Tobacco Programme (STP)

The STP supports engagement with our tobacco suppliers, covering 100% of our supplier base. It also provides a platform for structured engagement with suppliers, industry peers, and local governments where appropriate. It supports continuous improvement across environmental and social matters, including biodiversity and water.

Find out more about how we **transform through collaboration** on page 102

Supplier and community collaboration

We work with suppliers and local communities through site visits, capability building, and other initiatives. This includes training on human rights, biodiversity, and water stewardship. We actively collaborate with local public authorities and stakeholders to advance sustainable water management as part of our AWS engagement.

Find out more about **our water stewardship and AWS[‡] certification** on pages 99 and 100

Group operational initiatives

We work with directly contracted farmers, Field Technicians, and employees across our markets to apply best practices and define actionable glidepaths to drive continuous improvement.

To support these efforts, we have expanded our biodiversity training into an accessible eLearning. This initiative aims to equip broader teams beyond the agricultural supply chain, including manufacturing and procurement, with the knowledge and capabilities needed to engage effectively on nature-related topics.

What's Next?

The escalating impact of climate change, pressures on natural resources, loss of biodiversity, soil erosion and water scarcity not only affect our supply chain but also the livelihoods of the communities where we operate.

We are leveraging our agricultural expertise and integrating innovative technologies to safeguard ecosystems to support neighbouring communities' agricultural security and the resilience of our business.

Nature targets by 2030

WATER POSITIVE in our own operations[3]
NEW TARGET

100% of prioritised water-stressed agricultural basins with water stewardship programmes
NEW TARGET

DEFORESTATION FREE across our primary deforestation-linked commodities[4]
UPDATED TARGET

65% of directly-contracted arable land adopting regenerative agriculture practices
NEW TARGET

Notes:

3. Water Positive means BAT would return more water to the environment through restoration, replenishment and regeneration projects than it withdraws for its own operations.
4. In-scope commodities (currently pulp and paper, tobacco, curing wood) are assessed for deforestation.

‡Definitions:

AWS certification refers to independent certification against the Alliance for Water Stewardship (AWS) Standard 2.0.

Conversion: Change of a natural ecosystem to another land use or profound change in a natural ecosystem's species composition, structure, or function.

Deforestation: Loss of natural forest as a result of i) conversion to agriculture or other non-forest land use; ii) conversion to a tree plantation; or iii) severe and sustained degradation.

Forest Positive: To be considered 'Forest Positive', among other things, a forest should be planted for conservation purposes. Further, the area must be monitored at least one year after the planting date, to verify the survival rate quantification of the area planted and the number of trees that have become viable.

Thrive Supply Chain: Our ambitions cover all tobacco we purchase for our products ('tobacco supply chain'); which is used in our combustibles, Traditional Oral and Heated Products. Our metrics, however, derive data from our annual Thrive assessment, which includes our directly contracted farmers and those of our third-party suppliers, which represented over 94% of the tobacco we purchased by volume in 2025 ('Thrive Supply Chain').

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Shifting Perspectives

CIRCULARITY

CIRCULARITY



GLOBAL CHALLENGES IN A SHIFTING CONTEXT

As global reliance on virgin raw materials and unsustainable consumption patterns intensify environmental pressures, businesses must rethink how products are designed across the 'make, use and dispose' phases of their lifecycle.

Therefore, considering the material-specific and environmental attributes of the materials in our products and packaging is increasingly important.

While we have made improvements, there remains a considerable opportunity to build on our efforts. We do this by leveraging eco-design principles, adopting sourcing approaches that prioritise materials based on function and environmental attributes, extending the life of our products, and designing for disassembly and easier recycling.



Transformation priorities

- Designing in line with our eco-design principles
- Engaging with consumers
- Enhancing traceability across the product value chain

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CIRCULARITY



Engaging with consumers

Greece's take-back scheme is driving recycling and consumer engagement

Our take-back scheme in Greece showcases how targeted initiatives can drive consumer participation while delivering improved end-of-life outcomes.

Through promotional incentives for consumers, our take-back volumes in Greece increased two-fold in 2024 versus 2023.

Enhancements to collection-volume traceability and improved data completeness, resulted in a nine-fold increase in take-back volume in 2025. Devices are then disassembled and recycled regardless of whether they are BAT devices or not.

This initiative has provided practical insights for our business. It demonstrates that strong consumer engagement, together with effective collaboration between sales and distribution networks, certified third-party logistics providers, and recycling partners, can increase yield in material recovery.

Nine-fold

increase in take-back volumes in Greece between 2023 and 2025

Designing in line with our eco-design principles

Award-winning Heated Products packaging with strong circularity credentials

Packaging is the first thing that adult consumers see and touch, and for glo Hilo, our latest Heated Product (HP), this moment was designed to convey both luxury and purpose.

What sets its packaging apart is not just its visual appeal, but the materials and process behind it.

The device box is made entirely from moulded pulp, combining raw bamboo and bagasse, chosen for their strength, flexibility, and lower environmental impact.

The unboxing journey is intuitive and waste-conscious. A tear strip reveals a welcome message, followed by visual cues and embedded instructions that eliminate the need for excess inserts.

The locking mechanism is engineered for safety and simplicity. The outer sleeve is intended to reduce waste in production and logistics.

This approach to design earned glo Hilo Silver at the 2025 Pentawards, one of the world's leading platform for packaging design excellence.



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Our Circularity Ambition

CIRCULARITY

Reducing the use of virgin raw materials



Neelam Melwani
Head of Circularity

Circularity is a key enabler of our transformation towards a Smokeless World. We seek to embed it from the outset, shaping how our products are designed, manufactured, and managed at end-of-life.

Material science is central to this shift, helping us reduce virgin raw material use, cut emissions, and drive sustainable innovation. Our circularity strategy spans the entire product lifecycle, guided by eco-design principles that prioritise durability, low-carbon materials, and end-of-life recovery.

In addition to cigarette butts, we acknowledge the challenges posed by waste from Smokeless products. Yet, with growing consumer and regulatory momentum behind circularity, we also see this as a strategic opportunity to deliver long-term efficiencies, cost savings and educate consumers while managing our environmental impact.

> "Circularity creates an opportunity to build a resilient, efficient, future-ready business."


glo
vuse
vuse

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Our Group Environment Policy commits to applying circular economy principles and using Life Cycle Assessments (LCAs) to guide product design and development. Our current circularity targets for 2025 marked an important phase of our circularity journey. Looking ahead to 2030, we have broadened their scope to cover the full lifecycle of our New Category business, spanning the ‘make’, ‘use’, and ‘dispose’ phases. Our eco-design principles set clear objectives, and support the reduction of our environmental impacts. Read more about our policies and procedures on pages 128 and 129+ We work with suppliers to reduce the impact of existing materials and collaborate with waste management providers to improve infrastructure and support the recovery of critical raw materials. We also continue to educate consumers on responsible disposal. Find our defined terms‡ for Circularity on page 111+ For a full description of key terms and definitions, refer to the BAT 'Reporting Criteria' in our 2025 Sustainability Performance Data Book at bat.com/reporting ä BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information How We’ll Get There 107 Our circularity strategy 2025 targets: 100% of our packaging to be reusable, recyclable or compostable where facilities exist by 2025 90% recycling rate of waste generated across our operations by 2025 25% reduction in waste generated across our operations by 2025 (versus 2017 baseline) Less than 1% of our operational waste going to landfill by 2025 MAKE USE DISPOSE Designing our New Category products using eco-design principles Engaging with our consumers to use and dispose of our products responsibly Maximising material recoverability and building partnerships Capabilities – Eco-design principles – Sustainable Materials Framework – Supplier engagement Capabilities – Developing educational consumer content, with incentives where possible Capabilities – Take-back schemes and recycling – Waste management partnerships Enablers – Green Design Tool‡ – Material procurement Enablers – Product websites – Communication with consumers Enablers – Recycling technologies In the ‘make’ phase, we aim to use more sustainable materials and design our New Category products using eco-design principles. The ‘make’ phase is guided by our five eco-design principles, which shape how we design, build, and develop our products: Selecting less CO₂e intensive materials. Using more renewable and recycled inputs to reduce reliance on finite resources. Prioritising durability to extend product life and reduce waste. Enabling reuse through features such as replaceable batteries. Designing for recyclability to support responsible recovery. At the heart of these principles is our Materials Framework. It supports material selection based on a range of criteria, including origin, environmental impact during use and end-of-life outcomes. We are exploring the use of recycled and lower-impact materials in our products and packaging including: – Post-Industrial Recycled (PIR) aluminium for structural integrity with a lower carbon footprint; and – Post-Consumer Recycled (PCR) and bio-based polymers for products and packaging. We also aim to use fewer materials, optimise our costs, choose lower-emission alternatives, and set clear targets to guide how we select materials and work with suppliers. Our eco-design principles By combining our eco-design principles with advanced Life Cycle Assessment (LCA) capabilities, we are aiming to go beyond existing industry standards set by ISO 14006:20201. We have incorporated existing global standards for eco-design, establishing Group-wide minimum thresholds and covering areas such as minimum recycled or renewable content, enhanced product features, and disassembly requirements to support material recovery. Our 2025 packaging target (below) reflects our fifth eco-design principle. By putting this principle into practice, we aim to increase the recyclability of our packaging, and material recovery. 100% of our packaging to be reusable, recyclable, or compostable where facilities exist by 20252 % of packaging reusable, recyclable or compostable 2025 2024 While we have made progress, a 1.5% gap remains to meet this target due to recyclability challenges associated with certain packaging formats across our product categories. Looking ahead, we will expand our approach to packaging recyclability by aiming for 100% of New Category products and packaging to be launched using eco‑design principles by 2030. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information What We’re Doing 108 Designing in line with our eco-design principles Harnessing the power of LCAs LCAs are a critical tool for eco-design, enabling companies to identify environmental impacts across the entire lifecycle, from raw material extraction to end-of-life. LCAs help identify areas for improvement, for example, in emissions, resource use, and waste, guiding more informed design decisions. To unlock their full potential, we are integrating enhanced LCA analysis into our innovation process, and streamlining data analysis and scenario modelling, as well as strengthening supplier relationships to access high-quality, granular data. Our LCAs act as a compass for our product design by informing our strategy in a measurable, data-driven way. Howard Roughley Head of Sustainability and Design Operations 98.5% 97% Notes: 1. ISO 14006:2020, Environmental management systems – Guidelines for incorporating Eco-design. 2. Our calculation excludes about 1.7% of total material used in our packaging, representing exclusions due to regulatory requirements in certain markets and adhesives used in packaging. Make 0 20 40 60 80 100 Target: Not achieved In the ‘use’ phase, we engage with our consumers to use and dispose of our products responsibly. Responsible use begins with informed choices. To support this, we provide consumers with guidance on our product websites to help minimise waste and encourage reuse. This includes practical advice on responsible use and disposal, encouraging consumers to extend product life. Looking ahead, we will continue to help consumers with clear and practical information so they can use and dispose of our products responsibly. For future generations of our products, we are exploring how to trace certain materials back to their source. To make this vision a reality, we have partnered with Circularise, an innovative traceability startup, to assess the potential of Digital Product Passports (DPP). A DPP is a digital record capturing a product’s materials, origin, and lifecycle, supporting more informed consumer choices and helping us meet growing expectations for traceable sustainability data. Beyond this, DPPs have the potential to enable product authentication, enhance material traceability, and guide responsible end-of-life disposal. This pilot represents an important step toward greater transparency across our products and supply chain. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 109 Enhancing traceability across the product value chain Enhancing durability with Vuse Ultra In 2025, we introduced Vuse Ultra, our most premium Vapour device yet, designed with durability at its core. The device includes a removable battery to facilitate recycling. It also features advanced technologies such as CloudControl™ and Flavour AutoTune™, accessible through the MyVuse app. These capabilities enable consumers to fine-tune power and intensity settings, which can help optimise energy use and extend battery life. Developed through rigorous stress testing and prototyping, Vuse Ultra sets a new benchmark for the Vapour category and represents an important step toward reducing the environmental footprint of our Vapour products through smarter design. Looking ahead, we are expanding our focus to explore modular product architecture for easier disassembly and durability testing to ensure long-term performance, and upgradeable design to extend product life without full replacement. Use By designing with longevity in mind, we are raising the bar for quality and sustainability in Vapour. tAndy Parton Head of Content Delivery — Marketing Flavour AutoTune™ Recognises your flavour and adjusts your device’s power setting to give you the best experience for that flavour. AutoLock™ Keep your vape out of the wrong hands with AutoLockTM technology. CloudControl™ Switch between low, medium, and high intensity modes on your Vuse Ultra device. ClearView™ Display Easily track your battery and liquid and intensity levels. Replaceable, removable battery Simply swap out your empty battery for a fully charged one. Drop off at your closest recycling point whenever you need to. Advanced Charging With USB-C and wireless charging capabilities. USB-C fast charge to 80% in 20 minutes. In the ‘dispose’ phase, we seek to maximise material recoverability and build partnerships. Our Global Waste Centre of Excellence works to reduce operational waste and increase recycling, aiming to divert waste away from disposal routes such as incineration and landfill. Since our 2017 baseline, we have made progress across our targets: Less than 1% of our operational waste going to landfill by 2025 % of operational waste going to landfill 2025 2024 Through enhanced capability building across the Group, we improved our waste-segregation practices and achieved our target of sending less than 1% of operational waste to landfill, with 0.9% disposed of in 2025. 90% recycling rate of total waste generated across our own operations by 2025 % waste recycled 2025 2024 Progress against our target remains challenging due to regulatory constraints and the availability of recycling partners. Although we have made progress compared to 2024, the growing share of Smokeless products and the limited availability of recycling systems has impacted overall performance. Our current recycling rate stands at 88.6%, below our 2025 target. We continue to explore levers to increase our waste recycling rate including product design considerations and collaboration with waste management companies. 25% reduction in waste generated in our own operations by 2025 versus 2017 baseline % reduction in operational waste generated 2025 2024 In addition, we met our target for reducing the absolute volume of waste generated across our operations, two years ahead of schedule. This was driven by initiatives such as improvements in machinery efficiency and material management. However, despite our efforts, in 2025, the absolute volume of waste generated increased by 0.9 percent versus 2024, primarily due to one-off construction projects. Consumer education and awareness While many consumers dispose of cigarette butts responsibly, littering still occurs. We seek to drive behaviour change through education, stressing environmental impacts and supporting anti- littering initiatives in collaboration with NGOs and the public sector. Likewise, our New Category take-back schemes focus on responsible disposal of our products. Where possible, we aim to strengthen our take-back schemes through incentives, collection points, and collaboration with recycling partners. Looking ahead to 2030, we set a target for all of our markets to invest in consumer education programmes for the responsible disposal of New Category products. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information What We’re Doing Continued 110 88.6% 88.1% Engaging with consumers Velo x Bower: Driving Circularity Through Collaboration in Sweden Our Modern Oral brand, Velo, is exploring opportunities to reduce its GHG emissions and investigate new materials for its packaging. However, due to limited availability of this material, we are pursuing additional solutions, including through strategic partnerships. Since 2022, BAT Sweden partnered with Bower, a consumer-facing app that promotes responsible disposal. Through this collaboration, Velo packaging is connected to Bower’s platform, enabling consumers to scan the product barcode, dispose of the packaging appropriately, with the option to make a donation towards a cause of their choice. This simple and rewarding experience seeks to encourage long-term behavioural change. To date, more than 227,000 Velo cans were sent for recycling through this scheme in Sweden. Beyond individual action, this partnership supports a broader network of end-of-life solutions. By joining other consumer brands on the Bower platform, we seek to create a consistent disposal experience that encourages responsible behaviour and advances circularity. Dispose 0.9% 1.3% 30.4% 31% 0 20 40 60 80 100 2 1.5 1 0.5 0 0 20 40 60 80 100 Target: Achieved Target: Achieved Target: Not achieved

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CIRCULARITY

Methods of engagement

Through partnerships and innovation, we drive progress toward circular solutions and lower-carbon materials. Examples of our engagement include:

Engaging with consumers and industry partners
Looking ahead, we aim to explore partnerships to accelerate the development of circular solutions for our products.

Working with retail customers
In markets where we sell electronic devices, and, where local regulations permit, we work with retail customers to put take-back schemes in place. We are also increasingly focusing on industry-wide solutions that incentivise take-back participation.

Working with suppliers
We actively partner with suppliers to integrate lower-carbon materials and reduce the carbon intensity of existing ones. We also aim to broaden partnerships downstream, including waste management organisations, to enhance material recovery and recycling.

What's Next?

Reducing material use can lower Scope 3 emissions and support a circular economy[‡]. To achieve this, we explore ways to reduce our product material footprint, apply eco-design principles to our New Category products and guide consumers on responsible disposal.

Circularity targets by 2030

50,000t
reduction in total product material use[1]
NEW TARGET

100%
of New Category products and packaging launched with eco-design principles[2]
NEW TARGET

100%
Vapour devices to have removable batteries[3]
NEW TARGET

100%
of markets investing in consumer education programmes for the responsible disposal of our New Category products[4]
NEW TARGET

Notes:
1. Excludes materials where regulatory restrictions prevent reduction.
2. Excludes single-use Vapour products. Eco-design principles guide the design and development of products with lower environmental impact, emphasising the use of renewable or recyclable materials, reducing CO_2 emissions, and enhancing recyclability, durability, longevity and reusability.
3. Excludes markets where regulatory constraints prevent battery removability.
4. Excludes markets where regulatory constraints prevent implementation.

‡ **Definitions**

Circular economy: The circular economy is an economic model that is regenerative by design. The aim is to allow for renewability, remanufacturing, recycling and biodegradation.

Green Design Tool: The tool is powered by Lifecycle Assessment technology allowing the measurement of a defined set of environmental impact indicators.

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Shifting Perspectives

COMMUNITIES

COMMUNITIES



GLOBAL CHALLENGES IN A SHIFTING CONTEXT

Disparities in access to opportunities continue to hinder community development across geographies and demographics.

In light of this global challenge, we are leveraging our long-standing presence in diverse regions to build trusted relationships with the communities in which we operate: employees, directly-contracted farmers and non-tobacco suppliers.

Through this, we seek to create long-term value and business resilience by strengthening local capabilities through skills development and knowledge transfer across our community groups.



Transformation priorities

- Managing human rights risks
- Supporting livelihoods in farming households where we operate
- Engaging with our employees and supporting their wellbeing

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COMMUNITIES



> We organise summer camps during harvest season; a period when children are most at risk of child labour, providing engaging activities and protecting their wellbeing.

Wardah Khan
Leaf Business Development Manager, BAT Pakistan

Managing human rights risks

Pakistan summer camps

Preventative measures are a key priority to tackle child labour. In Pakistan, the risk of child labour tends to rise during the summer months due to the harvest season coupled with school holidays.

Since 2025, BAT Pakistan has partnered with a local NGO to establish 50 summer camps, involving over 2,400 children in educational activities during the school holidays.

The camps offer hands-on learning experiences, across arts, science, sports, and personal development experiences, inspiring creativity and confidence.

Strategically located across all tobacco-growing regions of Pakistan, the camps are complemented by social mobilisation sessions with farmers and local communities, promoting the value of child education and raising awareness about child labour risks.

To sustain progress, BAT Pakistan is implementing a targeted approach that includes regular training and engagement with farmers and their families, focusing on areas most vulnerable to child labour.

Supporting livelihoods in farming households where we operate

Empowering women in agriculture: Fabiane's journey

In 2023, BAT Brazil launched its Women Empowerment Programme to further equip women with the skills and confidence to play a more active role in farm management and decision-making while inspiring a new generation of women to succeed in family farms and seize opportunities in agribusiness.

Each session gathers small groups for training tailored to participants' interests, covering seedling production, crop management, agronomic practices, financial literacy, and product quality standards. In the last crop year, more than 120 women have participated in the programme.

Fabiane, who grew up in a farming household and now works alongside her husband on a farm, has experienced the programme's benefit first-hand. Through the programme, she has deepened her expertise in tobacco farming and taken a leadership role in managing operations.

As a key tobacco sourcing market, BAT Brazil continues to support women's roles in the future of agriculture.

> Now, I calculate production costs, make smarter investments and contribute to decision-making.

Fabiane Schroeder
Participant in BAT Brazil's Women Empowerment Programme


MULHERES NO

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Our Communities Ambition

COMMUNITIES

Supporting the resilience of our communities



Michelle Allen
Head of Communities

Our global operations include multiple supply chains, from agriculture to electronics and manufacturing.

Across all these areas, there are human rights impacts including workers' rights, rural poverty and the risk of child labour, in particular, on small family farms.

We recognise our role to respect the human rights of employees, and workers in our value chain, as well as members of the local communities in which we operate.

> "Our work with communities is not just about doing the right thing. It builds trust and resilience that makes business delivery possible."



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Communities Our approach to managing human rights is aligned to the UN Guiding Principles for Business and Human Rights. We engage with the community groups where we operate, including farmers, non-tobacco suppliers and employees. Employees: Employees are the foundation of our progress. Our people drive our transformation agenda and enable us to deliver on our purpose. We invest in their development through skills-building and knowledge transfer, ensuring they are equipped for the future. Employee listening plays a vital role in creating an inclusive and engaging workplace. It ensures our values are not just words, but lived experiences, empowering employees to feel valued, heard, and motivated to contribute to our strategic ambitions. Farmers: Most of our tobacco is sourced by our Group- owned vertically integrated Leaf Operations through approximately 91,000 directly contracted farmers. The remaining tobacco is sourced from third-party suppliers that, in turn, contract with an estimated 134,000 farmers. The vast majority of tobacco farms in our supply chain are smallholder farms. We have programmes in place across our directly contracted farmer base to support and monitor performance across areas including human rights, environmental practices, and economic resilience. We expect the same from our third-party suppliers. Non-tobacco suppliers: Beyond tobacco leaf, we work with approximately 25,000 suppliers globally who provide goods and services across our businesses. Through our independent supplier audit programmes we carry out audits on product materials and Higher-Risk Indirect Suppliers‡ to identify and prioritise risk and guide our engagement. Our communities are at the heart of our business, and we will continue to work with them in ways that are sustainable, ethical, and designed to deliver a long- term impact. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information How We’ll Get There 115 Communities identified in our Double Materiality Assessment^ Our three key communities are integral to driving shared value and advancing our sustainability goals, fostering resilience and positive impact across our business and stakeholder groups. Supplier Communities We work with approximately 25,000 suppliers globally who provide goods and services across our businesses. Farming Communities We directly contract with more than 91,000 farmers, and a further 134,000 are engaged through our third‑party suppliers. Read more about our three communities where you see this icon Employee Communities Our community of more than 47,000* employees is key to driving our purpose. Notes: ^ Although financial materiality has been considered in the development of our Double Materiality Assessment (DMA), our DMA and any conclusions in this document as to the materiality or significance of sustainability matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities. * Total number of employees as of 31 December 2025 Our Employment Principles and People Strategy support our transformation. People are the heart of our business. Beyond attracting and retaining the top talent that will ensure continued success, transforming our culture is key to delivering our purpose. Our People Strategy is complemented by our six corporate values, which act as a compass to ensure our people have a clear understanding of what is expected of them to help us Build a Smokeless World. Our SoBC include a Respect in the Workplace chapter, outlining our commitments to equality, inclusion, anti- harassment, anti-discrimination and employee wellbeing. Our Group Health and Safety Policy Statement is based on local and international labour laws and standards. It is designed to meet or exceed the requirements of applicable health and safety laws and regulations in the countries in which we operate. Read more about our policies and procedures on pages 128 and 129+ Find our defined terms‡ for Employee Communities on pages 117 and 127+ For a full description of key terms and definitions, refer to the BAT 'Reporting Criteria' in our 2025 Sustainability Performance Data Book at bat.com/reporting ä BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information How We’ll Get There 116 Targets1,2: Increase the proportion of women in Management‡ roles to 45% by 2025 Increase the proportion of women on Senior Leadership teams‡ to 40% by 2025 Increase the Ethnically Diverse‡ proportion of our Senior Leaders‡ to 40% by 2027 Notes: 1. These Group-wide targets do not represent quotas. For each vacancy, the most suitable candidate, regardless of their gender or ethnicity, should be hired. We also recognise that there may be local requirements or other circumstances that need to guide our hiring practices in various locations where we operate. For example, Reynolds American Inc. does not establish or work towards achieving representation targets. 2. While performance against our nationalities target was reported in 2024, the target was discontinued as our approach to inclusion evolves. We continue to focus on candidate selection considering local operating contexts and other circumstances. Employee Communities People Strategy Our People Strategy is anchored around five strategic intentions, which we expect to be owned and driven by everyone at BAT. We designed our strategy to ensure we can be ready for future changes and respond to consumer needs at pace. Read more about our People Strategy in our People & Culture Report ä Driving cultural engagement Our values are embedded in how we operate and empower our people to deliver on our purpose of creating A Better Tomorrow™. Defined through close collaboration with employees, these values are designed to be clear, relatable, and reflective of both how we are perceived externally and how we experience our culture internally. Read more about our corporate values on page 38+ We also continue to strengthen our culture by focusing on our internal employee communities that champion belonging and drive meaningful change. Through active engagement in Employee Resource Groups (ERGs) and focus groups, our colleagues are helping to shape our culture, amplify diverse perspectives, and foster innovation. We remain committed to expanding and strengthening our Group-wide ERGs. Read more about our driving a culture of engagement in the Dynamic business section on pages 38 and 39+ Building leadership and functional capability We seek to foster a culture of growth, capability-building, and continuous development. As part of this commitment, we aim to strengthen the leadership and functional skills of our employees through a range of learning and development programmes tailored to evolving business needs. Each year, hundreds of learning programmes take place at local market, regional and global level across the Group, providing learning seats for thousands of employees. In 2025, we deepened our investment through a number of initiatives: – Uplift in junior-mid level: developing and piloting three new programmes to build people leadership skills across early career, first-time line managers, and experienced managers. – Uplift in senior leadership: developing and piloting two new programmes for senior leaders and General Manager candidates to strengthen strategic thinking, enterprise connectivity, and inclusive leadership. Our programmes are designed and delivered in collaboration with service providers and globally recognised organisations in leadership development and research, offering learning experiences that support our ambition to ‘make BAT the place to be’ for current and prospective talent. In 2025, an average of 11.4 hours of learning were completed by Management‡ grade employees. We continue to increase the investment in learning for all employees with an average 2025 spend of £468 per employee. Workplace representation1 We strive to foster a workplace where all employees have access to growth opportunities. Workplace representation starts from the top (shown in the charts to the right) as of 31 December 2025. Our current 2025 targets have been instrumental in driving progress on workforce diversity. With inclusion embedded in our corporate values, we are shifting our focus to fostering strong employee engagement across the organisation, which is reflected in our new target for 2030. Read more about our 2030 targets on page 67+ Employee breakdown by level in 2025 Management grade‡ Senior Leadership teams‡ Women 44.4% 6,370 Women 38.8% 655A C Men 55.6% 7,983 Men 61.2% 1,032B D Main and Management Board Diversity 0 20 40 60 80 100 Board of Directors3 Female: 5 Male: 5 Management Board3 Female: 1 Male: 13 Increase the Ethnically Diverse‡ proportion of our Senior Leaders‡ to 40% by 2027 % Ethnically Diverse Senior Leaders‡ 2025 2024 While we seek to make progress in line with the UK Parker Review Report, our recruitment continues to prioritise role suitability, local regulatory requirements and operating contexts. We collect voluntary ethnicity data in 15 markets and have 68.6% Ethnically Diverse‡ employees in those markets. Read more about Main and Management Board Diversity on pages 178 and 183+ BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information What We’re Doing 117 A B C D ‡Definitions: Management: Management level employees include all employees at job grade 34 or above (excluding the Management Board), as well as any global graduates. The gender of each employee is typically recorded at the point of hire. Senior Leadership teams: Defined as employees in Management Grades 37-41. Senior Leaders: Includes the Management Board and direct reports of a Management Board member (i.e. MB and MB-1). Ethnically Diverse: For the purposes of the ethnicity agenda, six global ‘Ethnically Diverse’ groups were determined considering BAT's global market footprint: Asian, Black, Hispanic/Latin American, Indigenous, Mixed and Other Ethnic Groups. Individuals identified as White, those that have ‘Preferred not to Disclose’ and individuals that have ‘Not Disclosed’, i.e. their ethnicity field remains blank, are not captured in the data set 'Ethnically Diverse’ groups. 35.2% 34.9% 0 20 40 60 80 100 50% 93% 50% 7% Target: In progress Increase the proportion of women in Management‡ roles to 45% by 2025 % female representation in Management‡ roles 2025 2024 Increase the proportion of women on Senior Leadership teams‡ to 40% by 2025 % female representation on Senior Leadership teams‡ 2025 2024 In 2025, 38.8% of roles in Senior Leadership teams‡ and 44.4% of Management‡ roles were held by women. As of 31 December 2025, 34.2% (16,348) of our employees were women and 65.8% (31,449) were men. Despite improved gender balance in recent hiring, historically higher male representation in some business areas hindered progress against the target. Recruitment continues to prioritise role suitability, local regulatory requirements and operating contexts. Disability Confident Leader We are proud to have achieved Disability Confident Level 3 certification in the UK, the highest level of recognition within the scheme. This reflects our commitment to creating an inclusive workplace and acknowledges our efforts in attracting, developing, and supporting individuals with disabilities and long-term conditions. With renewal due in 2026, we aim to maintain this standard. Rewarding our employees We seek to deliver fair, equitable and transparent compensation to all employees globally. In 2025, we continued to uphold our commitment to fair pay principles by maintaining our independent accreditation from Fair Pay Workplace, for providing equal pay for work of equal value1. The global scope of the gender pay equity analysis covered over 100 countries and included all Direct Employees‡, totalling around 43,000 colleagues. We have also sustained the scope of our ethnicity analysis to include approximately 16,500 Direct Employees‡ across eight locations, representing around 38% of our Direct Employees‡. The outcomes of our analysis remain consistent year on year, paying men and women within 1% of each other, and Ethnically Diverse2 and Non-Ethnically Diverse2 groups within 1% of one another for doing the same work or work of equal value. We continue to be certified as a Global Living Wage employer by the Fair Wage Network (FWN), following our two-year certification awarded in 2024. Although formal re-certification was not required in 2025, we conducted an internal review which confirmed that all Direct Employees‡ across BAT are paid at or above the applicable living wage3. This review maintained global coverage, spanning over 100 countries. We offer our UK employees the opportunity to share in our success through our Sharesave Scheme, Partnership Share Scheme and Share Reward Scheme, and offer several similar schemes for employees in other Group companies. Read more about remuneration in the context of the wider workforce on page 224+ Listening to our workforce Employee listening plays a vital role in creating an engaging and connected workplace. We have established a range of engagement channels to better understand our employees’ perspectives. These include market and site visits by our Directors and Management Board members, town halls, global, functional and regional webcasts, Q&A sessions, and meetings with works councils and trade unions. Following the launch of our new employee listening framework in 2024, we deployed two core Your Voice global surveys in 2025, engaging approximately 40,000 employees in 2025. The results are shared with our Board and all in-scope employees4. Read more about our approach to workforce engagement on page 195+ Our first Inclusion Survey, conducted in 2025, achieved an 89% response rate and an Inclusion Index Score of 85%, outperforming the FMCG benchmark5 by seven percentage points. This was followed by our Engagement Survey, which recorded a 90% participation rate and an Engagement Score of 85%, up one percentage point compared to last year and five percentage points ahead of our global FMCG comparator group5. To address specific focus areas, we run targeted pulse surveys at both global and local levels. We also piloted voluntary demographic data collection across markets where legally permissible. These insights enable us to better understand representation, identify gaps, and inform targeted actions that improve accessibility. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information What We’re Doing Continued 118 Senior Managers: UK Companies Act  For the purposes of disclosure under Section 414C(8) of the UK Companies Act, the Group had 152 male and 51 female senior managers as of 31 December 2025. Senior managers are defined here as the members of the Management Board (excluding the Executive Directors) and the directors of the Group’s principal subsidiary undertakings. The principal subsidiary undertakings, as set out in the Financial Statements, represented approximately 51% of Group company employees and contributed approximately 90% of Group revenue in 2025. Notes: 1. Employees performing the same work or work of equal value are paid equitably and any differences in pay are for objective reasons, e.g. location and not influenced by factors such as gender and/or ethnicity. 2. For the purposes of our International Pay Equity Analysis, ‘Ethnically Diverse’ groups in the respective countries are defined as ethnic groups who, because of their physical or cultural characteristics, are/were historically and systematically under-represented. Being a numerical minority is not a characteristic of being an Ethnically Diverse group; sometimes larger groups can be considered Ethnically Diverse groups. ‘Non-Ethnically Diverse’ groups in the respective countries are defined as ethnic groups who, because of their physical or cultural characteristics, are/were historically and systematically represented. 3. Our definition of a 'living wage' is aligned with the UN Global Compact definition: "living wage is the local remuneration received for a standard work week that enables workers and their families to meet their basic needs”. 4. Employees with registered emails in Success Factors receive survey results via email. 5. Weighted average of employee survey results from FMCG organisations (e.g. food, beverage, personal care, apparel, paper products). Data is updated annually and based on WTW client studies and workforce attitude surveys. 44.4% (6,370) 43.5% (6,321) 38.8% (655) 36.5% (600) 0 20 40 60 80 100 Target: Not achieved 0 20 40 60 80 100 Target: Not achieved

Human rights in the workplace6 In 2025, we received 284 reports of alleged SoBC breaches relating to our Respect in the Workplace and Human Rights Policy under the SoBC. SoBC breaches were confirmed to have taken place in 72 cases. Actions were taken in response, including disciplinary actions that resulted in 41 people leaving the organisation. In 73 of the cases reported, no evidence of wrongdoing was found. The remaining 146 cases are still under investigation. Promoting employee health and wellbeing through LiveWell At the core of our People Strategy and workplace is the Group’s commitment to fostering health and wellbeing, supporting our colleagues to thrive personally and professionally. LiveWell, our global benefits and wellbeing framework, was introduced in 2024 together with our Global Benefits and Wellbeing Guidelines. It defines the principles behind what we offer, why it matters, and how we bring those benefits to life for our people. LiveWell brings together all of our benefit programmes under emotional, physical, financial, and social wellbeing pillars. In 2025, we continued to expand LiveWell, now reaching 80% of our markets and helping ensure consistent, accessible support for employees across the Group. We continue to refine our programmes using data and employee feedback. Insights from employees help address market disparities to ensure our benefits remain sustainable, inclusive, and relevant for employees globally. Striving to maintain safety in our own operations and beyond Our Environment, Health and Safety Management (EHS) System, includes our EHS Policy Manual, provides guidance and procedures on implementing our Health and Safety (H&S) commitments effectively. Our health and safety approach Hazard identification Our ambition: ZERO ACCIDENTS Action plans Risk assessment In line with our EHS Policy Statement and Manual, we monitor H&S performance across all our sites with a dedicated team identifying high-risk areas. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 119 Managing human rights risks Monitoring human rights in our own operations We use a third-party human rights database to assess the risk level faced by our own operations. Assessment outcomes and resulting action plans for higher-risk direct operations are considered by our Board Committees. In 2025, 20 countries where we have own operations were identified as higher-risk locations for human rights. Our own operations in these countries underwent additional assessments to evaluate their compliance with Group policies and standards. Respecting human rights is fundamental to how we operate. We continue to strengthen our due diligence across our value chain and look for ways to meaningfully engage with our stakeholders. Amina Russell Head of Human Rights Note: 6. In 2024, we received 230 reports of alleged SoBC breaches relating to our Respect in the Workplace and Human Rights Policy under the Standards of Business Conduct (SoBC), which were found to have occurred in 71 cases. Actions were taken in response, including disciplinary actions that resulted in 42 people leaving the organisation. In 91 cases, no evidence of wrongdoing was found, and the remaining cases were still under investigation at 31 December 2024. While we take a holistic approach to managing all risks, some incidents occur in higher-risk environments beyond our operational control. Over half of work-related accidents in our business operations happen away from BAT premises. In Trade Marketing and Distribution (TM&D), road traffic accidents, attacks and assaults are key risks and we mitigate these through driver safety and security programmes. In higher security-risk locations, we continually assess threats and enhance our safety protocols. This might involve limiting the financial value of loads, planning routes strategically, utilising digital initiatives to avoid attacks and assaults, and offering security escorts. Our annual H&S compliance review is embedded in our corporate governance framework. During the review, H&S auditors visit selected sites to check compliance with our EHS Policy Manual. These reviews help us to identify gaps and support continuous improvement, as part of our efforts to drive H&S incidents down. The results are reported to the Corporate Audit Committee and any non-compliance is remediated through corrective actions. Preventing accidents In 2025, reported incidents increased by 8%, from 66 in 2024 to 711. Lost Time Injuries also increased by 16% compared to the same period last year, driven by a 75% increase in attacks and assaults in higher-risk locations. However, vehicle-related accidents reduced by 13% and manual handling-related incidents reduced by 29%. The reduction was driven by improvements in H&S engagement and governance, such as rolling-out of the Fleet and Driver Safety Control Tower model to promote safer driving behaviours; capability building and the use of data-driven insights to guide targeted interventions . In 2025, 85% of our sites achieved zero accidents (broadly in line with 2024 performance). Where accidents do occur, each one is investigated and action plans are implemented. Regrettably, however, there was one fatality in 2025 involving an independent contractor. We deeply regret this loss of life and the suffering it has caused to the families and loved ones of the deceased. Incidents are investigated by local teams, to determine the cause, identify lessons and develop preventative action plans. For fatalities or serious incidents, we work with the relevant authorities on their investigations as appropriate. Total Recordable Incidents Rate (TRIR) 0.12 Number of recordable work-related accidents for own workforce 0 20 40 60 80 100 TRIR 2025 0.12 2024 0.12 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information What We’re Doing Continued 120 Engaging with our employees and supporting their wellbeing Deploying our EHS Training Programme Following a successful pilot in 2024, we deployed our EHS Training Programme in 2025 to strengthen H&S audit capability and consistency across the Group. The programme places greater emphasis on practical auditing skills, incorporating hands-on exercises and real-life scenarios to support applied learning and knowledge sharing. It has already been adopted by several markets, with further expansion underway. A structured training and certification framework was introduced, establishing clear qualification criteria for auditors. As part of this new way of working, audit staff, including existing auditors, completed the training. In 2025, we conducted 13 H&S audits. The roll-out has led to clearer alignment on H&S standards and improved audit quality. Looking ahead, we remain committed to strengthening H&S across our operations and recognise that employee engagement is key to driving safe behaviours and continuous improvement. Note: 1. Total reported incidents excludes independent contractors. For comparability, prior year numbers have been restated accordingly. 71 66 Becoming certified has strengthened my practical audit skills and given me greater confidence in applying them. Hector Tamez Regional Head of Sustainability APMEA We support the resilience of farming communities where we operate through livelihoods improvement. Our due diligence programmes are underpinned by a number of policies, including those outlined in our Standards of Business Conduct (SoBC), which applies to all employees, and our Supplier Code of Conduct (SCoC), which governs the practices of our suppliers, including third-party tobacco suppliers. Read more about our policies and procedures on pages 128 and 129+ Our Thrive system gathers data on topics including human rights and uses a framework based on the five ‘capitals’ outlined below to address challenges in farming communities. All participants complete annual evaluations, providing valuable insights that inform and help refine our approach. We also participate in the industry’s Sustainable Tobacco Programme (STP) to promote responsible tobacco growing practices. Find our defined terms‡ for Farming Communities on page 127+ For a full description of key terms and definitions, refer to the BAT 'Reporting Criteria' in our 2025 Sustainability Performance Data Book at bat.com/reporting ä BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information How We’ll Get There 121 The five ‘capitals’ of our Thrive system Ambitions2: Support prosperous livelihoods for all farmers in our tobacco supply chain Zero child and forced labour incidents in our tobacco supply chain by 2025 Human Skills, knowledge, labour and human rights Social Self-sufficient and resilient communities Physical Infrastructure needed to maintain viable places to live and work Natural The ecosystem necessary to sustain agricultural production and livelihoods Financial Economic livelihoods of farmers, including access to resources CAPITAL Farming Communities Note: 2. Our ambitions and targets cover all tobacco we purchase for our products (‘tobacco supply chain’), which is used in our combustibles, Traditional Oral and Heated Products. Our metrics, however, derive data from our annual Thrive assessment, which includes our directly contracted farmers and those of our third-party suppliers, which represented over 94% of the tobacco we purchased by volume in 2025 (‘Thrive Supply Chain’). Supporting living income We have been conducting annual living income analysis since 2022, based on the Anker Methodology1, a recognised gold standard for estimating fair wages and incomes for agricultural workers and smallholder farmers. In several markets, we are working with local stakeholders, including universities and research institutions, to conduct local living income studies using region-specific data for greater accuracy and relevance. The results support the creation of action plans to target key income drivers, such as reducing production costs, increasing yield, and diversifying incomes. Feedback from farmers is provided to our directly-contracted and third-party tobacco suppliers, who manage action plans. We also participate in the STP Living Income Working Group, which is developing a methodology for assessing and addressing farmer living income, using voluntary input from tobacco suppliers. Looking ahead, we are expanding our focus on supporting livelihoods for farmers in our tobacco supply chain by aiming for 90% of farming households to be engaged in livelihood improvement programmes in priority geographies by 2030. Promoting income diversification We support crop diversification programmes which are adapted to local environmental and socio-economic realities, helping farmers build resilience and access new income opportunities. In 2025, 93.5% of our farmers in the Thrive Supply Chain‡ were reported to have diversified crops. In 2025, approximately 126,000 farmers, farm labourers and local community members have been trained on crop diversification. In addition, several smaller-scale initiatives are underway to identify potential crops for additional income. See page 124 to learn more about crop diversification and its impact on communities and the environment+ Enhancing community resilience We have developed a range of pilot programmes on women’s empowerment, rural development, and access to healthcare, clean water, and sanitation. BAT Bangladesh’s Probaho, now in its sixteenth year, provides safe and clean drinking water to rural communities where supplies have previously been scarce or contaminated. To date, Probaho has installed 120 filtration plants across 24 districts in arsenic and salinity-affected regions in Bangladesh. These plants are capable of supplying around 600,000 litres of safe drinking water daily to over 300,000 people. In 2023, BAT Kenya launched a women’s development programme aligned with the UN Women’s Empowerment Principles2. Since its inception, the programme has engaged over 600 directly contracted female farmers as well as the spouses of directly contracted male farmers, delivering training in women’s rights, financial literacy, entrepreneurship, and agricultural practices. In 2025, the programme centred on finalising ongoing training initiatives in financial literacy and agriculture with the same cohort of participants, ensuring continuity from the previous year. We also gathered participant feedback to refine the programme and plan to offer re-training to expand access, keeping it locally relevant, community-informed, and focused on long-term impact. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information What We’re Doing 122 How we support farmers throughout the growing cycle: Our Field Technicians visit our contracted farmers approximately once a month during the growing season. They act as a direct link between the farmers and the Group’s own Leaf Operations, building trusted relationships and working with the farmers to develop their skills, promote better yields and maintain standards. Notes: 1. www.ankerresearchinstitute.org/anker-methodology 2. unglobalcompact.org/take-action/action/womens-principles Prepare for market and crop diversification High-quality crop inputs and a fair tobacco price Providing harvesting equipment and curing support Providing agrochemical equipment and support Farm monitoring, prompt actions and remediations Training and communications

Maintaining standards through human rights due diligence All tobacco suppliers are expected to fully adhere to the local laws and regulations. Where these are less stringent than our SCoC, we expect suppliers to adhere to our standards. If a non-compliance is identified, we take appropriate actions, including the suspension, or where appropriate, the termination of the supply agreement. We also participate in the industry’s STP to promote responsible tobacco growing practices. The STP covers an annual self- assessment covering various key themes including human rights. Participation in the STP is also a contractual requirement for all our third-party tobacco suppliers. Read more at sustainabletobaccoprogram.comä In our tobacco sourcing countries, we conduct Human Rights Impact Assessments (HRIAs) and In-depth Assessments (IDAs) to identify potential issues, using a risk-based approach. These assessments are carried out in line with the United Nations Guiding Principles (UNGPs) and conducted by independent human rights experts. Since the first HRIA was conducted in 2019, we have completed 10 HRIAs, engaging with 5,239 rights-holders. The assessments covered themes, such as the potential risk of child labour, health and safety, workers’ rights and farmer livelihoods. Having conducted HRIAs in our key tobacco sourcing countries, we are now shifting our focus to IDAs, which offer a broader scope, including both social and environmental topics. By the end of 2025, 23 suppliers in 18 countries had undergone IDAs. Local Leaf Operations take appropriate steps to address the issues identified in IDAs and provide updates to the Group as required. Recognising the role of grievance mechanisms in understanding and addressing the concerns of rights-holders, we track access to grievance mechanisms across our Thrive Supply Chain‡. In 2025, 100% of farmers and farm labourers reported having access to at least one type of grievance mechanism channel. Of the 245 grievances raised in 2025, 100% were reported as resolved by the end of the growing season. Managing child and forced labour risks We recognise that child and forced labour are complex issues and incidents can be hidden or under-reported. To simplify our monitoring capabilities, we are currently transitioning from the legacy Farmer Sustainability Management (FSM) system to Agri360, with 79% of our markets having adopted the new platform. Our Field Technicians use our digital platform, Agri360, to record data during farm visits to our directly contracted farmers. For more information on the Agri360 platform see page 102+ Over 30% of the Agri360 criteria are related to human rights. Field Technicians conduct unannounced visits, interviewing farmers and farm workers to check for child and forced labour incidents and upload the data to Agri360, which tracks any prompt actions necessary for remediation identified. Zero child labour incidents in our tobacco supply chain by 2025 % of incidents of child labour identified and reported as resolved by end of the growing season 2025 2024 We monitor 100% of our directly contracted farmers on child labour risk and prevention. In 2025, 48 incidents of child labour were reported on 0.02% of farms in our Thrive Supply Chain‡. The majority of incidents were related to stitching and/or stringing tobacco green leaves. 100% of incidents were reported as resolved during the growing season. In addition, zero incidents of forced labour were reported in our Thrive Supply Chain‡. Leveraging our traceability capabilities and the implementation of our segregation processes, we segregate and remove any tobacco associated with identified incidents of child and forced labour across our directly-contracted farmers. This process is designed to ensure all tobacco in our products are free from identified incidents of child labour and forced labour. In 2025, building on our aim for zero child and forced labour, we adopted enhanced restrictions on contract renewals with farmers where child or forced labour incidents are identified. Re-engagement is conditional upon the farmer’s active participation in remediation activities, as defined by the local Leaf Operations. As part of our continued efforts to address child labour, we conduct root cause analyses to inform tailored remediation plans as well as prevention and mitigation strategies. In 2025, we delivered targeted training to Sustainability and Legal teams across all Leaf Operations, equipping them with the tools and knowledge to strengthen local due diligence practices. Human rights trainings for farmers and their communities Our Group’s own Leaf Operations and third-party suppliers in our Thrive Supply Chain‡ provide human rights training for farmers and community members, with a focus on child labour and workers’ rights. In 2025, more than 358,000 attendees received this training. Child labour training, developed in line with the UNGPs, is also available in our internal training platform. Health and safety of our farmers Our Group Code of Human Rights in Tobacco Farming outlines the mandatory requirements on the availability, management, monitoring and training for personal protective equipment (PPE). The requirements apply to all our directly contracted farmers and their workers. We also expect third-party suppliers to adopt similar standards. For more information on our supplier Health and Safety standards, see pages 128 and 129 + In 2025, 99.997% of our farmers in our Thrive Supply Chain‡ reported having sufficient PPE for agrochemical use and harvesting. We continue to provide training on the correct and safe use, storage and disposal of agrochemicals, including green tobacco sickness and harvesting for different climate and conditions. In 2025, our training reached approximately 358,000 attendants. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 123 100 100% 100% 0 20 40 60 80 100 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information What We’re Doing Continued 124 Supporting livelihoods in farming households where we operate Building resilient farming communities Supporting the resilience of our farmers is a key focus of our initiatives. Through our network of 912 Field Technicians, we are embedding agricultural practices that align with our business objectives. These practices also help ensure continuity of supply by enhancing the resilience of both our operations and our farmers against environmental threats such as adverse weather and water scarcity. They are also adaptable to other crops, enabling farmers to diversify their production. An example of this approach is BAT Bangladesh’s long-standing sustainable agriculture programme. Since 2020, BAT Bangladesh has worked closely with farming communities to address challenges such as soil degradation, over-reliance on artificial fertilisers, and the need for alternative fuel sources, while also aiming to improve farmer livelihoods. It emphasises soil health, crop diversification, and productivity enhancement through awareness campaigns, free seed distribution and educational outreach. In 2021, BAT Bangladesh launched a seed distribution programme, called “Grow Your Own” to meet growing national demand for vegetables. In 2025, the initiative had distributed over 600 kg of vegetable seeds across eight tobacco-growing regions. The programme aims to empower farmers to grow vegetables for both household consumption and income generation. By integrating vegetable cultivation within tobacco cluster seedbeds, it optimises land use, promotes crop diversification, and helps to strengthen farmer livelihoods by providing nutrient-rich crops. Supported by local partners, the initiative continues to evolve in response to community needs, contributing to more resilient farming systems and diversified rural incomes. We are strengthening supplier relationships through targeted risk assessment and collaborative action. Beyond tobacco leaf, we procure a broad range of goods and services, including raw materials, sub-components, and indirect services. Our SCoC applies to all our suppliers and sets the standards for responsible business conduct. In addition, we take a risk-based approach to social due diligence in our purchased goods and services supply chain. Read more about our sustainability policies and procedures on pages 128 and 129 + Find our defined terms‡ for Supplier Communities on page 127+ For a full description of key terms and definitions, refer to the BAT 'Reporting Criteria' in our 2025 Sustainability Performance Data Book at bat.com/reporting ä BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information How We’ll Get There 125 2025 target: 100% of product materials and Higher-Risk Indirect Suppliers‡ to have undergone at least one independent labour audit within a three-year cycle by 2025 2,350 Total number of product material and Higher-Risk Indirect Suppliers‡ undergoing initial screening Baseline in scope of initial screening 526 Total number of suppliers undergoing further social audits Output of risk screening % of non-compliances raised relating to: Health and Safety: 46.8% Working Hours: 19.0% Adequate Wages: 8.4% Other1: 25.8% Note: 1. ‘Other’ includes matters such as the environment, business ethics, management systems. Due diligence process for product materials and Higher-Risk Indirect Suppliers‡ New suppliers Existing suppliers Independent audit Workplace Conditions Assessment New supplier approved Our suppliers are required to comply with the SCoC Risk-based approach Assessment on existing suppliers based on their category and country risk level High-risk product material  suppliers Independent on-site audits All other suppliers Supplier self- assessments verified by a third party 2025 Independent Supplier Audits Suppliers Communities 278 suppliers audited annually out of which: New audits 82 Re-audits 196 Audit Audit outcome We take a risk-based approach to managing human rights issues. Our due diligence approach is aligned to the UN Guiding Principles for Business and Human Rights and OECD Guidelines for Multinational Enterprises on Responsible Business Conduct. We have prioritised key human rights risks within our supply chain based on these international standards. Since 2020, we have partnered with leading organisations such as Intertek, Sedex and Ecovadis to support our due diligence programme. We are also a supporter member of the Responsible Business Alliance (RBA). Scope of social due diligence All product material and Higher-Risk Indirect Suppliers‡ are in scope for our labour audits. Product materials suppliers are those who supply goods used in our products, such as filters, paper, adhesives, liquids, devices and batteries. Higher-Risk Indirect Suppliers‡ are those who supply machinery and point of sale materials. Triage process All in-scope suppliers are evaluated through an independent risk assessment, covering relevant issues, including working conditions and human rights issues. The outcome of the risk assessment determines the type of the audit assigned, which can be either a third-party on-site audit or a third-party verified self-assessment. 100% of product materials and Higher-Risk Indirect Suppliers‡ having an independent labour audit within a three-year cycle by 2025 % of suppliers undergoing labour audits during the last three years 2025 2024 Breakdown of audits Since 2023, 526 in-scope suppliers in 57 countries have undergone at least one labour audit: – Tier 1 product materials suppliers: 384; – Lower-tier product materials suppliers: 37; and – Indirect suppliers: 105. In 2025, 278 independent labour audits were carried out. 82 were first time audits and 196 were re-audits of existing suppliers due to previous audit performance. By aligning our suppliers’ risk profiles with the geographical and industry expertise of our audit partners, we have met our 2025 target for our independent labour audit programme, with all in-scope suppliers having undergone at least one independent labour audit within a three-year cycle. We continue to leverage our assessment of audit results to categorise risk levels and inform future actions and engagement initiatives. Managing audit findings We continue to work to incorporate social audits into our supplier engagement and monitoring processes. If an in-scope supplier is identified to fall below our minimum standards, we support the supplier to develop an action plan and monitor its progress. If a supplier does not show the necessary improvements despite our efforts, termination of the contract is considered as a last resort. Audit escalations are reviewed at our Supply Chain Due Diligence Committee and local relevant risk forums. Through this process, 16 suppliers made sufficient improvements to meet our standards and eight were removed from our supply chain as a last resort in 2025. This approach continues to inform how we manage supplier relationships. In 2025, our social audit programme recorded a notable improvement as the proportion of suppliers rated as unsatisfactory fell from 9% at the end of 2023 to 5% by the close of 2024, and further declining to 1.5% by the end of 2025. We are proud of this progress, which helps reduce exposure to social risks and supports better working conditions across our supply chain. We will continue to enhance our approach to respecting the human rights of the workers in our supply chain. Looking forward to 2030, our target is to have all our prioritised non-tobacco suppliers engaged in our enhanced approach to Human Rights Due Diligence (HRDD), through which we will deploy a mix of tailored initiatives depending on their risk categorisation. This underscores our commitment to proactive engagement, addressing risks and driving continuous improvement across our supply chain. See page 67 to read more about our 2030 targets+ Training and capability building In 2025, we delivered a series of external capability-building and training engagements to strengthen supplier performance. This included: – Partnering with RBA to deliver a joint webinar training to our New Category suppliers, conducted in Chinese and English. The webinar focused on audit readiness and corrective action planning based on results. – Holding a Sustainability Summit in Mexico, attended by leadership teams from over 30 suppliers to strengthen capabilities on social and environmental topics. – Launching the ‘Sustainability College’ in Bangladesh, a three-day programme for strategic suppliers aimed at addressing local challenges including climate readiness, labour standards, health and safety best practice and road safety. One of the key focuses of the programme was on strengthening suppliers’ capabilities for human right due diligence and inspiring replication across other markets. See pages 91 and 92 to read more about our supplier enablement initiatives+ Responsible mineral sourcing Our electronics supply chain includes multiple layers of suppliers, which creates additional challenges for managing human rights risks. Whilst we do not source directly from mine sites or smelters, we commit to taking appropriate steps to seek to verify that our supply chain is free from conflict minerals. We are also enhancing our work with suppliers to strengthen our due diligence for high- risk minerals in line with the OECD Guidance. Being a supporter member of the RBA provides us with access to cross-industry initiatives, such as the Responsible Minerals Initiative, through which we have visibility of smelters’ audits. Findings are reported annually in our Conflict Minerals Report. Such data helps us improve the traceability of our minerals supply chain and thereby identify areas of risk. Find our Conflict Minerals Report at bat.com/reportingä BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information What We’re Doing 126 100% 90.6% 0 20 40 60 80 100 Target: Achieved

Methods of engagement: Employee Communities We engage with our employees through various channels including: Employee feedback: Our Your Voice surveys provide frequent feedback opportunities through short surveys, while our Pulse Surveys help address specific focus areas across markets and functions. + Find out more about our employee listening initiatives on page 118 ‘Let's Talk’ sessions: These are live Chief Executive Q&As with employees worldwide. Local engagement: We support engagement through guidelines, toolkits and internal channels to ensure relevance at the local level. Please find the full disclosure of our engagement with Employee Communities on pages 194 and 195+ Methods of engagement: Farming Communities Our network of 912 Field Technicians engage with over 91,000 directly contracted farmers. Examples include:  Face-to-face dialogue: Field Technicians conduct farm visits on average once a month during the crop season to agree contracts, provide guidance and offer support. Multi-stakeholder partnerships and community investment projects: This includes afforestation programmes in partnership with farmers, local communities and local government, as well as projects to tackle the root causes of child labour. Methods of engagement: Supplier Communities Engagement with suppliers is built on regular and direct collaboration. It consists of methods such as: Supplier relationship management: This includes meetings, site visits, supplier surveys and performance reviews. Strategic support is provided, including knowledge sharing, training and capacity building on areas of mutual benefit. Supplier forums: To foster closer collaboration, share best practices and broader strategic discussion. Sustainability supplier summit: We hosted seven successful supplier events, which included workshops for our suppliers to share information and raise awareness to support capability building on human rights issues. + Find out more about our Supplier training initiatives on page 121 What’s Next? Our 2030 targets reflect our continued commitment to building resilient communities across our supply chains and lay the foundation for measurable progress. Informed by our experience and an evolving understanding of community-related impacts, these targets were designed to set a clear direction for advancing livelihoods, respecting human rights, and fostering a workplace culture rooted in engagement. Communities targets by 2030 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 127 Notes: 1. Due to the complex and systemic nature of child and forced labour, this represents an ongoing ambition rather than a time-bound target. 2. Employee Engagement Index focuses on employees’ connection to their organisation, marked by committed effort to achieve goals (being engaged) in environments that support productivity (being enabled) and maintained personal wellbeing (feeling energised). 90% of farming households engaged in livelihood programmes in priority geographies 100% of prioritised non- tobacco suppliers engaged in our enhanced Human Rights Due Diligence Framework ZERO tolerance for child and forced labour in our supply chain1 >85 Employee Engagement Index2 UPDATED AMBITIONNEW TARGET NEW TARGETNEW TARGET ‡Definitions Employee communities For the purposes of our Unadjusted Global Gender Pay Gap and Pay Equity analyses, 'Direct Employees are permanent employees employed directly by BAT Group companies. It does not include employees on a leave of absence, employees on unpaid sick leave, interns, students, apprentices, or fixed-term contractors employed by third- party service providers. iNovine (our Retail businesses in Croatia and Bosnia and Herzegovina) are not in the scope of the analysis. Farming communities Attendants: includes farmers, as well as farm labourers and local community members. Child Labour: The definition of child labour used to identify child labour incidents is aligned to the International Labour Organization's definition of child labour (www.ilo.org/topics/child-labour/what-child-labour) Prompt Action: A prompt action refers to an issue that’s been identified by a field technician which is deemed to require an immediate response due to its nature. Thrive Supply Chain: Our ambitions and targets cover all tobacco we purchase for our products (‘tobacco supply chain’), which is used in our combustibles, Traditional Oral and Heated Products. Our metrics, however, derive data from our annual Thrive assessment, which includes our directly contracted farmers and those of our third-party suppliers, which represented over 94% of the tobacco we purchased by volume in 2025 (‘Thrive Supply Chain’). Supplier communities Higher-Risk Indirect Suppliers: Our machinery and point of sale materials suppliers. Lower-tier suppliers: Suppliers, with whom we have a commercial relationship, who supply materials or products to our Tier 1 Suppliers. Tier 1 suppliers: Directly contracted suppliers of final products or product materials. A defined governance framework supports management control and Board-level oversight of sustainability matters. This provides the policies, procedures and standards to determine and guide how we operate our business – from local markets and business units up to Board level. Our Group policies (indicated by* in the table below) are approved by the Board and are implemented for application by all Group companies. Our Group policies are underpinned by a range of principles, statements, operating procedures, standards and guidelines to help support effective implementation of our commitments. Together, this framework supports the identification, management and control of risks and opportunities for our business in these and other areas. Policies, Procedures and Standards Summary of Areas Covered Key Stakeholder Groups Standards of Business Conduct (SoBC) Sets out our policies for: Speak Up; respect in the workplace; human rights; health; safety and welfare; environmental; lobbying and engagement; conflicts of interest; anti-bribery and corruption; gifts and entertainment; political contributions; community investment; protection of corporate assets and financial integrity; competition and anti-trust; anti-money laundering and tax evasion; sanctions; anti-illicit trade; data privacy; and cybersecurity, confidentiality and information security. – Our people – Governments and wider society Available at bat.com/principles* Supplier Code of Conduct Sets out minimum standards for our suppliers on compliance; human rights; environmental sustainability; trade and marketing; business integrity; and cybersecurity, confidentiality and information security. – Customers – Suppliers – Governments and wider society Available at bat.com/principles* Group Environment Policy Sets standards for environmental protection in our own operations and supply chain. Includes an assessment of our value chain impacts, Circular Economy principles and our commitment on biodiversity, including water stewardship, deforestation and ecosystem conversion and the application of the mitigation hierarchy for the tobacco supply chain, and metrics and targets. – Our people – Consumers – Suppliers – Customers – Governments and wider society Available at bat.com/principles* Group Health and Safety Policy Statement Covers health, safety and welfare of our employees, contractors, visitors and other relevant stakeholders. – Our people – Governments and wider society Available at bat.com/principles* Employment Principles Sets out our commitments to workforce diversity, reasonable working hours, family-friendly policies, employee wellbeing, talent, performance, equal opportunities, and fair, clear and competitive remuneration and benefits and responsible restructuring. – Our people Available at bat.com/principles* Responsible Marketing Principles (RMP) Governs marketing of all our products and includes the requirement for all our marketing to be targeted at adult consumers only. The RMP are supported by the Responsible Marketing Code. – Consumers – Suppliers – Customers – Governments and wider society Available at bat.com/principles and bat.com/responsible- marketing* Group Quality Policy Statement Formalises how we strive to deliver high-quality products through appropriate processes, procedures, resources, and training. – Consumers – Our people – Customers Available at bat.com/principles Product Stewardship Framework Sets out the steps we take for responsible product development and manufacturing and reflects our commitment to meet high-quality standards. Guides product development and testing, helping to promote a rigorous and systematic approach. – Consumers – Suppliers – Customers – Governments and wider society Available at bat.com/principles* Biodiversity Statement Sets out the principles we follow to manage our impact on biodiversity and the wider environment. – Our people – Suppliers – Governments and wider society Available at bat.com/principles Biodiversity Operational Standard on Tobacco Farming Sets out requirements that all of the Group's own Leaf Operations must adhere to for the following tobacco crop activities: use of wood as fuel for tobacco curing and for the construction of curing barns; new farmland development for growing tobacco; and tobacco farming and associated agricultural practices. Third-party tobacco suppliers are also required to follow this standard within their own practices and operations. – Our people – Suppliers – Governments and wider society BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Sustainability Policies, Procedures and Standards 128 Policies, Procedures and Standards Summary of Areas Covered Key Stakeholder Groups Climate Change and Energy Standard Provides guidance for our employees who have responsibility for implementing climate change-related initiatives. – Our people – Suppliers – Customers – Governments and wider society Green Mobility Standard Outlines our strategy for reducing the environmental impact of our car fleet, namely carbon dioxide equivalent emissions (CO2e), air pollution, and noise reduction through the deployment of electric vehicles. – Our people – Suppliers – Governments and wider society Low Carbon Transition Plan Describes our Climate strategy and how we intend to transition our processes, operations, and business models to meet our climate commitments. – Our people – Suppliers – Customers – Governments and wider society Environment and Health and Safety (EHS) Policy Manual Sets out comprehensive guidance and procedures for Group companies on the implementation of EHS policy commitments. – Our people – Governments and wider society – Suppliers Water Security Standard Sets out guidance for Group companies on water conservation, managing water- risk, and actions for our sites in water-stressed areas. – Our people – Suppliers – Governments and wider society Soil and Groundwater Protection Standard Defines the controls and standards required for Group companies to prevent and protect against spillages and leakages that could impact soil or groundwater. – Our people – Suppliers – Governments and wider society Group Code of Human Rights in Tobacco Farming Outlines the core human rights standards that we expect all the Group’s own Leaf Operations to implement. The Code complements our Global Supplier Code of Conduct, Leaf Supplier Manual and Standards of Business Conduct, and applies to all BAT employees and the Group’s own Leaf Operations. – Our people – Governments and wider society – Suppliers Leaf Supplier Manual (LSM) Sets out the detailed standards we expect our suppliers to adhere to. These include a range of criteria relating to standards in agricultural practices, quality specifications and processing, such as relating to agrochemicals compliance and the prevention of child labour. – Suppliers – Governments and wider society Anti-illicit Trade (AIT) Supply Chain Compliance Procedures Sets out guidance for all Group companies for complying with our AIT Policy in the SoBC. It sets out procedures for maintaining robust supply chain controls and taking appropriate action where there are risks that our tobacco and/or products may be smuggled. – Our people – Suppliers – Customers – Governments and wider society Group SoBC Assurance Procedure Defines how all reports of alleged SoBC breaches should be investigated and remediated fairly and objectively. This includes a four-step process, involving an initial assessment, in line with data privacy and employment laws, followed by an investigation plan, implementation, reporting of findings, and closure. – Our people Sanctions Compliance Procedure Outlines our comprehensive sanctions compliance framework covering Group companies, suppliers, third parties and financial transactions. – Our people – Suppliers – Customers – Governments and wider society Third-Party Anti-Financial Crime Procedure Sets out Group-wide minimum mandatory steps required for our dealings with third parties. Designed to assess and mitigate third-party risks regarding: bribery and corruption; money laundering; terrorist financing; illicit trade (supply chain compliance); sanctions; and the facilitation of tax evasion. – Our people – Suppliers – Customers – Governments and wider society Mergers and Acquisitions (M&A) Transactions Compliance Procedure Sets out mandatory steps, along with best-practice guidelines for M&A transactions involving any Group company and one or more third parties covering compliance risks, such as bribery, corruption and human rights. – Our people – Suppliers – Customers – Governments and wider society Counter Terrorist Financing Procedure Covers Group companies, suppliers, customers and financial transactions. The Procedure has been designed to identify, assess and mitigate the terrorist financing risk. – Our people – Suppliers – Customers – Governments and Wider Society BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 129 Our Standards of Business Conduct (SoBC) cover key compliance matters, our approach to external stakeholders and cybersecurity matters. Through our Delivery with Integrity programme, we aim to increase awareness on business ethics and drive a consistent approach to the application of our SoBC across the Group. Our Supplier Code of Conduct (SCoC) defines the minimum standards expected of our suppliers in key areas, including compliance, human rights and business integrity and cyber-risk. The SoBC and SCoC are reviewed every year. Leading in Sustainability and Integrity is a key pillar of the Sustainable Future block of our business strategy. Our approach to 'delivering with integrity' is underpinned by SoBC and SCoC policies, which govern our approach on ethical conduct, governance accountability, and social responsibility, including mechanisms for raising concerns, integrating ethical principles into strategy, promoting fair working conditions and respecting human rights. Read more about our policies and procedures on pages 128 and 129+ Enabling everyone to Speak Up Our SoBC and SCoC make it clear that our employees, business partners and suppliers should Speak Up if they have a concern about actual or suspected wrongdoing. We do not tolerate harassment, victimisation or reprisals of any kind against anyone raising a concern, as such conduct is itself a breach of our SoBC. Anyone can use Speak Up, including employees; contractors; contingent workers; business partners; customers; suppliers, and their workers. People can raise concerns (anonymously if preferred) through our confidential, independently managed online and telephone 'Speak Up' channels, available 24 hours a day in local languages. Within BAT, concerns can be raised via Human Resources, their line manager or a Designated Officer. Not all contacts involve breaches. Some relate to questions regarding the SoBC. For substantiated breaches, we take appropriate disciplinary actions, ranging from formal written warnings to the termination of employment. Where appropriate, we will report matters to the relevant authorities. Addressing non-compliance with our SoBC In 2025, 674 of all the 1,1302 SoBC contacts were assessed as alleged SoBC breaches and reported to the Audit Committee in accordance with Group reporting procedures. In 47% of these alleged breaches, the person raising the case chose to remain anonymous. Our Group SoBC Assurance Procedure defines how all reports of alleged SoBC breaches should be triaged, investigated and remediated fairly and objectively. Our Business Integrity Panel’s role is to see that the procedure is applied consistently. In 2025, figures for detailed investigations conducted into all reported cases were: – No wrongdoing was found in 1642 cases; – Investigation ongoing at year-end for 3372 cases; and – 1732 cases were established as breaches and appropriate action taken1. In 2025, the established SoBC breaches resulted in 1022 people leaving BAT and 552 written warnings. If any weakness in internal controls is identified, the appropriate measures are taken to strengthen them. Alleged SoBC breaches in 20251 1 2 3 5 Policy areas Breakdown (%) Social and Environment (Workplace and human rights)1 45 Corporate Assets and Financial Integrity2 32 Personal and Business Integrity3 17 Others not relating to a specific policy area4 0 National and International Trade5 5 External stakeholders (Lobbying and public contributions)6 0 Data does not add up to 100% due to rounding up Promoting compliance In 2025, we continued to deliver training across our Group companies to enhance colleagues’ understanding of sanctions, anti-financial crime, and supply chain controls, among other topics. Training is delivered to both Group-wide and specific audiences, depending on the need, to bolster internal competencies in essential compliance areas, further promoting a culture of integrity. Our Sanctions Compliance Procedure, Third-Party Anti-Financial Crime Procedure and Counter Terrorist Financing Procedure take a comprehensive approach to promoting compliance with a range of legal and regulatory requirements applicable to the Group. Our sanctions training programme focuses on employees working in specific roles, functions or markets with elevated sanctions- sensitive risks. It is designed to support them to build confidence in identifying key sanctions compliance risks. In 2025, the training was completed by just over 20,000 employees, achieving a 100% completion rate for the in-scope population. We also delivered risk-based training programmes for Operations Managers from across the Group (including Procurement) to enhance third-party risk management of suppliers, as part of our Supplier Ecosystem Programme. The programme focused on building business acumen, fostering supplier collaboration, and deepening understanding of the procurement ecosystem, including sustainability and regulatory considerations. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Creating a Culture of Integrity Our approach to responsible business conduct 130 Notes: 1. Consistent with our reporting approach, cases are not included in the above if they were not resolved at the end of the previous reporting period. Refer to our Sustainability Performance Data Book 'Reporting Criteria' for further information. 2. In 2024, 512 of 869 SoBC contacts were assessed as alleged SoBC breaches and reported to the Audit Committee in accordance with Group reporting procedures. In 2024, figures for detailed investigations conducted into all reported cases were: No wrongdoing was found in 163 cases; Investigation ongoing at 31 December 2024 for 185 cases, and 164 cases were established as breaches and appropriate action taken. In 2024, the established SoBC breaches resulted in 81 people leaving BAT and 48 written warnings.

As set out in our Mergers and Acquisitions (M&A) Transactions Compliance Procedure, our due diligence procedures for mergers, acquisitions and corporate ventures include human rights and modern slavery checks. If risks are identified, mitigation steps are taken as appropriate. In 2025, compliance-related business performance objectives were extended to all employees across the Group. By linking measurable deliverables to our corporate value of ‘Do the right thing’, we aim to further embed a culture of integrity throughout the Group. Preventing and tackling illicit trade in tobacco and nicotine products Focusing and maintaining controls to prevent diversion of genuine BAT products is a key component in our fight against illicit trade as set out in the AIT chapter of our SoBC and Supply Chain Compliance Procedure (SCCP). We have a dedicated Forensic and Compliance Team that analyses seized products, determines counterfeits and identifies illicit machinery used in their production. They maintain supply chain controls through a seizure management process tailored to satisfy our contractual and regulatory obligations. Our annual SCCP training campaign focuses on mandatory requirements under the procedure, and the 2025 training focused on the broadened scope of the SCCP, which now includes all tobacco and nicotine products. Following its successful roll-out to relevant employees in previous years, the training in 2025 achieved a 100% completion rate across the approximately 9,800 in-scope employees. Regulation and engagement As key chapters of our SoBC, our 'Lobbying and Engagement' and 'Political Contributions' policies have been implemented by all Group companies and apply to all our employees. These policies require all our engagement activities with external stakeholders to be conducted with transparency, openness and integrity. For global regulatory priorities, the views we advocate are published on our website, and we have long supported the OECD’s Principles for Transparency and Integrity in Lobbying. We also respect the call for transparent and accountable interaction between governments and relevant stakeholders, including the tobacco industry, established in Article 5.3 of the World Health Organization’s Framework Convention on Tobacco Control. We are open about what we think, and always try to offer constructive solutions that will best meet the objectives of regulation, while managing any negative unintended consequences. Regulatory engagement by our businesses is monitored throughout the year by our Regional Audit Committees. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 131 Delivery with Integrity Rooted in our value of ‘Do the right thing’, the Delivery with Integrity programme guides how our people deliver business results, using a risk-based approach that empowers employees to exercise ethical judgements and comply with our SoBC. Supported by zero tolerance for retaliation and extended protection for reporters and investigators, the programme encourages our employees to report concerns and non-compliances with our SoBC through multiple Speak Up channels. To monitor the effectiveness of our programme, we track all Speak Up reports, investigation outcomes, and disciplinary actions undertaken. The programme is subject to annual testing of policy and control compliance, internal audits and included in our Risk Register. Appropriate management actions are implemented in the event any non- compliance is identified. Across our global operations, Group Companies confirm on an annual basis that adequate procedures are in place to support SoBC compliance, covering topics like anti-bribery, anti-corruption, sanctions, and competition. These assessments are monitored by our Finance, Legal and Compliance functions and reported to the Audit Committee. Every year, all Group employees are required to complete SoBC training and confirm that they have complied with the SoBC and disclose or update actual or potential conflicts of interest. Ultimately, Delivery with Integrity is part of BAT’s Compliance Framework, designed to enhance compliance across our business by mitigating risks, keeping controls updated to best practices and regulation, training our employees to raise awareness, and promoting ethical decision-making. The Framework contains processes to manage misconduct and breaches of the SoBC, monitor, and report on disciplinary actions as appropriate. A summary of our alignment with the Task Force on Climate-related Financial Disclosures (TCFD) recommended disclosures and Task Force on Nature-related Financial Disclosures (TNFD) is set out on pages 134-135. Under the Financial Conduct Authority’s (FCA) UK Listing Rules, the BAT Group’s reporting is consistent with the recommendations and recommended disclosures of the “Task Force on Climate-related Financial Disclosures (TCFD)”, including the guidance set out within the 2021 TCFD annex, as detailed in the table below. As TNFD Early Adopters, we are voluntarily integrating relevant elements of the Taskforce on Nature‑related Financial Disclosures into our reporting, recognising the interconnected nature of climate‑ and nature‑related impacts, risks and opportunities, and the importance of nature-related dependencies to our long‑term resilience and strategy. We also continue to monitor developments in sustainability reporting regulation, including the UK Government’s forthcoming UK Sustainability Reporting Standards (UK SRS), aligned with the ISSB framework, and the EU Corporate Sustainability Reporting Directive (CSRD). These evolving standards will further shape and enhance the transparency and comparability of our sustainability‑related disclosures. For a full description of key terms and definitions, refer to the BAT 'Reporting Criteria' in our 2025 Sustainability Performance Data Book at bat.com/reporting ä Scope of the disclosure As sustainability reporting standards continue to evolve, we remain committed to embedding climate- and nature-related considerations within our financial and broader sustainability disclosures. Accordingly, we have prepared this consolidated TNFD and TCFD disclosure as part of our 2025 Combined Annual and Sustainability Report. Leveraging both frameworks enables us to integrate climate and nature strategies into governance and reporting processes, strengthen the identification of material impacts, risks and opportunities, and align these with strategic planning, performance management, and disclosures. Our TCFD and TNFD-aligned disclosures include: – An overview of sustainability governance; – An overview of nature-related dependencies; – Identification of material Impacts, Risks and Opportunities (IROs) through our Double Materiality Assessment (DMA)^; – Our approach to risk management; – An overview of our current and updated climate-and nature- related metrics and targets; and – Information on our value chain locations, including priority locations‡, which are represented in the map on page 147. Own operations, assessed for all of our IROs and identified for our material climate-related risks and nature-related impacts, refers to all facilities within BAT’s operational control that perform manufacturing activities for commercial purposes. These are cigarette manufacturing factories; sites manufacturing other tobacco products (OTP), snus, Modern Oral, flavoured e-liquids, and green leaf threshing (GLT) tobacco processing sites. Upstream value chain, assessed for all of our IROs and identified for our material climate-related risks and nature- related impacts, includes both our tobacco and non-tobacco supply chain. Downstream value chain, assessed for all of our IROs and identified for our material circularity risk, includes an initial mapping of our warehousing and distribution activities. To support readability, we clearly signpost our TCFD and TNFD disclosures, as well as our application of the LEAP framework to identify, assess and manage nature‑related impacts, risks and opportunities, using the key shown below across the Governance, Strategy, Risk Management, and Metrics & Targets pillars. Key for this section Task Force on Climate-related Financial Disclosures Task Force on Nature-related Financial Disclosures More information on the use of the LEAP framework can be found on page 152+ BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information TCFD and TNFD Disclosures 132 Note: ^ Although financial materiality has been considered in the development of our Double Materiality Assessment (DMA), our DMA and any conclusions in this document as to the materiality or significance of sustainability matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities. Key for the LEAP framework L Locate E Evaluate A Assess P Prepare Defined terms are denoted by the double-dagger '‡' symbol. ‡Definitions: AWS certification refers to independent certification against the Alliance for Water Stewardship (AWS) Standard 2.0 Biodiversity extent, condition and significance (BECS): BECS is a framework used by the Biodiversity Consultancy to determine the land-occupancy footprint for tobacco and wood. It combines quantified estimates of the extent, condition and biodiversity significance of the areas of land occupied. ENCORE: ENCORE is used to evaluate the likely critical dependencies on natural capital assets which BAT depends on a five-point rating scale of Very high, High, Medium, Low and Very low. Scores range from 0 (no impact/dependency) to 5 (very high impact or dependency). Mean Species Abundance Hectares (MSA.ha): A TNFD aligned global, multi-regional input and output (MRIO) database that links economic activities to environmental pressures to identify high-risk geographies. Priority locations: We consider priority locations to be those areas that are ‘important for biodiversity’ or ‘of high-water priority’ in line with TNFD’s definition of sensitive locations. The priority locations are located where our direct operations and upstream supply chains may interact with nature in ecologically sensitive regions. The Species Threat Abatement and Restoration (STAR): STAR is a science‑based framework developed by the United Nations International Standard Industrial Classification of all Economic Activities (UN ISIC) to quantify how specific actions can contribute to reducing global species extinction risk. STARt measures how reducing or mitigating pressures on species can lower their extinction risk. STARr measures how restoring degraded ecosystems can help species recover once threats have been addressed. Thrive Supply Chain: Our ambitions and targets cover all tobacco we purchase for our products (‘tobacco supply chain’), which is used in our combustibles, Traditional Oral and Heated Products. Our metrics, however, derive data from our annual Thrive assessment, which includes our directly contracted farmers and those of our third- party suppliers, which represented over 94% of the tobacco we purchased by volume in 2025 (‘Thrive Supply Chain’). General disclosures Governing our material topics To manage our material sustainability topics we have set up topic- specific Centres of Excellence at the middle management level. These include Climate, Circularity, Nature, Communities, and Operations Reporting Centres of Excellence. In addition, individual business functions, such as Legal, Corporate and Regulatory Affairs, and HR manage material issues relevant to their areas. The management of material sustainability topics is also discussed in various committees and forums, such as: – Group Sustainability Leadership Team – Operations Sustainability Forum – Leaf Sustainability Forum – Supply Chain Due Diligence Committee – Responsible Marketing Principles Steering Committee – Regulation and Science Committee – Business Integrity Panel – Talent Reward and Inclusion Leadership Teams Issues considered in these forums are raised, where appropriate, at Management Board level or with the Audit Committee or the Board. Our approach to climate and nature Our purpose to build A Better Tomorrow™ and our Group strategy are set out in this report. We have also set out our strategic sustainability impact areas, with climate and nature as key pillars. Read more on our Group Strategy on page 10+ Our business depends on natural resources and ecosystem services, particularly through raw material sourcing, tobacco farming, and agricultural water use. Healthy forests, soils, water availability, and biodiversity are critical to our operations and long- term value creation. Climate change and nature degradation not only heighten physical risks in our supply chain, especially in agricultural regions, but also threaten societal wellbeing and economic stability in surrounding areas. These interdependencies mean that environmental decline could directly impact our ability to grow and maintain our operations. To address this, we are advancing mitigation and adaptation strategies and collaborating across the private and public sectors to drive collective action. Further detail on our performance and initiatives related to climate, nature, and circularity – three of our strategic sustainability impact areas – is provided on pages 84 to 111 + Our approach to human rights Our management of human rights is aligned to the UN Guiding Principles on Business and Human Rights and the OECD Guidelines for Multinational Enterprises on Responsible Business Conduct. Additionally, we manage our impacts through due diligence programmes that are underpinned by our policies, such as the Standards of Business Conduct (SoBC) and Supplier Code of Conduct (SCoC). We take a risk-based approach to managing human rights. Since 2019 we have been conducting Human Rights Impact Assessments (HRIA) with rights-holders in tobacco sourcing countries, and In-depth Assessments (IDAs) to identify potential social and environmental issues. Where issues are identified, local Leaf Operations take appropriate steps to address such issues and provide updates to the Group as required.. We support farmers to enhance their livelihoods and help tackle root causes of complex issues, such as child labour through various initiatives. More information on our Human Rights approach and due diligence can be found on page 123 and in our 2025 Modern Slavery Report+ Engagement with affected stakeholders We actively engage with our stakeholders to understand and respond to their concerns. This enables us to address issues identified and adapt to emerging risks. We engage with local communities and other affected stakeholders to support our DMA and the identification, evaluation and management of our sustainability-related IROs, including those linked to climate, circularity and nature (and nature-related dependencies). Our material IROs in relation to our TCFD and TNFD report are detailed on pages 138 and 139+ In line with our ambition of supporting prosperous livelihoods for all farmers in our tobacco supply chain, we implement initiatives that support living income and income diversification while promoting responsible tobacco growing practices. While we continue to engage with communities where we operate through our livelihood improvement programmes and the Alliance for Water Stewardship (AWS)‡1, an analysis specifically on indigenous peoples has not been carried out yet. We aim to enhance this section in future reporting cycles. More information on our Stakeholder Engagement activities in Supplier communities and Farming communities can be found on page 127+ BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 133 Note: 1. Our water withdrawal and discharge guidelines and our Water Roadmap provide strategic direction and guidance for managing water use at our manufacturing sites and help sites assess their water management systems in line with the Alliance for Water Stewardship (AWS) certification process. As part of our commitment to have 100% of manufacturing sites certified against the AWS standard, we consult with local stakeholders to identify water-related dependencies and impacts as well as associated operational and supply chain risks. This approach enables us to align new water management and risk mitigation actions with the interests of residents within the local catchment area. TCFD and TNFD at a glance: Summary of our response BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information TCFD and TNFD Disclosures Continued 134 Governance Disclose the organisation's governance around climate-related risks and opportunities and nature-related dependencies, impacts, risks and opportunities disclosure recommendation Related disclosure recommendations Summary Disclosure location a) Describe the board’s oversight of climate-related risks and opportunities. a) Describe the board’s oversight of nature-related dependencies, impacts, risks and opportunities. Our Board oversees our climate-related impacts, risks, opportunities (IROs) and nature-related dependencies, impacts, risks, and opportunities (DIROs), including the Group risk register, annually. The Board approves the Group’s environmental targets. It also reviews the Group's climate and nature strategies, targets and performance twice a year. In addition, the Audit Committee reviews the Group risk register twice a year and performance against the Group's sustainability targets on an annual basis. b) Describe management’s role in assessing and managing climate-related risks and opportunities. b) Describe management’s role in assessing and managing nature-related dependencies, impacts, risks and opportunities. Management is responsible for assessing climate-related IROs and nature-related DIROs. We have mitigation plans in place to manage both climate-related IROs and nature-related DIROs identified and monitor progress against these plans. c) Describe the organisation’s human rights policies and engagement activities, and oversight by the board and management, with respect to Indigenous Peoples, Local Communities, affected and other stakeholders, in the organisation’s assessment of, and response to, nature-related dependencies, impacts, risks and opportunities. Our approach to managing human rights is aligned to the UN Guiding Principles on Business and Human Rights. We manage our impacts through due diligence programmes, underpinned by policies such as the SoBC and SCoC, which are further discussed in the ‘Creating a Culture of Integrity’ section of our 2025 Combined Annual and Sustainability Report. While we have not performed a specific analysis on indigenous people, we engage with communities where we operate through initiatives that support farmer livelihoods. Strategy Disclose the actual and potential impacts of climate-related risks and opportunities and nature-related dependencies, impacts, risks and opportunities on the organisation's businesses, strategy, and financial planning where such information is material a) Describe the climate-related risks and, opportunities the organisation has identified over the short, medium, and long term. a) Describe the nature-related dependencies, impacts, risks and opportunities the organisation has identified over the short, medium and long term. We have identified a set of material climate- and circularity- related risks and nature-related impacts and dependencies over short-, medium-and long-term time-horizons. While no material climate-related opportunities, or nature-related risks and opportunities have been identified for this reporting cycle, we continue to monitor potential IROs. b) Describe the impact of climate-related risks and opportunities on the organisation’s businesses, strategy, and financial planning, as well as in the transition plans or analysis in place. b) Describe the effect nature- related dependencies, impacts, risks and opportunities have had on the organisation’s business model, value chain, strategy and financial planning, as well as any transition plans or analysis in place. Our assessment of climate-related IROs, together with nature- related DIROs, indicates that while certain risks will require active management, they are not of a magnitude that require a material change to our business model. This confirms the resilience of our strategy and its capacity to accommodate these emerging factors. c) Describe the resilience of the organisation’s strategy, taking into consideration different climate-related scenarios, including a 2°C or lower scenario. c) Describe the resilience of the organisation’s strategy to nature-related risks and opportunities, taking into consideration different scenarios. We understand the ways climate-related risks also impact nature and our business. While there are climate- and nature-related challenges and uncertainties ahead, we believe that the Group is well placed to manage the risks associated with all three of the scenarios modelled (including a 2°C or lower scenario) given the mitigation activities we have established. d) Disclose the locations of assets and/or activities in the organisation’s direct operations and, where possible, upstream and downstream value chain(s) that meet the criteria for priority locations‡. We consider priority locations‡ to be those areas that are ‘important for biodiversity’ or ‘of high-water priority’. In our report we highlight priority locations‡ for our tobacco, and non-tobacco supply chains. Related definitions are highlighted under the ‘Priority locations‡ of assets or activities’ section of our 2025 Combined Annual and Sustainability Report. Read more on pages 136 and 137 + Read more on pages 136 and 137 + Read more on page 133+ Read more on pages 138 to 141 + Read more on pages 146 and 147 + Read more on pages 148 and 149 + Read more on page 142+

BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 135 Risk management Disclose how the organisation identifies, assesses, and manages climate-related risks and processes for identifying, assessing and prioritising nature-related dependencies, impacts, risks and opportunities disclosure recommendation Related disclosure recommendations Summary Disclosure location a) Describe the organisation’s processes for identifying and assessing climate-related risks. a) (i) Describe the organisation’s processes for identifying, assessing and prioritising nature-related dependencies, impacts, risks and opportunities in its direct operations. (ii) Describe the organisation’s processes for identifying, assessing and prioritising nature-related dependencies, impacts, risks and opportunities in its upstream and downstream value chain(s). We identify and assess risks and opportunities based on our risk management methodology. Our sustainability risks are captured on risk registers and assessed against five risk impact levels and expressed in financial (quantitative) terms. Our climate-related risks identification process was supported by our scenario analysis and climate diagnosis tool. Our nature- related IRO and dependency identification process was informed by TNFD’s Locate, Evaluate, Assess and Prepare (LEAP) framework and the Science Based Targets Network’s (SBTN) mitigation hierarchy methodology, as well as other datasets. We have an ongoing monitoring and reporting process for climate- and nature-related risks, enabled through our risk management framework. b) Describe the organisation’s processes for managing climate- related risks. b) Describe the organisation’s processes for managing nature-related dependencies, impacts, risks and opportunities We follow a four-step process outlined in the Group’s Risk Management Manual which provides a consistent approach to risk management, facilitating effective understanding, management, recording, monitoring, and communication of risks across the Group. Key features of this process include mitigation plans to be in place to manage risks and monitor progress against those plans, based on a variety of considerations, including risk score, our ability to influence or control the risk and the cost, and the effectiveness of mitigation. c) Describe how processes for identifying, assessing, and managing climate-related risks are integrated into the organisation’s overall risk management. c) Describe how processes for identifying, assessing, prioritising and monitoring nature-related risks are integrated into and inform the organisation’s overall risk management processes. Our processes for identifying, assessing, prioritising and monitoring risks are integrated across the Group as part of our risk management framework. This includes biannual reviews of the Group risk register by our Group Risk Management Committee, chaired by the Chief Financial Officer. The Group risk register is also reviewed annually by the Board and biannually by the Audit Committee. Metrics and targets Disclose the metrics and targets used to assess and manage relevant climate-related risks and opportunities and nature-related dependencies, impacts, risks and opportunities where such information is material a) Disclose the metrics used by the organisation to assess climate-related risks and opportunities in line with its strategy and risk management process. a) Disclose the metrics used by the organisation to assess and manage material nature-related risks and opportunities in line with its strategy and risk management process. We have a set of metrics for each of our sustainability impact areas, including climate, nature, and circularity, against which we report on our performance and progress each year. b) Disclose Scope 1, Scope 2, and, if appropriate, Scope 3 greenhouse gas (GHG) emissions, and the related risks. b) Disclose metrics used by the organisation to assess and manage dependencies and impacts on nature. We disclose Scope 1, 2 and 3 GHG emissions and related risks in our reporting. We have a set of metrics for each of our sustainability impact areas, including climate and nature, against which we report on our performance and progress each year. c) Describe the targets used by the organisation to manage climate-related risks and opportunities and performance against targets. c) Describe the targets and goals used by the organisation to manage nature-related dependencies, impacts, risks and opportunities and its performance against these. We have a set of targets to manage climate- and nature-related impacts, risks and opportunities, as well as nature-related dependencies, across our environmental footprint. For climate, we have targets directed at reducing our Scope 1, 2 and 3 GHG emissions, while for nature, we have targets addressing deforestation in our supply chains, as well as water stewardship and management. As most of our current targets reached maturity in 2025, we have set new or updated sustainability targets for 2030. Read more on pages 150 to 153 + Read more on page 151+ Read more on pages 150 and 151 + Read more on pages 157 and 163 + Read more on pages 157 and 159 + Read more on pages 156 and 160 + Sustainability Governance This section includes disclosures relating to: This section outlines our governance process around our climate- and nature-related impacts, risks and opportunities, highlighting the oversight and accountability necessary for delivering on our commitments. Our vision is to Build a Smokeless World. In doing so, we also seek to manage the environmental and social impacts of our business operations. Below we illustrate the main responsibilities allocated in relation to sustainability, including climate- and nature-related matters. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information TCFD and TNFD Disclosures Continued 136 Board Level Team Oversight Board of Directors Audit Committee Responsible for the long-term success of BAT and the Group’s strategic direction, purpose, values and governance – including sustainability, climate and nature strategy. Monitors and reviews the effectiveness of the Group’s risk management and internal control framework, integrity of the Group’s financial statements, auditing matters and oversees the Group's sustainability reporting. Management Board Oversight Management Board Responsible for overseeing the implementation of Group strategy, including sustainability and environmental matters. Group Risk Management Committee Oversees assessment and monitoring of Group risks. Corporate Audit Committee (CAC) and Regional Audit Committees (RAC) Review the effectiveness of the accounting, internal control and business risk identification and management systems within the central business functions and regions. Leadership Team Oversight Group Sustainability Leadership Team Oversees the Group’s sustainability priorities, development, strategy, and reporting. Operations Sustainability Forum Oversees the Group’s environmental and social performance, the Leaf Sustainability Forum and Supply Chain Due Diligence Committee. Leaf Sustainability Forum Reviews strategic direction and environmental and social performance across the tobacco supply chain. Supply Chain Due Diligence Committee Reviews product material supply chain performance and supplier audit escalations for our non- tobacco supply chain. HR Leadership Team Oversees Talent, Reward and D&I strategic performance. Business Integrity Panel Oversees investigations of alleged non-compliance with our SoBC and the consistent application of the SoBC Assurance procedure. Regulation and Science Committee Provides strategic oversight on scientific matters. Responsible Marketing Committee Provides strategic guidance and oversight on matters of responsible marketing, including underage access prevention. Departments, Functions, Regions and Markets Board oversight The Board of Directors is collectively responsible for the long-term success of the Company and the Group’s strategic direction, purpose, values and governance. The Board has strategic oversight of our sustainability matters and takes climate and nature considerations into account when making strategic decisions, including in relation to budgeting, risk management and overseeing capital expenditure. Our Board has approved all Group environmental targets, including those for GHG emissions, and receives performance updates twice a year from the Director, Operations. The updates our Board received in 2025 included our progress towards achieving our current Scope 1, 2 and 3 GHG emissions reduction targets and progress towards renewable energy, water stewardship, waste, and recycling targets. The Board reviews the Group budget annually, which takes into account capital allocation to deliver the Group’s sustainability agenda and associated targets. The Board also reviews the Group risk register, which incorporates climate- and nature-related risks, on an annual basis. In 2025, the Board oversaw the Group’s strategic agenda for 'Leading in Sustainability and Integrity’, a key building block of the Sustainable Future Pillar of our corporate strategy, and reviewed the Group’s approach to engaging with stakeholders in relation to sustainability- related matters with the outcomes of our Double Materiality Assessment^ in mind. In 2025, the Board also approved the introduction of new and updated 2030 sustainability targets for the Group in relation to climate, nature, circularity, and communities, supported by an assessment of the rationale for target revision. For further information on our targets, refer to page 67+ The Board has delegated certain responsibilities to the Audit Committee, as outlined on page 206 and set out in its Terms of Reference. The Audit Committee is responsible for reviewing the effectiveness of the Group’s risk management and internal controls systems, including those relating to climate change and nature. The Audit Committee reviews the Group’s progress against sustainability targets, including climate and nature targets, on an annual basis (see targets on page 67), and reviews the Group risk register twice a year. In 2025, the Audit Committee continued its oversight of the processes in place to identify, assess and manage climate-related risks. It evaluated the continued alignment of Group’s climate-related reporting to TCFD disclosure requirements while considering climate- and circularity-related risks. The Chair of the Audit Committee provides a full briefing to the Board following each Audit Committee meeting, including on decisions taken and key topics discussed by the Audit Committee in relation to sustainability matters. For further information on activities of the Audit Committee, refer to page 207+ Sustainability expertise at the Board level Our Board members have international experience, with a wide range of leadership expertise in industries such as fast-moving consumer goods, infrastructure, food, beverage and tobacco, among others. To varying degrees, their experience includes the oversight of companies impacted by a range of environmental and social issues. In 2025, the Chief Sustainability Officer updated the Audit Committee on the Group’s sustainability reporting progress, including our approach to TCFD and TNFD recommendations and recommended disclosures and evolving regulations such as the EU Corporate Sustainability Reporting Directive (CSRD) and IFRS Sustainability Disclosure Standards. These briefings inform the Committee's oversight of the Group's sustainability reporting framework. For further information on our sustainability governance structure, refer to page 136+ Management’s role We seek to integrate the assessment and management of climate- and nature-related risks across relevant business areas at Group, regional and local levels, with appropriate management oversight at each level. Our approach provides a flexible channel for the structured flow of information, monitoring and oversight of sustainability matters at each level and format best suited to the context. Our Management Board, chaired by our Chief Executive, is responsible for overseeing the implementation of the Group’s strategy and policies set by the Board, including those relating to sustainability. It also creates the framework for the day-to-day operation of the Group’s subsidiaries. Members of the Management Board are responsible for delivery against sustainability targets, including those relating climate and nature, under their individual remit with respect to sustainability, including those relating to THR. They are supported by their respective teams who, in turn, work with other functions and markets to make progress towards the Group’s targets. For further information on our governance framework refer to page 184+ We continue to integrate the management of sustainability impact areas across relevant business areas at Group, regional and local market levels. Management Board members are regularly updated on material risks and the development of strategic plans, including those relating to climate and nature, along with associated mitigation plans through specific risk briefing sessions. The updates are supplied by risk owners, managers and their respective teams. This includes regular monitoring by the Group Risk Management Committee, chaired by the Chief Financial Officer. The Board conducts strategic workshops with executive management to review the Group’s overall strategy, evaluate opportunities for long-term growth, determine strategic priorities, analyse the market landscape, monitor progress on key initiatives, and address key challenges and risks, as well as plans for mitigation. The process of managing these risks is embedded in our financing principles which are reported on to the Board. Operationally, funding is also discussed at the Corporate Finance Committee (chaired by our Chief Financial Officer). We also have a Treasury Risk Committee that meets monthly and monitors climate-related risks in the context of the Group's financing needs. In terms of metrics, we have an established medium-term target credit rating through which we seek to achieve a balance between balance sheet requirements and access to capital as well as various other metrics. In addition, the Corporate Treasury team participates in key discussions on sustainability, as well as engaging directly with debt investors to understand how sustainability dynamics impact on funding and capital markets. The Corporate Treasury team takes appropriate actions to mitigate potential impacts on our access to capital due to sustainability factors. The Chief Corporate Officer has overall responsibility for the strategic delivery of the Group sustainability agenda. The Director, Operations has overall responsibility for the execution of the Group’s climate and nature strategy and environmental targets. Both are supported by the Sustainability team, including our Chief Sustainability Officer and sustainability subject-matter specialists across the Group. Each reporting unit reports data on a monthly basis. The Group Operations Sustainability team monitors and reports data on consolidated Group performance and metrics quarterly. Each directly-reporting business unit reviews their environmental performance, while the overall responsibility to deliver environmental targets at site level is held by the General Manager or site manager. EHS is also a standing agenda item for management meetings and governance committees at area, regional and global levels. Local management meetings report to the Operations Sustainability Forum, chaired by the Director, Operations yearly, ensuring environmental targets are tracked, risks identified, and information flows consistently between strategic objectives and operational execution. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 137 Note: ^ Although financial materiality has been considered in the development of our Double Materiality Assessment (DMA), our DMA and any conclusions in this document as to the materiality or significance of sustainability matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities. Strategy This section includes disclosures relating to: This section outlines BAT’s climate- and nature-related dependencies, impacts, risks and opportunities on the organisation’s business model, strategy and financial planning. Our material climate-, nature- and circularity-related risks and impacts as identified through our DMA^ are outlined below. Read more about our business model, Value Chain and DMA on our Double Materiality Assessment section on pages 70 to 75+ The IROs identified in our DMA^ were assessed on an inherent basis, which means that the mitigation actions were not taken into consideration in the assessment. Mitigation actions are outlined in our Climate, Nature and Circularity sections. Key Positive impacts Opportunities Negative impacts Risks Time horizon S Short-term M Medium-term L Long-term Value chain step Tobacco supply chain Own operations Warehousing and distribution Non-tobacco supply chain – Pulp and paper – New Category supply chain Our climate-related material risks and impacts assessed on an inherent basis1 Value chain step Time horizon2 Type Material climate-related risks and impacts Description Supply chain disruptions Climate-related events – both acute and chronic – can disrupt our value chain, affecting production, transport, and delivery. These disruptions can lead to delays, supply constraints, increased costs, and reduced efficiency. GHG emissions generation Our operations and business activities generate GHG emissions, including in agriculture, raw material extraction and processing, manufacturing, and transportation. Our circularity-related material risks and impacts assessed on an inherent basis1 Value chain step Time horizon2 Type Material circularity-related risks and impacts Description Post-consumer waste generation Waste generated from product use and disposal, if not managed effectively, can expose the business to reputational, legal and operational risks. Post-consumer waste generation Inappropriate disposal of our products and limitations in waste management infrastructure can negatively impact the management of our product waste. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information TCFD and TNFD Disclosures Continued 138 S M L S M L S M L S M L Read more about our actions and policies for the management of our material topics from page 76 to 131 + Notes: ^ Although financial materiality has been considered in the development of our Double Materiality Assessment (DMA), our DMA and any conclusions in this document as to the materiality or significance of sustainability matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities. 1. The IROs were assessed on an inherent basis, which means that the mitigation actions were not taken into consideration in the assessment. 2. Time-horizons in this table are highlighted from when the risk or impact first materialises.

Our nature-related material impacts assessed on an inherent basis1 Value chain step Time horizon2 Type Material nature-related impacts Description Impact pathway Water withdrawals across our tobacco supply chain Using water from water-stressed areas in tobacco farming could reduce water availability for surrounding areas. Impact drivers and external factors: Water demand for irrigation and/or industrial processes, climate change patterns that may exacerbate water scarcity in water-stressed regions. Water withdrawals across our own operations Using water from water-stressed areas for industrial purposes could reduce the amount of water available to surrounding areas. Deforestation due to procurement of raw materials Sourcing raw materials such as pulp and paper and metals, could increase the pressure on surrounding areas. Impact drivers and external factors: Raw material sourcing, deforestation, agricultural expansion. Deforestation for tobacco curing Using wood for tobacco curing could contribute to deforestation and impact the surrounding areas. Impact drivers and external factors: Wood sourcing for curing, land-use change – conversion for wood extraction, high demand for wood. Tobacco farming- related ecosystems change Certain tobacco farming practices, such as intensive ground preparation and monocropping, could lead to soil erosion and nutrient loss, affecting both soil quality and local ecosystems. Impact drivers and external factors: Use of heavy machinery for harvesting techniques, chemical use such as pesticides and fertilisers, monocrop cultivation and soil degradation. Interlink between nature-related dependencies and impacts Biome We depend/rely on We can impact it by Fresh water – Water availability: for the irrigation of tobacco. – Water supply: sourcing of clean water for use in our own operations and procured materials. – Water quality: availability of clean water resources for manufacturing and irrigation. – Resource exploitation: water withdrawal from already water-stressed regions, reducing availability for local communities and ecosystems. – Pollution: the application of fertiliser to agricultural crops in our tobacco supply chain and the discharge of untreated water from our manufacturing sites. Land – Biomass provisioning: materials for the use in manufacturing our products. – Regulating services: such as climate control and water purification to sustain ecological functions. – Land-use change: for the cultivation of tobacco, the supply of pulp and paper and other raw material, and our occupational footprint. Atmosphere – Stable climate: for predictable growing conditions, to provide a healthy and safe working environment, and effective temperature regulation. – GHG emissions: release of GHG emissions across Scope 1, 2 and 3. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 139 S M L S M L S M L S M L S M L Our nature-related dependencies In this section we outline the dependency pathways for key ecosystem services of our own operations and tobacco supply chain (as well as the cultivation of non-tobacco agricultural products) as identified through our ENCORE‡ sectoral-level screening. L E A P BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information TCFD and TNFD Disclosures Continued 140 How our business activities depend on ecosystem services Type of ecosystem service Dependency pathways for our business activities Provisioning services Biomass provisioning Biomass provisioning services support the growth of crops and agricultural products. We utilise these services for the cultivation of tobacco and other agricultural products, such as wood for fuel, and pulp and paper used in cigarettes and packaging materials. Water supply While not as significant as our agricultural supply chain, water is used in a number of our manufacturing and tobacco processing activities. Regulating and maintenance services Water purification Healthy ecosystems support the restoration and maintenance of surface water and groundwater bodies by breaking down and removing potentially harmful nutrients and pollutants, and facilitating the supply of clean water. Water is a necessary input for growing crops as well as for manufacturing processes. An additional water treatment need would increase operating costs. Rainfall pattern regulation Vegetation, particularly forests, plays a crucial role in sustaining rainfall patterns through the process of evapotranspiration, which recycles moisture back into the atmosphere. This is essential for providing fresh water necessary for the irrigation of tobacco and other agricultural products, and maintaining surface water bodies used by our facilities. Local and global climate regulation Healthy ecosystems are understood to help sequester carbon by regulating atmospheric and ocean chemical compositions. Vegetation can also contribute to the regulation of temperature, for example, cooling provided by urban trees. Local and global climate regulation helps maintain suitable growing conditions for tobacco. Soil and sediment retention The stabilising effect of vegetation prevents soil loss, for example, by limiting the impacts of severe weather events on agricultural activities. The retention of soil and sediments helps maintain growing conditions for tobacco and other agricultural products. Soil quality regulation Healthy ecosystems contribute to maintaining soil quality, specifically aiding the fertility and living components of soil, which are important for tobacco yields. High-quality soil also enables better water retention, which can reduce flooding or mitigate the adverse effects of drought on crop yields. Flood mitigation services Coastal protection services, for instance coral reefs, sand banks, dunes or mangrove ecosystems along the shore, mitigate the impacts of tidal surges or storms on local communities. This is important for our factories located in areas with coastal flood risk. River flood mitigation services, such as riparian vegetation, provide structure and a physical barrier to high water levels and thus mitigate the impacts of floods on local communities. This is important for our factories located in areas with high river flood risk. Flood mitigation services also support soil and sediment retention that is important for farms located close to rivers or coastal areas. Key definitions Ecosystem components: Specific elements within nature that provide the goods and services upon which the economy depends, including atmosphere, land geomorphology, minerals, ocean geomorphology, soils and sediments, species, structural and biotic integrity, and water. Structural and biotic integrity: The extent of physical structure and composition of an ecosystem falling within its natural range of variation. These structural characteristics, such as canopy height and vegetation density, underpin the ecosystem services. Species: Species includes plants, animals, fungi, algae and genetic resources, which can be wild or domestic/commercial, for example livestock. Like habitats, species underpin a wide range of ecosystem services. Screening of economic activities The outcome of our sectoral level screening, highlighted that our tobacco supply chain contains the highest proportion of economic activities that are highly dependent on at least one ecosystem component due to agricultural activities1. This is followed by our pulp and paper supply chain. This assessment was conducted utilising the standard United Nations International Standard Industrial Classification of all Economic Activities (ISIC); however, we recognise that certain code descriptions may be more closely aligned with other sectors, such as the food industry. We have consolidated the potential dependencies identified and summarised these below. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 141 Overall, 26% of the screened economic activities were associated with ‘High’ or ‘Very High’ dependencies on nature. We have consolidated the activities associated with ‘High’ or ‘Very High’ dependencies in the below table. ‘Water’, ‘Structural and Biotic Integrity’ and ‘Species’ were the natural ecosystem components most commonly scored as those upon which BAT’s activities depend. Sectoral level of screening of economic activities conducted using ENCORE‡ Value chain component Economic activity3 ENCORE‡ materiality score per ecosystem component O w n op er at io ns To ba cc o su pp ly  c ha in N on -t ob ac co su pp ly c ha in ISIC4 level 4 description St ru ct ur al a nd bi ot ic in te gr ity La nd ge om or ph ol og y So ils a nd se di m en ts Sp ec ie s A tm os ph er e W at er a a Support activities for crop production n n n n n n a Growing of tobacco n n n n n n a a Logging n n n n n n a Post-harvest crop activities n n n n n n a Seed processing for propagation n n n n n n a a Silviculture and other forestry activities n n n n n n a a Support services to forestry n n n n n n a a Electric power generation, transmission and distribution n n n n n n a a Manufacture of tobacco products n n n n n n a Other transportation support activities n n n n n n a Real estate activities with own or leased property n n n n n n a Steam and air conditioning supply n n n n n n a Courier activities n n n n n n a Freight air transport n n n n n n a Freight rail transport n n n n n n a Manufacture of gas; distribution of gaseous fuels through mains n n n n n n a Manufacture of other chemical products not elsewhere classified n n n n n n a Manufacture of other food products not elsewhere classified n n n n n n a Manufacture of paints, varnishes and similar coatings, printing ink and mastics n n n n n n a Manufacture of plastics products n n n n n n a Manufacture of pulp, paper and paperboard n ND n n n n a a Plant propagation n n n n n n a Sea and coastal freight water transport n ND n n n n a Travel agency activities n n n n n n Notes: 1. Agriculture was found to be the second largest sector that is highly dependent on nature: WEF_New_Nature_Economy_Report_2020.pdf (weforum.org). 2. Due to no high or very high dependencies being associated, minerals and ocean geomorphology ecosystem components have been excluded from our disclosure. 3. This assessment was conducted using standard UN ISIC codes; however, certain activity descriptions may align more closely with other sectors, such as the food industry. 4. The International Standard Industrial Classification of All Economic Activities (ISIC) is a United Nations industry classification system. Very high This table summarises only the economic activities associated with ‘High’ or ‘Very high’ dependencies on at least one ecosystem component and associated value chain component2. Where there were multiple scores for an economic activity, the highest score was used. Low High Very low Medium ND: No data Scenario Analysis This section includes disclosures relating to: Material risk Supply chain disruptions Climate-related events – both acute and chronic – can disrupt our value chain, affecting production, transport, and delivery. These disruptions can lead to delays, supply constraints, increased costs, and reduced efficiency. Read more about our business model, Value Chain and DMA on our Double Materiality Assessment section on pages 70 to 75+ This year, in line with our DMA^ and risk management framework, we undertook a systematic review of climate-related risks and reassessed exposures on an inherent-risk basis. The assessment identified acute and chronic physical risks to our supply chain as the most material to the business. While climate- related transition risks and opportunities did not meet the materiality threshold for this cycle, they remain significant for our business strategy and operations. We continue to monitor these closely, as they influence our ability to respond to evolving regulatory, market and stakeholder expectations and support our long‑term resilience. Our Low Carbon Transition Plan sets out our climate mitigation strategy detailing the actions, timelines, and investment priorities that enable us to capture emerging risks (such as transition) and opportunities. Consequently, this year’s TCFD disclosure focuses on physical climate-related risks and is complemented by qualitative integration of nature-related impacts and circularity initiatives that reduce long-term exposure to climate-related risks. Consistent with TCFD recommendations, we conducted climate scenario analysis under at least one scenario aligned to a 2°C or lower pathway. Our methodology reflects the latest Intergovernmental Panel on Climate Change (IPCC) assessment1, which emphasises limiting global warming to 1.5°C to avoid severe consequences, and incorporates GHG concentration trajectories known as Representative Concentration Pathways (RCPs)2. To capture a range of potential future climate-related risks, we developed scenarios based on three widely used RCPs: – RCP 2.6: representing a low-emissions pathway consistent with strong mitigation efforts; – RCP 4.5: reflecting an intermediate stabilisation pathway; and – RCP 8.5: corresponding to a high-emissions, business-as-usual trajectory. Quantitative assessments evaluated how the impact and likelihood of risks and opportunities may change under each scenario and time horizon. The analysis considers implications for 2030 and 2050 using the Group risk management framework and covers key components of BAT’s supply chain and geographies most exposed to climate hazards. Inherent-risk scoring was applied, meaning mitigation actions were excluded from the assessment. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information TCFD and TNFD Disclosures Continued 142 Acute physical risks Chronic physical risks Tobacco value chain Growing and sourcing across Brazil, Pakistan, Bangladesh and the U.S., where the majority of cultivation occurs. Growing and sourcing across Bangladesh, the U.S., Brazil, India, Indonesia, Mexico, Mozambique, Pakistan, Zimbabwe and Türkiye. Pulp and paper The sourcing of packaging and fibre materials across China, Indonesia, the U.S., Brazil, Finland and Germany. The sourcing of packaging and fibre materials across Brazil, China, Finland, Germany, Indonesia and the U.S. Own operations Processing and manufacturing, across Bangladesh, Brazil, Pakistan, the U.S., Türkiye and South Korea. The scope is limited to tobacco and pulp and paper supply chains as the risk is concentrated at the yield stage. New Categories The procurement of products across China and Indonesia. The scope is limited to tobacco and pulp and paper supply chains as the risk is concentrated at the yield stage. Time horizons Short-term 2025-2030 The short-term horizon is linked to our 2030 decarbonisation targets on Scope 1, 2 and 3 emissions. Medium-term 2030-2040 The medium-term horizon corresponds to our value chain transition milestone. Long-term 2040-2050 The long-term time frame aligns to our Low Carbon Transition Plan and our Net Zero GHG emissions commitments, while recognising the uncertain nature of potential risks and opportunities during this time frame. Three climate scenarios 1.5°C Sustainable transition A broad range of policies and regulations, economic and societal shift, new infrastructures and technologies needed. 2°C Delayed transition After 2030, a rapid transition of the global economy would be required, encompassing previous remedies. Transition risks are more pronounced, and physical risks are higher. 3-4°C Climate inaction Failure to meet Paris Agreement pledges could lead to 3-4°C warming. Transition risks are lower, while physical risks are higher, driven by significant impact to biodiversity. Notes: ^ Although financial materiality has been considered in the development of our Double Materiality Assessment (DMA), our DMA and any conclusions in this document as to the materiality or significance of sustainability matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities. 1. AR6 Synthesis Report: Climate Change 2023. 2. Met Office, UKCP18 Guidance: Representative Concentration Pathways, 2018. Available at: www.metoffice.gov.uk/binaries/content/assets/metofficegovuk/pdf/research/ukcp/ ukcp18-guidance---representative-concentration-pathways.pdf

Assumptions impacting our scenario analysis Our scenario analysis identifies where climate‑related financial impacts are most significant, how these may evolve under different emissions pathways, and where mitigation and adaptation efforts should be prioritised to support long‑term resilience. The analysis applies a consistent methodology using proxy data, particularly for upstream locations, supported by reputable external sources such as the World Bank. Where direct projections for wood‑based materials were unavailable, yield multipliers from comparable crops were used. Although the analysis was conducted on an inherent‑risk basis, meaning mitigation actions were not factored in, we considered irreversible controls for both acute and chronic climate risks as part of our assessment. All financial impacts were modelled using constant prices, based on static 2025 production distributions, and are reviewed annually to maintain a robust baseline of exposure. Scenario analysis results The tables on the following pages present our quantitative modelling of one acute and one chronic physical climate risk, highlighting the areas of greatest exposure across our value chain. The modelling also builds on our TNFD‑identified nature impacts, illustrating how environmental degradation may heighten risk and how our mitigation initiatives support long‑term resilience. For our acute risk, exposure is highest in our New Category supply chain, driven by projected volume growth and cyclone‑related impacts in China and Indonesia, with the U.S. consistently among the most exposed markets. For chronic risk, tobacco remains the most sensitive to climate‑related yield declines, though long‑term impacts are expected to be moderate as global demand falls and productivity in pulp and paper sourcing improves as a result of favourable weather conditions. Read more about the Impact of climate change as part of our goodwill impairment assessment as disclosed on page 284+ Key findings include: BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 143 Climate change-related risks and opportunities summary table Risk/Opportunity Scenario Estimated maximum financial impact on profit in a year3 Strategy resilience Physical risks Acute Weather – Value Chain S M L RCP2.64 up to £380 million MediumRCP4.5 up to £400 million RCP8.5 up to £490 million Chronic Weather – Tobacco supply chain S M L RCP2.6 up to £95 million StrongRCP4.5 up to £285 million RCP8.5 up to £415 million Acute physical risks, such as flood, cyclone, and heatwave- related disruptions, show a progressive increase in financial exposure across all modelled scenarios, with the greatest risk under higher warming futures. The New Category supply chain accounts for the highest concentration of acute physical risk exposure, followed by our own operations and the tobacco supply chain - primarily due to exposure in China and Indonesia, and heightened cyclone risks in the U.S., respectively. Chronic physical risks including rising temperatures, altered precipitation patterns, and soil moisture stress, pose sustained financial impacts, particularly for our tobacco supply chain. While pulp and paper supply chain show temporary relief under lower emission scenarios, higher warming levels result in moderate yield losses. Circularity-related finding: Post‑consumer waste can influence revenue by shaping consumer perceptions of our brands, and therefore it remains a priority for the business. Although circularity‑related risks are not quantified for the purpose of this analysis, our approach to responsible product stewardship, including initiatives such as device take‑back schemes for glo and Vuse, supports responsible disposal and helps build stakeholder trust in line with evolving expectations and best practices. Conclusion: While there are climate- and nature-related challenges and uncertainties ahead, we believe that the Group is well placed to manage the risks associated with all three of the scenarios modelled thanks to the mitigation activities we have in place, as described on pages 144 and 145. Risk Score/Financial Impact (p.a.)* Insignificant £60m – £120m Minor £120m – £250m Moderate £250m – £500m Significant £500m – £1bn Severe In excess of £1bn Notes: * Financial impacts below the Group's materiality threshold are shown in grey in the risk tables. 3. These estimated financial impacts represent sensitivities and are considered incremental costs compared to our current financial position. 4. Representative Concentration Pathways (RCPs) are scenario-based assumptions used in modelling future climate evolutions. Strategy Resilience Key Strong: The targets and mitigation actions in place are providing BAT confidence in our business resilience Medium: Targets and mitigation actions are in place, but external events may challenge our business resilience Needs work: Developing targets and/or mitigation actions to improve our business resilience Key Time horizon S Short-term M Medium-term L Long-term BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information TCFD and TNFD Disclosures Continued 144 Key Time horizon S Short-term M Medium-term L Long-term Climate change-related risks Physical Risk Value Chain Coverage Business Impact Geographies Assessed Financial Impact* Mitigation Actions Acute physical risk: Increased severity and frequency of extreme weather events such as typhoons/ cyclones, floods, and heatwaves, leading to agricultural supply chain disruption and/or reduced production capacity. Tobacco supply chain – Crop loss – Supply chain disruption – Higher sourcing costs Bangladesh, Brazil, Pakistan, U.S. S M L – Business continuity planning – Supply planning – Supplier and source diversification – Geographic hotspot monitoring – Strategic inventory management RCP2.6 RCP4.5 RCP8.5 Pulp and paper – Supplier disruption – Increased input costs  Brazil, China, Finland, Germany, Indonesia, U.S. S M L – Business continuity planning – Logistics continuity planning – Strategic inventory management – Geographic dispersion – Supplier diversification RCP2.6 RCP4.5 RCP8.5 Own operations – Operational downtime – Lost output – Recovery costs Bangladesh, Brazil, Pakistan, South Korea, Türkiye, U.S., Indonesia S M L – Business continuity planning – Site-specific continuity plans – Disaster recovery plans – Operational contingency sourcing – Logistics monitoring RCP2.6 RCP4.5 RCP8.5 New Category supply chain – Supplier disruption – Expedited logistics China, Indonesia S M L – Business continuity planning – Supplier diversification – Strategic inventory buffering – Network optimisation – Logistics monitoring RCP2.6 RCP4.5 RCP8.5 Influence of nature on the risk Nature-related dependencies: Our acute physical risk exposure is linked to the ecosystem health in regions where our agricultural supply chain is located. – In water-stressed regions, watershed degradation and over- extraction of water for irrigation may reduce the ability of the landscape to buffer the effects of heavy rainfall or drought. – Soil degradation and vegetation loss, often caused by intensive cultivation or deforestation, may further weaken natural flood defences and increase the likelihood of erosion, run-off and crop loss during extreme events. Together, these pressures are likely to increase the potential for supply disruption and reduce production continuity during periods of acute climate stress. Nature-related mitigation actions: We aim to mitigate these risks, with a set of water and ecosystem- focused measures across our operations and supply chain. – We have achieved a 50.8% reduction in water withdrawal (versus 2017) and increased water recycling to 33.3%, supported by the implementation of the BAT Water Security Standard and initiatives such as our WaterHub facility. – To address shared water challenges, 100% of our manufacturing sites achieved certification under the Alliance for Water Stewardship Standard. – In high water-risk tobacco leaf-growing regions, farmers are supported with water-efficiency measures such as drip irrigation and monitoring. – We support landscape restoration programmes, such as Bonayan, a large-scale afforestation and tree-planting programme in Bangladesh that rebuilds vegetation cover and stabilises soils. These actions strengthen the natural resilience of agricultural regions and help safeguard water resources. Risk Score/Financial Impact (p.a.) Insignificant £60m – £120m Minor £120m – £250m Moderate £250m – £500m Significant £500m – £1bn Severe In excess of £1bn Note: * Financial impacts below the Group's materiality threshold are shown in grey in the risk tables. Value chain step Tobacco supply chain Own operations Warehousing and distribution Non-tobacco supply chain – Pulp and paper – New Category supply chain Read more about our approach to nature on pages 94 to 103+ 2. For non-tobacco supply chain, we estimated impacts on 2. For non-tobacco supply chain, we estimated impacts on nature through a 2023 LCA-based assessment using EXIOBASE2 expressed in a biodiversity metric called ‘species.years’ which allows us to compare the magnitude of different pressures in a common unit. The analysis found that land use is the primary impact driver for biodiversity loss, accounting for 74% of estimated impacts, followed by climate change at 18%, with pulp and paper representing around 70% of the total non-tobacco supply chain footprint.These results, along with the impact drivers, informed our DMA process, which led to the identification of the material nature-related impacts.nature through a 2023 LCA-based assessment using EXIOBASE2 expressed in a biodiversity metric called ‘species.years’ which allows us to compare the magnitude of different pressures in a common unit. The analysis found that land use is the primary impact driver for biodiversity loss, accounting for 74% of estimated impacts, followed by climate change at 18%, with pulp and paper representing around 70% of the total non-tobacco supply chain footprint.These results, along with the impact 2. For non-tobacco supply chain, we estimated impacts on nature through a 2023 LCA-based assessment using EXIOBASE2 expressed in a biodiversity metric called ‘species.years’ which allows us to compare the magnitude of different pressures in a common unit. The analysis found that land use is the primary impact driver for biodiversity loss, accounting for 74% of estimated impacts, followed by climate change at 18%, with pulp and paper representing around 70% of the total non-tobacco supply chain footprint.These results, along with the impact drivers, informed our DMA process, which led to the identification of the material nature-related impacts.drivers, informed our DMA process, which led to the identification of the material nature-related impacts. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 145 Key Time horizon S Short-term M Medium-term L Long-term Climate change-related risks Physical Risk Value Chain Coverage Business Impact Geographies Impacted Financial Impact* Mitigation Actions Chronic physical risk: Changes in weather patterns (water stress, higher temperatures, precipitation changes) leading to agricultural supply chain disruption and/or reduced production capacity Tobacco supply chain – Yield declines – Supply disruption Bangladesh, Brazil, India, Indonesia, Mexico, Mozambique, Pakistan, Türkiye, U.S., Zimbabwe S M L – Adaptation activities (e.g. climate/ drought resistant crops, regenerative agriculture practices, and drip irrigation) – Farmer livelihood programmes – Geographic diversification – Inventory buffers – Investment planning RCP2.6 RCP4.5 RCP8.5 Pulp and paper – Decreased procurement costs – Yield declines Brazil, China, Germany, Finland, Indonesia, U.S. S M L – Sourcing strategy – Business Continuity Planning – Supply chain resilience – Cost forecasting – Supplier capability building RCP2.6 RCP4.5 RCP8.5 Influence of nature on the risk Nature-related dependencies: – Long-term changes in weather patterns, higher temperatures and water stress may lead to agricultural supply chain disruption and/or reduced production capacity. – Our chronic physical risk stems from ecosystems decline and loss of natural services they provide. Over time, shifts in temperature and rainfall may alter the availa ility of water and nutrients essential for crop growth, and reduce regeneration capacity. In sourcing regions for tobacco and pulp and paper, land-use change and deforestation may reduce biodiversity. This may increase vulnerability to drought and heat stress due to the decreased capacity of ecosystems to adapt. – Soil degradation an loss of oil biodiversity, caused by monocropping and agrochemical overuse, m y reduce fertility and water retention, making agricultural systems less resilient to gradu l climate shifts. – This combination of climatic and ecological pressures threatens long-term productivity, availability of raw materials and the stability of input supply chains. Nature-related mitigation actions: We aim to address these risks through a range of practices aimed at improving ecosystem resilience. – We achieved 99.99% of wood used in our Thrive Supply Chain‡ and 100% of pulp and paper sourced with low risk of deforestation. – Thr gh our regenera ive agriculture framework, we aim to promo e methods such as crop rotation, integ ated pest management, and soil con ervation. – We are also promoting alternative biomass fuels for curing, with the aim to reduce natural ecosystem impacts, with 43.4% of directly-contracted farmers using these fuels in 2025. – We have delivered training and capacity-building to almost 615,000 farmers and community members, focusing on biodiversity management, soil and water conservation and resource use. – Our new 2030 Nature targets and existing programmes aim to protect natural resources and secure agricultural productivity in the face of chronic climate change. Note: * Financial impacts below the Group's materiality threshold are shown in grey in the risk tables. Risk Score/Financial Impact (p.a.) Insignificant £60m – £120m Minor £120m – £250m Moderate £250m – £500m Significant £500m – £1bn Severe In excess of £1bn Value chain step Tobacco supply chain Own operations Warehousing and distribution Non-tobacco supply chain – Pulp and paper – New Category supply chain Read more about our approach to nature on pages 94 to 103+ Integrated climate and nature strategies This section includes disclosures relating to: Our approach to resilience reflects the interconnection between climate and nature. Both influence our ability to secure critical resources, such as forests and water to maintain supply continuity. Degradation of ecosystems amplifies climate-related risks, particularly in agricultural sourcing regions, and threatens long- term business growth. To address these challenges, we seek to embed climate and nature considerations into governance, risk management, and strategic planning through our complementary climate and nature strategies: Climate strategy Nature strategy Guided by our Low Carbon Transition Plan (LCTP), aligned with the Paris Agreement’s 1.5°C pathway, we are implementing science-based targets for GHG reduction and building a climate-resilient supply chain. Guided by our Group Environment Policy and Biodiversity Statement, our approach for mitigating our environmental impacts focuses on protecting, restoring and replenish nature. Key actions include: Key actions include: + Read more about our climate strategy on pages 84 to 93 + Read more about our nature strategy on pages 94 to 103 Financial planning in decarbonisation The way we prepare for – and manage – the effects of climate change on our business is identified through our DMA^ and financial planning. Although certain climate-related risks are not financially material, we integrate them into financial planning as this supports the reduction of material impacts. For example, as part of our financial planning, we require significant operational capital investments of £2 million or above to include carbon emissions impact calculations which are considered in cash flow projections using Internal Carbon Price (ICP) and Balanced Scorecard appraisal tools, if material. The level of ICP is reviewed annually and, following a benchmarking of external metrics (including the EU Emission Trading Scheme and the World Bank Carbon Pricing Trends), it was set at £82.50 per tCO2e for 2025. This approach allows us to incorporate climate considerations into our decision-making. Read more about the financial effects of our climate-related material risk on pages 143 to 145+ BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information TCFD and TNFD Disclosures Continued 146 – Using the Science Based Targets Network’s (SBTN) AR3T framework and mitigation hierarchy – Avoiding and reducing land degradation – Restoring and protecting biodiversity – Stewarding water resources – Advancing regenerative agriculture practices – Near-term targets for 2030 and Net Zero by 2050, verified by the Science Based Targets initiative (SBTi) – Climate-smart agriculture and sustainable sourcing – Diversification of sourcing regions and site-level adaptation planning – Supplier engagement and capacity-building to manage climate variability Note: ^ Although financial materiality has been considered in the development of our Double Materiality Assessment (DMA), our DMA and any conclusions in this document as to the materiality or significance of sustainability matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities.

Climate, Nature, Circularity, and Communities: an integrated approach A systems-based perspective underpins our efforts to integrate climate action, nature stewardship, circularity, and community engagement. This approach shapes our ability to mitigate our environmental impacts and strengthen our supply for long term resilience. Complementing our climate and nature strategies, circularity addresses how we manage materials and resources across the value chain to reduce dependency on virgin raw materials and reduce waste. Our employees, directly-contracted farmers and non-tobacco suppliers play a crucial role in advancing environmental and social targets, highlighting the need to engage with our communities for long-term value creation. Protecting ecosystems reduces climate vulnerability, while climate adaptation measures safeguard natural resources. Together, they strengthen supply chain resilience, support farmer livelihoods, and support long-term value creation for the community groups where we operate. Clear visibility of sustainability-related risks and mitigating actions support the Group’s continued access to capital and its ability to undertake acquisitions or divestments, as needed. Read more about impact areas: Climate, on pages 84 to 93; Nature, on pages 94 to 103; Circularity, on pages 104 to 111; Communities, on pages 112 to 127 + BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 147 Circularity informs how our products are designed, manufactured, and managed at end of life, helping reduce climate impacts, while recognising dependencies on nature. Nature is at increasing risk from climate change, biodiversity loss, and resource depletion. Extreme weather events continue to cause disruptions to disrupts ecosystems, communities, and infrastructure. Our employees and suppliers play a crucial role in advancing environmental and social targets, highlighting the need to engage with our communities for long-term value creation. Interconnection of Climate, Nature, Circularity, and Communities Priority locations‡ of assets or activities This section includes disclosures relating to: While our scenario analysis shows that nature‑related impacts can exacerbate climate risks, we also undertook geospatial biodiversity screening across selected tobacco supply chain, pulp and paper supply chain and our own operations to identify priority locations‡ of assets or activities. L E A P We consider priority locations‡ to be those areas that are ‘important for biodiversity’ or ‘of high water priority’. This is in line with TNFD’s definition of ‘Sensitive Locations’1 - those locations where an organisation’s supply chain interfaces with ecologically sensitive areas. L E A P We applied the following indicators to identify priority locations‡: 1. The Species Threat Abatement and Restoration (STAR‡) metric; 2.The proximity to World Heritage Sites, Alliance for Zero Extinction sites, Protected Areas and Key Biodiversity Areas; and 3.The presence of threatened species, including screening against The World Bank Group's International Finance Corporation (IFC) Performance Standard 6 criteria. Water basins of high priority for nature Water is a vital input to our own operations and tobacco supply chain. We endeavour to manage the impacts of water-use in our own operations and tobacco supply chain on surrounding water bodies and related ecosystems. This is why we have adopted SBTN’s methodology to understand which priority basins in our own operations and tobacco supply chain are most affected by fresh water withdrawal and quality impacts. To assess fresh water withdrawals, we used the following indicators: 1. Water withdrawal data from our tobacco supply chain and manufacturing sites and SBTN’s water availability data (using the Hogeboom4 hydrological model) to understand which basins are not operating within sustainable withdrawal limits. 2. START‡ (Amphibians) and threatened fresh water species to understand biodiversity significance. We have therefore factored in water stress, upstream water use (quantity) and fresh water biodiversity, which led us to identify a number of priority basins for further action in Mexico, Indonesia, South Africa, Bangladesh and Uzbekistan. Read more on our water stewardship programs on pages 99 to 103+ To assess fresh water quality impacts, we used the following indicators: 1. Fertiliser use data collected by our tobacco supply chain and SBTN’s sustainable nutrient concentration at the basin level (using McDowell's model for water quality). 2. START‡ (Amphibians) and threatened fresh water species. As a result of our assessment we found only 2% of directly- contracted farms using fertilisers to be located in water basins requiring fertiliser-related GHG emissions reductions plans. Read more on our approach to reducing fertiliser-related emissions on page 90+ Mitigation actions for priority locations‡ We are taking targeted actions in our priority locations‡, focusing both on agricultural and manufacturing sites, aiming to mitigate our nature impacts. Following our 2024 Biodiversity Risk Assessment, Biodiversity Management Plans (BMPs) were implemented in 100% of farms in scope in 2025. These plans cover topics on site preparation, planting native species, and site maintenance. For all manufacturing sites under our own operations, a new Biodiversity Operating Guide was rolled out at the start of 2025. Our priority locations‡ have been using this guide to create their own Biodiversity Management plans, outlining site-specific assessments and relevant actions. For example, our priority location‡ in Brazil has piloted ecosystem health monitoring. For our priority water basins, water resilience underpins the long- term security of our tobacco supply. We support farmers to reduce the impact of growing tobacco in water-stressed regions with targeted actions, which are discussed below. Having achieved our current 2025 water target for our own operations, we are broadening our focus to achieve 100% of prioritised water-stressed agricultural basins have water stewardship programmes in place by 2030 in our tobacco supply chain and water positive in our own operations by 2030. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information TCFD and TNFD Disclosures Continued 148 Notes: 1. Definition of sensitive locations by TNFD: tnfd.global/assessment-guidance/locate- assessment-tools 2. Risk assessment conducted based on 2023 supplier footprint. 3. Assessment conducted based on 2023 footprint for own operations footprint. 4. Hogeboom hydrological model: sciencebasedtargetsnetwork.org/companies/take-action/ set-targets/freshwater-targets/quantity-and-quality/hydrological-model-selection Tobacco supply chain Buffer Applied: 5 km around each farm (2023 farmer base) Priority Criteria: <500 m from Protected Areas or World Heritage Sites Within Key Biodiversity Areas or Alliance for Zero Extinction STAR‡ score > 10 Key Metric: 3,483 farms identified (3.9% of total farmer base) Non‑tobacco supply chain Buffer Applied: 10 km around each pulp and paper processing location Priority Criteria: Same as above and for those sites with greatest STAR‡ score against the pulp and paper assessed sites Key Metrics: 40 pulp and paper processing locations analysed2 ~15 supplier sites identified across 10+ countries Own operations Buffer Applied: 5 km around each site’s geo‑coordinate and area footprint Priority Criteria: <500 m from Protected Areas or Key Biodiversity Areas <5 km from Alliance for Zero Extinction or World Heritage Sites STAR‡ score > 10 Key Metrics: 15 manufacturing sites identified3 3 additional sites were prioritised due to their larger physical size Map 1+ Map 2+ BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 149 Map 1: Geographical map of BAT’s directly contracted farmers identified as priority locations‡ America Asia Europe South East Asia Priority Farms Map 2: Priority locations‡ within own operations and priority location‡ criteria met America Africa Asia Europe South East Asia Areas of biodiversity importance Physical land footprint STAR‡ score STAR‡ score & areas of biodiversity importance Risk Management This section includes disclosures relating to: Identification and assessment of climate- and nature-related impacts, risks, and opportunities L E A P This section outlines how climate- and nature-related IROs are identified, assessed and managed through our established risk management framework and associated processes. In line with the latest available standards, we updated our DMA^ and reviewed our IROs, to validate their relevance and accuracy. We mapped our value chain components (upstream, own operations and downstream), which served as a basis to identify, assess and validate a list of IROs. The financial and environmental considerations from previous TCFD and TNFD analysis, including the LEAP framework and the ENCORE‡ database (2018)1 , informed our IRO scoring methodology, seeking to maintain consistency in the evaluation of IROs. Read more on our latest Double Materiality Assessment on pages 70 to 75 and LEAP on page 152+ Our DMA confirmed that climate, nature and circularity IROs are material for our business and defined the scope of our TCFD and TNFD reporting, including our climate-related scenario analysis and TNFD-aligned nature assessment. For this reporting cycle, no environmental positive impacts or opportunities met the materiality threshold. Nevertheless, through our annual DMA review processes, we continue to monitor, record, and evaluate potential IROs to ensure our assessments remain up to date and responsive to emerging developments. For the identifications of sustainability-related IROs, we prioritised our value chain mapping across BAT’s key business operations, revenue streams, products, and business relationships covering our value chain. This process was supported by multiple internal sources, including the former sustainability risk register (which has been integrated into the Group risk register and was used as a baseline reference), previous Combined Annual and Sustainability Reports, TCFD and TNFD reports, due diligence assessments, stakeholder engagements, and additional desktop research on sector and activity-based risks. The identification of IROs was conducted at a global level. However, we assessed whether any potentially material risks were specific to particular entities, geographies, or business activities. Building on these inputs, our latest DMA^ resulted in the establishment of the IRO register, which consolidates sustainability-related IROs, described and assessed at a granular level. Identified sustainability-related risks are integrated into the Group risk register to ensure consistency and alignment with the Group’s overall risk management processes. The Group’s approach to risk management is structured around the globally recognised Three Lines Model and adapted to BAT’s governance framework. Read more about the three lines of defence on page 167+ Sustainability-related risks and the relationship with our Group risk register Sustainability-related risks identified and assessed through the DMA^ process including climate- and nature-related risks are embedded within the Group risk register by mapping them as relevant drivers or impacts to each appropriate Group risk (e.g. Supply Chain Disruption and Supplies of Leaf & Agri-ingredients). This approach ensures that our Group risks reflect all relevant climate- and nature-related risk factors. The climate change risk included within the Group risk register is an aggregation of multiple physical (acute and chronic) and transition risks identified through the DMA exercise and includes clearly defined mitigation activities, which provides enhanced visibility of the Group’s overall climate-related risk profile to the Group Risk Management Committee. In addition, the Group assesses and manages circularity-related risk as a distinct sustainability-related risk within the Group risk register. Although climate-, nature- and circularity-related risks are interconnected elements of environmental sustainability, the underlying risk drivers, impact pathways, and mitigation approaches differ significantly. As such, the circularity-related risk was assessed separately and addressed qualitatively in our scenario analysis. The way circularity, climate and nature are interconnected, reinforcing one another and acting as a strategic enabler of our Scope 3 decarbonisation pathway is discussed on page 147. Read more about our integrated approach on climate, nature, circularity and communities on page 147+ This separation enables the Group to apply more focused governance, monitoring and mitigation strategies that address the specific commercial, operational and regulatory compliance challenges associated with circularity. It also provides clearer visibility of resource-efficiency and waste-related risks to management and the Group Risk Management Committee. Risk assessment methodology The Group applies a consistent methodology for assessing sustainability-related risks and opportunities. Impact ratings are applied to risks across five levels (Severe, Significant, Moderate, Minor and Insignificant). In financial (quantitative) terms, Severe impact is deemed as in excess of £1bn, Significant £500m-£1bn, Moderate £250m-£500m, Minor £120m-£250m and Insignificant £60m-£120m per annum. Risks below £60m are not included in the Group risk register but are managed and reported at the regional and Direct Reporting Business Unit (DRBU) level. The qualitative impact, such as reputational, operational, safety and legal impacts, is assessed based upon the scale of the detrimental effect of the risk. Similarly, likelihood is assessed using five categories: Remote, Unlikely, Possible, Likely, and Probable. Following the application of these standardised risk assessment procedures, risks are prioritised based on their relative significance to the Group as a whole. The Group risk management framework prescribes that risks are assessed on both an inherent and residual basis. This two-stage assessment allows for a clearer understanding of initial risks in their unmanaged state and the effectiveness of mitigation efforts (managed state). The Group Risk Management Committee oversees these processes and works to maintain ongoing compliance with our ERM methodology. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information TCFD and TNFD Disclosures Continued 150 Note: ^ Although financial materiality has been considered in the development of our Double Materiality Assessment (DMA), our DMA and any conclusions in this document as to the materiality or significance of sustainability matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities.

Risk monitoring methodology Risk data, including assessment information, mitigation status, and risk scores, is collected and recorded within the Group’s risk management system. The system applies an aggregation of risk impact/likelihood scores and provides a standardised risk reporting suite which supports the risk tracking and monitoring process. The Group risk register is reviewed biannually by the Group Risk Management Committee, chaired by the Chief Financial Officer, and subsequently reviewed biannually by the Audit Committee and annually by the Board. In addition, functional, regional and DRBU risk registers (which also capture climate-and-nature-related risk factors) are reviewed on a biannual basis by applicable Leadership Teams and reviewed biannually by the Corporate Audit Committee and Regional Audit Committees, respectively. Risk management process In combination with the risk management processes detailed above, we use standardised risk registers at Group, functional, and DRBU levels to identify, assess, manage, and monitor both financial and non-financial risks, including sustainability-related risks and impacts. This four-step process (see the table below), outlined in the Group’s Risk Management Manual, provides a consistent approach to risk management, facilitating effective understanding, management, recording, monitoring, and communication of risks across the Group. It also integrates sustainability-related risks into the overall risk management framework, seeking to ensure they receive appropriate specialist attention. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 151 Our Risk Management Process Process Climate- and nature-related considerations Identify – Circumstances that would adversely affect the achievement of business objectives are considered, including the failure to capitalise on opportunities. Climate- and nature-related risks and opportunities (including existing and emerging regulatory requirements) are identified through internal stakeholder consultation, desktop research, external consultation, and insights from our climate scenario modelling and climate impact assessments. – Our Climate and Nature Centres of Excellence (CoEs) work with the Group Risk and Sustainability teams to identify potential DIROs, they document potential threats and vulnerabilities that could adversely impact nature or our objectives, informing the Group’s DMA. – For climate-related risks, our climate diagnostic tool is designed to identify potential climate-related physical hazard ‘hotspots’ (both acute and chronic) and analyse evolving patterns and trends under various climate scenarios (1.5, 2, and 3-4˚C global warming) projected for 2030 and 2050. The tool provides valuable insights into potential climate- related vulnerabilities across our operations and value chain, helping to inform our understanding of potential physical risk exposure and resilience needs. – For Nature, in order to estimate land occupancy across our own operations and tobacco supply chain, we use the geolocation data, and BECS‡ to understand the condition of the land occupancy. To estimate the overall impact on biodiversity from our non-tobacco supply chain, we use an LCA-based approach. Internal procurement data, including annual spend, and volume per sector and country, which is then fed into an external database, called EXIOBASE1, from TNFD’s catalogue. This enables us to estimate the environmental impacts associated with our resource consumption. Assess – The potential size, scope and duration of climate- and nature-related risks are assessed in the same manner as other Group risks in line with our standardised risk management practices. – Risks are prioritised at five levels based on their impact (Severe, Significant, Moderate, Minor and Insignificant) and likelihood (Remote, Unlikely, Possible, Likely and Probable) as defined in our Group Risk Management Manual. – Risks are scored based on their impact and likelihood ratings and captured within associated risk matrices. Manage – Mitigation measures for both climate and nature are devised and assigned ownership along with implementation timelines, agreed by relevant Risk Managers and Leadership Teams who develop processes, standards, and policies, which are adopted by sustainability teams globally for local implementation. – Decisions on how to manage the risks (including how to mitigate, transfer, accept or control risks) are based on a variety of considerations, including risk score, the ability to influence or control the risk, and cost and effectiveness of mitigation. Monitor – Ongoing monitoring and reporting of climate- and nature-related risks is enabled through our risk management framework. – Risk mitigation activities are monitored by Risk Managers to help ensure actions remain relevant and effective, and that information captured remains accurate and up to date. – The effectiveness of mitigation activities and outstanding actions are tracked and reviewed by Leadership Teams and at various Risk Committees. Note: 1. EXIOBASE: a global, multi-regional input–output (MRIO) database available at: www.exiobase.eu/index.php Using the LEAP framework TNFD recommends using the Locate, Evaluate, Assess and Prepare (LEAP framework) to identify and manage nature-related issues. The LEAP framework is designed to develop a clear understanding of how nature affects business operations and how business activities, in turn, affect ecosystems, supporting decision-making and transparent sustainability reporting. While we did not explicitly follow the process of TNFD’s LEAP framework due to the LEAP framework being published after we had initiated our nature-related assessment, similar principles have informed our actions. For instance, our initial Biodiversity Risk Assessments (2022) focused on identifying and assessing impacts in our tobacco supply chain. We are currently drawing on the LEAP process to further enhance our existing assessments. Below, in line with the LEAP framework, we explain how we have begun to locate our interfaces with nature, evaluated our dependencies and impacts on nature, and assessed our nature-related risks and opportunities. Activities such as raw material sourcing, tobacco farming, and water withdrawals for agricultural activities and manufacturing can negatively impact the environment. That is why using an approach informed by the TNFD LEAP framework, we identified our key interfaces with nature, assessed our dependencies and impacts, and used these insights to determine both impact materiality (drawing on the ‘Evaluate’ phase) and financial materiality (drawing on the ‘Assess’ phase). These assessments informed the outcomes of our Double Materiality Analysis^. Read more about our DMA and the identification of IROs on pages 70 to 75+ Due to the data differences between supply chain components, we sought to understand the nature-related IROs and dependencies associated with each value chain component using approaches best suited to the available data. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information TCFD and TNFD Disclosures Continued 152 Our LEAP framework Locate Evaluate Assess Prepare L E A P Enables organisations to filter and prioritise potential nature- related dependencies, impacts, risks and opportunities. Enables organisations to develop an understanding of their potentially material dependencies and impacts on nature. Enables organisations to understand which nature-related risks and opportunities are material and should be disclosed. Enables organisations to decide on their response and disclosure to the material^ nature- related interactions identified in the LEAP approach. Guided by: – Span of the business model and value chain – Dependency and impact screening – Interface with nature We conducted location- specific land footprint analyses (BECS)‡, biodiversity risk assessments (BRiSK) in order to identify priority locations‡ as well as sectoral screening of economic activities (ENCORE‡) to identify priority activities. Guided by: – Identification of environmental assets, ecosystem services and impact drivers – Identification of dependencies and impacts We used ENCORE‡ to identify possible dependencies and related pathways. We applied the BECS‡ framework for impacts in our own operations and a Life Cycle Assessment (LCA) approach for our tobacco and non-tobacco supply chain. Guided by: – Identification of risks and opportunities – Existing risk mitigation and management – Risk and opportunity prioritisation – Determination of financial materiality We assessed our impact and financial materiality through our DMA^, supported by the findings of our LEAP assessment, and conducted climate scenario modelling as part of our TCFD disclosure. Guided by: – Strategy and resource allocation – Target setting and performance management – Reporting of nature- related disclosures We track and report our nature-related commitments annually. As we define our material nature-related DIROs, we will continue to assess our approach to managing them, updating them as appropriate. Key L Locate E Evaluate A Assess P Prepare Note: ^ Although financial materiality has been considered in the development of our Double Materiality Assessment (DMA), our DMA and any conclusions in this document as to the materiality or significance of sustainability matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities. Read more about our nature-related mitigation actions on pages 94 to 103 + Our interface with nature According to the Intergovernmental Science-Policy Platform on Biodiversity and Ecosystem Service (ISPPBES)1, the five main drivers of biodiversity loss globally are: As land use and land use change due to agriculture have been recognised as the primary driver of biodiversity loss globally, we conducted BECS‡ and LCA assessments to understand possible land use footprint impacts within our supply chain. As part of our assessments, we highlighted the locations in the map below, where our own operations and supply chain interacts with nature on a global scope. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 153 Resource use/ replenishment Pollution Land/sea- use or change Climate change Invasive species Notes: 1. ISPPBES' models of drivers of biodiversity and ecosystem change: www.ipbes.net/models-drivers-biodiversity-ecosystem-change 2. The assessment is conducted in the highlighted countries within BAT’s own operations and supply chain locations, and does not cover the entire highlighted area. Where our own operations and supply chain interacts with nature Our own operations, tobacco, and pulp and paper supply chain interacts with nature on a global scale. We highlight the locations considered as part of our nature-related assessment2 in the map below. Where our own operations and supply chain interact with nature Overview of results from BECS‡ and LCA assessments We applied the BECS‡ framework to identify impacts in our own Operations and a Life Cycle Assessment (LCA) approach for our tobacco and non-tobacco supply chain. Here is an overview of the results: 1. For our tobacco supply chain, we assess the land occupancy footprint every three years, with our most recent assessment conducted in 2024 using BECS‡. This assessment outlines the amount of land used for tobacco cultivation and the estimated impacts, using a biodiversity indicator called ‘Mean Species Abundance Hectares (MSA.ha)‡ ’ – which compares the abundance of species in a given area to their abundance in their natural, undisturbed ecosystem. Table 1 below shows the amount of land used for tobacco cultivation by our directly-contracted and third-party tobacco suppliers. The countries with the largest land used for tobacco cultivation are Brazil, Bangladesh, Pakistan, India and the U.S. 2. For non-tobacco supply chain, highlighted in graph 1 below, we estimated impacts on nature through a 2023 LCA-based assessment using EXIOBASE1 expressed in a biodiversity metric called ‘species.years’ which allows us to compare the magnitude of different pressures in a common unit. The analysis found that land use is the primary impact driver for biodiversity loss, accounting for 74% of estimated impacts, followed by climate change at 18%, with pulp and paper representing around 70% of the total non- tobacco supply chain footprint. These results, along with the impact drivers, informed our DMA^ process, which led to the identification of the material nature-related impacts. L E A P BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information TCFD and TNFD Disclosures Continued 154 Table 1: Direct and Third-Party Tobacco Suppliers’ estimated land occupancy footprint Area (ha) of land used for production Estimated area impacted (MSA.ha) Direct Suppliers 128,000 115,000 Third-Party Suppliers 49,500 44,000 Total 177,500 159,000 Graph 1: Estimated annual impacts on biodiversity per pressure and procurement category expressed as species.year Notes: 1. This approach estimates the extent and severity of impacts by feeding BAT’s estimated annual spend or volumes purchased per sector and country into EXIOBASE, which translates resource extractions and emissions into environmental impact scores using LCA conversion factors. ^ Although financial materiality has been considered in the development of our Double Materiality Assessment (DMA), our DMA and any conclusions in this document as to the materiality or significance of sustainability matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities. Water Consumption Pollution Climate Change Land Use 0 10 20 30 40 50 60 70 A B C A Direct supplier B Indirect supplier C Purchased New Categories3% 5% 17% 74% Species.year

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3. For our own operations, we estimated the land occupancy footprint as 1,073.5 MSA.ha.‡ based on our BECS‡ analysis.

L E A P

The extent of physical land occupied by our manufacturing sites was estimated at 1,130 ha. Our top 10 sites, set out in graph 2 below, in the U.S., Brazil, Chile, South Africa, Türkiye, Indonesia, Venezuela and Nigeria represent 69% of the total physical land occupied by our manufacturing sites.

Read more about our **nature-related mitigation actions for our own operations and supply chains** on **page 94** to **103**

Graph 2: Top 10 manufacturing sites by physical land footprint


Manufacturing sites
Nigeria Ibadan
2%
Venezuela Valencia
2%
Indonesia Malang
3%
Türkiye Samsun
5%
South Africa Heidelberg
6%
U.S. Clarksville
7%
Chile Casablanca
7%
Brazil Uberlandia
8%
Brazil Santa Cruz
10%
U.S. Tobaccoville
19%


0
5
10
15
20
% of physical land occupied

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TCFD and TNFD Disclosures Continued

Metrics and targets

Climate

This section includes disclosures relating to:

TCFD

In this section we disclose our metrics and targets relevant to climate- and nature-related risks and opportunities where such information is material.

Target-setting, monitoring and validating process

As our 2025 targets reached maturity, we have established new 2030 targets informed by our DMA^ and refined sustainability strategy. The target-setting process was overseen by the Group Sustainability Team and informed by internal and external stakeholder feedback, ensuring an appropriate level of ambition and the ability to accurately measure and report progress. The process included internal reviews by senior management and formal approval by our Board.

+ For further details on **our 2030 targets** read **page 67**

In line with the Paris agreement, we have set near-term 2030 1.5°C-aligned, absolute reduction targets* that accommodate Net Zero GHG criteria-and definitions, supported by a range of commitments across energy, waste, water and biodiversity. The Science Based Targets initiative (SBTi) has verified our commitment to reach Net Zero GHG emissions across the value chain by 2050 and approved our near- and long-term science-based GHG emissions reduction targets.

Since 2020, we have achieved a 21% reduction in our Scope 1, 2 and 3 emissions. This milestone has empowered us to set a Scope 1 and 2 target beyond our current Science Based Targets initiative (SBTi) target.

+ For more details on **our year-on-year performance**, refer to the Climate section on **pages 84** to **93**

Remuneration

In 2025, a climate-related performance metric was introduced into the Group's Short-Term Incentive Plan, linking compensation of Executive Directors and wider employees with the decarbonisation of our operations. This metric represents 10% of the Short-Term Incentive component of the compensation and considers Scope 1 and Scope 2 GHG emissions reductions from our 2020 baseline.

+ For further details, refer to the **Annual Statement on Remuneration** on **page 230**

Our Director, Operations, a Management Board member, oversees the delivery of climate-related targets within our sustainability agenda. Key targets are publicly communicated and linked to performance evaluation and remuneration. Environmental objectives, including GHG emissions and energy reduction, form part of the Director's performance assessment alongside other factors. Eligibility for an annual bonus under the Group's International Executive Incentive Scheme depends on meeting these objectives. For example, by year-end 2025, we achieved a 46.6% reduction in Scope 1 and 2 GHG emissions versus the 2020 baseline, exceeding the Short-term incentive (STI) target. This contributed to the Directors' bonus payout for 2025, reinforcing accountability for sustainability outcomes.

+ For further information on **our yearly performance**, refer to **pages 84** to **93**

Our Climate-related metrics and targets

BAT's Net Zero by 2050 target is supported by the following:

Current near-term (by 2030):

50% absolute reduction in Scope 1 and 2 GHG emissions (versus 2020 baseline)[1]

30.3% absolute reduction in Scope 3 Forest, Land and Agriculture (FLAG) emissions (versus 2020 baseline)[1]

42% absolute reduction in Scope 3 industrial (non-FLAG) emissions (versus 2020 baseline)[1]

Long-term (by 2050):

90% absolute reduction in Scope 1, 2 and 3 GHG emissions (versus 2020 baseline)[1]

72% absolute reduction in Scope 3 FLAG GHG emissions (versus 2020 baseline)[1]

Notes:

* These targets were derived using an Absolute Contraction Approach.

^ For the DMA footnote please refer to the DMA section on page 72.

1. Compared to a 2020 baseline. Our near-term 2030 science-based targets comprise a 50% reduction in Scope 1 and 2 GHG emissions. We have set an updated corporate target of 60% reduction in Scope 1 and 2 GHG emissions reflecting our ambition to go beyond our current Science-Based Target. The Scope 3 industrial (non-FLAG) GHG emissions target includes purchased goods and services, upstream transportation and distribution, use of sold products, and end-of-life treatment of sold products. The Scope 3 FLAG GHG emissions target includes FLAG emissions and removals. Combined, these targets comprised 77% of Scope 3 emissions in 2020. Due to the complexity of consolidating Scope 3 data from our suppliers and value chain, we report Scope 3 data one year behind other metrics. Refer to the BAT 'Reporting Criteria' for our full methodology: bat.com/reporting.

Updated 2030 targets

We remain committed to enhancing efficiency, strengthening resilience, while delivering cost savings and adapting to market dynamics such as local grid electrification and shifting stakeholder expectations.

60%
absolute reduction in Scope 1 and 2 GHG emissions (versus 2020 baseline)[1]
UPDATED TARGET

30.3%
reduction in Scope 3 (Forest, Land and Agriculture) FLAG emissions (versus 2020 baseline)[1]
UNCHANGED TARGET

42%
reduction in Scope 3 industrial (non-FLAG) emissions (versus 2020 baseline)[1]
UNCHANGED TARGET

>50%
of energy used in own operations to be from low-carbon sources
UPDATED TARGET

156

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Understanding different GHG emissions-related terminology

Net Zero GHG emissions: This means reducing GHG emissions to as close to zero as possible, with any remaining emissions re-absorbed from the atmosphere, by, for example, oceans and forests.

Setting corporate Net Zero targets means: (a) reducing Scope 1, 2 and 3 emissions to zero or a residual level consistent with reaching Net Zero emissions at the global or sector level in 1.5°C scenarios or sector pathways and (b) neutralising any residual emissions by the Net Zero target date and continuing to neutralise any GHG emissions released into the atmosphere thereafter.

Near-term science-based target: GHG reduction targets in line with what the latest climate science deems necessary to limit warming to 1.5°C above pre-industrial levels to be achieved within a 5-10 year time frame from the date of submission to the SBTi.

Long-term science-based target: GHG reduction targets in line with what the latest climate science deems is necessary to reach Net Zero at the global or sector level in 1.5°C pathways before 2050.

Key

1 2 3 **Scope 1, 2 and 3 emissions are indicated across our value chain below**

Upstream

- 3 Waste generated in operations
- 3 Commuting
- 3 Business travel
- 3 Purchased goods and services
- 3 Purchased tobacco leaf
- 3 Capital goods
- 3 Fuel and energy
- 3 Transport and distribution

Own operations

- 1 BAT vehicles
- 1 BAT facilities
- 2 Purchased electricity, steam, heating & cooling for own use

Downstream

- 3 Transport and distribution
- 3 Investments
- 3 Franchises
- 3 End-of-life treatment of sold products
- 3 Use of sold products

What are FLAG emissions?

FLAG emissions are GHG emissions from activities in the forest, land, and agriculture (FLAG) sector. They include a wide range of emissions from activities that occur on-farm and upstream, such as the manufacture of fertilisers. According to the SBTi, they account for almost a quarter of global emissions.

Since mid-2023, SBTi have required companies to account for their land-based emissions and set separate FLAG targets if relevant to their activities. BAT submitted its Scope 3 FLAG emissions reduction target to the SBTi in February 2025, and this has been formally approved.



Land Use Change | **Land Management** | **Carbon Removals** | **Carbon Storage**

157

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TCFD and TNFD Disclosures Continued

BAT's 1.5°C-aligned Emissions Pathway

How we will reduce Scope 1 and 2 emissions[1]:

1. Site-specific decarbonisation roadmaps including optimisation of processes and investment in energy-efficiency projects
2. Renewable energy sourcing through power purchase agreements and on-site renewable energy generation
3. Roll-out of electric and hybrid vehicles in our fleet

How we will reduce Scope 3 emissions[1]:

1. Implementing regenerative agriculture practices
2. Embedding eco-design principles into New Category products
3. Working with direct and indirect suppliers to reduce their emissions

Key

A Actual Scope 1 and 2 emissions	D Projected Scope 1 and 2 emissions
B Actual Scope 3 non-FLAG emissions	E Projected Scope 3 non-FLAG emissions
C Actual Scope 3 FLAG emissions	F Projected Scope 3 FLAG emissions


Actual Emissions
Projected Emissions
Emissions (mn tCO_2e)
0
1
2
3
4
5
6
A
B
C
D
E
F
2020
'21
'22
'23
'24
'26
'28
2030
'32
'34
'36
'38
'40
'42
'44
'46
'48
2050

Note:
1. Compared to a 2020 baseline. Our current near-term 2030 science-based targets comprise a 50% reduction in Scope 1 and 2 GHG emissions. We have set an updated corporate target of 60% reduction in Scope 1 and 2 GHG emissions, reflecting our ambition to go beyond our current Science-Based Target. The Scope 3 industrial (non-FLAG) GHG emissions target includes purchased goods and services, upstream transportation and distribution, use of sold products, and end-of-life treatment of sold products. The Scope 3 FLAG GHG emissions target includes FLAG emissions and removals. Combined, these targets comprised 77% of Scope 3 emissions in 2020. Due to the complexity of consolidating Scope 3 data from our suppliers and value chain, we report Scope 3 data one year behind other metrics. Refer to the BAT 'Reporting Criteria' for our full methodology: bat.com/reporting.

158

2025 GHG emissions performance Our combined Scope 1 and 2 (market-based) GHG emissions have decreased year on year. In 2025, we reduced our Scope 1 and 2 GHG emissions by 7.0% compared to 2024 (46.6% versus our 2020 baseline). Scope 1 GHG emissions decreased by 6.4% compared to 2024 (35.2% versus our 2020 baseline). The reduction was driven by energy efficiency activities, a decrease in production output, and an increase in the use of renewable fuels. Scope 2 GHG emissions decreased by 8.9% compared to 2024 (66.2% versus the 2020 baseline). The reduction was driven by energy efficiency activities and an increase in onsite renewable electricity generation, mostly from solar technologies. While our targets cover Scope 2 market-based emissions, we also measure and report Scope 2 location-based emissions as per the GHG Protocol Scope 2 Guidance. Scope 2 location-based emissions decreased by 9.8% compared to 2024 (29.9% versus the 2020 baseline). Our total Scope 3 GHG emissions decreased by 12.6% compared to 2023 (18.6% versus the 2020 baseline). This was driven by supplier decarbonisation actions reflected in primary data collected through our supplier enablement programme, reduction of purchased direct materials weight as well as emissions intensity reduction in key purchased services categories. Carbon offset credits are not included in the Group’s GHG emissions calculations and do not form part of the Low Carbon Transition Plan. However, in certain sites, offset credits were purchased to support local PAS 2060 certifications. These credits were retired in 2025 in accordance with the requirements of PAS 2060 certification bodies. This retirement was procedural. We do not have any ongoing carbon neutrality initiatives. To support transparency and stakeholder confidence, we have a selected list of sustainability metrics that are subject to limited assurance by a third party. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 159 Notes: 2. In 2025, UK-based activities included 2,737 tonnes of Scope 1 CO2e emissions (2024: 2,180) and 17.50 tonnes of our Scope 2 CO2e emissions (2024: 1.13). Scope 1 and 2 CO2e emissions intensity (tonnes per £m revenue) is 11.3 (2024: 12.0; 2023: 13.3). Scope 1 and 2 emissions intensity has been adjusted to 12.0 from 11.5. The previously published metrics for 2024 had been calculated using revenue at constant rate rather than revenue at current rate. There is no effect on the 2023 metric which was calculated using revenue at current rate. Scope 1 direct greenhouse gas (GHG) fugitive emissions result from the direct release to the atmosphere of GHG compounds from various types of equipment and processes. 3. Fugitive GHG emissions comprise a sub-category of Scope 1 direct GHG emissions and result from the direct release of GHG compounds from various types of equipment and processes to the atmosphere. Our 2020 Total Scope 1 CO2e GHG emissions do not include fugitive emissions as we are unable to calculate this data. 4. Due to the target boundary, the FLAG / Non-FLAG GHG emissions values in this table will not reconcile with Scope 3 target reporting. 5. n/a 6. The table is comprised of 2020 baseline data and the most recent performance values. 2025 BAT Group Greenhouse Gas Emissions Total Emissions (Thousand Tonnes CO2e) Emission Source 20255 20245 2023 2022 20206 Total Scope 1 CO2e2,3♦ 222 237 299 329 342 Total Scope 2 CO2e Market-based2♦ 67 74 95 113 199 Total Scope 2 CO2e Location-based♦ 293 325 342 356 418 Total Scope 3 CO2e1♦ N/A 4,789 5,479 6,155 5,882 Total Scope 3 Industrial (Non-FLAG) emissions4♦ N/A 4,291 4,997 5,534 5,306 Total Scope 3 FLAG emissions4♦ N/A 498 481 621 576 Category 1: Purchased Goods and Services (Total)♦ N/A 3,038 3,563 4,088 3,953 Category 1: Purchased Goods♦ N/A 1,392 1,768 1,981 1,970 Category 1: Purchased Services♦ N/A 992 1,117 1,212 1,091 Category 1: Purchased Tobacco Leaf♦ N/A 654 678 895 892 Category 2: Capital Goods♦ N/A 57 81 140 172 Category 3: Fuel and Energy Related Emissions♦ N/A 152 176 179 164 Category 4: Upstream Transportation and Distribution♦ N/A 324 308 377 348 Category 5: Waste Generated in Operations♦ N/A 2 3 5 9 Category 6: Business Travel♦ N/A 89 87 33 18 Category 7: Employee Commuting♦ N/A 59 62 71 67 Category 9: Downstream Transportation and Distribution♦ N/A 16 16 19 21 Category 11: Use of Sold Products♦ N/A 240 225 252 209 Category 12: End-of-Life Treatment of Sold Products♦ N/A 119 142 161 231 Category 14: Franchises♦ N/A 0 1 1 5 Category 15: Investments♦ N/A 694 815 828 685 Total Scope 3 Biogenic emissions♦ N/A 1,671 1,580 1,780 2,494 Total Category 1 Biogenic emissions♦ N/A 1,199 1,090 1,263 1,947 Total Category 11 Biogenic emissions♦ N/A 465 491 517 547 ISSB Industry-based metrics BAT reports in reference with the Sustainable Accounting Standards Board (SASB) framework for both the Tobacco and Agricultural Production Standards, focusing on the metrics we deem relevant and applicable to our business context. The SASB framework helps businesses identify, manage and report on financial aspects of sustainability consistently and transparently. Relevant for our preparation for future reporting under ISSB’s IFRS S2 is SASB’s Agricultural Production Standard that covers industry-based metrics and activity-based metrics. We currently disclose our performance against most of these metrics, as shown in the table below. SASB Metrics Disclosure Coverage This report 2025 Data Book Industry-based metrics Greenhouse gas emissions p. 84-93 p. 11 Energy management p. 89 p. 13 Water management p. 99-100 p. 20-21 Ingredient sourcing p. 98-100 p. 17-20, p. 70 Activity metrics Number of processing facilities p. 290-291 p. 70 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information TCFD and TNFD Disclosures Continued 160 New and updated 2030 targets As our 2025 Nature targets reach maturity, we have set 2030 targets. These build on our progress, address deforestation and water-based impacts, and promote the adoption of regenerative agriculture practices. Read more about our 2030 Nature targets on page 103+ Current 2025 targets: Deforestation and Conversion Free tobacco supply chain1 Deforestation Free pulp and paper supply chain Forest Positive in our tobacco supply chain 35% reduction in water withdrawn (versus 2017 baseline) 100% operation sites Alliance for Water Stewardship (AWS)‡ certified For further information on the key metrics we prioritise to measure, track and disclose our performance on nature-related material topics, refer to pages 94 to 103 + DEFORESTATION FREE across our primary deforestation-linked commodities3 Our Nature metrics and targets Notes: 1. Our ambitions and targets cover all tobacco we purchase for our products (‘tobacco supply chain’), which is used in our combustibles, Traditional Oral and Heated Products. Our metrics, however, derive data from our annual Thrive assessment, which includes our directly contracted farmers and those of our third-party suppliers, which represented over 94% of the tobacco we purchased by volume in 2025 (‘Thrive Supply Chain’). 2. Water Positive means BAT would return more water to the environment through restoration, replenishment and regeneration projects than it withdraws for its own operations. 3. In scope commodities (currently pulp and paper, tobacco, curing wood) are assessed for deforestation. 100% of prioritised water- stressed agricultural basins with water stewardship programmes 65% of directly-contracted arable land adopting regenerative agriculture practices NEW TARGETNEW TARGET NEW TARGETUPDATED TARGET WATER POSITIVE in our own operations2 Our 2025 SASB report can be found in our 2025 Sustainability Performance Data Book ä The following section provides a selection of TNFD’s core global dependency and impact metrics for own operations, tobacco supply chain and non-tobacco supply chain. The reporting methodology for these metrics is outlined on page 163. The table on this page shows the Group’s disclosure indicators for: – Land/fresh water/ocean-use change, – Resource use/replenishment; and – The state of nature. The table demonstrates the connection of these indicators with relevant metrics for our own operations, tobacco supply chain, and non-tobacco supply chain. These metrics are chosen for their relevance to our IRO and dependencies assessment process, and business strategy and targets. The areas highlighted in grey within the above table represent the own operations, tobacco supply chain, and non-tobacco supply chain metrics that were not included in our report due to data availability or applicability. Water recycling-related metrics are not included in our TNFD- related disclosures, as water withdrawal is considered a more accurate and decision-useful indicator of our impact on water. These metrics are used by the organisation to assess and manage material nature-related risks and opportunities in line with the strategy and risk management process. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 161 Note: 4. Own operations metric is based on 2022 data and tobacco supply chain metric is based on 2023 data. Our disclosures against TNFD’s core global dependency and impact metrics for own operations, tobacco supply chain and non-tobacco supply chain Category Indicator Metric Own operations Tobacco supply chain Non-tobacco supply chain Land/ fresh water/ ocean- use change Total spatial footprint Estimated total surface area4 1,190 ha 177,500 ha Extent of land/fresh water/ ocean ecosystem conserved or restored Total surface area of forests planted and verified for conservation and Forest Positive 170.92 ha Wastewater discharged Total volume of water discharged 1.17 mn m3 Volume of water discharged into fresh water 0.14 mn m3 Volume of water discharged into brackish surface water/seawater 0.0022 mn m3 Volume of water discharged into groundwater 0.014 mn m3 Volume of water discharged into third-party destinations 1.01 mn m3 Resource use/ replenishment Water withdrawal and consumption from areas of water stress Total water withdrawn 2.56 mn m3 Total water withdrawn from Water Stress areas 0.91 mn m3 Quantity of high-risk natural commodities sourced from land/ ocean/ fresh water % of wood used in Thrive Supply Chain‡ with deforestation and conversion free (DCF) status 99.99% % of wood used by our directly contracted farmers for tobacco curing to be from sustainable wood sources 100% % of pulp and paper materials sourced with low risk of deforestation 100% State of nature Ecosystem condition Estimated land occupancy footprint4 1,073.5 MSA.ha 159,000 MSA.ha Climate reporting methodology This section includes disclosures relating to: Reporting methodology for CO2e emissions We use the World Business Council for Sustainable Development (WBCSD) Greenhouse Gas (GHG) Protocol Corporate Standard to guide our reporting of Carbon Dioxide equivalent (CO2e) emissions. In addition, we use supporting standards including: – GHG Protocol Scope 2 Guidance, 2015; and – GHG Protocol Corporate Value Chain (Scope 3) Standard, 2011. Where we have operational control, we include emissions from energy use, Dry Ice Expanded Tobacco (DIET) production processes as well as fugitive emissions and process emissions from onsite wastewater and waste treatment in our CO2e emissions reporting. While we account for the contribution of all 7 GHG gases, carbon dioxide (CO2), methane (CH4), nitrous oxide (N2O), hydrofluorocarbons (HFCs), perfluorocarbons (PFCs), sulphur hexafluoride (SF6) and nitrogen trifluoride (NF3), we do not disclose the breakdown of CO2e data on an individual GHG basis. Scope 2 market-based data is collected from invoices, internal metering and in some instances via the Building Management System (BMS). Scope 2 market-based CO2e emissions are calculated from supplier-specific emissions factors. To ensure reported market-based CO2e emissions meet the ‘Good quality criteria’ as per GHG Protocol Scope 2 Guidance, we specify market- based factors only when these are supported by contractual instruments. Regarding the procurement of electricity and renewable energy, we take information from unbundled energy attribute certificates such as International Renewable Energy (I- RECs), Guarantees of Origin (GoOs), etc., or use green electricity products from an energy supplier (supported by energy attribute certificates) or supply under Power Purchase Agreements. Whenever supplier-specific market-based factors are not available, Scope 2 CO2e emissions are calculated using the European Association of Issuing Bodies (AIB) residual mix factors 2024 (published in 2025), where available. If not, International Energy Agency (IEA) 2025 country specific emissions factors are used for the calculation. Location-based Scope 2 CO2e emissions are calculated using IEA 2025 country specific emissions factors. Emissions reporting baseline Currently, we use a 2020 baseline year for emissions reporting, which has a total of 6,422,791 tCO2e split as follows: Scope 1: 342,034 tCO2e Scope 2: 198,830 tCO2e market-based (417,572 tCO2e location-based) Scope 3: 5,881,927 tCO2e Data collection and validation BAT uses a Global Reporting System to collect the following data from more than 190 Group reporting units in 85 countries. BAT’s Scope 3 GHG emissions reporting process aligns with the GHG Protocol Corporate Value Chain (Scope 3) Accounting1 and Reporting Standard. Data is collected by internal stakeholders and converted to CO₂e using emission factors from recognised databases and product-specific Life Cycle Assessments. Our methodology is continuously refined by increasing the use of supplier-provided primary data, transitioning from industry averages to company-specific figures, and improving assumptions and estimates to enhance accuracy. For more information see Simplified Scope 3 Methodology document on bat.com/investors-and-reporting/reporting ä A full breakdown of our GHG emissions is presented on page 159. Reporting methodology for energy Energy consumption is reported in line with GRI 302, Energy, 2016, Disclosure 302-1, Energy consumption within the organisation. This includes energy use resulting from: – Activities for which the Group is responsible including energy from the combustion of fuel at our facilities and in fleet vehicles and energy generated at our facilities using non-fuel technology, e.g. solar; – Purchased electricity, steam and hot water by BAT for use at our facilities and fleet vehicles. Energy consumption is calculated from raw data of fuel, electricity, hot water and steam consumption submitted by reporting units across the Group in the EHS Reporting Tool. The data used in the calculations are the same as for Scope 1 and 2 CO2e emissions. Our energy metrics While details of the principal measures taken for the purpose of increasing energy efficiency across the Group are available on pages 87 to 89, our energy consumption performance is outlined as follows: BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information TCFD and TNFD Disclosures Continued 162 Notes: 1. Available at: www.ghgprotocol.org/corporate-standard 2. Energy consumption intensity (GWh per £ million of revenue): 2025: 0.08, 2024: 0.08, 2023: 0.08. 2025 energy consumption performance 2025 MkWh 2024 MkWh 2023 MkWh Energy consumption2 from activities for which the Group is responsible 1,113 1,135 1,292 – from UK-based activities 10 10 10 Energy consumption resulting from the purchase of energy by the Group for its own use 839 861 890 – from UK-based activities 13 13 13

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Nature reporting methodology

This section includes disclosures relating to:

TNFD

Biodiversity and ecosystems

% of wood used in Thrive Supply Chain‡ with deforestation and conversion free (DCF) status

KPI Definition: As stated in the Biodiversity Operational Standard on Tobacco Farming, we follow the AFI (accountability-framework.org) definitions of deforestation and conversion as well as the CDP Forest Guiding Criteria and the Proforest Guidance for Deforestation and Conversion Free (DCF) report. We combine different levels of evidence and deforestation/conversion monitoring methods to trace and classify wood as DCF (with a cut-off date of 31 December 2020). Wood should be traceable to at least sub-national jurisdiction level and should be from: Sources certified under an acceptable scheme, e.g. FSC Chain of custody, ISCC EU or Roundtable on Sustainable Biomaterials (RSB); Wood production forests monitored for deforestation and conversion or authorised natural managed forests with management plans; and A sourcing area classified as low risk for deforestation and conversion based on geospatial and/or local risk assessments conducted by third parties.

Methodology: This is an indicator reported via our Thrive system, covering over 94% of the tobacco purchased in 2025 and includes on the ground assessments for wood traceability, volume and the type of wood.

% of pulp and paper materials sourced with low risk of deforestation

KPI Definition: Relates to proportion of volumes (in tonnes) of pulp and paper products sourced, covering primary and secondary packaging, fine papers and cellulose acetate tow. We apply a materiality threshold, resulting in at least 95% of total pulp and paper volumes sourced being in scope of our assessment.

Methodology: In line with the AFi, volumes are assessed as deforestation free (Deforestation Free/DF) when the suppliers of those volumes can demonstrate that the base material is sourced with low risk of deforestation (with a cut-off date of 31 December 2020). Low risk means the volume is either i) certified through chain of custody scheme providing full assurance, ii) sourced from a supplier that has achieved an 'A/A-' rating in their CDP Forest disclosure for timber and 100% of volume was disclosed as DF, iii) traceable to a low-risk sourcing area, or iv) traceable to a high-risk sourcing area with production units monitored as DF.

% of sources of wood used by our directly contracted farmers for curing fuels that are from sustainable sources

KPI Definition: Sustainable wood sources are defined as: wood resources harvested in such a way that does not cause deforestation of natural ecosystems. This may include wood sourced from existing tree plantations or managed natural forest, identified invasive exotic species that have not been planted and timber by-products, such as sawdust, branches and twigs.

Methodology: The data collected is based on 100% (which is around 91,000) of the directly contracted farmers monitored in the Group's own Leaf Operations, of which 62% make use of wood for curing. The percentage reported represents sustainable wood used by those farmers. This data excludes farmers that our third-party suppliers source from. The Field Technician is responsible for the data collection from the farmer in each farm visit. The Field team analyse and approve the data or reopen the questions for discussion with the farmers. After that, the data is reported in Thrive and made available to the Global Leaf Sustainability team.

Forest Positive

KPI Definition: The conservation / reforestation programme is considered Forest Positive when: The area is at least 0.5 ha; Selection of species is mainly aimed at maximising biodiversity with native species; Where applicable to the ecosystem selected, the trees planted should be able to reach 5m height and the canopy should be bigger than 10% of the planted area; The planted area must be monitored at least one year after the planting date to verify survival rate of the site and the number of trees that survived since planting. The planting of production forests for wood, fibre, bioenergy and non-timber products like fruits, herbs and honey do not fall under forests for conservation.

Water

Water withdrawn

KPI Definition: We use the GRI 303: Water and Effluents 2018 Standard[3] to guide our water withdrawn definition and methodology. Water withdrawn includes all water drawn from surface water, including harvested rainwater, groundwater, seawater, or a third party water for any use within our own operations. Water is used in manufacturing processes, utilities, and for social and horticultural purposes, provided these activities are confined to our company premises. Water withdrawn does not include irrigation in agriculture, e.g. in leaf growing.

Methodology: Water withdrawn data is collected via the Global reporting system. Sites collect data for water withdrawn based on invoices from suppliers and internal metering, which at major sites is performed in real time via building management systems (BMS). Where metering is unavailable, certain sites such as small offices, use estimates based on area occupied or headcount. Our 2017 baseline figure for water withdrawn is 5.20 million cubic meters.

Water discharge

KPI Definition: We use the GRI 303: Water and Effluents 2018 Standard to guide our water discharge definition. Water discharge includes effluents, used water, and unused water released to surface water, groundwater, seawater, or a third party. Water can be released into the receiving waterbody either at a defined discharge point or dispersed over land in an undefined manner or transported in tanks provided these activities are confined to our company premises. It does not include irrigation in agriculture, e.g. in leaf growing.

Methodology: The data for water discharge with breakdown by destination (third party, fresh water, brackish water, and groundwater) is collected via the Global reporting system. Sites collect data for water discharges based on internal metering or invoices from services suppliers. In the absence of metering, estimates are applied based on water withdrawn volumes and typical water consumption of equipment and processes.

% of operations sites AWS certified

KPI Definition: AWS certification refers to independent certification against the Alliance for Water Stewardship (AWS)‡ Standard 2.0. All certified BAT operating sites have successfully completed the five steps of the AWS‡ standard guidance: Familiarisation with the AWS‡ standard. Register in the AWS‡ standard system. Registering with AWS‡ . Implement the AWS‡ standard. Work with Water Stewardship Assurance Services to complete the certification process, including an on-site audit. Sites are considered certified when they can present an AWS‡ Certificate valid at the end of the reporting period, either via the AWS‡ Website or via PDF Copy.

Technician verifies the wood quantity and species and/or evidence given by the farmer, including documents (as invoices or any other paper forms), verifies the existence of forest plantation on-farm, measures the wood pile as applicable and performs a visual check. Once the data is collected in the field, the relevant Operations

Methodology: % of AWS‡ certified operations sites is calculated as number of operations sites that hold AWS‡ certificate divided by total number of operations sites, which excludes three sites that have been granted exemption due to local circumstances.

Note:
3. Available at: www.globalreporting.org/standards

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Risks at a Glance

The Principal Risks that may affect the Group are set out on the following pages.



Angela Iannetta
Group Head of Risk & Insurance

"In an environment defined by rapid change and interconnected challenges, effective risk management is not just about mitigating threats – it is about enabling resilience and creating opportunities for sustainable growth."

Our approach to risk

Principal Risks are those that have the potential to most impact the achievement of the Group's strategic objectives. These are significant risks that could affect the Group's long-term financial performance, reputation, or delivery of sustainability targets.

The Group has identified risks and is actively monitoring and mitigating these risks. This section focuses on those risks that the Directors believe to be the Principal Risks to the Group. Not all of these risks are within the control of the Group and other risks besides those listed may affect the Group's performance. Some risks may be unknown at present. Other risks, currently regarded as less material, could become more material in the future. Clear accountability is attached to each risk through the risk owner.

Each Principal Risk is assessed against the Group's defined risk appetite, which is set by strategic objectives. The Board monitors appetite through regular reporting from the Audit Committee and Group Risk Management Committee.

The risks listed in this section and the activities being undertaken to manage them should be considered in the context of the Group's internal control framework. This process is described in the section on risk management and internal control in the Audit Committee Report from page 206 and is further supported by the principles and processes set out in the Group Risk Management Manual.

Each risk is considered in the context of the Group's strategy and business model, as set out in this Strategic Report beginning on page 2 and page 12 respectively. On the following pages is a summary of each Principal Risk, its potential impact and management by the Group.

+ Read more on **Principal Risks** from **page 168**

Mapping Principal Risks to Strategic Pillars

1. Competition from illicit trade
2. Geopolitical tensions
3. Tobacco, New Categories and other regulation interrupts growth strategy
4. Supply chain disruption
5. Litigation and external investigations
6. Significant increases or structural changes in tobacco, nicotine and New Categories related taxes
7. Inability to develop, commercialise and deliver the New Categories strategy
8. Disputed taxes, interest and penalties
9. Injury, illness or death in the workplace
10. Solvency and liquidity
11. Foreign exchange rates exposures
12. Climate Change
13. Circularity
14. Digital & Cyber

Risk Trend

↑ Increasing ↓ Decreasing

⇄ No Change ⊕ New

+ These do not encompass all risks associated with our business and are not presented in order of priority. Read more on **Principal Risks** on **page 168**



Residual Risk Score
Low
Medium
High
Very high
Dynamic Business
Quality Growth
Sustainable Future
QG
SF
DB

166

In addition to Principal Risks, the Group actively monitors emerging risks through structured horizon scanning and biannual reviews by the Group Risk Management Committee. Emerging risks, such as those arising from regulatory changes, geopolitical volatility, or technological disruption, are escalated to the Audit Committee and Main Board where appropriate, and considered in the context of the Group’s long-term viability and resilience. A summary of all the risk factors (including the Principal Risks) which are monitored by the Board through the Group’s risk register, with an expanded description of each risk factor, including additional context, detailed drivers and potential impacts, is set out from page 4 of BAT’s Form 20-F for the year ended 31 December 2025, which can be accessed via the SEC’s EDGAR database and on BAT’s website at www.bat.com/investors-and-reporting/ reporting. Assessment of Group Principal Risks During the year, the Directors carried out a robust assessment of the Principal Risks, uncertainties and emerging risks facing the Group, including those that could impact its reputation or delivery of its strategic objectives, business model, future performance, solvency or liquidity. Leading in Sustainability is a core component and key building block of our corporate strategy and sustainability risk factors are embedded across the Group's risks in accordance with the management of these risks within the Group. + Read more about our approach to risk management on page 150 All Group risks are reviewed biannually by the Audit Committee and annually by the Board. During the period, the risk related to "Litigation" was renamed "Litigation and external investigations", the risk related to "Circular economy" was renamed "Circularity" and the risk related to “Cybersecurity” was renamed “Digital & Cyber”, reflecting the nature of the risk. There were no changes to the underlying risks. The viability statement on page 176 provides a broader assessment of long-term solvency and liquidity. The Directors considered a number of factors that may affect the resilience of the Group. Except for the risk “Injury, illness or death in the workplace” which is not considered to be sufficiently material to impact the Group's overall viability assessment, the Directors also assessed the potential impact of the Principal Risks that may impact the Group’s viability. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 167 Three lines of defence The Group’s approach to risk management is structured around the globally recognised Three Lines of Defence model and adapted to BAT’s governance framework. This model ensures robust identification, assessment, and mitigation of Principal Risks across all levels of the Group, supporting effective governance and the achievement of strategic objectives. Management and Operational Functions Management and operational teams are responsible for identifying, assessing, and managing risks as part of their day-to- day activities. Risk Management, Compliance, and Oversight Functions Risk management and controls functions provide oversight, guidance, and support to the first line. They develop and implement global policies, monitor risk exposures, and coordinate responses to principal and emerging risks. Internal Audit Internal Audit, reporting directly to the Audit Committee and the Main Board, provides independent and objective assurance on the adequacy and effectiveness of risk management and internal controls. Risks Competition from illicit trade Increased competition from illicit trade and illegal products – either local duty evaded, smuggled, counterfeits, or non-regulatory compliant, including products diverted from one country to another. Time frame Strategic impact Stakeholders Viability Statement Risk Trend Yes No Increasing No change Short-/medium-/ long-term Quality Growth/ Sustainable Future/ Dynamic Business Consumers/Customers/ Our People/Investors/ Society/Suppliers Decreasing New Impact Mitigation activities across all categories Illicit trade often leads to more restrictions and regulations imposed on the legitimate industry, including sales restrictions, overly burdensome track and trace systems and display packaging bans. This is often based on the erroneous assertion that the legitimate industry makes up the bulk of illicit trade in tobacco products. Erosion of goodwill, with lower volumes and/or increased operational costs (e.g. track and trace costs) and reduced profits. Reduced ability to take price increases. Investment in trade marketing and distribution is undermined and the product is commoditised. Illicit products (including New Categories) could harm consumers, damaging goodwill, and/or the category (with lower volumes and reduced profits), potentially leading to misplaced claims against BAT, further regulation and a failure to deliver the corporate harm reduction objective. Breach of legislation, criminal offences, contract breaches, and allegations of facilitating smuggling may result in fines, penalties, seizure payments, and reputational damage, including negative perceptions of our governance. Existence of illicit trade reduces our ability to reduce the health impact of our business, it undermines policies of governments with respect to underage tobacco users and creates bases for inappropriate regulation. Dedicated Anti-Illicit Trade (AIT) teams operating at regional and country levels and internal cross-functional levels; compliance procedures, toolkit and best practice shared. Active engagement with key external stakeholders, including international governmental and non-governmental organisations to highlight illicit trade challenges and build alignment around policy solutions. Cross-industry and multi-sector cooperation on a range of AIT issues. Regional AIT strategy supported by a research programme to further the understanding of the size and scope of the matter. As illicit e-commerce becomes a larger threat to the business, the Group determines the scale of illicit online sales to highlight the threat to authorities and to enable them to take direct action against websites selling illicit products. AIT engagement teams (including a dedicated analytical laboratory and a forensic and compliance team) work with enforcement agencies as appropriate. Enhanced intelligence databases and targeted enforcement actions in priority markets are in place. Geopolitical tensions Geopolitical tensions, civil unrest, economic policy changes, as well as shifts in the structure and policies of major trading blocs, global health crises, terrorism and organised crime have the potential to disrupt the Group’s business in multiple markets. Time frame Strategic impact Stakeholders Viability Statement Risk Trend Yes No Increasing No change Short-/medium-/ long-term Quality Growth/ Sustainable Future/ Dynamic Business Consumers/Customers/ Our People/Investors/ Society/Suppliers Decreasing New Impact Mitigation activities across all categories Potential injury or loss of life, loss of assets and disruption to supply chains and normal business processes. This applies to both internal and outsourced activities. Increased costs due to more complex supply chain and security arrangements and/or the cost of building new facilities or maintaining inefficient facilities. Lower volumes as a result of not being able to trade in a country. Higher taxes or other costs of doing business as a foreign company or the loss of assets as a result of nationalisation. Disruptions or changes in trading bloc membership, trade agreements, or the imposition of new trade barriers may restrict market access, increase tariffs, or require costly supply chain reconfiguration, impacting profitability and long-term strategic plans. Reputational damage, including negative perceptions of our governance and protection of our people and our sustainability credentials. Disruption to the supply chain impacts our ability to reduce the health impact of our business. Physical and procedural security controls are in place, and regularly reviewed in accordance with our security risk management process, for all field force and supply chain operations, with an emphasis on the protection of Group employees. Globally integrated sourcing strategy and contingency sourcing arrangements are in place. Security risk modelling, including external risk assessments, monitoring of geopolitical and economic policy developments worldwide, including ongoing monitoring of trading blocs developments and trade policy changes. Insurance coverage and business continuity planning, including scenario planning and testing, and risk awareness training. Geopolitical assessment and monitoring by the Group Security Centre of Excellence and regions inform the business continuity management organisation plans and responses to geopolitical risks, including readiness of crisis management teams at all levels. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Group Principal Risks 168 Tobacco, New Categories and other regulation interrupts growth strategy The enactment of, proposals for, or rumours of, regulation that significantly impairs the Group’s ability to communicate, differentiate, innovate, market or launch its products, and/or the lack of appropriate regulation for New Categories. Time frame Strategic impact Stakeholders Viability Statement Risk Trend Yes No Increasing No change Short-/medium-/ long-term Quality Growth/ Sustainable Future/ Dynamic Business Consumers/Customers/ Our People/Investors/ Society/Suppliers Decreasing New Impact Mitigation activities across all categories A lack of acceptance or rejection of Tobacco Harm Reduction as a tobacco control policy could prevent a balanced regulatory framework for New Categories. Restricted ability to sell and communicate New Categories could lead to failure of the harm reduction objective and loss of confidence in the Group’s sustainability performance. Lack of appropriate regulation and its enforcement or disproportionate regulations for New Categories, such as questionable regulatory classifications or total bans, that may not be science-based and/or risk-proportionate, may impact our opportunity for quality growth and affect our ability to develop and market a pipeline of new products. Reduced ability to make scientific claims, compete in future product categories and make new market entries. Inappropriate regulation may also increase the volume of illicit trade activity. Erosion of brand value through commoditisation and the inability to launch innovations may negatively affect our ability to generate value growth. Regulation with respect to bans or severe restrictions on menthol flavours, product design and features and nicotine levels may adversely impact individual brand portfolios. Reduced consumer acceptability of new product specifications, leading to consumers seeking alternatives in illegal markets or irresponsible operators exploiting regulatory loopholes. Shocks to share price on rumours of, or the announcement or enactment of, restrictive regulation (e.g. sales ban to future generations). Failure to deliver appropriate and proportionately costed Extended Producer Responsibility (EPR) schemes. Establishment of governance forums, the objectives of which are to review the execution of the Group's regulatory, corporate, and science strategies, monitor the regulatory and science landscape, prioritise key regulatory and science initiatives and resource allocation. Cross-functional alignment between Corporate & Regulatory Affairs, Legal, Marketing, Finance, Sustainability, Investor Relations, Operations, and Research & Science to support regulatory objectives and Ready for Regulation (R4R). Actionable insights and foresights are developed through horizon planning to anticipate regulatory changes. Engagement and alignment across the Group to drive a balanced global policy framework for combustible and Smokeless products. Stakeholder mapping and prioritisation, developing robust compelling advocacy materials (with supporting evidence and data) and regulatory engagement programmes. Regulatory risk assessment of marketing plans to ensure decisions are informed by an understanding of the potential regulatory environments. Advocating the application of integrated regulatory proposals to governments and public health regulators and practitioners based on the harm reduction potential of New Categories. Encourage dialogue with stakeholders across the wider scientific and regulatory ecosystem in relation to tobacco and nicotine products through Omni™. Development of an integrated regulatory strategy that spans conventional combustibles and New Categories. Training and capability programmes for end markets to upskill Corporate and Regulatory Affairs managers on combustible and New Categories regulatory engagement, including product knowledge. Direct access to online portal providing latest position and advocacy material for end market engagement on combustibles and New Categories. Working to define a sustainable EPR model and markets negotiating to implement effective EPR schemes. Please refer to the to the description of the tobacco and nicotine regulatory regimes under which the Group’s businesses operate set out on page 24 and page 25 + BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 169 Risks continued Supply chain disruption Disruption to the global supply chain that may impact our ability to manufacture products or supply our consumers. Time frame Strategic impact Stakeholders Viability Statement Risk Trend Yes No Increasing No change Short-/medium-/ long-term Quality Growth/ Sustainable Future/ Dynamic Business Consumers/Customers/ Our People/Investors/ Society/Suppliers Decreasing New Impact Mitigation activities across all categories Disruption to the global supply chain may impact all aspects of our business and impede our ability to manufacture products and supply our consumers. Disruption to supply chain can lead to manufacturing delays, volume shortfalls and inability to supply markets, increased replacement or/and rebuild costs consequently leading to reduced profit and reputational damage. This may affect our ability to reinvest in New Categories and deliver our Tobacco Harm Reduction commitment. Loss of one or more key facilities or suppliers may cause loss of life and injuries. It may also lead to societal dislocation resulting in population migration and loss of key skills. Our supply chain could be negatively impacted by events arising from, but not limited to, natural disasters, man-made accidents, cyber incidents. Group-wide business continuity plans (BCP) and contingency sourcing plans (CSP) in compliance with the new business continuity management standard, are in place. All factory CSPs are regularly updated, reviewed and desktop simulations conducted to ensure compliance with the Group’s policy. Coverage targets and waivers for contingency sourcing plans are monitored and updated regularly. BCPs and disaster recovery plans for logistics providers are in place. Unrest and evacuation plans are in place. Existence of insurance cover for Property Damage and Business Interruption. Appropriate technical and organisational cyber security measures are in place. Litigation and external investigations Product liability, regulatory or other significant cases (including investigations or class action litigations) may be lost or settled resulting in a material loss or other consequence. Time frame Strategic impact Stakeholders Viability Statement Risk Trend Yes No Increasing No change Short-/medium-/ long-term Quality Growth/ Sustainable Future/ Dynamic Business Consumers/Customers/ Our People/Investors/ Society/Suppliers Decreasing New Impact Mitigation activities across all categories Damages and fines, negative impact on reputation (including sustainability credentials), disruption and loss of focus on the business. Consolidated results of operations, cash flows and financial position could be materially affected by an unfavourable outcome or settlement of pending or future litigation, criminal prosecution or other contentious action, or by the costs associated with bringing proceedings or defending claims. Inability to sell products as a result of an injunction arising out of a patent infringement action against the Group may restrict growth plans and competitiveness. Potential share price impact, reduction in financing opportunities and investor base. Sustainability-related litigation could also result in a reduction in the investor base due to sustainability-related concerns. Consistent litigation and patent management strategy across the Group. Expertise and legal talent maintained both within the Group and external partners, including for New Categories and sustainability-related matters. Ongoing monitoring of key legislative and case law developments related to our business. Delivery with Integrity compliance programme. Litigation strategy developed in relation to key regulatory issues. Central management of strategic litigation impacting key regulatory processes. Developing expert analysis on efficacy of various regulatory proposals. Please refer to note 31 on page 334 in the Notes on the Accounts for details of contingent liabilities applicable to the Group+ BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Group Principal Risks Continued 170

Significant increases or structural changes in tobacco, nicotine and New Categories related taxes The Group is exposed to unexpected and/or significant increases or structural changes in tobacco, nicotine and New Categories related taxes in top markets. Time frame Strategic impact Stakeholders Viability Statement Risk Trend Yes No Increasing No change Short-/medium-/ long-term Quality Growth/ Sustainable Future/ Dynamic Business Consumers/Customers/ Our People/Investors/ Society/Suppliers Decreasing New Impact Mitigation activities across all categories Excise-driven price increases can stretch affordability, drive downtrading or purchases of products from illicit sources, reduce legitimate industry volumes, alter sales mix, erode portfolio, and impact profit/share. Reduced sales volume and/or portfolio erosion leading to inability to invest in, develop, commercialise and deliver New Category products. Excise creditor days significantly reduced, creating large negative cash impacts and increasing ongoing net financing costs. Excise increases are generally passed to consumers, but significant increases may be partially absorbed, leading to lower profitability. A disproportionate tax, which would be passed on to the consumer, could discourage consumer switching from FMC to reduced-risk products*†. Formal pricing and excise strategies, including revenue growth management using a data science-led approach, with annual risk assessments and contingency plans across all products. Pricing, excise and trade margin committees in markets, with global support. Engagement with relevant local and international authorities where appropriate, in particular in relation to the increased risk to excise revenues from higher illicit trade. Portfolio reviews to ensure appropriate balance and coverage across price segments. Monitoring of economic indicators, government revenues and the political situation. Inability to develop, commercialise and deliver the New Categories strategy Failure to build scientific credibility, maintain regulatory compliance, and execute profitable and responsible marketing practices for New Categories, resulting in inability to scale, achieve harm reduction objectives, and deliver sustainable growth. Time frame Strategic impact Stakeholders Viability Statement Risk Trend Yes No Increasing No change Short-/medium-/ long-term Quality Growth/ Sustainable Future/ Dynamic Business Consumers/Customers/ Our People/Investors/ Society/Suppliers Decreasing New Impact Mitigation activities across all categories Inability to continue to deliver Group financial results in line with shareholder and analyst expectations resulting in an adverse external perception of the Group’s strategy and reputation. Potentially missed opportunities, unrecoverable costs and/or erosion of brand, with lower volumes and reduced profits. Rapidly evolving regulatory environments, inconsistent market practices, and insufficient legal oversight of marketing activities may lead to litigation, regulatory investigations, reputational damage, and loss of consumer trust, undermining Group’s harm reduction objectives and sustainability credibility. Reputational damage and recall costs may arise in the event of defective product design or manufacture. Loss of market share due to non-compliance of product portfolio with regulatory requirements or inability to engage on our science, leading to a negative shift in sentiment and confidence in Group products. Inability to convince regulators and policymakers regarding the weight of scientific evidence assessment underpinning the harm reduction potential of New Categories products which could result in failure to deliver our corporate purpose of Building a Smokeless World. Focus on product stewardship to ensure high-quality standards across the portfolio. Brand Expression, which sets out how our brand expresses itself (including through its logo, name, product, packaging, etc.) deployed to lead End Markets via activation workshops and best practices shared. Marketing compliance is ensured through legal review of initiatives, cross-functional oversight, deployment of the responsible marketing framework, and global training for employees and partners to uphold responsible marketing standards. Implementation of commercial models and pricing strategies across New Categories products, with profitability as a core objective. To support strategic prioritisation and efficient resource deployment, structured frameworks and guiding principles are defined to optimise investment decisions and spending. Accelerating digital and consumer analytics along with data management platforms for enhanced methodologies, insight generation and line of sight across the Group. Scientific research adherence to internationally recognised standards ISO 9001 and laboratories accredited to ISO 17025 for key methods. Internal and external communications about BAT's science through publications and engagement, such as the Omni™. Quality assurance reviews undertaken with key science suppliers to ensure appropriate standards in place. Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 171 Risks continued Disputed taxes, interest and penalties The Group may face significant financial penalties, including the payment of interest, in the event of an unfavourable ruling by a tax authority in a disputed area. Time frame Strategic impact Stakeholders Viability Statement Risk Trend Yes No Increasing No change Short-/medium-/ long-term Quality Growth/ Sustainable Future/ Dynamic Business Consumers/Customers/ Our People/Investors/ Society/Suppliers Decreasing New Impact Mitigation activities across all categories Significant fines and potential legal penalties. Disruption and loss of focus on the business due to diversion of management time. Impact on liquidity, cash flow, profit and dividend. Disruption in production or distribution may occur due to license withdrawal or litigation. Damage to reputation from non-compliance or high-profile disputes, including civil or criminal prosecution. High costs associated with prolonged litigation and regulatory penalties. End Market tax committees, excise duty controls and self- assessment conducted. Internal tax function provides dedicated advice and guidance, and external advice sought where needed. Engagement with tax authorities at Group, regional and individual market level. Processes in place for managing tax audits incorporated under Global Operating Model (GOM). Injury, illness or death in the workplace The risk of injury, death or ill health to employees and those who work with the business is a fundamental concern of the Group and can have a significant effect on our operations. Time frame Strategic impact Stakeholders Viability Statement Risk Trend Yes No Increasing No change Short-/medium-/ long-term Quality Growth/ Sustainable Future/ Dynamic Business Consumers/Customers/ Our People/Investors/ Society/Suppliers Decreasing New Impact Mitigation activities across all categories Serious injuries, ill health, disability or loss of life suffered by employees and the people who work with the Group. Exposure to civil and criminal liability and the risk of prosecution from enforcement bodies and the cost of associated legal costs, fines and/or penalties. Interruption of Group operations if issues are not remedied promptly. High staff turnover or difficulty recruiting employees and sustainability ratings affected if perceived to have a poor Environment, Health and Safety (EHS) record. Reputational damage to the Group and negative impact on our sustainability credentials. Risk control systems in place to help ensure equipment and infrastructure are provided and maintained. EHS strategy aims to ensure that employees at all levels receive appropriate EHS training and information. Exploration and deployment of leading technology solutions and a behavioural-based safety programme to drive operational safety performance, and promotion of a Group culture that brings us closer to zero accidents. Analysis of incidents undertaken regionally and globally by a dedicated team to identify increasing incident trends or high potential risks that require coordinated action. Global monthly Health & Safety (H&S) Committee established, formed by senior members from the H&S and Operations Sustainability leadership team. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Group Principal Risks Continued 172 Solvency and liquidity Liquidity (access to cash and sources of finance) is essential to maintaining the Group as a going concern in the short-term (liquidity) and medium-term (solvency). Time frame Strategic impact Stakeholders Viability Statement Risk Trend Yes No Increasing No change Short-/medium-/ long-term Quality Growth/ Sustainable Future/ Dynamic Business Consumers/Customers/ Our People/Investors/ Society/Suppliers Decreasing New Impact Mitigation activities across all categories Inability to access the Group’s cash resources and to fund the business under the current capital structure resulting in missed strategic opportunities or inability to respond to threats. Decline in our creditworthiness and increased funding costs for the Group. Requirement to issue equity or seek new sources of capital. Reputational risk of failure to manage the financial risk profile of the business, resulting in an erosion of shareholder value reflected in an underperforming share price. Inability to mitigate accounting and economic exposures. Economic loss as a result of devaluation/revaluation of assets (including cash) valued or held in local currency, and additional costs as a result of paying premiums to obtain hard currency. Failure to appropriately engage with investors’ and lenders’ sustainability criteria and concerns may impact BAT’s counterparty availability, credit ratings and access to funding, or may result in an increase in the cost of funding. Exposure to the cannabis sector may lead to regulatory and legal risk, reputation and compliance issues restricting bank and/or investor access. Group policies include a set of financing principles and key performance indicators, including the monitoring of credit ratings, interest cover, solvency and liquidity with regular reporting to the Corporate Finance Committee and the Board. Controls in place to ensure full compliance with sanctions regimes. Plans implemented to manage the risk in key geographies. The Group targets an average centrally managed debt maturity of at least five years with no more than 20% of centrally managed debt maturing in a single rolling year. At 31 December 2025, the Group had access to a £5 billion revolving credit facility which remained undrawn. In November 2025, the Group refinanced its existing £5.2 billion facility at the reduced amount of £5.0 billion, comprising (i) a £2.5 billion 364-day tranche with two one-year extension options and one-year term out option and (ii) a £2.5 billion five-year tranche with two one-year extension options. Liquidity pooling structures are in place to ensure that there is maximum mobilisation of cash liquidity within the Group. Going concern and viability support papers are presented to the Board on a regular basis. Continued review of UK money laundering legislation and cannabis policy with financial partners. Foreign exchange rates exposures The Group faces translational and transactional foreign exchange (FX) rate exposure for earnings/cash flows from its global businesses. Time frame Strategic impact Stakeholders Viability Statement Risk Trend Yes No Increasing No change Short-/medium-/ long-term Quality Growth/ Sustainable Future/ Dynamic Business Consumers/Customers/ Our People/Investors/ Society/Suppliers Decreasing New Impact Mitigation activities across all categories Fluctuations in FX rates of key currencies against sterling introduce volatility in reported earnings per share (EPS), cash flow and the balance sheet driven by translation into sterling of our financial results and these exposures are not normally hedged. The dividend may be impacted if the payout ratio is not adjusted. Differences in translation between earnings and net debt may affect key ratios used by credit rating agencies. Volatility and/or increased costs in our business, due to transactional FX, may adversely impact financial performance. While translational FX exposure is not hedged, its impact is identified in results presentations and financial disclosures; earnings are restated at constant rates for comparability. Debt and interest are matched to assets and cash flows to mitigate volatility where possible and economic to do so. Hedging strategy for transactional FX is defined in the treasury policy, a global policy approved by the Board. Illiquid currencies of many markets where hedging is either not possible or uneconomic are reviewed on a regular basis. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 173 Risks continued Climate Change Direct and indirect adverse impacts associated with climate change (both physical and transition). Time frame Strategic impact Stakeholders Viability Statement Risk Trend Yes No Increasing No change Short-/medium-/ long-term Quality Growth/ Sustainable Future/ Dynamic Business Consumers/Customers/Our People/Investors/Society/ Suppliers Decreasing New Impact Mitigation activities across all categories Physical risks to agricultural, manufacturing, operational and logistic processes may lead to reduced production, delays, volume shortfalls, disruption of energy supply (and other utilities), costs of reinstatement and business interruption. Extreme temperatures and weather events could be harmful for employees, creating health and safety risks, and affect factories’ productivity. Volatility in supply volume associated with climate change (including crop yield, loss of biodiversity or disruption to manufacturing or freight routes) may result in reduced revenue, increased cost of “last minute” sourcing of services necessary for the operation of the Group’s business across its value chain. Evolving climate regulation could result in increased costs of compliance and in punitive actions or loss of market access for failure to comply. Poor agency ratings associated with climate change risk, performance, mitigation, or adaptation could lead to reduced access to capital, increased cost of capital or impact the share price. The Group has clear internal ownership and accountability for sustainability issues. Regular updates to the Board and Management Board facilitate effective management of material sustainability issues. Monitoring of climate change-related governmental policy and regulations enables action plans to be implemented. The Group has established an enhanced climate diagnosis tool to enable assessment of physical risks, including additional climate hazard analysis, leaf growing areas, site resiliency data and formulation of necessary actions. Business continuity management plans are in place to mitigate supply chain disruptions resulting from weather events. Measures taken in tobacco supply chain to mitigate climate change-related risks such as Carbon Smart Farming and Farmer Sustainability Management System. Circularity Unsustainable global demand for finite resources, combined with increasing regulatory, stakeholder and consumer pressure to reduce product and packaging waste, may impact the delivery of a viable circular business model, leading to increased costs, regulatory non-compliance, reduced market access, reputational harm, and lower consumer demand. Time frame Strategic impact Stakeholders Viability Statement Risk Trend Yes No Increasing No change Short-/medium-/ long-term Quality Growth/ Sustainable Future/ Dynamic Business Consumers/Customers/Our People/Investors/Society/ Suppliers Decreasing New Impact Mitigation activities across all categories Evolving regulations and stricter requirements (on product design, product composition, transparency, unsustainable materials or extended producer responsibility) could result in increased costs of compliance, punitive actions against the Group, loss of revenue or inability to sell products in the key markets. Reduction of market share and revenue, due to consumers having a reduced or negative perception of BAT and its products in comparison to its competitors, or of specific products/product categories overall. Inadequate product generated waste management (e.g., lack of collection, recovery or recycling) may cause damage to Group’s reputation and brand value and increase waste management costs. Inability to source, design and manufacture products that require sustainable materials (including critical minerals) or materials that are affected by availability, increased costs, duties or tariffs. Life Cycle Assessment is used in the development and approval processes for new products to assess and improve their circularity. Corporate strategy drives innovations and initiatives in circularity across all product categories. Programs launched to enhance sourcing of sustainable materials, and circularity of products and packaging. Optimise circular economy alignment across the value chain by designing for the reuse and recycling of end-of-life products and increasing the use of recycled and environmentally preferable materials. Periodic review of current and evolving sustainability policies and regulations to inform the Group’s circular economy strategy. Cross-functional and cross-industry engagement on sustainability topics. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Group Principal Risks Continued 174

Digital & Cyber Inability of the organisation to defend against an intentional or unintentional action that results in loss of confidentiality, availability or integrity of systems and data. Time frame Strategic impact Stakeholders Viability Statement Risk Trend Yes No Increasing No change Short-/medium-/ long-term Quality Growth/ Sustainable Future/ Dynamic Business Consumers/Customers/Our People/Investors/Society/ Suppliers Decreasing New Impact Mitigation activities across all categories A significant cyber event, whether caused by targeted attack (e.g., ransomware, data breach), unintentional action (e.g., misconfiguration, human error), or third-party failure, could result in loss of: – Confidential information: Compromise of strategic plans, product designs, intellectual property, or market expansion initiatives, enabling illicit trade, undermining competitive advantage, and resulting in lost commercial opportunities, future revenue, profitability, and investor confidence. – Business continuity: Widespread operational disruption, including downtime, inefficiencies, or paralysis across markets and operations. Critical processes may halt, supply chain, manufacturing, and customer services may be impacted, and decision-making delayed. – Personal data: Unauthorised disclosure of personal data, exposing BAT to regulatory penalties, legal action, compensation claims, reputational damage, loss of customer trust, and increased scrutiny from regulators. – Digital trust: Damage to the integrity of BAT’s systems or data (unauthorised changes, manipulation, misinformation) can undermine stakeholder confidence, erode customer and partner trust, and reduce market credibility. – Technology-related non-compliance: Failure to comply with digital, data protection, and cybersecurity regulations or contractual obligations could result in regulatory investigations, fines, legal action and operational restrictions. – Third-party technology disruption: Disruption affecting a critical third-party provider could lead to significant operational, security, or data integrity issues, amplifying broader cyber risks, including business disruption, data loss, or regulatory non-compliance. The Group implements physical, technical and administrative safeguards to mitigate risks of a cyber security incident, including security measures, such as defensive technologies, access controls, encryption, authentication, backup and recovery systems, to protect the confidentiality, integrity and availability of systems and networks. Regular training and awareness programmes are provided to Group employees and contractors on cyber security best practices, procedures, and adherence to our SoBC, promote a strong security culture across all levels of the Group. Vendor management processes are in place, including due diligence and contractual obligations, to ensure that third-party service providers adhere to BAT’s cyber security requirements and standards. The Group has business continuity plans to support resilience and a prompt response to any potential or actual cyber security incident and minimise their impact on the business. The Group engages with external assessors, consultants, auditors and other third parties to provide independent assurance, review and recommendations on cyber security matters. Cyber security processes are reviewed and updated on a regular basis to ensure these remain effective and aligned with our business objectives, regulatory obligations and industry standards. The Group’s Security Operations Centre provides continuous monitoring and response to emerging threats, supported by regular penetration testing and incident simulations. Specialised programmes address emerging risks areas, such as operational technology security and AI governance. Strategic investments in cyber security capabilities are guided by annual planning cycles and informed by external benchmarking. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 175 The preparation of the long-term viability statement includes an assessment of the Group’s ability to meet future commitments and liabilities as they fall due. Assessment of Long-Term Viability Strong liquidity and access to facilities The Directors noted that the Group has a strong track record of cash flow delivery and expects to generate in excess of £50 billion of free cash flow before dividends between 2024 and 2030 (inclusive). The Group has net cash and cash equivalents at 31 December 2025 of £3.8 billion (of which £0.3 billion is restricted), and access to a number of facilities (as described in note 26), including: – a syndicated £5.0 billion committed revolving credit facility, that is currently undrawn; – a US$4 billion U.S. commercial paper programme, a £3 billion euro commercial paper programme and short term bilateral facilities (£2.7 billion), all of which were undrawn. The Group continues to maintain investment‑grade credit ratings*, with ratings from Moody's, S&P and Fitch of Baa1 (stable outlook), BBB+ (stable outlook), BBB+ (stable outlook), respectively, and continues to target a solid investment-grade credit rating of Baa1, BBB+ and BBB+. The strength of the ratings has underpinned debt issuance and the Group is confident in its ability to access the debt capital markets. Assessment and scenario planning In making the assessment, the Directors undertook a robust review of the Group’s operational and financial processes (which cover both short-term financial forecasts and capacity plans) and how the Principal Risks (as indicated on pages 166 to 175) may impact the Group’s viability under various scenarios. Notes 23 and 26 in the Notes on the Accounts provide further detail on the Group’s borrowings and management of financial risks. The Directors recognised that multi-year cash flow forecasts are prepared to: – assess impairment (as described in note 12 in the Notes on the Accounts) for a number of the Group’s reporting entities (or cash generating units); and – input into the active capital allocation model, including debt maturity planning. The Group does not have any financial covenants related to its current debt issued or available facilities. In order to assess viability, a base scenario was developed, which assessed the Group’s notional headroom against a theoretical interest cover** of 5.0x, used on a conservative basis that such a financial covenant may be applied in the future. Each scenario then assessed how the earnings of the Group may be affected by the realisation of the risks and then, if necessary, determined how many times more severe that risk must be before the theoretical interest cover was breached. Reverse stress testing A reverse stress test of the impact of the individual Principal Risks was also undertaken as part of the assessment. This did not identify any individual risk, based upon a prudent annual forecast that would, if arising in isolation and without mitigation, impact the Group's viability within the three-year confirmation period. Further, in order for the theoretical interest cover to be breached, profit from operations, excluding the adjusting items, would have to decline by 14.05% per year for the interest cover to fall below 5x after three years. Other considerations – litigation Due to the nature of the Group’s operations, it is subject to inherent uncertainties with regards to litigation, the outcome of which is uncertain in terms of timing or scale and may have a bearing on the Group’s viability. The Group intends to defend all pending cases vigorously, as referred to in note 31 in the Notes on the Accounts ‘Contingent Liabilities and Financial Commitments’. Whilst it is impossible to be certain of the outcome of any particular case, the Group believes that the defences of the Group’s companies to all these various claims are meritorious on both the law and the facts. However, if an adverse judgment is entered against any of the Group’s companies in any case, an appeal will be pursued, the duration of which can be reasonably expected to last for a number of years. Mitigating actions Under the Group’s active capital allocation mechanism (see page 40), the Group intends to pay dividends of 65% of long-term sustainable earnings (2025: £5.2 billion) with other capital expenditure estimated at £750 million. Both may be revised to redirect funds to the settlement of other liabilities, including debt repayment. Conclusion The Board has assessed the prospects and viability of the Group taking into account the current position and Principal Risks, in accordance with provision 31 of the UK Corporate Governance Code 2024. Owing to the inherent uncertainty arising due to ongoing litigation, the period over which the Board considers it possible to form a reasonable expectation as to the Group's longer-term viability is three years, in line with the Group's cash flow forecasting to support debt refinancing plans. Based on this assessment, the Directors have a reasonable expectation that the Group will be able to continue in operation and meet its liabilities as they fall due over the three-year period to 31 December 2028. Notes: * A credit rating is not a recommendation to buy, sell or hold securities. A credit rating may be subject to withdrawal or revision at any time. Each rating should be evaluated separately of any other rating. ** Interest cover is based on adjusted EBITDA to interest expense. These scenarios were: Viability Scenario Planning Operational The Group does not deliver on its financial growth ambitions The implementation of regulations, reduced pricing, increased combustibles volume decline or a slower than expected transformation to New Categories may impact the Group’s ability to deliver growth in profit from operations. To breach the theoretical interest cover, the impact of this scenario would have to be approximately 7.0x worse than a prudent annual forecast (i.e. nil profit growth). Financing The Group is unable to refinance its debts as they fall due or is exposed to higher interest rates The Group has an annual debt maturity profile of approximately £2.4 billion per annum which is less than the annual free cash flow generated – and via the capital allocation model, the Group could prioritise debt payments in the event of capital markets becoming restricted. Further, the Group’s floating to fixed interest rate ratio is 24:76 and is largely insulated from short-term volatility. One-off event The Group experiences supply chain disruption, including climate-risk related disruptions The Group may be exposed to the loss of suppliers or factories, impacting operational performance. The Group has detailed contingency plans in place with insurance mitigating the impact in the short- term. Aggregation of risks Under a set of remote circumstances, the Principal Risks may arise in combination or aggregation. There was no scenario identified, based upon the assumptions applied, that would impact viability within the defined period. The Strategic Report was approved by the Board of Directors on 11 February 2026 and signed on its behalf by Caroline Ferland, Company Secretary. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Viability Statement 176 Dear Shareholder, Over my tenure as Chair, I’ve seen how our strategy translates bold visions into initiatives that ultimately create value and deliver sustainable growth. Whether through our New Categories innovation, expanding the reach of Omni™ or the Fit2Win programme, our strategic DNA is always present and our governance allows us to embrace and deliver transformational change with confidence. Strategic Focus As we continue to transform our business, the Board pays attention to continuing geopolitical volatility, rapid pace of change in the competitive and regulatory landscape and the impact these may have on our strategy. The Board takes time to assess such challenges and opportunities throughout the year, and these were a focus of our strategy sessions in Brazil in October 2025. Disciplined capital allocation is also critical to fulfilling our ambitions. The Board remains focused on our capital allocation framework to deliver cash returns and sustainable value for our shareholders, while continuing to deleverage in line with our guidance. Within this framework, we extended the share buy-back programme for 2025 and subsequently announced an extension of the share buy-back programme for 2026. The Board reviews the effectiveness of our capital allocation framework in light of evolving capital markets and regulatory environments. Stakeholder Engagement Accelerating understanding of Tobacco Harm Reduction (THR) gives momentum to fulfilling our purpose to create a Better Tomorrow™ by Building a Smokeless World. A year on from the launch of Omni™, the Board has overseen its global roll-out to key markets to build awareness of THR across stakeholder groups and to advance the debate on THR acceptance. We also conducted a full programme of investor engagement in 2025, discussing topics at the forefront for investors including U.S. market dynamics, regulatory developments, illicit product enforcement, New Categories growth and Modern Oral acceleration. It has been a pleasure to meet with shareholders during the year and, together with my colleagues on the Board, we look forward to further dialogue with shareholders ahead of our 2026 AGM. You can read more about how we engage with our stakeholders and take their views into account in board discussions and decision- making on pages 190 to 195. Our People, Culture and Embedding Our Values The Board recognises its role in shaping the Group’s culture and overseeing how our values are embedded. We are proactive in supporting our Chief Executive and executive management team to bring our values to life and embedding them across the Group, while developing a future-fit organisation through the Fit2Win programme. Founded on our values, our Standards of Business Conduct (SoBC) reflect our commitment to acting with integrity and delivering business results responsibly. Following the launch of our revised SoBC in April 2025, our Chief Executive introduced our Group-wide awareness campaign emphasising that transforming our business in the right way is our top priority. Our directors travelled to markets and sites during the year to meet our people and hear their perspectives and experiences directly. It was a pleasure to meet with colleagues in Brazil, China, Italy, the UK and the U.S. in 2025 and witness their passion for delivery. You can read more about the Board’s programme of market and site visits on page 186. Board Composition and Efficacy I was delighted to welcome Uta Kemmerich-Keil and Matthew Wright to the Board in 2025. Uta joined the Board in February 2025 and her experience in the consumer goods and pharmaceutical sectors will augment our existing expertise. Matthew joined the Board in November 2025 and his global leadership experience and strong expertise in people and culture will offer valuable insights as we continue to transform our organisation. Murray S. Kessler stepped down from the Board in February 2025. We thank him for his valuable insights to the Board and wish him well in his new endeavours. In August 2025, Soraya Benchikh stepped down from her role as Chief Financial Officer and from the Board. I thank Soraya for her contribution to BAT, having worked in various roles within the Group over many years, and wish her all the best with her future plans. Javed Iqbal, Director, Digital and Information, is currently acting as our Interim Chief Financial Officer until we have completed the executive recruitment process to appoint a permanent successor. An update on our Chair succession process from the Senior Independent Director, Holly Keller Koeppel, is set out on page 202. Holly will step down from the Board at the close of the 2026 AGM, with our thanks for her extensive contributions over her tenure. Karen Guerra will be appointed as Senior Independent Director from the close of the 2026 AGM (subject to re-election). As a Board, we review our effectiveness annually. This year, the evaluation of the Board, its Committees and each Director was externally facilitated to provide an objective opinion on our performance and effectiveness. We have considered the outcomes of the annual review and report on its conclusions on page 200. We consider that the Board continues to function effectively and we have a set of focused actions for 2026 to further enhance our effectiveness. On behalf of the Board, I confirm that we consider that this Annual Report is fair, balanced and understandable, and presents the information necessary to assess the Company’s position, performance, business model and strategy. Luc Jobin Chair BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Chair’s Introduction on Governance 177 Throughout the year ended 31 December 2025, we applied the Principles of the 2024 UK Corporate Governance Code (2024 Code). The Company was compliant with the applicable Provisions of the 2024 Code during the year. Provision 29 of the 2024 Code does not currently apply to the Company as it applies for financial years beginning on or after 1 January 2026. Instead, the Company has complied with Provision 29 of the 2018 UK Corporate Governance Code (2018 Code). The Board considers that this Annual Report and notably this Governance section, provides the information shareholders need to evaluate how we have complied with our obligations under the 2024 Code (and 2018 Code, where applicable). Pages noted on page 178 refer to particular discussion on the application of Principles of the 2024 Code in this Annual Report. The 2024 Code and 2018 Code are available at frc.org.uk. Luc Jobin Chair Our governance allows us to embrace and deliver transformational change with confidence. Board Focus Areas Leadership Composition of our Board and Management Board Board and Management Board biographies on pages 179 to 183 + Strategic focus Board activities and principal decisions Find out more on pages 188 to 196+ Culture and values Monitoring culture and how our values are embedded Find out more on pages 186 to 187+ Engagement with our stakeholders Engaging with shareholders and wider stakeholders Find out more on pages 190 to 195+ Risk management and internal control Oversight of the Group’s risk management and internal control framework Find out more on pages 209 to 211+ Disclosure guidance and transparency rules We comply with the Disclosure Guidance and Transparency Rules requirements for corporate governance statements by virtue of the information included in this section, together with the information contained in the Other Information section Board Composition Including disclosures in accordance with UK Listing Rules Non-Executive / Executive Directors A Chair 1 B Executive Director 1 C Independent Non-Executive Directors 8 Nationality D American 3 E Brazilian 1 F British 2 G Canadian 1 H French 1 I German 1 J Turkish/British 1 Gender balance1 K Male 5 L Female 5 Ethnicity balance1 M Ethnically diverse 3 N White 7 Length of tenure of Non-Executive Directors O 0–3 Years 4 P 4–6 Years 3 Q 7+ Years 2 Note: 1. Reporting in accordance with the UK Listing Rules (refer to page 395). Reference to UK Corporate Governance Code 2024 Board leadership and company purpose Key Pages A. Long-Term Sustainable Success 10 to 15, 18 to 21 B. Purpose, Values and Culture 10, 186 to 187 C. Board Decisions and Outcomes 186 to 189, 196 D. Shareholder and Stakeholder Engagement 16 to 17, 190 to 195 E. Workforce Engagement, Policies, Practices 118, 130 Division of Responsibilities F. Leadership of the Board 177, 197 to 199 G. Board Composition and Division of Responsibilities 177 to 181, 197 H. Role and Commitment of Non-Executive Directors 197 to 198, 203 I. Board Support 198 to 199 Composition, Succession, Evaluation J. Board Appointments, Succession and Diversity 201 to 205 K. Board Skills and Experience 178 to 181, 201 to 204 L. Board Performance Review 199 to 200 Audit, Risk, Internal Control M. Internal and External Audit Functions 211 to 213 N. Fair, Balanced and Understandable Assessment 210, 238 O. Risk Management and Internal Controls 166 to 175, 209 to 211 Remuneration P. Remuneration Policies and Practices 215 to 218, 224 Q. Development of Policy on Remuneration 219, 235 R. Judgement and Discretion 215 to 218 For reference, we prepare a separate voluntary annual compliance report by reference to each applicable Principle and Provision of the 2024 Code, available at bat.com/governance ä BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Chair’s Introduction on Governance Continued 178

Experience Luc was President and Chief Executive Officer of Canadian National Railway Company from July 2016 until March 2018, following his tenure as Executive Vice President and Chief Financial Officer between June 2009 and June 2016. He was Executive Vice President of Power Corporation of Canada, an international financial services company. Prior to this, Luc was Chief Executive Officer of Imperial Tobacco Canada, having previously served as Executive Vice President and Chief Financial Officer. Luc also served as an independent Non-Executive Director of Reynolds American Inc., from 2008 until its acquisition by the Group Skills and contribution to the Board Luc contributes deep financial, regulatory and M&A expertise and business transformation experience to the Board. His extensive knowledge of North American markets and consumer businesses enhances the Board’s strategic perspective External appointments No external appointments Experience Tadeu was appointed Chief Executive in May 2023, having first joined the Main Board as Finance and Transformation Director in August 2019. Tadeu joined the Group in 1992 and joined the Management Board as Director, Business Development in 2014. He subsequently held roles on the Management Board as Regional Director, Western Europe, and Regional Director, Europe and North Africa, and Director, Group Transformation, and Deputy Finance Director Skills and contribution to the Board Tadeu brings to the Board a wealth of strategic leadership, management, and innovation experience drawn from finance and general leadership roles across the Group. His understanding of the business and proven ability to drive transformation position him to lead the Group in delivering our ambition to Build a Smokeless World and create A Better TomorrowTM External appointments No external appointments Attendance at Board meetings in 20251 Attended/Eligible to attend Name Director since Meetings4 Luc Jobin 2017 9/9 Tadeu Marroco3(d) 2019 8/9 Kandy Anand3(a) 2022 8/9 Karen Guerra3(a) 2020 8/9 Holly Keller Koeppel 2017 9/9 Uta Kemmerich-Keil2(a), 3(b) 2025 7/8 Véronique Laury3(c) 2022 7/9 Darrell Thomas3(d) 2020 8/9 Serpil Timuray3(e) 2023 8/9 Matthew Wright2(b), 3(d) 2025 1/2 Soraya Benchikh2(c), 3(g) 2024-2025 3/4 Murray S. Kessler2(d), 3(f) 2023-2025 0/1 Notes: 1. Number of meetings in 2025: The Board held nine meetings in 2025, four of which were ad hoc. An ad hoc meeting was called in May 2025 to review succession planning for the Management Board. Two ad hoc meetings were called in August 2025, the first to consider transition of the role of Chief Financial Officer and the second to review further succession planning for the Management Board and matters relating to the Company’s share buy-back programme. An ad hoc meeting was also called in December 2025 to consider Board Committee composition. 2. Composition: The Board of Directors is shown as at the date of this Annual Report; (a) Uta Kemmerich-Keil joined the Board with effect from 17 February 2025 on her appointment as a Non-Executive Director; (b) Matthew Wright joined the Board with effect from 1 November 2025 on his appointment as a Non-Executive Director; (c) Soraya Benchikh stepped down from the Board with effect from 26 August 2025; (d) Murray S. Kessler stepped down from the Board with effect from 17 February 2025. 3. Attendance at meetings: Due to prior commitments: (a) Kandy Anand and Karen Guerra did not attend the second ad hoc meeting called at short notice in August 2025; (b) Uta Kemmerich-Keil did not attend the scheduled meeting in April 2025; (c) Véronique Laury did not attend the ad hoc meeting called at short notice in May 2025 and the second ad hoc meeting called on short notice in August 2025; (d) Tadeu Marroco, Darrell Thomas and Matthew Wright did not attend the ad hoc meeting called at short notice in December 2025; (e) Serpil Timuray did not attend the first ad hoc meeting called at short notice in August 2025; (f) Murray Kessler did not attend the scheduled meeting in February 2025; (g) Soraya Benchikh did not attend the ad hoc meeting called at short notice in May 2025. The first ad hoc meeting in August 2025 convened to consider transition of the role of Chief Financial Officer was not attended by Soraya Benchikh. 4. Number of meetings in 2026: Five Board meetings are scheduled for 2026, with ad hoc meetings convened as may be required. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Board of Directors As at 11 February 2026 179 Luc Jobin Chair (66) Nationality: Canadian Appointed: Chair since April 2021; Non-Executive Director since July 2017 Tadeu Marroco Chief Executive (59) Nationality: Brazilian Appointed: Chief Executive since May 2023; Director since August 2019 Key A Audit Committee N Nominations Committee R Remuneration Committee Committee Chair * Denotes external listed company appointments Experience Until 2018, Holly was Senior Advisor to Corsair Capital LLC following her tenure as Managing Partner and Co-Head of Infrastructure. Prior to that, she was Co-Head of Citi Infrastructure Investors, and held financial and general leadership roles at Consolidated Natural Gas Company and American Electric Power Company, Inc. (AEP), where she ultimately served as Chief Financial Officer. She previously served as independent Non-Executive Director of Reynolds American Inc., from 2008 until its acquisition by the Group and of Vesuvius plc Skills and contribution to the Board Holly’s extensive international financial management experience across a range of industry sectors enables her to make significant and informed contributions to the Board External appointments – Non-Executive Director and member of the Audit and Risk Committee and the Sustainability Committee of Shell plc* – Non-Executive Director and Chair of the Audit Committee of Flutter Entertainment plc* – Director and Chair of the Financial Audit Committee of AES Corporation* – Director and Governance, HS&E Committee Member of Core Natural Resources, Inc.* Experience Karen has held a range of senior executive roles, including President and Director General of Colgate Palmolive France, and Chair and Managing Director of Colgate Palmolive UK Limited. She previously served as a Non-Executive Director of several leading international companies, including RS Group plc (formerly Electrocomponents p.l.c.), Davide Campari-Milano S.p.A., Paysafe PLC, Inchcape PLC, Samlerhuset BV, Swedish Match AB and Amcor p.l.c. (formerly Amcor Limited) Skills and contribution to the Board Karen brings extensive international experience and commercial acumen to the Board, with particularly valuable contributions in marketing, sales, and consumer goods insights External appointments – Independent Director of Société Bic S.A.* Experience Kandy has held leadership roles across a number of major consumer goods companies. At Molson Coors Brewing Company he was Chief Growth Officer, CEO of Molson Coors International and Head of Strategy, M&A and Transformation. He also held key positions at the Coca-Cola Company, including President, Coca-Cola Philippines and Vice President, Global Commercial Leadership. Earlier in his career, Kandy held marketing leadership positions at Unilever plc. Kandy previously served on the boards of Popeyes Louisiana Kitchen Inc. and Empower Acquisition Company Skills and contribution to the Board Kandy brings valuable international expertise to the Board. His experience across the consumer goods sector enables him to contribute key insights in commercial marketing, strategic growth and transformation External appointments – Director of Wingstop Inc.* – Chief Executive Officer of Igniting Business Growth L.L.C. Experience Uta previously served as Chief Executive Officer, Personal Healthcare International at Procter & Gamble. Before that, Uta spent 19 years at Merck Group in leadership roles including Chief Executive Officer and President, Consumer Health Division, and Chief Executive Officer, Allegropharma and Global Business Unit Head, Allergy, as well as Head of Corporate M&A, Treasury and Finance. Earlier in her career, Uta was a Senior Financial Auditor at Hoechst AG. Uta was previously Non-Executive Director at Affirmed N.V., Biotest AG, Gothaer Krankenversicherung, and Allgemeine Versicherung Skills and contribution to the Board Uta’s extensive transformational and M&A knowledge drawn from her experience across the consumer goods and pharmaceutical sectors enable her to make valuable strategic contributions External appointments – Non-Executive Director and Audit Chair of Beiersdorf AG* – Non-Executive Director of Klosterfrau Healthcare Group – Non-Executive Director of Schott AG – Director of Farco Pharma GmbH – Advisory board member of Röchling SE & Co KG BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Board of Directors Continued As at 11 February 2026 180 Holly Keller Koeppel Senior Independent Director (67) Nationality: American Appointed: Senior Independent Director since April 2024; Non- Executive Director since July 2017 Karen Guerra Non-Executive Director (69) Nationality: British Appointed: September 2020 Krishnan (Kandy) Anand Non-Executive Director (68) Nationality: American Appointed: February 2022 Uta Kemmerich-Keil Non-Executive Director (59) Nationality: German Appointed: February 2025 Experience Throughout her career in international retail, Véronique has held a variety of leadership roles. From 2014 to 2019, she was Chief Executive Officer of Kingfisher plc, an international home improvement company operating well-known brands across Europe including B&Q, Castorama, Brico Dépôt, Screwfix and Koçtaş. During her 16-year tenure at Kingfisher she also served as Chief Executive Officer and Commercial Director at both B&Q and Castorama. Véronique previously served on the Board of WeWork Inc. Skills and contribution to the Board Véronique brings to the Board international experience across complex retail markets, along with valuable expertise in consumer goods, strategy, transformation, and digital innovation External appointments – Board member of Inter IKEA Holding B.V. – Board member of Eczacıbaşı Holding Company – Board member of Société Bic S.A.* Experience Serpil served on Vodafone plc’s Group Executive Committee from 2014 to June 2025, holding roles including CEO of Vodafone Investments, CEO of Europe Cluster, Group Chief Commercial and Strategy Officer, and CEO of Africa, Middle East, Asia, Pacific. Prior to joining Vodafone in 2009 as CEO of Vodafone Türkiye, Serpil was CEO of Danone Dairy Türkiye. Her career began in marketing at Procter & Gamble where she was subsequently a member of their Türkiye Executive Committee. Previously, Serpil was a Non- Executive Director and Chair of the Corporate Social Responsibility Committee at Danone plc, and held various Non-Executive Director roles in technology, including at TPG Telecom plc Skills and contribution to the Board Serpil’s proven international CEO experience in delivering large- scale transformations and growth in complex, regulated, and competitive markets across the technology, telecommunications and fast-moving consumer goods sectors enables her to contribute valuable strategic, operational, and marketing insights to the Board External appointments – Founding Chair of Change the Face Alliance – Board member of World Economic Forum’s Digital Leaders of Europe – Board member of World Turkish Business Council Experience Darrell most recently served as Vice President and Treasurer for Harley-Davidson, Inc., having previously held senior finance positions including Interim Chief Financial Officer for Harley- Davidson, Inc. and Chief Financial Officer for Harley Davidson Financial Services, Inc. Prior to this, he was Vice President and Assistant Treasurer, PepsiCo, Inc. following 19 years in banking focused on capital markets and corporate finance. Darrell was previously an Independent Director of Pitney Bowes Inc. Skills and contribution to the Board Darrell’s extensive operational and management experience and knowledge of capital markets, finance and treasury enhances the Board’s strategic and financial oversight External appointments – Non-Executive Director of Vontier Corporation* – Independent Director of Dorman Products Inc.* – Non-Executive Director of Scotia Holdings (US) Inc. – Member of the Finance Committee of Sojourner Family Peace Center, Inc. Experience From 1993 to 2013, Matthew held several senior roles at the global leadership consultancy Russell Reynolds Associates, including Chief Executive, President, and Board Member. He also served as Head of Asia and Europe, and was a member of both the Global Executive Committee and the Global Operating Committee. Earlier in his career, he held roles at Korn/Ferry International, Knight Wendling, and Cripps Leadership Advisors (formerly Cripps Sears Ltd) Skills and contribution to the Board Matthew brings extensive experience to the Board, having led and advised global organisations through periods of growth and transformation. His proven leadership capabilities and strong people skills enhance the Board’s ability to foster a culture aligned with BAT’s vision for a sustainable future External appointments – Non-Executive Director of Berry Bros. & Rudd Ltd – Chairman of Cripps Leadership Advisors – Chair Designate and Senior Advisor of Movemeon BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 181 Véronique Laury Non-Executive Director (60) Nationality: French Appointed: September 2022 Darrell Thomas Non-Executive Director (65) Nationality: American Appointed: December 2020 Serpil Timuray Non-Executive Director (56) Nationality: Turkish/British Appointed: December 2023 Matthew Wright Non-Executive Director (63) Nationality: British Appointed: November 2025 Key A Audit Committee N Nominations Committee R Remuneration Committee Committee Chair * Denotes external listed company appointments Tadeu was appointed Chief Executive in May 2023, having first joined the Main Board as Finance and Transformation Director in August 2019. Tadeu joined the Group in 1992 and joined the Management Board as Director, Business Development in 2014. He subsequently held roles on the Management Board as Regional Director, Western Europe, and Regional Director, Europe and North Africa, and Director, Group Transformation, and Deputy Finance Director The full biography for Tadeu is set out on page 179 James joined the Management Board as Director, Business Development in September 2023. He has been with BAT since joining as a Management Trainee in 1996. During his career at BAT, James has held various senior roles in finance globally, including Group Finance Controller, Head of M&A and most recently, Consumer Director, Beyond Nicotine Zafar joined the Management Board as Director, Operations in February 2021. Having first joined BAT in 1996, Zafar has held senior roles including Regional Head of Operations Asia Pacific & Middle East, Group Head of Plan, Service & Logistics, Regional Head of Plan and Service for Western Europe, Head of Operations, Bangladesh, and Group Head of New Categories Operations Paul was appointed as Director, Legal and General Counsel on 1 January 2026. He first joined the Management Board as Director, Corporate and Regulatory Affairs in September 2023, and has been with BAT since 2006. During his career at BAT, Paul has held a number of senior roles including Head of Commercial Legal and Assistant General Counsel Corporate and Group Company Secretary Javed is currently Interim Chief Financial Officer, having been appointed on 26 August 2025. He also previously served as Interim Finance Director from May 2023 to April 2024. Javed joined the Management Board as Director, Digital and Information in April 2022. He originally joined BAT in 1996 as a Management Trainee, Finance. Since then Javed has held a number of senior roles, including Area Director for Middle East, South Asia and North Africa Luciano was appointed Chief Marketing Officer in September 2024. He first joined the Management Board in 2019 as Regional Director, Americas and Sub-Saharan Africa, and has since served in several roles including Marketing Director, Combustibles and Marketing Director, Combustibles & New Categories. Luciano has held a number of senior regional marketing roles during his career at BAT, having first joined in 1992 Cora joined the Management Board as Chief People Officer in November 2023. Immediately prior to joining BAT, she was Global Head of Human Resources at Fresenius Medical Care, a publicly listed global healthcare company. Earlier in her career she held senior HR leadership roles at various multinational companies across the financial services sector BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Management Board As at 11 February 2026 182 Tadeu Marroco Chief Executive (59) Nationality: Brazilian James Barrett Director, Business Development (51) Nationality: British Zafar Khan Director, Operations (53) Nationality: Pakistani Paul McCrory Director, Legal and General Counsel (53) Nationality: Irish Javed Iqbal Interim Chief Financial Officer and Director, Digital and Information (53) Nationality: Pakistani Luciano Comin Chief Marketing Officer (56) Nationality: Italian/Argentinian Dr Cora Koppe-Stahrenberg Chief People Officer (60) Nationality: German

Pascale was appointed to the Management Board as Regional Director, Asia-Pacific, Middle East and Africa from 1 January 2026, having joined BAT in September 2025. She previously held several senior roles at Barry Callebaut Group, a global chocolate and cocoa organisation, most recently serving as President Western Europe. Earlier in her career at Barry Callebaut Group she led growth and transformation in different geographies, including in the Asia-Pacific region. Prior to this Pascale spent several years at Mars Inc. following her time at Sara Lee Corporation James was appointed Director, Research and Science in March 2023, having joined the Management Board in February 2023. He has been with BAT for more than 19 years in various senior roles including EVP U.S. Scientific Research & Development based in the U.S., as well as Group Head of PRRP Science and Regional Product Manager for Americas and Sub-Saharan Africa David joined the Management Board as President and CEO of Reynolds American Inc. in July 2023. He first joined BAT in 1998. During his career at BAT he has held previous roles including Regional Marketing Manager, Eastern Europe and Middle East Area, Area Director for Western Europe and Head of International Brand Group Fred joined the Management Board in April 2023 as Regional Director for the Americas & Europe. Having first joined BAT in 1987, he has held a number of roles including as Area Director for Central Europe South, General Manager of BAT Japan, Marketing Director for BAT's Next Generation Products business and Regional Head of Marketing for Europe and North Africa Johan was appointed Chief Operating Officer in July 2023. He initially joined the Management Board in 2014 as Regional Director for Eastern Europe, Middle East and Africa, and was subsequently Regional Director, Asia-Pacific and Middle East. He has been with BAT for more than 30 years, and has held previous roles including General Manager in Russia and Turkey and Global Brand Director for Kent Kingsley was appointed Chief Corporate Officer in September 2024. On 1 October 2025 he additionally assumed the responsibilities of the role of Director, Corporate and Regulatory Affairs. He has held several Management Board positions since 2012, most recently as Chief Strategy & Growth Officer. He joined the Group in 1996 and has held various senior marketing positions, including Managing Director, Next Generation Products, Regional Director, Americas and Sub-Saharan Africa, Chief Marketing Officer, and Chief Growth Officer BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 183 Pascale Meulemeester Regional Director, Asia-Pacific, Middle East and Africa (46) Nationality: Belgian Dr James Murphy Director, Research and Science (50) Nationality: Irish David Waterfield President and CEO, Reynolds American Inc. (53) Nationality: British Fred Monteiro Regional Director, Americas & Europe (59) Nationality: Brazilian Johan Vandermeulen Chief Operating Officer (58) Nationality: Belgian Kingsley Wheaton Chief Corporate Officer (53) Nationality: British Primary Board Responsibilities – Establishing Group strategy and ensuring resources are in place to meet objectives – Setting Group performance objectives and monitoring performance – Approving Group budget – Maintaining an effective risk management and internal control framework – Determining the nature and extent of principal risks to the Group and associated risk appetite in view of strategic objectives – Oversight of periodic financial reporting – Approving the Annual Report & Accounts and the Annual Report on Form 20-F – Approving dividend policy (including declaration of dividends) and returns to shareholders – Oversight of significant investments, disposals, corporate financing and other significant corporate activities – Effective engagement with investors, our workforce and wider stakeholders – Board, Management Board and Company Secretary appointments and succession planning – Establishing an appropriate framework of corporate governance within the Group – Oversight of Group policies and ensuring policies and practices align with our values and support sustainable success – Assessing and monitoring culture, how it is embedded and its alignment with Group purpose, values and strategy – Monitoring compliance with Standards of Business Conduct and review of Speak Up channels and reports arising from those channels – Considering the annual review of Board performance, composition, diversity and effectiveness Audit Committee Monitors the integrity of financial reporting, significant financing reporting judgements within them and consistency of accounting policies; risk management and internal control framework; assurance of sustainability metrics; independence and effectiveness of the external auditors; and effectiveness of the Internal Audit function. See page 206 for role and activities Terms of reference at bat.com/governance+ Nominations Committee Reviews the structure, size and composition of the Board, Board Committees and Management Board; recommends Board, its Committees and Management Board appointments; oversees development of the executive talent pipeline; and implements the Board Inclusion & Diversity Policy. See page 201 for role and activities Terms of reference at bat.com/governance+ Remuneration Committee Establishes the Directors’ Remuneration Policy; determines remuneration for the Chair and Executive Directors; sets remuneration for Management Board members and the Company Secretary; and sets and determines performance against targets for incentive schemes. The statement of matters reserved for the Board is available at bat.com/governance ä Read more on our Board oversight of M&A transactions on page 396 + Delegation of Authorities: The Board delegated certain authorities to executive management through the Group Statement of Delegated Authorities to enable effective delivery of Group strategy, see page 185 See page 215 for role and activities Terms of reference at bat.com/governance+ + Management Board The Management Board comprises the Chief Executive and 12 senior members of executive management. Their roles and biographies are set out on pages 182 to 183. The Management Board is responsible for overseeing the implementation of Group strategy and policies set by the Board, and creating the framework for Group subsidiaries’ day-to-day operations. Chaired by Chief Executive Formed of 13 Management Board Members BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Governance Framework An overview of our governance framework is set out below. There is a clear and effective division of responsibility established between our Board, its Committees and operational management. 184 Board Leadership B The Board is collectively responsible to our shareholders for the long-term sustainable success of the Company and for the Group’s strategic direction, purpose, values and governance. The Board provides the leadership necessary for the Group to meet its business objectives within an appropriate framework for risk management and internal control. The Board is also responsible for ensuring the Group has an effective executive leadership team in place to execute the Group's strategy. The Board maintains oversight of the Group's operations, performance, governance, effectiveness of the risk management and internal control framework and compliance with regulatory obligations. The Board’s primary responsibilities are summarised on page 184. Matters reserved for the Board bat.com/governance ä Board activities The Board has a comprehensive annual schedule of meetings to review the Group’s strategy and monitor performance against each strategic pillar and overall across the Group’s business model. The Chair sets a structured agenda for each meeting in consultation with the Chief Executive and the Company Secretary. As part of the Board meeting in October 2025 convened in Brazil over five days, the Board held a series of sessions with management to assess the Group's strategy and its strategic priorities, people and culture, long-term growth opportunities, the competitive and regulatory landscape, alongside review of key challenges, risks and mitigation plans. The Board’s strategic priorities for 2025 are identified within the key performance indicators set out on page 8. Its key activities during the year are set out on pages 188 to 189. The Board's consideration of investor and broader stakeholder interests and sustainability matters is embedded across Board decision-making, strategy development and risk assessment on an ongoing basis. Examples of principal decisions made by the Board during the year, and consideration given to the long-term consequences of decisions, stakeholder interests, the impact of operations on the environment and corporate reputation in those contexts, are discussed on page 196. Board Committees C The Board has three principal Committees, the Audit, Nominations and Remuneration Committees, to which it has delegated certain responsibilities. The roles, memberships and activities of these Committees are described in their individual reports in this section. Following each Committee meeting, the Chair of each Committee provides a full briefing to the Board, including on decisions made and key matters discussed. Copies of the minutes of all Committee meetings are circulated to all Board members to the extent appropriate. Directors that are unable to attend Board or Committee meetings have the opportunity to provide their comments to the Chair in advance of the meeting. Each Committee has its own terms of reference, available at bat.com/governance. These terms of reference are regularly reviewed and updated where necessary. The terms of reference for the Committees were updated in 2025 through the Board’s adoption of a revised version of the Group Corporate Governance Framework. This included revised terms of reference for the Audit Committee to facilitate future annual declarations of the effectiveness of material controls, reflecting the introduction of Provision 29 of the 2024 Code as it applies to the Company from January 2026. Management Board M Primary responsibilities of the Management Board include: – Monitoring Group operating performance and ensuring Group, regional and functional strategies and resources are effective and aligned. – Developing Group strategy for the Group’s product portfolio for approval by the Board. – Promoting our values and their effective embedment across the organisation. – Managing the central functions and overseeing the development of Group talent. The Management Board currently comprises the Chief Executive and 12 senior executives. Javed Iqbal was appointed as Interim Chief Financial Officer on 26 August 2025, following Soraya Benchikh stepping down from the Management Board as Chief Financial Officer on that date. Pascale Meulemeester was appointed as Regional Director Designate, APMEA on 1 September 2025 and joined the Management Board on 1 January 2026 as Regional Director, APMEA following Michael Dijanosic stepping down from that role and from the Management Board on 31 December 2025. Paul McCrory was appointed as Director, Legal and General Counsel Designate on 1 October 2025 and then as Director, Legal and General Counsel on 1 January 2026, following Jerome Abelman stepping down from that role and from the Management Board on 31 December 2025. The responsibilities of the previous Management Board role of Director, Corporate and Regulatory Affairs, transferred to the Chief Corporate Officer, Kingsley Wheaton, from 1 October 2025. How Our Governance Framework Supports Our Strategy An overview of our governance framework, including the structure of the Board and its principal Committees, is set out on page 184. Certain key decisions and other significant matters are reserved for the Board and are not delegated to any Committees or executive management. As part of our risk management and internal control framework, the Board has delegated certain oversight authorities to executive management through the Group Statement of Delegated Authorities (SoDA) to enable effective delivery of our strategy. Our SoDA is designed to empower management at the right level of our organisation and promote appropriate ownership and accountability. Overseeing the implementation of the Group strategy through our SoDA is one of the ways that the Board promotes robust corporate governance within a sound framework for risk management and internal control across the Group. Our SoDA also supports Board members in managing their responsibilities for promoting the success of the Company, in accordance with their directors’ duties. Our SoDA is kept under regular review and was most recently revised in 2025, including to support the Group’s strategic sourcing strategies and to reflect changes to the structure of the Management Board. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Board Leadership 185 Luc speaking with colleagues at the Innovation Centre in Shenzhen, China in May 2025 Our Values: We Are BAT. Our values show everyone across our organisation how to bring to life our purpose for A Better Tomorrow™ and our ambition to build a Smokeless World. Our values act as a clear and authentic guide to shape our culture and behaviours and, through them, we strive to empower our people and foster an exciting, rewarding workplace. Our values underpin both our purpose and our strategy, emphasising an inclusive culture, acting with integrity, understanding our consumers, empowerment and collaboration, and organisational agility, to deliver sustainable growth. All our people have a responsibility to live our values through their behaviour, decision making and everyday interactions with each other. + Read more about our values on page 38 + Read more about our purpose on page 10 Delivering with Integrity Executing our strategy in the right way is as important as its delivery. Our values reflect our commitment to doing the right thing, which means acting with integrity to achieve results, considering our impact on society and the environment, and thoughtfulness in decision making. It is vital to the Group’s sustainable success that everyone across our organisation acts with high standards of integrity. We articulate our commitment through the Group Standards of Business Conduct (SoBC). Compliance with our SoBC, in letter and spirit, is mandatory for all our people worldwide. Our SoBC is regularly reviewed and updated to keep in step with the expectations of our stakeholders and evolving regulatory developments. A revised edition of our SoBC was introduced in April 2025 (discussed on page 128), supported by a global awareness campaign with a personal introduction from our Chief Executive, Tadeu Marroco, highlighting that transforming our business in the right way is the top priority for everyone across our organisation. SoBC compliance is reinforced with training, which in 2025 focused on our Responsible Marketing Principles, responsible use of AI, fostering an inclusive culture and respect in the workplace, together with a Group-wide SoBC sign-off process at the end of each year. Our SoBC includes our Speak Up policy that highlights the Speak Up channels we make available for raising any concerns in confidence (and anonymously if preferred) and without fear of reprisal. It also includes our Lobbying and Engagement policy, which makes clear that all our engagement activities with governments, regulators and other external stakeholders must be conducted with transparency and integrity. The Audit Committee monitors SoBC allegations reported during the year, and it reports to the Board to enable appropriate oversight of any behaviour falling short of our standards and corrective actions taken. Read more about our commitment to delivery with integrity and our Group Standards of Business Conduct on pages 130 to 131+ Monitoring Culture and Embedding Our Values Through the year, the Board assesses and monitors our culture and how our values are embedded across the organisation through workforce engagement and in a range of other contexts. This enables the Board to review alignment of workplace policies, practices and behaviours with the Group's purpose, strategy and values. How our values are brought to life is also a focal point for our Chief Executive through his programme of market and site visits across the year. The Board supports Tadeu and the executive management team in promoting our values in every area of our business. Primary indicators used by the Board to gauge organisational culture, with examples of the Board’s oversight in 2025, are set out below. The effectiveness of the Board's oversight of culture is considered as part of the annual review of Board performance (see pages 199 to 200). Connecting Directly With Our People Our Directors participate in visits to markets and operational sites during the year, enabling on-the-ground assessment of organisational culture and how it reflects our values. Directors' visits provide informal opportunities for them to hear directly from colleagues at different levels of the organisation and to take their own pulse checks of how effectively our values are embedded. In May 2025, Luc Jobin, Kandy Anand, Holly Keller Koeppel, Uta Kemmerich-Keil and Véronique Laury visited our Innovation Centre in Shenzhen, China, to meet with colleagues at the forefront of driving product innovations. Their visit included a product exhibition and facilities tour demonstrating capabilities across design, prototyping and product development. The Directors also met with strategic partners in our New Categories supply chain and participated in a townhall and panel discussion with local colleagues to discuss their perspectives. Karen Guerra, Darrell Thomas and Serpil Timuray joined Luc, Tadeu, Kandy, Holly and Uta in June 2025 for a visit to our UK Innovation Centre in Southampton. The Directors viewed science and research facilities, participated in product expositions showcasing digital innovation, OmniTM and THR advancement, and engaged with colleagues in a townhall session. In September 2025, Karen, Serpil and Uta joined Luc for a trip to Italy, participating in market briefings, a visit to local retail outlets to see trade marketing and distribution operations, and a Q&A session with colleagues in Rome. Luc, Karen and Uta then joined local colleagues and external stakeholders to inaugurate the next phase of our Trieste innovations hub and tour the factory facilities. All our Directors then in role travelled to Brazil in October 2025 to attend Board meetings and strategy sessions in Rio de Janeiro, followed by a field trip to Santa Cruz do Sul to meet local colleagues and tour green leaf threshing and leaf growing facilities. Luc and Holly then attended a business update in North Carolina, U.S. to hear from colleagues on strategic priorities, regulatory developments and the outlook for the U.S. business. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Values and Culture 186 Luc participating in a New Categories product exhibition at the Innovation Centre in Shenzhen, China in May 2025

Our Chief Executive attended a series of market and site visits during the year to meet with colleagues across our regions and discuss strategic objectives, business performance and embedding our values. Tadeu's agenda in 2025 included visits to China, Japan, Korea, Dubai, Serbia, Sweden and the U.S. Keeping Informed During the year, the Board regularly discussed organisational culture and how our values are embedded, with the Chief Executive, the Chief People Officer and other members of executive management at Board meetings, and more broadly with colleagues across the organisation in the context of attending market and operational site visits. The Director, Operations, reports to the Board twice during the year on workforce health and safety performance across key indicators, including health and safety incidents, progress towards zero accident site targets and initiatives implemented to promote a strong workplace safety culture (discussed at pages 119 to 120), with focus areas in 2025 including leaf operations and vehicle safety. Oversight of Group Reward Frameworks In 2025, the Remuneration Committee reviewed the design of performance and reward frameworks for management grades across the Group, wellbeing and other employee benefits across the wider workforce, and the alignment of those arrangements with the Group's strategy and values (discussed at pages 224 and 236). The Board has overseen the development of plans to enhance the linkage between individual performance and incentive scheme outcomes and other enabling initiatives in the context of initiation of the Fit2Win programme (discussed at pages 195 and 196), with the aim of strengthening an accountability-focused mindset in alignment with our values. Oversight of Business Integrity and Risk Culture During the year, the Audit Committee received regular reports from the Group Head of Internal Audit on the outcomes of internal audits conducted in 2025 and action plans agreed with management where areas for improvement were identified. An assessment of risk and controls culture forms an integral part of internal audit assignments. These assessments take account of key cultural indicators mapped to our values which provide structure and objectivity to assessments across internal audits (discussed at page 211). Insights from internal audit on the risk and controls culture across the organisation offer an additional lens through which Directors can assess organisational culture more broadly and how our values are embedded. The Audit Committee also reviewed regular reports from the Group Head of Business Integrity & Compliance on the Group's Delivery with Integrity programme, compliance with the SoBC and reports from Speak Up channels, and reported to the Board on these topics. Note: 1. Score is benchmarked against our global comparator group for Fast Moving Consumer Goods (FMCG) companies. Understanding Perspectives and Acting on Culture Insights Insights from engagement, including direct interaction discussed above and through our employee listening framework, support the Directors' oversight of culture and their understanding of the views and sentiments of our people. Through our employee listening framework, two core index surveys (or local business unit equivalent surveys) were conducted across the Group in 2025. Our Your Voice - Engagement survey conducted in September 2025 collated employee feedback on their commitment, energy and motivation and their views on positive changes made on our transformation journey, as well as opportunities for improvement. The Board’s consideration of the outcomes of this survey are discussed at pages 194 to 195. Our inaugural Your Voice – Inclusion survey conducted in April 2025 collated feedback on how our ‘truly inclusive’ value is embedded through the organisation. The Board reviewed the outcomes from this survey, designed as a pulse-check on key indicators of an inclusive culture, including leadership behaviours, sense of belonging and psychological safety. 89% of colleagues across the Group contributed their views and findings overall indicated an inclusion index of 85% (+7ppt compared to FMCG comparator1) and an appreciation for respect in the workplace, diversity and presence of a supportive culture. The survey outcomes also indicated opportunities to strengthen our inclusive culture. Taking into account this feedback and insights from other employee engagement, the Board oversaw the introduction of a new inclusive culture strategy in 2025, supporting the Group’s People Strategy and ‘truly inclusive’ value. This inclusive culture strategy was co-created with a range of employee inputs from virtual focus groups and validation workshops, alongside insights from Your Voice surveys, to frame a strategy with clear expectations and measurable outcomes. The inclusive culture strategy has three core priorities: to shape an inclusive culture together; create workplaces where everyone can thrive; and build internal communities that connect employees. It will be deployed in phases, tailored as appropriate to the context of the individual markets in which we operate as an enabler of long-term people and wider business objectives, by promoting employee engagement and retention, fostering greater cross-functional collaboration and deepening cultural awareness. During the year, the Board also reviewed the progress of other key People Strategy initiatives, including initiatives to foster a culture of innovation; drive an accountability-focused mindset; and embed values and behaviour expectations in performance reviews and talent management processes. Key People Strategy initiatives overseen by the Board are discussed further at page 204. Further discussion of how our Board engages with our people and is kept informed of their perspectives and insights is set out on pages 194 to 195. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 187 Kandy speaking with colleagues at the Innovation Centre in Shenzhen, China in May 2025 Luc with Uta, Karen, Tadeu, Kandy and colleagues touring green leaf threshing facilities in Santa Cruz do Sul, Brazil in October 2025 A year of focused activity Quality growth Focus areas for the Board included: Inspiring New Categories Innovations & Brands Reviewing New Categories performance at Group, regional and key market levels against strategy and key performance indicators, including New Categories revenue, contribution and market share. Reviewing the outlook for New Categories performance for the Group, regions and wider nicotine industry, consumer product adoption and developments in the competitor landscape. Reviewing the approach to building premium New Categories brands, investment in New Categories, innovation in customer and consumer engagement and driving marketing spend effectiveness. Reviewing developments in the innovation pipeline across the Vuse, glo and Velo product portfolios driven by consumer insights and foresights, including glo Hilo, Vuse Ultra, Velo Plus and Shift launches. Managed Combustibles Transition Reviewing combustibles performance at Group, regional and key market levels against strategy and key performance indicators, including revenue, volume and value share growth. Reviewing the outlook for Group combustibles performance, trading environment and competitor landscape. Reviewing the approach to securing value growth from combustibles to fund New Categories investment, including through market prioritisation, revenue growth management, marketing spend efficiency and product portfolio development. Reviewing developments in regulation of combustible products, with focus on plastic waste and EU tobacco regulations. Beyond Nicotine Foundations Overseeing strategy development to enable sustainable growth beyond nicotine, with focus on the Wellbeing and Stimulation category and functional wellbeing segment, and evolution of BTomorrow Ventures’ strategic mandate and portfolio investments. Reviewing commercial performance of the Ryde functional shot offering in the U.S., Canada and Australia. Sustainable Future Focus areas for the Board included: Driving THR Awareness and Acceptance Reviewing approach to accelerating THR understanding and acceptance among stakeholders through research and advocacy. Overseeing stakeholder engagement initiatives to expand the global reach and presence of Omni™ (discussed on page 193). Monitoring engagement with scientific, public health and regulatory stakeholders to build THR awareness and indicators of positive momentum measured through THR perception research. Overseeing the Group's approach to scientific research and stewardship of New Categories products underpinning portfolio development and THR advocacy. Reviewing status of scientific research and studies across event horizons from emissions to population level. Shaping the Landscape Reviewing approach to regulatory engagement and impact of purpose-driven, proactive advocacy and campaigns to advance THR understanding and respond to societal concerns around nicotine product quality, safety and under-age use. ‘Vaping Done Right’ and ‘Vapers Deserve Better’ campaigns in the UK Reviewing the New Categories regulatory landscape across geographies, including developments in the U.S. FDA regulatory agenda and status of New Categories PMTA reviews, regulation of vapour products and Modern Oral products. Reviewing excise developments and monitoring the impact of growth in illicit products and regulatory enforcement against illicit trade, with emphasis on progress of enforcement against illicit vapour products in the U.S.. Sustainability & Integrity Overseeing the Group's strategic agenda for leading in sustainability and approach to engaging with stakeholders on our sustainability agenda, such as through the Sustainable Future Summit in September 2025 (see page 193). Assessing Group sustainability performance for the year against our targets, including environmental performance, progress towards achieving Scope 1, 2 and 3 GHG emissions reductions by 2030 and other targets relating to renewable energy, water stewardship, waste and recycling, and prevention of child labour. Tadeu, Kandy, Luc and Uta at leaf growing facilities in Santa Cruz do Sul, Brazil in October 2025 Approving introduction of new 2030 sustainability targets for the Group in relation to climate, nature, circularity and communities (see page 196). Overseeing the Group's glidepath towards the ambition for 50% of revenue from Smokeless products by 2035. Reviewing perspectives of the Group’s key stakeholders, the Group’s response to those perspectives, and the effectiveness of engagement mechanisms. Approving introduction of revised editions of our Standards of Business Conduct and Supplier Code of Conduct in 2025. Reviewing updates on compliance matters, including allegations of misconduct, reports from Speak Up channels and investigations, and the Group’s Delivery with Integrity programme initiatives. Approving the annual Modern Slavery Statement and Conflict Minerals Report. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Board Activities in 2025 188 Dynamic Business Focus areas for the Board included: Exciting, Winning Company Overseeing the transition of the role of Chief Financial Officer and approving the appointment of Javed Iqbal as Interim Chief Financial Officer, recommended by the Nominations Committee. Overseeing Chair, Senior Independent Director and other Non-Executive Director succession planning and approving the appointments of Uta Kemmerich-Keil and Matthew Wright as Non-Executive Directors recommended by the Nominations Committee. Approving revisions to the composition of the Audit and Remuneration Committees, as recommended by the Nominations Committee. Approving changes to the structure and composition of the Management Board, recommended by the Nominations Committee. Determining independence of Non- Executive Directors prior to proposing them for appointment or re-appointment (as applicable) at the Company’s AGM. Approving revisions to Non-Executive Director fees. Reviewing outcomes of the externally- facilitated review of the performance of the Board, its Committees and Directors in 2025, as discussed on pages 199 to 200. Assessing organisational culture, how our values are embedded and alignment of workplace policies, practices and behaviours with the Group's purpose, strategy and values. Overseeing progress of the Group’s People Strategy, enabling initiatives and endorsing the Group’s new inclusive culture strategy as part of the People Strategy. Understanding feedback received through workforce engagement channels, including review of the outcomes of the Your Voice – Inclusion and Engagement surveys. Reviewing health and safety performance for the preceding year, targets for the coming year and action plans. Reviewing the funding positions relating to the Group’s post-employment benefit schemes. Operational Excellence Reviewing implementation and impact of U.S. business reset, including commercial performance, contribution to the financial algorithm, trade and consumer experience, outlook and drivers for sustainable delivery. Overseeing the transformation of the Group’s delivery of business solutions and supply network operations through entry into strategic partnering arrangements. Reviewing progress in New Categories innovations and strategic partnerships to develop a resilient New Categories supply chain, complemented by Directors’ visits to Innovation Centres in Shenzhen and Trieste. Véronique at the Innovation Centre in Shenzhen, China in May 2025 Reviewing progress in operations transformation through manufacturing, factory and leaf footprint optimisation. Overseeing the Group's Information, Digital & Technology (IDT) strategy to drive productivity through strategic partnerships, digital capabilities build, responsible use of AI and cyber security resilience, including oversight of the cyber security incident response plan. Reviewing the Group risk register and risk appetite, in view of strategic objectives and emerging risks, with focus on geopolitical developments, international tariff volatility, climate change, circular economy, digital strategy and transformation through strategic partnerships. Approving revisions to the Group's corporate governance framework and Statement of Delegated Authorities. Capital Effectiveness Reviewing Group financial performance against key performance metrics, current outlook, challenges and opportunities for growth in each region, and FX impacts. Reviewing Group half-year results, trading updates, year-end results and the Annual Report and the Form 20-F. Approving interim dividend proposals and assessing distributable reserves prior to authorising dividend payments. Determining Group viability, taking into account current position, Principal Risks to the Group and other factors. Approving the Group budget, reviewing the Group's capital allocation strategy, and oversight of resource allocation to enable strategy execution. Assessing capital efficiency in the context of cash generation and cash flow performance, financing capacity, cost of debt and investments. Overseeing the sale of portions of the Group’s shareholding in ITC Limited announced in May 2025 and ITC Hotels Limited announced in December 2025. Authorising the extension of the share buy-back programme for 2025 and subsequently for 2026. Reviewing compliance with Group financing principles, including liquidity and net debt/EBITDA. Reviewing investments in associates of the Group and their financial performance. Reviewing Group revolving credit facilities, refinancings, and debt issuance programmes, including renewal of the Group’s SEC shelf programme to maintain access to U.S. debt capital markets. Reviewing share price performance and investor and broker perspectives. Reviewing the Group's insurance coverage. Reviewing the status of litigation involving Group companies, including the exit of Imperial Tobacco Canada Limited and Imperial Tobacco Company Limited from the Companies' Creditors Arrangement Act (CCAA) process in August 2025 (see page 319). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 189 2025 priorities Across the strategic pillars, the Board has assessed the objectives and overseen the approach to implementation of the Fit2Win programme, to deliver multi- dimensional change across the Group’s footprint, expenditure, organisational design, processes and technologies Investor Engagement Our Board is committed to open and transparent dialogue with shareholders and other investors to ensure their views are understood and taken into account. The Chair and the Chief Executive’s annual investor relations engagement programme is discussed below. The Senior Independent Director and other Non-Executive Directors are also available to meet with major shareholders as appropriate. Annual Investor Relations Programme A global engagement programme is conducted annually with shareholders, other investors, potential investors and analysts. The investor relations (IR) programme is led by our Chair and the Chief Executive, supported by the IR team. In total we hosted 1,234 investor meetings in 2025, covering 74% of our shareholder base across a breadth of geographies. Through a combination of physical and virtual event formats, our IR programme included attendance at six global investor conferences, nine investor roadshows and two salesforce briefings. The extended coverage of our IR programme in 2025 is discussed further on page 191. Our Chief Executive and former Chief Financial Officer presented our Full-Year results to investors in February 2025, our pre-close trading update in June 2025 and our Half-Year results in July 2025. Our Chief Executive and Interim Chief Financial Officer presented our pre-close trading update in December 2025. These events all included investor Q&A calls and presentations, with transcripts published on bat.com. In June 2025, our Chief Executive and former Chief Financial Officer hosted investor meetings at the Deutsche Bank Global Consumer Conference in Paris, France, engaging with over 100 international investors and providing updates on how the Group is driving a sustainable, multi-category transformation. Investor meetings 2025 Geographic scope (%) 1 2 3 4 5 1 United Kingdom 47 2 United States 29 3 South Africa 7 4 Europe (ex UK) 2 5 Rest of world 15 Our Chief Executive met with over 90 international investors in September 2025 at the Barclays Global Consumer Staples Conference in Boston, U.S., discussing the Group’s focus on quality growth to generate higher returns on more targeted investments, our aim to generate strong cash returns, and our strong pipeline of new innovations. In September 2025, our Chief Corporate Officer hosted our Sustainable Future Summit in the UK, attended by representatives from our investor community as well as suppliers and partners, to showcase how sustainability is embedded in our business, THR and our OmniTM initiative. In November 2025, our Interim Chief Financial Officer hosted investor meetings at the UBS European Conference in London, UK. In meetings with 50 investors, key topics discussed included our ongoing growth and innovation in New Categories, the evolving global regulatory environment, and progress towards delivery of the Group’s financial algorithm. Throughout the year, a series of investor roadshows were hosted by our Chief Executive, former Chief Financial Officer and Interim Chief Financial Officer, including meetings with investors from the UK, North America, South Africa, Europe, the Middle East and Asia. The Chair’s investor roadshow took place in April 2025 ahead of our AGM, where Luc Jobin met with a number of our key shareholders to discuss a range of topics, including governance, board oversight of strategy, risk management framework and succession planning. Engagement on Executive Remuneration In March 2025, the Chair of the Remuneration Committee, Chief People Officer, Group Head of Reward, and Group Head of Investor Relations hosted a Remuneration Policy shareholder meeting, following the Remuneration Policy roadshow hosted in 2024. Details on how the Remuneration Committee has taken shareholder perspectives into account are set out on pages 215 to 217. Investor meetings 2025 Investor type (%) 1 2 1 Existing shareholders 74 2 Non-holders 26 1,234 total meetings in 2025 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Board Engagement with Stakeholders We understand the strategic importance of stakeholders to our business. Our Directors value engagement with our shareholders and wider stakeholders to understand their views and inform the Board’s decision-making, strategy development and risk assessment. 190

Investor Relations calendar 2025 Spotlight Investor Relations Programme Tadeu presenting our Half-Year results in July 2025 We are evolving our investor relations programme in step with our business transformation. We aim to provide impactful and innovative communications that clearly convey our approach to long-term value creation for shareholders. Our IR programme was enhanced in 2025 in a number of ways that not only broadened the scale of engagement activities, but also extended the geographic reach of our engagement further into Asia and the Middle East, the scope of our engagement to include more retail investors, and introduced new engagement formats. These included a virtual fireside chat hosted by our Chief Executive in September 2025 and use of wider distribution channels for our investor relations materials through social media and our IR App. Our enhanced IR initiatives have enabled a significant increase in our interactions with shareholders, other investors, potential investors and analysts. Potential investors represented 27% of overall attendance at events in 2025. A full programme of investor relations activities will be delivered in 2026 through a variety of formats. Our 2026 programme includes plans for attendance at the CAGNY Conference in the U.S. and roadshows in the UK, South Africa, the U.S. and Asia. We will also host a Capital Markets Day in September at our U.S. headquarters in Winston-Salem, U.S. Read more at bat.com/ir and via the Investor Relations app – myirapp.com/bat ä Investor Communications Our IR programme is designed to enable impactful and innovative investor communications. Our IR website enhances digital interaction with investors and it includes our investment case and approach to sustainability, live broadcasts of events, results and conference presentations, shareholder FAQ and regular consensus updates. Our investor news hub collates our press releases, updates and features together in one place for investors, with an automated news alert service available to keep investors up to date on developments. To complement our IR website, our IR app provides an additional channel to access our financial data and reports, share price information and investor relations materials. How the Board Considers Investors’ Views The Chair, Chief Executive, Chief Financial Officer and Remuneration Committee Chair regularly update the Board on their dialogue with shareholders and other investors. The Board also receives updates from the Group Head of Investor Relations and our corporate brokers on market developments and sentiment, stock performance and the perspectives and expectations of our shareholders. Shareholder and other investor perspectives considered by the Board in 2025 included the Group's ongoing transformation journey, U.S. market dynamics and outlook, New Categories strategy and performance, capital allocation, earnings capability, regulatory developments and illicit vapour enforcement, progress and discipline of our operating effectiveness agenda, and other factors contributing to conviction into 2026. The Board takes shareholder and investor perspectives into account in its decision-making and in development of Group strategy. This is discussed further on page 196 in relation to capital allocation and on pages 215 to 217 in relation to executive remuneration and operation of incentive schemes. Annual General Meeting (AGM) Our AGM is an opportunity for further shareholder engagement, for the Chair to set out the Group’s progress, and for the Board to answer shareholders’ questions. Shareholders were welcomed in person to attend our AGM in 2025, at which the Chair reflected on business performance in 2024 and discussed the outlook for 2025. The Chair and other Directors responded to a number of shareholder questions at the meeting. Shareholders were also given the opportunity to submit questions about AGM business in advance and responses to the queries submitted were published at bat.com/agm. Voting on resolutions presented to the AGM was carried out by way of a poll in accordance with the Company's Articles of Association and all resolutions as set out in the Notice of Meeting were passed with no significant vote against any resolution. All Directors at the time of the 2025 AGM were in attendance other than Uta Kemmerich-Keil due to prior commitments. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 191 Wider Stakeholder Engagement A broad range of stakeholders are important to the Group at local, regional and functional levels. Key stakeholders are strategically important to our business and essential to our ability to generate long-term, sustainable value. We identify our key stakeholders by applying an established stakeholder engagement framework, which takes into account strategic objectives and risks to the Group. The Board's assessment of key stakeholders is further informed by the Group’s Double Materiality Assessment^ and identified material sustainability impacts, risks and opportunities (IROs) (discussed further on pages 70 to 75). Our key stakeholders are highlighted in our business model on pages 12 to 15, with an overview of their importance, what matters to them, and how we engage and respond to their perspectives on pages 16 to 17. Our Standards of Business Conduct emphasise the requirements for integrity and transparency and these requirements are built into our frameworks for stakeholder engagement. The Board reviewed the approach to engagement with the Group's key stakeholders in 2025, including how engagement is carried out across the Group, stakeholders’ perspectives, and how the Board is kept informed of those perspectives where engagement is not at Board level. Where the Board does not engage directly with our stakeholders, it is kept updated by reports from management so Directors maintain an effective understanding of what matters to them and can draw on these perspectives, including in Board decision-making and strategy development. Following its review, the Board remains satisfied that there is established and effective engagement with the Group’s key stakeholders, enabling the Board to understand their perspectives and take these into account. The Board will continue to monitor the ongoing effectiveness of stakeholder engagement. An overview of how the Board engaged with wider stakeholders and maintained its understanding of their interests during the year follows on these pages. Consumers 'Love our Consumer' is one of our values and consumers are the core of everything we do. Consumer-led product innovation is central to achieving our purpose and we believe that our multi-category approach is the most effective way to meet the diverse preferences of adult nicotine consumers worldwide. We engage with our adult consumers through extensive market research activities and sales interactions, led by our marketing teams across the Group. During the year, the Board was briefed by the Chief Executive, Chief Marketing Officer and other senior managers on our product innovation pipeline across all portfolio categories. The Board was also updated on the launches of Velo Plus, Velo Shift, glo Hilo and Vuse Ultra and how these new products respond to adult consumer preferences and address insights and foresights gained through engagement and research. The Board was briefed on enhanced consumer engagement through digital connectivity, with examples including the MyVuse and Myglo digital platforms. These now offer adult consumers opportunities to personalise their experience, whilst integrating underage access prevention technologies. The Board was briefed on current societal concerns over quality, safety and underage access to nicotine products. The Board was then updated on how the Group is demonstrating responsible category leadership to restore trust in the vaping category and advocate for responsible regulation. Examples of this included the ‘Vaping Done Right’ and ‘Vapers Deserve Better’ campaigns in the UK. The Board was kept informed of consumer perspectives on the environmental impact of New Categories products and the Group’s efforts to reduce this impact through, for example, incorporating eco-design principles in New Categories packaging and developing vapour products with removable batteries. Read about our approach to responsible category leadership on pages 81 to 83+ Read more about our approach to engaging with consumers on pages 16, 60 to 64 and 77 to 83 + Customers Retailer, wholesaler and distributor relationships are essential for driving growth and embedding responsible marketing practices across our routes to market. These trade customer relationships, and our related engagement programmes, are managed at business unit and local market levels. In September, several of the Directors participated in a visit to local retail outlets in Rome, to see trade marketing and distribution operations first hand. During the year, the Board was updated by the Chief Executive, the Chief Marketing Officer, and other senior managers on the global retail environment, customer engagement initiatives, and how the Group is leveraging greater digital connectivity to help retailers and distributors address evolving shopping patterns through, for example, improved reporting and analytics and online ordering platforms. The Board is kept informed of how we promote responsible marketing practices in our route to market distribution channels, and the training and support we offer to our trade customers to embed underage access prevention mechanisms. In 2025, this included an overview of our contribution to the development of industry standard age verification technologies for retailers in the U.S. As part of its annual agenda, the Audit Committee also oversees compliance with the Group’s responsible marketing framework and underage access prevention procedures. The Board is kept updated on our partnerships with our trade customers to combat illicit trade, including our membership in trade associations that engage with governments on this topic. The Board also received an overview on our continuing efforts to work with retail customers to establish take-back schemes in markets where we sell electronic New Categories products, focussing our approach on promoting consumer awareness of these schemes. Read our Responsible Marketing Principles at bat.com/principles ä Read more about our approach to customer engagement on pages 17, 82 to 83 and 111 + BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Board Engagement with Stakeholders Continued 192 Note: ^ Although financial materiality has been considered in the development of our Double Materiality Assessment (DMA), our DMA and any conclusions in this document as to the materiality or significance of sustainability matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities. Suppliers Effective relationships with leaf suppliers, contracted farmers and suppliers of direct materials and indirect services are essential for a resilient and efficient supply chain and promote an ecosystem of innovation. These relationships are managed at functional and local market levels. Through briefings provided by Management Board members and other senior management, the Board oversees the Group’s supply chain and leaf sourcing strategies, developments in strategic partnerships, and is updated on our sustainable agriculture and farmer livelihoods programmes. As part of a market visit to our Shenzhen Innovation Centre in May 2025, several Directors had the opportunity to meet with strategic supply partners and gain insights on how co-ideation and co- location approaches play a key role in accelerating New Categories innovation. On a visit to Trieste in September 2025, a number of Directors learnt more about our leaf procurement in Italy, our relationships with local tobacco growers, and met with stakeholders from the Italian Ministry of Agriculture. In October 2025, the Board gained further insights on leaf agronomy and relationships with farmer communities on a visit to leaf growing and threshing facilities in Brazil. During 2025, the Board oversaw entry into a new strategic partnership to transform the delivery of the Group’s business solutions and its supply chain network. The Board was updated on progress in our supplier enablement programme, and expansion of our CDP supply chain assessments to cover around 80 per cent of Scope 3 GHG emissions in our non-leaf supply chain. The Board approved the introduction of a revised version of our Supplier Code of Conduct in 2025. It also reviewed our annual Modern Slavery Statement, annual Conflict Minerals Report and the measures implemented with our suppliers during the year to mitigate supply chain risks. Read our Modern Slavery Statement at bat.com/msa ä Read more about our approach to engaging with suppliers on pages 17, 39, 121 to 127 and 130 to 131 + Note: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. Society We recognise our responsibility to society to reduce the health, environmental and social impacts of our business. We seek to contribute to debate on THR and the regulatory environment in which we operate, recognising that meaningful change requires partnerships between governments, regulators and industry. Across the Group, we engage with stakeholders in scientific and public health communities, governments and regulators, non-governmental organisations (NGOs) and local communities. This engagement is managed at multiple levels in our organisation, by local market, business unit and functional teams. The Board is updated on engagement with, and the perspectives of, scientific communities, regulators, public health bodies and other stakeholders. In 2025, this included briefings on our contribution to external forums such as the Global Tobacco and Nicotine Forum (GNTF), at which our Chief Corporate Officer spoke on the importance of real- world evidence and data to inform THR policy decisions. The Board was also updated on our Sustainable Future Summit held in September, which provided an opportunity for engagement with stakeholders on THR understanding through our OmniTM initiative, and to gain further perspectives on our sustainability agenda. The Board oversees how the Group responds to stakeholder perspectives on the environmental impact of our operations and products. In 2025, the Board approved the introduction of new targets for 2030 across our sustainability pillars, for climate, nature, circularity and communities. The Board reviews updates on our engagement with governments, regulators and anti-illicit trade collaborations across the Group. The Audit Committee is briefed on our engagement with tax authorities on material tax matters and has oversight of political contributions made in the U.S. Non-Executive Directors regularly attend the Corporate Audit Committee and Regional Audit Committees, where societal and community perspectives at regional and local levels are discussed, and the Audit Committee reviews feedback from these Committees. Read more about our engagement with governments and wider society on pages 17 and 60 to 127 + Spotlight OmniTM Building global scale and impact OmniTM is BAT’s comprehensive, science-backed resource on THR, highlighting our commitment to reducing the health impact of our business by offering adult smokers a range of lower-risk alternatives to cigarettes.*†† It provides in-depth insights for policymakers, regulators, public health authorities and scientists to support evidence-based decision-making. OmniTM was launched in 2024 and the Board has overseen progress made through 2025 to expand the reach and presence of OmniTM around the world and accelerate constructive dialogue on the public health benefits of THR. OmniTM activation events bringing together expert perspectives, furthering dialogue with stakeholders and working to reshape the narrative around THR were held in 18 markets in 2025, including China, Croatia, Germany, Japan, Kenya, Pakistan, Romania and Sweden, with over 1,000 stakeholders in attendance across the events and over 5mn digital engagements across platforms. OmniTM contribution to societal debate on THR was shared in in September 2025 at our Sustainable Future Summit, held at the McLaren Technology Centre in the UK, attended by representatives from our investor and sustainability communities and supply chain partners. Activation throughout the year was complemented by our new podcast series, The Smokeless World, hosted by our Chief Corporate Officer, which invites listeners to review the evidence and join the conversation. Our Board reviewed the impact of global OmniTM activations and indicators of positive momentum in key markets, including through THR perception research designed to measure shifts in stakeholders’ awareness and knowledge of THR. Learn more about OmniTM at asmokelessworld.com ä BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 193 Our People Our people are critical to our success. Fostering an exciting, winning organisation is a core part of the Dynamic Business pillar of our strategy and the Board is committed to regular and meaningful dialogue with our workforce and to taking their perspectives into account in decision-making and strategy development. Our Approach to Workforce Engagement Our Board is kept informed of the views and perspectives of our people across the Group through a combination of established engagement methods in place across multiple channels and at different levels of our organisation. These channels, highlighted below, include direct engagement for Directors through market and operational site visits which incorporate participation in town hall and Q&A sessions (see page 186); the Chief Executive’s programme of regional and market visits to connect with local employees; our Chief Executive’s ‘Let’s Talk’ live Q&A series open to all our workforce; and live webcasts presented by our Chief Executive and other Management Board members to discuss the Group’s performance, results, strategic objectives, business outlook and embedding our values, with Q&A. Overall, there were 46 market visits or other engagement forums attended by one or more of our Directors in 2025, comprising 5 in the U.S., 15 in the Americas and Europe region, 6 in the Asia-Pacific, Middle East and Africa region and 20 with global functions. In addition to direct engagement activities, our Directors are kept informed of the views and perspectives of our people arising from engagement at different levels of the organisation (for example, townhall sessions, employee focus groups, works councils, and regional, function and local webcasts), including through reports from the Chief People Officer, and from the Group Head of Business Integrity & Compliance in relation to Speak Up channels. Employee Listening Framework We enhanced our approach to engagement with our people in 2024, through the introduction of our employee listening framework. This facilitates more frequent opportunities for employees to share their feedback and empower line managers to drive actions at team level. Further deployment of our employee listening framework in 2025 is highlighted below. The Board received feedback through the employee listening framework several times in the year, with outcomes and actions fed back to employees to support an ongoing dialogue. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Board Engagement with Stakeholders Continued 194 Director market and site visits Our Directors are invited to participate in market and operational site visits, local townhall and discussion sessions during the year, allowing them to hear directly from colleagues at different levels across the organisation and discuss their perspectives (discussed on page 186). Tadeu’s Let’s Talk live Q&A forum Our Chief Executive hosted four live Let's Talk forums in person and via webcast, open to all colleagues across the Group to ask him any questions. Our Chief Executive also hosted further Q&A sessions in townhall forums as part of his programme of regional and market visits over the year. Global, Functional and Regional webcasts and townhall sessions Briefings and townhall sessions, in person and by webcast with Q&A, are held at a global, functional and regional level throughout the year, including 'A Better Tomorrow – Live' with our Chief Executive to discuss business performance and strategic priorities. Global Leadership Meeting (GLM) Our Chief Executive hosts the annual GLM for around 120 of the Group's senior leaders. Our GLM in 2025 was held in Lisbon, Portugal, with the core theme of ‘Winning Together’. It included a fireside chat with Chair, Luc Jobin, and a celebration of contributions made by colleagues across the Group to strategic initiatives. Works Councils and European Employee Council meetings Works Councils and European Employee Council meetings provide structured engagement forums in various markets across Europe, in accordance with applicable regulations. Speak Up channels Our independently-managed Speak Up channels are available online and by telephone 24 hours a day in a range of local languages to allow anyone working for or with the Group to raise any concern on a confidential basis and anonymously if they prefer (see page 130). Underpinned by our employee listening framework Our employee listening framework was further deployed in 2025, complementing other employee engagement channels. This framework enabled our global Your Voice – Engagement and Your Voice – Inclusion core index surveys. It also supported on-demand topic surveys for deeper insights, employee life-cycle surveys for key transition points and other tools to provide a more regular and holistic understanding of the sentiments and perspectives of our people.

UK Companies Act: Employee engagement This section summarises the Directors’ approach to engaging with the Group’s workforce, including employees of UK Group companies, and how the Directors have regard to their interests. Further information is provided on pages 16 and 118, and pages 224 to 226 in relation to remuneration matters, including information about the effect that regard from Directors had on board discussions and decision-making. Effectiveness of Workforce Engagement Channels The Board monitors the effectiveness of channels for engagement with our people and how engagement informs Board decision- making and strategy development. Given the spread, scale and diversity of the Group’s workforce, the Board continues to consider it effective to use the combination of established channels discussed on page 194, augmented by feedback received through the employee listening framework and reporting to the Board on the views of the workforce during the year. All Group company employees, including individuals undertaking permanent roles on fixed-term contracts, are offered the opportunity to engage and provide their feedback through a combination of these channels. This approach enables the Board as a whole to understand the perspectives of our workforce received through the collective breadth of engagement channels at levels across the organisation. Examples of key themes and priorities from workforce feedback considered by the Board, and how that feedback has been responded to during the year, are discussed on page 187 and further below. 2025 Employee Listening Programme Employee listening initiatives conducted across the Group in 2025 included: Core Index Surveys – Your Voice – Engagement survey, open to all employees across the Group (or local business unit equivalent surveys), focused on employee engagement, their commitment to achieving goals, enablement and energy. 90% of employees across the Group participated in this survey, with results indicating an engagement index of 85% (+5ppt compared to FMCG comparator1). – Your Voice – Inclusion survey open to all employees across the Group focused on how our ‘truly inclusive’ value is embedded throughout the organisation. 89% of colleagues across the Group contributed their views, including on leadership behaviours, sense of belonging and psychological safety. Pulse surveys – With colleagues based in the UK to help to shape plans to redevelop our London head office workspaces. – With leaders in APMEA South to take their feedback on change readiness initiatives. – With Global Business Services and Supply Network Operations colleagues to gather feedback on change management and transition progress as part of the Partnering for Success programme. – With a sample of employees globally to establish a baseline for tracking our year-on-year progress in implementing our People Strategy through to 2030. Examples of key themes arising from employee listening initiatives and how we respond – Driving process simplification and accountability: A key priority for the Fit2Win programme initiated in 2025 is to review processes and ways of working and identify opportunities for simplification, and to strengthen an accountabilities-focused mindset across the organisation, taking into account feedback from colleagues. Through the programme, it is planned that initiatives will be embedded across the Group to enable more effective, data-driven, digital ways of working across the organisation and to develop the reward framework to enhance the linkage between individual performance and incentive scheme outcomes, supported by a structured approach to change management. – Embedding our 'truly inclusive' value: In response to feedback from colleagues identifying opportunities to enhance an inclusive culture, our new inclusive culture strategy was co-created with employees through a range of inputs and endorsed by the Board for introduction in 2025 (discussed further on page 187). ‘Truly inclusive’ objectives were embedded in annual performance objectives for our management grades in 2025. – Building Digital Capabilities: The ‘Think agAIn’ learning capabilities programme was launched in 2025 to support data-driven, digital ways of working and in response to growing interest indicated by colleagues across the organisation to make effective use of emerging technologies. The programme is designed to build foundational AI capabilities across the Group, coupled with training on responsible and ethical use of AI to support appropriate application. – Fostering a culture of innovation across our organisation: Feedback from our global listening initiatives highlighted colleagues’ enthusiasm to be actively involved in contributing to innovation in a variety of contexts across our business. Following pilot schemes in 2025, ‘the Greenhouse’ collaboration platform is planned for phased expansion across the Group to offer an open invitation to colleagues to present and promote ideas for innovation in any part of the business. Read more about our Your Voice surveys on pages 118 and 186+ Note: 1. Score is benchmarked against our global comparator group for Fast Moving Consumer Goods (FMCG) companies. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 195 Luc with Karen, Serpil and Uta attending a discussion forum with colleagues in Rome, Italy in September 2025 Outlined below are examples of principal decisions made or overseen by the Board over the year, highlighting how the Board considered relevant factors, including key stakeholder perspectives, the environment, reputation for high standards of business conduct, and the long-term impact of decisions. Our key stakeholders and how the Board engages with them are discussed further on pages 16 to 17. Board activities in 2025 are set out on pages 188 to 189. Principal decisions Key stakeholder perspectives taken into account Effective capital allocation As part of the Board’s review of capital allocation during the year, and approval of the 2026 budget, the Board took account of the focus areas of driving quality growth, acceleration of New Categories contribution and cash generation, balanced by targeted investment and portfolio optimisation. Capital allocation also reflected the continued importance of de-leveraging in line with our guidance and enabling robust returns to our shareholders through progressive dividends and sustainable share buy-backs, with the share buy-back programme now extended into 2026. The 2026 budget also takes account of the resource allocation required to maintain competitive remuneration for our people and effective partnerships with our suppliers and customers, continue our investment in scientific research and deliver our sustainability targets, including those aimed at reducing the environmental impacts of our operations. Oversight of the Fit2Win Programme During the year, the Board has overseen the strategic approach to implementing our structured, time-bound Fit2Win programme to review processes and ways of working with the aim of generating efficiencies, simplifying processes and facilitating greater agility in decision making. The Fit2Win programme includes a review of overhead optimisation opportunities, including organisational design, routes to market and approach to digitalisation to deliver more effective, data-driven ways of working. Through this oversight, the Board has taken into account the anticipated longer-term benefits to the Group, and ultimately to investors, of realising cost efficiencies and increasing cash flow for reinvestment in support of sustainable growth initiatives. The Board considered the potential impacts of the Fit2Win programme on employee sentiment and the importance of a comprehensive approach to change management to fully embed anticipated benefits. The Board also recognised the value of forging deeper relationships with strategic partners to share expertise and build solutions that will enhance our operations and product portfolios. Standards of Business Conduct (SoBC) and Supplier Code of Conduct (SCoC) 2025 The Board approved the introduction of updated versions of our SoBC and SCoC from 1 April 2025. In reviewing the updated policies, the Board considered how these aligned with the Group’s strategy and values and took account of investors’ and wider stakeholders’ expectations for high standards of business integrity. The updates to our SoBC were informed by evolving regulatory requirements, industry practices and feedback from employees and external business partners. Our revised SCoC include provisions asking our suppliers to convey our standards to their supply chain partners, extending their application across our value chain. Continued development of these policies demonstrates our focus on delivering results in a sustainable and ethical manner. Introduction of new sustainability targets for 2030 The Board approved the introduction of our 2030 sustainability targets, which take account of the outcomes of our Double Materiality Assessment^ and stakeholder engagement. The targets address four interconnected key impact areas beyond THR, in alignment with our sustainability strategy, directed at climate, nature, circularity and communities. The Board considered the rationale behind each of the new targets within these impact areas, and also took account of the emphasis placed by key stakeholders, including investors, our people, consumers, customers, suppliers and wider society, on the importance of responding to our key sustainability topics and maintaining high standards of environmental and social management. We define principal decisions as those decisions, oversight and/or discussions by the Board that are strategic or material to the Group and those of significance to any of our key stakeholders. Note: ^ Although financial materiality has been considered in the development of our Double Materiality Assessment (DMA), our DMA and any conclusions in this document as to the materiality or significance of sustainability matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Principal Decisions Made by the Board 196 Shareholders and Investors Consumers Customers Suppliers Our people Governments and wider society The Board comprises our Non-Executive Chair, our Chief Executive and eight independent Non- Executive Directors. The roles and division of responsibilities between the Chair, Executive Directors and Non-Executive Directors are summarised below. Roles and Division of Responsibilities Role Responsibilities Chair – Leadership of the Board and its overall effectiveness – Promotes culture of openness, constructive debate and effective decision-making – Sets the Board agenda – Facilitates constructive board relations – Interfaces with shareholders – Ensures effective shareholder engagement – Representational duties on behalf of the Company Chief Executive – Overall responsibility for Group performance – Leadership of the Group – Enables planning and execution of Group objectives and strategies – Stewardship of Group assets – Drives the cultural tone of the organisation Chief Financial Officer1 – Leadership of the Group in respect of financial matters – Enables planning and execution of Group financial objectives and strategies – Provision of accurate, timely and clear information to the Board on the Group's financial performance Senior Independent Director – Leads review of the Chair’s performance – Presides at Board meetings in the Chair’s absence – Chairs the Nominations Committee when Chair succession considered – Sounding board for the Chair – Intermediary for other Directors – Available to meet with shareholders Non-Executive Directors – Oversee Group strategy and resource allocation – Monitor Group performance and monitor delivery of Group strategy – Oversee the risk management and internal control framework – Review management proposals and provide strategic guidance – Scrutinise and hold to account performance against objectives – Bring external judgement, perspective and effective challenge to management Note: 1. Soraya Benchikh stepped down as Chief Financial Officer and as an Executive Director with effect from 26 August 2026, and Javed Iqbal currently holds the role of Interim Chief Financial Officer. Javed is not an Executive Director. The responsibilities of the Chair, Executive Directors and Senior Independent Directors are available at bat.com/governance ä Board Efficacy The Chair facilitates constructive Board relations, supporting effective contribution from Non-Executive Directors and promoting a culture of openness and debate. The Chair seeks a consensus at Board meetings but, if necessary, decisions are taken by majority decision. If any Director has concerns about any issues that cannot be resolved, such concerns are noted in the Board minutes. No such concerns arose in 2025. Scheduled Board meetings during the year were convened in person. The Board held its strategy sessions in October 2025 in Rio de Janeiro and Santa Cruz do Sul, Brazil. Feedback from the annual Board performance review confirmed that Board meetings continued to operate well and are considered to be chaired effectively. Non-Executive Director Meetings Meetings of the Non-Executive Directors, led by the Chair and without any Executive Director present, are scheduled in the Board calendar. These meetings are usually held following scheduled Board meetings, with additional Non-Executive Director meetings convened where required. The Executive and the Non-Executive Directors also meet annually, led by the Senior Independent Director and without the Chair present, to discuss the Chair’s performance. Independence The Board considers all Non-Executive Directors to be independent, as they are free from any business or other relationships that could interfere materially with, or appear to affect, their judgement. Luc Jobin was determined by the Board to be independent on his appointment as Chair, as reported in the Company’s Annual Report and Form 20-F for 2020. The Board has determined Holly Keller Koeppel to be independent, having taken into account her service on the board of Reynolds American Inc. (Reynolds American) as an independent, non- executive director. Luc and Holly were originally appointed to the Board in 2017 following the acquisition of Reynolds American and pursuant to the Agreement and Plan of Merger with Reynolds American. The Board additionally considered the independence of Karen Guerra and Véronique Laury, who both serve as Non-Executive Directors of the Company and as board members of Société Bic S.A. (Bic), following Karen’s appointment to the board of Bic in December 2025. The Board determined that Véronique’s and Karen’s positions on the board of Bic did not impact their independence. The Board has also considered the independence requirements outlined in the NYSE’s listing standards and has determined that these are met by the Chair and all the Non-Executive Directors. The Board considers that it currently includes an appropriate combination of Executive and Non-Executive Directors. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Our Approach to Division of Responsibilities 197 [Placeholder for image from strategy sessions in Brazil] Luc with Uta, Karen and Tadeu touring green leaf threshing and leaf growing facilities in Santa Cruz do Sul, Brazil in October 2025 Commitment Before appointing new Directors, the Board takes into account their other commitments and significant time commitments are disclosed and considered prior to appointment. The letters of appointment for the Chair and Non-Executive Directors set out their expected time commitment to the Company (see page 203). Any additional external appointments following appointment to the Board require prior approval by the Board in accordance with the 2024 Code. The Board assesses the significance of any additional external appointment notified by a Director, supported by the Company Secretary. During 2025, the Board considered Karen Guerra’s appointment as a board member of Bic, a company listed on Euronext Paris, effective from 16 December 2025, and Holly Keller Koeppel’s appointment as a Non-Executive Director of Shell plc (Shell), a company listed on the London Stock Exchange, Euronext Amsterdam and the New York Stock Exchange, effective from 1 January 2026. These additional appointments were considered by the Board to be significant in accordance with the 2024 Code, however the Board concluded that these appointments would not impact the ability of Holly and Karen to serve effectively as Non- Executive Directors in view of the anticipated time commitments in each case. Conflicts of Interests The Board has formal procedures for managing conflicts of interest. Directors are required to give advance notice of any conflict issues to the Company Secretary. These are considered either at the next Board meeting or, if timing requires, at a meeting of the Board’s Conflicts Committee. Each year, the Board considers afresh all previously authorised situational conflicts. Directors are excluded from the quorum and vote in respect of any matters in which they have an interest. In 2025, potential situational conflicts were reviewed and authorised by the Board in relation to Karen’s appointment as a board member of Bic, and Holly’s appointment as a Non-Executive Director of Shell, as both the Bic group and the Shell group are suppliers to the Group. The Board noted those supply arrangements are not material and that Karen and Holly respectively have no involvement in the operations of those suppliers or Group companies supplied by them. The Board determined that Karen’s appointment to the board of Bic and Holly’s appointment to the Board of Shell did not impact their independence as Non-Executive Directors. Information and Advice Directors receive effective support to assist them in meeting their responsibilities under the 2024 Code and discharging their directors’ duties, both individually and collectively, including the following: – The Company Secretary ensures effective information flow within and between the Board and its Committees, and between the Non-Executive Directors and senior management. The Company Secretary, in conjunction with external advisers where appropriate, advises the Board on all governance matters. – All Directors have access to the advice and services of the Company Secretary. The appointment and replacement of the Company Secretary is a matter for the Board. – A procedure is in place for all Directors to take independent professional advice at the Company’s expense if required. – Directors receive papers for review in good time ahead of Board and Committee meetings. Papers and presentations to the Board and its Committees include discussion of specific stakeholder considerations as applicable. – Each Board Committee may obtain independent legal or other professional advice, at the Company’s expense, and secure attendance at meetings of external participants if needed. Board Induction All Directors receive a comprehensive and personalised induction on joining the Board, tailored to their skills, experience, background, committee membership and requirements of their role. Uta Kemmerich-Keil and Matthew Wright completed their Non- Executive Director induction programmes in 2025, as highlighted on this page. Spotlight Non-Executive Directors’ Induction Uta Kemmerich-Keil and Matthew Wright Uta completed her induction to the Board following her appointment in February 2025. Matthew Wright completed his induction to the Board following his appointment in November 2025. Induction sessions were conducted through virtual and in-person briefings to enable delivery of interactive and comprehensive programmes. Inductions for Uta and Matthew included meetings with the Chair and the Senior Independent Director, along with a detailed series of briefings with the Chief Executive, Management Board members and other senior management covering Group strategy and transformation; purpose, values and culture; business regions; financial performance; operations and supply chain; digital strategy; product portfolios, marketing and scientific research; sustainability topics; shareholder and wider stakeholder engagement; corporate governance, business integrity and compliance; directors' duties; and treasury, risk, legal and regulatory matters. In preparation for her Audit Committee role, Uta’s induction programme also covered accounting and reporting matters, and a meeting with the External Audit Partner. In preparation for his Remuneration Committee role, Matthew’s induction incorporated briefings with the Remuneration Committee Chair and with the Remuneration Committee’s UK and U.S. remuneration advisers on executive and wider workforce remuneration topics. Uta speaking with colleagues at the Innovation Centre in Shenzhen, China in May 2025 Professional Development The Chair meets with each Non-Executive Director individually towards the end of the year to discuss their individual training and development plans. More broadly, Non-Executive Directors participate in a full programme of briefings during the year across the Group’s strategic pillars provided by the Chief Executive, members of the Management Board, the Company Secretary, other senior executives and outside advisors. Non-Executive Directors regularly attend meetings of the Group’s Regional Audit Committees and Corporate Audit Committee to gain a better understanding of the Group’s regions and central functions and the risks faced by the business at market, regional and functional levels. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Directors’ Commitment and Board Support 198

During 2025, key briefings for the Board included an in-depth review of generative AI led by the Director, Digital & Information, with insights from external advisers. This covered the growth of generative AI to date and looking ahead to 2035, business impacts and key use cases, the approach to enabling generative AI across the Group and considerations for the Board, including efficiency opportunities and governance to promote its responsible and ethical use. The Company’s brokers also briefed the Directors on global market dynamics, U.S. macroeconomic trends, and their potential impacts on the consumer sector. Board Committee members are updated on developments within the remit of their Committees. All Board members attended the meetings of the Audit and Remuneration Committees held in October 2025, so Directors who are not members of those Committees could gain a better understanding of their work. In 2025, the Chief Sustainability Officer briefed the Audit Committee on the continued development of the Group’s sustainability reporting in line with TCFD recommendations and evolving reporting regulations, including the EU Corporate Sustainability Reporting Directive (CSRD) and IFRS Sustainability Disclosure Standards. Briefings of this nature inform the Committee's oversight of the Group's sustainability reporting framework and are scheduled on a regular basis. The Interim Group Head of Internal Audit briefed the Audit Committee on the approach to the next stage of implementation of the 2024 Code and the external auditors provided regular updates to the Committee on developments in UK financial reporting regulations. The Remuneration Committee is briefed by its own external consultants on UK and U.S. corporate governance developments relevant to executive and wider workforce remuneration. Briefings provided to the Committee during the year included market updates and investor perspectives on executive incentive schemes. Board Review Process The Board conducts a thorough annual review of its effectiveness and performance, and that of its Committees and individual Directors. The Chair is responsible for the overall review and each Committee Chair for the review of their own Committee. In 2025, this annual review process was externally-facilitated by Dr Tracy Long of Boardroom Review Limited (Boardroom Review). Boardroom Review previously facilitated the Board’s review process in 2022. Dr Long and Boardroom Review have no other connection with the Company, its Directors or the Company Secretary. All Directors (in role in October 2025) participated fully in the review in 2025. Dr Long individually interviewed each Director, the Company Secretary and several members of senior management to assess the effectiveness and performance of the Board, the Committees of which they were a member or regularly attended during the year, and each of the Directors. Dr Long observed meetings of the Board and the Audit and Nominations Committees in July 2025, and meetings of the Board and Remuneration Committee in October 2025. Dr Long also reviewed corporate governance arrangements and Board and Committee minutes and papers as background for her review. Dr Long reported to the Board on her findings and recommendations, which were considered by the Board and further discussed with Dr Long. The Board then identified action areas for 2026, summarised on page 200. The Chair received feedback from Dr Long on the performance and effectiveness of the Chief Executive and the Non-Executive Directors (other than himself). The Chair provided individual feedback to each Director. The Senior Independent Director received feedback from Dr Long on the Chair’s performance and effectiveness, and led a discussion on this feedback with the other Directors (other than the Chair). The Senior Independent Director then gave feedback to the Chair. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Board Effectiveness 199 2023 Internal performance review 2024 Internal performance review 2025 External performance review 2026 Internal performance review 2025: Externally facilitated Board review process Plan and Evaluate – The facilitator conducted initial briefing sessions with the Chair and Company Secretary. – The facilitator conducted a series of interviews with each of the Directors, the Company Secretary and several members of senior management. – The facilitator observed Board, Audit and Nominations Committee meetings in July 2025, and Board and Remuneration Committee meetings in October 2025. Assess and Report – The facilitator assessed effectiveness and performance and prepared a forward-looking report with recommendations for the Board. – The facilitator discussed overall findings and recommendations with the Chair. – The facilitator held feedback sessions with the Chair, Chief Executive, Senior Independent Director and Company Secretary. Review and Action – The Board reviewed findings and recommendations arising from the review, and identified action areas for 2026. – The Chair provided feedback to the other Directors. – The Senior Independent Director provided feedback to the Chair. 2025 Board Review: Overview of Outcomes The Board considered the outcomes of the externally facilitated review conducted for 2025 and concluded that the Board performs effectively and has a sound working relationship with its Committees. The review found the Board to have an open, collaborative and professional culture with a number of core strengths. From a strategy and risk perspective, the review identified the Board and the executive management team to have a shared view on long- term strategy. The Board’s strategy discussions had enabled sharper focus on transformation, performance and other priorities, while maintaining close attention to the competitive landscape. Risks, including those related to regulation, geopolitical tension and cyber security, were also actively recognised and addressed. The review considered the Board’s oversight of people and culture. With the tone set by the Chief Executive, executive relationships and broader corporate culture were viewed to be strong, supported by positive values and demonstrated through a high degree of co-operation across the Group. The review also highlighted the Board’s focus on executive development and succession planning to support long-term sustainability. Board dynamics were found to enable direct discussion and constructive debate, with the complementary partnership between the Chair and Chief Executive providing clear leadership and direction, and relationships between Non-Executive Directors and executive management observed to be open and transparent. The Audit, Nominations and Remuneration Committees were considered to be effectively chaired, engaged and well supported. Forward-looking considerations identified for the Board included effective navigation of execution risks and cultural evolution associated with embedding transformational change and the need for continued visibility of the diversified landscape in that context. The review also noted the importance of continued focus on Board succession planning, including for the Chair of the Board. Dr Long of Boardroom Review Limited has reviewed the discussion of the Board review process on pages 199 to 200 and has confirmed that it presents a fair summary of the review process and its outcomes. Dr Tracy Long of Boardroom Review Limited is a member of The International Register of Board Reviewers. Review focus areas Progress against key actions identified for 2025 Key actions identified for 2026 Board Composition The Nominations Committee continued to focus on succession planning for Non-Executive Directors during 2025, taking into account the Group’s strategic objectives and anticipated future retirements. Uta Kemmerich-Keil was appointed in February 2025 and Matthew Wright was appointed in November 2025. The Nominations Committee has also progressed succession planning activities for the role of Chair of the Board, Senior Independent Director and Chief Financial Officer. Succession planning for the role of Chair, other Non-Executive Directors and Chief Financial Officer will remain a priority for 2026. Non-Executive succession planning will anticipate the need to maintain relevant sector and market experience and transformation capabilities within the Board. Feedback received through the externally-facilitated review conducted in 2025 will be taken into account by the Nominations Committee as part of its Board succession planning activities. Strategy The Board’s agenda during the year enabled due focus on the progress of strategic implementation and oversight of capital allocation, with time dedicated to strategic discussions at the Board meeting held in Brazil in October 2025. The Board also reviewed progress against transformation metrics during the year. The Board’s agenda for 2026 will be developed to enable continued oversight of execution risks associated with transformational change and maintain time for strategic scenario planning and assessment of the diversifying competitive landscape. Risk Management The Audit Committee oversaw the development of the Group’s risk management and internal control procedures during the year in preparation for enhanced reporting on the effectiveness of material controls from financial year 2026. The Audit Committee’s agenda also maintained focus on evolving and emerging risks to the Group. The Audit Committee will oversee the procedures to support future Board declarations of the effectiveness of material controls under Provision 29 of the 2024 Code from financial year 2026. As part of the Group’s risk management and internal control framework, the Group’s existing risk appetite assessment will be developed on a forward-looking basis to support transformation initiatives and resource allocation. People & Culture The Board conducted a programme of market and site visits in 2025 enabling a range of engagement opportunities for the Directors; the programme is discussed at page 186. The Board’s agenda during the year also maintained focus on employee engagement and how our values are embedded (see pages 186 to 187). The new Directors’ Remuneration Policy was finalised and approved at the 2025 Annual General Meeting with a high degree of shareholder support. The Board’s oversight of organisational culture will remain a focus for the Board for 2026, particularly in the context of implementation of the Group’s Fit2Win programme and the adoption of a comprehensive approach to change management. The Nominations Committee’s agenda for 2026 will be developed to maintain time for oversight of the longer-term senior management succession pipeline and monitoring of succession plans taking into account organisational transformation. Professional Development The Board’s professional development programme in 2025 included an in-depth review of generative AI, business impacts and key use cases, with insights from external advisers. The Board’s professional development programme in 2025 is discussed further on pages 198 to 199. The Board’s professional development agenda for 2026 will enable further coverage of digital and cyber risks and incident response training for Directors. The Directors’ annual programme of market and site visits will be developed for 2026 to continue to enable direct engagement with local colleagues and wider stakeholders. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Board Effectiveness Continued 200 Nominations Committee current members Luc Jobin (Chair) Kandy Anand Karen Guerra Holly Keller Koeppel Uta Kemmerich-Keil Véronique Laury Darrell Thomas Serpil Timuray Matthew Wright Key Activities in 2025 – Succession planning for the role of Chair of the Board, discussed by the Senior Independent Director on page 202. – Succession planning for the role of Senior Independent Director and recommending to the Board the appointment of Karen Guerra as Senior Independent Director with effect from conclusion of the 2026 AGM, when Holly Keller Koeppel steps down from the Board. – Making recommendations to the Board in relation to the transition of the role of Chief Financial Officer and appointment of Javed Iqbal as Interim Chief Financial Officer. – Succession planning for the role of Chief Financial Officer (discussed on page 203). – Making recommendations to the Board to appoint Uta Kemmerich-Keil as a Non- Executive Director and member of the Audit and Nominations Committees, Matthew Wright as a Non-Executive Director and a member of the Remuneration and Nominations Committees (both discussed on page 203) and Karen Guerra as a member of the Remuneration Committee. – Ongoing review of the profile, capabilities and experience required of future Non- Executive Directors, taking into account the Group’s strategic objectives and the Directors’ skills matrix, to support future Non-Executive Director succession planning activities, referred to at page 203. – Reviewing plans for Management Board restructuring and succession planning and making recommendations to the Board to implement changes to the structure and composition of the Management Board (discussed on page 204). – Making recommendations to the Board in relation to Directors’ annual appointment and re-election at the 2026 Annual General Meeting (or election for the first time, as applicable) (discussed on page 203). – Reviewing Executive Directors' and Management Board members’ annual performance assessments and overseeing the development of a pipeline of potential candidates for Management Board roles. – Overseeing efforts to promote an inclusive and high-performing culture across the Group as part of the Group’s talent strategy, and progress in building diverse representation in talent pipelines and creating enablers across the global organisation. Nominations Committee Role As set out in the Terms of Reference, the Nominations Committee is responsible for: – reviewing the structure, size and composition of the Board, its Committees and the Management Board on a regular basis to ensure they have an appropriate balance of skills, experience, knowledge and, in relation to the Board, independence; – overseeing plans and processes for orderly succession for appointments to the Board, its Committees, the Management Board and Company Secretary to maintain a combination of skills and experience and to ensure progressive refreshing of both Boards; – making recommendations to the Board on suitable candidates for appointments to the Board, its Committees, the Management Board and Company Secretary, ensuring that the procedure for those appointments is rigorous, made on merit against objective criteria, and has due regard for the promotion of diversity, inclusion and equal opportunity; – assessing the time needed to fulfil the roles of Chair, Senior Independent Director and Non-Executive Director, and ensuring Non-Executive Directors have sufficient time to fulfil their duties; – overseeing the development of a pipeline of diverse, high-performing potential Executive Directors, Management Board members and other senior managers; and – implementing the Board Inclusion & Diversity Policy (maintained in alignment with the UK Disclosure Guidance and Transparency Rules) and monitoring progress towards the achievement of its objectives, summarised on page 205. Nominations Committee Terms of Reference Revised terms of reference for the Nominations Committee were introduced with effect from 1 November 2025. The Committee’s terms of reference align with the 2024 Code as it applies to the Company from 1 January 2025. For the Committee’s terms of reference see www.bat.com/governance ä BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Nominations Committee 201 Luc Jobin Chair of the Nominations Committee Update on Chair Succession Planning Holly Keller Koeppel Senior Independent Director As the Senior Independent Director, I have led the Nominations Committee in a rigorous process to identify a successor for the role of Chair of the Board. Our current Chair, Luc Jobin, was first appointed as a Non- Executive Director in July 2017 and subsequently appointed as Chair in April 2021. In July 2026, his tenure on the Board will reach nine years, including five years as Chair. As more broadly described in this report, the Board is committed to maintaining high standards of corporate governance and recognises the importance of Board refreshment. As a Board, we have been planning for Chair succession for some time. Russell Reynolds1, a well-established, specialist external search consultancy, has been engaged to support this process. The Committee, comprising all the Non-Executive Directors, worked with appropriate involvement from Luc and our Chief Executive to validate objective criteria for the role profile. We are clear on the experience, competencies and leadership qualities we are seeking to fulfil the role as Chair and lead the Board as it continues to guide the Group through its transformation agenda. These include global leadership at scale, business transformation as well as alignment with our values. We have considered a number of credible candidates against the Board’s criteria and the Board has unanimously concluded that extending Luc's tenure as Chair is in the best interest of BAT at this time. The extension will be for a period of up to two years until the Company’s AGM in April 2028, with the aim of appointing a new Chair within that time. Our search will continue with renewed focus in the meantime. Luc is a proven and respected Chair, known for his judgement, integrity and inclusive style and has provided consistent insight, support and constructive challenge to management through the evolution of the Group’s strategy since his appointment in 2017. Although an extension to Luc's tenure beyond July 2026 would represent a departure from the 2024 Code recommendation that a Chair not remain in post beyond nine years from the date of first appointment to the board, the Board considers that extending Luc's tenure is in the best interests of the Company and our shareholders at this time. An extension removes uncertainty during this important phase of the Group’s transformation, while providing the Committee with sufficient flexibility to build optionality and appoint the right candidate to this role. These arrangements will continue to be reviewed on an annual basis by the Committee, led by the Senior Independent Director. Luc’s re-election will be presented for annual shareholder approval at the Company’s AGM in the usual way. As previously announced, Karen Guerra will be appointed as Senior Independent Director at the conclusion of the Company’s AGM (subject to re-election) when I step down from the Board. Karen has been closely involved in the process to date and will be well positioned to lead the Committee in the refreshed Chair succession process moving forward. Holly Keller Koeppel Senior Independent Director Note: 1. Russell Reynolds Associates is an independent executive search firm, which applies the Standard and Enhanced Codes of Conduct for Executive Search Firms. The firm has no connections with the Company or its Directors other than in respect of the provision of executive search and consultancy services. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Nominations Committee Continued 202

Board Succession Planning The Board considers the length of service of Directors holistically and the importance of refreshing Board membership progressively over time. The Committee is responsible for regularly reviewing the composition of the Board and the Management Board to ensure both have an appropriate combination of skills, experience and knowledge. The Committee is also responsible for identifying candidates for appointment to the Board, ensuring that all appointments are made on merit, against objective criteria and with due regard for the promotion of inclusion, diverse representation and equal opportunity, taking into account our Board Inclusion & Diversity Policy, discussed on page 205. The process for selection and appointment of Directors to the Board includes interviews with a range of candidates and evaluation of candidates’ experience and attributes and how these would augment the Board’s mix of skills, experience and knowledge. An executive search agency is generally used to support with the appointment of a new Chair or Non-Executive Director. Non-Executive Director Succession Executive search consultancy Egon Zehnder4 has provided support to the Committee in its Non-Executive Director succession planning activities during the year. In 2025, the Committee recommended to the Board the appointment of Uta Kemmerich-Keil as a Non-Executive Director. As part of this process, specific candidate selection criteria were developed to reflect core skills requirements, including for transformational thinking, consumer and digital understanding and strategic acumen. A short list of candidates was presented to the Committee and preferred candidates were interviewed by members of the Board, who reported back to the Committee. Thorough consideration was given to candidates’ skills, experience, diversity of attributes and fit with the selection criteria, leading to the Committee’s recommendation to appoint Uta to the Board. Uta brings with her notable transformational and M&A experience, in particular from the consumer goods and pharmaceutical sectors. Her biography is set out on page 180. The Committee also led the selection process leading to the appointment of Matthew Wright as a Non-Executive Director on 1 November 2025. As part of the selection process, interviews were undertaken with several Directors, including the Chair, the Senior Independent Director and the Chief Executive. This selection process also included a full assessment of candidate skills, expertise, diversity of attributes and fit with the role criteria. Matthew brings valuable experience of cultural transformation in global organisations and extensive leadership experience across Asia, Europe and the U.S. His biography is set out on page 181. Executive Director Succession Following appointment of Javed Iqbal as Interim Chief Financial Officer in August 2025, the Committee is conducting a comprehensive, international search process to identify a new Chief Financial Officer. This search process is supported by Spencer Stuart5, an executive search consultancy. The Committee’s approach to succession planning for Executive Directors in the longer term is set out on page 204. Terms of Appointment to the Board Details of the Directors’ terms of appointment and the Company’s policy on payments for loss of office are set out in the 2025 Directors’ Remuneration Policy (set out in the Remuneration Report in the Company’s Annual Report and Form 20-F for 2024). The Executive Directors have rolling one-year contracts. Non- Executive Directors do not have service contracts with the Company but instead have letters of appointment for one year, with an expected time commitment of 25 to 30 days per year. Board Retirements Murray Kessler stepped down from the Board with effect from 17 February 2025 and Soraya Benchikh stepped down from the Board with effect from 26 August 2025. Holly Keller Koeppel will step down from the Board with effect from the conclusion of the 2026 AGM and will therefore not be proposed for re-election. Annual General Meeting The Company will submit all eligible Directors for re-election, and election for the first time in the case of Matthew Wright. Prior to making recommendations to the Board in respect of Directors proposed for re-election or election for the first time (as applicable), the Committee carried out an assessment of each Director, including their performance, contribution to the long-term sustainable success of the Company and, in respect of each of the Non-Executive Directors, their continued independence and ability to devote sufficient time to their role (discussed on pages 197 and 198). The Chair’s letter accompanying the 2026 AGM Notice confirms that all Non- Executive Directors being proposed for re-election (or election for the first time, as applicable) are effective and that they continue to demonstrate commitment to their roles. Attendance at meetings in 20251(a), 2(a) Meeting attendance3 Name Member since Attended/Eligible to attend Luc Jobin 2017 9/9 Kandy Anand1(b) 2022 8/9 Karen Guerra1(b) 2020 8/9 Holly Keller Koeppel 2017 9/9 Uta Kemmerich-Keil1(b), 2(b) 2025 6/8 Véronique Laury1(b) 2022 7/9 Darrell Thomas1(b) 2020 8/9 Serpil Timuray 2023 9/9 Matthew Wright1(b), 2(c) 2025 1/2 Murray Kessler1(b), 2(d) 2023-2025 0/1 Notes: 1. Number of meetings in 2025: (a) the Committee held nine meetings in 2025, five of which were ad hoc. Four meetings of the Committee are scheduled for 2026. Additional meetings are convened on an ad hoc basis as required; (b) due to prior commitments: Kandy Anand and Karen Guerra did not attend the second ad hoc meeting called at short notice in August 2025; Uta Kemmerich-Keil did not attend the ad hoc meeting in April 2025; Véronique Laury did not attend the ad hoc meeting called at short notice in May 2025 and the second ad hoc meeting called at short notice in August 2025; Darrell Thomas and Matthew Wright did not attend the ad hoc meeting called at short notice in December 2025; and Murray Kessler did not attend the scheduled meeting in February 2025. Uta Kemmerich-Keil did not attend the scheduled meeting in December 2025 due to illness. 2. Membership: (a) all members of the Committee are independent Non-Executive Directors in accordance with the 2024 Code Provisions 10 and 17 and applicable U.S. federal securities laws and NYSE listing standards; (b) Uta Kemmerich-Keil joined the Committee on 17 February 2025 on her appointment to the Board; (c) Matthew Wright joined the Committee on 1 November 2025 on his appointment to the Board; (d) Murray Kessler ceased to be a member of the Committee on stepping down from the Board on 17 February 2025. 3. Other attendees: the Chief Executive and the Chief People Officer attend meetings by invitation but not as members. 4. Egon Zehnder Limited is an independent executive search firm, which applies the Standard and Enhanced Codes of Conduct for Executive Search Firms. The firm has no connections with the Company or its Directors other than in respect of the provision of executive search and consultancy services. 5. Spencer Stuart & Associates Limited is an independent executive search firm, which applies the Standard and Enhanced Codes of Conduct for Executive Search Firms. The firm has no connections with the Company or its Directors other than in respect of the provision of executive search and consultancy services. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 203 Board Inclusion and Diversity The Board promotes inclusion and diverse representation, within its own membership and more broadly at all levels across our organisation. Our Non-Executive Directors come from a broad range of industry and professional backgrounds, with varied experience and expertise aligned to the Group’s strategic objectives. The biographies of the Directors, including a summary of their skills, experience and contribution to the Board, and attributes of diverse representation on the Board are set out on pages 179 to 181. We report Board and executive management diversity data on page 395 in accordance with the UK Listing Rules. Currently, 50% of our Directors are women and 30% from an ethnic minority background (as defined by the UK Office of National Statistics). Oversight of our People Strategy The Board oversees our People Strategy and its implementation as a key enabler of the Dynamic Business pillar of our strategy. A new People Strategy for the Group was introduced in 2024, to foster an exciting, winning organisation supported through defined initiatives and measured through core indices. The strategic intentions of our People Strategy that underpin development of a diverse talent pipeline include: – Shaping a performance-driven & dynamic organisation with a progressive and results-focused mindset. – Nurturing relevant capabilities through meaningful development paths to drive skills development and talent retention, supported by clear leadership expectations and a culture of personalised learning. – Accelerating simplification & digitalisation embedding digital tools and processes across the organisation. – Creating a purposeful & energising environment living our values, embedding an inclusive culture and adopting a continuous listening approach, while rewarding performance and recognising progress. Supporting our People Strategy, the Board endorsed the introduction of a new inclusive culture strategy in 2025, with core priorities discussed further on page 187. Talent Pipeline Development During the year, the Board reviewed progress of key initiatives mapped to the strategic ambitions of our People Strategy across a rolling two-year roadmap, including: – Leadership Capabilities: Refresh of the Group’s global leadership programme portfolio for all management levels, to foster connections across the organisation. Grow leadership capabilities aligned with the leadership capabilities framework introduced in 2024 and now in place for all functions including proficiency descriptions, career navigators, self-assessment tools and development pathways. – Talent model: Embedding the Group’s employee lifecycle- focused talent model introduced in 2025, designed to build a future-ready talent pipeline aligned to the Group's strategy, including career pathways and resources to develop key skills and identify developing talent to inform succession planning and focused development actions. – Access to talent framework: Ongoing work to develop a versatile talent access framework, building on existing global mobility options, to address emerging challenges for recruitment and retention of talent in a dynamic global employment market. Management Board ethnicity and gender balance is reported on page 395 as part of our diversity reporting for executive management as at 31 December 2025. Senior Management Succession Planning As part of the Committee’s responsibility to oversee the development of a pipeline of diverse, high-performing senior management, it reviews succession plans and talent pools at short-term, mid-term and long-term time horizons for the Executive Directors, other Management Board members, and certain other members of senior management. The Committee takes into account the importance of growing an executive talent pipeline with diverse representation to support the development of strategic and functional capabilities and diverse representation in executive management in the longer term, including progress towards our ambition for 40% representation of Ethnically Diverse Groups1 for the Management Board and direct reports by 2027, in line with the recommendation made by the UK Parker Review. An update on our progress against this ambition is discussed at page 117. Our progress against our objective to develop a pipeline of diverse, high-performing senior managers is set out on page 205. Our Strategic Report discusses our People Strategy and progress of key initiatives further, and provides details on the diversity of our workforce and our senior management population. Read more on pages 38 to 39 and 116 to 118+ Progress of key initiatives as part of our People Strategy are also discussed in our People & Culture Report available at bat.com/people-and-culture-report + Executive Management Balance as at 31 December 2025 Management Board: Nationality 1 American 1 2 Australian 1 3 Belgian 1 4 Brazilian 2 5 British 3 6 German 1 7 Irish 2 8 Italian/Argentinian 1 9 Pakistani 2 Senior Management2 and their direct reports: Gender balance 1 Male 66 69% 2 Female 30 31% Notes: 1. Refer to page 375. Full description of key definitions set out in BAT’s 'Reporting Criteria' at bat.com/reporting 2. Senior Management comprises the Management Board and the Company Secretary, in accordance with the 2024 Code. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Nominations Committee Continued 204 1 2 3 4 5 6 7 8 9 1 2 Disclosures in accordance with the UK Disclosure Guidance and Transparency Rules Our revised Board Inclusion & Diversity Policy was approved by the Board and took effect in 2025, reflecting the introduction of the Group’s inclusive culture strategy. At BAT, we are proud to be a diverse and inclusive global organisation that encourages our people to value their differences and bring their best selves to work. Our ongoing commitment is underpinned by our values and our inclusive culture strategy, which envisions a workplace where everyone is respected, feels valued and belongs. Our commitment to inclusion and diversity across the Group is also embedded through our Group Standards of Business Conduct, applicable to all employees of the Group. Our Board Inclusion & Diversity Policy sets out our approach to inclusion and diversity applicable to the Board, its Committees1 and the Management Board2. This policy is intended to support the Board, through the activities of its Nominations Committee, in maintaining the effectiveness and balance of the Board, its Committees and the Management Board. Inclusion and diversity are key principles of our values. We think of diversity in its widest sense, as those attributes that make each of us unique. These include (and are not limited to) race, ethnicity, cultural and social backgrounds, geographical origin, nationality, gender, age, any disability, sexual orientation, religion, skills, experience, education, socio-economic and professional background, perspectives and thinking styles. We recognise that diverse representation is a critical component of board effectiveness and we are committed to promoting it in the composition of the Board, its Committees and the Management Board. The Nominations Committee is responsible for regularly reviewing the composition of the Board, its Committees and the Management Board to ensure these have an appropriate balance of skills, expertise and knowledge, and for ensuring that all appointments are made on merit against objective criteria and with due regard for the promotion of diversity, inclusion and equal opportunity3. This includes consideration of our Board Inclusion & Diversity Policy objectives set out below. The Nominations Committee is responsible for implementing this policy and monitoring progress against its objectives. This policy and progress against its objectives is reviewed annually by the Nominations Committee, in addition to other BAT initiatives that promote diverse representation across BAT (discussed further at pages 117 to 118). As part of the annual review of the effectiveness and performance of the Board, consideration is given to the balance of experience, skills, knowledge, independence and all attributes of diversity of the Board. Board Inclusion & Diversity Objectives and Progress Updates The objectives of our Board Inclusion & Diversity Policy and highlights of progress against these objectives in the year are set out below. Fostering an inclusive culture within the Group and leading by example In 2025, the Board oversaw the introduction of a new inclusive culture strategy for the Group, with core priorities to shape an inclusive culture together; create workplaces where everyone can thrive; and build internal communities that connect employees. It will be deployed across the Group in phases as an enabler of long-term people and wider business objectives, by promoting employee engagement and retention, fostering greater cross-functional collaboration and deepening cultural awareness. Considering all aspects of diversity when reviewing the composition of, and succession planning for, the Board, its Committees1 and the Management Board2 The Nominations Committee has regard to diversity in its widest sense, including attributes such as gender, race, ethnicity, cultural and social backgrounds, and other personal attributes referred to in our Board Inclusion & Diversity Policy above, when undertaking these activities. Maintain at least 40% representation of women on the Board The representation of women on the Board was 50% as at 31 December 2025 (2024: 50%). At the close of the 2026 AGM, it is anticipated that women will represent 44% of the Board. At least one of the following senior positions on the Board to be held by a woman: Chair; Senior Independent Director; Chief Executive; Chief Financial Officer The role of Senior Independent Director is held by Holly Keller Koeppel. Holly was appointed as Senior Independent Director with effect from the conclusion of the 2024 AGM. Karen Guerra will be appointed as Senior Independent Director with effect from conclusion of the 2026 AGM (subject to re-election). Other senior positions on the Board are held by Luc Jobin (Chair) and Tadeu Marroco (Chief Executive). Javed Iqbal currently holds the role of Interim Chief Financial Officer but is not a member of the Board. At least one Director of a minority ethnic background on the Board4 As at 31 December 2025, the representation of ethnic minority backgrounds on the Board was 30% (2024: 40%). At the close of the 2026 AGM, it is anticipated that the representation of ethnic minority backgrounds on the Board will be 33%. The Board complies with the recommendations on ethnic diversity made by the UK Parker Review. Giving preference, where appropriate, to engagement of executive search firms accredited under the Standard and Enhanced Code of Conduct for Executive Search Firms Where executive search firms are engaged to provide executive search services to support Board succession planning, preference is given to those that are accredited under the Standard and Enhanced Code of Conduct for Executive Search Firms which include commitments to furthering diverse representation. Oversight of the development of a pipeline of diverse, high-performing potential Executive Directors, Management Board members and other senior managers The representation of women on the Management Board was 7% as at 31 December 2025 (2024: 13%), increasing to 15% from 1 January 2026 on the appointment of Pascale Meulemeester as Regional Director, APMEA. Promotion of inclusion and diversity is embedded in our approach to Management Board succession planning to support progress towards greater diverse representation at Management Board level. Emphasis is placed on developing diverse representation in our talent pipeline at all levels of the organisation through recruitment, development and retention. In 2025, 51% of the Group’s external management recruits were women (2024: 54%) and women comprised 59% of our new graduate intake in 2025 (2024: 63%). Further information about the Group’s inclusion and diversity efforts is set out on pages 116 to 118. Notes: 1. The principal committees of the Board comprise the Audit, Remuneration and Nominations Committees. 2. The Management Board is the executive level committee of the Group. 3. For each vacancy, the most suitable candidate, regardless of their gender or ethnicity, should be appointed. We also recognise that there may be applicable local requirements or other circumstances that need to guide our appointment practices in various locations where we operate. 4. Applying UK Office for National Statistics ethnicity categories of: Asian; Black; Mixed/Multiple Ethnic Groups; Other Ethnic Group, in alignment with the UK Listing Rules. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 205 Audit Committee current members Darrell Thomas (Chair) Véronique Laury Uta Kemmerich-Keil Introduction On behalf of the Audit Committee, I am pleased to introduce our report on the Committee's role and our activities during 2025. We welcomed Uta Kemmerich-Keil to the Committee in February. Uta’s financial and transformational experience complement the existing expertise of the Committee. Over the year, we considered a range of accounting matters, including the treatment applicable to the implementation of the Canadian tobacco litigation settlement plan, the approach to accounting for the sale of a further tranche of the Group's investment in ITC Limited and the accounting applicable to the Group’s investment in ITC Hotels Limited following the demerger of that business from ITC Group and subsequent partial sale of that investment. We have also introduced a measured and time-bound variation to our adjusting items policy in connection with the Fit2Win programme, an operational and process review initiated to generate efficiencies, underpin investment initiatives to drive sustainable growth and support the Group’s transformation. These matters and other significant accounting judgements are discussed from page 208. The reappointment of KPMG LLP as external auditor for financial year 2025 was approved by shareholders at our last AGM, following a competitive tender process led by the Committee in 2023. The Committee continues to oversee the relationship with the external auditor and assess external auditor effectiveness. Oversight of the Group's risk management and internal controls framework was another important area of focus for the Committee in 2025. We monitored the Group’s principal and emerging risks during the year, with our agenda emphasising risk assessment and management in the context of new strategic partnership initiatives and our evolving sustainability agenda. Maintaining robust lines of defence in the rapidly evolving geopolitical environment is an integral part of our approach to risk management. As part of this we have monitored developments in the Group’s business integrity and compliance programme and the progression of our information and digital technology (IDT) strategy, with focus on cyber resilience and AI governance. The Committee also reviewed the outcomes of internal audit assessments conducted across our operations in 2025 and approved the design of the internal audit plan for 2026, mapped to the Group’s risk register. In preparation for enhanced reporting on the effectiveness of our risk management and internal control framework from financial year 2026, the Committee has overseen the progress of an internal programme to confirm the scope of material controls, alongside our approach to assurance and enabling governance for future declarations of effectiveness. Our work plan for the upcoming year takes into account new requirements under Provision 29 of the 2024 Code for the Board to make an annual declaration of the effectiveness of material controls from financial year 2026. Audit Committee Role As set out in its terms of reference, the Audit Committee monitors and reviews: – integrity of the Group’s financial statements and formal announcements relating to the Company’s performance, considering any significant financial reporting issues, significant judgements and estimates reflected in them, before their submission to the Board; – consistency of the Group’s accounting policies; – effectiveness of, and makes recommendations to the Board on, the Group’s risk management and internal control framework. This includes accounting controls, auditing matters, other material controls (including financial, operational, reporting and compliance controls) and business risk management systems. From financial year 2026, this will also include advice to the Board to support its annual declaration of the effectiveness of material controls; – effectiveness of the Group’s internal audit function; – independence, performance, effectiveness and objectivity of the Company’s external auditors, makes recommendations to the Board as to their reappointment (or for a tender of audit services where appropriate), and approves their terms of engagement and the level of audit, audit-related and non- audit fees; and – assurance activities conducted by the external assurance provider in relation to Group reporting and scope of assurance activities, makes recommendations for their appointment, and approves their terms of engagement and fees. Audit Committee Terms of Reference Revised terms of reference for the Audit Committee were introduced with effect from 1 November 2025 to reflect the introduction of Provision 29 of the 2024 Code, as it applies to the Company from 1 January 2026. For the Committee’s terms of reference see www.bat.com/governance ä BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Audit Committee 206 Darrell Thomas Chair of the Audit Committee

Key Activities in 2025 Regular work programme includes reviewing: – the Group’s annual results, half-year results, the application of accounting standards and the external auditors’ reports where results are audited; – the basis of preparation and accounting judgements, including application of segmental reporting; – adjusting items, applicable accounting treatments and the use of alternative performance measures; – the annual programme of assessment of goodwill and intangibles impairment; – the steps taken to validate the Group’s ‘going concern’ assessment at half-year and year-end; – the Group’s liquidity position, including current facilities and financing needs; – the assessment of Group viability, taking into account the Group's current position, Principal Risks and associated stress- testing analysis, and steps taken to determine the Group’s viability statement at year-end, prior to review by the Board; – significant tax matters for the Group, including rate of taxation and external developments that may impact the Group's tax position; – accounting treatment applicable to post-employment benefits liabilities and assets; – the internal processes followed for the preparation of the Annual Report and confirming that the processes appropriately facilitated the preparation of an Annual Report that is ‘fair, balanced and understandable’; – the Group’s external auditors’ year-end audit, including the key audit matters, critical audit matters, assessments of materiality and the Group’s control environment, and assessment of independence of the Group’s external auditors; – the Group's risk management and internal control framework, including the effectiveness of accounting and other material controls, including financial, operational, reporting and compliance controls (discussed on pages 209 to 211); – risks to the Group, including the Group risk register, prioritisation and categorisation of Group risks, relevant mitigating factors and emerging risks to the Group (discussed on pages 166 to 175); – oversight of management’s activities to ensure ongoing compliance with the U.S. Sarbanes-Oxley Act of 2002 (SOx) (discussed on page 210); – the Company’s status as a Foreign Private Issuer for the purposes of U.S. securities laws; – regular reports from the Group Head of Internal Audit on internal audits of markets, business units, processes, operations and major change initiatives, management responses to internal audit findings and action plans put in place to address any issues raised; – progress against the internal audit plan for 2025 and design of the 2026 internal audit plan; – the Group’s sustainability performance on an annual basis, including performance against the Group’s sustainability targets, the Group’s responsible marketing framework and under-age access prevention activities (discussed on pages 63, 82 and 83); – external assurance activities performed by the independent assurance provider over selected sustainability metrics and related disclosures and review of assurance outcomes with the assurance provider; – annual and interim reports on the Group’s Delivery with Integrity compliance programme (discussed on pages 130 to 131), and monitoring compliance with the SoBC, incident reporting and the effectiveness of Speak Up channels, prior, to review by the Board; – the outcomes of human rights assessments for countries in which Group companies operate that are identified to have a higher degree of exposure to human rights risks in 2025, including policy compliance, standards, controls and local measures in place to enhance human rights risk management; – periodic reports from the Group’s Corporate Audit Committee and Regional Audit Committees; – the annual report from the Group Head of Security on security risks, losses and any instances of fraud arising during the preceding year; – half-year and year-end reports on the Group’s political contributions (discussed on page 214); and – the Committee's effectiveness and any actions for the subsequent year, following the annual review of the Committee's performance (discussed on pages 199 and 200). Attendance at meetings in 20251(a), 2(a) Meeting attendance3,4 Name Member since Attended/ Eligible to attend Darrell Thomas2(b) 2020 5/5 Uta Kemmerich-Keil1(b), 2(c) 2025 3/4 Véronique Laury 2022 5/5 Holly Keller Koeppel2(b), 2(e) 2017-2025 5/5 Karen Guerra 2(d) 2021-2025 0/0 Notes: 1. Meetings: (a) the Committee held five meetings in 2025. Five meetings of the Committee are scheduled for 2026. Additional meetings are convened on an ad hoc basis as required during the year; (b) Uta Kemmerich-Keil did not attend the scheduled meeting in April 2025 due to prior commitments. 2. Membership: (a) all members of the Committee are independent Non-Executive Directors in accordance with the 2024 Code Provisions 10 and 24 and applicable U.S. federal securities laws and NYSE listing standards. The Board has determined each Committee member to meet the financial literacy requirements applicable under NYSE listing standards. Each member of the Committee has recent and relevant financial experience in accordance with the 2024 Code. The Committee has competence in accounting and Committee members as a whole have competence relevant to the sectors the Group operates in as required by the UK Disclosure Guidance and Transparency Rules; (b) Darrell Thomas is, and Holly Keller Koeppel was during 2025, designated as an audit committee financial expert in accordance with applicable U.S. federal securities laws and NYSE listing standards; (c) Uta Kemmerich-Keil joined the Committee on 17 February 2025 on her appointment to the Board; (d) Karen Guerra ceased to be a member of the Committee with effect from 10 February 2025 when she joined the Remuneration Committee; (e) Holly Keller Koeppel ceased to be a member of the Committee with effect from 31 December 2025. 3. The Chief Financial Officer attends all Committee meetings but is not a member. Other Directors may attend by invitation. The Director, Legal and General Counsel, the Group Head of Internal Audit and the external auditors generally attend all meetings of the Committee. 4. The Committee met alone with the external auditors, and, separately with the Group Head of Internal Audit, at the end of every Committee meeting. The Committee also meets periodically with management. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 207 Further specific matters considered by the Committee in relation to the financial statements: – New non-GAAP measures to reflect the Canadian tobacco litigation settlement plan: The Committee approved the introduction of two new alternative performance measures, adjusted profit from operations and adjusted diluted EPS, both as adjusted for Canada at constant rates, from 2025 to assess the Group’s financial performance. – Revision to Group accounting policy on adjusting items: Following commencement of the structured, time-bound Fit2Win programme to review Group processes and ways of working including overhead optimisation opportunities, the Committee approved the reinstatement of restructuring costs as an adjusting item (see note 7 in the Notes on the Accounts). – Application of IFRS 18 (Presentation and Disclosure in Financial Statements): The Committee reviewed the Group’s readiness plans for the introduction of IFRS 18 for periods commencing 1 January 2027 and concurred with management that it was not appropriate to early adopt the standard. Significant accounting judgements and estimates considered in relation to the 2025 financial statements: The significant accounting judgements and estimates considered by the Committee in relation to the financial statements for the year ended 31 December 2025 are summarised below. – Goodwill and intangibles impairment review: The Committee reviewed management’s assessments of the carrying value of intangibles including goodwill (see note 12 in the Notes on the Accounts), with focus on: U.S. business: Following a full impairment assessment covering U.S. business goodwill, identified indefinite-lived and definite-lived brands, and taking into account latest forecasts, the Committee concluded that there was no indication of impairment of such assets (refer to note 12 in the Notes on the Accounts). Group’s business in Peru: The Committee reviewed management’s assessment to recognise an impairment of the remaining goodwill balance as of June 2025 following the identification of an impairment trigger as a result of persistent market deterioration driven by growth in illicit trade. Impairment associated with the Bangladesh factory closure: Following closure of the Group’s factory in Dhaka, Bangladesh, in July 2025, the Committee concurred with management’s judgement to recognise the impairment of land and buildings as part of the estimated closure costs as factory footprint restructuring costs. – Contingent liabilities, provisions and deposits in connection with ongoing litigation: Imperial Tobacco - Canada (ITCAN): In relation to the CCAA proceedings under which Group subsidiary ITCAN filed for protection in 2019 following the judgment of the Québec Court of Appeal in the Québec Class Action lawsuits and following sanctioning of the proposed tobacco litigation settlement plan on 6 March 2025, the Approved Plans were implemented on 29 August 2025 and ITCAN exited CCAA protection. The Committee assessed the accounting treatment applicable to the initial cash contribution and continued recognition of a provision to reflect the Group's best estimate of the potential liability in respect of further contributions under the Approved Plan (see note 24 in the Notes on the Accounts). Fox and Kalamazoo Rivers: In relation to Fox River, the Committee reviewed the provision for the Fox River clean-up costs and related legal expenses and confirmed that the provision would be retained at the prior year level, noting that inherent uncertainties remain (see note 24 in the Notes on the Accounts). In relation to Kalamazoo River, the Committee reviewed the position in respect of the claim and confirmed that no provision would be recognised on the basis set out at note 31 in the Notes on the Accounts. Reynolds American Companies: The Committee assessed and concurred with management’s judgement in respect of accounting for the Master Settlement Agreement and the Engle class-action and progeny cases as consistent with the prior year (see note 31 in the Notes on the Accounts). – Impact of disposal of part of the Group's investment in ITC Limited (ITC): In relation to the Group's disposal of shares representing approximately 2.5% of ITC's issued ordinary share capital announced in May 2025, the Committee reviewed the accounting treatment applicable to the disposal and concluded it was appropriate to recognise the gain as an adjusting item within share of post-tax results of associates and joint ventures (see note 9(a) in the Notes on the Accounts). – Demerger of ITC Hotels and subsequent partial sale of the Group’s investment: Following the demerger of the ITC Hotels business from the ITC Group in January 2025, the Committee concurred with management’s assessment of the accounting treatment arising, including to recognise the issue of shares in ITC Hotels received by the BAT Group as a distribution of a dividend in specie received at fair value, and to recognise the Group’s shareholding in ITC Hotels as an investment at fair value through Other Comprehensive Income as it was not held for trading, despite the subsequent sale of the Group’s shareholding in December 2025, as set out at notes 18 and 22(c)(iii) in the Notes on the Accounts. – Impact of planned exit from Cuba: The Committee reviewed the progress of the planned exit from Cuba and concurred with management that the criteria to classify the assets associated with the Group’s Cuban business as held-for-sale had been met, with a subsequent impairment charge recognised as an adjusting item (see notes 6(j) and 27 in the Notes on the Accounts). – Significant tax exposures for the Group: The Committee reviewed updates on various tax matters and reports from the Group Head of Tax on developments in various markets, including tax disputes in Brazil and the Netherlands, and the status of the Franked Investment Income Group Litigation Order (FII GLO). The Committee concurred with management’s assessments and disclosures in respect of these tax exposures (see notes 10 and 31, respectively, in the Notes on the Accounts). – Adjusting items: The Committee undertook a review of adjusting items, including those impacting profit from operations (primarily amortisation of certain brands, provisions in respect of ITCAN and the tobacco litigation settlement plan, impairment of certain intangible assets, planned exit from Cuba and restructuring costs); and impacting associates (in relation to a gain on the disposal of a portion of the Group's investment in ITC and a gain recognised on the demerger of ITC Hotels and subsequent partial sale) (see notes 4, 5, 6, 7, 8(b), 9(a) and 22(c)(iii) in the Notes on the Accounts). – Segmental reporting assessment: The Committee reviewed the Group’s approach to segmental reporting and concluded the most appropriate segmentation remains geographic under IFRS 8 (Operating Segments). In this context, consideration was given to the Group’s management structure (see note 2 in the Notes on the Accounts). Where additional information on a category basis is provided, this is to assist users of the financial statements in understanding the Group’s performance alongside geographic (regional) performance. – Investments in Associates – Organigram Global Inc. (OGI): The Committee assessed the accounting treatment applicable to a further investment made by the Group in OGI in 2025 and confirmed management's approach to be appropriate (see note 14 in the Notes on the Accounts). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Audit Committee Continued 208 – Foreign exchange and hyperinflation: In the context of Group operations in certain jurisdictions with severe currency restrictions where foreign currency is not readily available, including hyperinflationary jurisdictions such as Venezuela, the Committee assessed management's approach to applicable accounting treatment and confirmed that the methodologies used to determine applicable exchange rates for accounting purposes remained appropriate (see note 1 in the Notes on the Accounts), including the application of exchange rates in respect of Venezuela following the repatriation of dividends in the year. Specific risk topics considered by the Committee included: – review of the Group's principal risks and emerging risks, assessment of changes in impact and likelihood of existing risks, and revisions to the Group’s risk appetite framework as it relates to the Group’s strategic objectives, prior to Board consideration; – physical and transitional climate change risks and their impact on the Group, including climate change impacts and extreme weather events, oversight of processes in place to identify, assess and manage climate change risks, in continued alignment with the Taskforce on Climate-Related Financial Disclosures (TCFD) framework (discussed further at pages 132 to 163 and 174); – management of risks associated with circularity, including New Categories product sustainability, waste management and compliance with emerging battery regulations in the EU and other jurisdictions, discussed at pages 150 and 174; – approach to identification, assessment and management of risks in the context of strategic partnerships to transform delivery of the Group’s business solutions and supply network operations (discussed further at pages 39 and 170); – challenges and opportunities for the Group’s digital strategy, with emphasis on risks in the context of digital transformation and evolution of shared services hubs, enhancing cyber security resilience and responsible adoption of AI (discussed further at pages 175 and 396 to 397); – emerging risks associated with geopolitical developments, including volatility in the international tariff environment and potential impacts on the Group’s operations; – outcomes of the Group's Double Materiality Assessment^ including the validation of its sustainability Impacts, Risks and Opportunities (IROs) for 2025 (discussed on pages 70 to 75); – oversight of regulatory developments impacting the Group's sustainability data and reporting programme, with focus on the EU Corporate Sustainability Reporting Directive (CSRD) and the UK endorsement of the IFRS Sustainability Disclosure Standards developed by the International Sustainability Standards Board (ISSB); and – submission of the Group’s annual compliance report to the U.S. Department of Justice, in accordance with reporting obligations specified under the deferred prosecution agreement entered into by the Company. For further information please refer to the Group Principal Risks on pages 166 to 175+ Risk Management and Internal Control Framework The Company maintains a risk management and internal control framework with a view to safeguarding shareholders’ investment and the Company’s assets. This framework is designed to identify, evaluate, manage and monitor risks that may impede the Company’s objectives. It cannot, and is not designed to, eliminate risk entirely. This framework provides a reasonable, not absolute, assurance against material misstatement or loss. The main features of the risk management and internal control framework operated within the Group are described below. The framework has been in place throughout the year under review and remains in place to date. It does not cover associates of the Group. Risk Management Risks are actively assessed and mitigated at Group, functional, directly-reporting business unit (DRBU) and market levels. Risk registers, based on a standardised methodology, are used as appropriate at Group, functional, above-market, DRBU and individual market levels to identify, assess and monitor the risks (both financial and non-financial) faced by the business at each level. Under the Group’s risk management framework, risks are assessed on both an inherent and residual basis and then prioritised at five levels by reference to their impact (severe/ significant/moderate/minor/insignificant) and likelihood (probable/ likely/possible/unlikely/remote). Mitigation plans are required to be in place to manage the risks identified and progress against those plans is monitored. Risk registers are reviewed on a regular basis. Functional and regional risk registers are reviewed biannually by the relevant Regional Audit Committees or the Corporate Audit Committee, as appropriate. DRBU risk registers are reviewed as part of DRBU Risk and Controls meetings. The SAP Enterprise Risk Management module is used across the Group to record and track risk management activity. At the Group level, specific responsibility for managing each identified risk is allocated to a member of the Management Board. The Group risk register is reviewed twice yearly by the Group Risk Management Committee, a committee of senior managers chaired by the Chief Financial Officer. Board Oversight of Risk Management During the year, the Board considered the nature and extent of Group risks which are material to the Group and the delivery of its strategic objectives (its ‘risk appetite’) in the context of the operation of the Group's risk management and internal control framework. Risk appetite is reviewed annually by the Board to ensure that it remains appropriate and aligned with the Group's strategic objectives. The Group risk register is reviewed annually by the Board and twice during the year by the Audit Committee. The Board and the Audit Committee review changes in the status of identified risks, assess the changes in impact and likelihood of risks and are briefed on any delayed mitigations. The Audit Committee conducts detailed reviews on selected risks during the year, with discussion of those risks at a more granular level with senior managers responsible for managing and mitigating them. Alongside a robust assessment of the Principal Risks and uncertainties facing the Group (including those that would threaten its business model, future performance, solvency or liquidity and reputation), the Board also considers emerging risks which may challenge the Group’s ability to achieve its strategic objectives in the future. Emerging risks are assessed by the Board on potential impact and likelihood and, where applicable, incorporated into the Group’s risk register with appropriate mitigating activities. Emerging risks are reviewed by the Audit Committee twice during the year, prior to Board assessment. As part of the Board's review of risks faced by the Group, consideration is given to the material climate-related risks and opportunities for the Group (discussed in the context of TCFD reporting on pages 132 to 163). In 2025, the Committee continued its oversight of the Group's sustainability data and reporting programme and evaluated the outcomes of the assessment of the Group's sustainability Impacts, BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 209 Note: ^ Although financial materiality has been considered in the development of our Double Materiality Assessment (DMA), our DMA and any conclusions in this document as to the materiality or significance of sustainability matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities. Risks and Opportunities (IROs) mapped across the value chain. A consistent methodology is applied across the Group for assessment and quantification of sustainability risks and opportunities, utilising the Group's risk management framework. An overview of our approach to cyber security risk management, governance and oversight is set out on pages 396 to 397. Internal Control Taking into account the Principal Risks and other risk factors reflected in the Group’s risk register, the Group operates a series of internal controls designed to address risks to the Group. These controls include the Group’s SOx controls framework and other financial reporting controls, discussed further below, and further categories of financial, operational, reporting and compliance controls. Group operating companies and other business units are annually required to complete a controls assessment of the key controls that they are expected to have in place. Its purpose is to enable them to assess their internal control environment, assist them in identifying any controls that may need strengthening and support them in implementing and monitoring action plans to address any control deficiency. The controls assessment is reviewed annually to ensure that it remains relevant to the business and covers all applicable key controls. In addition, at each year-end, Group operating companies and other business units are required to: – review their system of internal control, confirm whether it remains effective, and report on any specific control deficiencies and the action being taken to address them; and – review and confirm that policies and procedures to promote compliance with the SoBC are fully embedded and identify any material instances of non-compliance. The results of these reviews are reported to the relevant Regional Audit Committees or to the Corporate Audit Committee, and to the Committee, to ensure that appropriate remedial action has been, or will be, taken where necessary. The results are also considered by the SOx Steering Committee and the Disclosure Committee in determining management’s opinion on the internal controls over financial reporting (ICFR). SOx Controls and Compliance Oversight The Company is subject to certain rules and regulations under U.S. securities laws, including under the U.S. Securities Exchange Act 1934 and SOx. SOx places specific responsibility on the Chief Executive and Chief Financial Officer to certify or disclose information applicable to the financial statements, disclosure controls and procedures (DCP) and internal controls over financial reporting (ICFR). This includes our Chief Executive and Chief Financial Officer giving attestations in respect of ICFR effectiveness under §404 of SOx. The Committee has oversight of processes established to ensure full and ongoing compliance with applicable U.S. securities laws, including SOx. Two committees provided assurance during 2025 with regard to applicable SOx certifications. The Disclosure Committee reviews the Company’s financial statements for appropriate disclosure, designs and maintains DCPs, and reports to, and is subject to the oversight of, the Chief Executive and the Chief Financial Officer. A sub-committee of the Disclosure Committee, the SOx Steering Committee, provides assurance that ICFR have been designed, and are being operated, implemented, evaluated and disclosed appropriately, in accordance with applicable requirements and subject to the oversight of the Chief Executive and Chief Financial Officer. The activities of this sub-committee are directly reported to the Disclosure Committee. The outputs from the Disclosure Committee and SOx Steering Committee were presented to and reviewed by the Committee. No material weaknesses were identified and the Committee is satisfied that, where areas for improvement were identified, processes are in place to ensure that remedial action is taken and progress is monitored. In 2025, the Committee also reviewed the scope of the external auditors’ SOx procedures, and received reports on their progress with their independent assessment of ICFR across the Group. Financial Reporting Controls The Group maintains a series of policies, practices and controls in relation to the financial reporting and consolidation process, designed to address key financial reporting risks, including risks arising from changes in the business or accounting standards and to provide assurance of the completeness and accuracy of the Annual Report. The Group Manual of Accounting Policies and Procedures sets out the Group accounting policies, its treatment of transactions and its internal reporting requirements. The internal reporting of financial information to prepare the Group’s annual and half-year financial statements is signed off by the heads of finance responsible for the Group’s markets and business units. The heads of finance responsible for the Group’s markets and all senior managers must also confirm annually that all information relevant to the Group audit has been provided and that reasonable steps have been taken to ensure full disclosure in response to requests for information from the external auditors. The Committee Chair participated in the drafting and review processes for the Annual Report for 2025, and engaged with the Interim Chief Financial Officer and the Interim Group Head of Internal Audit during the drafting and review processes. 'Fair, Balanced and Understandable' Assessment A key focus is to assess whether the Annual Report and financial statements present a fair, balanced and understandable assessment of the Company’s position and prospects in accordance with the 2024 Code, with particular regard to: – Fair: Consistency of reporting between the financial statements and narrative reporting of Group performance and coverage of an overall picture of the Group’s performance; – Balanced: Consistency of narrative reporting of significant accounting judgements and key matters considered by the Committee with disclosures of material judgements and uncertainties noted in the financial statements; appropriate use, prominence and explanation of primary and adjusted performance measures; and – Understandable: Clarity and structure of the Annual Report and financial statements, appropriate emphasis of key messages, and use of succinct and focused narrative with strong linkage throughout the report, to provide shareholders with the information needed to assess the Group’s business, performance, strategy and financial position. External Assurance of Sustainability Metrics Robust procedures are maintained for reporting Group sustainability metrics and related disclosures in the Combined Annual and Sustainability Report, supported by external assurance of selected sustainability metrics and related information conducted by the external assurance provider KPMG LLP (KPMG). The Committee has approved KPMG’s provision of assurance services in accordance with the requirements of the Group Auditor Independence Policy (see page 213). The work of the external assurance provider is overseen by the Committee during the year. As regulatory frameworks and international standards for reporting sustainability metrics and related information continue to evolve, and in preparation for reporting in accordance with CSRD in future reporting years, the Committee maintains oversight of the Group's Sustainability Data and Reporting Programme and the approach to external assurance of sustainability metrics. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Audit Committee Continued 210

Review of Risk Management and Internal Control Framework The Group's risk management and internal control framework enables the Board and the Committee to monitor risk and internal control management throughout the year and to review its effectiveness at the year-end. With the support of the Committee, the Board conducts an annual review of the effectiveness of the Group’s risk management and internal control framework. This review covers all material controls including financial, operational, reporting and compliance controls, and risk management systems. In conducting the oversight responsibilities of the Board and the Committee, both forums meet with senior management during the year to assess key judgements applied. In accordance with Provision 29 of the UK Corporate Governance Code 2018 (as it applies to the Company for the 2025 financial year), the Board, with advice from the Committee, has completed its review of the risk management and internal control framework as described above, and is satisfied that the Group's risk management and internal control framework accords with current requirements under the 2018 Code. The Board also considered the Group Viability Statement, see page 176+ Refer to the Group Principal Risks on pages 166 to 175 + UK Corporate Governance Code 2024: Provision 29 readiness During the year, the Committee has continued to oversee the implementation of the ‘Provision 29’ internal programme established to prepare for enhanced reporting on the effectiveness of material controls in alignment with Provision 29 of the 2024 Code for the 2026 financial year. This programme includes a robust assessment of the definition of the Group’s material controls and approach to testing with appropriate assurance. Internal Audit Function The Group’s Internal Audit function is responsible for carrying out risk-based audits of Group's business units, factories, operations and processes, and major change initiatives. A separate Business Controls Team provides advice and guidance on controls to the Group’s business units. The purpose, authority and responsibilities of the Group’s Internal Audit function are defined by the Committee through the Group’s Internal Audit Charter. The Charter is reviewed by the Committee and refreshed on a three-year cycle, most recently in 2024 to maintain alignment with evolving market practice. 2025 Internal Audit Plan The Group’s Internal Audit function works to a rolling audit plan, prioritising risk areas aligned to the Group’s risk register. With the Committee’s oversight, coverage of internal audits under the rolling plan is varied where appropriate during the year, in response to emerging risks. Progress against the Internal Audit plan was regularly reviewed with the Committee in 2025 to enable monitoring of the ongoing effectiveness of internal audit work. In 2025, internal audits covered a range of markets and business units, manufacturing facilities and leaf operations in various locations, along with a balanced cross-section of other business activities mapped to the Group risk register. Assignments conducted during the year included IDT infrastructure and controls; cyber security resilience; AI governance; excise management; sanctions compliance procedures; and consumer data privacy. Audit assignments were conducted through a combination of on- site fieldwork and remote auditing, leveraging data analytics to optimise coverage and efficiency, and to provide insightful assurance to business units. Since 2025, an assessment of risk and controls culture forms an integral part of internal audit assignments. These assessments evaluate how effectively our values are integrated into business operations and decision- making, the current business sentiment to maintaining the internal control environment and how a proactive culture of risk awareness is fostered. The Committee reviews regular summary reports from the Group Head of Internal Audit in respect of internal audits conducted during the year and findings from those audits, together with management feedback and agreed action plans established where areas for improvement are identified. Reviews of SOx controls and their effectiveness are primarily conducted by the Group’s Business Controls Team. Assurance is also undertaken by the Group’s external auditors, as referred to on page 212. 2026 Internal Audit Plan The Committee has approved the 2026 Internal Audit plan and reviewed its alignment with the Group’s risk register, to ensure it enables robust coverage of Group risks and balanced coverage of Group operations and geographies. The design of the 2026 Internal Audit plan was developed to take account of the Group's strategic objectives, risk assessments, evolving regulatory requirements, and value and volume of operations (among other factors). The scope of the 2026 Internal Audit plan is risk-focused, mapped to the Group’s risk register and flexible to adapt to emerging risks. It also places emphasis on effective use of digital capabilities and data analytics. Audit engagements will combine remote fieldwork with focused site visits and take account of assurance provided by second line of defence functions, including the Group's Business Controls, Security and Business Integrity & Compliance teams. Engagements planned for 2026 include transition management for strategic partnerships, cyber security resilience, sustainability reporting and supplier enablement programmes, supply chain compliance controls and marketing activities, in addition to balanced coverage of a range of markets, business units, manufacturing facilities and leaf operations. Internal Audit Effectiveness The Committee reviews the effectiveness of the Group’s Internal Audit function annually, supported by an effectiveness review conducted periodically by an independent third party. Recommendations to enhance the effectiveness of the Internal Audit function to optimise the use of technology and data analytics in ways of working have been implemented following the external quality assessment conducted by Deloitte LLP in 2024. The Committee considers the Internal Audit function to be effective and to have the necessary resources to fulfil its mandate. Regional and Corporate Audit Committee Framework The Group’s Regional Audit Committee framework underpins the Audit Committee. It provides a flexible channel for review of risk topics relevant to each region of the Group, with committees for each of the Group's regions and for locally-listed Group entities and specific markets where appropriate. The Regional Audit Committees are supported by Risk and Control Committees established at business unit level, and within certain Group functions where applicable. This framework ensures that significant financial, social, environmental, governance and reputational risks faced by the Group are appropriately managed and that any failings or weaknesses are identified so that remedial action may be taken. The Regional Audit Committees are chaired by the Chief Executive or the Chief Financial Officer, comprise members of the Management Board and are regularly attended by one or more Non-Executive Directors as observers. The Corporate Audit Committee focuses on the Group’s risks and control environment that fall outside the Regional Committees’ remit, including central functions, and global programmes, processes and projects. It comprises members of the Management Board and is chaired by the Chief Operating Officer. One or more of the Non‑Executive Directors also regularly attend meetings of the Corporate Audit Committee as observers. External and internal auditors attend meetings of these committees and have private audiences with members of the committees after meetings as needed. Additionally, central, regional and individual market management, along with internal audit, support the Board in its role of ensuring a sound control environment. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 211 External Auditors The Committee, on behalf of the Board, is responsible for the relationship with the external auditors. KPMG LLP (KPMG) were originally appointed as the Company’s auditors with effect from 23 March 2015 and subsequently re-appointed as the Company’s auditors for financial year 2025 following a formal tender process during 2023. The conduct of the external audit tender process for the 2025 financial year is discussed on page 167 of the Annual Report and Form 20-F for 2023. The Board considers it is in the best interests of the Company’s shareholders for KPMG to be reappointed as external auditor for the next financial year and a resolution proposing KPMG's appointment will be put forward to shareholders at the 2026 AGM. UK Competition and Markets Authority Audit Order The Company has complied with the Statutory Audit Services Order issued by the UK Competition and Markets Authority for the financial year ended 31 December 2025. Ways of Working The external auditors report to the Committee in depth on the work programme, scope and outcomes of the annual audit, including their procedures in relation to internal controls over financial reporting. There is regular and open communication between the Committee and the external auditors and with management. The Committee reviews and discusses the external audit plan and the external auditors’ assessments of management's proposed treatment of significant transactions and accounting judgements, inviting challenge and giving due consideration to points raised by the external auditors. During the year, the Committee also met independently with the External Audit Partner after every Committee meeting. Outside of Committee meetings, the Committee Chair, the Chief Financial Officer, the Director, Legal and General Counsel, the Group Head of Internal Audit and the Company Secretary all meet with the external auditors regularly throughout the year to discuss relevant issues and the progress of the external audit. Any significant issues are also included on the Committee’s agenda. Further, access to personnel and records across the Group is facilitated as required to enable the external auditors to conduct the external audit. External Auditor Effectiveness The Committee carries out an annual assessment of the external auditors, including their skills, character, judgement, culture and resources, their objectivity and independence, and the quality and effectiveness of the audit process. This assessment takes into account the Committee’s interactions with, and observations of, the external auditors and a range of other factors, including: – experience and expertise of the external auditors in their communications with the Committee; – their mindset, objectivity and approach to challenging management’s assumptions and judgements where necessary; – the effectiveness and efficiency of the external auditors in completing the agreed external audit plan and whether that plan has been met; – their robustness and perceptiveness in handling audit and accounting judgements; – content, quality and robustness of the external auditors’ reports; – the Committee's review of the content of the external auditors' management letter, and other communications with the Committee, to assess their understanding of the business and whether recommendations have been acted on (or if not, the reasons why not acted on); – provision by the external auditors of non-audit services, discussed below, and other matters that may impact on their independence; and – relevant reviews and reports issued by external regulatory bodies, including the FRC and the PCAOB. Audit Committees and the External Audit Minimum Standard In accordance with the 2024 Code, the Company and its Audit Committee should follow the 'Audit Committees and the External Audit: Minimum Standard' (Standard), published by the FRC in May 2023. This Annual Report, and in particular this Audit Committee report, sets out how the Standard has been applied during the year. Pages noted below refer to specific discussion relevant to the application of the Standard in this Annual Report. Responsibilities The Committee's responsibilities are set out in its terms of reference, available at www.bat.com/governance. An overview of the Committee's responsibilities is provided at page 184 and the Committee's work programme for the year is discussed at page 207. The Chair of the Committee provides a briefing to the Board following each Committee meeting covering the Committee's activities, including how it has undertaken its responsibilities in relation to the external audit. The annual investor engagement programme provides a range of opportunities for shareholders to engage with the Company on governance topics, including the scope of the external audit. The Chair and other members of the Committee are available to meet with major shareholders on request. There were no requests from shareholders in 2025 for any specific matters to be covered in the audit. Oversight of auditors and audit The Committee is responsible for overseeing and assessing the external audit and the external auditors. The Committee's approach to reviewing the effectiveness of the external audit process and the external auditors' independence and objectivity is discussed on pages 212 and 213. The Group maintains an Auditor Independence Policy set out at page 213 and its application is overseen by the Committee. The external auditors provided certain non-audit services to the Group during the year. Information on how auditor independence and objectivity are safeguarded is provided on pages 212 and 213. The Committee has reviewed the FRC's audit quality inspection and supervision report issued in July 2025 in respect of KPMG and discussed the findings of that report with the External Audit Partner. Tendering The Committee's approach to carrying out its responsibilities in relation to the external audit tender process for the 2025 financial year is discussed in full on page 167 of the Annual Report and Form 20-F for 2023. The Committee’s recommendation to appoint KPMG as the external auditor for financial year 2025 was approved by shareholders at the 2025 AGM. Reporting The work of the Committee during the year is set out in the Audit Committee's report, including significant issues that the Committee considered in relation to the financial statements at page 208. An explanation of the application of the Group's accounting policies is provided in the Notes on the Accounts at pages 258 to 263. Information about the FRC's limited scope review of the Company's Annual Report and Accounts to 31 December 2024 is set out on page 214. There were no other regulatory inspections in relation to the Company's financial statements or audit for financial year 2024. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Audit Committee Continued 212 The Committee’s assessment is further informed by feedback from the Group's Internal Audit function and from a survey completed by members of the Group’s senior management to obtain their perspectives on the effectiveness and quality of the external auditors’ work. There were no material issues or risks to external audit quality identified through the external auditor effectiveness review in 2025. Actions identified through the review have been discussed between the external auditors and management and taken into account for planning for the following annual audit. The Committee is satisfied with the skills, expertise, judgement and resources of KPMG as external auditors, that they have demonstrated an appropriate degree of objectivity and that their independence is not in any way impaired by non-audit services which they provide. Audit Partner Rotation In accordance with the requirements of the UK Financial Reporting Council (FRC) Ethical Standard and the SEC independence rules on partner rotation, the term of the audit partner to the financial year 2025, Mr Philip Smart, concluded at the end of the 2025 year-end audit and the tenure of the new audit partner, Mr Christopher Hearn, commences from the start of the 2026 year-end audit. External Audit Fees The Committee is responsible for approving the terms of engagement and remuneration of the external auditors and has approved KPMG's terms of engagement and level of fees for 2025. The Committee reviews a schedule identifying the total fees for all audit and audit-related services, tax services and non-audit services expected to be undertaken by the external auditors in the following year. Tax services and other non-audit services in excess of the thresholds in the Auditor Independence Policy must be itemised. Updated schedules are also submitted to the Committee at mid-year and year-end, so that it has full visibility of the Group spend on services provided by the Group’s external auditors. A breakdown of audit, audit-related, tax services and non-audit fees paid to KPMG firms and associates in 2025 is provided in note 6(m) in the Notes on the Accounts and is summarised as follows: Services provided by KPMG and associates 2025 2025 £m 2024 £m Audit services 22.2 21.6 Audit of defined benefit schemes 0.1 0.3 Audit-related assurance services 7.1 6.8 Total audit and audit-related services 29.4 28.7 Other assurance services 1.4 0.7 Tax advisory services — — Tax compliance — — Other non-audit services — — Total non-audit services 1.4 0.7 Note: In 2025, non-audit fees paid to KPMG amounted to 4.8% of the audit and audit‑related assurance fees paid to them (2024: 2.4%). All audit and non-audit services provided by the external auditors in 2025 were pre-approved in accordance with the Group Auditor Independence Policy. Group Auditor Independence Policy (AIP) The Group has an established AIP, reflecting the requirements of applicable regulations, to safeguard the independence and objectivity of the Group’s external auditors and to specify approval processes for the engagement of the Group’s external auditors to provide audit, audit-related and permissible non-audit services. The key principle of the AIP is that the Group’s external auditors may only be engaged to provide services where the provision of those services does not impair auditor independence and objectivity. The Committee recognises that using the external auditors to provide services can be beneficial given their knowledge of our business, however the AIP does not permit the Committee to delegate its responsibilities to the external auditors and the external auditors are only permitted to provide audit, audit-related and permissible non-audit services in accordance with the AIP. The AIP does not permit the external auditors to maintain a financial, employment or business relationship with any Group company, or provide services to any Group company, which: – creates a mutual or conflicting interest with any Group company; – places the external auditors in the position of auditing their own work; – results in the external auditors acting as a manager or employee of any Group company; or – places the external auditor in the position of advocate for any Group company. Audit services are approved in advance by the Committee on the basis of an annual engagement letter and the scope of audit services is agreed by the Committee with the external auditors. Subject to the restrictions specified in the AIP, the external auditors may also provide certain permissible non-audit services with prior approval in accordance with the AIP. The requirement for appropriate prior approval of permissible non-audit services may be waived only if the aggregate amount of all permissible non- audit services provided is less than 5% of the total amount paid to the external auditors during the reporting year, where those services were not recognised to be non-audit services at the time of engagement, and provided those permissible non-audit services are promptly brought to the attention of the Committee and their provision is approved prior to completion of the audit in the relevant reporting year. The provision of permissible non-audit services must be put to tender if expected spend exceeds limits specified in the AIP, unless a waiver of this requirement, in accordance with the terms of the AIP, is agreed by the Chief Financial Officer and notified to the Committee. The AIP: – requires appropriate prior approval for all audit, audit-related and permissible non-audit services, except in respect of permissible non-audit services falling within the exceptions described above; – prohibits the provision of certain types of services by the external auditors, including those with contingent fee arrangements, expert services unrelated to audit and other services prohibited by U.S. securities laws, the PCAOB and/or the FRC; – prohibits the Chief Executive, Chief Financial Officer, Group Financial Controller and Group Chief Accountant (or any person serving in an equivalent position) from having been employed by the external auditors in any capacity in connection with the Group audit for two years before initiation of an audit; – specifies requirements in respect of audit partner rotation, including for both the lead and the concurring external audit partners to rotate off the Group audit engagement at least every five years, and not to recommence provision of audit or audit- related services to the Group for a further five years; and – provides authority for the Committee to oversee any allegations of improper influence, coercion, manipulation or purposeful misleading in connection with any external audit, and to review any issues arising in the course of engagement with the external auditors. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 213 FRC Review of the Company’s Annual Report and Accounts to 31 December 2024 The UK Financial Reporting Council (FRC) carried out a limited scope review of supplier finance arrangements disclosures in the Company’s Annual Report and Accounts to 31 December 2024. The FRC’s correspondence with the Company regarding the review confirmed there were no questions or queries that the FRC wished to raise with the Company. The limited scope review conducted by the FRC was based solely on the Company’s Annual Report and Accounts to 31 December 2024. The FRC’s review does not provide any assurance that the Company’s Annual Report and Accounts to 31 December 2024 are correct in all material respects; the FRC’s role is to consider compliance with the reporting requirements not to verify the information provided. Group Standards of Business Conduct The SoBC requires all staff to act with a high degree of business integrity, comply with applicable laws and regulations, and ensure that standards are never compromised for the sake of results. All Group companies have adopted the SoBC or local equivalent. Every Group company and all staff worldwide, including senior management and the Board, are expected to adhere to the SoBC or local equivalent. The SoBC and the Group’s Delivery with Integrity compliance programme are discussed on pages 130 to 131. The Committee is responsible for monitoring compliance with the SoBC, and reports on this to the Board. Information on compliance with the SoBC is gathered at a regional and global level and reports of SoBC allegations, including details of the channels through which allegations are reported, are provided on a regular basis to the Regional Audit Committees, Corporate Audit Committee, and to the Committee. A breakdown of SoBC contacts and SoBC allegations reported across the Group in 2025 is set out on page 130. The SoBC and information on the total number of SoBC contacts and SoBC allegations reported in 2025 (including established breaches) is available at bat.com/sobc + Speak Up The Group maintains Speak Up channels which enable concerns regarding SoBC compliance matters, including concerns about possible improprieties in financial reporting, to be raised in confidence (and anonymously should an individual wish) without fear of reprisal. The SoBC includes the Group’s Speak Up policy, which is supplemented by local procedures throughout the Group that provide staff with further guidance on reporting matters and raising concerns, and the channels through which they can do so. The Board periodically reviews the Group’s Speak Up policy and reports arising from Speak Up channels. The Speak Up policy was revised with effect from 1 April 2025 as part of the revised SoBC. The Board is satisfied that the Group’s Speak Up policy and procedures enable proportionate and independent investigation of matters raised, and ensure that appropriate follow-up action is taken. Read more about Speak Up channels and Speak Up reports on page 130+ Code of Ethics for the Chief Executive and Senior Financial Officers The Company has adopted a Code of Ethics applicable to the Chief Executive, the Chief Financial Officer and other senior financial officers, as required by U.S. securities laws and NYSE listing standards. No waivers or exceptions to the Code of Ethics were granted in 2025. Political Contributions The Group does not make contributions to UK political organisations or incur UK political expenditure. The total amount of political contributions made to non-UK political parties in 2025 was £15,214,040 (2024: £23,922,755) as follows: Reynolds American Companies reported political contributions totalling £15,214,040 (US$20,068,688) for the full year 2025 to U.S. political organisations and to non-federal-level political party and candidate committees in accordance with their contributions programme. No corporate contributions were made to federal candidates or party committees and all contributions were made in accordance with applicable laws. All political contributions made by Reynolds American Companies are assessed and approved in accordance with Reynolds American’s policies and procedures to ensure appropriate oversight and compliance with applicable laws. In accordance with the U.S. Federal Election Campaign Act, Reynolds American Companies continue to support an employee- operated Political Action Committee (PAC), a non-partisan committee registered with the U.S. Federal Election Commission that facilitates voluntary political donations by eligible employees of Reynolds American Companies. According to U.S. federal finance laws, the PAC is a separate segregated fund and is controlled by a governing board of individual employee-members of the PAC. In 2025, Reynolds American Companies incurred expenses, as authorised by U.S. law, in providing administrative support to the PAC. No other political contributions were reported. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Audit Committee Continued 214

Remuneration Committee current members Kandy Anand (Chair) Serpil Timuray Karen Guerra Matthew Wright Our focus during 2025 On behalf of the Board, I am pleased to present the Directors’ Remuneration Report for the year ended 31 December 2025. Following the refined strategy launched in 2024, our transformation continued in 2025. Through disciplined execution and the resilience and adaptability of our people, we managed volatility, seized opportunities and kept pace with change. In a year characterised by broader external macro-economical challenges, we remained focused on delivering our strategy. We invested further in our U.S. business and introduced three innovations across our Smokeless portfolio, while continuing to extract value from combustibles. Revenues from Smokeless products now account for 18.2% of Group revenues. These actions translated into resilient financial performance, with Group revenues of £25.6 billion and diluted earnings per share of 349.1p. This performance reflects the passion, hard work, and commitment of our people, who have consistently demonstrated resilience in driving BAT’s transformation amid constant change. Our focus has remained on ensuring our reward framework supports the delivery of our strategy, aligns with shareholder interests, recognises the exceptional contribution of our people, while reinforcing accountability for performance at each level within the organisation. In relation to Committee composition, I was delighted to welcome Matthew Wright to the Committee on 1 November 2025. Shareholder Engagement In developing our new Remuneration Policy, we engaged extensively with our major shareholders, representing circa 60% of our issued share capital during 2024 and early 2025, together with the Investment Association, Institutional Shareholder Services and Glass Lewis. We actively sought feedback on our proposals, ensuring that our shareholders’ perspectives informed the development of the Remuneration Policy. This iterative approach enabled the Committee to refine key elements of the Remuneration Policy and its implementation so that they were closely aligned with both our transformation agenda and the expectations of our stakeholders. At the 2025 Annual General Meeting, we presented our new Directors’ Remuneration Policy, which was endorsed by 98.32% of our shareholders (votes in favour). On behalf of the Remuneration Committee, I would like to thank shareholders and their advisory bodies for taking the time to engage with us and for their feedback, which provided valuable input and assisted the Committee in developing the new Remuneration Policy. Remuneration Committee Role As set out in the Terms of Reference, the Remuneration Committee is responsible for: – determining and proposing the Directors’ Remuneration Policy (including salary, benefits, performance-based variable rewards and retirement benefits) for shareholder approval; – determining, within the terms of the approved Directors’ Remuneration Policy, the specific remuneration packages for the Chair and the Executive Directors, on appointment, on review and, if appropriate, any compensation payment due on termination of appointment; – the setting of targets applicable for the Company’s performance-based variable reward schemes and determining achievement against those targets, including consideration of factors relating to any potential adjustments, for example, to reflect changes in the Group’s business context such as restructuring, mergers and acquisitions activity; exercising discretion where appropriate and as provided by the applicable scheme rules and the Directors’ Remuneration Policy; – reviewing Group workforce remuneration and related policies and the alignment of incentives and rewards with Group culture, taking these into account in setting the remuneration policy for Executive Directors, members of the Management Board and the Company Secretary, providing feedback to the Board on workforce reward, incentives and conditions applicable across the Group, and supporting the Board’s monitoring of the Group’s culture and its alignment with the Group’s purpose, values and strategy; – setting remuneration for members of the Management Board and the Company Secretary; and – monitoring and advising the Board on any major changes to the policy on employee benefit structures for the Group. The 2025 Directors’ Remuneration Report has been prepared in accordance with the relevant provisions of the UK Companies Act and as prescribed in Schedule 8 to the Large and Medium-sized Companies and Group (Accounts and Reports) Regulations 2008 (the UK Directors’ Remuneration Report Regulations). Where required and for the purpose of the audit conducted in accordance with International Standards on Auditing (ISA), data has been audited by KPMG and this is indicated appropriately. Remuneration Committee terms of reference The Committee’s terms of reference align with the UK Corporate Governance Code. Revised terms of reference were introduced with effect from 1 November 2025. For the Committee’s terms of reference see www.bat.com/governance ä BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Annual Statement on Remuneration 215 Kandy Anand Chair of the Remuneration Committee Our focus has remained on ensuring our reward framework supports the delivery of our strategy, aligns with shareholder interests, recognises the exceptional contribution of our people, while reinforcing accountability for performance at each level within the Group. Remuneration and Strategy Our new Remuneration Policy strengthens the link between remuneration and BAT’s strategy – A Better TomorrowTM – and provides further alignment with shareholder interests and our sustainability agenda. The changes made last year have improved our ability to compete for, attract and retain top talent in an increasingly competitive international market, whilst maintaining a strong focus on pay-for-performance principles. Sustainability is integral to our strategy and purpose, driving sustainable growth, encouraging consumer transition to reduced-risk products*†, and reducing the health impact of our business. Our ambition to become a predominantly Smokeless business is embedded in both the STI and LTI framework, with performance measures balancing top and bottom-line delivery, and a focus on returns on incremental investment as BAT continues to transform and invest in new products and innovations. The STI incentivises strong in-year New Categories performance, whilst the LTI emphasises sustained growth and quality performance over the long-term, including metrics that track the Smokeless share of our business. In addition, our STI framework now includes a ‘Sustainability – Climate’ metric, reinforcing accountability for reducing greenhouse gas emissions. This metric supports our ambition to cut Scope 1 and 2 emissions by 50% by 2030 (versus our 2020 baseline) and is directly tied to our publicly reported targets in 2025. Performance and Remuneration Outcomes for 2025 The “At a Glance” section provides an overview of remuneration outcomes for the year under the Short-term incentive (STI) and Long-term incentive (LTI) plans, clearly demonstrating how these plans are aligned with and reinforce the delivery of our strategic priorities. Further details are provided on pages 221 and 222. After reflecting on a range of considerations as described further in this report, the Committee was satisfied that the Remuneration Policy had operated as intended during the year. The Committee exercised its discretion pursuant to the Remuneration Policy when adjusting incentive outcomes for the Canadian, Russian and Belarusian businesses as outlined below. The Committee confirms that no other discretion has been exercised in relation to the Executive Directors in 2025. 2025 Target Setting The performance targets set by the Committee early in the year have remained unchanged throughout the 2025 performance period. 2025 target setting focused on advancing the Group’s commitment to Building a Smokeless World, with active investment choices made to enhance our capabilities and accelerate our transformation, while delivering value through our combustibles business supported by strong cash flow generation to reduce leverage and provide flexibility to the Group. As referred to in the 2024 Annual Report, due to the uncertainty around the timing and implementation of the Canadian settlement, the STI targets for 2025 were set excluding the Canadian business. Therefore, the Committee agreed to assess the performance of the 2025 STI by reviewing adjusted profit from operations as adjusted for Canada, excluding New Categories (at constant rates). This treatment aligns with the management’s assessment of the Group’s performance as it relates to Canada. The 2023 LTI measures and targets remained unchanged during the three-year period. Further details with regards to the assessment against the targets are provided below. 2025 Short-Term Incentive Our 2025 performance continued to demonstrate our focus on delivery against our strategic priorities. In 2025, revenue was up 2.1% (at constant rates of exchange), driven by a return to growth in the U.S. (led by combustibles and Velo Plus), and continued growth in AME (partly offset by APMEA). Adjusted profit from operations (as adjusted for Canada and at constant rates of exchange) improved by 2.3%, largely driven by an increase in New Categories contribution by £193 million to £442 million, with Smokeless products now representing 18.2% of Group revenue. New Categories revenue growth (at constant rates) of 7.0% reflects strong growth in the Modern Oral category but overall New Categories performance was impacted by limited growth in HP and declines in Vapour, influenced by the continued growth of illicit products in key markets. New Categories adjusted gross profit margin (at constant rates), drives focus on both quality of revenue growth and margin accretion. In 2025, New Categories gross margin was sensitive to portfolio and geographical mix, delivering 11.0% growth. Cash delivery continued to be strong, realising circa £7.1 billion of adjusted cash generated from operations (at constant rates). In 2025, we reduced our combined Scope 1 and 2 GHG emissions by 7.0% (compared to 2024) to deliver a total reduction of 46.6% (versus our 2020 baseline), driven by implementation of significant GHG emission initiatives (refer to page 89 for more information). The above performance translates into a result of 77.8% of maximum opportunity. The Committee reviewed this outcome against underlying business performance and concluded that it was a fair reflection of performance delivered in the year and no adjustments were required. Further details of the performance against targets for the 2025 STI measures are set out on page 221. 2023 Long-Term Incentive 2023 LTIP performance over the three‑year period reflected mixed delivery against the targets. Strong operating cash flow conversion and resilient shareholder returns were delivered; however, adjusted EPS, Group revenue growth and New Categories revenue growth did not meet the thresholds, resulting in no vesting for these measures. Since target-setting for the 2023 LTI award, there have been changes in the Group's operating environment which could not have been anticipated at the time the targets were confirmed, therefore, the 2023 LTI outcome should be considered in this context. In particular, the continued growth of illicit vapour products in key markets was not anticipated. These developments adversely impacted performance over the period, with the most pronounced impact on New Categories revenue and a broader impact on Group revenue metrics. Consistent with the approach taken last year, in assessing outcomes for the 2023 LTI award, performance was evaluated excluding the impact of the Russian and Belarusian business disposals in 2023 and 2024. This approach ensures fair and consistent measurement of LTI outcomes by excluding material one-off events for comparability across periods. In addition, in alignment with the 2025 STI approach, and consistent with management’s assessment of the Group’s performance as it relates to Canada applied for 2025, Group revenue growth reflects the full consolidation of the Canadian business. However, adjusted earnings per share has been adjusted to exclude the contribution from Canada (excluding New Categories), reflecting the removal of 100% of the profit after interest and tax from all sources in Canada (excluding New Categories) from the Group’s performance. The outcomes are reflected below: – Total shareholder return (TSR) relative to peers (20%): BAT TSR ranked 5th out of 15 amongst our TSR peer group of companies (details of the TSR peer group are available on page 222). – Adjusted diluted earnings per share (EPS) (30%): We measure adjusted diluted EPS at current and constant rates of exchange (equally weighted). The three-year adjusted diluted EPS compound annual growth rate (CAGR) was 0.2% and 4.1%, at current and constant rates, respectively. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Annual Statement on Remuneration Continued 216 Notes: * Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive. † Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. – Group revenue growth (15%): The three-year Group revenue CAGR was 2.2% at constant rates of exchange. – New Categories revenue growth (15%): The three-year New Categories revenue CAGR was 12.1% at constant rates of exchange. – Operating cash flow conversion ratio (20%): We have continued our strong track record of cash conversion delivery, resulting in a 100.6% operating cash flow conversion ratio at current rates measured over three years. The above performance translates into an outcome of 37.6% of maximum for the 2023 LTIP. In line with its normal process, the Committee considered the outcome against the underlying performance of the Group and the experience of our shareholders, in particular given the strong shareholder return over the performance period as evidenced by the TSR outcome outlined above. The Committee also considered share price fluctuations and whether there were any potential windfall gains for the 2023 LTIP. The Committee noted that share price growth over the vesting period was a reflection of genuine growth in value due to true performance and enhanced future prospects which is reflected in both Executive Directors’ remuneration and shareholder experience. Overall, it was concluded that the LTI vesting outcome was an appropriate reflection of performance in a challenging external environment. Notwithstanding the adverse impact of the illicit trade of vapour products on the 2023 LTIP performance, the formulaic outcome for the Executive Director was unchanged. Further details of the performance against targets for the 2023 LTIP award are set out on page 222. Wider Workforce Context We continued our commitment to prioritising employees’ wellbeing and providing support, especially in markets where macro-economic factors are affecting employees’ ability to maintain acceptable standards of living. In 2025, we made targeted reward-related investments where necessary to mitigate macroeconomic challenges, including regular and ad-hoc salary increases and selective off-cycle salary reviews. Our global Benefits and Wellbeing framework, LiveWell, launched in 2024 alongside our Global Benefits and Wellbeing Guidelines, continues to expand. The framework defines the principles behind what we offer, why it matters, and how we bring those benefits to life for our people. At 31 December 2025, LiveWell has now been implemented across 80% of our markets to ensure consistent, accessible support for employees across the Group. The Remuneration Committee keeps up to date with the views of our wider workforce, drawing from a range of well-established engagement channels worldwide to enable a robust understanding of the issues affecting the workforce globally. For more information on engagement with the wider workforce refer to page 194. Pay Equity In 2025, we continued to uphold our commitment to fair pay principles by maintaining our independent accreditation from Fair Pay Workplace for providing equal pay for work of equal value. The global scope of the equal pay for work of equal value gender analysis covered over 100 countries and included all Direct Employees1, totalling around 43,000 colleagues. We have also sustained the scope of our ethnicity analysis to include approximately 16,500 Direct Employees1 across eight locations, representing around 38% of our Direct Employees1. The outcomes of our analysis remain consistent year-over-year, paying men and women within 1% of each other, and Ethnically Diverse and Non-ethnically Diverse groups within 1% of one another for doing the same work or work of equal value. Living Wage We continue to be certified as a Global Living Wage employer by the Fair Wage Network, following our two-year certification awarded in 2024. Although formal re-certification was not required in 2025, we conducted an internal review to confirm that all Direct Employees1 across BAT are paid at or above the applicable living wage. This review maintained global coverage, spanning over 100 countries. For more information refer to the People and Culture Report at bat.com/people-and-culture-report. Executive Director changes Soraya Benchikh stepped down as Chief Financial Officer and from the Board with effect from 26 August 2025. Remuneration arrangements in connection with the departure of Ms Benchikh were determined by the Committee in accordance with the Directors' Remuneration Policy approved by shareholders and the discretions available within the relevant plan rules. These arrangements were disclosed at the time of announcement. Further details are on page 229. 2026 salary review In determining the 2026 salary increases for the Chief Executive, the Remuneration Committee noted that in the UK, salary increases for the majority of employees are expected to be around 3.5% on average. In addition, the Remuneration Committee also considered the underlying Group performance for the financial year and the individual contribution of the Chief Executive. The Committee reviewed market data to understand the competitive positioning of the Chief Executive's total remuneration in relation to our revised International Pay Comparator Group and wider market, and considered the impact of salary adjustments on total remuneration of the Chief Executive to ensure the overall potential quantum remains reasonable. The Committee also noted that there is a cap on annual salary increases for the Chief Executive, which would be held at or below the UK employee average for the lifetime of the new policy. Taking the above points into account, the Committee decided to approve a salary increase of 3.5% for the Chief Executive, which is in line with the average level of the wider UK workforce. Looking Ahead to 2026 Our new Remuneration Policy, implemented in 2025, is designed to support strategic delivery and reinforce pay-for-performance. The Committee is therefore not proposing any material changes to the framework for 2026. The Committee has however reviewed the performance measures and targets for the 2026 incentive plans to ensure that they remain aligned with the Group’s strategic priorities and shareholder expectations, and performance ranges are appropriately calibrated to the Group's business model and outlook, offering a robust but realistic level of stretch in the current market context. Maximum payouts will only be delivered for exceptional performance, reinforcing accountability and pay-for-performance principles. For 2026, the Committee has agreed to refocus the New Categories gross profit STI measure from margin accretion to absolute profit growth. Investments in product innovations and the continued premiumisation of our New Categories portfolio are a strategic area of focus for the Group, hence re-focusing this metric to New Categories gross profit performance provides a more appropriate measure of in- year performance at this stage in the Group’s transformation. New Categories margin accretion remains an important area of focus and is represented in the LTI through the New Categories Contribution Margin metric. Further details are provided on pages 230 to 231. As we move into 2026, the Committee will continue to review BAT’s remuneration approach to ensure it remains aligned with our strategy and evolving market and competitive landscape. We will also maintain open dialogue on remuneration matters with our shareholders to ensure clarity, transparency, and alignment. We hope you find this report informative. Your continued support at the forthcoming Annual General Meeting is greatly appreciated. Kandy Anand Chair, Remuneration Committee 11 February 2026 Note: 1. Direct Employees are permanent employees employed directly by Group companies. Further details on the definition is provided on page 127. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 217 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 2025 Remuneration at a Glance 218 Total revenue growth (10%) Adjusted profit from operations growth* (30%) Adjusted Cash generated from operations (25%) New Categories revenue growth (12.5%) New Categories adjusted gross profit margin (12.5%) Sustainability (10%) Relative total shareholder return (20%) Adjusted diluted EPS growth (constant) (15%) Adjusted diluted EPS growth (current) (15%) Group revenue growth (15%) New Categories revenue growth (15%) Operating cash flow conversion ratio (20%) Quality Growth Sustainable Future Dynamic Business (0%) Threshold Max (100%) (15%) Threshold Max (100%) LTISTI Remuneration Aligned with Strategy Remuneration at BAT is designed to recognise performance that delivers our Group strategy, A Better Tomorrow™, while aligning with shareholder expectations and our sustainability agenda. In 2025, we continued to accelerate our transformation journey towards A Better Tomorrow™. The below summary highlights how our business performance translated into the remuneration of our Chief Executive. Notes: * Adjusted profit from operations growth as adjusted for Canada. Further details are on page 221. ** 2023 LTIP performance has been assessed by (i) removing the impact of the disposal of the Russian and Belarusian businesses from the 2023 and 2024 results; and (ii) adjusting earnings per share to exclude the contribution from Canada (excluding New Categories), reflecting the removal of 100% of the profit after interest and tax from all sources in Canada (excluding New categories) from the Group’s performance in 2025. Group revenue growth reflects the full consolidation of the Canadian business. Short-term Incentive 2025 Long-term Incentive 2023-2025** Performance Outcomes Chief Executive Fixed: 28% Variable: 72% Base Salary Pension & Benefits STI: Cash STI: Deferred Shares Performance Share Plan Single Figure: £6,576 thousand Shareholding as % of salary Tadeu Marroco Chief Executive Outcome as % of maximum Outcome as % of maximum77.8% 37.6% Alignment to our strategic pillars – Current shareholding includes: ordinary shares owned outright and shares subject to continued employment on a net-of-tax basis (estimated). – Shares “at risk” include unvested LTI awards subject to performance on a net-of-tax basis (estimated). Current Shareholding At risk – unvested subject to performance Note: Further details can be found in the Single Figure table on page 220 Total: 1,786% Current Shareholding: 867% At Risk: 919% 600% 2025 Minimum Shareholding Requirement

Summary of the Current Remuneration Policy The current Remuneration Policy was approved by shareholders at the AGM on 16 April 2025. The full Directors’ Remuneration Policy is set out in the 2024 Remuneration Report contained in the Annual Report and Form 20-F for the year ended 31 December 2024 (pages 217 to 226), which is available at www.bat.com Current Directors’ Remuneration Policy – Summary Year 1 Year 2 Year 3 Year 4 Year 5 Fixed Pay – Salary Attracts and retains high-calibre individuals to deliver the Group’s long term strategy. Salaries are reviewed annually, taking into account factors including individual performance, experience and business performance, and reference appropriate market data1 and the approach taken for the general UK employee population. Annual salary increases for the Chief Executive will be held at or below the UK employee average for the lifetime of the Remuneration Policy. Fixed Pay – Pensions and Benefits Pension provides competitive post-retirement benefits arrangements in the form of a Defined Contribution benefit equivalent to a maximum of up to 15% of salary, aligned with the rate applicable to the wider UK workforce. Market competitive benefits are provided consistent with the role. Short-Term Incentive2 Incentivises the attainment of corporate targets aligned to the Group's strategic objectives on an annual basis, with a deferred element to ensure alignment with shareholders' interests. The Chief Executive's on-target opportunity is 125% of salary and maximum is 250% of salary. The Chief Financial Officer's on-target opportunity is 100% of salary and maximum is 200% of salary. The STI is normally awarded 50% in cash and 50% in shares. Once the minimum shareholding requirements have been met, further STI awards will normally be awarded 75% in cash and 25% in shares. Malus and clawback provisions apply. 50-75% cash 50-25% shares deferred for 3 years Long-Term Incentive2 A combination of stretching targets aligned with long-term strategy delivery that provides a balance relevant to the Group's business and market conditions as well as alignment between Executive Directors' and shareholders' interests. Awards granted under the Group's PSP vest and are released to participants five years from the grant date, only to the extent that the performance conditions are satisfied at the end of the three-year performance period, and an additional holding period of two years has been completed. Annual maximum award of 600% of salary for the Chief Executive and 450% of salary for the Chief Financial Officer. Malus and clawback provisions apply. 3-year performance period 2-year holding period Shareholding (including post-employment) Strengthens the long-term alignment between the interests of Executive Directors and shareholders. Executive Directors are required to hold BAT shares equal to the value of 600% of salary for the Chief Executive and 450% for the Chief Financial Officer during their service, and post-employment are required to maintain the same level of shareholding (or, if lower, their shareholding on their cessation date) until the second anniversary of cessation of employment. Minimum shareholding requirement Notes: 1. International Pay Comparator group: Altria, AstraZeneca, Bayer, Coca-Cola, Danone, Diageo, GlaxoSmithKline, Heineken, Imperial Brands, Kraft Heinz, L'Oréal, LVMH, Mondelēz International, Nestlé, Nike, Novartis, Procter & Gamble, PepsiCo, Philip Morris International, Reckitt Benckiser, Siemens, Unilever and Vodafone. 2. Further details on the performance measures for the performance period ended 31 December 2025 can be found on pages 221 and 222. Malus and Clawback Amounts paid under the STI are subject to clawback provisions, and awards made under the Deferred Share Bonus Scheme (DSBS) and the Performance Share Plan (PSP) are subject to malus and clawback provisions. Malus and clawback provisions apply to DSBS awards and the cash portion of the STI for the duration of three years from the date of the award and to PSP awards for the duration of five years from the date of award. The Committee considers these time horizons appropriate, recognising the nature and performance timeframes of each incentive whilst providing sufficient time to identify and address any issues that may arise. Malus and clawback may be applied in circumstances including where: – there has been a material misrepresentation in relation to the performance of any Group company, relevant business unit and/or the participant; – an erroneous calculation was made in assessing the extent to which an award vested or bonus was paid, which in either case resulted in the value of the award or payment being more than it should have been; – participant misconduct; – participant caused a material loss for any Group company as a result of (a) reckless, negligent or wilful actions, or (b) inappropriate behaviour or behaviour that is not aligned with the Group’s corporate values; – participant contributed to serious reputational damage of any Group company or one of its business units; or – there is an insolvency event or corporate failure. Where the Committee determines that these provisions are to be applied, the number of shares subject to outstanding awards may be reduced (malus) and/or the participant may be required to repay up to the excess value which was paid or vested (clawback). Clawback may also be effected by the number of shares subject to outstanding awards being reduced and/or by a reduction in other cash or share-based awards held by the participant. The above provisions are supplemented by the additional malus and clawback policy which is compliant with the requirements of the New York Stock Exchange (the NYSE) listing standards for NYSE-listed companies to adopt malus and clawback policies that meet the requirements of the Dodd-Frank Act and the SEC’s final rules implementing clawback provisions of the Dodd-Frank Act (i.e., cases in which there has been an accounting restatement due to material non-compliance with any financial reporting requirement under the securities laws). The Committee confirms that no malus or clawback provisions were applied during the reporting year. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 2025 Annual Report on Remuneration 219 The below section of the Remuneration Report sets out the Executive Directors’ remuneration for the year ended 31 December 2025. Executive Director remuneration earned in the year ended 31 December 2025 – Audited Single figure of remuneration Executive Directors Tadeu Marroco Soraya Benchikh1 £’000 2025 2024 2025 2024 Salary2 1,410 1,374 525 533 Pension 212 206 69 70 Taxable benefits3 249 206 357 411 Other emoluments4 8 4 — 2 Short-Term Incentives 2,743 2,700 817 796 Long-Term Incentives5,6 1,954 1,606 — — Incentives buyout — — — 2,969 Total Remuneration 6,576 6,096 1,768 4,781 Total Fixed Pay 1,871 1,786 951 1,014 Total Variable Pay7 4,705 4,310 817 3,767 Notes: 1. Soraya Benchikh stepped down from the Board on 26 August 2025, and as such the figures shown for the 2025 financial year are for the part of the year during which Ms Benchikh served on the Board. Soraya Benchikh's 2024 salary was pro-rated from her start date with BAT on 1 May 2024. Please refer to page 229 for further details with regards to Payments to past Directors. 2. Tadeu Marroco's 2025 salary figure reflects the increases applied during the year, i.e. it was £1,384,000 per annum between 1 January and 31 March and £1,419,000 per annum between 1 April and 31 December 2025. Soraya Benchikh’s 2025 salary figure reflects the increases applied during the year i.e. it was £800,000 per annum between 1 January and 31 March and £828,000 per annum between 1 April and 26 August 2025. 3. Soraya Benchikh’s 2025 taxable benefits include standard benefits with a total sum of £118,655, and relocation payments with a total sum of £237,736 which cover the schooling and housing support agreed as part of her appointment terms. 4. The amounts included as Other emoluments relate to the all-employee share schemes: (1) Share Reward Scheme representing the value of ordinary shares awarded in 2025 in line with the scheme rules, and the (2) Sharesave Scheme representing the face value of the discount on options exercised during the year, if applicable. 5. The 2023 LTI award is due to vest, by reference to performance on 22 March 2026, based on completion of the three-year performance period on 31 December 2025. The value shown is based on the average share price for the three-month period ended 31 December 2025 of 4,099p and includes accumulated notional dividends. 27.5% of the value of the award is attributable to share price appreciation. The actual value of shares to vest will be the value on 22 March 2028, when the award will fully vest after the expiry of the additional two-year extended vesting period. 6. LTIP values shown for 2024 have been restated to reflect the actual closing BAT share price of 3,136p on the date the awards were adjusted for performance and include accumulated dividends. 7. No malus or clawback provisions were applied during the year. The following sections provide further detail on the figures in the above table, including the underlying calculations and assumptions and the Committee’s performance assessment for variable remuneration. Salary Salaries are normally reviewed annually in February with salary changes effective from April. Tadeu Marroco's salary was increased by 2.5% (from £1,384,000 to £1,419,000) and Soraya Benchikh’s base salary was increased by 3.5% (from £800,000 to £828,000) in April 2025. Both increases were below the average level of the wider UK workforce (4%). Pension The pension values shown in the table represent company contributions of up to 15% of an annual base salary to the Defined Contribution arrangements in line with the contribution level for the wider UK workforce. No excess retirement benefits have been paid to, or receivable by, the Executive Directors in 2025 and neither was entitled to defined benefits pension arrangements. £'000 Employer pension contributions Tadeu Marroco £212 Soraya Benchikh £69 Benefits The table below summarises the benefits provided to the Executive Directors in 2025. Where relevant, the costs include VAT and a gross-up for tax. £'000 Car or car allowance Health insurance Tax advice Company driver Security1 Relocation benefits2 Other3 Total Benefits Tadeu Marroco4 £1 £14 £67 £30 £75 — £62 £249 Soraya Benchikh4,5 £13 £22 £10 £16 — £238 £58 £357 Notes: 1. Security costs relate to property security assessment, installation of security system, annual maintenance and monitoring of personal and home security systems. 2. Soraya Benchikh received the second instalment of the housing (£181,132 gross) and schooling (£56,604 gross) payments in relation to 2025 in line with her appointment terms. 3. Other benefits include expenses relating to attendance at company-sponsored events which are treated by HMRC as taxable benefit in the United Kingdom. The amounts include tax gross-up, where relevant. 4. In addition to taxable benefits, other non-taxable benefits were provided to Executive Directors including Life and Accident Insurance. 5. Soraya Benchikh stepped down from the Board on 26 August 2025, and as such the figures shown are for the part of the year during which Ms Benchikh served on the Board. Please refer to page 229 for further details with regards to Payments to past Directors. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 2025 Annual Report on Remuneration Continued 220 Short-Term Incentive outcomes for the 2025 award In 2025, we maintained focus in delivering against our strategic priorities, reinforcing our commitment to the Group’s ambition of transforming into a predominantly Smokeless business. Our STI performance metrics support a balanced focus on top and bottom-line delivery, emphasising returns on incremental investment as we continue to transform and invest in new products and innovations. From 2025, we have introduced the ‘Sustainability – Climate’ metric, with a 10% weighting. The reduction in greenhouse gas emissions is a key priority for the Group, as reflected in our annual Double Materiality Assessment+. This metric directly supports our stated ambition to reduce Scope 1 and 2 emissions from our operations by 50% by 2030 (versus 2020 baseline) and is directly linked to our externally reported targets in 2025. Total revenue growth (10%) Group revenue growth was 2.1% at constant rates of exchange, resulting in maximum outcome for this performance measure. Adjusted profit from operations growth (30%) Adjusted profit from operations (as adjusted for Canada, at constant rates) increased by 2.3% to £11,628 million, resulting in a 20.3% outcome out of a 30% maximum for this performance measure. Adjusted cash generated from operations (25%) Cash delivery (including U.S. tax that was deferred from 2024 and paid in 2025) continued to be strong, realising £7,140 million of adjusted cash generated from operations (at constant rates), resulting in maximum outcome for this performance measure. Transformation metrics New Categories revenue growth (12.5%) New Categories revenue (at constant rates) increased by 7.0% to £3,673 million, resulting in no payout as threshold performance for this performance measure was not achieved. New Categories adjusted gross profit margin improvement (12.5%) New Categories gross profit margin continued to improve increasing by 2.1%, resulting in maximum outcome for this performance measure. Sustainability (10%) Delivered a 46.6% reduction in Scope 1 and 2 GHG emissions from our 2020 baseline, resulting in maximum outcome for this performance measure. + Read more about our Double Materiality Assessment on pages 70 to 75 The chart below illustrates STI performance compared to the targets. STI performance measures, weightings and outcomes for the year ended 31 December 2025 – audited Measure1 Weighting Threshold (0%) Maximum (100%) Result Outcome (max) Total revenue growth Year on year % growth at constant rates of exchange 10% +2.1% 1.0% 2.0% 10.0% (10.0)% Adjusted profit from operations growth2 Year on year % growth at constant rates of exchange (as adjusted for Canada) 30% +2.3% 1.5% 2.75% 20.3% (30.0)% Adjusted cash generated from operations Annual adjusted cash generated from operations at constant rates of exchange 25% £6.5bn £6.8bn £7.1bn 25.0% (25.0)% New Categories revenue growth Year on year improvement % revenue from Vapour, HP and Modern Oral at constant rates 12.5% +7.0% 9.0% 15.0% 0.0% (12.5)% New Categories adjusted gross profit margin improvement Year on year % accretion of Vapour, HP and Modern Oral products at constant rates of exchange 12.5% +2.1% 0.8% 1.8% 12.5% (12.5)% Sustainability % reduction (versus 2020 baseline) in Scope 1 and 2 GHG emissions 10.0% 46.6% 42.6% 46.3% 10.0% (10.0)% Total outcome as % of maximum 77.8% (100) % Notes: 1. Non-GAAP measures: New Categories revenue, New Categories adjusted gross profit margin, adjusted profit from operations and adjusted cash generated from operations are non-GAAP measures consistent with the Group's assessment of performance for remuneration purposes. Please refer to pages 377 to 391 for definitions of these measures and a reconciliation of these measures to the most directly comparable IFRS measure where applicable. 2. Due to the initial uncertainty surrounding the timing of the implementation of the Approved Plans in Canada, the STI targets for 2025 were set excluding the Canadian business. Therefore, the performance of the 2025 adjusted profit from operations was reviewed as adjusted for Canada, excluding New Categories (at constant rates). The 2024 adjusted profit from operations outcome figure was therefore also adjusted to exclude 100% of the Canadian business (excluding New Categories). This approach is consistent with management’s assessment of the Group’s performance as it relates to Canada. Following evaluation of the formulaic outcomes of the STI, the Committee considered the results against the underlying performance of the Group and concluded that the outcomes were a fair reflection of performance delivered in what continues to be challenging and volatile market conditions and no adjustments were required. Under the Remuneration Policy, 50% of the annual STI is ordinarily deliverable as an award of BAT shares under DSBS, reducing to 25% once Executive Directors have met their shareholding requirements. DSBS awards will be deferred for a three-year period and will be released in March 2029. For performance year 2025, 25% of the STI will be delivered in shares under the DSBS for Tadeu Marroco as his shareholding requirement has been met as at 31 December 2025 (please refer to page 223 for details). In accordance with the Directors’ Remuneration Policy, the 2025 STI for Ms Benchikh will be paid fully in cash and pro-rated in line with the agreed separation arrangements. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 221 The 2025 STI outcome for the Executive Directors is as follows: STI outcome for the year ended 31 December 2025 Base salary for 2025 (£'000) Maximum opportunity as % of base salary STI outcome (out of 100%) STI award achieved (£’000)1 Delivered in cash (£’000) Deferred in shares (£’000) Tadeu Marroco £1,410 x 250% x 77.8% = £2,743 £2,057 £686 Soraya Benchikh2 £525 x 200% x 77.8% = £817 £817 £0 Notes: 1. Malus and clawback provisions apply. No further performance conditions apply. 2. Soraya Benchikh stepped down from the Board on 26 August 2025, and as such the figures shown for the 2025 financial year are for the part of the year during which Soraya served on the Board. Long-Term Incentive outcome for the 2023 – 2025 award The 2023 LTIP measures below were set under the terms of our 2022 Directors' Remuneration Policy. The performance over the three‑year period reflected mixed delivery against the targets. Strong operating cash flow conversion and resilient shareholder returns were delivered; however, adjusted EPS, Group revenue growth and New Categories revenue growth did not meet the thresholds, resulting in no vesting for these measures. Since target-setting for the 2023 LTI award, there have been changes in the Group's operating environment which could not have been anticipated at the time targets were confirmed, therefore, the 2023 LTI outcome should be considered in this context. In particular, the continued growth of illicit vapour products in key markets was not anticipated. These developments adversely impacted performance over the period, with the most pronounced impact on New Categories revenue and a broader impact on Group revenue metrics. The performance results were assessed over the three-year period from 2023 - 2025 as follows: Total shareholder return (TSR) (20%) BAT TSR ranked 5th amongst our TSR peers resulting in 17.6% vesting for this measure. Adjusted diluted earnings per share (EPS) (30%) Adjusted diluted EPS is measured at current and constant rates of exchange (equally weighted). The three-year EPS compound annual growth rate (CAGR) was 0.2% and 4.1% at current and constant rates, respectively, resulting in no vesting for this measure. Group revenue growth (15%) The three-year Group revenue CAGR was 2.2% at constant rates of exchange, resulting in no vesting for this measure. New Categories revenue growth (15%) The three-year New Categories revenue CAGR was 12.1% at constant rates of exchange, resulting in no vesting for this measure. Operating cash flow conversion ratio (20%) We have continued to demonstrate the ongoing strength of the Group in turning operating performance into cash, resulting in a 100.6% operating cash flow conversion ratio at current rates of exchange over the three years, resulting in full vesting for this measure. The chart below illustrates performance compared to the targets. LTI performance measures, weightings and outcomes for the year ended 31 December 2025 – audited Measure1 Weighting Threshold (15%) Maximum (100%) Result Outcome (max) Relative TSR2 Relative to a peer group of international FMCG companies 20% 5th 17.6%Median UQ (20)% EPS growth at current rates of exchange3 Compound annual growth in adjusted diluted EPS measured at current rates of exchange 15% 0.2% 0.0%5% 10% (15)% EPS growth at constant rates of exchange3 Compound annual growth in adjusted diluted EPS measured at constant rates of exchange 15% 4.1% 0.0%5% 10% (15)% Group revenue growth3 Compound annual growth measured at constant rates of exchange 15% 2.2% 0.0%3% 5% (15)% New Categories revenue growth Compound annual New Categories growth measured at constant rates of exchange 15% 12.1% 0.0%20% 30% (15)% Operating cash flow conversion ratio Ratio over the performance period at current rates of exchange 20% 100.6% 20.0%85% 95% (20)% Total vesting as % of maximum 37.6% (100) % Notes: 1. Non-GAAP measures: Adjusted diluted EPS (at current and constant rates of exchange), Group revenue (at constant rates of exchange), New Categories revenue (at constant rates of exchange) and operating cash flow conversion ratio are non-GAAP measures used by the Remuneration Committee to assess performance of the 2023-2025 LTI. Please refer to pages 377 to 391 for definitions of these measures and a reconciliation of these measures to the most directly comparable IFRS measure where applicable. 2. Relative TSR: Peer group constituents for the 2023-2025 LTIP were: Altria Group, Anheuser-Busch InBev, Carlsberg, Coca-Cola, Diageo, Heineken, Imperial Brands, Japan Tobacco, PepsiCo, Pernod Ricard, Philip Morris International, Procter & Gamble, Reckitt Benckiser, and Unilever. 3. In assessing performance results for the 2023 LTI award against the targets set at the start of the performance period, performance has been assessed by (i) removing the impact of the disposal of the Russian and Belarusian businesses from the 2023 and 2024 results; and (ii) consistent with management’s approach to assessing the performance of Canada as applied for 2025, Group revenue growth reflects the full consolidation of the Canadian business. Adjusted earnings per share has, however, been adjusted to exclude the contribution from Canada (excluding New Categories), reflecting the removal of 100% of the profit after interest and tax from all sources in Canada (excluding New Categories) from the Group’s performance. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 2025 Annual Report on Remuneration Continued 222

Following evaluation of the formulaic outcomes for the LTI, the Committee considered the results against the underlying performance of the Group and concluded that the outcomes were a fair reflection of performance delivered in what continues to be challenging and volatile market conditions and no adjustments were required on this basis. In addition, the Committee considered share price fluctuations over the period since grant, and were satisfied no windfall gains have occurred. The Committee concluded that share price growth over the vesting period reflects genuine growth in value due to true performance and enhanced future prospects, which is reflected in both Chief Executive’s remuneration and shareholder experience and, therefore, no adjustment to the award is required. The Committee noted that the value of the 2023 award is at this stage indicative. Shares will not be released to the Chief Executive until after the expiration of the two-year additional extended vesting period on 22 March 2028. The 2023–2025 LTIP outcome for the Executive Directors is as follows: 2023-2025 LTIP outcome audited Shares awarded Vesting % Number of shares to vest Dividend equivalent £'0001 Total value to vest £’0002 Impact of share price change £'0003 Tadeu Marroco 108,165 37.6% 40,670 £287 £1,954 £459 Notes: 1. Value of the dividend equivalents accrued on the proportion of the award that is due to vest only. Dividend equivalents will be delivered as shares following the expiry of the two-year extended vesting period on 22 March 2028. 2. The value of ordinary shares to vest is calculated using the average share price for the three-month period ended 31 December 2025 of 4,099p. The actual value of shares to vest will be the value on 22 March 2028, when the award fully vests and is released to the Chief Executive. 3. 27.5% of the value of the award is attributable to share price appreciation and no discretion has been exercised as a result of share price appreciation or depreciation. The below table details the shares awarded under the PSP and DSBS during the 2025 financial year. Details in relation to scheme interests granted during the year ended 31 December 2025 audited Plan Date of award Shares awarded1 Market price at award (pence)2 Face value £’000 Performance period3 Date from which shares will be released Tadeu Marroco PSP 17 Apr 2025 261,214 3,179 8,304 2025-2027 17 Apr 2030 DSBS4 20 Mar 2025 42,462 3,179 1,350 n/a 20 Mar 2028 Soraya Benchikh5 PSP 17 Apr 2025 113,243 3,179 3,600 2025-2027 17 Apr 2030 DSBS4 20 Mar 2025 12,527 3,179 398 n/a 20 Mar 2028 Notes: 1. Shares awarded represent potential maximum opportunity. 2. The market price at award is the price used to determine the number of ordinary shares subject to the awards, which is calculated in the ordinary course as the average of the closing mid-market price of an ordinary share over the three dealing days preceding the date of grant. An award price of 3,179 pence per share was used for the PSP award granted to the Executive Directors, consistent with the award price used for the PSP award granted to the wider population on 20 March 2025. 3. The performance period for the PSP award is from 1 January 2025 - 31 December 2027. Performance conditions can be found on page 234. The proportion of the award that will vest for achieving threshold performance is 15% of maximum opportunity and 100% of award will vest at maximum. 4. DSBS awards relate to the 2024 performance as disclosed in the Annual Report and Form 20-F for the year ended 31 December 2024. 5. Soraya Benchikh stepped down from the Board on 26 August 2025. In line with the Remuneration Committee’s decision, Soraya will retain a pro‑rated portion of the PSP award granted in 2025. Following pro‑ration, the maximum number of shares that may vest, subject to the achievement of applicable performance conditions, is 12,582. Her outstanding DSBS award granted in 2025 over 12,527 shares (in respect of performance in 2024) will be released in line with the original schedule in March 2028, subject to malus and clawback provisions. Executive Directors’ shareholding requirements Executive Directors are encouraged to build up a high level of personal shareholding to ensure a continuing alignment of interests with shareholders. Executive Directors are required to hold BAT shares equal to the value of 600% of salary for the Chief Executive and 450% for the Chief Financial Officer during their service, and post-employment are required to maintain the same level of shareholding (or, if lower, their shareholding on their cessation date) until the second anniversary of cessation of employment, with a sale restriction mechanism in place for this period. If, at any time, an Executive Director does not meet the requirements of the shareholding guidelines, the individual may, generally, only sell a maximum of up to 50% of any ordinary shares vesting (after tax) under the Company share plans until the threshold required under the shareholding guidelines has been met. Waiver of compliance with guidelines is permitted with the approval of the Remuneration Committee in circumstances where a restriction on a requested share sale could cause undue hardship. No such applications were received from the Executive Directors during 2025. Non-Executive Directors are expected to purchase shares in the Company on the open market to build up a shareholding in the Company during the term of their appointment. Executive Directors’ shareholding as at the year ended 31 December 2025 audited No. of eligible ordinary shares held at 31 Dec 20251 Value of eligible ordinary shares held at 31 Dec 20252 £'000 Actual percentage (%) of base salary at 31 Dec 2025 Shareholding requirements (% of base salary 31 Dec 2025) Compliance with shareholding requirement Tadeu Marroco 292,071 12,308 867% 600% Yes Former Executive Director Soraya Benchikh3 80,667 3,399 251% 450% No Notes: 1. Eligibility of shares: (a) ordinary shares owned outright; (b) unvested ordinary shares under the DSBS, which represent deferral of earned bonus, are eligible and count towards the requirement on a net-of-tax basis; (c) unvested ordinary shares under the LTI plan are not eligible and do not count towards the requirement during the performance period, but the estimated notional net number of ordinary shares held during the LTI plan Extended Vesting Period and the PSP additional two-year holding period are eligible and will count towards the requirement; (d) unvested ordinary shares granted as a buy-out award on recruitment are eligible to count towards the requirement on a net-of-tax basis; and (e) ordinary shares held in trust under the all-employee share plan are not eligible and do not count towards the shareholding requirement. 2. Value of ordinary shares shown above: this is based on the closing mid-market share price on 31 December 2025 of 4,214p. 3. Soraya Benchikh remains subject to a two-year post-employment shareholding requirement of the lower of 450% of salary and her in-role shareholding, which applies only in respect of shares acquired since becoming an Executive Director. Ms Benchikh’s shareholding at the time of stepping down from the Board (26 August 2025) was 411% of salary; disposals made by Ms Benchikh between stepping down and 31 December 2025 relate solely to shares that were not subject to the Company's post-employment shareholding requirement. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 223 Remuneration in the context of the wider workforce The Group’s remuneration policies and practices are founded on a high degree of alignment and consistency across the organisation. Accordingly, remuneration for senior management is determined considering the remuneration principles that apply to the Executive Directors, and similar principles also form the basis of the remuneration arrangements for the wider workforce. The reward strategy for all employees is built around and designed to deliver the following objectives: – Attract, retain and engage a diverse talent pool for competitive advantage; – Offer a reward that is externally competitive and internally equitable as well as being commercially sustainable; and – Align with short-term and long-term shareholder interests. The key difference between Executive Directors’ remuneration and the wider employee population is the increased emphasis on long- term performance in respect of Executive Directors, with a greater percentage of their total remuneration being performance-related and delivered in BAT shares. This includes an additional two-year holding period on the PSP, and post-employment shareholding requirements which do not apply to other employees. The following table summarises the remuneration structure for the wider workforce. Element Wider workforce remuneration Salary – Salary ranges across all grades are set by reference to external market data. Individual positioning within the set salary ranges will depend on level of experience, responsibility and individual performance. – A globally consistent pay comparator group, derived from the International Pay Comparator Group used by the Remuneration Committee for executive pay benchmarking, is utilised across all levels of the organisation for pay benchmarking purposes, with an appropriate level of flexibility provided to end markets. Pension & Benefits – Retirement benefits and other benefit arrangements are provided to employees based on and to reflect local market practice. – Company pension contribution rates for Executive Directors and the wider UK workforce are aligned. Short-Term Incentive – Our International Executive Incentive Scheme (IEIS) is operated consistently across the organisation and has more than 1,690 employees participating. It is designed to reward employees for the delivery of financial, strategic and operational targets. – The IEIS is globally aligned for all managers in senior management roles, including Executive Directors, and for the most senior managers, a portion of any award receivable is deferred in BAT shares for three years, granted under the DSBS, and the remaining portion is delivered in cash. Both cash and deferred share awards are subject to malus and clawback. Approximately 460 employees globally participate in the DSBS. – Corporate annual bonus plans are in operation for employees in corporate functions designed to mirror the basic construct of the IEIS and with performance metrics which align with the IEIS. Approximately 17,280 employees globally participate in the corporate annual bonus plans. – Functional incentive schemes are in operation in non-corporate functions with functional performance metrics incorporated to provide line of sight for participants. Long-Term Incentives – The Group operates two globally aligned discretionary LTI plans designed to reward and retain our senior talent while incentivising long-term business results and shareholder value creation, aligning interests of our senior leaders with those of shareholders. – Performance Share Plan (PSP) awards are granted to the Group's most senior leaders (circa 160), including the Management Board, which are subject to the same performance measures and three-year performance period as for the Executive Directors. Executive Directors' awards are also subject to the additional two-year holding period. – Restricted Share Plan (RSP) awards are granted to circa 1,960 senior leaders globally and are subject to continuous employment conditions during the three-year vesting period. The Executive Directors do not participate in the RSP. – Discretionary share awards are subject to malus and clawback for all participants. All-employee share schemes – Our all-employee share schemes are key to fostering a culture of ownership amongst our employees. In the UK, all employees (circa 2,470) are eligible to participate in the Company's all-employee share schemes, the Partnership Share Scheme and the Share Reward Scheme under our UK Share Incentive Plan and the Sharesave Scheme. Similar plans are also offered in Germany and Belgium. Process for setting Executive Directors’ remuneration The Remuneration Committee considers the budgeted salary increases for the UK-based employee population, the guidance given to managers on the range of salary increases and other remuneration arrangements and employment conditions for all UK-based employees when determining remuneration for the Executive Directors. It is expected that salary reviews for the Executive Directors will be in line with the approach taken for the general UK employee population, except in exceptional circumstances, such as where a recently appointed Executive Director’s salary is increased to reflect his or her growth in the role over time or where significant additional responsibilities are added to the role. As a key principle, management provides the Remuneration Committee with visibility of the potential impact of proposed changes to the Executive Directors’ Remuneration Policy on the wider employee population. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 2025 Annual Report on Remuneration Continued 224 Pay Equity at a glance We seek to deliver fair, equitable and transparent compensation to all employees globally. In 2025, we continued to uphold our commitment to fair pay principles by maintaining our independent accreditation from Fair Pay Workplace, for providing equal pay for work of equal value. The global scope of the gender pay equity analysis covered over 100 countries and included all Direct Employees1, totalling around 43,000 employees. We have also sustained the scope of our ethnicity analysis to include approximately 16,500 Direct Employees across 8 locations, representing around 38% of our Direct Employees. The outcomes of our analysis remain consistent year-over-year, paying men and women within 1% of each other, and Ethnically Diverse2 and Non-Ethnically Diverse groups within 1% of one another for doing the same work or work of equal value. c.43,000 All Direct Employees 1% Women and men are paid within 1% of one another for doing the same work or work of equal value 100+ Markets in scope 1% Ethnically diverse and non-ethnically diverse groups are paid within 1% of one another for the same work or work of equal value Supporting our employees What we’re doing Wellbeing At the core of our People Strategy and workplace is the Group’s commitment to fostering health and wellbeing, supporting our colleagues to thrive personally and professionally. LiveWell, our global Benefits and Wellbeing framework, was introduced in 2024 together with our Global Benefits and Wellbeing Guidelines. It defines the principles behind what we offer, why it matters, and how we bring those benefits to life for our people. LiveWell brings together all of our benefit programs under emotional, physical, financial, and social wellbeing pillars. It reflects our commitment to holistic wellbeing, including mental health, and inclusion, which is central to our People Strategy and our ambition to create a purposeful and energising environment. In 2025, we continued to expand LiveWell, now reaching 80% of our markets and helping ensure consistent, accessible support for employees across the Group. We continue to refine our programmes using data and employee feedback. Insights from employees help address market disparities to ensure our benefits remain sustainable, inclusive, and relevant for employees globally. Targeted interventions As part of our ongoing efforts to respond to macro-economic pressures, we implemented targeted initiatives to support employees, balancing sustainable long-term performance with commercial relevance and fairness, while addressing diverse employee needs. In 2025, these initiatives included: – Market-specific interventions – periodic salary reviews to mitigate economic pressures. – Additional salary budget allocation – prioritising markets impacted by external factors. – Selective off-cycle salary reviews – enhancing competitiveness where needed. Living Wage3 What we’re doing Paying living wage We also continue to be certified as a Global Living Wage employer by the Fair Wage Network, following our two- year certification awarded in 2024. Although formal re-certification was not required in 2025, we conducted an internal review to confirm that all Direct Employees across BAT are paid at or above the applicable living wage. This review maintained global coverage, spanning over 100 countries. Notes: 1. Direct Employees are permanent employees employed directly by the Group. Further details on the definition is provided on page 127. 2. For the purposes of our International Pay Equity Analysis, ‘Ethnically Diverse’ groups in the respective countries are defined as ethnic groups who, because of their physical or cultural characteristics, are/were historically and systematically under-represented. Being a numerical minority is not a characteristic of being an Ethnically Diverse group; sometimes larger groups can be considered Ethnically Diverse groups. ‘Non-Ethnically Diverse’ groups in the respective countries are defined as ethnic groups who, because of their physical or cultural characteristics, are/were historically and systematically represented. 3. Our definition of a 'living wage' is aligned with the UN Global Compact definition: "living wage is the local remuneration received for a standard work week that enables workers and their families to meet their basic needs". BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 225 For more information refer to People & Culture report at bat.com/people-and-culture-report ä Workforce Engagement Our Board is kept informed of the views and perspectives of our people across the Group through a combination of well-established engagement methods underpinned by our employee listening framework, spanning across multiple channels and organisational levels. + Read more on page 194 Employee listening framework We continued to strengthen our approach to engagement with people in 2025. Our employee listening framework, launched in 2024, was further deployed in 2025, complementing other employee engagement channels. This framework facilitates more frequent opportunities for employees to share their feedback, through our global Your Voice – Engagement and Your Voice – Inclusion surveys. It also supported on-demand topic surveys for deeper insights, employee life-cycle surveys for key transition points and other tools to provide a more regular and holistic understanding of the sentiments and perspectives of our people including compensation topics. As part of this enhanced approach, the Board reviews feedback received through the framework several times throughout the year, with outcomes and actions fed back to employees to support an ongoing dialogue. Further information is available on pages 194 and 195. Direct engagement channels Comprise Directors’ market and operational site visits which incorporate participation in town hall and Q&A sessions, the Chief Executive’s programme of regional and market visits to connect with local employees, our Chief Executive’s ‘Let’s Talk’ live Q&A series open to all our workforce, and live webcasts presented by our Chief Executive and other Management Board members to discuss the Group’s performance, results, strategic objectives, business outlook and embedding our values, with Q&A. Employee engagement channels: Directors' market and site visits Chief Executive's ‘Let's Talk’ live Q&A forum Global, Functional and Regional webcasts and townhall sessions Global Leadership Meeting (GLM) Works Councils and European Employee Council meetings Speak Up channels Other engagement channels In addition to direct engagement activities, our Directors are kept informed of the views and perspectives of our people arising from engagement at different levels of the organisation (for example, townhall sessions, employee focus groups, works councils, and regional, function and local webcasts), including through reports from the Chief People Officer, and from the Group Head of Business Integrity & Compliance in relation to Speak Up channels. The views of our workforce are a key consideration for the Remuneration Committee when reviewing the reward priorities of the organisation. There continues to be an ongoing dialogue with employees, through a variety of channels, about the Group’s pay practices. Through share ownership as a result of our all-employee share schemes, our employees are invited to vote on the Directors' Remuneration Policy and Report at our Annual General Meeting in the same way as our shareholders. The Board also receives updates from management on feedback received during the year, where relevant, on remuneration matters considered by the Remuneration Committee and takes feedback into account as applicable in determining executive remuneration. The Remuneration Committee regularly reviews the pay principles and practices in operation across the Group applicable to all employees, and considers them in relation to the remuneration decisions for the Executive Directors, ensuring there is an appropriate degree of alignment throughout the Group. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 2025 Annual Report on Remuneration Continued 226

Other Information Relating to Executive Directors' Remuneration for the Year Ended 31 December 2025 The below table details the comparative figures for Chief Executive remuneration for the performance years 2016 to 2025. Chief Executive’s pay – Comparative figures 2016 to 2025 Nicandro Durante Jack Bowles Tadeu Marroco 2016 2017 2018 20191 20191 2020 2021 2022 20232 20232 20243 2025 Chief Executive's ‘single figure’ of total remuneration (£’000) 8,313 10,244 8,651 3,054 3,512 4,954 8,063 8,987 722 3,777 6,096 6,576 STI paid as % of maximum opportunity 100% 97.2% 100% 50.0% 96.0% 71.1% 85.7% 77.7% —% 61.3% 78.6% 77.8% LTI paid as % of maximum opportunity 46.0% 96.1% 70.5% 69.3% 69.9% 54.2% 49.1% 58.9% —% 38.2% 42.1% 37.6% Notes: 1. For 2019, the 'single figure' reflects the respective periods Jack Bowles and Nicandro Durante served as Chief Executive. Nicandro Durante retired as Chief Executive on 1 April 2019. Historical data is taken from the Directors’ Remuneration Reports for the relevant years and is presented (as appropriate) on the basis of the ‘single figure’ calculation as prescribed in the UK Directors’ Remuneration Report Regulations. 2. For 2023, the 'single figure' reflects the respective periods for which Tadeu Marroco and Jack Bowles served as Chief Executive. Jack Bowles stepped down from the Board on 15 May 2023. 3. The 2024 figure has been updated to reflect the restated LTI amount for the Chief Executive as per the single figure table on page 220. Performance graph The graph below shows the TSR of the Company and the FTSE 100 index over the 10-year period from 31 December 2015 to 31 December 2025. The graph shows the growth in value of a hypothetical £100 invested on 31 December 2015. The FTSE 100 index was selected as an appropriate comparator group by the Committee due to the Company's position within the FTSE. Total shareholder return (TSR) performance: 31 December 2015 to 31 December 2025 V al ue o f h yp ot he ti ca l £1 00 h ol di ng Dec 15 Dec 16 Dec 17 Dec 18 Dec 19 Dec 20 Dec 21 Dec 22 Dec 23 Dec 24 Dec 25 0 100 200 300 BAT FTSE 100 Relative importance of spend on pay The chart below sets out distributions to shareholders by way of dividends and share buy-backs, and total remuneration paid to employees for the years 2024 and 2025. In 2025, there was a 7.4% increase in distributions to shareholders and a 10.4% increase in total employee remuneration costs. Remuneration and distribution to shareholders 2025 2024 £3,125m £2,831m £6,350m £5,911m A Remuneration1 B Shareholder distributions2 Notes: 1. Remuneration represents the total employee remuneration costs for the Group, set out on page 268 within note 3 in the Notes on the Accounts. 2. Shareholder distributions represent the total dividends paid (£5,238 million) and share buy-backs (£1,112 million) made in 2025. For 2024, the amount represents the total dividends paid (£5,213 million) and share buy-backs (£698 million) in 2024. For further details please refer to page 55. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 227 BAT FTSE 100 A B A B Chief Executive Pay Ratio Disclosure The below table reflects the Chief Executive pay ratio when compared to employees at the 25th percentile, median and 75th percentile of the Group’s UK workforce pay for the years 2019 - 2025. The table also includes the salary and total remuneration figures for employees at each percentile for 2025. Chief Executive Pay Ratio Year Method 25th percentile pay ratio Median pay ratio 75th percentile pay ratio 2025 Option A 99:1 53:1 29:1 20241 Option A 96:1 57:1 28:1 20232 Option A 84:1 51:1 23:1 2022 Option A 167:1 108:1 43:1 2021 Option A 149:1 97:1 40:1 2020 Option A 103:1 66:1 29:1 2019 Option A 144:1 86:1 36:1 Employees remuneration for 2025 25th percentile Median 75th percentile Salary £45,157 £74,592 £122,763 Total Remuneration3 £66,710 £124,223 £229,761 Notes: 1. 2024 pay ratio figures have been updated to reflect the restated 2024 LTI amounts for the Chief Executive as per the single figure on page 220. 2. The 2023 pay ratio figures are based on the pro-rated single figure for the Chief Executive, reflecting the respective periods for which Tadeu Marroco and Jack Bowles served in the role. Jack Bowles stepped down from the Board on 15 May 2023. 3. Total Remuneration for the employees is based on the UK employees' data as at 31 December 2025. It is calculated as far as possible on the same basis as the Chief Executive single figure calculation and includes salary, taxable benefits, short-term incentive, long-term incentive, dividends, pension benefits and any other remuneration receivable. For the purposes of this analysis, the following methodology and assumptions have been used: – Remuneration is annualised, where applicable, for the earnings period 1 January 2025 to 31 December 2025; – For all employees that are eligible for a car benefit, the applicable car allowance amounts have been used; – For all employees that participate in the global International Executive Incentive Scheme or equivalent corporate incentive scheme, incentive payouts are calculated based on the same metrics; – For all employees that participate in the UK DC scheme, Company contributions of 15% of salary have been used; – Employees on international assignment into and out of the UK have been included; however, assignment benefits, such as housing support, education support, home leave allowance or relocation costs, have not been included as these are not consistent with the benefits included in the Chief Executive single figure calculation, which is consistent with the approach taken last year; and – For hourly paid employees who are not full time, total pay and benefits have been pro-rated based on full-time employee hours. Option A uses the total full-time equivalent remuneration for all UK employees for the financial year ended 31 December 2025 and has been used to calculate the ratio as this is viewed to be the most robust and comprehensive means of assessment and is also reflective of shareholder preferences. For the Chief Executive, the total remuneration as provided in the single figure of remuneration table on page 220 has been used. The figures above show a slight decrease in the Chief Executive to median employee pay ratio compared with 2024. The decrease is mainly attributable to an increase in UK employee total remuneration, driven by salary adjustments and changes in employee demographics, which offset the increase in the Chief Executive’s total remuneration. Pay for the Chief Executive is heavily weighted towards the variable elements of remuneration. Therefore, year-on-year movements in the pay ratio will largely be driven by STI and LTI outcomes. The majority of UK employees do not participate in a similar type of long-term incentive plan and their overall remuneration is less variable compared to the Chief Executive's remuneration with the variable pay opportunity accounting for 80% to 90% of total remuneration for the Chief Executive. As such the Chief Executive pay ratio is likely to continue to vary over time. Fixed remuneration remained aligned with that of the wider UK-based workforce, with the pension contribution percentage for the Chief Executive remaining aligned with the wider workforce of up to 15% of salary. The Company believes the median pay ratio for 2025 reflects the diversity of our business footprint and employee population across the UK. The Group’s remuneration policies and practices are founded on a high degree of alignment and consistency, with total remuneration at all levels providing competitive compensation that enables the attraction and retention of talent while also providing equitable differentiated remuneration based on grade, performance and experience. Further details on all-employee remuneration at BAT can be found on page 224. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 2025 Annual Report on Remuneration Continued 228 Chair and Non-Executive Directors’ Remuneration for the Year Ended 31 December 2025 – Audited The following table shows the single figure of remuneration for the Chair and Non-Executive Directors in respect of qualifying services for the year ended 31 December 2025, together with comparative figures for 2024. Base fee £’000 Chair/Committee membership fees1 £’000 Taxable benefits2 £’000 Total remuneration £’000 20253 2024 20253 2024 20253 2024 20253 2024 Luc Jobin (Chair)4 736 711 — — 19 17 755 728 Kandy Anand 105 104 58 48 8 4 171 156 Karen Guerra 105 104 33 29 3 3 141 136 Holly Keller Koeppel5,6 148 133 33 38 206 3 387 174 Uta Kemmerich-Keil (17/02/2025) 92 — 29 — 9 — 130 — Véronique Laury 105 104 33 29 2 3 140 136 Darrell Thomas6 105 104 58 48 161 4 324 156 Serpil Timuray 105 104 33 29 4 4 142 137 Matthew Wright (01/ 11/ 2025) 17 — 6 — 1 — 24 — Former Non-Executive Directors Murray Kessler (stepped down 17/02/2025)6 14 104 4 29 — 55 18 188 Total 1,532 1,468 287 250 413 93 2,232 1,811 Notes: 1. Committee memberships are shown, together with changes during the year, in the reports of the respective committees in the Governance sections of the Directors’ Report. 2. Benefits for the Chair in 2025 comprised health insurance and ‘walk-in’ medical services of £10,566 (2024: £10,113), hotel accommodation and travel expenses of £5,920 (2024: £4,320), and security service cost of £2,208 (2024: £2,394). The benefits for the other Non-Executive Directors principally comprised travel-related expenses incurred in connection with individual and/or accompanied attendance at certain business functions and/or events and ‘walk-in’ medical services. The figures shown are grossed-up for tax (as appropriate) as, in line with the UK market, it is the normal practice for the Company to pay the tax that may be due on any benefits. 3. The 2025 fees and benefits reflect the following appointment dates: Uta Kemmerich-Keil’s appointment as a Non-Executive Director on 17 February 2025 and Matthew Wright's appointment as a Non-Executive Director on 1 November 2025, and Holly Keller Koeppel stepping down from the Audit Committee with effect from 31 December 2025. 4. Luc Jobin receives a pension in respect of prior service to Imasco Limited (acquired in 2000 by the Group) and Imperial Tobacco Canada Limited, a subsidiary of BAT. In 2025, this amount was CAD$150,228 (£81,030), and CAD$150,228 (£83,824) in 2024. 5. Deferred Compensation Plan for Directors of Reynolds American Inc. (DCP): as a former outside director of Reynolds American Inc. Holly Keller Koeppel participated in the DCP under which she elected to defer payment of a portion of her Reynolds American retainers and meeting attendance fees to a Reynolds American stock account. Following the acquisition of Reynolds American by BAT, amounts deferred to a stock account (Deferred Stock Units or DSUs) mirror the performance of, and receive dividend equivalents based on, BAT American Depository Shares (ADSs). The DSUs of Holly Keller Koeppel are disclosed as a note to ‘Summary of Directors’ share interests'. DSUs deferred under the DCP will be paid in accordance with the terms of the DCP, section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the Director’s existing deferral elections. 6. Taxable benefits for Holly Keller Koeppel and Darrell Thomas in 2025 as well as taxable benefits for Murray Kessler in 2024 included expenses relating to attendance at company- sponsored events which are treated by HMRC as taxable benefit in the United Kingdom. The amounts include tax gross-up, where relevant. Payments to past Directors or for loss of office – Audited Ms Benchikh stepped down from the Board on 26 August 2025. Arrangements relating to Ms Benchikh's departure were approved by the Remuneration Committee and are consistent with the Directors' Remuneration Policy and the relevant incentive plan rules. Ms Benchikh remained employed for the period from 26 August 2025 to 31 December 2025, and received £296,032 base salary and benefits with a total value of £102,022 (pension, medical and personal accident insurance, and tax advice from the Company’s nominated advisers). A capped contribution of £30,000 (plus VAT) was made towards legal fees incurred in connection with her departure and she has also received executive outplacement services with a value of £70,000 (plus VAT). For the period from 1 January 2026 to 23 August 2026 (being the remainder of her 12-month notice period), Ms Benchikh will receive a payment in lieu of notice equivalent to salary (£531,968). Payments will be made in equal monthly instalments, subject to mitigation. Insured benefits (medical insurance and personal accident cover) with a total value of £21,823 will continue to be provided until the end of the notice period. No further Company contributions will be made to Ms Benchikh’s UK Defined Contribution arrangement after 31 December 2025. In May 2026, Ms Benchikh will also receive the final housing allowance payment (£96,000) and schooling support (£30,000), in line with her contractual entitlements and will continue to be entitled to receive tax advice for 2026 with a value of up to £30,000 (plus VAT) with the Company covering any associated tax liability arising. Ms Benchikh will receive a pro-rated bonus under the Company’s STI Plan for the 2025 financial year, reflecting her service as an Executive Director during that period. In accordance with the Remuneration Policy, the bonus will be paid wholly in cash, without deferral. Her outstanding deferred bonus award granted in 2025 over 12,527 shares (in respect of performance in 2024) will be released in line with the original schedule in March 2028, subject to malus and clawback provisions. Ms Benchikh will also retain a pro-rated portion of her long-term incentive awards granted in 2024 and 2025. These awards remain outstanding in respect of 66,285 and 12,582 shares, respectively, and will vest on their respective normal vesting dates, subject to performance assessment, and will be released following a two-year holding period in March 2029 and March 2030, respectively. Both awards remain subject to malus and clawback provisions. Ms Benchikh retained her outstanding buy-out awards granted in 2024, to be released on the original schedule (23,368 shares having been released in September 2025, and a further 42,550 shares to be released in September 2026). Share awards shall continue to accrue dividend equivalents, in accordance with the terms on which they were granted. At the termination date, Ms Benchikh held 128 shares under the BAT Share Incentive Plan. In accordance with HMRC-approved rules, 40 shares awarded under the BAT Share Incentive Plan were sold to cover applicable taxes in accordance with HMRC-approved rules. The remaining 92 shares (including an additional 4 shares purchased on 7 January 2026) were transferred to her. She will remain subject to the post-employment shareholding requirement in respect of shares she acquired as an Executive Director until 26 August 2027. Except as outlined above, no other payments were made to past Directors or in respect of loss of office. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 229 Remuneration policy implementation for 2026 Base Salary for 2026 The Remuneration Committee has determined the Chief Executive’s salary following a comprehensive review. In reaching its decision, the Committee considered several factors, including: the average salary increase for the wider UK workforce, the Chief Executive’s individual contribution and the Group’s underlying performance in 2025. The salary increase also aligns with the Directors’ Remuneration Policy commitment that annual salary increases for the Chief Executive will remain at or below the UK employee average for the duration of the new Policy. Chief Executive Current Base salary Base salary from 1 Apr 2026 Percentage change % Tadeu Marroco £1,419,000 £1,468,000 3.5% Pensions and Benefits No changes have been made to the pension and benefits provision for Executive Directors, noting that the pension provision for Executive Directors has been aligned with the wider UK workforce since 2019. Short-Term Incentive for 2026 STI opportunity levels for Executive Directors will be in line with those set out in our Directors’ Remuneration Policy. Due to the commercial sensitivity of the targets, details for the year ending 31 December 2026 will be disclosed retrospectively in the Annual Report on Remuneration for the year ending 31 December 2026. For 2026, the Committee has agreed to refocus the New Categories gross profit STI measure from margin accretion to absolute profit growth. Investments in product innovations and the continued premiumisation of our New Categories portfolio are a strategic area of focus for the Group, hence re-focusing this metric to New Categories gross profit performance provides a more appropriate measure of in-year performance at this stage in the Group’s transformation. New Categories margin accretion remains an important area of focus and is represented in the LTI through the New Categories Contribution Margin metric. The following performance measures and weightings will apply to the STI in 2026: 2026 STI performance measures and weightings Total revenue growth 10% Measures year-on-year % growth in total revenue at constant rates of exchange. Adjusted profit from operations1 30% Measures year-on-year % growth at constant rates of exchange on an adjusted for Canada basis. Adjusted cash generated from operations2 25% Measures annual adjusted cash generated from operations at constant rates. Transformation metrics New Categories revenue growth 12.5% Measures year-on-year % improvement in revenue from Vapour, HP and Modern Oral at constant rates. New Categories gross profit growth 12.5% Measures gross profit growth delivered by Vapour, HP and Modern Oral products at constant rates of exchange. Sustainability – Climate 10% Measures annual % reduction (versus 2020 baseline) in Scope 1 and 2 GHG emissions from direct operations including direct emissions from BAT owned facilities and indirect emissions associated with purchased energy. Total 100% Notes: 1. Consistent with management’s assessment of the Group’s performance as it relates to Canada, from 2026 the charge will (following the underlying terms of the Approved Plans) be 85% of the profit after interest and tax from all sources in Canada, excluding New Categories, reducing in future periods in line with the Approved Plans. The calculation of the Adjusted Profit from Operations metric for remuneration purposes will be adjusted accordingly. Due to the initial uncertainty surrounding the timing of the implementation of the Approved Plans, the 2025 Adjusted Profit from Operations outcome figure excluded 100% of the Canadian business (excluding New Categories). The Committee reserves the right to review this approach in light of a change in circumstances or other relevant factors in the future. Any adjustments will be fully explained in the 2026 Annual Report on Remuneration. 2. Net cash generated from operating activities, less net finance costs, net capital expenditure, dividends from associates and dividends paid to non-controlling interests and before cash paid/received in respect of litigation. Adjusted CGFO is measured at constant rates of exchange. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 2025 Annual Report on Remuneration Continued 230

Performance Share Plan (PSP) awards for 2026 LTI opportunity levels for Executive Directors will be in line with those set out in our Directors’ Remuneration Policy. The PSP performance measures strengthen the focus on portfolio transformation, together with the incentivisation of the continued financial performance of the Group, creating a strong alignment with the Group’s long-term strategy delivery and the interests of shareholders. The measures and targets for the 2026 PSP awards are set out below. The targets have been set having carefully considered our internal forecasts and external market expectations for future growth, as well as the current business environment in which the Group is operating. The Committee is confident that the targets remain suitably stretching and incentivising for participants, ensuring only maximum payout for exceptional performance. In addition, the Committee retains discretion to determine whether the formulaic outcome of the 2026 PSP at vesting is a fair reflection of underlying business performance and consistent with the shareholder experience over the performance period and, if not, to adjust the outcome accordingly. PSP measures Weighting Threshold (15%) Maximum (100%) Relative TSR1 BAT's total shareholder return over the performance period relative to the total shareholder return of the TSR peer group. 20% Median Upper Quartile Earnings per Share2 (at constant rates) CAGR Measures adjusted, diluted EPS compound annual growth rate (CAGR) over a three-year performance period at constant rates of exchange. 25% 3.5% 7.5% Operating Cash Flow Conversion Ratio Measures average operating cash flow as a % of Adjusted Profit from Operations over the performance period at current rates of exchange. 20% 94% 99% Transformation metrics Smokeless Revenue / Total Revenue Measures revenue delivered from New Categories, Traditional Oral and Beyond Nicotine products over total revenue at current rates of exchange. 10% 21.5% 25.0% New Categories Contribution Margin Measures New Categories Contribution over New Categories revenue, where New Categories Contribution is the contribution to APFO from Vapour, HP and Modern Oral products. It is stated after deduction of attributable costs and allocated cross category shared costs, before the deduction of administrative overheads and excluding the impact of adjusting items in line with the policy for APFO. The measure is assessed at constant rates of exchange. 10% 20.0% 25.0% Return on Capital Employed2,3 Measures annual average ROCE growth on an adjusted basis at current rates over a three- year performance period: profit from operations, excluding adjusting items and including dividends received from associates and joint ventures as a proportion of average total assets less current liabilities. Measurement is based on an average growth rate over the three-year performance period to moderate potential foreign exchange rate fluctuations which may impact the ROCE in a specific year. 15% 0.6% 0.8% Total 100% Notes: 1. The 2026 TSR peer group constituents are: Altria Group, Anheuser-Busch InBev, Carlsberg, Coca-Cola, Diageo, Heineken, Imperial Brands, Japan Tobacco, PepsiCo, Pernod Ricard, Philip Morris International, Procter & Gamble, Reckitt Benckiser, and Unilever. 2. Consistent with management’s assessment of the Group’s performance as it relates to Canada, from 2026 the charge will (following the underlying terms of the Approved Plans) be 85% of the profit after interest and tax from all sources in Canada, excluding New Categories, reducing in future periods in line with the Approved Plans. The calculation of Earnings per share and ROCE metrics for remuneration purposes will be adjusted accordingly. Due to the initial uncertainty surrounding the timing of the implementation of the Approved Plans, the 2025 Earnings per share outcome figure excluded 100% of the Canadian business (excluding New Categories). The Committee reserves the right to review this approach in light of a change in circumstances or other relevant factors in the future. Any adjustments will be fully explained in future Annual Reports on Remuneration. 3. The approach taken is consistent with the Group’s financial reporting standards. Material events (e.g. material impairments and/or acquisitions) will be reported to and considered by the Committee as part of the assessment of the Group’s underlying performance. The Committee reserves the right to review this approach in light of a change in circumstances or other relevant factors in the future. Any adjustments will be fully explained in future Annual Reports on Remuneration. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 231 2026 Non-Executive Directors’ fees The 2026 Non-Executive Directors’ fees structure is set out in the table below. The Chair's fee and the fees for Non-Executive Directors have been reviewed with the changes below to apply in May 2026. Adjustments to fees have taken into consideration the increasing demands placed on the Board, the strategic agenda of the business, the complexity of the sector and the approach to salary adjustments among the wider UK workforce. The Chair's fee will be adjusted by 3.5% and the fees of Non-Executive Directors, when viewed in aggregate, will be adjusted by 3.5%. Fees from 1 May 2026 £ Fees to 30 April 2026 £ Chair's fee 771,000 745,000 Base fee 108,500 104,800 Senior Independent Director 43,150 43,150 Audit Committee: Chair 43,150 43,150 Audit Committee: Member 20,700 20,000 Nominations Committee: Chair — — Nominations Committee: Member 15,525 15,000 Remuneration Committee: Chair 43,150 43,150 Remuneration Committee: Member 20,700 20,000 Other disclosures Annual change in remuneration of Directors and employees The following table shows the percentage change in the Directors’ remuneration measured against a comparator group comprising the UK employee population across all UK entities. This comparator group is considered to be the most appropriate group due to the limited number of employees employed under BAT p.l.c. contracts outside of the Director group. In addition, using a more widely-drawn group encompassing the worldwide nature of the Group’s business would also present practical difficulties in collation and would be a less relevant comparator given the significant variations in employee pay across the Group, the differing economic conditions and wide variations in gross domestic product per capita. % change in salary/fees % change in taxable benefits1 % change in STI 2024 to 2025 2023 to 2024 2022 to 2023 2021 to 2022 2020 to 2021 2024 to 2025 2023 to 2024 2022 to 2023 2021 to 2022 2020 to 2021 2024 to 2025 2023 to 2024 2022 to 2023 2021 to 2022 2020 to 2021 Executive Directors Tadeu Marroco2 3 20 43 — 4 21 (15) 55 57 (33) 2 64 39 (9) 25 Soraya Benchikh3 3 n/a n/a n/a n/a (2) n/a n/a n/a n/a 7 n/a n/a n/a n/a Chair Luc Jobin4 4 3 3 28 334 11 1 42 59 24 n/a n/a n/a n/a n/a Non-Executive Directors Kandy Anand5 7 18 3 n/a n/a 98 1 -10 n/a n/a n/a n/a n/a n/a n/a Karen Guerra6 4 4 3 — — (4) (15) (24) 3,977 — n/a n/a n/a n/a n/a Holly Keller Koeppel7 6 10 2 — 1 6,756 (49) (61) 4,907 (99) n/a n/a n/a n/a n/a Uta Kemmerich-Keil8 n/a n/a n/a n/a n/a n/a n/a n/a n/a n/a n/a n/a n/a n/a n/a Murray Kessler9 — 2 — n/a n/a (100) 10,130 — n/a n/a n/a n/a n/a n/a n/a Véronique Laury10 4 4 2 n/a n/a (27) (5) 100 n/a n/a n/a n/a n/a n/a n/a Darrell Thomas11 7 18 3 -6 n/a 4,091 (5) 48 100 n/a n/a n/a n/a n/a n/a Serpil Timuray12 4 2 n/a n/a n/a 10 100 n/a n/a n/a n/a n/a n/a n/a n/a Matthew Wright13 n/a n/a n/a n/a n/a n/a n/a n/a n/a n/a n/a n/a n/a n/a n/a Average UK-based employee14 7 7 5 5 6 (6) 16 (23) 2 (1) 7 7 — 2 20 Notes: 1. Benefits: The changes in taxable benefit values for 2022 vs 2021 and 2021 vs 2020 were primarily a result of COVID-related travel restrictions in 2021 and 2020 with minimum or no travel compared to 2022 when COVID-related restrictions were lifted, as well as subsistence costs associated with business functions due to COVID-related travel restrictions throughout 2020 and 2021. The changes in taxable benefits from 2024 to 2025 for Holly Keller Koeppel and Darrel Thomas and from 2023 to 2024 for Murray Kessler are related to travel-related expenses incurred in connection with individual and/or accompanied attendance at certain business functions and/or events. Further details of the taxable benefits can be found on page 229. 2. Tadeu Marroco was appointed as Chief Executive from 15 May 2023. 3. Soraya Benchikh was appointed as an Executive Director from 1 May 2024 and she stepped down as Executive Director from 26 August 2025, therefore the salary and benefits figures for 2024 and 2025 were annualised to calculate the year-on year change. 4. Luc Jobin was appointed Chair from 28 April 2021. The change in fees from 2020 to 2021 is due to the increase in fees received following the appointment. 5. Kandy Anand was appointed to the Board on 14 February 2022, therefore the figures for 2022 were annualised to calculate the year-on-year change. Kandy Anand was appointed as Remuneration Committee Chair from 24 April 2024, therefore the change in fees from 2023 to 2024 is due to the increase in fees received following the appointment. 6. Karen Guerra was appointed to the Board on 14 September 2020, therefore figures for 2020 were annualised to calculate the year-on-year change. 7. Holly Keller Koeppel was appointed as Senior Independent Director on 24 April 2024, therefore the change in fees from 2023 to 2024 is due to the increase in fees received following the appointment. 8. Uta Kemmerich-Keil was appointed to the Board on 17 February 2025, accordingly no year-on-year change figures have been included. 9. Murray Kessler was appointed to the Board on 6 November 2023 and he stepped down from the Board effective from 17 February 2025, therefore figures for 2023 and 2025 were annualised to calculate the year-on-year change. 10. Véronique Laury was appointed to the Board on 19 September 2022, therefore figures for 2022 were annualised to calculate the year-on-year change. 11. Darrel Thomas was appointed as Audit Committee Chair from 24 April 2024, therefore the change in fees from 2023 to 2024 is due to the increase in fees received following the appointment. 12. Serpil Timuray was appointed to the Board on 4 December 2023, therefore figures for 2023 were annualised to calculate the year-on-year change. 13. Matthew Wright was appointed to the Board on 1 November 2025, therefore no year-on-year change figures have been included. 14. The data for the UK-based employees comparator group (which excludes directors) is on a full-time equivalent basis and is made up as follows as at 31 December 2025: (1) the weighted average base salaries; (2) the average taxable benefits per grade; and (3) the weighted average bonus result based on that population as at that date. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 2025 Annual Report on Remuneration Continued 232 Directors’ Share Interests Summary of Directors’ Share Interests – Audited Outstanding scheme interests 31 Dec 20251 Ordinary shares held at 31 Dec 2025 Unvested awards subject to performance conditions and continued employment (LTIP, PSP) Unvested awards subject to continued employment only (DSBS, LTIP in extended vesting period and buyout awards) Unvested interests (Sharesave) Total ordinary shares subject to outstanding scheme interests Total of all interests in ordinary shares at 31 Dec 2025 Executive Directors Tadeu Marroco2 197,613 651,195 182,997 1,192 835,384 1,032,997 Soraya Benchikh3 39,204 78,867 78,445 746 158,058 197,262 Chair of the Board Luc Jobin4 90,236 — 90,236 Non-Executive Directors Kandy Anand4 7,585 — 7,585 Karen Guerra 23,400 — 23,400 Holly Keller Koeppel5 — — — Uta Kemmerich-Keil (appointed 17/02/2025) — — — Véronique Laury 1,650 — 1,650 Darrell Thomas4 4,600 — 4,600 Serpil Timuray 3,369 — 3,369 Matthew Wright (appointed 01/11/2025) — — — Murray Kessler (stepped down 17/02/2025)4, 6 5,000 — 5,000 Changes from 31 December 2025: – Tadeu Marroco: purchased 4 ordinary shares on 7 January 2026 and 3 ordinary shares on 4 February 2026 under the SIP. In addition, on 4 February 2026 Tadeu Marroco received 33 ordinary shares under the SIP as a result of the quarterly dividend paid to shareholders and 364 ordinary shares, representing dividend equivalents due on outstanding DSBS awards. – There were no changes in the interests of the Chair and the other Non-Executive Directors. Notes: 1. On 25 March 2025, Tadeu Marroco received 20,325 shares following the vesting of his 2022 awards under the DSBS. On 1 May 2025, Tadeu Marroco exercised 624 options granted to him under the UK Sharesave scheme. No other options were exercised by Directors in 2025. 2. Tadeu Marroco: ordinary shares held include 2,528 held by the trustees of the BAT Share Incentive Plan (SIP). 3. Soraya Benchikh: holdings are as at the date she stepped down from the Board (26 August 2025). Ordinary shares held include 112 held by the trustees of the BAT Share Incentive Plan (SIP). The 78,445 figure includes the 2025 DSBS award and the buyout awards granted to Ms Benchikh on her appointment, as referred to at page 242 of the 2024 Annual Report. 4. American Depositary Shares (ADSs): each of the interests in ordinary shares held by Luc Jobin, Kandy Anand, Darrell Thomas and Murray Kessler consists of an equivalent number of BAT ADSs, each of which represents one ordinary share in the Company. 5. Holly Keller Koeppel: at the date of this report, Holly Keller Koeppel, being a former director of Reynolds American Inc. and a participant in the Deferred Compensation Plan for Directors of Reynolds American (DCP), holds Deferred Stock Units (DSUs) which were granted prior to becoming a Director of BAT. In accordance with an election made by Holly Keller Koeppel in December 2016, a proportion of her DSUs representing her fees as a director of Reynolds American Inc. for 2017 are payable from January 2023 over a period of 10 years, with the remainder of her DSUs (representing her fees as a director of Reynolds American Inc. in prior years) becoming payable following her cessation as a Director of BAT. Each DSU entitles the holder to receive a cash payment equal to the value of one BAT ADS. The number of DSUs increases on each dividend date by reference to the value of dividends declared on the ADSs underlying the DSUs. Ms Koeppel currently holds 35,816 DSUs (2024: 33,906 DSUs). 6. Murray Kessler: holdings are as of the date of departure (17 February 2025). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 233 Further details in relation to performance conditions attaching to outstanding scheme interests PSP awards granted in 2025 1 January 2025–31 December 2027 Weighting Threshold (15% vests) Maximum (100% vests) Relative TSR1 Ranking against a peer group of international FMCG companies 20% Median Upper quartile EPS growth at constant rates of exchange2 Compound annual growth (CAGR) in adjusted diluted EPS measured at constant rates of exchange 25% 3% CAGR 7% CAGR Operating cash flow conversion ratio Measured at current rates of exchange, as a percentage of APFO2 20% 94% 99% Smokeless revenue / Total revenue Smokeless revenue over total revenue measured at current rates of exchange 10% 21% 24% New Categories contribution margin New Category contribution over New Category revenue measured at constant rates of exchange 10% 20% 25% Return on capital employed2 Annual average growth on adjusted basis measured at current rates of exchange 15% 0.6% 0.8% Further details in relation to performance conditions attaching to outstanding scheme interests PSP awards granted in 2024 1 January 2024–31 December 2026 Weighting Threshold (15% vests) Maximum (100% vests) Relative TSR1 Ranking against a peer group of international FMCG companies 20% Median Upper quartile EPS growth at current rates of exchange2 Compound annual growth (CAGR) in adjusted diluted EPS measured at current rates of exchange 15% 2% CAGR 6% CAGR EPS growth at constant rates of exchange2 Compound annual growth (CAGR) in adjusted diluted EPS measured at constant rates of exchange 15% 2% CAGR 6% CAGR Revenue growth Compound annual growth (CAGR) measured at constant rates of exchange 15% 3% CAGR 5% CAGR New Categories revenue growth Compound annual growth (CAGR) measured at constant rates of exchange 15% 15% CAGR 25% CAGR Operating cash flow conversion ratio Measured at current rates of exchange, as a percentage of APFO2 20% 87.5% 97.5% Notes: 1. The relative TSR peer group constituents for the LTIP awards granted in 2024 and 2025 are: Altria Group, Anheuser-Busch InBev, Carlsberg, Coca-Cola, Diageo, Heineken, Imperial Brands, Japan Tobacco, PepsiCo, Pernod Ricard, Philip Morris International, Procter & Gamble, Reckitt Benckiser, and Unilever. 2. As adjusted for Canada. The adjustment in respect of Canada is discussed on page 377, with the adjustment based upon the profit after interest and tax from all sources, excluding New Categories, in Canada. Directors and Management Board No Directors or Management Board Members own more than 1% of the ordinary shares in issue. At 5 February 2026, the Directors and Management Board collectively held interests (or their calculated equivalents) under the Company share schemes of: 969,322 ordinary shares, 785,150 restricted share units, 2,102,170 performance share units, 9,817 options over ordinary shares and 35,816 deferred share units. Shareholder dilution – options and awards outstanding Satisfaction of Company share plan awards in accordance with the Investment Association’s Principles of Remuneration New ordinary shares issued by the Company during the year ended 31 December 2025 – by the issue of new ordinary shares; – ordinary shares issued from treasury only up to a maximum of 10% of the Company’s issued share capital in a rolling 10-year period; – within this 10% limit, the Company can only issue (as newly issued ordinary shares or from treasury) 5% of its issued share capital to satisfy awards under discretionary or executive plans (in line with changes to the Principles of Remuneration, this 5% limit is not included in the new PSP approved by shareholders at the 2025 AGM); and – the rules of the Company’s DSBS do not allow for the satisfaction of awards by the issue of new ordinary shares. – 89,337 ordinary shares issued by the Company in relation to the Sharesave Scheme; – 277,854 treasury shares issued by the Company in relation to the LTI awards vesting; – a total of 977,307 Sharesave Scheme options over ordinary shares and a total of 1,981,681 LTI awards that may be settled using newly-issued or treasury shares were outstanding at 31 December 2025, representing 0.13% of the Company’s issued share capital (excluding shares held in treasury); and – options outstanding under the Sharesave Scheme are exercisable until 1 April 2031 at option prices ranging from 1,927p to 2,727p. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 2025 Annual Report on Remuneration Continued 234

The Remuneration Committee Governance Remuneration Committee current members Kandy Anand (Chair) Karen Guerra Serpil Timuray Matthew Wright Revised terms of reference for the Remuneration Committee were introduced with effect from 1 November 2025. The Committee’s terms of reference align with the 2024 Code as it applies to the Company from 1 January 2025. Attendance at meetings in 20252(a) Name Member since Meeting attendance Attended/Eligible to attend1 Kandy Anand 2022 8/8 Karen Guerra2(b) 2025 8/8 Serpil Timuray 2023 8/8 Murray S. Kessler2(c) 2023 - 2025 0/1 Matthew Wright2(d) 2025 2/2 Notes: 1. Number of meetings in 2025: The Committee held eight meetings in 2025, four of which were ad hoc. Four meetings of the Committee are scheduled for 2026. Additional meetings are convened on an ad hoc basis as required during the year. 2. Membership: (a) all members of the Committee are independent Non-Executive Directors in accordance with the 2024 Code Provisions 10 and 32 and applicable NYSE listing standards; (b) Karen Guerra joined the Committee with effect from 10 February 2025; (c) Murray Kessler was unable to attend the scheduled meeting in February 2025 due to prior commitments and he ceased to be a member of the Committee on stepping down from the Board with effect from 17 February 2025; (d) Matthew Wright joined the Committee with effect from 1 November 2025. Other attendees: the Chair, the Chief Executive, the Chief People Officer, the Group Head of Reward and other senior management, including the Company Secretary, may be consulted and provide advice, guidance and assistance to the Remuneration Committee. They may also attend Committee meetings (or parts thereof) by invitation. None of the Chair, any Executive Director or member of senior management plays any part in determining their own respective remuneration. Independence and advice Deloitte LLP were appointed by the Remuneration Committee as one of the Remuneration Committee's remuneration consultants replacing PwC from December 2024 following a rigorous tender process. Deloitte LLP provided independent advice to the Committee following their appointment and a representative of Deloitte attended scheduled Remuneration Committee meetings in 2025. Deloitte's advice included, for example, support with updates on market practice, shareholder engagement perspectives and independent measurement of the relative TSR performance conditions. Deloitte LLP is a member of the Remuneration Consulting Group and, as such, operates under the code of conduct in relation to executive remuneration consulting in the UK. The Committee is satisfied that the advice received is objective and independent. The Committee is comfortable that the Deloitte LLP advisory team is not involved in any other services Deloitte LLP provides to the Company. Total fees for the provision of remuneration advice to the Committee in 2025 were £148,500. Meridian Compensation Partners (Meridian): Meridian, a U.S. based advisory firm, were appointed by the Remuneration Committee following a rigorous tender process in January 2020 as one of the Remuneration Committee’s remuneration consultants. Meridian provided advice to the Committee in 2025 and a representative of Meridian attended scheduled Remuneration Committee meetings in 2025. Meridian's advice included advice on remuneration matters including market trends, shareholder engagement perspectives and comparator group analysis from a U.S. perspective. The Committee is satisfied that the advice received is objective and independent. Meridian did not provide any other services to the Company. Meridian services ceased from 31 December 2025. Total fees for the provision of remuneration advice to the Committee in 2025 were US$39,275. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 235 Regular work programme 2025 The Remuneration Committee: – reviewed the Chair's fee from 1 May 2025, taking into account market positioning, the external market environment and the level of salary increases awarded to UK employees; – reviewed salary for the Chief Executive and the Chief Financial Officer to take effect from 1 April 2025, taking into account market positioning, the external market environment including stakeholder expectations and shareholder perspectives, individual performance and the level of salary increases awarded to UK employees; – reviewed salaries for members of the Management Board and the Company Secretary from 1 April 2025, taking into account market positioning, the external market environment, individual performance and the level of salary increases awarded to UK employees; – assessed the achievement against the targets for the 2024 STI award and set the STI targets for 2025 to provide an appropriate degree of stretch within the target ranges to drive performance in alignment with the Group's strategic objectives and shareholder interests; – reviewed updates on performance against the 2025 STI target measures and for outstanding LTI awards; – assessed the achievement against the performance conditions for the vesting of the 2022 LTIP award, determined the contingent level of LTI awards for March 2025 and reviewed the associated performance conditions; – assessed the achievement against the targets for the 2024 Share Reward Scheme and set the targets for the 2025 award; – reviewed the Annual Statement and the Annual Report on Remuneration for the year ended 31 December 2024 prior to its approval by the Board and subsequent proposal to shareholders at the Company’s AGM on 16 April 2025; – reviewed the 2025 AGM voting results relating to remuneration resolutions, market trends in the context of that annual general meeting season and corporate governance developments relating to executive remuneration and wider workforce remuneration in the UK and the U.S.; – monitored the continued application of the Company’s shareholding guidelines for Executive Directors and members of the Management Board; and – reviewed the Committee’s effectiveness following the Board and Committees review process (discussed on pages 199 to 200). Other activities in 2025 The Remuneration Committee: – determined the final Directors’ Remuneration Policy to be proposed to shareholders at the Company’s 2025 AGM, discussed in detail in the Company’s Annual Report and Form 20-F for 2024, available on bat.com; – reviewed the rules of the new British American Tobacco Performance Share Plan to be proposed to shareholders at the Company’s 2025 AGM; – determined the remuneration payable to Soraya Benchikh on stepping down as Chief Financial Officer, applying the Directors’ Remuneration Policy including the exercise of discretion in respect of Ms Benchikh’s retention of her buy-out awards as well as awards granted under the Company’s performance-based variable reward schemes and relevant plan rules; – reviewed the terms of appointment and associated remuneration, and terms relating to termination of employment, in connection with changes to Management Board roles during the year; – assessed various aspects of the Group’s workforce remuneration strategy and alignment with our values and strategic objectives and Executive Directors’ remuneration, with specific focus on variable pay architecture and external market positioning for management grade employees across the Group; – reviewed the rules of the British American Tobacco Sharesave Scheme to be proposed for renewal to shareholders at the Company’s 2026 AGM; – reviewed updates on the Group’s employee benefits and wellbeing strategy and initiatives implemented in the year, including initiatives to manage retirement benefits liabilities and de-risking activities; – reviewed the Group's pay equality data and associated reporting, including UK gender pay reporting for 2024 for applicable UK Group companies prior to publication in March 2025, and voluntary reporting on international gender pay and ethnicity pay; and – reviewed the provision of advisory support to the Committee. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 2025 Annual Report on Remuneration Continued 236 Voting on Remuneration and Engagement with Shareholders At the AGM on 16 April 2025, shareholders considered and voted on the 2024 Directors’ Remuneration Report and the new Directors’ Remuneration Policy as set out in the table below. Both resolutions were approved by shareholders at the 2025 AGM. The full 2025 Directors’ Remuneration Policy is set out in the 2024 Annual Report on Remuneration and is summarised on page 219. Further information regarding shareholder engagement in relation to remuneration matters is set out in the Annual Statement on Remuneration on page 215. Approval of Directors' Remuneration Report1 and Policy2 Directors' Remuneration Policy 2025 AGM Directors' Remuneration Report 2025 AGM Percentage for 98.32 98.46 Votes for (including discretionary) 1,582,103,742 1,584,560,241 Percentage against 1.68 1.54 Votes against 27,065,379 24,754,103 Total votes cast excluding votes withheld 1,609,169,121 1,609,314,344 Votes withheld3 1,989,473 1,844,248 Total votes cast including votes withheld 1,611,158,594 1,611,158,592 Notes: 1. Directors’ Remuneration Report: does not include the part of the Remuneration Report containing the Directors' Remuneration Policy (see note 2 below). 2. Directors’ Remuneration Policy: was approved by shareholders at the 2025 AGM held on 16 April 2025 and is set out in full in the 2024 Annual Report on Remuneration. 3. Votes withheld: these are not included in the final proxy figures as they are not recognised as a vote in law. The Directors’ Remuneration Report has been approved by the Board on 11 February 2026 and signed on its behalf by: Kandy Anand Chair, Remuneration Committee 11 February 2026 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 237 Statement of Directors’ Responsibilities in Respect of the Annual Report and the Financial Statements The Directors are responsible for preparing the Annual Report and the Group and Parent Company financial statements in accordance with applicable law and regulations. Under company law, directors must not approve the Financial Statements unless they are satisfied that they give a true and fair view of the state of affairs of the Parent Company and the Group for that period. Under applicable law, directors are required to prepare the financial statements in accordance with UK-adopted international accounting standards and applicable law. The Directors have elected to prepare the Parent Company financial statements in accordance with UK Accounting Standards and applicable law, including FRS 101 'Reduced Disclosure Framework'. In preparing these Group financial statements, the Directors have also elected to comply with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). In preparing each of the Group and Parent Company financial statements, the Directors are required to: – select suitable accounting policies and then apply them consistently; – make judgements and estimates that are reasonable, relevant, reliable and prudent; – state whether Group financial statements have been prepared in accordance with UK-adopted international accounting standards; – state whether, for the Parent Company financial statements, applicable UK Accounting Standards have been followed, subject to any material departures disclosed and explained in those statements; – assess the Group and Parent Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern; and – use the going concern basis of accounting unless the Directors either intend to liquidate the Group or the Parent Company or to cease operations, or have no realistic alternative but to do so. The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the Parent Company’s transactions and disclose with reasonable accuracy at any time the financial position of the Parent Company and enable them to ensure that its financial statements comply with the UK Companies Act. They are responsible for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error, and have general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Group and to prevent and detect fraud and other irregularities. Under applicable law and regulations, the Directors are also responsible for preparing a Strategic Report, Directors’ Report, Directors’ Remuneration Report and Corporate Governance Statement that comply with applicable law and regulations. The Directors are responsible for the maintenance and integrity of the Annual Report included on the Company’s website. Legislation in the UK governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions. In accordance with Disclosure Guidance and Transparency Rule (DTR) 4.1.16R, the financial statements will form part of the annual financial report prepared using the single electronic reporting format under DTRs 4.1.17R and 4.1.18R. The auditor’s report on these financial statements provides no assurance over whether the annual financial report has been prepared in accordance with those requirements. Directors’ Declaration in Relation to Relevant Audit Information Having made appropriate enquiries, each of the Directors who held office at the date of approval of this Annual Report confirms that: – so far as he or she is aware, there is no relevant audit information of which the Company’s auditors are unaware; and – he or she has taken all steps that a Director ought to have taken in order to make himself or herself aware of relevant audit information and to establish that the Company’s auditors are aware of that information. Responsibility Statement of the Directors in Respect of the Annual Financial Report We confirm that to the best of our knowledge: – the financial statements, prepared in accordance with the applicable set of accounting standards, give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company and the undertakings included in the consolidation taken as a whole; and – the Strategic Report and the Directors’ Report include a fair review of the development and performance of the business and the position of the Company and the undertakings included in the consolidation taken as a whole, together with a description of the principal risks and uncertainties that they face. This responsibility statement has been approved and is signed by order of the Board by: Luc Jobin Tadeu Marroco Chair Chief Executive 11 February 2026 British American Tobacco p.l.c. Registered in England and Wales No. 3407696 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Responsibility of Directors 238

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BAT Annual Report 2025 | Strategic Report | Governance Report | Financial Statements | Other Information

Group Income Statement

		For the years ended 31 December		
	Notes	**2025 £m**	2024 £m	2023 £m
Revenue[1]	2	**25,610**	25,867	27,283
Raw materials and consumables used		**(4,465)**	(4,565)	(4,545)
Changes in inventories of finished goods and work in progress		**239**	129	(96)
Employee benefit costs	3	**(3,125)**	(2,831)	(2,664)
Depreciation, amortisation and impairment costs	4	**(2,547)**	(3,101)	(28,614)
Other operating income	5	**192**	340	432
Loss on reclassification from amortised cost to fair value		**(12)**	(10)	(9)
Other operating expenses	6, 33	**(5,895)**	(13,093)	(7,538)
Profit/(loss) from operations	2	**9,997**	2,736	(15,751)
Net finance costs	8	**(1,819)**	(1,098)	(1,895)
Share of post-tax results of associates and joint ventures	2,9	**1,681**	1,900	585
Profit/(loss) before taxation		**9,859**	3,538	(17,061)
Taxation on ordinary activities	10	**(2,094)**	(357)	2,872
Profit/(loss) for the year		**7,765**	3,181	(14,189)
Attributable to:				
Owners of the parent		**7,764**	3,068	(14,367)
Non-controlling interests		**1**	113	178
		7,765	3,181	(14,189)
Earnings/(loss) per share				
Basic	11	**351.0**	136.7	(646.6)
Diluted	11	**349.1**	136.0	(646.6)

Note:

1. Revenue is net of duty, excise and other taxes of £32,160 million, £33,818 million and £36,917 million for the years ended 31 December 2025, 2024 and 2023, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

251

BAT Annual Report 2025

Strategic Report | Governance Report | Financial Statements | Other Information

Group Statement of Comprehensive Income

	Notes	For the years ended 31 December 2025 £m	2024 £m	2023 £m
Profit/(loss) for the year		**7,765**	3,181	(14,189)
Other comprehensive (expense)/income				
Items that may be reclassified subsequently to profit or loss:		**(3,278)**	(50)	(3,317)
Foreign currency translation and hedges of net investments in foreign operations				
– differences on exchange from translation of foreign operations		**(3,330)**	(195)	(4,049)
– reclassified and reported in profit for the year	22(c)	**2**	—	552
– net investment hedges – net fair value gains on derivatives		**151**	20	236
– net investment hedges – differences on exchange on borrowings		**(20)**	17	9
Cash flow hedges				
– net fair value gains		**2**	65	59
– reclassified and reported in profit for the year		**16**	36	12
– tax on net fair value gains in respect of cash flow hedges	10(f)	**(13)**	(23)	(23)
Investments held at fair value				
– net fair value losses	18	**—**	—	(6)
Associates				
– share of other comprehensive expense, net of tax	9	**(133)**	(13)	(107)
– differences on exchange reclassified to profit or loss	9,22(c)	**47**	43	—
Items that will not be reclassified subsequently to profit or loss:		**(83)**	(7)	(57)
Retirement benefit schemes				
– net actuarial losses	15	**(10)**	(19)	(106)
– movements in surplus restrictions	15	**(67)**	(14)	24
– tax on actuarial losses and movements in surplus restrictions	10(f)	**—**	(1)	30
Investments held at fair value				
– net fair value losses	18	**(2)**	(6)	—
Associates – share of other comprehensive (expense)/income, net of tax	9	**(4)**	33	(5)
Total other comprehensive expense for the year, net of tax		**(3,361)**	(57)	(3,374)
Total comprehensive income/(expense) for the year, net of tax		**4,404**	3,124	(17,563)
Attributable to:				
Owners of the parent		**4,425**	3,013	(17,699)
Non-controlling interests		**(21)**	111	136
		4,404	3,124	(17,563)

The accompanying notes are an integral part of these consolidated financial statements.

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Strategic Report | Governance Report | Financial Statements | Other Information

Group Statement of Changes in Equity

		Attributable to owners of the parent							
	Notes	Share capital £m	Share premium, capital redemption and merger reserves £m	Other reserves[1] £m	Retained earnings £m	Total attributable to owners of parent £m	Perpetual hybrid bonds £m	Non-controlling interests[1] £m	Total equity £m
Balance at 1 January 2025		**585**	**26,665**	**(902)**	**21,610**	**47,958**	**1,685**	**352**	**49,995**
Total comprehensive (expense)/income for the year comprising:		**—**	**—**	**(3,267)**	**7,692**	**4,425**	**—**	**(21)**	**4,404**
Profit for the year		**—**	**—**	**—**	**7,764**	**7,764**	**—**	**1**	**7,765**
Other comprehensive expense for the year		**—**	**—**	**(3,267)**	**(72)**	**(3,339)**	**—**	**(22)**	**(3,361)**
Other changes in equity									
Cash flow hedges reclassified and reported in total assets		**—**	**—**	**21**	**—**	**21**	**—**	**—**	**21**
Employee share options									
– value of employee services	28	**—**	**—**	**—**	**83**	**83**	**—**	**—**	**83**
– proceeds from new shares issued	22(b)	**—**	**2**	**—**	**—**	**2**	**—**	**—**	**2**
Dividends and other appropriations									
– ordinary shares	22(f)	**—**	**—**	**—**	**(5,240)**	**(5,240)**	**—**	**—**	**(5,240)**
– to non-controlling interests		**—**	**—**	**—**	**—**	**—**	**—**	**(108)**	**(108)**
Purchase of own shares									
– held in employee share ownership trusts		**—**	**—**	**—**	**(61)**	**(61)**	**—**	**—**	**(61)**
– share buy-back programme, shares bought back and cancelled	22(c)(vi)	**(8)**	**8**	**—**	**(1,114)**	**(1,114)**	**—**	**—**	**(1,114)**
Perpetual hybrid bonds									

– proceeds, net of issuance fees	22(d)	—	—	—	—	—	1,050	—	1,050
– redemption of perpetual hybrid bonds, net of costs	22(d)	—	—	—	(39)	(39)	(844)	—	(883)
– tax on issuance fees		—	—	—	—	—	2	—	2
– coupons paid	22(d)	—	—	—	(55)	(55)	—	—	(55)
– tax on coupons paid		—	—	—	14	14	—	—	14
Non-controlling interests – acquisitions	27(c)	—	—	—	(15)	(15)	—	(4)	(19)
Other movements		—	—	—	54	54	—	—	54
Balance at 31 December 2025		**577**	**26,675**	**(4,148)**	**22,929**	**46,033**	**1,893**	**219**	**48,145**

Note:
1. Included in other reserves and non-controlling interests is a combined loss of £9 million in respect of assets transferred to held-for-sale. Refer to note 27(d)(i).

The accompanying notes are an integral part of these consolidated financial statements.

253

BAT Annual Report 2025

Strategic Report | Governance Report | Financial Statements | Other Information

Group Statement of Changes in Equity Continued

	Notes	Share capital £m	Share premium, capital redemption and merger reserves £m	Other reserves £m	Retained earnings £m	Total attributable to owners of parent £m	Perpetual hybrid bonds £m	Non-controlling interests £m	Total equity £m
		Attributable to owners of the parent							
Balance at 1 January 2024		614	26,630	(894)	24,531	50,881	1,685	368	52,934
Total comprehensive (expense)/ income for the year comprising:		—	—	(21)	3,034	3,013	—	111	3,124
Profit for the year		—	—	—	3,068	3,068	—	113	3,181
Other comprehensive expense for the year		—	—	(21)	(34)	(55)	—	(2)	(57)
Other changes in equity									
Cash flow hedges reclassified and reported in total assets		—	—	13	—	13	—	—	13
Employee share options									
– value of employee services	28	—	—	—	70	70	—	—	70
– proceeds from new shares issued		—	6	—	—	6	—	—	6
Dividends and other appropriations									
– ordinary shares	22(f)	—	—	—	(5,209)	(5,209)	—	—	(5,209)
– to non-controlling interests		—	—	—	—	—	—	(127)	(127)
Purchase of own shares									
– held in employee share ownership trusts		—	—	—	(94)	(94)	—	—	(94)
– share buy-back programme	22(c)(vi)	—	—	—	(698)	(698)	—	—	(698)
– shares bought back and cancelled	22(a),(b)	(7)	7	—	—	—	—	—	—
Treasury shares cancelled	22(a),(b)	(22)	22	—	—	—	—	—	—
Perpetual hybrid bonds									
– coupons paid	22(d)	—	—	—	(56)	(56)	—	—	(56)
– tax on coupons paid		—	—	—	14	14	—	—	14
Other movements		—	—	—	18	18	—	—	18
Balance at 31 December 2024		585	26,665	(902)	21,610	47,958	1,685	352	49,995

The accompanying notes are an integral part of these consolidated financial statements.

254

Attributable to owners of the parent Notes Share capital £m Share premium, capital redemption and merger reserves £m Other reserves £m Retained earnings £m In respect of assets held- for-sale £m Total attributable to owners of parent £m Perpetual hybrid bonds £m Non- controlling interests £m Total equity £m Balance at 1 January 2023 614 26,628 2,655 44,081 (295) 73,683 1,685 342 75,710 Total comprehensive income for the year comprising: — — (3,281) (14,418) — (17,699) — 136 (17,563) (Loss)/profit for the year — — — (14,367) — (14,367) — 178 (14,189) Other comprehensive income for the year — — (3,281) (51) — (3,332) — (42) (3,374) Other changes in equity Cash flow hedges reclassified and reported in total assets — — 27 — — 27 — — 27 Employee share options – value of employee services 28 — — — 71 — 71 — — 71 – proceeds from new shares issued — 2 — — — 2 — — 2 Dividends and other appropriations – ordinary shares 22(f) — — — (5,071) — (5,071) — — (5,071) – to non-controlling interests — — — — — — — (110) (110) Purchase of own shares — — – held in employee share ownership trusts — — — (110) — (110) — — (110) Perpetual hybrid bonds – coupons paid 22(d) — — — (58) — (58) — — (58) – tax on coupons paid — — — 14 — 14 — — 14 Reclassification of equity in respect of assets classified as held-for-sale 27(d) — — (295) — 295 — — — — Other movements — — — 22 — 22 — — 22 Balance at 31 December 2023 614 26,630 (894) 24,531 — 50,881 1,685 368 52,934 The accompanying notes are an integral part of these consolidated financial statements. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 255 31 December Notes 2025 £m 2024 £m Assets Intangible assets 12 86,934 94,276 Property, plant and equipment 13 4,483 4,379 Investments in associates and joint ventures 14 1,521 1,902 Retirement benefit assets 15 880 937 Deferred tax assets 16 2,032 2,573 Trade and other receivables 17 288 282 Investments held at fair value 18 333 146 Derivative financial instruments 19 135 110 Total non-current assets 96,606 104,605 Inventories 20 4,382 4,616 Income tax receivable 470 67 Trade and other receivables 17 3,802 3,604 Investments held at fair value 18 16 513 Derivative financial instruments 19 162 186 Cash and cash equivalents 21 3,827 5,297 12,659 14,283 Assets classified as held-for-sale 25 11 Total current assets 12,684 14,294 Total assets 109,290 118,899 Equity – capital and reserves Share capital 22(a) 577 585 Share premium, capital redemption and merger reserves 22(b) 26,675 26,665 Other reserves 22(c) (4,148) (902) Retained earnings 22(c) 22,929 21,610 Owners of the parent 46,033 47,958 Perpetual hybrid bonds 22(d) 1,893 1,685 Non-controlling interests 22(e) 219 352 Total equity 48,145 49,995 Liabilities Borrowings 23 31,708 32,638 Retirement benefit liabilities 15 801 820 Deferred tax liabilities 16 10,343 11,679 Other provisions for liabilities 24 3,161 4,071 Trade and other payables 25 484 685 Derivative financial instruments 19 124 268 Total non-current liabilities 46,621 50,161 Borrowings 23 3,362 4,312 Income tax payable 1,129 1,681 Other provisions for liabilities 24 608 3,044 Trade and other payables 25 9,328 9,550 Derivative financial instruments 19 91 156 14,518 18,743 Liabilities associated with assets classified as held-for-sale 6 — Total current liabilities 14,524 18,743 Total equity and liabilities 109,290 118,899 The accompanying notes are an integral part of these consolidated financial statements. On behalf of the Board Luc Jobin Chair 11 February 2026 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Group Balance Sheet 256 For the years ended 31 December Notes 2025 £m 2024 £m 2023 £m Profit/(loss) for the year 7,765 3,181 (14,189) Taxation on ordinary activities 2,094 357 (2,872) Share of post-tax results of associates and joint ventures (1,681) (1,900) (585) Net finance costs 1,819 1,098 1,895 Profit/(loss) from operations 9,997 2,736 (15,751) Adjustments for  – depreciation, amortisation and impairment costs 4 2,547 3,101 28,614  – decrease in inventories 112 35 265  – increase in trade and other receivables (295) (269) (487)  – decrease in Master Settlement Agreement payable 6 (79) (294) (287)  – (decrease)/increase in trade and other payables (207) 58 640  – decrease in net retirement benefit liabilities (31) (76) (111) – (decrease)/increase in other provisions for liabilities 24 (3,409) 6,322 (489)  – other non-cash items 264 (40) 436 Cash generated from operating activities 8,899 11,573 12,830 Dividends received from associates 369 406 506 Tax paid (2,926) (1,854) (2,622) Net cash generated from operating activities 6,342 10,125 10,714 Cash flows from investing activities Interest received 201 187 145 Dividends received 1 — — Purchases of property, plant and equipment (551) (486) (460) Proceeds on disposal of property, plant and equipment 37 145 54 Purchases of intangibles (153) (122) (141) Proceeds on disposals of intangibles 31 39 27 Purchases of investments 18 (54) (216) (448) Proceeds on disposals of investments 18 848 299 405 Investment in associates and acquisitions of other subsidiaries net of cash acquired (29) (48) (37) Proceeds from disposal of shares in associate, net of tax 1,052 1,577 — Disposal of subsidiary, net of cash disposed of 27(d) 4 — 159 Net cash generated from/(used in) investing activities 1,387 1,375 (296) Cash flows from financing activities Interest paid on borrowings and financing related activities (1,631) (1,703) (1,682) Interest element of lease liabilities (40) (37) (30) Capital element of lease liabilities (177) (165) (162) Proceeds from increases in and new borrowings 3,814 2,404 5,134 Reductions in and repayments of borrowings (3,932) (4,826) (6,769) Outflows relating to derivative financial instruments (380) (128) (480) Purchases of own shares - share buy-back programme 22(c) (1,112) (698) — Purchases of own shares held in employee share ownership trusts 22(c) (61) (94) (110) Proceeds from the issue of perpetual hybrid bonds, net of issuance costs 22(d) 1,050 — — Redemption of perpetual hybrid bonds, net of costs 22(d) (883) — — Coupon paid on perpetual hybrid bonds (54) (56) (59) Dividends paid to owners of the parent (5,238) (5,213) (5,055) Investments in relation to non-controlling interests 30 (19) — — Dividends paid to non-controlling interests (100) (121) (105) Other 1 5 4 Net cash used in financing activities (8,762) (10,632) (9,314) Net cash flows (used in)/generated from operating, investing and financing activities (1,033) 868 1,104 Transferred (to)/from held-for-sale* (208) — 368 Differences on exchange (76) (281) (292) (Decrease)/increase in net cash and cash equivalents in the year (1,317) 587 1,180 Net cash and cash equivalents at 1 January 5,104 4,517 3,337 Net cash and cash equivalents at 31 December 21 3,787 5,104 4,517 Note: * Included in the transferred from held-for-sale in 2023 is £102 million of foreign exchange loss due to the devaluation of the Russian ruble, as explained in note 27(d)(ii). The accompanying notes are an integral part of these consolidated financial statements. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Group Cash Flow Statement 257 1 Accounting policies Basis of preparation The consolidated financial statements have been prepared in accordance with UK-adopted international accounting standards in conformity with the requirements of the UK Companies Act 2006 (UK Companies Act) and International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). UK-adopted international accounting standards differ in certain respects from IFRS as issued by the IASB. The differences have no impact on the Group’s consolidated financial statements for the periods presented. The consolidated financial statements have been prepared on a going concern basis under the historical cost convention except as described in the accounting policy below on financial instruments. In performing its going concern assessment, management considered forecasts and liquidity requirements covering a period of at least twelve months from the date of approval of the financial statements and including the Group’s ability to fund its operations and generate cash to pay for debt as it falls due and takes into account the payments arising from the Master Settlement Agreement due in the U.S. in 2026, payments under the Approved Plans in Canada (refer to note 24) and other known liabilities or future payments (including interim dividends), as they fall due. This assessment includes consideration of geopolitical events and the general outlook in the global economy, as well as plausible downside scenarios after taking into account the Group’s Principal Risks and how they could impact the Group’s operations. Any mitigating actions, should they be required, are all within management’s control and could include reductions in discretionary spending such as acquisitions and capital expenditure, or drawdowns on committed facilities. After reviewing the Group’s annual budget, plans and financing arrangements, the Directors consider that the Group has adequate resources to continue operating and that it is therefore appropriate to continue to adopt the going concern basis in preparing the Annual Report and Accounts. In preparing the financial statements, management has considered the impact of climate change, particularly in the context of the risks identified in the TCFD disclosure and determined that the impact is not expected to be material: – On the going concern and viability of the Group, over the next three years; – On the Group’s assessment of future cash flows (including as related to the capital expenditure plans as related to the Group’s Scope 1 and 2 GHG emission reduction commitments) as used in impairment assessments for the value in use of non-current assets including goodwill (note 12(b)); and – In respect of factors including useful lives and residual values that determine the carrying value of non-financial current assets. There has been no material impact identified on the financial reporting judgements and estimates. Management is aware that the risks related to climate change are developing and subject to frequent change. Accordingly, these judgements and estimates will be kept under review as the future impacts of climate change on the Group’s financial statements depend on environmental, regulatory and other factors outside of the Group’s control which are not all currently known. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities at the date of the financial statements. The key estimates and assumptions are set out in the accounting policies below, together with the related notes to the accounts. The critical accounting judgements include: – the determination as to whether control (subsidiaries), joint control (joint arrangements), or significant influence (associates) exists in relation to the investments held by the Group. This is assessed after taking into account the Group’s ability to appoint Directors to the entity’s Board, its relative shareholding compared with other shareholders, any significant contracts or arrangements with the entity or its other shareholders and other relevant facts and circumstances. The application of these policies to Group subsidiaries in certain territories, including Canada, is explained in note 32; – the review of applicable exchange rates for transactions with and translation of entities in territories where there are restrictions on free access to foreign currency, or multiple exchange rates; – the determination as to whether to recognise provisions and the exposures to contingent liabilities related to pending litigation or other outstanding claims, as well as other contingent liabilities. Refer to note 24 for the provision associated with the Approved Plans in Canada. The accounting policy on contingent liabilities, which are not provided for, is set out below and the contingent liabilities of the Group are explained in note 31. Judgement is necessary to assess the likelihood that a pending claim is probable (more likely than not to succeed), possible or remote; – the determination as to whether perpetual hybrid bonds should be classified as equity instead of borrowings (note 22(d)); and – the identification and quantification of adjusting items. These are separately disclosed as memorandum information as explained below, and the impact of these on the calculation of adjusted earnings per share is described in note 11. The critical accounting estimates include: – the review of intangible asset values, including goodwill and certain trademarks and similar intangibles. The key assumptions used in respect of the impairment testing are the determination of cash-generating units, the budgeted and forecast cash flows of these units, the long-term growth rate for cash flow projections and the rate used to discount the cash flow projections. These are described in note 12; – the estimation of amounts to be recognised in respect of taxation and legal matters, and the estimation of other provisions for liabilities and charges are subject to uncertain future events, may extend over several years and so the amount and/or timing may differ from current assumptions. The accounting policy for taxation is explained below. The recognised deferred tax assets and liabilities, together with a note of unrecognised amounts, are shown in note 16, and a contingent tax asset is explained in note 10(b). Other provisions for liabilities and charges are as set out in note 24 including those in relation to Canada. Litigation related deposits are shown in note 17. The application of these accounting policies to the payments made and credits recognised under the Master Settlement Agreement by Reynolds American Inc. (Reynolds American) is described in note 6(b); and – the estimation of and accounting for retirement benefit costs. The determination of the carrying value of assets and liabilities, as well as the charge for the year, and amounts recognised in other comprehensive income, involves judgements made in conjunction with independent actuaries. These involve estimates about uncertain future events on a country-by-country basis, including life expectancy of scheme members, salary and pension increases, inflation, as well as discount rates and asset values at the year-end. The assumptions used by the Group and sensitivity analyses are described in note 15. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 258

Such estimates and assumptions are based on historical experience and various other factors that are believed to be reasonable in the circumstances and constitute management’s best judgement at the date of the financial statements. In the future, actual experience may deviate from these estimates and assumptions, which could affect the financial statements as the original estimates and assumptions are modified, as appropriate, in the year in which the circumstances change. These consolidated financial statements were authorised for issue by the Board of Directors on 11 February 2026. With effect from 1 January 2025, the Group has adopted an Amendment to IAS 21 The Effect of Changes In Exchange Rates in respect of assessing whether a currency is exchangeable into another currency and, when it is not, in determining the exchange rate to use and the disclosures to provide. The requirements of the Amendment are largely consistent with the Group’s existing practice and the impact of applying these amendments was not material. With effect from 1 January 2024, the Group has adopted the Amendments to IAS 7 Cash Flow Statements and IFRS 7 Financial Instruments: Disclosures in respect of disclosures relating to Supplier Financing Arrangements. Applying these amendments impacted certain disclosures in the notes to the financial statements. In addition, Amendments to IAS 1 Presentation of Financial Statements have clarified certain aspects of the classification of liabilities as current or non-current. The impact of these amendments was not material. Basis of consolidation The consolidated financial information includes the financial statements of British American Tobacco p.l.c. and its subsidiary undertakings, collectively ‘the Group’, together with the Group’s share of the results of its associates and joint arrangements. A subsidiary is an entity controlled by the Group. Non-controlling interests represent the share of earnings or equity in subsidiaries that is not attributable, directly or indirectly, to shareholders of the Group. Identifiable assets and liabilities acquired in a business combination are measured at fair value at the date of acquiring control. Disposals of subsidiaries and businesses due to sale or market withdrawal are accounted for as disposals from the date of losing control and may be classified as held-for-sale disposal groups at the balance sheet date if specific tests under IFRS 5 Non-current Assets Held For Sale and Discontinued Operations are met. Discontinued operations, where applicable, comprise material disposal groups representing a significant geographical area of operations or business activities. Associates comprise investments in undertakings, which are not subsidiary undertakings or joint arrangements, where the Group exercises significant influence. They are accounted for using the equity method. Joint arrangements comprise contractual arrangements where two or more parties have joint control and where decisions regarding the relevant activities of the entity require unanimous consent. Joint ventures are accounted for using the equity method. The Group accounts for its share of the assets, liabilities, income and expenses of joint operations. Foreign currencies and hyperinflationary territories The functional currency of the Parent Company is sterling and this is also the presentation currency of the Group. The income and cash flow statements of Group undertakings expressed in currencies other than sterling are translated to sterling using exchange rates applicable to the dates of the underlying transactions. Average rates of exchange in each year are used where the average rate approximates the relevant exchange rate at the date of the underlying transactions. Assets and liabilities of Group undertakings are translated at the applicable rates of exchange at the end of each year. The results and net assets of the Group’s foreign operations are predominantly denominated in currencies, including US dollars, Euros and Canadian dollars, which are readily exchangeable into sterling or other freely convertible currencies. The Group also operates in certain jurisdictions, including hyperinflationary jurisdictions such as Venezuela, where there are restrictions on free access to foreign currency, or where multiple exchange rates may apply, and the applicable rates of exchange for Group Reporting are regularly reviewed for these territories, with applicable exchange rates being estimated using observable data such as inflation-adjusted exchange rates or based on premiums paid to obtain hard currency from financial institutions. The results and net assets of subsidiaries operating in these territories are not material to the Group. The differences arising on the retranslation to sterling of Group undertakings with functional currencies other than sterling are presented as a separate component of equity in the Translation reserve within Other reserves, as shown in note 22. They are recognised in the income statement when the gain or loss on disposal of a Group undertaking is recognised. Transactional foreign exchange gains and losses on the revaluation or settlement of receivables and payables are recognised in the income statement, except when deferred in equity on intercompany net investment loans, on qualifying net investment hedges, or as qualifying cash flow hedges. Foreign exchange gains or losses recognised in the income statement are included in profit from operations or net finance costs depending on the underlying transactions that gave rise to these exchange differences. In addition, for hyperinflationary countries where the effect on the Group results would be significant, the financial statements in local currency are adjusted to reflect the impact of local inflation prior to translation into sterling, in accordance with IAS 29 Financial Reporting in Hyperinflationary Economies. Where applicable, IAS 29 requires all transactions to be indexed by an inflationary factor to the balance sheet date, potentially leading to a monetary gain or loss on indexation. The results and balance sheets of operations in hyperinflationary territories are translated at the period end rate. Provisions, contingent liabilities and contingent assets Provisions are recognised when either a legal or constructive obligation as a result of a past event exists at the balance sheet date, it is probable that an outflow of economic resources will be required to settle the obligation and a reasonable estimate can be made of the amount of the obligation. Subsidiaries and associate companies are defendants in tobacco-related and other litigation. These exposures are regularly reviewed on an on-going basis and provision for this litigation (including legal costs) is made at such time as an unfavourable outcome becomes probable and the amount can be reasonably estimated. Contingent assets are possible assets whose existence will only be confirmed by future events not wholly within the control of the entity and are not recognised as assets until the realisation of income is virtually certain. Where a provision has not been recognised, the Group records its external legal fees and other external defence costs for tobacco- related and other litigation as these costs are incurred. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 259 As explained in note 17, certain litigation-related deposits are recognised as assets within loans and other receivables where management has determined that these payments represent a resource controlled by the entity. These deposits are held at the fair value of consideration transferred less impairment, if applicable, and have not been discounted. Taxation Tax is chargeable on the profits for the period, together with deferred tax. The current income tax charge is calculated on the basis of tax laws enacted or substantively enacted at the balance sheet date in the countries where the Group’s subsidiaries, associates and joint arrangements operate and generate taxable income. Deferred tax is determined using the tax rates that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred tax asset is realised or deferred tax liability is settled. A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. Tax is recognised in the income statement except to the extent that it relates to items recognised in other comprehensive income or directly in equity, in which case it is recognised in the statement of other comprehensive income or the statement of changes in equity. The Group has exposures in respect of the payment or recovery of taxes and the financial statements reflect the probable outcome with estimated amounts determined based on the most likely amount or the expected value, depending on which method is expected to better predict the resolution of the uncertainty. Equity instruments Instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements. Instruments that cannot be settled in the Group’s own equity instruments and that include no contractual obligation to deliver cash or another financial asset are classified as equity. Equity instruments issued by the Group are recognised at the proceeds received, net of issuance costs. Goodwill Goodwill in respect of the acquisition of subsidiaries is included in intangible assets, net of impairment, where applicable. In respect of associates and joint ventures, goodwill is included in the carrying value of the investment in the associated company or joint venture. Intangible assets other than goodwill The intangible assets shown on the Group balance sheet consist mainly of trademarks and similar intangibles, including certain intellectual property, acquired by the Group’s subsidiary undertakings and computer software. Acquired trademarks and similar assets are carried at cost less accumulated amortisation and impairment. Trademarks with indefinite lives are not amortised but are reviewed annually for impairment. Other trademarks and similar assets are amortised on a straight-line basis over their remaining useful lives, consistent with the pattern of economic benefits expected to be received, which previously did not exceed 20 years. With effect from 1 January 2024, the Group’s previously indefinite-lived combustible trademarks and similar assets are amortised on a straight-lined basis over periods not exceeding 30 years. The revision in useful economic life reflects the ongoing challenging macro-economic conditions and revised forecasts in the U.S., with an expected increase in amortisation expense of £1.4 billion per annum. In addition, with effect from 1 January 2025, Camel Snus was designated as a definite-lived intangible asset and amortised on a straight-line basis with a remaining useful economic life of 20 years, increasing the annual amortisation charge for the Group’s brands and trademarks by £22 million. The Group's other non-combustible trademarks will remain as indefinite-lived assets. Any impairments of trademarks are recognised in the income statement, but increases in trademark values are not recognised. Computer software is carried at cost less accumulated amortisation and impairment, and, with the exception of global software solutions, is amortised on a straight-line basis over periods ranging from three years to five years. Global software solutions are software assets designed to be implemented on a global basis and used as a standard solution by all of the operating companies in the Group. Historically, these assets were amortised on a straight-line basis over periods not exceeding 13 years. With effect from 1 January 2023, global software solutions are amortised on a straight-line basis over periods not exceeding 15 years. The revision in useful life is a result of ongoing use of Global software solutions due to the extension of third-party supplier support. Property, plant and equipment Purchased property, plant and equipment are stated at cost less accumulated depreciation and impairment. Depreciation is calculated on a straight-line basis to write off the assets over their useful economic life. Purchased freehold and leasehold property are depreciated at rates between 2.0% and 4% per annum, and plant and equipment at rates between 5% and 25% per annum. No depreciation is provided on freehold land or assets classified as held-for-sale. Non-current assets are classified as held-for sale if their carrying value will be recovered principally through a sale transaction rather than through continuing use and if all of the conditions of IFRS 5 are met. Leased assets and lease liabilities The Group applies IFRS 16 Leases to contractual arrangements which are, or contain, leases of assets. Right-of-use assets are included as part of property, plant and equipment in note 13, with the lease liabilities included as part of borrowings in note 23. Right-of-use lease assets are initially recognised at an amount equal to the lease liability, adjusted for initial direct costs in relation to the assets, then depreciated over the shorter of the lease term and their estimated useful lives. Lease liabilities are initially recognised at an amount equal to the present value of estimated contractual lease payments at the inception of the lease, discounted using the interest rate implicit in the lease if this can be readily determined, or the applicable incremental rate of borrowing, as appropriate. The Group has adopted several practical expedients available under the Standard including not applying the requirements of IFRS 16 to leases of intangible assets, and not applying the recognition and measurement requirements of IFRS 16 to leases of less than 12 months maximum duration or to leases of low-value assets. Except for property-related leases, non-lease components have not been separated from lease components. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 260 Impairment of non-financial assets Assets are reviewed for impairment whenever events indicate that the carrying amount of a cash-generating unit may not be recoverable. In addition, assets that have indefinite useful lives are tested annually for impairment. An impairment loss is recognised to the extent that the carrying value exceeds the higher of the asset’s fair value less costs to sell and its value-in-use. A cash-generating unit is the smallest identifiable group of assets that generates cash flows which are largely independent of the cash flows from other assets or groups of assets. At the acquisition date, any goodwill acquired is allocated to the relevant cash-generating unit or group of cash-generating units expected to benefit from the acquisition for the purpose of impairment testing of goodwill. Retirement benefit schemes The Group's subsidiary undertakings operate various funded and unfunded defined benefit schemes, including pension and post- retirement healthcare schemes, as well as defined contribution schemes in various jurisdictions. The liabilities arising in respect of defined benefit schemes are determined in accordance with the advice of independent, professionally qualified actuaries, using the projected unit credit method. The net deficit or surplus for each defined benefit pension scheme is calculated on the present value of the defined benefit obligation at the balance sheet date less the fair value of the scheme assets adjusted, where appropriate, for any surplus restrictions or the effect of minimum funding requirements. The costs of such plans are recognised in the Group income statement within operating profit as part of employment costs. Service costs are spread systematically over the expected service lives of employees with past service costs or credits, the impact of settlements and curtailments, and the net interest on the net defined benefit deficit or surplus recognised in the periods in which they arise. Actuarial gains and losses and surplus restrictions are recognised immediately in other comprehensive income. Benefits provided through defined contribution schemes are charged as an expense in employment costs as payments fall due. Financial instruments The Group’s business model for managing financial assets aims: to protect against the loss of principal, to maximise Group liquidity by concentrating cash at the centre, to align the maturity profile of external investments with that of the forecast liquidity profile, to match the interest rate profile of external investments to that of debt maturities or fixings wherever practicable, and to optimise the investment yield within the Group’s investment parameters. The majority of financial assets are held in order to collect contractual cash flows (typically cash and cash equivalents and loans and other receivables), but some assets (typically investments) are held for investment potential. Financial assets and financial liabilities are recognised when the Group becomes a party to the contractual provisions of the relevant instrument and derecognised when it ceases to be a party to such provisions due to expiry, cancellation or payment. Financial liabilities extinguished by payment are derecognised when funds are received by the counterparty. Non-derivative financial assets are classified on initial recognition in accordance with the Group’s business model as investments, loans and receivables, or cash and cash equivalents and accounted for as follows: – Investments: these are non-derivative financial assets that cannot be classified as loans and other receivables or cash and cash equivalents. Dividend and interest income on these investments are included within finance income when the Group’s right to receive payments is established. This category includes financial assets at fair value through profit and loss and financial assets at fair value through other comprehensive income. – Loans and other receivables: these are non-derivative financial assets with fixed or determinable payments that are solely payments of principal and interest on the principal amount outstanding, that are primarily held in order to collect contractual cash flows. These balances are measured at amortised cost, using the effective interest rate method, and stated net of allowances for credit losses, and include trade and other receivables, and deposits with banks and other financial institutions which cannot be classified as cash and cash equivalents. In addition, as explained in note 17, certain litigation related deposits are recognised as assets within loans and other receivables where management has determined that these payments represent a resource controlled by the entity as a result of past events. These deposits are held at the fair value of consideration transferred less impairment, if applicable, and have not been discounted. – Cash and cash equivalents: cash and cash equivalents include cash in hand and deposits held on call, together with other short-term highly liquid investments including investments in certain money market funds. Fair values for quoted investments are based on observable market prices. If there is no active market for a financial asset, the fair value is established by using valuation techniques principally involving discounted cash flow analysis. Non-derivative financial liabilities, including borrowings and trade payables, are stated at amortised cost using the effective interest method. For borrowings, their carrying value includes accrued interest payable, as well as unamortised issue costs. Drawdowns and repayments of short-term borrowings which have a maturity period of three months or less are stated net in the cash flow statement; drawdowns and repayments on all other borrowings are stated gross in the cash flow statement. Current liabilities include amounts where the entity does not have an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date. As shown in note 23, certain borrowings are subject to fair value hedges, as defined below. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 261 Derivative financial assets and liabilities are initially recognised, and subsequently measured, at fair value, which includes accrued interest receivable and payable where relevant. Changes in their fair values are recognised as follows: – for derivatives that are designated as cash flow hedges, the changes in their fair values are recognised directly in other comprehensive income, to the extent that they are effective, with the ineffective portion being recognised in the income statement. Accumulated gains and losses are reclassified to the income statement in the same periods as the hedged item, unless the hedged item results in a non-financial asset where the accumulated gains and losses are included in the initial carrying value of the asset (basis adjustment); – for derivatives that are designated as fair value hedges, the carrying value of the hedged item is adjusted for the fair value changes attributable to the risk being hedged, with the corresponding entry being made in the income statement. The changes in fair value of these derivatives are also recognised in the income statement; – for derivatives that are designated as hedges of net investments in foreign operations, the changes in their fair values are recognised directly in other comprehensive income, to the extent that they are effective, with the ineffective portion being recognised in the income statement. Where non-derivatives such as foreign currency borrowings are designated as net investment hedges, the relevant exchange differences are similarly recognised. The accumulated gains and losses are reclassified to the income statement when the foreign operation is disposed of; and – for derivatives that do not qualify for hedge accounting or are not designated as hedges, the changes in their fair values are recognised in the income statement in the period in which they arise. These are referred to as ‘held-for-trading’. In order to qualify for hedge accounting, the Group is required to demonstrate an assessment of the economic relationship between the item being hedged and the hedging instrument, which shows that the hedge will be highly effective on an ongoing basis. This effectiveness testing is re-performed periodically to ensure that the hedge has remained, and is expected to remain, highly effective. Hedge accounting is discontinued when a hedging instrument is derecognised (e.g. through expiry or disposal), or no longer qualifies for hedge accounting. Where the hedged item is a highly probable forecast transaction, the related gains and losses remain in equity until the transaction takes place, when they are reclassified to the income statement in the same manner as for cash flow hedges as described above. When a hedged future transaction is no longer expected to occur, any related gains and losses, previously recognised in other comprehensive income, are immediately reclassified to the income statement. Derivative fair value changes recognised in the income statement are either reflected in arriving at profit from operations (if the hedged item is similarly reflected) or in finance costs. Impairment of financial assets held at amortised cost Loss allowances for expected credit losses on financial assets which are held at amortised cost are recognised on initial recognition of the underlying asset. As permitted by IFRS 9 Financial Instruments, loss allowances on trade receivables arising from the recognition of revenue under IFRS 15 Revenue from Contracts with Customers are initially measured at an amount equal to lifetime expected losses. Allowances in respect of loans and other receivables are initially recognised at an amount equal to 12-month expected credit losses. Allowances are measured at an amount equal to the lifetime expected credit losses where the credit risk on the receivables increases significantly after initial recognition. Revenue Revenue principally comprises sales of cigarettes, other tobacco products, and nicotine products, to external customers. Revenue excludes duty, excise and other taxes related to sales in the period and is stated after deducting rebates, returns and other similar discounts and payments to direct and indirect customers. For the vast majority of the Group’s sales, revenue is recognised when control of the goods is transferred to a customer at a point in time; this is usually evidenced by a transfer of the significant risks and rewards of ownership upon delivery to the customer, which in terms of timing is not materially different to the date of shipping. The Group’s e-commerce sales include revenue arising from subscriptions where revenue is allocated to each component of the subscription, with revenue recognised as each component is delivered to the customer. The Group’s e-commerce sales are not material to the Group’s results. Inventories Inventories are stated at the lower of cost and net realisable value. Cost is based on the weighted average cost incurred in acquiring inventories and bringing them to their existing location and condition, which will include raw materials, direct labour and overheads, where appropriate. Net realisable value is the estimated selling price less costs to completion and sale. Tobacco inventories which have an operating cycle that exceeds 12 months are classified as current assets, consistent with recognised industry practice. Segmental analysis The Group is organised and managed on the basis of its geographic regions. These are the reportable segments for the Group as they form the focus of the Group’s internal reporting systems and are the basis used by the chief operating decision maker, identified as the Management Board, for assessing performance and allocating resources. While the Group has clearly differentiated brands, global segmentation between a wide portfolio of brands is not part of the regular internally reported financial information. The results of New Category products are reported as part of the results of each geographic region. Adjusting items Adjusting items are significant items of income or expense in revenue, profit from operations, net finance costs, taxation and the Group’s share of the post-tax results of associates and joint ventures which individually or, if of a similar type, in aggregate, are relevant to an understanding of the Group’s underlying financial performance because of their size, nature or incidence. In identifying and quantifying adjusting items, the Group consistently applies a policy that defines criteria that are required to be met for an item to be classified as adjusting. These items are separately disclosed in the segmental analyses or in the notes to the accounts as appropriate. In addition, an amendment is made in the calculation of adjusted diluted earnings per share for part of the gain or loss recognised on the redemption of perpetual hybrid bonds. The Group believes that these items are useful to users of the Group financial statements in helping them to understand the underlying business performance and are used to derive the Group’s principal non-GAAP measures of adjusted gross profit, adjusted gross margin, category contribution, category contribution margin, adjusted profit from operations, adjusted operating margin, adjusted diluted earnings per share, adjusted EBITDA, adjusted net debt, operating cash flow conversion ratio, adjusted cash generated from operations and free cash flow (before and after dividends), all of which are before the impact of adjusting items and which are reconciled from profit from operations, profit for the year, diluted earnings per share, borrowings, cash conversion ratio and net cash generated from operating activities. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 262

Other accounting policies: Share-based payments – The Group has equity-settled and cash-settled share-based compensation plans. – Equity-settled share-based payments are measured at fair value at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed over the vesting period, based on the Group’s estimate of awards that will eventually vest. For plans where vesting conditions are based on total shareholder returns, the fair value at date of grant reflects these conditions, whereas earnings per share vesting conditions are reflected in the calculation of awards that will eventually vest over the vesting period. – For cash-settled share-based payments, a liability equal to the portion of the services received is recognised at its current fair value determined at each balance sheet date. – Fair value is measured by the use of the Black-Scholes option pricing model, except where vesting is dependent on market conditions when the Monte-Carlo option pricing model is used. The expected life used in the models has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioural considerations. Research and development Research expenditure is charged to profit or loss in the year in which it is incurred. Development expenditure is charged to profit or loss in the year it is incurred, unless it meets the recognition criteria of IAS 38 Intangible Assets to be capitalised as an intangible asset. Capitalised interest Borrowing costs which are directly attributable to the acquisition, construction or production of intangible assets or property, plant and equipment that takes a substantial period of time to get ready for its intended use or sale, are capitalised as part of the cost of the asset. Biological Assets The investments in associates and joint ventures shown in the Group balance sheet include biological assets held by Organigram Global Inc. In accordance with IAS 41 Agriculture, the Group measures biological assets at fair value less costs to sell up to the point of harvest, at which point this becomes the basis for the cost of finished goods inventories after harvest with subsequent expenditures incurred on these being capitalised, where applicable, in accordance with IAS 2 Inventories. Unrealised fair value gains and losses arising during the growth of biological assets are recognised immediately in the income statement. Dividends The Company pays interim quarterly dividends, and the Group recognises the interim dividend in the period in which it is paid. Repurchase of share capital When share capital is repurchased, the amount of consideration paid, including directly attributable costs, is recognised as a deduction from equity. Repurchased shares which are not cancelled, or shares purchased for the employee share ownership trusts, are classified as treasury shares and presented as a deduction from total equity. Future changes to accounting policies Certain changes to IFRS will be applicable to the Group financial statements in future years, but are not expected to have a material effect on reported profit or equity or on the disclosures in the financial statements. The replacement to IAS 1 Presentation of Financial Statements, which is expected to change certain aspects of the Group’s reporting of the profit and loss account, balance sheet, cash flow statement, and certain notes to the accounts, was published by the IASB on 9 April 2024 as IFRS 18 Presentation and Disclosure in Financial Statements, and will be implemented with effect from 1 January 2027, with retrospective application. The new Standard will introduce additional defined subtotals within the income statement and introduce new principles for aggregation and disaggregation of financial information. In addition, certain non-GAAP measures meeting a new definition of “management-defined performance measures” will require disclosure, explanation and reconciliation within the audited financial statements. The Group’s evaluation of the effect of adopting IFRS 18 is ongoing. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 263 2 Segmental analyses The chief operating decision maker, the Management Board, reviews the ‘as adjusted for Canada profit from operations at constant currencies’ to evaluate segment performance and allocate resources to the overall business on a geographic region basis, including the results of New Categories (comprising Vapour products, Heated Products and Modern Oral products), which are reported to the Management Board as part of the results of each geographic region. The Management Board also reviews, at constant currencies, revenues on a geographic region basis. The Group is organised into three geographic regions as follows: – The U.S.; – Americas and Europe (AME), comprising markets operating in Europe, Latin America and Canada; and – Asia-Pacific, Middle East and Africa (APMEA), comprising markets operating in Asia-Pacific, Middle East, Central Asia, Caucasus and Africa. The three geographic regions are the reportable segments for the Group as they form the focus of the Group’s internal reporting systems and are the basis used by the Management Board for assessing performance and allocating resources. Transactions between Group subsidiaries are conducted on arm’s length terms in accordance with appropriate transfer pricing rules and Organisation for Economic Cooperation & Development (OECD) principles. Net finance costs (comprising interest income and interest expense), share of post-tax results of associates and joint ventures and taxation are centrally managed, and accordingly, such items are not presented by segment as they are excluded from the measure of segment profitability. Regional Directors are responsible for delivering the operating and financial results of their Region inclusive of all product categories. Therefore, the results of New Categories (comprising Vapour products, Heated Products and Modern Oral products) are reported to the Management Board as part of the results of each geographic region. However, additional information has been provided to disaggregate revenue based on product category to enable investors to better compare the Group’s business performance across periods and by reference to the Group’s investment activity. For the purposes of management reporting, and reflecting how the Management Board assesses the performance of Canada on an ongoing basis, a charge is recognised in the Group’s income statement for management accounts purposes to reflect adjusted profit from operations at constant currencies for AME and the Group. This charge is calculated in line with the Approved Plans in Canada and is based on a percentage of ITCAN’s net income after taxes generated from all sources, excluding New Categories. This charge will continue until the aggregate settlement amount is paid. This charge reflects the settlement agreement, being an assumed 85% of profit after interest and taxes from all sources, excluding New Categories, in Canada, reducing in future periods in line with the settlement agreement. The Management Board believes that recognising a charge to the income statement in the year will reflect the financial performance in Canada resulting from the decisions taken with respect to resource allocation. This approach ensures that the economic delivery from Canada is comparable with other markets in the Group. In respect of the U.S. region, all financial statements and financial information provided by or with respect to the U.S. business or Reynolds American Inc. (RAI) (and/or RAI and its subsidiaries (collectively, the ‘Reynolds Group’)) are prepared on the basis of U.S. GAAP and constitute the primary financial statements or financial information of the U.S. business or RAI (and/or the Reynolds Group). Solely for the purpose of consolidation within the results of BAT p.l.c. and the BAT Group, this financial information is then converted to IFRS. To the extent any such financial information provided in these financial statements relates to the U.S. business or RAI (and/or the Reynolds Group), it is provided as an explanation of the U.S. business’s or RAI’s (and/or the Reynolds Group’s) primary U.S. GAAP based financial statements and information. The following table shows 2025 revenue at 2025 rates of exchange, and 2025 revenue translated using 2024 rates of exchange. The 2024 figures are stated at the 2024 rates of exchange. 2025 2024 Revenue at constant rates £m Translation exchange £m Revenue at current rates £m Revenue at current rates £m U.S. 11,903 (369) 11,534 11,278 AME 9,548 (239) 9,309 9,241 APMEA 4,963 (196) 4,767 5,348 Revenue 26,414 (804) 25,610 25,867 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 264 The following table shows 2024 revenue at 2024 rates of exchange, and 2024 revenue translated using 2023 rates of exchange. The 2023 figures are stated at the 2023 rates of exchange. 2024 2023 Revenue at constant rates £m Translation exchange £m Revenue at current rates £m Revenue at current rates £m U.S. 11,592 (314) 11,278 11,994 AME 9,764 (523) 9,241 9,791 APMEA 5,795 (447) 5,348 5,498 Revenue 27,151 (1,284) 25,867 27,283 The following table shows 2025 profit from operations and adjusted profit from operations at 2025 rates of exchange, and 2025 adjusted profit from operations using 2024 rates of exchange and 2025 adjusted profit from operations adjusted for Canada using 2024 rates of exchange. 2025 Adjusted segment results adjusted for Canada at constant rates £m Canada adjustment at constant rates £m Adjusted* segment result at constant rates £m Translation exchange £m Adjusted* segment result at current rates £m Adjusting* items £m Segment result at current rates £m U.S. 6,766 — 6,766 (223) 6,543 (1,601) 4,942 AME 3,069 308 3,377 (72) 3,305 128 3,433 APMEA 1,793 — 1,793 (69) 1,724 (102) 1,622 Profit from operations 11,628 308 11,936 (364) 11,572 (1,575) 9,997 Net finance costs (1,819) Share of post-tax results of associates and joint ventures 1,681 Profit before taxation 9,859 Taxation on ordinary activities (2,094) Profit for the year 7,765 Note: * The adjustments to profit from operations are explained in notes 3, 4, 6(c), 6(d), 6(g), 6(i), 6(j), 6(k) and 7. The following table shows 2024 profit from operations and adjusted profit from operations at 2024 rates of exchange, and 2024 adjusted profit from operations using 2023 rates of exchange and 2024 adjusted profit from operations adjusted for Canada using 2023 rates of exchange. 2024 Adjusted segment results adjusted for Canada at constant rates £m Canada adjustment at constant rates £m Adjusted* segment result at constant rates £m Translation exchange £m Adjusted* segment result at current rates £m Adjusting* items £m Segment result at current rates £m U.S. 6,580 — 6,580 (194) 6,386 (2,299) 4,087 AME 2,969 543 3,512 (192) 3,320 (6,784) (3,464) APMEA 2,347 — 2,347 (163) 2,184 (71) 2,113 Profit from operations 11,896 543 12,439 (549) 11,890 (9,154) 2,736 Net finance costs (1,098) Share of post-tax results of associates and joint ventures 1,900 Profit before taxation 3,538 Taxation on ordinary activities (357) Profit for the year 3,181 Note: * The adjustments to profit from operations are explained in notes 4, 5(d), 6(c), 6(d), 6(g), 6(h) and 6(k). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 265 The following table shows 2023 loss from operations, adjusted profit from operations and adjusted profit from operations adjusted for Canada at the 2023 rates of exchange. 2023 Adjusted segment results adjusted for Canada £m Canada adjustment £m Adjusted* segment result £m Adjusting* items £m Segment result £m U.S. 6,821 — 6,821 (27,602) (20,781) AME 2,862 598 3,460 (266) 3,194 APMEA 2,184 — 2,184 (348) 1,836 Profit/(loss) from operations 11,867 598 12,465 (28,216) (15,751) Net finance costs (1,895) Share of post-tax results of associates and joint ventures 585 Loss before taxation (17,061) Taxation on ordinary activities 2,872 Loss for the year (14,189) Note: * The adjustments to profit from operations are explained in notes 3, 4, 5(c), 6(d), 6(f), 6(h), 6(j), 6(k) and 7. Depreciation, amortisation and impairment charges Adjusted profit from operations as adjusted for Canada at constant rates of exchange of £11,628 million (2024 at constant rates: £11,896 million; 2023 at current rates: £11,867 million) excludes adjusting depreciation, amortisation and impairment charges as explained in note 4. These are excluded from segmental adjusted profit from operations as per the table below. 2025 and 2024 are disclosed at constant rates of exchange and 2023 is disclosed at current rates of exchange. 2025 Adjusted depreciation, amortisation and impairment at constant rates £m Translation exchange £m Adjusted depreciation, amortisation and impairment at current rates £m Adjusting items £m Depreciation, amortisation and impairment at current rates £m U.S. 222 (5) 217 1,542 1,759 AME 282 (5) 277 276 553 APMEA 180 (7) 173 62 235 684 (17) 667 1,880 2,547 2024 Adjusted depreciation, amortisation and impairment at constant rates £m Translation exchange £m Adjusted depreciation, amortisation and impairment at current rates £m Adjusting items £m Depreciation, amortisation and impairment at current rates £m U.S. 210 (4) 206 2,284 2,490 AME 291 (12) 279 123 402 APMEA 160 (11) 149 60 209 661 (27) 634 2,467 3,101 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 266

2023 Adjusted depreciation, amortisation and impairment £m Adjusting items £m Depreciation, amortisation and impairment £m U.S. 218 27,518 27,736 AME 336 44 380 APMEA 205 293 498 759 27,855 28,614 Additional information by product category Although the Group’s operations are managed on a Regional basis, additional information for revenue is provided based on product category as follows: Revenue 2025 £m 2024 £m 2023 £m New Categories 3,621 3,432 3,347 Vapour 1,542 1,721 1,812 HP 914 921 996 Modern Oral 1,165 790 539 Traditional Oral 1,043 1,092 1,163 Combustibles 20,201 20,685 22,108 Other 745 658 665 Revenue 25,610 25,867 27,283 External revenue and non-current assets other than financial instruments, deferred tax assets and retirement benefit assets are analysed between the UK and all foreign countries at current rates of exchange as follows: United Kingdom All foreign countries Group Revenue is based on location of sale 2025 £m 2024 £m 2023 £m 2025 £m 2024 £m 2023 £m 2025 £m 2024 £m 2023 £m External revenue 268 254 255 25,342 25,613 27,028 25,610 25,867 27,283 United Kingdom All foreign countries Group 2025 £m 2024 £m 2025 £m 2024 £m 2025 £m 2024 £m Intangible assets 442 417 86,492 93,859 86,934 94,276 Property, plant and equipment 272 265 4,211 4,114 4,483 4,379 Investments in associates and joint ventures — — 1,521 1,902 1,521 1,902 The consolidated results of the Reynolds Group operating in the U.S. met the criteria for separate disclosure under the requirements of IFRS 8 Operating Segments. Revenue arising from the operations of the Reynolds Group, inclusive of the sales made to fellow Group companies, in 2025, 2024 and 2023, was £11,649 million, £11,302 million and £11,985 million, respectively. The majority of sales are to customers based in the U.S. Non-current assets attributable to the operations of the Reynolds Group were £78,442 million (2024: £85,843 million). The main acquisitions comprising the goodwill balance of £38,917 million (2024: £41,129 million), included in intangible assets, are provided in note 12. Included in investments in associates and joint ventures are amounts of £1,348 million (2024: £1,762 million) attributable to the investment in ITC Ltd. Further information is provided in notes 9 and 14. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 267 3 Employee benefit costs Note 2025 £m 2024 £m 2023 £m Wages and salaries 2,629 2,424 2,263 Social security costs 240 218 219 Other pension and retirement benefit costs 15 166 115 108 Share-based payments - equity and cash-settled 28 90 74 74 3,125 2,831 2,664 In 2025, included within employee benefit costs are expenses in relation to the Group’s restructuring initiatives of £26 million, as explained in note 7, and an adjusting charge of £28 million representing a premium on a buy-out transaction in the UK, as explained in note 15. In 2023, included within employee benefits costs is a credit of £26 million in relation to the Group’s restructuring initiatives, as explained in note 7. 4 Depreciation, amortisation and impairment costs 2025 £m 2024 £m 2023 £m Intangibles – amortisation and impairment of trademarks and similar intangibles 1,610 2,298 23,232 – amortisation and impairment of computer software 116 129 125 – impairment of goodwill 277 39 4,614 Property, plant and equipment - depreciation and impairment 544 635 643 2,547 3,101 28,614 Enumerated below are movements in costs that have impacted depreciation, amortisation and impairment in 2025, 2024 and 2023. These include changes in the Group's underlying business performance, as well as impact of adjusting items, as defined in note 1. Intangibles – amortisation and impairment of trademarks and similar intangibles Acquisitions have resulted in the capitalisation of trademarks and similar intangibles, including those which are amortised over their expected useful lives, which do not exceed 30 years. As mentioned in note 12, the amortisation and impairment of these acquired trademarks and similar intangibles are charged to the income statement of which the adjusting element is £1,584 million (2024: £2,279 million; 2023: £23,202 million). Impairment of goodwill The impairment of goodwill is charged to the income statement as adjusting. The Group impaired £277 million of goodwill in Canada, Peru and Malaysia during 2025 and £39 million of goodwill in Malaysia during 2024, as explained in notes 12(e)(v) and 12(e)(vii). During 2023, the Group impaired £4,614 million of goodwill in the U.S., South Africa and Peru. Property, plant and equipment – depreciation and impairment The following items are included within depreciation and impairment of property, plant and equipment: – In 2025, restructuring and related depreciation costs were a net charge of £19 million, including a charge of £21 million in relation to the Dhaka factory closure and a charge of £14 million for accelerated depreciation in relation to the Heidelberg factory in South Africa, which is proposed to be closed in 2026. This was partially offset by the reversal of part of the impairment for machinery in Reynolds American companies recognised in 2023 as it was determined a portion of the machinery that was impaired would be put back into production as a result of manufacturing footprint changes. The value of this reversal was £16 million. All items have been treated as adjusting items, as mentioned in note 7. – In 2024, an impairment charge of £75 million in respect of the Group's head office in London, as well as a £74 million impairment charge of fixed assets in relation to the Group's intention to seek an orderly exit from Cuba, were recognised. These have been treated as an adjusting item. – In 2023, restructuring related depreciation and impairment costs were a net charge of £39 million. It included an impairment of £46 million for machinery in Reynolds American Companies due to the adverse impact from macro-economic headwinds and industry volume declines in the U.S., which was partially offset by depreciation and impairment costs and reversals resulting from obsolete machines in relation to downsizing and factory rationalisation. These were treated as adjusting, as mentioned in note 7; and – Gains and losses recognised on disposal of property, plant and equipment. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 268 5 Other operating income Other operating income of £192 million (2024: £340 million; 2023: £432 million) comprises income that is associated with the Group’s normal activities, but which falls outside the definition of revenue and includes gains on one-off transactions, such as capital profits arising from the disposals of fixed assets, recoveries of indirect taxation and levies paid, litigation settlement received and transfers of trademark rights. (a) Global strategic partnership On 30 July 2025, the Group announced that it had entered into a global strategic partnership with Accenture. At the same time, a similar agreement was entered into with System Limited for support services in Pakistan. The partnership will transfer certain activities and functions of the Group’s shared services (GBS) to Accenture and Systems Limited as Business Process Outsourcers under a sale and asset purchase agreement (SAPA) with the Group subsequently obtaining the provision of similar support services under a 10-year Master Service Agreement to enable the Group to continue its current operations without interruption. The transfer is being implemented in two waves. The first wave occurred in November 2025 with the transfer of c.1,000 roles, while the second wave will take place in the first half of 2026 with the anticipated transfer of c.2,000 roles. The majority of roles transferred were on the basis of continuing employment terms. Included in other operating income above is a gain of £35 million in relation to services transferred to the Business Process Outsourcers in the first wave as part of the SAPA. The gain is stated net of the impact of the Group disposing of two GBS entities in Mexico and Pakistan. (b) Sale and leaseback In 2024, the Group recognised £34 million of gains arising from sale and leaseback transactions on excess offices and warehousing capacity in Singapore and Nigeria. Consideration received for the Nigeria transaction included an investment in a property management vehicle, Rising Sun Partners LP, as mentioned in note 18. In 2023, the Group recognised £15 million of gains arising from a sale and leaseback transaction on excess warehousing capacity in Argentina. (c) Brazil tax matters In 2023, in Brazil, £150 million of income was recognised in respect of excise on social contributions, as well as £19 million in respect of historical VAT on social contributions in Brazil. Both items were treated as adjusting items. (d) Other In 2025, an income of £24 million has been recognised in respect of the sale of the investment in Surya Nepal Pvt. Limited and brand rights in certain jurisdictions to ITC, as mentioned in note 30. In addition, in 2025, £22 million (2024: £28 million; 2023: £85 million) of income has been recognised in respect of the transfer of non- strategic trademark rights, which had not previously been capitalised, to third parties. In 2024, a credit of £132 million has been recognised in respect of the settlement of historical litigation related to the Fox River in the U.S. This has been treated as an adjusting item. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 269 6 Other operating expenses (a) Items included within other operating expenses The following items are included within other operating expenses: Notes 2025 £m 2024 £m 2023 £m Other operating expenses 5,895 13,093 7,538 The following items are included within other operating expenses: Master Settlement Agreement and State Settlement Agreements 6(b),(d) 1,543 1,689 2,023 The Approved Plans in Canada* 6(c) (708) 6,203 — Charges in respect of compliance with the Approved Plans in Canada* 6(c) 3 — — Inventory write-offs 20 217 134 250 Research and development expenses (excluding employee benefit costs and depreciation) 6(e) 133 174 181 Loss on disposal of businesses* 6(f) — — 546 Partial disposal of shares in ITC* 6(g) 3 6 — Charges in respect of DOJ and OFAC investigation* 6(h) — 4 75 Losses in Ukraine due to escalation of Russian offensive* 6(i) 39 — — Charges/(reversals) in respect of assets held-for-sale* 6(j) 235 — (195) (Credits)/ charges in respect of Romania and Brazil other taxes* 6(k) (15) 449 49 Marketing costs in operating expenses 6(l) 1,092 1,111 1,152 Exchange differences 13 11 17 Hedge ineffectiveness within operating profit 11 5 (12) Expenses relating to short-term leases 8 8 13 Expenses relating to leases of low-value assets 1 1 1 Auditor’s remuneration 6(m) 31 30 29 Note: * Recognised and reported as an adjusting item. In addition to these captions, as set out in note 6(d), certain litigation costs are treated as adjusting items. Sustainability costs are included in other operating expenses and reported in a separate note, refer to note 33 for further information. (b) Master Settlement Agreement and State Settlement Agreements In 1998, the major U.S. cigarette manufacturers (including the R.J. Reynolds Tobacco Company, Lorillard and Brown & Williamson, businesses which are now part of the Reynolds Group) entered into the Master Settlement Agreement (MSA) with attorneys general representing most U.S. states and territories. The MSA imposes a perpetual stream of future payment obligations on the major U.S. cigarette manufacturers. The amounts of money that the participating manufacturers are required to annually contribute are based upon, amongst other things, the volume of cigarettes sold and market share (based on cigarette shipments in that year). The MSA has been subject to certain adjustments since 1998, including agreements related to the Non-Participating Manufacturer (NPM) adjustment under the MSA reached with various U.S. states between 2012 and 2025. The amounts payable by Group companies under the arrangement accrue as and when shipments of tobacco products are made. Adjustments to amounts due in relation to past payments are typically received in the form of credits offsettable only against current or future performance obligations. Credits in respect of future years’ payments and the NPM adjustment claims would be accounted for in the applicable year and will not be treated as adjusting items. Only credits in respect of prior year payments are included as adjusting items. The charge in each reporting period and the cashflow impact in the same period are not directly related, as the MSA is generally settled once a year in April of the following year. The BAT Group is subject to substantial payment obligations under the MSA and the state settlement agreements (SSA) with the States of Mississippi, Florida, Texas and Minnesota (such settlement agreements, collectively State Settlement Agreements). Reynolds Group’s operating subsidiaries’ expenses and payments under the MSA and the State Settlement Agreements for 2025 amounted to US$2,037 million (2024: US$2,160 million; 2023: US$2,516 million) in respect of settlement expenses net of credits and US$2,140 million (2024: US$2,535 million; 2023: US$2,874 million) in respect of settlement cash payments. Note US$m 2025 £m US$m 2024 £m US$m 2023 £m Opening MSA and SSA liability 25 1,904 1,520 2,279 1,788 2,637 2,193 Settlement expense 31 2,037 1,543 2,160 1,689 2,516 2,023 Cash paid 31 (2,140) (1,622) (2,535) (1,983) (2,874) (2,311) Difference on exchange — (103) — 26 — (117) Closing MSA and SSA liability 25 1,801 1,338 1,904 1,520 2,279 1,788 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 270

Non-Participating Manufacturer adjustments Beginning in 2012, R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company (SFNTC), various other tobacco manufacturers, 17 states, the District of Columbia and Puerto Rico reached an agreement related to the Non-Participating Manufacturer (NPM) adjustment under the MSA. Under this agreement and its successor agreement executed in 2017 referred to as the ‘NPM Adjustment Settlement Agreement’, additional states have subsequently joined and R.J. Reynolds Tobacco Company has received credits of more than US$1 billion in respect of its NPM adjustment claims related to various states over certain periods. Under these agreements, R.J. Reynolds Tobacco Company reached agreements to settle disputes with newly joining states, including (for the years 2022-2025) the following: - In 2022, resulting in a credit of US$130 million for settled periods through 2018, over a five-year period from 2022; - In 2023, resulting in an estimated credit of US$29 million for settled periods through 2018, over a five-year period from 2024; - In 2024, resulting in an estimated credit of US$11 million for settled periods through 2018, over a five-year period from 2024 and an estimated credit of US$69 million for settled periods through 2011, over a five-year period from 2026; and - In 2025, resulting in an estimated credit of US$99 million for settled periods through 2019, over a five-year period from 2025. In 2023, 2024 and 2025, R.J. Reynolds Tobacco Company received total credits (including applicable credits described above) of US$224 million, US$224 million and US$285 million, respectively, under all respective settlement agreements. State Settlement Agreements In 2020, R.J. Reynolds Tobacco Company recognised additional expenses under the state settlement agreements in the States of Mississippi, Florida, Texas and Minnesota. R.J. Reynolds Tobacco Company recognised US$241 million of expense for payment obligations to the State of Florida for the ITG Brands, LLC acquired brands from the date of divestiture, 12 June 2015, as a result of an unfavourable judgment. In addition, R.J. Reynolds Tobacco Company recognised US$264 million related to the resolution of claims against it in the States of Texas, Minnesota and Mississippi for payment obligations to those states for the ITG Brands, LLC acquired brands from the date of divestiture. Finally, R.J. Reynolds Tobacco Company settled certain related claims with Phillip Morris USA under the state settlement agreements in the states of Mississippi, Texas and Minnesota for US$8 million. During 2021, an additional US$17 million expense was recognised in relation to the final resolution of the Texas and Minnesota claims. Additional information related to the resolution of these claims is included in note 31. In 2022, R.J. Reynolds Tobacco Company recognised US$37 million in additional expenses related to a settlement with Philip Morris USA resolving prior operating profit disputes under the MSA related to the ITG Brands, LLC acquired brands. In 2025, R.J. Reynolds Tobacco Company recognised US$44 million in additional expenses related to a settlement with the State of Mississippi resolving prior operating profit disputes. (c) The Approved Plans in Canada In March 2019, Imperial Tobacco Canada Limited and Imperial Tobacco Company Limited (together, ITCAN), Group subsidiaries, obtained creditor protection under the Canadian Companies’ Creditors Arrangement Act (CCAA). Under a confidential court supervised mediation process, ITCAN began negotiating a possible settlement of all of its outstanding tobacco litigation in Canada while continuing to run its business in the normal course. On 17 October 2024, ITCAN’s court-appointed mediator and monitor filed a proposed plan of compromise and arrangement in the Ontario Superior Court of Justice. Substantially similar proposed plans were also filed for Rothmans, Benson & Hedges Inc. ((RBH) a subsidiary of Philip Morris International Inc.) and JTI-Macdonald Corp. ((JTIM) a subsidiary of Japan Tobacco International) (collectively, the Proposed Plans). On 31 October 2024, the court granted certain orders pursuant to which the Proposed Plans were accepted for filing. On 12 December 2024, the Proposed Plans were approved by the requisite majorities of the creditors. The Proposed Plans would require ITCAN, RBH and JTI to collectively pay an aggregate settlement amount of CAD$32.5 billion (£17.6 billion at 31 December 2025 rate of exchange). This amount would be funded by: – an upfront payment equal to all the Companies' cash and cash equivalents on hand (including investments held at fair value) plus certain court deposits (subject to an aggregate industry holdback of CAD$750 million (£407 million)) plus 85% of any cash tax refunds that may be received by the Companies on account of the upfront payments; and – annual payments based on a percentage (initially 85%, reducing over time) of each of the Companies’ net income after taxes, based on amounts generated from all sources, excluding New Categories, until the aggregate settlement amount is paid. The performance of ITCAN’s New Categories (including vapour products and nicotine pouches) is not included in the basis for calculating the annual payments. A provision of £6,203 million was recognised in 2024 in relation to the above liabilities and included in other operating expenses as an adjusting item. During the sanction hearing, the court was asked to sanction the Proposed Plans. Motions for orders to amend elements of the Proposed Plans were presented on 27 February 2025. The requested amendments to the Proposed Plans resulted in allocating the cash holdback of CAD$750 million from the upfront payment to RBH. On 3 March 2025, the court approved that the Proposed Plans be amended accordingly (the Amended Plans). On 6 March 2025, the court sanctioned the Amended Plans, herein referred to as the Approved Plans. The Approved Plan for ITCAN resolves all Canadian tobacco litigation and provides a full and comprehensive release to ITCAN, BAT p.l.c. and all related companies for all past, present and future tobacco claims in Canada. Under the Approved Plans, ITCAN is required to make annual payments based on a percentage of net income after tax generated from all sources, excluding New Categories, until the aggregate settlement amount is paid. During 2025, based on revisions to the provision, £708 million was credited to the income statement as an adjusting item (see note 24). In addition, ITCAN incurred charges of £3 million in respect of compliance with its Approved Plan in Canada. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 271 (d) Litigation costs Included in other operating expenses and reported in various accounts based on the nature of the expense are costs that are collectively analysed as litigation costs. Certain litigation costs are reported as adjusting items and predominantly relate to health-related claims, including Engle progeny. These litigation costs were £63 million (2024: £157 million; 2023: £96 million). Included in 2025 is a NPM credit of £17 million recognised for the settlement with the state of Washington, a credit of £16 million for the settlement with the state of Massachusetts and a credit of £19 million recognised in relation to the Missouri portion of the 2004 NPM adjustment award. In 2024, a NPM credit of £2 million was recognised for the settlement with the state of Idaho and a credit of £18 million was recognised in relation to the Washington portion of the 2004 NPM adjustment award. In 2023, an NPM credit of £6 million was recognised for the settlement with the state of Iowa. (e) Research and development Total research and development costs, including employee benefit costs and depreciation, are £358 million (2024: £380 million; 2023: £408 million). (f) Loss on disposal of businesses BAT Russia and BAT Belarus On 13 September 2023, the Group disposed of its Russian and Belarusian businesses in compliance with international and local laws. The Group had two subsidiaries in Russia (BAT Russia), being JSC British American Tobacco-SPb and JSC 'International Tobacco Marketing Services', and one subsidiary in Belarus, International Tobacco Marketing Services BY. As explained in note 27(d)(ii), net held-for-sale assets of £770 million were disposed of for proceeds of £425 million, with an impairment charge of £345 million recorded at that time. As discussed in note 6(j), the impairment charge recognised in 2022 of £554 million (net of £14 million utilised during the year) was reversed and offset by the above mentioned £345 million recorded at the date of sale, with a net reversal of impairment recognised of £195 million. The loss on disposal of businesses included within other operating expenses and recognised as an adjusting item in 2023 was a charge of £548 million and included £554 million of foreign exchange reclassified from other comprehensive income (note 22(c)(i)) and associated costs of £3 million partially offset by a realised foreign exchange gain on the proceeds received of £9 million. The total net impact after the partial reversal and loss on disposal recognised in 2023 was therefore £353 million. BAT Pars On 6 August 2021, the Group disposed of its Iranian subsidiary, B.A.T. Pars Company PJSC (BAT Pars). In 2023, a credit of £2 million arising from the revaluation of the deferred proceeds receivable was recognised within other operating expenses as an adjusting item. (g) Partial disposal of shares in ITC On 28 May 2025, the Group announced the divestment of 10% (2024: 12% divested on 13 March 2024) of its equity stake in ITC Limited (ITC). Income and expenses associated with the divestment of these shares have been recognised as adjusting items within the relevant financial statement caption. Included within other operating expenses is £3 million (2024: £6 million) of foreign exchange losses arising from the conversion of the net proceeds from Indian rupee to sterling which were repatriated to the UK in a series of foreign exchange transactions in the days following the sale. Refer to note 27(b)(i) for further details. (h) Charges in respect of DOJ and OFAC investigations On 25 April 2023, the Group announced that it had reached an agreement with the DOJ and OFAC to resolve previously disclosed investigations into suspicions of sanctions breaches. These concerned business activities relating to the Democratic People’s Republic of Korea between 2007 and 2017. The Company entered into a three-year deferred prosecution agreement (DPA) with the DOJ and a civil settlement agreement with OFAC. The DOJ’s charges against the Company − one count of conspiring to commit bank fraud and one count of conspiring to violate sanctions laws − were filed and will later be dismissed if the Company abides by the terms of the DPA. In addition, a BAT subsidiary in Singapore, British-American Tobacco Marketing (Singapore) Private Limited, pleaded guilty to the same charges. The total amount payable to the U.S. authorities was US$635 million plus interest. Having recognised an initial provision of £450 million (US$540 million) in 2022, the Group recognised additional charges of £75 million in 2023 and £4 million in 2024. All charges were included within other operating expenses and recognised as adjusting items. (i) Losses in Ukraine due to escalation of Russian offensive On 5 October 2025, an intensification of Russian missile and drone attacks into Western Ukraine resulted in the destruction of a warehouse in the Lviv Oblast region, which was operated by a third-party logistics supplier of LLC British American Tobacco Sales and Marketing Ukraine (BAT Ukraine). A portion of BAT Ukraine’s finished goods inventory was stored in the warehouse and was lost in the incident with a total inventory value of £39 million. In this context, the Group has recognised a charge in 2025 of £39 million within other operating expenses, as an adjusting item. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 272 (j) Charges/(reversals) in respect of assets held-for-sale Brascuba On 19 December 2025, the Group entered into an agreement to sell its 50% shareholding in Brascuba Cigarrillos S.A. (Brascuba) to Tabagest S.A., a company incorporated in the Republic of Cuba and an existing investor in Brascuba. In accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations, the assets and liabilities of Brascuba have been classified as held-for-sale at 31 December 2025 and presented as such on the balance sheet at an estimated fair value less costs to sell. An impairment charge of £231 million and associated costs of £4 million have been recognised in other operating expenses as adjusting items. Refer to note 27(d)(i) for further details. BAT Russia and BAT Belarus On 11 March 2022, the Group announced the intention to transfer its Russian business in full compliance with international and local laws. At that time, the Group had two subsidiaries in Russia (BAT Russia), being JSC British American Tobacco-SPb and JSC International Tobacco Marketing Services. In September 2023, the Group formally entered into an agreement to sell the Group's Russian and Belarusian businesses to a consortium led by then members of BAT Russia’s management team, in compliance with local and international laws. As previously announced, due to operational dependencies between BAT Russia and the Group’s subsidiary in Belarus (International Tobacco Marketing Services BY) (BAT Belarus), the Belarusian business was included in the sale. The transaction was completed on 13 September 2023 and, since completion, the buyer consortium has wholly owned both businesses. These businesses are now known as the ITMS Group. In accordance with IFRS 5 Non-current Assets Held For Sale and Discontinued Operations, the assets and liabilities of these subsidiaries were classified as held-for-sale at 31 December 2022 and presented as such on the balance sheet at an estimated fair value less costs to sell. An impairment charge of £554 million (and associated costs of £58 million) was recognised in other operating expenses as adjusting items in 2022. During 2023, the previously recognised impairment was reversed (net of £14 million impairment utilised), offset by the net £345 million (being the impairment arising on disposal of £770 million net assets for sales proceeds of £425 million). This resulted in a net partial reversal of £195 million. This has been treated as a non-cash adjusting item. Further information on the sale of the Russian and Belarusian businesses can be found in note 6(f) and note 27(d)(ii). (k) Romania and Brazil other taxes BAT Romania On 5 November 2024, British-American Tobacco (Romania) Investment S.R.L. (BATRI) was issued with a final assessment by the Romanian tax authority in respect of an excise audit of activities undertaken in the Ploiesti factory during the period January 2017 to February 2023. On 12 November 2024, BATRI paid the assessed amount under the provisions of Ordinance 107/2024, which provides for cancellation of past and ongoing penalties, interest, and surcharges (ancillary obligations) if the principal amount is paid in full. The ancillary obligations have been duly cancelled. BATRI has filed an administrative appeal with the Romanian Tax Authority in respect of the findings of the audit and in June 2025 received a negative decision. In December 2025, BATRI filed a judicial appeal to the Ploiesti Court of Appeal. Additionally, after filing the judicial appeal, BATRI filed a separate challenge against the Romanian Government in respect of the lawfulness of certain Romanian statutory excise instruments. In 2024, the Group recognised a charge of £449 million in other operating expenses as an adjusting item, of which £390 million was paid in 2024 and a provision recognised for the remaining £59 million. During 2025, £8 million of the provision was released against actual costs incurred and a further £15 million was released as a credit to other operating expenses as an adjusting item, resulting in a remaining provision of £36 million. Refer to note 24. BAT Brazil Since 2017, Souza Cruz LTDA (BAT Brazil) has been involved in a legal case over whether a 10% tax imposed on a tax benefit associated with investment grants by the Rio de Janeiro State was constitutional. In October 2023, the Supreme Court concluded on the leading case’s trial, recognising that the tax was constitutional. This decision has binding effects on all taxpayers. BAT Brazil’s individual lawsuit has not yet concluded. However, given the decision in the leading case, in 2023, £47 million was recognised in other operating expenses, as an adjusting item, to reflect the probability of an unfavourable decision. Out of the £47 million, £40 million was reported as provisions (note 24) and £7 million was reported as trade and other payables. In addition, in 2023, a charge of £2 million has been recognised in other operating expenses, as an adjusting item, in respect of social contributions relating to the Brazil excise case, as mentioned in note 5(c). (l) Marketing costs in operating expenses Certain marketing activities, such as discounts or allowances provided to customers, are required to be deducted from revenue as explained in note 1. Other marketing expenses, such as point of sale and promotional materials, media advertising and sponsorship, and consumer research, are reported as operating expenses and have been shown in the table above. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 273 (m) Auditor's remuneration 2025 £m 2024 £m 2023 £m Auditor’s remuneration Total expense for audit services : - fees to KPMG LLP for Parent Company and Group audit 9.0 12.0 11.4 - fees to KPMG LLP and associates for audit of the accounts of subsidiaries 13.2 9.6 9.4 Total audit fees expense - KPMG LLP and associates 22.2 21.6 20.8 Audit fees expense to other firms 0.1 0.1 0.2 Total audit fees expense 22.3 21.7 21.0 Fees to KPMG LLP and associates for other services: – audit related assurance services 7.1 6.8 6.9 – other assurance services 1.4 0.7 0.9 – tax advisory services — — — – tax compliance — — — – audit of defined benefit schemes 0.1 0.3 0.2 – other non-audit services — — — 8.6 7.8 8.0 The total auditor’s remuneration to KPMG LLP and associates included above are £30.8 million (2024: £29.4 million; 2023: £28.8 million). Under SEC regulations, the remuneration to KPMG LLP and associates of £30.8 million in 2025 (2024: £29.4 million; 2023: £28.8 million) is required to be presented as follows: audit fees £30.0 million (2024: £28.4 million; 2023: £27.7 million), audit related fees £0.1 million (2024: £0.3 million; 2023: £0.2 million), tax fees nil (2024: nil; 2023: nil) and all other fees £0.7 million (2024: £0.7 million; 2023: £0.9 million). Audit related fees are in respect of services provided to associated pension schemes. All other fees are in respect of other assurance services, including those provided over information derived from the financial information systems subject to audit. 7 Restructuring costs Restructuring costs represent additional expenses incurred that are not related to the normal business and day-to-day activities. In 2025, the Group commenced the Fit2Win programme, a structured time-bound programme to review processes, ways of working including use of data and automation, route to market, overhead costs and organisational design. The programme will deliver efficiencies and facilitate faster, more agile and effective decision-making. Until 2023, restructuring costs were associated with Quantum, a programme focused on a review of the Group's organisational structure that simplified the business to create a more efficient, agile and focused company. The costs of the Group’s initiatives are included in profit from operations under the following headings: Notes 2025 £m 2024 £m 2023 £m Employee benefit costs 3 26 — (26) Depreciation, amortisation and impairment costs 4 19 — 39 Other operating expenses 21 — (15) 66 — (2) The adjusting charge reported in employee benefit costs in 2025 includes the cost of employee packages in respect of Fit2Win. In January 2026, the Group announced its intention to close the Heidelberg factory in South Africa and end domestic production in South Africa by the end of 2026. The depreciation, amortisation and impairment costs in 2025 include a £14 million charge related to the accelerated depreciation of the plant and equipment in the Heidelberg factory and impairment costs of £21 million associated with the Dhaka factory closure in Bangladesh. The depreciation and impairment charge has been partially offset by an adjusting credit of £16 million in relation to the reversal of a machinery impairment in Reynolds American Companies as explained in note 4. The restructuring costs reported in other operating expenses in 2025 include costs related to the Dhaka factory closure. In 2023, following the completion of the Quantum programme, a credit of £26 million was recognised due to the reversal of restructuring provisions recognised in respect of employee packages. In addition, a credit of £7 million was recognised in 2023 in relation to impairment reversals associated with the Quantum programme. Included in this was an impairment reversal of £4 million in relation to machinery in South Africa as the asset can be used by another market in the Group. In addition, in 2023, an adjusting impairment charge of £46 million was recognised for machinery in Reynolds American Companies due to the adverse impact from macro-economic headwinds and industry volume decline in the U.S. In 2025, £16 million of this charge was reversed as explained above. The reversal recognised in other operating expenses in 2023 of £15 million included unutilised Quantum provisions along with £3 million relating to the release of a provision originally raised in 2007 relating to site clean up costs in Canada. As no further work is required on the site the remaining provision was reversed. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 274

8 Net finance costs (a) Net finance costs/(income) 2025 £m 2024 £m 2023 £m Interest expense 1,658 1,704 1,786 Interest expense on lease liabilities 40 38 30 Facility fees 17 17 19 Impact of the early repurchase of bonds (note 8(b)) — (590) 29 Interest related to adjusting tax payables (note 8(b)) 117 80 71 Fair value changes on derivative financial instruments, hedged items and investments 521 90 599 Fair value change on other financial items (note 8(b)) 4 19 (4) The Approved Plans in Canada (note 8(b)) 112 — — Venezuela net gain on monetary items (note 8(b)) (63) — — Exchange differences (373) (9) (449) Finance costs 2,033 1,349 2,081 Interest income under the effective interest method (214) (251) (186) Finance income (214) (251) (186) Net finance costs 1,819 1,098 1,895 The Group manages foreign exchange gains and losses and fair value changes on a net basis excluding adjusting items, which are explained in note 8(b). The derivatives that generate the fair value changes are explained in note 19. Facility fees principally relate to the Group’s central banking facilities. Finance income includes income on cash and cash equivalents of which £50 million (2024: £112 million; 2023: £97 million) relates to restricted cash balances (see note 21). (b) Adjusting items included in net finance costs Adjusting items are significant items in net finance costs which individually or, if of a similar type, in aggregate, are relevant to an understanding of the Group’s underlying financial performance. The Group recognised interest on adjusting tax payables of £117 million (2024: £80 million; 2023: £71 million), which included: – interest of £30 million (2024: £61 million; 2023: £60 million) in relation to the Franked Investment Income Group Litigation Order (FII GLO) (note 10(b)); – interest of £66 million (2024: £8 million; 2023: £16 million) in relation to a tax provision in the Netherlands; – a charge of £11 million (2024: £14 million; 2023: nil) in relation to a tax case in Brazil; and – a further £10 million (2024: £11 million; 2023: nil) interest charge recorded on government liability balances accumulated during CCAA protection. In prior periods, the interest on adjusting tax payables also included, in 2024, £11 million on a tax provision in Indonesia and a release of £25 million of interest on a tax provision in Canada in relation to a settlement agreement with local authorities, and, in 2023, included a £3 million credit from the reversal of interest on a tax provision in relation to the factory closure in Switzerland and a £2 million credit from the reversal of interest on tax provisions related to Russia. Adjusting items associated with the Approved Plans in Canada relate to the unwinding of discount on the associated provision of £112 million (refer to note 24). The net gain on monetary items of £63 million in Venezuela results from the application of hyperinflation accounting under IAS29 Financial Reporting in Hyperinflationary Economies. Included within fair value changes on other financial items is a fair value loss of £4 million (2024: £19 million; 2023: nil) on embedded derivatives related to associates. In 2024, in relation to the early repurchase of bonds, the Group incurred a fair value loss of £9 million (2023: £151 million) on debt-related derivatives, realised a gain of £602 million (2023: £129 million) arising on the difference between the redemption value and the amortised cost of the bonds, and incurred other transaction costs of £3 million (2023: £7 million). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 275 9 Associates and joint ventures 2025 2024 2023 Total £m Group’s share £m Total £m Group's share £m Total £m Group's share £m Revenue 9,708 2,416 9,936 2,635 9,412 2,630 Profit from operations 3,752 952 2,662 715 2,596 783 Net finance income (2) — 5 2 15 4 Profit on ordinary activities before taxation 3,750 952 2,667 717 2,611 787 Taxation on ordinary activities (659) (162) (639) (172) (664) (194) Profit on ordinary activities after taxation 3,091 790 2,028 545 1,947 593 Non-controlling interests (27) (7) (27) (6) (28) (8) Post-tax results of associates and joint ventures 3,064 783 2,001 539 1,919 585 Gain from partial divestment of shares in ITC — 898 — 1,361 — — Total post-tax results of associates and joint ventures 3,064 1,681 2,001 1,900 1,919 585 Enumerated below are movements that have impacted the post-tax results of associates and joint ventures in 2025, 2024 and 2023. The amounts below were reported as adjusting items under the share of profit from associates in the income statement. (a) Adjusting items In 2025, the Group’s interest in ITC, an associate of the Group in India, decreased from 25.45% to 22.91% (2024: 29.02% to 25.45%; 2023: 29.19% to 29.02%) as a result of ITC issuing ordinary shares under the ITC Employee Share Option Scheme and the Group's partial divestment of shares held in ITC. The issue of these shares under the ITC Employee Option Scheme and related change in the Group’s share of ITC resulted in a gain of £6 million (2024: £18 million gain; 2023: £40 million gain), which is treated as a deemed partial disposal and included in the income statement. On 28 May 2025, the Group announced the divestment of 313,000,000 ordinary shares held in ITC, representing 10% of the Group's equity stake (the equivalent of 2.5% of ITC's ordinary shares). A gain of £898 million has been recognised in the Group’s share of post-tax results of associates and joint ventures and includes a foreign exchange loss of £47 million reclassified to the income statement and previously recognised in associates other comprehensive income. Refer to note 27(b)(i) for further details. In addition, in 2025, as part of the demerger accounting (refer to note 14), ITC recognised the excess of the fair value over the carrying value of the hotels business as an adjusting item. The Group’s share of this adjusted gain amounted to £333 million (net of tax). During the year, VST Industries Limited recognised an adjusting gain in relation to a sale of land and buildings. The Group's share of this gain is £3 million. Organigram Global Inc. (Organigram) acquired Motifs Lab Ltd on 6 December 2024 and the consideration included CAD$40 million of common shares in Organigram which diluted BAT's ownership from 35.09% to 30.60% and resulted in a loss on dilution of £1 million. On 13 March 2024, the Group announced the divestment of 436,851,457 ordinary shares held in ITC, representing 12% of the Group's equity stake (the equivalent of 3.5% of ITC's ordinary shares). A gain of £1,361 million has been recognised in the Group’s share of post-tax results of associates and joint ventures and includes a foreign exchange loss of £43 million reclassified to the income statement and previously recognised in associates other comprehensive income. Refer to note 27(b)(i) for further details. In 2023, ITC recognised a credit in respect of the proceeds received in partial settlement of the insurance claim towards the cost of leaf tobacco stocks destroyed in a third-party warehouse fire, the Group’s share of which was £2 million. In 2023, the Group impaired the investment in Organigram by £34 million (net of tax), driven by the decrease in Organigram’s share price. In 2024 and 2025, no further impairment was required. (b) Other financial information The Group’s share of the results of associates and joint ventures (excluding the gain from partial divestment of shares in ITC) is shown in the table below. 2025 2024 2023 Group’s share £m Group’s share £m Group’s share £m Profit on ordinary activities after taxation – attributable to owners of the parent 783 539 585 Other comprehensive income/(expense): Items that may be reclassified to profit and loss (133) (13) (107) Items that will not be reclassified to profit and loss (4) 33 (5) Total comprehensive income 646 559 473 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 276 Summarised financial information of the Group’s associates and joint ventures is shown below. 2025 ITC £m Others £m Total £m Revenue 6,921 2,787 9,708 Profit/(loss) on ordinary activities before taxation 3,765 (15) 3,750 Post-tax results of associates and joint ventures 3,082 (18) 3,064 Other comprehensive expense (761) (14) (775) Total comprehensive income/(expense) 2,321 (32) 2,289 2024 ITC £m Others £m Total £m Revenue 7,265 2,671 9,936 Profit/(loss) on ordinary activities before taxation 2,680 (13) 2,667 Post-tax results of associates and joint ventures 2,025 (24) 2,001 Other comprehensive income/(expense) 98 (15) 83 Total comprehensive income/(expense) 2,123 (39) 2,084 2023 ITC £m Others £m Total £m Revenue 6,805 2,607 9,412 Profit/(loss) on ordinary activities before taxation 2,813 (202) 2,611 Post-tax results of associates and joint ventures 2,121 (202) 1,919 Other comprehensive expense (368) (20) (388) Total comprehensive income/(expense) 1,753 (222) 1,531 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 277 10 Taxation on ordinary activities (a) Summary of taxation on ordinary activities 2025 £m 2024 £m 2023 £m UK corporation tax 17 24 32 Comprising:  – current year tax expense 15 15 20  – adjustments in respect of prior periods 2 9 12 Overseas tax 2,059 2,679 2,779 Comprising:  – current year tax expense 2,355 2,571 2,804  – adjustments in respect of prior periods (296) 108 (25) Current tax 2,076 2,703 2,811 Pillar Two income tax (note 10(h)) 82 79 — Total current tax 2,158 2,782 2,811 Deferred tax (64) (2,425) (5,683) Comprising:  – deferred tax relating to origination and reversal of temporary differences 138 (2,176) (5,577)  – deferred tax relating to changes in tax rates (202) (249) (106) 2,094 357 (2,872) (b) Franked Investment Income Group Litigation Order The Group is the principal test claimant in an action in the United Kingdom against HM Revenue and Customs (HMRC) in the Franked Investment Income Group Litigation Order (FII GLO). There were 14 corporate groups in the FII GLO as at 31 December 2025. The case concerns the treatment for UK corporate tax purposes of profits earned overseas and distributed to the UK. The original claim was filed in 2003. The trial of the claim was split broadly into issues of liability and quantification. The main liability issues were heard by the High Court, Court of Appeal and Supreme Court in the UK and the European Court of Justice in the period to November 2012. The detailed technical issues of the quantification mechanics of the claim were heard by the High Court during May and June 2014 and the judgment handed down on 18 December 2014. The High Court determined that in respect of issues concerning the calculation of unlawfully charged corporation tax and advance corporation tax, the law of restitution including the defence on change of position and questions concerning the calculation of overpaid interest, the approach of the Group was broadly preferred. The conclusion reached by the High Court would, if upheld, produce an estimated receivable of £1.2 billion for the Group. Appeals on a majority of the issues were made to the Court of Appeal, which heard the arguments in June 2016. The Court of Appeal determined in November 2016 on the majority of issues that the conclusion reached by the High Court should be upheld. The Supreme Court gave permission for a number of issues to be appealed in two separate hearings. The first, in February 2020, concerned the time limit for bringing claims. In its application for permission HMRC sought to reverse established House of Lords’ authorities on which those earlier judgments were based. They were granted permission to do so by the Supreme Court who divided the appeal into two hearings, the first on the issue of time limits and the second on the issue of interest and related topics. In November 2020, the Supreme Court handed down its judgment on the first stage of that appeal. The Supreme Court agreed to overturn its existing case law partially but introduced a new test for determining whether claims of this type are in time. The case was then remitted to the High Court to apply that new test to the facts. The judgment from the second hearing was handed down in July 2021. Applying that judgment reduces the value of BAT's FII claim to approximately £0.3 billion, mainly as the result of the application of simple interest and the limitation to claims for advance corporation tax offset against lawful corporation tax charges, which is subject to the determination of the remitted timing issue by the High Court and any subsequent appeal. BAT’s claim currently comprises interest of £0.2 billion and tax of £0.1 billion. The High Court hearing on time limits was heard in late November 2023 with judgment handed down in February 2024. The High Court determined that claims should have been filed within 6 years of June 2000 meaning that BAT’s claims are in time. HMRC appealed the judgment, and the appeal was heard in the Court of Appeal in May 2025. The Court of Appeal handed down its judgment in October 2025 and dismissed HMRC’s appeal against the High Court’s judgment preserving the claims BAT made on a timely basis. HMRC sought permission from the Court of Appeal to appeal the limitation and a computational issue to the Supreme Court. The Court of Appeal refused permission to appeal on both issues after which HMRC sought permission to appeal directly from the Supreme Court. Whilst in January 2026 the Supreme Court refused permission to hear HMRC’s appeal on limitation, they are still considering HMRC's further application on the computational issue which could impact BAT’s claim. During 2015, HMRC paid to the Group a gross amount of £1,224 million in two separate payments. The payments made by HMRC have been made without any admission of liability and are subject to refund were HMRC to succeed on appeal. The second payment in November 2015 followed the introduction of a new 45% tax on the interest component of restitution claims against HMRC. HMRC held back £261 million from the second payment contending that it represents the new 45% tax on that payment, leading to total cash received by the Group of £963 million. Actions challenging the legality of the withholding of the 45% tax have been lodged by the Group. The First Tier Tribunal found in favour of HMRC in July 2017 and the Group’s appeal to the Upper Tribunal was heard in July 2018. In February 2025, the Group reached agreement with HMRC that the 45% tax should not apply to the reduced value of Group’s claim (£0.3 billion as mentioned above). This does not impact the repayment agreement referred to below, with the legal challenge on this issue now concluded. Due to the uncertainty of the amounts and eventual outcome, the Group has not recognised any impact in the Income Statement in the current or prior period. The receipt, net of the deduction by HMRC, is held within trade and other payables as disclosed in note 25. Any future recognition as income will be treated as an adjusting item, due to the size of the amount, with interest of £30 million for the 12 months to 31 December 2025 (2024: £61 million; 2023: £60 million) accruing on the balance, which was also treated as an adjusting item. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 278

The Group made interim repayments to HMRC of £479 million in 2025, following the agreement with HMRC to repay £0.8 billion (being the difference between the amounts received plus accrued interest and the amount determined in the July 2021 judgment (£0.3 billion)). The Group had previously made annual payments of £50 million in 2024, 2023 and 2022. The schedule for the remaining repayments is: – £222 million in 2026; and – £41 million in 2027. (c) Factors affecting the taxation charge The taxation charge differs from the standard rate of corporation tax in the UK of 25.0% for 2025, 25.0% for 2024 and 23.5% for 2023. The major causes of this difference are listed below: 2025 2024 2023 £m % £m % £m % Profit/(loss) before tax 9,859 3,538 (17,061) Less: share of post-tax results of associates and joint ventures (see note 9) (1,681) (1,900) (585) 8,178 1,638 (17,646) Tax at 25% (2024: 25.0%; 2023: 23.5%) on the above 2,044 25.0 410 25.0 (4,147) 23.5 Factors affecting the tax rate: Tax at standard rates other than UK corporation tax rate (109) (1.3) 395 24.1 619 (3.5) Other national tax charges 248 3.0 277 16.9 310 (1.8) Pillar Two income taxes 82 1.0 79 4.8 — — Permanent differences (127) (1.6) (71) (4.3) 845 (4.8) Overseas withholding taxes 182 2.2 168 10.3 179 (1.0) Double taxation relief on UK profits (38) (0.5) (30) (1.8) (46) 0.3 Unutilised/(utilised) tax losses (29) (0.4) 33 2.0 (15) 0.1 Adjustments in respect of prior periods (294) (3.5) 117 7.1 (13) 0.1 Deferred tax relating to changes in tax rates (202) (2.5) (249) (15.2) (106) 0.6 Additional net deferred tax charges/(credits) 337 4.2 (772) (47.1) (498) 2.8 2,094 25.6 357 21.8 (2,872) 16.3 Additional net deferred tax charges and adjustment in respect of prior periods reflect the adjustments arising from the upfront cash payment in relation to the Approved Plans in Canada described further in notes 24 and 31. Additional net deferred tax credits in 2024 mainly reflect the Canadian provincial tax consequences of the Proposed Plans in Canada, described further in notes 24 and 31. The Group's reported 2023 tax rate is significantly impacted by the impairment of intangible assets as described in note 12. – Permanent differences in 2023 consist mainly of the tax impact of the goodwill impairment (for which no tax relief is available). – Additional net deferred tax (credits)/charges in 2023 consist mainly of the U.S. state deferred tax impact of the trademark impairment (please see further in note 16). (d) Adjusting items included in taxation In 2025, adjusting items in taxation included a net credit of £104 million mainly relating to an additional tax charge pertaining to the Dutch litigation following the Court of Appeal judgment received in September 2025 (described further in note 31) offset by the revaluation of deferred tax liabilities arising on trademarks recognised in the Reynolds American acquisition due to changes in U.S. state effective tax rates and the partial release of a provision for tax exposure in Indonesia. In 2024, adjusting items in taxation included a net credit of £157 million mainly relating to Brazilian Federal Tax Authority challenges regarding the treatment of Rio de Janeiro VAT incentives (described further in note 31) and a provision for potential tax exposures in Indonesia, offset by the revaluation of deferred tax liabilities arising on trademarks recognised in the Reynolds American acquisition in 2017 due to changes in U.S. state tax rates and the reversal of a tax provision in Canada following a settlement agreement with local authorities. In 2023, adjusting items in taxation included a net credit of £73 million relating to the revaluation of deferred tax liabilities arising on trademarks recognised in the Reynolds American acquisition in 2017 due to changes in U.S. state tax rates, the reversal of provisions for Russia tax risks and a potential clawback of tax reliefs arising on the closure of the Group's factory in Switzerland offset by a provision for potential tax exposures in the Netherlands and the tax impact in Brazil of the legal case regarding Rio de Janeiro VAT incentives (described further in note 6(k)). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 279 (e) Tax on adjusting items In addition, the tax on adjusting items, separated between the different categories, as per note 11, amounted to £240 million (2024: £2,049 million; 2023: £5,415 million). The adjustment to the adjusted earnings per share (note 11) also includes £125 million (2024: £38 million; 2023: £1 million) in respect of the non-controlling interests’ share of the adjusting items net of tax. (f) Tax on items recognised directly in other comprehensive income 2025 £m 2024 £m 2023 £m Current tax (5) (6) (5) Deferred tax (8) (18) 12 (Charged)/credited to other comprehensive income (13) (24) 7 (g) Tax on items recognised directly in equity In relation to the perpetual hybrid bonds issued on 27 September 2021 (note 22(d)), tax relief of £14 million (2024: £14 million; 2023: £14 million) has been recognised, principally in relation to the coupon incurred. (h) Global minimum tax In December 2021, the OECD released model rules for a new global minimum corporate tax framework applicable to multinational enterprise groups with global revenues of over €750 million (Pillar Two rules). The UK substantively enacted legislation implementing these rules on 20 June 2023 and the rules apply to the Group as of 1 January 2024. The impact is shown in notes 10(a) and 10(c) above. The Group continues to review this legislation together with developing guidance. The Group is also monitoring the status of implementation of the Pillar Two rules outside of the UK to assess the potential impact. 11 Earnings per share Earnings used in the basic, diluted and headline earnings per share calculation represent the profit attributable to the ordinary equity shareholders after deducting amounts representing the coupon on perpetual hybrid bonds on a pro-rata basis regardless of whether or not coupons have been declared and paid in the period, as required by IAS 33 Earnings per Share. In addition, as explained in note 22(d), during 2025, the Group redeemed its €1 billion 3% perpetual hybrid bonds from the holders of the securities. As required by IAS 33, the loss on redemption is required to be deducted from Group earnings in the earnings per share calculation. The loss on redemption of these bonds includes a redemption premium net of tax of £2 million, issuance and discount costs capitalised in 2021 net of tax of £8 million, as well as £29 million in relation to the difference in spot rates between issuance and redemption. The latter component has been treated as an adjusting item for the purpose of calculating the Group’s adjusted earnings per share below. Below is a reconciliation of the earnings used to calculate earnings per share: 2025 £m 2024 £m 2023 £m Earnings/(loss) attributable to owners of the parent 7,764 3,068 (14,367) Coupon on perpetual hybrid bonds (64) (56) (59) Tax on coupon on perpetual hybrid bonds 16 14 14 Loss on redemption of perpetual hybrid bonds (39) — — Earnings/(loss) 7,677 3,026 (14,412) In 2023, the Group reported a loss for the year. Following the requirements of IAS 33 Earnings per Share, the impact of share options would be antidilutive and are excluded from the calculation of diluted earnings per share. Below is a reconciliation from basic to diluted earnings per share for 2025 and 2024: 2025 2024 2023 Earnings £m Weighted average number of shares m Earnings per share pence Earnings £m Weighted average number of shares m Earnings per share pence Loss £m Weighted average number of shares m Loss per share pence Basic earnings/(loss) per share (ordinary shares of 25p each) 7,677 2,187 351.0 3,026 2,214 136.7 (14,412) 2,229 (646.6) Share options — 12 (1.9) — 11 (0.7) — — — Diluted earnings/(loss) per share* 7,677 2,199 349.1 3,026 2,225 136.0 (14,412) 2,229 (646.6) Note: * In 2023, the Group reported a loss for the year. Following the requirements of IAS 33, the impact of share options would be antidilutive and is therefore excluded, for 2023, from the calculation of diluted earnings per share, calculated in accordance with IFRS. For remuneration purposes, and reflective of the Group's positive earnings on an adjusted basis, management included the dilutive effect of share options in calculating adjusted diluted earnings per share. There were 8 million share options on a weighted average basis in 2023. Adjusted earnings per share calculation Earnings have been affected by a number of adjusting items, which are described in notes 3 to 10. Adjusting items are significant items in the profit from operations, net finance costs, taxation and the Group’s share of the post-tax results of associates and joint ventures which individually or, if of a similar type, in aggregate, are relevant to an understanding of the Group’s underlying financial performance. In addition, in relation to the redemption of the Euro perpetual hybrid bonds, the impact of the difference in spot rates between issuance and redemption has been treated as an adjusting item. The Group believes that these items are useful to users of the Group financial statements in helping them to understand the underlying business performance. To illustrate the impact of these items, an adjusted earnings per share calculation is shown below. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 280 Basic 2025 2024 2023 Notes Earnings £m Earnings per share pence Earnings £m Earnings per share pence (Loss)/ earnings £m (Loss)/ Earnings per share pence Basic earnings/(loss) per share 7,677 351.0 3,026 136.7 (14,412) (646.6) Effect of amortisation and impairment of goodwill, trademarks and similar intangibles 4 1,861 85.2 2,318 104.7 27,816 1,247.9 Tax and non-controlling interests on amortisation and impairment of goodwill, trademarks and similar intangibles 10(e) (362) (16.6) (522) (23.6) (5,390) (241.8) Effect of impairment charges in respect of the Group's head office 4 — — 75 3.4 — — Tax on impairment charges in respect of the Group's head office 10(e) — — (10) (0.5) — — Effect of impairment charges in respect of the Group's operations in Cuba 4 — — 74 3.3 — — Non-controlling interests on impairment charges in respect of the Group's operations in Cuba 10(e) — — (38) (1.7) — — Effect of settlement of historical litigation in relation to the Fox River 5(d) — — (132) (6.0) — — Tax on settlement of historical litigation in relation to the Fox River 10(e) — — 22 1.0 — — Net effect of excise and VAT cases 5(c), 6(k) — — — — (167) (7.5) Tax on excise and VAT cases 10(e) — — — — 41 1.8 Effect of the changes in provision in relation to the Approved Plans in Canada and associated costs 6(c) (705) (32.1) 6,203 280.2 — — Tax on the changes in provision in relation to the Approved Plans in Canada and associated costs 10(e) 182 8.3 (1,644) (74.3) — — Effect of disposal of subsidiaries 6(f) — — — — 546 24.5 Effect of charges in respect of DOJ and OFAC investigations 6(h) — — 4 0.2 75 3.4 Effect of impairment of held-for-sale assets and associated costs 6(j) 235 10.7 — — — — Non-controlling interests on impairment of held-for-sale assets 10(e) (115) (5.3) — — — — Effect of planned disposal of subsidiaries 6(j) — — — — (195) (8.7) Effect of Romania and Brazil other taxes 6(k) (15) (0.7) 449 20.3 47 2.1 Tax on Romania and Brazil other taxes 10(e) 1 — (2) (0.1) (16) (0.7) Effect of restructuring costs 7 66 3.0 — — (2) (0.1) Tax and non-controlling interests on restructuring costs 10(e) (26) (1.2) — — (3) (0.1) Other adjusting items 3, 6(d),6(g),6(i) 133 6.1 163 7.4 96 4.3 Tax effect on other adjusting items 10(e) (19) (0.9) (44) (2.0) (22) (1.0) Effect of early repurchase of bonds 8(b) — — (590) (26.6) 29 1.3 Tax effect of early repurchase of bonds 10(e) — — 141 6.4 (8) (0.4) Effect of adjusting net finance costs 8(b) 170 7.8 99 4.5 67 3.0 Tax effect of adjusting net finance costs 10(e) (61) (2.8) (26) (1.2) (18) (0.8) Effect of gains related to the partial divestment of shares held in ITC 9(a) (898) (41.0) (1,361) (61.5) — — Capital gains tax and deferred tax associated with the partial divestment of shares held in ITC and hotels business demerger 10(e) 35 1.6 36 1.6 — — Effect of associates' adjusting items net of tax 9(a) (341) (15.6) (18) (0.8) (8) (0.4) Deferred tax relating to changes in tax rates 10(d) (203) (9.3) (267) (12.1) (97) (4.4) Adjusting items in tax 10(d) 99 4.5 110 5.0 24 1.2 Redemption of perpetual hybrid bond - difference in spot rates 22(d) 29 1.3 — — — — Adjusted earnings per share (basic) 7,743 354.0 8,066 364.3 8,403 377.0 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 281 Diluted 2025 2024 2023 Notes Earnings £m Earnings per share pence Earnings £m Earnings per share pence (Loss)/ earnings £m (Loss)/ Earnings per share pence Diluted earnings/(loss) per share 7,677 349.1 3,026 136.0 (14,412) (646.6) Effect of amortisation and impairment of goodwill, trademarks and similar intangibles 4 1,861 84.7 2,318 104.2 27,816 1,247.9 Tax and non-controlling interests on amortisation and impairment of goodwill, trademarks and similar intangibles 10(e) (362) (16.5) (522) (23.5) (5,390) (241.8) Effect of impairment charges in respect of the Group's head office 4 — — 75 3.4 — — Tax on impairment charges in respect of the Group's head office 10(e) — — (10) (0.5) — — Effect of impairment charges in respect of the Group's operations in Cuba 4 — — 74 3.3 — — Non-controlling interests on impairment charges in respect of the Group's operations in Cuba 10(e) — — (38) (1.7) — — Effect of settlement of historical litigation in relation to the Fox River 5(d) — — (132) (5.9) — — Tax on settlement of historical litigation in relation to the Fox River 10(e) — — 22 1.0 — — Net effect of excise and VAT cases 5(c), 6(k) — — — — (167) (7.5) Tax on excise and VAT cases 10(e) — — — — 41 1.8 Effect of the changes in provision in relation to the Approved Plans in Canada and associated costs 6(c) (705) (32.0) 6,203 278.9 — — Tax on the changes in provision in relation to the Approved Plans in Canada and associated costs 10(e) 182 8.3 (1,644) (73.9) — — Effect of disposal of subsidiaries 6(f) — — — — 546 24.5 Effect of charges in respect of DOJ and OFAC investigations 6(h) — — 4 0.2 75 3.4 Effect of impairment of held-for-sale assets and associated costs 6(j) 235 10.7 — — — — Non-controlling interests on impairment of held-for-sale assets 10(e) (115) (5.2) — — — — Effect of planned disposal of subsidiaries 6(j) — — — — (195) (8.7) Effect of Romania and Brazil other taxes 6(k) (15) (0.7) 449 20.2 47 2.1 Tax on Romania and Brazil other taxes 10(e) 1 — (2) (0.1) (16) (0.7) Effect of restructuring costs 7 66 3.0 — — (2) (0.1) Tax and non-controlling interests on restructuring costs 10(e) (26) (1.2) — — (3) (0.1) Other adjusting items 3, 6(d)6(g),6(i) 133 6.0 163 7.3 96 4.3 Tax effect on other adjusting items 10(e) (19) (0.9) (44) (2.0) (22) (1.0) Effect of early repurchase of bonds 8(b) — — (590) (26.5) 29 1.3 Tax effect of early repurchase of bonds 10(e) — — 141 6.3 (8) (0.4) Effect of adjusting net finance costs 8(b) 170 7.7 99 4.4 67 3.0 Tax effect of adjusting net finance costs 10(e) (61) (2.8) (26) (1.2) (18) (0.8) Effect of gains related to the partial divestment of shares held in ITC 9(a) (898) (40.8) (1,361) (61.1) — — Capital gains tax and deferred tax associated with the partial divestment of shares held in ITC and hotels business demerger 10(e) 35 1.6 36 1.6 — — Effect of associates' adjusting items net of tax 9(a) (341) (15.5) (18) (0.8) (8) (0.4) Deferred tax relating to changes in tax rates 10(d) (203) (9.2) (267) (12.0) (97) (4.4) Adjusting items in tax 10(d) 99 4.5 110 4.9 24 1.2 Redemption of perpetual hybrid bond - difference in spot rates 22(d) 29 1.3 — — — — Impact of dilution* (1.4) Adjusted diluted earnings per share 7,743 352.1 8,066 362.5 8,403 375.6 Note:* In 2023, the Group reported a loss for the year. Following the requirements of IAS 33, the impact of share options would be antidilutive and is therefore excluded, for 2023, from the calculation of diluted earnings per share, calculated in accordance with IFRS. For remuneration purposes, and reflective of the Group's positive earnings on an adjusted basis, management included the dilutive effect of share options in calculating adjusted diluted earnings per share. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 282

Headline earnings per share as required by the JSE Limited The presentation of headline earnings per share, as an alternative measure of earnings per share, is mandated under the JSE Listing Requirements. It is calculated in accordance with Circular 1/2023 ‘Headline Earnings’, as issued by the South African Institute of Chartered Accountants. Basic 2025 2024 2023 Earnings £m Earnings per share pence Earnings £m Earnings per share pence (Loss)/ earnings £m (Loss)/ Earnings per share pence Basic earnings per share 7,677 351.0 3,026 136.7 (14,412) (646.6) Effect of impairment of intangibles, property, plant and equipment, associates and assets held-for-sale 320 14.6 875 39.5 27,800 1,247.2 Tax and non-controlling interests on intangibles, property, plant and equipment, associates and assets held-for-sale (22) (1.0) (203) (9.2) (5,430) (243.6) Effect of gains on disposal of property, plant and equipment, trademarks, held-for-sale assets, partial/full termination of IFRS 16 leases, and sale and leaseback (93) (4.3) (129) (5.8) (125) (5.6) Tax and non-controlling interests on disposal of property, plant and equipment, held-for-sale assets, partial/full termination of IFRS 16 leases, and sale and leaseback 6 0.3 32 1.4 27 1.2 Effect of losses on disposal of businesses, non-current investments and brands 2 0.1 — — — — Effect of impairment of subsidiaries transferred to held-for- sale and associated costs 235 10.8 — — (203) (9.1) Non-controlling interests on impairment of subsidiaries and associated costs (115) (5.3) — — — — Effect of foreign exchange reclassification from reserves to the income statement - Subsidiaries (1) — — — 552 24.8 - Associates — — — — — — Issue of shares and change in shareholding of an associate (5) (0.2) (18) (0.8) (40) (1.8) Gain on partial disposal of an associate and associated capital gains tax, including foreign exchange reclassified (835) (38.2) (1,307) (59.0) — — Headline earnings per share (basic) 7,169 327.8 2,276 102.8 8,169 366.5 Diluted 2025 2024 2023 Earnings £m Earnings per share pence Earnings £m Earnings per share pence (Loss)/ earnings £m (Loss)/ Earnings per share pence Diluted earnings per share 7,677 349.1 3,026 136.0 (14,412) (646.6) Effect of impairment of intangibles, property, plant and equipment, associates and assets held-for-sale 320 14.5 875 39.3 27,800 1,247.2 Tax and non-controlling interests on intangibles, property, plant and equipment, associates and assets held-for-sale (22) (1.0) (203) (9.1) (5,430) (243.6) Effect of gains on disposal of property, plant and equipment, trademarks, held-for-sale assets, partial/full termination of IFRS 16 leases, and sale and leaseback (93) (4.2) (129) (5.8) (125) (5.6) Tax and non-controlling interests on disposal of property, plant and equipment, held-for-sale assets, partial/full termination of IFRS 16 leases, and sale and leaseback 6 0.3 32 1.4 27 1.2 Effect of losses on disposal of businesses, non-current investments and brands 2 0.1 — — — — Effect of impairment of subsidiaries transferred to held-for- sale and associated costs 235 10.6 — — (203) (9.1) Non-controlling interests on impairment of subsidiaries and associated costs (115) (5.2) — — — — Effect of foreign exchange reclassification from reserves to the income statement - Subsidiaries (1) — — — 552 24.8 - Associates — — — — — — Issue of shares and change in shareholding of an associate (5) (0.2) (18) (0.8) (40) (1.8) Gain on partial disposal of an associate and associated capital gains tax, including foreign exchange reclassified (835) (38.0) (1,307) (58.7) — — Headline earnings per share (diluted) 7,169 326.0 2,276 102.3 8,169 366.5 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 283 12 Intangible assets (a) Overview of intangible assets 2025 Trademarks and similar intangibles £m Goodwill £m Computer software £m Assets in the course of development £m Total £m 1 January Cost 80,277 46,169 1,299 165 127,910 Accumulated amortisation and impairment (27,564) (5,040) (1,029) (1) (33,634) Net book value at 1 January 52,713 41,129 270 164 94,276 Differences on exchange (3,592) (1,935) (2) — (5,529) Additions – internal development — — — 92 92 – acquisitions (note 27) 8 — — — 8 – separately acquired 35 — — 55 90 Reallocations 61 — 127 (188) — Amortisation charge (1,605) — (119) — (1,724) Impairment (5) (277) 3 — (279) 31 December Cost 74,813 43,936 1,417 124 120,290 Accumulated amortisation and impairment (27,198) (5,019) (1,138) (1) (33,356) Net book value at 31 December 47,615 38,917 279 123 86,934 2024 Trademarks and similar intangibles £m Goodwill £m Computer software £m Assets in the course of development £m Total £m 1 January Cost 78,848 46,021 1,408 110 126,387 Accumulated amortisation and impairment (24,847) (4,930) (1,048) — (30,825) Net book value at 1 January 54,001 41,091 360 110 95,562 Differences on exchange 915 77 (1) (1) 990 Additions – internal development — — — 80 80 – separately acquired 95 — — 15 110 Reallocations — — 40 (40) — Amortisation charge (1,652) — (120) — (1,772) Impairment (646) (39) (9) — (694) 31 December Cost 80,277 46,169 1,299 165 127,910 Accumulated amortisation and impairment (27,564) (5,040) (1,029) (1) (33,634) Net book value at 31 December 52,713 41,129 270 164 94,276 (b) Goodwill Goodwill of £38,917 million (2024: £41,129 million) is included in intangible assets in the balance sheet, of which the following are the significant acquisitions: Reynolds American £29,322 million (2024: £31,491 million); Rothmans Group £4,208 million (2024: £4,091 million); Imperial Tobacco Canada £1,994 million (2024: £2,229 million); ETI (Italy) £1,438 million (2024: £1,363 million) and ST (principally Scandinavia) £1,080 million (2024: £1,024 million). The principal allocations of goodwill in the Rothmans acquisition are to the cash- generating units of Europe and South Africa, with the remainder relating to operations in APMEA. During 2025, there was £277 million goodwill impairment (2024: £39 million) as explained in note 12(e)(v) and 12(e)(vii) below. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 284 (c) Trademarks and similar intangibles Trademarks and similar intangibles with indefinite lives The net book value of trademarks and similar intangibles with indefinite lives is £8,728 million (2024: £9,832 million) and relates to the acquisition of Reynolds American. Following the redesignation of Newport, Camel, Natural American Spirit and Pall Mall as definite-lived from 1 January 2024, and Camel Snus from 1 January 2025, the remaining indefinite-lived brand is Grizzly. The Grizzly trademark is a key focus brand within the U.S. oral business, with products in both the Traditional and Modern Oral categories, and receives significant support in the form of dedicated internal resources, forecasting and, where appropriate, marketing investment. The Grizzly trademark has significant market share and positive cash flow expectations. There are no regulatory or contractual restrictions on the use of the trademark, and there are no plans by management to significantly redirect resources elsewhere. Trademarks and similar intangibles with definite lives The majority of trademarks and similar intangibles with definite lives relate to trademarks acquired in previous years. These trademarks are amortised on a straight-line basis over their expected useful lives, which do not exceed 30 years. Included in the net book value of trademarks and similar intangibles with definite lives are trademarks relating to the acquisition of Reynolds American totalling £38,590 million (2024: £42,605 million) including Camel Snus which was redesignated as definite-lived from 1 January 2025 (2024: indefinite-lived) with an estimated life of 20 years. These trademarks are part of the Group’s Strategic Portfolio of key brands and form the core focus of the U.S. combustibles business. These trademarks receive significant support in the form of dedicated internal resources, forecasting and, where appropriate, marketing investment and have significant market share and positive cash flow expectations. There are no regulatory or contractual restrictions on the use of the trademarks, and there are no plans by management to significantly redirect resources elsewhere. The below table shows the change in carrying value for the key definite-lived brands relating to the acquisition of Reynolds American. Carrying amount 1 January £m Differences on exchange £m Amortisation Charge £m Carrying amount 31 December £m Definite-lived intangibles Newport 20,421 (1,393) (669) 18,359 Camel 7,696 (525) (252) 6,919 Pall Mall 2,522 (171) (126) 2,225 Natural American Spirit 10,272 (702) (336) 9,234 Other 2,153 (145) (155) 1,853 Total 43,064 (2,936) (1,538) 38,590 (d) Computer software and assets in the course of development Included in computer software and assets in the course of development are internally developed assets with a carrying value of £374 million (2024: £398 million). The costs of internally developed assets include capitalised expenses of employees working full time on software development projects, third-party consultants and software licence fees from third-party suppliers. The Group has £6 million of future contractual commitments (2024: £5 million) related to intangible assets. (e) Impairment testing (i) Overview a. Estimation uncertainty As described in note 1, the critical accounting estimates used in the preparation of the consolidated financial statements include the review of asset values, especially indefinite-lived assets such as goodwill and certain definite-lived and indefinite-lived trademarks and similar intangibles. There is significant judgement with regard to assumptions and estimates involved in the forecasting of future cash flows, which form the basis of the assessment of the recoverability of these assets, with the effect that the value-in-use and fair value calculations incorporate estimation uncertainty, particularly for certain assets held in relation to the U.S. market. b. Impact of climate change The impact of climate change has been considered in preparation of the financial statements. For impairment testing and valuation purposes, the Group have included certain climate-related costs within the discounted cash flow forecast for impairment assessment. The Group also completed scenario analyses of the potential impact of climate change-related risks. This sensitised discounted cash flow included chronic risks within the future cash flows and resulted in no material adverse impact to the impairment assessment. (ii) Impairment testing - Trademarks and similar intangibles with indefinite lives (brands) The trademarks and similar intangibles with indefinite lives (brands) have been tested for impairment with recoverable amounts estimated on the basis of fair value less cost of disposal and classified as level 3 within the fair value hierarchy. The fair value calculation uses cash flows based on detailed brand budgets prepared by management using projected sales volumes and pricing (net revenue) and projected brand profitability covering a five-year horizon and, thereafter, grown into perpetuity. A tax amortisation benefit factor is then applied to incorporate the additional value a market participant would derive in an asset acquisition scenario. Corporate costs are allocated to the brand budgets based on either specific allocation, where appropriate, or based on revenue. The discount rate and terminal value growth rate applied to the brand fair value calculation have been determined by local management based on experience, specific market and brand trends and pricing and cost expectations. As the trademarks and similar intangibles with indefinite lives relate to the acquisition of Reynolds American, the brand budgets used in the fair value calculations have also been incorporated into the budget information used in the impairment testing of Reynolds American goodwill. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 285 The below table indicates the key assumptions used in assessing the indefinite-lived brands for impairment. 2025 2024 Carrying amount £m Volume 5 Year CAGR* Pre-tax discount rate % Carrying amount £m Volume 5 Year CAGR Pre-tax discount rate % Indefinite-lived intangibles Grizzly 8,728 5.0% 7.3 9,373 7.6% 7.6 Total 8,728 9,832 Note: * Volume five-year CAGR is calculated by reference to the first five years annual volumes in the fair value less cost of disposal model against the 2025 baseline. Refer to note 12(e)(vi) for more details on impairment testing. (iii) Impairment testing - Trademarks and similar intangibles with definite lives (brands) Whilst no impairment triggers were identified, as noted in note 12(e)(vi), the cash flow forecasts for the definite-lived brands have been incorporated in the impairment test for the goodwill associated with the Reynolds cash-generating unit (CGU). These brands have therefore been tested for impairment with recoverable amounts estimated on the basis of fair value less cost of disposal and classified as level 3 within the fair value hierarchy. The fair value calculations use cash flows based on detailed brand budgets prepared by management using projected sales volumes and pricing (net revenue) and projected brand profitability covering a five-year horizon. Thereafter volume decline, pricing and margin assumptions are extrapolated over the remaining useful life. A tax amortisation benefit factor is then applied to incorporate the additional value a market participant would derive in an asset acquisition scenario. Corporate costs are allocated to the brand budgets based on either specific allocations, where appropriate, or based on revenue. The discount rates applied to the definite-lived brand fair value calculations have been determined by local management based on experience, specific market and brand trends and pricing and cost expectations. The below table indicates the key assumptions used in assessing the key definite-lived brands for impairment. 2025 2024 Carrying amount £m Volume 5 Year CAGR* Pre-tax discount rate % Carrying amount £m Volume 5 Year CAGR Pre-tax discount rate % Definite-lived intangibles Newport 18,359 (11.3) % 8.6 20,421 (12.5) % 8.6 Camel 6,919 (11.9) % 8.3 7,696 (12.6) % 8.6 Pall Mall 2,225 4.7% 8.4 2,522 (3.0) % 8.8 Natural American Spirit 9,234 (7.8) % 7.8 10,272 (8.1) % 7.9 Total 36,737 40,911 Note: * Volume five-year CAGR is calculated by reference to the first five years’ annual volumes used in the discounted cash flow model against the 2025 baseline. The above table indicates a marginal increase in volume five-year CAGR compared to the 2024 assessment, except for Pall Mall which sees a greater improvement due to increased promotional support and growth within the branded value segment. Refer to note 12(e)(vi) for more details on impairment testing in respect of these brands. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 286

(iv) Cash generating units and information on goodwill impairment testing In 2025, goodwill was allocated for impairment testing purposes to 17 (2024: 17) individual CGUs – one in the U.S. (2024: one), nine in AME (2024: nine) and seven in APMEA (2024: seven). For the purpose of impairment testing, goodwill has been attributed to the following CGUs: 2025 2024 Carrying amount £m Pre-tax discount rate % Carrying amount £m Pre-tax discount rate % Cash-generating unit Reynolds American 29,322 8.5 31,491 9.0 Europe 5,632 6.6 5,358 6.7 Canada 1,994 11.4 2,229 9.8 Australia 664 11.8 662 7.9 South Africa 197 8.7 186 10.7 Singapore 371 6.7 376 8.4 GTR 246 9.2 249 7.1 Malaysia 170 10.1 187 10.6 Peru — N/A 74 8.7 Other 321 8.1 317 8.4 Total 38,917 41,129 Included within ‘Other’ above is goodwill arising on various acquisitions that have been allocated to eight CGUs which are, individually, insignificant. The pre-tax discount rate represents the weighted average pre-tax discount rate. During 2025, the Group recognised a total impairment charge to goodwill of £277 million (2024: £39 million) of which £72 million (2024: nil) is in respect of Peru, £21 million (2024: £39 million) is in respect of Malaysia and £184 million (2024: nil) is in respect of Canada. For more details, see notes 12(e)(v), 12(e)(vi) and 12(e)(vii) respectively. The recoverable amounts of all CGUs have been determined on a value-in-use basis. The key assumptions for the recoverable amounts of all units are the projected sales volumes and pricing (net revenues) and terminal value growth rates, which directly impact the cash flows, and the discount rates used in the calculation. The terminal value growth rate is used purely for the impairment testing of goodwill under IAS 36 Impairment of Assets and does not reflect long-term planning assumptions used by the Group for investment proposals or for any other assessments. A post-tax discount rate is applied in the impairment testing, determined using an appropriate valuation methodology that incorporates both internal data and externally sourced market information. This applies to all CGUs with the exception of Reynolds American, for which the discount rate is independently determined based on a weighted average cost of capital in respect of the U.S. and U.S. market-related premiums. A similar approach in respect of the discount rate has been applied for the impairment testing of the trademarks and similar intangibles. Valuations derived from applying post-tax discount rates to post-tax cash flows are aligned to those that would arise from applying pre-tax discount rates to pre-tax cash flows. The terminal value growth rates and discount rates have been applied to the budgeted cash flows of each CGU. These cash flows have been determined by local management based on experience, specific market and brand trends, as well as pricing and cost expectations. These have been endorsed by Group management as part of the consolidated Group’s approved budget. (v) Impairment testing – Goodwill (excluding Reynolds American and Canada) The value-in-use calculations use cash flows based on detailed financial budgets prepared by management covering a one-year period extrapolated over a 10-year horizon with growth of 3% (2024: 3%) in years two to ten, after which a growth rate of 1% (2024: 1%) has been assumed as the long-term volume decline is more than offset by pricing to drive revenue growth. A 10-year horizon is considered appropriate based on the Group’s history of profit and cash growth, its well-balanced portfolio of brands and the industry in which it operates. For the Peru CGU, as a result of ongoing difficult trading conditions, an impairment trigger was identified at the half year and a full impairment review was undertaken. The value-in-use calculation reflects the short- to medium-term plans spanning a period of five years after which a terminal value growth rate of -4% has been assumed. As a result of the review, the goodwill associated with the CGU was impaired in full with a charge of £72 million (2024: nil) being recognised. For the Malaysia CGU, as a result of regulatory and macro-economic conditions, the above assumptions were amended to reflect the short- to medium-term plans spanning a period of five years after which a terminal value growth rate of -1.4% has been assumed. The Malaysian government announced new regulations under the Control of Smoking Products for Public Health Act 2024, which came into effect in 2025 and has impacted the sale of tobacco and vapour products. As a result of the impact of the new regulations, the Group exited the vapour market in Malaysia and, as a result, goodwill associated with the Malaysia CGU has been impaired by £21 million (2024: £39 million). The carrying amount indicated in the table above in note 12(e)(iv) reflects the recoverable amount of the CGU, being its value-in-use. For the Australia CGU, as a result of regulatory and macro-economic conditions, the above assumptions were amended to reflect the short- to medium-term plans spanning a period of five years after which a terminal value growth rate of -0.8% has been assumed. For 2025, the discount rate disclosed in the table above is a weighted average rate applied across the different components that form the Australian CGU. Following the application of a reasonable range of sensitivities to all CGUs, there was no reasonably possible scenario identified that would lead to a potential impairment charge. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 287 (vi) Impairment testing – Reynolds American Goodwill and the brand intangibles relating to Reynolds American Subsequent to the FDA announcement on 28 April 2022 of a proposed product standard to prohibit menthol as a characterising flavour in cigarettes, the FDA formally submitted the final product standard to the Office of Management and Budget on 18 October 2023. Following delays, in January 2025, the new Trump Administration withdrew the rule from the Office of Management and Budget. The Spring 2025 Unified Agenda was released on 4 September 2025 wherein the menthol ban rule was no longer listed on the Long-Term Actions list and was instead designated as “withdrawn”. On 21 June 2022, the FDA announced plans to develop a proposed product standard that would establish a maximum nicotine level in cigarettes and certain other combustible tobacco products to reduce addictiveness. On 15 January 2025, in the final days of the outgoing Biden Administration, the FDA issued a proposed product standard whereby the agency would limit nicotine levels in cigarettes following a two-year effective date from publication of any final rule. However, on 20 January 2025, President Trump issued a memorandum entitled ‘Regulatory Freeze Pending Review’ which froze all rules and proposed rules pending review by the new Administration. The Spring 2025 Unified Agenda was released on 4 September 2025. The rule was no longer listed on the Long-Term Actions list and was instead designated as “withdrawn”. It is management’s view that neither rule will be advanced during the Trump Administration ending in 2029, though the risk remains that a future administration may do so. However, given the extensive rule making process, it would be unlikely that a rule would be implemented within the five year discrete forecast period used for impairment testing. Management notes that the timetable for and likelihood of any product standard in respect of either menthol as a characterising flavour or nicotine levels in cigarettes remains uncertain. It is also noted that the Group has a long-standing track record of managing regulatory shifts and, in the event of regulatory change, the Group remains confident in its ability to navigate that environment successfully. Noting the above, for the intangibles impairment assessment, neither a federal menthol ban nor any rule limiting nicotine levels in cigarettes was assumed in the cash flow forecast used as the basis for the valuations performed. The value-in-use calculation for the total U.S. CGU and the fair value calculations for the brand intangibles have been determined based on a single cash flow forecast. This is a change from the approach in 2022, 2023 and 2024 whereby the value-in-use calculation for the total U.S. CGU and the fair value calculations for the brand intangibles were determined based on probability weighted scenarios, incorporating various assumptions on the potential timing for a final product standard to prohibit menthol as a characterising flavour in cigarettes becoming effective, to derive a risk-adjusted cash flow forecast applied within the valuations. The cash flow forecast for the remaining indefinite-lived brand Grizzly, as mentioned in note 12(e)(ii) above, has been incorporated in the cash flow forecast used in the Reynolds American goodwill model. Similarly, the model also incorporates a five-year cash flow forecast for the definite-lived brands, based on detailed brand budgets prepared by management using projected sales volumes and pricing (net revenue) and projected brand profitability. After this forecast, a terminal value growth rate of 1.0% (2024: 1.0%) has been assumed for the Reynolds American cash-generating unit. For the Grizzly brand impairment test, a terminal value growth rate of 1.0% (2024: 1.0%) is also applied. Following an update of the recoverable amount based on the fair value less cost of disposal for Grizzly, management concluded that the carrying value of the brand is supported by cash flows generated by the combined Traditional Oral and Grizzly Modern Oral product portfolio. There is significant judgement with regard to assumptions and estimates involved in the forecasting of future cash flows, which form the basis of the fair value calculation, and this is particularly true given the launch of the Grizzly Modern Oral product in 2024. A detailed external study was commissioned in 2023 and updated in 2024 and 2025 to assist management with an independent view of the potential impacts on volume forecasts of cross-category use of Modern Oral products by Traditional Oral consumers to inform our forecast for the evolution of industry volumes for both Traditional Oral and Modern Oral and the potential share of market for the latter that a Grizzly product offering can achieve. As explained in note 12(e)(iii), the impairment test calculations for Newport, Camel, Pall Mall and Natural American Spirit use cash flows based on detailed brand budgets prepared by management over a five-year horizon after which volume decline, pricing and margin assumptions are extrapolated over the remaining useful life. The excess of recoverable amount over the carrying value (headroom) of the Reynolds American cash-generating unit and the Newport, Camel, Pall Mall, Natural American Spirit and Grizzly brand intangibles would be reduced to nil if the following individual changes were made to the key assumptions used in the impairment model. Reynolds American goodwill Newport Camel Pall Mall Natural American Spirit Grizzly Current headroom £m 42,241 1,676 2,724 2,399 544 773 Assumptions: Decrease in volume year-on-year in the discrete period by an additional * % (0.9) (3.6) (9.6) (0.5) (1.6) Increase in pre-tax discount rate by % 4.1 1.4 5.9 16.6 0.7 0.5 Decrease in terminal value growth rate by** % (4.3) (0.6) Notes: * Brand Intangibles only. Volume sensitivity results in a proportional reduction in both net revenue and direct costs with no impact to operating margin %. Fixed overhead cost allocations remain flat. This demonstrates a year-on-year decrease in operating cash flow for the discrete forecast years for Grizzly and the remaining useful lives for other definite-lived trademarks. Before sensitising, the CAGRs over the remaining useful lives following the discrete period are as follows – Newport: -10.9%, Camel: -10.7%, Pall Mall: -15.7% and Natural American Spirit: -7.6%. ** Goodwill and Grizzly indefinite-lived brand intangible only. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 288 (vii) Impairment testing – Canada Goodwill relating to Imperial Tobacco Canada Ltd (ITCAN) In March 2019, ITCAN obtained an Initial Order from the Ontario Superior Court of Justice granting it protection under the Companies’ Creditors Arrangement Act (CCAA). Under a confidential court supervised mediation process, ITCAN began the process of negotiating a possible settlement of all of its outstanding tobacco litigation in Canada while continuing to run its business in the normal course. On 17 October 2024, the court-appointed mediator and monitor filed a proposed plan of compromise and arrangement in the Ontario Superior Court of Justice. Substantially similar proposed plans were also filed for RBH and JTIM (collectively, the Proposed Plans). Under the Proposed Plans, ITCAN, RBH and JTIM (the Companies) would pay an aggregate settlement amount of CAD$32.5 billion (£17.6 billion at 31 December 2025) (the Global Settlement Amount). This amount would be funded by: – an upfront payment equal to all the Companies' cash and cash equivalents on hand (including investments held at fair value) plus certain court deposits (subject to an aggregate industry holdback of CAD$750 million (£407 million)) plus 85% of any cash tax refunds that may be received by the Companies on account of the upfront payments; and – annual payments based on a percentage (initially 85%, reducing over time) of each of the Companies’ net income after taxes, based on amounts generated from all sources, excluding New Categories, until the aggregate settlement amount is paid. The performance of ITCAN’s New Categories (including vapour products and nicotine pouches) is not included in the basis for calculating the annual payments. On 31 October 2024, the court granted the Claims Procedure Orders and Meeting Orders. In accordance with the Meeting Order, a creditors' meeting was held on 12 December 2024 and the Proposed Plans were approved by the requisite majorities of the creditors. A sanction hearing took place between 29-31 January 2025. During the sanction hearing, the court was asked to sanction the Proposed Plans. Motions for orders to amend elements of the Proposed Plans were presented on 27 February 2025. The requested amendments to the Proposed Plans resulted in allocating the cash holdback of CAD$750 million (£407 million at 31 December 2025 rate of exchange) from the upfront payment to RBH. On 3 March 2025, the court approved that the Proposed Plans be amended accordingly (the Amended Plans). On 6 March 2025, the court sanctioned the Amended Plans, herein referred to as the Approved Plans. In this sanction order, the court also extended the Stays of litigation up to the implementation date of the Approved Plans. On 29 August 2025 following completion of a number of administrative steps, the Approved Plans were implemented and ITCAN exited the CCAA process. In the second half of 2025, the anticipated upfront payment was paid into the Global Settlement Trust Account as the Upfront Cash Contribution of the Global Settlement Amount. Refer to the ‘Upfront payment’ section in note 24 for more details. The Approved Plan for ITCAN resolves all Canadian tobacco litigation and provides a full and comprehensive release to ITCAN, BAT p.l.c. and all related companies for all past, present and future tobacco claims in Canada. The value-in-use calculation for the Canada CGU has been prepared based on a five-year cash flow forecast, after which a terminal value rate of decline of 3.65% (2024: decline of 3.65%) on the underlying business is assumed. In line with the requirements of IAS 36, the value- in-use derived from the forecast cash flows has been adjusted to include the book value of the provision recognised in respect of the Approved Plans and the liability is included within the carrying value of the Canada CGU for the purposes of the impairment test. A pre-tax discount rate of 11.4% (2024: 9.8%) has been assumed. Further details on the provision for the liability associated with the Approved Plans and the discount rate applied to such provision, which differs to that applied for the impairment assessment, can be found in note 24. As a result of a rebasing of forecasts reflecting the current difficult trading environment, an impairment charge of £184 million has been recognised in respect of goodwill associated with the Canada CGU. The remaining carrying value, as disclosed in note 12(e)(iv), reflects the recoverable amount, being the value-in-use of the CGU. The table below indicates the additional amount of impairment that would be required if the following individual changes were made to key assumptions within the value-in-use model. Additional impairment £m Assumptions Decrease in volume by 3% year-on-year* (355) Decrease in five-year pricing CAGR by additional 1% (110) Increase in pre-tax discount rate by 100 bps (116) Note: * Volume sensitivity results in a proportional reduction in both net revenue and direct costs with no impact to other operating costs which remain flat. This demonstrates a year-on-year decrease in operating cash flow for the forecast years. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 289 13 Property, plant and equipment (a) Overview of property, plant and equipment, including right-of-use assets 2025 Freehold property £m Leasehold property £m Plant, equipment and other owned £m Plant, equipment and other leased £m Assets in the course of construction £m Total £m 1 January Cost 1,360 888 5,566 437 601 8,852 Accumulated depreciation and impairment (493) (431) (3,293) (256) (4,473) Net book value at 1 January 867 457 2,273 181 601 4,379 Differences on exchange 1 3 (17) (5) 5 (13) Additions – right-of-use assets — 60 — 77 — 137 – separately acquired — — 17 — 543 560 Reallocations 51 28 431 (3) (507) — Depreciation (36) (96) (307) (82) — (521) Impairment (1) (11) (33) — 10 (35) Right-of-use assets − reassessments, — (2) — (3) — (5) Disposals (3) (2) (10) (1) — (16) Net reclassifications as held-for-sale — (1) — — (2) (3) 31 December Cost 1,402 883 5,909 432 650 9,276 Accumulated depreciation and impairment (523) (447) (3,555) (268) (4,793) Net book value at 31 December 879 436 2,354 164 650 4,483 2024 Freehold property £m Leasehold property £m Plant, equipment and other owned £m Plant, equipment and other leased £m Assets in the course of construction £m Total £m 1 January Cost 1,418 895 5,702 375 654 9,044 Accumulated depreciation and impairment (437) (443) (3,360) (221) (4,461) Net book value at 1 January 981 452 2,342 154 654 4,583 Differences on exchange (29) (26) (139) (4) (37) (235) Additions – right-of-use assets — 152 — 105 — 257 – separately acquired — — 23 — 469 492 Reallocations 87 13 385 — (485) — Depreciation (35) (97) (291) (74) — (497) Impairment (89) (41) (41) (2) — (173) Right-of-use assets − reassessments, — 8 — 2 — 10 Disposals (48) (3) (6) — — (57) Net reclassifications as held-for-sale — (1) — — — (1) 31 December Cost 1,360 888 5,566 437 601 8,852 Accumulated depreciation and impairment (493) (431) (3,293) (256) (4,473) Net book value at 31 December 867 457 2,273 181 601 4,379 Refer to notes 4 and 7 for more information on property, plant and equipment impairments, except for assets in the course of construction. Included in additions in 2025 is an amount of £8 million (2024: £30 million) related to sustainability as explained in note 33. Also in 2025, an impairment of £12 million for some assets in the course of construction was reversed as a use for these assets could be found elsewhere. The £3 million of assets classified as held-for-sale in 2025 relates to Brascuba, as discussed in note 27(d)(i). As discussed in note 5(b), in 2024, the Group completed certain sale and leaseback transactions. The cash flow effect of these transactions was £37 million. The Group has £72 million of future contractual commitments (2024: £67 million) related to property, plant and equipment. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 290

(b) Right-of-use assets In accordance with IFRS 16 Leases, the right-of-use assets related to leased properties have been included in the asset class ‘Leasehold Property’ (note 13(c)) and other right-of-use assets have been reported under ‘Plant, equipment and other leased’. The Group leases various offices, warehouses, retail spaces, equipment and vehicles through its subsidiaries across the globe. Arrangements are entered into in the ordinary course of business, and lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions reflecting local commercial practice. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used as security for borrowing purposes. Assets representing ‘plant, equipment and other leased’ relate to leases of various assets including industrial equipment and distribution vehicles in Brazil, Canada, China, Italy, Mexico, Pakistan, Romania, the UK, the U.S. and other countries. (c) Leasehold property As of 31 December 2025, the Group holds £111 million (2024: £95 million) of leasehold properties acquired and another £325 million (2024: £362 million) of right-of-use leased properties. Assets representing ‘leasehold property’ relate to leases in respect of offices, retail space, warehouses and manufacturing facilities occupied by Group subsidiaries and include property leases with lease terms of more than five years in Bangladesh, Brazil, China, Germany, Italy, Nigeria, Pakistan, Singapore, the U.S. and Vietnam, amongst other countries. In addition, capitalised expenditure representing leasehold improvements is included in this asset class. 2025 £m 2024 £m Leasehold land and property comprises – net book value of long leasehold 21 22 – net book value of short leasehold 415 435 436 457 2025 Leasehold property net book value movements for the year ended 31 December 2025 Net book value at 1 January £m Differences on exchange £m Depreciation and impairment £m Other net movements* £m Net book value at 31 December £m – Property acquired (IAS 16) 95 7 (14) 23 111 – Right-of-use properties (IFRS 16) 362 (4) (93) 60 325 457 3 (107) 83 436 2024 Leasehold property net book value movements for the year ended 31 December 2024 Net book value at 1 January £m Differences on exchange £m Depreciation and impairment £m Other net movements* £m Net book value at 31 December £m – Property acquired (IAS 16) 147 (7) (50) 5 95 – Right-of-use properties (IFRS 16) 305 (19) (88) 164 362 452 (26) (138) 169 457 Note: * Property acquired (IAS 16 Property, plant and equipment) other net movements for leasehold improvements represent additions (directly acquired and/or transferred from assets in the course of construction) net of disposals, whereas other net movements for right-of-use properties (IFRS 16) relate to new leases net of reassessments, modifications and terminations as reported in the Property, plant and equipment movement table in note 13(a). (d) Freehold property As of 31 December 2025, the Group owns freehold property amounting to £879 million (2024: £867 million), representing factories, warehouses and office buildings, together with adjoining land, mainly in the U.S., the UK, Bangladesh, Indonesia and Croatia. 2025 £m 2024 £m Cost of freehold land within freehold property on which no depreciation is provided 147 151 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 291 14 Investments in associates and joint ventures 2025 £m 2024 £m 1 January 1,902 1,970 Total comprehensive income (note 9) 646 559 Dividends (386) (447) Additions (note 27(b)(ii)) 34 48 Disposals (note 27(b)(i)) (167) (227) Changes in associate’s business undertakings – demerger of ITC Hotels (533) — Other equity movements 25 (1) 31 December 1,521 1,902 Non-current assets 947 1,230 Current assets 1,056 1,205 Non-current liabilities (98) (97) Current liabilities (384) (436) 1,521 1,902 ITC Ltd. (Group’s share of the market value is £9,558 million (2024: £14,357 million)) 1,348 1,762 Other listed associates (Group’s share of the market value is £184 million (2024: £224 million)) 127 98 Unlisted associates 46 42 1,521 1,902 The principal associate undertaking of the Group is ITC Ltd. (ITC). Included within the dividends amount of £386 million (2024: £447 million) are £376 million (2024: £434 million) attributable to dividends declared by ITC. ITC Ltd. ITC is an Indian conglomerate based in Kolkata with interests in cigarettes, paper and packaging, agri-business, other fast-moving goods (e.g. confectionery, branded apparel, personal care, stationery and safety matches) and, up until the date of demerger (as described below), hotels. BAT’s interest in ITC is 22.91%. ITC prepares accounts on a quarterly basis with a 31 March year-end. As permitted by IAS 28 Investments in associates and joint ventures, results up to 30 September 2025 have been used in applying the equity method. This is driven by the availability of information at the half-year, to be consistent with the treatment in the Group’s interim accounts. Any further information available after the date used for reporting purposes is reviewed and any material items adjusted for in the final results. The latest published information available is at 31 December 2025. 2025 £m 2024 £m Non-current assets 3,605 4,456 Current assets 3,872 4,152 Non-current liabilities (304) (306) Current liabilities (1,287) (1,376) 5,886 6,926 Group’s share of ITC Ltd. (2025: 22.91%; 2024: 25.45%) 1,348 1,762 On 28 May 2025, the Group announced the divestment of 313,000,000 ordinary shares held in ITC, representing 10% of the Group's equity stake (the equivalent of 2.5% of ITC's ordinary shares). Refer to note 27(b)(i) for further details. On 13 March 2024, the Group announced the divestment of 436,851,457 ordinary shares held in ITC, representing 12% of the Group's equity stake (the equivalent of 3.5% of ITC's ordinary shares). Refer to note 27(b)(i) for further details. On 24 July 2023, ITC announced a proposed demerger of its ‘Hotels Business’ under a scheme of arrangement by which 60% of the newly incorporated entity would be held directly by ITC's shareholders proportionate to their shareholding in ITC. In January 2025, ITC Hotels Limited (ITC Hotels) was listed and commenced trading on the National Stock Exchange of India (NSE) and Bombay Stock Exchange (BSE). The Group’s direct stake in ITC Hotels was 15% at that time and was recognised as an investment held at fair value (refer to note 18). Organigram Global Inc. On 11 March 2021, the Group announced a strategic collaboration agreement with Organigram Inc., a wholly owned subsidiary of publicly traded Organigram Global Inc. (collectively, Organigram). Under the terms of the transaction, a Group subsidiary acquired a 19.90% equity stake in Organigram Global Inc. (listed on both the Nasdaq and Toronto Stock Exchange under the symbol ‘OGI’) to become its largest shareholder. Due to subsequent acquisitions carried out by Organigram and the Group’s additional investments, referred to below, the Group’s effective interest in Organigram for equity accounting purposes at the end of 2025 was 36.77% (2024: 35.09%) of which common shares accounted for 26.90% (2024: 27.82%) and preferred shares for 9.87% (2024: 7.27%). Organigram prepares accounts on a quarterly basis with a 30 September year-end. As permitted by IAS 28, results up to 30 September 2025 have been used in applying the equity method. No impairment has been recognised during the year and the carrying value of this investment as at 31 December 2025 was £94 million (2024: £65 million). Management will continue to monitor the carrying value, in line with IAS 36, over the course of future periods. In November 2023, the Group announced the signing of an agreement for a further investment in Organigram. At 31 December 2023, the proposed investment of CAD$125 million (£74 million) was subject to customary conditions, including necessary approvals by the BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 292 shareholders of Organigram, which was given on 18 January 2024. On 24 January 2024, BAT made the first tranche investment of CAD$42 million (£24 million) acquiring a further 12,893,175 common shares of Organigram at a price of CAD$3.22 per share. On 30 August 2024, BAT made the second tranche investment of CAD$42 million (£24 million) acquiring a further 4,429,740 common shares and 8,463,435 preferred shares of Organigram at a price of CAD$3.22 per share. Goodwill of £5 million was recognised following these investments which has been recognised net of fair value of the embedded derivative in relation to the investment agreement. On 28 February 2025, the Group made the third and final tranche investment in Organigram for CAD$42 million (£23 million) subscribing for 7,562,447 common shares and 5,330,728 preferred shares at the same price as the previous two tranches. Under the terms of the agreement, the Group’s voting rights are restricted to 30%. Charlotte’s Web Holdings Inc. In November 2022, the Group announced a £48 million investment in Charlotte’s Web Holdings, Inc. (Charlotte's Web). Based in Colorado, USA, and listed on the Toronto Stock Exchange, Charlotte’s Web holds a prominent position in innovative hemp extract wellness products. The Group’s investment has been made via a seven-year convertible debenture which is convertible at the Group’s discretion into a non-controlling equity stake in Charlotte’s Web of around 19.9%. As part of the investment agreement, the Group has the right to appoint directors to the board of Charlotte’s Web. However, given the investment does not give the Group any current right to a share of the earnings or net assets of the investee, the investment has been classified as an investment at fair value through profit and loss (see note 18). On conversion of the loan note, the Group would equity account for its investment. Other During the year, the Group further invested £3 million in Awake Corporation (Awake) increasing our interest to 41.6%. Previous to the additional investment, the Group classified the investment as fair value through other comprehensive income. Following the additional investment, the Group applied equity accounting and the carrying value of Awake as at 31 December 2025 is £11 million of which goodwill is £10 million. In 2025, the Group fully impaired its investment in Steady State LLC resulting to a loss of £6 million. In December 2025, the Group disposed of its fully written off investment in Samfruit JSC for consideration of nil. 15 Retirement benefit schemes The Group's subsidiary undertakings in multiple jurisdictions operate various funded and unfunded defined benefit schemes, including pension and post-retirement healthcare schemes, and defined contribution pension schemes, with the Group’s most significant arrangements being in the U.S., the UK, Canada, Germany, Switzerland and the Netherlands. Together, schemes in these territories account for over 90% of the total underlying obligations of the Group’s defined benefit arrangements and over 60% of the current service cost. Pension obligations consist mainly of final salary pension schemes which provide benefits to members in the form of a guaranteed level of pension payable for life. The level of benefits provided depends on members’ length of service and their salary in the final years leading up to retirement. In addition, the Group operates several healthcare benefit schemes, of which the most significant are in the U.S. and Canada. The majority of defined benefit schemes allow for the future accrual of benefits. With the exception of arrangements required under local regulations, most of the Group’s arrangements are closed to new entrants. The liabilities arising in respect of defined benefit schemes are determined in accordance with the advice of independent, professionally qualified actuaries, using the projected unit credit method. It is Group policy that all schemes are formally valued at least every three years. The costs of such plans are recognised in the Group income statement within operating profit as part of employment costs. Service costs are spread systematically over the expected service lives of employees with past service costs or credits, the impact of settlements and curtailments, and the net interest on the net defined benefit deficit or surplus recognised in the periods in which they arise. Actuarial gains and losses and surplus restrictions are recognised immediately in other comprehensive income. Benefits provided through defined contribution schemes are charged as an expense as payments fall due. Through its defined benefit pension schemes and healthcare benefit schemes, the Group is exposed to a number of risks, including: – Asset volatility: The scheme liabilities are calculated using discount rates set by reference to bond yields. If scheme assets underperform this yield, e.g. due to stock market volatility, this may create a deficit. However, most funded schemes hold a proportion of assets which are expected to outperform bonds in the long-term, and the majority of schemes by value are subject to local regulations regarding funding deficits. In addition, schemes in the UK and Canada have purchased insurance contracts which exactly match the valuation volatility of all or part of the scheme liabilities. – Changes in bond yields: A decrease in corporate bond yields will increase scheme liabilities, although this will be partially offset by an increase in the value of the schemes’ bond holdings, ‘buy-in’ insurance assets or other hedging instruments. – Inflation risk: Some of the Group’s pension obligations are linked to inflation, and higher inflation will lead to higher liabilities, although in most cases, caps on the level of inflationary increases are in place in the scheme rules, while some assets and derivatives provide specific inflation protection. – Life expectancy: The majority of the schemes’ obligations are to provide benefits for the life of the member, so increases in life expectancy will result in an increase in the plans’ liabilities. Assumptions regarding mortality and mortality improvements are regularly reviewed in line with actuarial tables and scheme specific experience. The Group has an internal body, the Pensions Executive Committee (PEC), that is chaired by the Group Finance Director. The PEC sets and oversees a set of philosophies, policies and practices in respect of post-employment benefits including, but not limited to, design, funding, investment strategy, risk management and governance. It also reviews significant changes to defined benefit schemes in the countries with the most significant liabilities, and defined contribution schemes in the countries with the most significant costs. Significant changes to defined benefit arrangements include scheme closures to future accrual and risk management exercises such as the ‘buy-in’ and ‘buy-out’ transactions referred to below. A ‘buy-out’ transaction is where a pension scheme derecognises all (or part) of its liabilities, removing it from the balance sheet, by permanently transferring those obligations from the sponsoring employer to a third-party provider and eliminating all further legal or constructive obligation to the pension scheme or to the sponsoring employer. By contrast, with a ‘buy-in’ transaction the scheme liabilities remain on the balance sheet and the sponsoring employer remains responsible for the fulfilment of the pension obligations. However, these obligations are de-risked through the purchase of an insurance product designed to match the underlying cash flows BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 293 of the pension liability reducing the risks associated with improved longevity and interest and discount rate movements. The Group consequently benefits from the ‘buy-in’ as it reduces the individual scheme’s reliance on the Group for future cash funding requirements. All of the Group’s arrangements, including funded schemes where formal trusts or equivalents are required, have been developed and are operated in accordance with local practices and regulations where applicable in the countries concerned. Responsibility for the governance of these schemes, including specific investment decisions and funding contribution schedules, generally lies with the trustees, or equivalent bodies, of each arrangement. The trustees will usually consist of representatives appointed by both the sponsoring company and the beneficiaries. The funded arrangements in the Group have policies on investment management, including strategies over a preferred long-term investment profile, and schemes in certain territories including Canada and the Netherlands manage their bond portfolios to match the weighted average duration of scheme liabilities. In addition, as noted below, certain arrangements in the UK, Canada and the Netherlands have been de-risked through the purchase of insurance policies. The majority of funded schemes are subject to local regulations regarding funding requirements. Contributions to defined benefit schemes are determined after consultation with the respective trustees and actuaries of the individual externally funded schemes, and after taking into account regulatory requirements in each territory. The Group’s contributions to funded defined benefit schemes in 2026 in total are expected to be £22 million compared to £20 million in 2025. U.S. In the U.S., the main funded pension plan is the Reynolds and Affiliates Pension Plan (RAPP) which was formed at the end of 2022 through a merger of the Reynolds American Retirement Plan (PEP) and the Retirement Income Plan for Certain RAI Affiliates (Affiliates). The only funded healthcare scheme is the Brown & Williamson Tobacco Corporation Welfare & Fringe Benefit Plan. Each of the above were established with corporate trustees that are required to run the plan in accordance with the plan’s rules and to comply with all relevant legislation, including the Employee Retirement Income Security Act of 1974. The corporate trustees act as custodians with a committee of local management acting in a fiduciary capacity with regard to investment decisions, risk mitigation and administration of the arrangements. Contributions to the various funded plans are agreed with the named fiduciary, scheme actuaries and the committee of local management after taking account of statutory requirements including the Pension Protection Act of 2006, as amended. Through its U.S. subsidiaries, the Group may make contributions, either as required by statutory requirements or at the discretion of the Group. As discussed further below, as of 31 December 2025, the Reynolds American Pension Plan was reporting a surplus and is greater than 100% funded, with the aim of remaining fully funded in the long-term. During 2025, the Group contributed £5 million (2024: £10 million) to its funded pension and post-retirement plans in the U.S. The Group does not expect to make significant contributions in 2026. With effect from 31 December 2024, accrual has ceased for salaried U.S. employees who participate in the qualified (RAPP) and non- qualified pension plans. A past service credit of £18 million was recognised on the difference between the salary increase assumption for active members and the inflation assumption for deferred members at the date of the plan amendment and curtailment of benefits. For funded plans in the U.S., the trustees employ a risk mitigation strategy which seeks to balance pension plan returns with a reasonable level of funded status volatility. Based on this framework, the asset allocation has two primary components. The first component is the hedging portfolio, which primarily consists of extended duration fixed income holdings (typically U.S. Government and investment grade corporate bonds) and, to a lesser extent, derivatives used to match the majority of the interest rate risk associated with the benefit obligations, thereby reducing expected funded status volatility. The second component is the return-seeking portfolio, which is designed to enhance portfolio returns. The return-seeking portfolio is broadly diversified. At 31 December 2025, the Reynolds and Affiliates Pension Plan was reporting a surplus under IAS 19 in total of £533 million (2024: £507 million). Under the rules of this plan, after assuming the gradual settlement of the plan liabilities over the lives of the arrangements, the majority of any surplus would be repurposed for other existing or replacement benefit plans. Residual amounts returnable to the Group in the event of a termination or other distribution would trigger an excise charge and, accordingly, a surplus restriction of £54 million (2024: £14 million) has been recognised. In addition to the above, assets and liabilities of £34 million and £35 million, respectively, in relation to a legacy U.S. arrangement acquired with the Imasco Limited transaction in 2000 were settled during the year. United Kingdom In the UK, the main pension arrangement is the British American Tobacco UK Pension Fund (UKPF), which is established under trust law and has a corporate trustee (the UK Trustee) that is required to run the scheme in accordance with the UKPF’s Trust Deed and Rules and to comply with the Pension Scheme Act 1993, Pensions Act 1995, Pensions Act 2004 and all other relevant legislation. The UKPF was closed to new members from 1 April 2005, and with effect from 1 July 2020, UKPF was closed to further accrual of benefits with all active members becoming deferred members. As part of its risk management strategy, on 31 May 2019, the UK Trustee entered into a buy-in agreement with Pension Insurance Corporation plc (PIC) to acquire an insurance policy with the intent of matching a specific part of the UKPF’s future cash flows arising from the accrued pension liabilities of retired and deferred members and improving the security to the UKPF and its members. On 19 May 2021, the UK Trustee entered into an agreement with PIC to acquire a second buy-in policy with PIC, and on 26 October 2022, a third and final buy-in policy was acquired with PIC. The premiums paid on each buy-in transaction were subject to a subsequent true-up process to take account of data verification and changes in membership data and this process was concluded on 29 August 2025 with a net payment to the UKPF of £20 million which has been recognised within actuarial gains and losses on plan assets. On 19 September 2025, the UK Trustee entered into a buy-out transaction with PIC with the premium of £28 million being paid on 22 September 2025 by the UK Trustee from Fund assets at that time. A member communication, confirming the UK Trustee decisions regarding the buy-out, proposed distribution of surplus assets to the Group and the initiation of a formal wind-up process, which is supported by the Group, has been issued to scheme members. The second statutory surplus notice was issued to members in January 2026 confirming the UK Trustee decision to return the remaining surplus to the sponsoring employer less applicable tax. The Group will have exposure to certain contingent risks as a result of the buy-out and wind-up process which are not considered to be material. The buy-out process will not conclude until the liabilities of the UKPF have been formally extinguished by the issuance of individual insurance contracts to all scheme members, which is scheduled for the first half of 2026. Consequently, the Group has continued to report and value the liabilities of the UKPF at 31 December 2025. The value of the liabilities (and matching assets) at this date was £1,845 million. The settlement cost of these liabilities, represented by the additional premium, has been recognised as a charge and an adjusting item in the current year. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 294

On 16 March 2023, the Schedule of Contributions was amended to remove any funding commitment for the foreseeable future, which was reconfirmed in the Schedule of Contributions dated 17 December 2023. Consequently, no contributions were made to the UKPF in 2025 or 2024 and given the proposed wind-up of the trust, no further contributions are expected in future. The formal triennial actuarial valuation of the UKPF was last carried out with an effective date of 31 March 2023. This showed that UKPF had a surplus of £111 million on a technical provisions basis, in accordance with the statutory funding objective. Under IAS 19, this was reported as a net retirement benefit asset of £142 million (2024: £169 million). Under the UKPF scheme rules, the UK Trustee does not have a unilateral power to commence a wind up of the UKPF, and the Group has historically recognised a surplus as an unconditional right to a refund assuming the gradual settlement of the UKPF liabilities over the life of the scheme with any future surplus returnable to the Group at the end of the life of the scheme. Given the initiation of the wind-up process and the intention to distribute the surplus assets to the Group once the buyout process is complete and the scheme liabilities are fully extinguished, the scheme assets not represented by the value of the insurance contracts have been recognised at fair value. Under current tax legislation, a charge of 25% (2024: 25%) would arise on the gross amount of any authorised surplus payment and the potential impact of this has been accounted for as part of the Group’s deferred tax liability. The surplus noted above is stated after a restriction for the estimated value of run-off and wind-up costs due to be incurred, which has been estimated to be around £5 million. In June 2023, the High Court handed down a decision in the case of Virgin Media Limited v NTL Pension Trustees II Limited and Ors. This decision has potential but uncertain implications in the UK for the validity of certain amendments to contracted-out arrangements between 1997 and 2016 where the requisite actuarial confirmation was not obtained at the time amendments were made. An amendment to a contracted-out scheme without appropriate actuarial confirmation could be void. On 5 June 2025, the UK Government announced that they intended to introduce legislation to give affected pension schemes the ability to retrospectively obtain written actuarial confirmation that historical benefit changes met the necessary standards. On 2 September 2025, the UK Government published draft amendments to the Pensions Scheme Bill. The draft legislation will need to be agreed by both Houses of Parliament before it passes into law. The timeframe for this legislation is unclear at present. In response to this, the UK Trustee has undertaken limited investigation into this matter pending further developments and opinions from the Courts and the UK Government. As at 31 December 2025 and 31 December 2024, management have not identified any benefit uncertainties for which the potential impact would need to be considered and will continue to monitor developments during 2026 and beyond. Under the existing insurance policies, any potential exposure arising from this issue would be uninsured and wholly borne by the Group. Other territories Payments made to pensioners by the operating companies in Germany, net of income on scheme assets, are deemed to be company contributions to the Contractual Trust Arrangements and are anticipated to be around £5 million in 2026 and £38 million per annum for the four years after that. Contributions to pension schemes in Canada, Netherlands and Switzerland in total are anticipated to be around £5 million in 2026 and then also around £2 million per annum for the four years after that. For schemes in Germany reporting surpluses of £173 million (2024: £103 million), these surpluses have been recognised as an unconditional right to a refund assuming the gradual settlement of the pension liabilities over the life of the scheme, with any future surplus returnable to the Group at the end of the life of the scheme. For schemes in surplus in Canada of £30 million (2024: £34 million), the economic benefit has been calculated as a combination of the expected level of administration expenses which may be charged to the plan assets in accordance with the plan rules, which economically represents a potential surplus refund, and the value of the employer reserve account as defined in legislation, which represents a potential reduction in contributions on an ongoing basis or a surplus refund at the end of the life of the scheme. On 8 May 2025, the main pension scheme in the Netherlands (Stichting Pensioenfonds British American Tobacco) carried out a partial buy-in transaction as part of the Group’s derisking strategy with Aegon Levensverzekering N.V. for an insurance contract which covers the nominal pension entitlements at 30 April 2025 and future price inflation. In addition, future accruals of benefits will continue for the 11 active members up to the end of December 2027. The deal was fully financed by existing assets of €586 million (£498 million) of the pension fund, realising a loss on transfer of assets of approximately €67 million (£57 million) recognised as part of the actuarial loss on the revaluation of scheme assets and liabilities in Other Comprehensive Income. In addition, on 1 October 2024, the Group concluded a transaction to transfer all of the remaining assets and liabilities of the scheme associated with the Group’s Groningen factory, which closed in 2022, allowing the Group to fully settle these obligations by transfer to an insurance company, Nationale-Nederlanden, in a buy-out arrangement. Approximately €235 million (£199 million) of plan assets and liabilities were removed from the balance sheet. On 14 November 2023, the Group through its Canadian subsidiaries entered into a buy-in agreement with two insurers to acquire insurance policies that operate as assets of its second largest Canadian scheme, the Imperial Tobacco Corporate Pension Plan (Corporate Plan), by transferring plan assets of CAD$194 million (£114 million). The transaction was met entirely from the pension plan assets with no further funding required from the Group. The buy-in covered all the Corporate Plan’s liabilities in relation to pensioners and deferred members as well as the pensions accrued up to 31 December 2022 for active members. The Group consequently benefits from the buy-in as it reduces the Corporate Plan’s reliance on the Group for future cash funding requirements. Previously, on 2 September 2021, the Group entered into a buy-in agreement in respect of its largest Canadian scheme, the Imasco Pension Fund Society Plan (Society Plan), by transferring plan assets of CAD$766 million (£451 million). The buy-in covered all the Society Plan’s liabilities in relation to pensioners and deferred members as well as the pensions accrued up to 31 December 2020 for active members. Unfunded arrangements The majority of benefit payments are from trustee administered funds, however, there are also a number of unfunded schemes where the sponsoring company meets the benefit payment obligation as it falls due, including UK-based Defined Benefit and Defined Contribution Unapproved Unfunded Retirement Benefit Schemes (DB UURBS and DC UURBS, respectively). The DC UURBS credits accrued in the year are increased in line with the Company’s Weighted Average Cost of Debt and the scheme is therefore treated as a defined benefit scheme under IAS 19. For unfunded pension schemes in the U.S. and UK, 54% of the liabilities reported at year-end are expected to be settled by the Group within 10 years, 29% between 10 and 20 years, 12% between 20 and 30 years, and 5% thereafter. For unfunded healthcare schemes in the U.S. and Canada, 71% of the liabilities reported at year-end are expected to be settled by the Group within 10 years, 23% between 10 and 20 years, 5% between 20 and 30 years, and 1% thereafter. The amounts recognised in the balance sheet are determined as follows: BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 295 Pension schemes Healthcare schemes Total 2025 £m 2024 £m 2025 £m 2024 £m 2025 £m 2024 £m Present value of funded scheme liabilities (5,266) (5,560) (138) (145) (5,404) (5,705) Fair value of funded scheme assets 6,175 6,472 127 140 6,302 6,612 909 912 (11) (5) 898 907 Unrecognised funded scheme surpluses (124) (56) — — (124) (56) 785 856 (11) (5) 774 851 Present value of unfunded scheme liabilities (348) (358) (347) (376) (695) (734) 437 498 (358) (381) 79 117 The above net asset/(liability) is recognised in the balance sheet as follows: – retirement benefit scheme liabilities (436) (434) (365) (386) (801) (820) – retirement benefit scheme assets 873 932 7 5 880 937 437 498 (358) (381) 79 117 The net assets of funded pension schemes by territory are as follows: Liabilities Assets Total 2025 £m 2024 £m 2025 £m 2024 £m 2025 £m 2024 £m – U.S. (1,255) (1,380) 1,736 1,843 481 463 – UK (1,871) (1,942) 2,016 2,109 145 167 – Germany (657) (695) 830 798 173 103 – Canada (462) (499) 492 534 30 35 – Netherlands (444) (465) 450 542 6 77 – Switzerland (232) (243) 268 267 36 24 – Rest of Group (345) (336) 383 379 38 43 Funded schemes (5,266) (5,560) 6,175 6,472 909 912 Of the Group’s unfunded pension schemes, 49% (2024: 47%) relate to arrangements in the UK and 37% (2024: 38%) relate to arrangements in the U.S., while 86% (2024: 87%) of the Group’s unfunded healthcare arrangements relate to arrangements in the U.S. The amounts recognised in the income statement are as follows: Pension schemes Healthcare schemes Total 2025 £m 2024 £m 2025 £m 2024 £m 2025 £m 2024 £m Defined benefit schemes Service cost – current service cost 26 37 1 1 27 38 – past service cost/(credit), curtailments and settlements 32 (18) — — 32 (18) Net interest on the net defined benefit liability – interest on scheme liabilities 283 288 26 28 309 316 – interest on scheme assets (307) (312) (8) (8) (315) (320) – interest on unrecognised funded scheme surpluses 3 3 — — 3 3 37 (2) 19 21 56 19 Defined contribution schemes 110 96 — — 110 96 Total amount recognised in the income statement (note 3) 147 94 19 21 166 115 The above charges are recognised within employee benefit costs in note 3 and include a charge of £28 million in 2025 in respect of settlement costs which has been classified as an adjusting item. Included in current service cost in 2025 is £7 million (2024: £11 million) of administration costs. Current service cost is stated after netting employee contributions, where applicable. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 296 The movements in scheme liabilities are as follows: Pension schemes Healthcare schemes Total 2025 £m 2024 £m 2025 £m 2024 £m 2025 £m 2024 £m Present value at 1 January 5,918 6,647 521 555 6,439 7,202 Differences on exchange (36) (127) (32) 5 (68) (122) Current service cost 26 37 1 1 27 38 Past service (credit)/cost and settlements (29) (221) — — (29) (221) Interest on scheme liabilities 283 288 26 28 309 316 Contributions by scheme members 2 2 — — 2 2 Benefits paid (430) (470) (52) (54) (482) (524) Actuarial losses/(gains) – arising from changes in demographic assumptions 16 (13) — — 16 (13) – arising from changes in financial assumptions (131) (239) 12 (6) (119) (245) Experience (gains)/losses (5) 14 9 (8) 4 6 Present value at 31 December 5,614 5,918 485 521 6,099 6,439 Changes in financial assumptions principally relate to discount rate movements and changes in inflation in both years. Experience (gains)/losses relates to variations from previous assumptions for inflationary increases for pensions-in-payment and deferred pensions as well as adjustments for membership data. Past service (credit)/cost and settlements in the table above in 2025 includes the impact of the settlement of a legacy scheme in the U.S. of £35 million, while for 2024 it includes amounts relating to the cessation of accruals for salaried employees in the U.S. and the buy-out of the Groningen liabilities in the Netherlands. Scheme liabilities by scheme membership: Pension schemes Healthcare schemes Total 2025 £m 2024 £m 2025 £m 2024 £m 2025 £m 2024 £m Active members 545 582 22 22 567 604 Deferred members 632 756 1 1 633 757 Retired members 4,437 4,580 462 498 4,899 5,078 Present value at 31 December 5,614 5,918 485 521 6,099 6,439 Over 95% of scheme liabilities in both years relate to guaranteed benefits. The movements in funded scheme assets are as follows: Pension schemes Healthcare schemes Total 2025 £m 2024 £m 2025 £m 2024 £m 2025 £m 2024 £m Fair value of scheme assets at 1 January 6,472 7,172 140 145 6,612 7,317 Differences on exchange (50) (128) (9) 2 (59) (126) Settlements (61) (203) — — (61) (203) Interest on scheme assets 307 312 8 8 315 320 Company contributions 20 30 — — 20 30 Contributions by scheme members 2 2 — — 2 2 Benefits paid (403) (442) (15) (15) (418) (457) Actuarial (losses)/gains (112) (271) 3 — (109) (271) Fair value of scheme assets at 31 December 6,175 6,472 127 140 6,302 6,612 The actuarial losses and gains in both years principally relate to movements in the fair values of scheme assets including revaluations on initial recognition and subsequent remeasurement of insurance assets acquired in the buy-in transactions referred to above, including any adjustments to premiums paid for subsequent verification of membership data in relation to these policies. Actual returns are stated net of applicable taxes and fund management fees. Settlements in the table above in 2025 include the impact of the settlement of a legacy scheme in the U.S. of £34 million and the payment of a premium on a buy-out transaction in the UK of £28 million which will conclude in 2026, and, in 2024, the value of assets derecognised relating to the buy-out of the Groningen net liabilities in the Netherlands. Scheme assets have been diversified into equities, bonds and other assets and are typically invested via fund investment managers into both pooled and segregated mandates of listed and unlisted equities and bonds. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 297 Pension schemes Healthcare schemes Total 2025 £m 2024 £m 2025 £m 2024 £m 2025 £m 2024 £m Equities ‒ listed 340 336 6 5 346 341 Equities ‒ unlisted 641 688 — — 641 688 Bonds ‒ listed 877 1,180 23 25 900 1,205 Bonds ‒ unlisted 794 777 79 98 873 875 Buy-in insurance policies 2,681 2,345 — — 2,681 2,345 Other assets ‒ listed 500 509 9 2 509 511 Other assets ‒ unlisted 342 637 10 10 352 647 Fair value of scheme assets at 31 December 6,175 6,472 127 140 6,302 6,612 In the above analysis, investments via equity-based investment funds are shown under listed equities, and investments via bond-based investment funds are shown under listed bonds. Other assets include insurance contracts, cash and other deposits, derivatives and other hedges, recoverable taxes, infrastructure investments and investment property. The fair values of listed scheme assets were derived from observable data including quoted market prices and other market data, including market values of individual segregated investments and of pooled investment funds where quoted. The fair values of other unlisted assets were determined using an income approach that utilised cash flow models utilising observable inputs and comparing these valuations to benchmark valuations of similar assets. In addition, the fair value of a proportion of the unlisted bonds is estimated by reference to daily broker auctions. In the U.S. pension plan, assets are invested using active investment strategies and multiple investment management firms. Managers within each asset class cover a range of investment styles and approaches. Allowable investment types include public equity, fixed income, real assets, private equity and hedge funds. The range of allowable investment types utilised for pension assets provides enhanced returns and more widely diversifies the plan. The fair values of insurance policies related to buy-in transactions in the UK, Canada and the Netherlands were estimated as the present value of the underlying obligations covered by the insurance policy and consequently the valuation of these assets at each balance sheet date is subject to the same measurement uncertainty as for the related scheme liabilities. The insurance assets in relation to the UKPF of £1,845 million included in the above table will be derecognised upon extinguishment of the UKPF liabilities in the first quarter of 2026. Until the buy-out of the UKPF scheme takes effect in 2026, the insurance contract is valued as a buy-in policy. The residual assets of UKPF of £148 million (2024: £169 million) predominantly consist of cash and a proportion of illiquid investments, such as private equity and infrastructure investments. These assets are expected to be distributed to the Group once the buy-out transaction referred to above is completed and the wind-up process of the UKPF is implemented. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 298

The recognition of retirement benefit surpluses on the balance sheet is restricted where the economic benefit, in the form of a potential refund or reduction in future contributions, has a present value which is less than the net assets of the scheme. The movements in the unrecognised scheme surpluses, recognised in other comprehensive income, are as follows: Pension schemes Healthcare schemes Total 2025 £m 2024 £m 2023 £m 2025 £m 2024 £m 2023 £m 2025 £m 2024 £m 2023 £m Unrecognised funded scheme surpluses at 1 January (56) (40) (60) — — — (56) (40) (60) Differences on exchange 2 1 — — — — 2 1 — Interest on unrecognised funded scheme surpluses (3) (3) (4) — — — (3) (3) (4) Movement in year (note 22) (67) (14) 24 — — — (67) (14) 24 Unrecognised funded scheme surpluses at 31 December (124) (56) (40) — — — (124) (56) (40) The principal actuarial assumptions (weighted to reflect individual scheme differences) used in the following territories are shown below. In both years, discount rates are determined by reference to normal yields on high quality corporate bonds at the balance sheet date. 2025 2024 U.S. UK Germany Canada Netherlands Switzerland U.S. UK Germany Canada Netherlands Switzerland Rate of increase in salaries (%) 3.4 Nil 2.8 2.5 2.0 2.0 3.3 Nil 2.8 2.5 2.0 2.0 Rate of increase in pensions in payment (%) 2.5 3.0 2.0 Nil 2.0 — 2.4 3.2 2.2 Nil 2.1 Nil Rate of increase in deferred pensions (%) 0.1 2.4 2.0 Nil 2.0 — 0.1 2.8 2.2 Nil 2.1 — Discount rate (%) 5.3 5.5 4.1 4.7 4.1 1.2 5.6 5.5 3.5 4.6 3.5 0.9 General inflation (%) 2.5 3.0 2.0 2.0 2.0 1.1 2.5 3.2 2.2 2.0 2.0 1.1 2025 2024 U.S. UK Germany Canada Netherlands Switzerland U.S. UK Germany Canada Netherlands Switzerland Weighted average duration of liabilities (years) 9.6 11.2 10.2 9.0 12.5 10.5 9.6 11.4 10.6 9.0 13.6 10.9 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 299 For healthcare inflation in the U.S., the assumption is 7.0% for 2025 (2024: 7.0%) and in Canada, the assumption is 5.0% (2024: 5.0%). Mortality assumptions are subject to regular review. The principal schemes used the following tables: U.S. Pri-2012 mortality table without collar or amount adjustments projected with MP-2021 generational projection. For retirees in former PEP portion of RAPP, RP-2006 mortality table with white collar adjustments projected with MP-2021 generational projection (both years) UK S3PA (YOB) with the CMI (2024) improvement model (smoothing parameter of 7) and 15% weighting to the 2022 and 2023 data with a 1.25% long-term improvement rate (2024: S3NA (YOB) with the CMI (2023) improvement model (smoothing parameter of 7) and 15% weighting to the 2022 and 2023 data with a 1.25% long-term improvement rate applied from 2020 onwards) Germany RT Heubeck 2018 G (both years) Canada CPM-2014 Private Table (both years) Netherlands AG Prognosetafel 2024 (both years) Switzerland LPP/BVG 2020 base table with CMI projection factors for mortality improvements with a 1.5% long-term improvement rate (both years) Based on the above, the weighted average life expectancy, in years, for mortality tables used to determine benefit obligations is as follows: U.S. UK Germany Canada Netherlands Switzerland Male Female Male Female Male Female Male Female Male Female Male Female 31 December 2025 Member age 65 (current life expectancy) 22.3 23.8 22.9 24.2 20.9 24.3 22.2 24.5 21.1 24.8 22.2 24.0 Member age 45 (life expectancy at age 65) 22.4 24.3 24.4 26.2 23.6 26.5 23.2 25.4 23.3 26.6 24.2 25.9 31 December 2024 Member age 65 (current life expectancy) 22.2 23.7 22.6 24.1 20.8 24.2 22.1 24.5 21.0 24.7 22.1 23.9 Member age 45 (life expectancy at age 65) 22.3 24.2 24.1 26.1 22.5 26.4 23.1 25.4 23.2 26.5 24.1 25.8 For the remaining territories, typical assumptions are that real salary increases will be from 0% to 12.0% (2024: 0% to 9.8%) per annum and discount rates will be from 0% to 9.5% (2024: 0% to 8.7%) above inflation. Pension increases, where allowed for, are generally assumed to be in line with inflation. Assumptions of life expectancy are in line with best practice in each territory. For countries where there is not a deep market in such corporate bonds, the yield on government bonds is used. The valuation of retirement benefit schemes involves judgements about uncertain future events. Sensitivities in respect of the key assumptions used to measure the principal pension schemes as at 31 December 2025 are set out below. These sensitivities show the hypothetical impact of a change in each of the listed assumptions in isolation, with the exception of the sensitivity to inflation which incorporates the impact of certain correlating assumptions such as salary increases and pension increases. While each of these sensitivities holds all other assumptions constant, in practice such assumptions rarely change in isolation, while asset values also change, and the impacts may offset to some extent. 1 year increase £m 1 year decrease £m percentage increase £m percentage decrease £m Average life expectancy – increase/(decrease) of scheme liabilities 109 (110) Rate of inflation (+/- 25bps) – increase/(decrease) of scheme liabilities 75 (72) Discount rate (+/- 50bps) – (decrease)/increase of scheme liabilities (252) 274 A one percent increase in healthcare inflation would increase healthcare scheme liabilities by £17 million, and a one percent decrease would decrease liabilities by £14 million. The income statement effect of this change in assumption is not material. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 300 16 Deferred tax Net deferred tax (liabilities)/assets comprise: Stock relief £m Excess of capital allowances over depreciation £m Tax losses £m Undistributed earnings of associates and subsidiaries £m Retirement benefits £m Trademarks £m Other temporary differences £m Total £m 1 January 2025 7 26 378 (197) 22 (11,928) 2,586 (9,106) Differences on exchange 10 7 — 15 (1) 809 (101) 739 Credited/(charged) to the income statement (13) (4) 311 32 (22) 354 (796) (138) Credited relating to changes in tax rates 2 2 — — — 206 (8) 202 Credited/(charged) to other comprehensive income — — — — 5 — (13) (8) 31 December 2025 6 31 689 (150) 4 (10,559) 1,668 (8,311) 1 January 2024 32 (21) 373 (221) 39 (12,486) 1,003 (11,281) Differences on exchange (5) 3 (1) 3 (1) (227) (4) (232) (Charged)/credited to the income statement (24) 42 6 21 (21) 517 1,635 2,176 Credited/(charged) relating to changes in tax rates 4 2 — — — 268 (25) 249 Credited/(charged) to other comprehensive income — — — — 5 — (23) (18) Net reclassifications as held-for-sale — — — — — — — — 31 December 2024 7 26 378 (197) 22 (11,928) 2,586 (9,106) The net deferred tax liabilities are reflected in the Group balance sheet as follows: deferred tax asset of £2,032 million and deferred tax liability of £10,343 million (2024: deferred tax asset of £2,573 million and deferred tax liability of £11,679 million), after offsetting assets and liabilities where there is a legally enforceable right to offset current tax assets and liabilities and where the deferred income taxes relate to the same fiscal authority. The upfront cash payment in relation to the Approved Plans in Canada described further in notes 24 and 31 gave rise to a tax loss in Canada. This tax loss is partially carried back to offset taxable profits of prior years and the remainder of the tax loss is carried forward to be utilised against future taxable income. The movement in other temporary difference during 2025 primarily relates to the utilisation of the deferred tax asset established in 2024 in relation to the Approved Plans and the movement in tax losses during 2025 includes recognition of deferred tax asset on losses available to be carried forward. The Group net deferred tax liability of £8,311 million includes a net deferred tax asset of £727 million (2024: £551 million) in relation to UK Group companies, which relates mainly to tax losses (£501 million; 2024: £394 million) and the excess of capital allowances over depreciation (£221 million; 2024: £215 million). The tax losses are expected to be utilised in future periods as a result of increased profitability in UK Group companies which is expected to follow from improved efficiency in the delivery of business activities. Based on current forecasts UK group companies are expected to generate taxable profits from 2028, from which time it is expected that the tax losses will start to reduce. The losses are forecast to be fully utilised within 7 years thereafter, accounting for a 10% increase or decrease in the total profits of UK group companies. The Group has applied the mandatory exception to recognising and disclosing information about deferred tax assets and liabilities related to Pillar Two income taxes in accordance with IAS 12 Income Taxes. At the balance sheet date, the Group has not recognised a deferred tax asset in respect of unused tax losses of £366 million (2024: £365 million) which have no expiry date and unused tax losses of £156 million (2024: £201 million) which will expire within the next 20 years. In 2025 and 2024 the Group has not recognised any deferred tax asset in respect of deductible temporary differences which have no expiry date and has not recognised any deferred tax asset (2024: nil) in respect of deductible temporary differences which will expire within the next 10 years. At the balance sheet date, the Group has unused tax credits of £80 million (2024: £80 million) which have no expiry date. No amount of deferred tax has been recognised in respect of these unused tax credits. At the balance sheet date, the aggregate amount of undistributed earnings of subsidiaries which would be subject to dividend withholding tax and for which no withholding tax liability has been recognised was £0.8 billion (2024: £1.2 billion). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 301 17 Trade and other receivables 2025 £m 2024 £m Trade receivables 3,082 2,855 Loans and other receivables 639 689 Prepayments and accrued income 369 342 4,090 3,886 Current 3,802 3,604 Non-current 288 282 4,090 3,886 Trade receivables The majority of receivables are held in order to collect contractual cash flows, in accordance with the Group’s business model for managing financial assets, and hence are measured at amortised cost. In certain countries, however, the Group has entered into factoring arrangements and periodically sells certain trade receivables to banks and other financial institutions, without recourse, for cash. These trade receivables have been derecognised from the balance sheet to reflect the transfer by the Group of substantially all of the risks and rewards of the receivables, including credit risk. Consequently, the cash inflows have been recognised within operating cash flows. Typically in these arrangements, the Group also acts as a collection agent for the bank. At 31 December 2025, the value of trade receivables derecognised through the factoring arrangements where the Group acts as a collection agent was £629 million (2024: £535 million) and where the Group does not act as a collection agent was £14 million (2024: £7 million). Included in trade receivables above is £76 million (2024: £213 million) of trade debtor balances which were available for factoring under these arrangements. In addition, the Group participates in certain supply chain finance programmes utilised by its customers allowing the Group to receive payment for invoices earlier than the agreed due date at a discounted value. At 31 December 2025, the value of trade receivables derecognised through these arrangements was £226 million (2024: £172 million). A number of Group companies have entered into arrangements with certain customers. Under these agreements the Group enters into an agreement with a financial institution and/or a customer. The agreement allows the customer to obtain finance from the financial institution in order to pay invoices due to the Group. The customer repays the financial institution based on an agreed maturity date independently agreed between the customer and financial institution. Under these agreements there is normally no recourse to the Group in the event of credit default by customers. However, the Group is subject to various performance obligations under the arrangement including notifying the financial institution of credit default or of changes to, or termination of, the customer supply agreement. The amount derecognised from trade receivables at 31 December 2025 in relation to these arrangements is £10 million (2024: £20 million). The cash flows have been recognised within operating cash flows. The Group also participates in agreements with customers where the Group can request early payment of invoices at a discount. The discount is recognised as a deduction against revenue. At 31 December, £13 million was received in advance of the invoice due date (2024: £82 million). Loans and other receivables Included in loans and other receivables are £135 million of litigation related deposits (2024: £113 million). Management has determined that these payments represent a resource controlled by the entity, as a result of past events and from which future economic benefits are expected to flow to the entity either by being recoverable on conclusion of ongoing appeal processes or by reducing amounts potentially payable should the appeal process fail. These deposits are held at the fair value of consideration transferred and are offset against provisions, if applicable, only once funds have transferred out from the deposit account. The effect of discounting would be immaterial. Loans and other receivables include £52 million (2024: £57 million) as a current receivable in relation to outstanding proceeds from the sale of the Group’s Iranian subsidiary in 2021. Given the ongoing political situation, heightened sanctions and other uncertainties coupled with the passage of time the receivable has been outstanding, during 2023, the Group recognised an expected credit loss of £28 million. Also included in loans and other receivables are deposits that do not meet the definition of cash and cash equivalents as well as loans provided to farmers. The cash flows arising from these transactions are included in investing activities and have been reconciled, in note 18, to the cash flow statement. Prepayments and accrued income Prepayments and accrued income include £29 million (2024: £16 million) of accrued income primarily in relation to rebates and royalties. Other disclosures Amounts receivable from related parties including associated undertakings are shown in note 30. Trade and other receivables have been reported in the balance sheet net of allowances as follows: 2025 £m 2024 £m Trade receivables – gross 3,128 2,900 Trade receivables – allowance (46) (45) Loans and other receivables – gross 667 717 Loans and other receivables – allowance (28) (28) Prepayments and accrued income 369 342 Net trade and other receivables per balance sheet 4,090 3,886 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 302

The movements in the allowance account are as follows: 2025 2024 Trade receivables £m Loans and other receivables £m Total £m Trade receivables £m Loans and other receivables £m Total £m 1 January 45 28 73 70 28 98 Differences on exchange — — — (3) — (3) Provided in the year* 13 — 13 8 — 8 Utilised (12) — (12) (30) — (30) 31 December 46 28 74 45 28 73 Note: * Amounts provided above are shown net of reversals of unused allowances, which include reversals of £6 million (2024: £18 million). As permitted by IFRS 9, the loss allowance on trade receivables arising from the recognition of revenue under IFRS 15 is initially measured at an amount equal to lifetime expected losses. Allowances in respect of loans and other receivables are initially recognised at an amount equal to 12-month expected credit losses. Allowances are measured at an amount equal to the lifetime expected credit losses where the credit risk on the receivables increases significantly after initial recognition. The Group holds bank guarantees, other guarantees and credit insurance in respect of some of the past due debtor balances. Trade and other receivables are predominantly denominated in the functional currencies of subsidiary undertakings apart from the following: US dollar: 2.6% (2024: 3.3%), Euro: 4.3% (2024: 5.5%) and other currencies: 1.0% (2024: 1.8%). There is no material difference between the above amounts for trade and other receivables and their fair value due to the short-term duration of the majority of trade and other receivables as determined using discounted cash flow analysis. There is no concentration of credit risk with respect to trade receivables as the Group has a large number of internationally dispersed customers. 18 Investments held at fair value 2025 2024 Fair value through P&L £m Fair value through OCI £m Total £m Fair value through P&L £m Fair value through OCI £m Total £m 1 January 594 65 659 652 67 719 Difference on exchange (20) (1) (21) (40) — (40) Additions 24 11 35 210 4 214 ITC Hotels – demerger from ITC Ltd — 533 533 — — — Disposals (517) (318) (835) (288) — (288) Reclassifications — (11) (11) — — — Other fair value movements (9) (2) (11) 60 (6) 54 31 December 72 277 349 594 65 659 Current 16 — 16 513 — 513 Non-current 56 277 333 81 65 146 72 277 349 594 65 659 The Group’s investments principally consist of non-derivative financial assets that cannot be classified as loans and other receivables or cash and cash equivalents, as well as investments made by the Group’s corporate venture capital unit, Btomorrow Ventures, and other Group companies. In addition, as a result of ITC’s demerger of its hotel business in January 2025, the Group received a 15% stake in the newly incorporated ITC Hotels in the form of a dividend in specie of £533 million. This has been recognised as a non-cash addition in investments at fair value through other comprehensive income (OCI). In December 2025, around 59% of the Group’s investment in ITC Hotels was sold to investors by way of an accelerated bookbuild process. Net proceeds from the sale amounted to £318 million. Following completion of the sale, the Group retains a c.6.3% holding in ITC Hotels. Btomorrow Ventures (BTV) has completed 29 investments since its launch in 2020, and continues to invest in innovative, consumer-led brands, new sciences and technologies, and sustainability to support the Group’s transformational strategy for A Better Tomorrow™. Throughout 2025, BTV has continued to support its portfolio of companies with a number of follow-on investment rounds, and new investments including a UK based venture builder focussed on addressing climate change, Carbon 13, a Cayman Islands fund that targets carbon mitigation, CM Venture Capital Carbon Mitigation Evergreen Fund, a U.S.-based natural beverages company, Caliwater and a Swiss chemical producer, Bloom Biorenewables SA. During 2024, BTV supported its portfolio of companies with a number of follow-on investment rounds, and new investments including a U.S.-based adaptogens and nootropics beverage company, Hop Wtr Inc., and a German AI-powered sustainable packaging company, one.five. Investments held at fair value through OCI relate to equity investments in ITC Hotels and various strategic businesses. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 303 Investments held at fair value through profit and loss principally consist of government securities, indexed deposits, treasury bills or other treasury products with maturities of more than three months which, if held for less than 12 months, form part of the Group’s definition of net debt. Investments held at fair value through profit and loss include other strategic investments which do not meet the definition of equity investments. Balances held at 31 December 2024 included £437 million in respect of investments held by subsidiaries in CCAA protection (note 32). These investments were liquidated and paid into the Global Settlement Trust Account as part of the Upfront Cash Contribution in the second half of 2025. As at 31 December 2025, investments held at fair value included restricted amounts of nil (2024: £60 million) subject to potential exchange control restrictions. During 2024, as part of the sale and leaseback transaction in Nigeria, referred to in note 5(b), the Group obtained a 40% interest in Rising Sun Partners LP, a property management company as part of the consideration receivable. As a limited partner, the Group has no voting rights or influence over the entity and has classified the interest as an investment at fair value through profit and loss. The fair value of the investment was £10 million and was derived as a share of the market value of the property owned and managed by Rising Sun Partners LP. As the investment was a non-cash addition it was excluded from the cash flow reconciliation below. Investments held at fair value are predominantly denominated in the functional currencies of subsidiary undertakings with less than 16% in other currencies (2024: less than 7% in other currencies). There is no material difference between the investments held at fair value and their gross contractual values. The classification of these investments under the IFRS 13 Fair Value Measurement fair value hierarchy is given in note 26. Fair values for quoted investments are based on observable market prices. If there is no active market for a financial asset, the fair value is established by using valuation techniques, including discounted cash flow analyses and share of net assets. The fair value of the seven-year convertible debenture in Charlotte’s Web has been determined using a binomial option pricing model. Included in the values in the table above are £138 million (2024: £212 million) of level 3 assets. Movements in these assets in 2025 included £35 million (2024: £128 million) of additions, £71 million (2024: £114 million) of disposals and £38 million of net fair value loss (2024: £6 million net fair value gain). Below is a reconciliation of the fair value investments cash flows to the cash flow statement – investing activities: 2025 £m 2024 £m Cash outflow from investments held at fair value 35 204 Cash outflow from loans and other receivables 19 12 Cash outflows from investments per cash flow statement 54 216 Cash inflow from investments held at fair value (835) (288) Cash inflow from loans and other receivables (13) (11) Cash inflows from investments per cash flow statement (848) (299) BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 304 19 Derivative financial instruments The fair values of derivatives are determined based on market data (primarily yield curves, implied volatilities and exchange rates) to calculate the present value of all estimated flows associated with each derivative at the balance sheet date. In the absence of sufficient market data, fair values would be based on the quoted market price of similar derivatives. The classification of these derivative assets and liabilities under the IFRS 13 fair value hierarchy is given in note 26. 2025 2024 Assets £m Liabilities £m Assets £m Liabilities £m Fair value hedges – interest rate swaps 44 92 11 270 – cross-currency swaps — 5 19 — Cash flow hedges – cross-currency swaps 105 — 81 16 – forward foreign currency contracts 61 43 71 33 Net investment hedges – forward foreign currency contracts 65 18 35 67 Held-for-trading* – forward foreign currency contracts 22 57 79 31 Embedded derivative relating to associates (note 14) — — — 7 Total 297 215 296 424 Current 162 91 186 156 Non-current 135 124 110 268 297 215 296 424 Derivatives – in respect of net debt** 158 146 184 297 – other 139 69 112 127 297 215 296 424 Notes: * Derivatives which do not meet the tests for hedge accounting under IFRS 9 or which are not designated as hedging instruments are referred to as ‘held-for-trading’. These derivatives principally consist of forward foreign currency contracts which have not been designated as hedges due to their value changes offsetting with other components of net finance costs relating to financial assets and financial liabilities. The Group does not use derivatives for speculative purposes. All derivatives are undertaken for risk management purposes. ** Derivatives in respect of net debt are in a net asset position of £12 million as at 31 December 2025 (2024: net liability position of £113 million). The Group’s net debt is presented in note 23. For cash flow hedges, the timing of expected cash flows is as follows: assets of £166 million (2024: £152 million) of which £58 million (2024: £65 million) is expected within one year and nil (2024: nil) beyond five years and liabilities of £43 million (2024: £49 million) of which £42 million (2024: £48 million) is expected within one year and nil (2024: nil) beyond five years. The Group’s cash flow hedges are principally in respect of sales or purchases of inventory and certain debt instruments. A certain number of forward foreign currency contracts were used to manage the currency profile of external borrowings and are reflected in the currency table in note 23. Interest rate swaps have been used to manage the interest rate profile of external borrowings and are reflected in the re-pricing table in note 23. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 305 The table below sets out the maturities of the Group’s derivative financial instruments (excluding the embedded derivative relating to associates) on an undiscounted contractual basis, based on spot rates. The maturity dates of gross-settled derivative financial instruments are as follows: 2025 2024 Assets Liabilities Assets Liabilities Inflow £m Outflow £m Inflow £m Outflow £m Inflow £m Outflow £m Inflow £m Outflow £m Within one year – forward foreign currency contracts 7,208 (7,067) 9,580 (9,703) 9,748 (9,556) 6,952 (7,075) – interest rate swaps 100 (101) 174 (246) — (9) 117 (224) – cross-currency swaps 7 (12) 57 (54) 34 (40) 306 (323) Between one and two years – forward foreign currency contracts 771 (756) 96 (98) 377 (365) 199 (202) – interest rate swaps 120 (106) 624 (617) 18 (14) 231 (316) – cross-currency swaps 581 (467) 57 (52) 34 (38) — — Between two and three years – interest rate swaps 120 (112) 136 (139) 19 (15) 229 (249) – cross-currency swaps — — 57 (54) 594 (492) — — Between three and four years – interest rate swaps 120 (117) 136 (145) 19 (16) 196 (218) – cross-currency swaps — — 994 (1,018) 27 (25) — — Between four and five years – interest rate swaps 101 (100) 136 (149) 19 (17) 196 (218) – cross-currency swaps — — — — 473 (454) — — Beyond five years – interest rate swaps 291 (293) 279 (331) 279 — 1,217 (685) 9,419 (9,131) 12,326 (12,606) 11,641 (11,041) 9,643 (9,510) The Group's net-settled derivative financial instruments are all due within one year with assets inflow of £9 million (2024: £1 million inflow) and liabilities outflow of £1 million (2024: £8 million outflow). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 306

BAT Annual Report 2025 | Strategic Report | Governance Report | Financial Statements | Other Information

The items designated as hedging instruments are as follows:

	2025		2024	
	Nominal amount of hedging instrument £m	**Changes in fair value used for calculating hedge ineffectiveness £m**	Nominal amount of hedging instrument £m	Changes in fair value used for calculating hedge ineffectiveness £m
Interest rate risk exposure:				
Fair value hedges				
– interest rate swaps	**7,108**	**144**	6,509	(58)
– cross-currency swaps	**427**	**(26)**	459	(2)
Cash flow hedges				
– cross-currency swaps	**563**	**(22)**	833	18
Foreign currency risk exposure:				
Cash flow hedges				
– forward foreign currency contracts	**2,542**	**21**	3,023	39
Net investment hedges (derivative related)				
– forward foreign currency contracts	**5,961**	**48**	4,569	(33)
Net investment hedges (non-derivative related)				
– debt (carrying value) in borrowings designated as net investment hedges of net assets	**383**	**(20)**	363	17

20 Inventories

	2025 £m	2024 £m
Raw materials and consumables	**2,022**	2,056
Finished goods and work in progress	**2,254**	2,434
Goods purchased for resale	**106**	126
	4,382	4,616

Write-offs taken to other operating expenses in the Group income statement were £217 million (2024: £134 million; 2023: £250 million). As mentioned in note 33, in 2023, this includes a write-off of stock of leaf following an extreme weather event. Goods purchased for resale include Group brands produced under third-party contract manufacturing arrangements.

307

BAT Annual Report 2025

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Notes on Accounts Continued

21 Cash and cash equivalents

	2025 £m	2024 £m
Cash and bank balances	**1,915**	3,428
Cash equivalents	**1,912**	1,869
	3,827	5,297

The carrying value of cash and cash equivalents approximates their fair value.
Cash and cash equivalents are denominated in the functional currency of the subsidiary undertaking or other currencies as shown below:

	2025 £m	2024 £m
Functional currency	**3,111**	4,392
US dollar	**565**	651
Euro	**87**	115
Other currencies	**64**	139
	3,827	5,297

In the Group cash flow statement, net cash and cash equivalents are shown after deducting bank overdrafts and accrued interest where applicable, as follows:

	2025 £m	2024 £m
Cash and cash equivalents as above	**3,827**	5,297
Less overdrafts and accrued interest	**(40)**	(193)
Net cash and cash equivalents	**3,787**	5,104

Cash and cash equivalents also include £24 million (2024: £49 million) of cash that is held as a hedging instrument.

Accrued interest of £3 million (2024: £55 million) was driven by lower cash and cash equivalent balances in certain markets.

Restricted cash

Cash and cash equivalents include restricted amounts of £268 million (2024: £2,072 million) in respect of ITCAN which was previously in CCAA protection (note 32 and note 24). Accumulated cash and cash equivalents were paid into the Global Settlement Trust Account as part of the Upfront Cash Contribution (each as defined in the Approved Plans, see note 24) in the second half of 2025. Due to ongoing restrictions associated with the Approved Plans in Canada, cash and cash equivalents held by ITCAN continue to be considered restricted. As at 31 December 2025, further restricted cash and cash equivalents of £67 million (2024: £339 million) were principally due to exchange control restrictions.

308

BAT Annual Report 2025

Strategic Report | Governance Report | Financial Statements | Other Information

22 Capital and reserves

(a) Share capital

	Ordinary shares of 25p each Number of shares	£m
Allotted and fully paid		
1 January 2025	**2,342,825,304**	**585**
Changes during the year		
– share option schemes	**89,960**	**—**
– shares bought back and cancelled	**(30,460,763)**	**(8)**
31 December 2025	**2,312,454,501**	**577**
Allotted and fully paid		
1 January 2024	2,456,941,909	614
Changes during the year		
– share option schemes	275,824	—
– shares bought back and cancelled	(27,392,429)	(7)
– treasury shares cancelled	(87,000,000)	(22)
31 December 2024	2,342,825,304	585
Allotted and fully paid		
1 January 2023	2,456,867,420	614
Changes during the year		
– share option schemes	74,489	—
31 December 2023	2,456,941,909	614

Share capital

The Company's ordinary shares are fully paid and no further contribution of capital may be required by the Company from the shareholders. All ordinary shares rank equally with regard to participation in dividends and to share in the proceeds of the Company's residual assets upon a winding up of the Company. Shareholders may, by ordinary resolution, declare final dividends, but not in excess of the amount recommended by the Directors. Holders of ordinary shares have no pre-emptive rights.

On a show of hands every shareholder who is present in person at a general meeting is entitled to one vote regardless of the number of shares held by the shareholder, unless a poll is demanded. On a poll, every shareholder who is present in person or by proxy has one vote for every share held by the shareholder. The Company's Annual General Meeting voting is undertaken by way of a poll.

All rights attached to the Company's shares held by the Group as treasury shares are suspended until those shares are reissued.

(b) Share premium account, capital redemption reserves and merger reserves comprise:

	Share premium account £m	Capital redemption reserves £m	Merger reserves £m	Total £m
31 December 2025	**123**	**138**	**26,414**	**26,675**
31 December 2024	121	130	26,414	26,665
31 December 2023	115	101	26,414	26,630

Share premium account

The share premium account includes the difference between the value of shares issued and their nominal value. The share premium increase includes £2 million (2024: £6 million; 2023: £2 million) in respect of ordinary shares issued under the Company's share option schemes.

Capital redemption account

On the purchase of own shares as part of the share buy-back programme for shares which are cancelled, a transfer is made from retained earnings to the capital redemption reserve equivalent to the nominal value of shares purchased. Purchased shares which are not cancelled are classified as treasury shares and presented as a deduction from total equity. During 2024, 87 million shares purchased under previous share buy-back programmes were cancelled.

Merger reserve account

The merger reserve comprises:

a. In 1999, shares were issued for the acquisition of the Rothmans International B.V. Group and the difference between the fair value of shares issued and their nominal value of £3,748 million was credited to merger reserves; and

b. On 25 July 2017, the Group announced the completion of the acquisition of the remaining 57.8% of the Reynolds Group not already owned by the Group. Shares were issued for the acquisition and the difference between the fair value of shares issued and their nominal value of £22,666 million was credited to merger reserves.

309

BAT Annual Report 2025

Strategic Report | Governance Report | Financial Statements | Other Information

Notes on Accounts Continued

(c) Equity attributed to owners of the parent – movements in other reserves and retained earnings (which are after deducting treasury shares) comprise:

							Retained earnings	
	Translation reserve (i) £m	Hedging reserve (ii) £m	Fair value reserve (iii) £m	Revaluation reserve (iv) £m	Other (v) £m	Total other reserves £m	Treasury shares (vi) £m	Other £m
1 January 2025	**(1,615)**	**(84)**	**45**	**179**	**573**	**(902)**	**(4,408)**	**26,018**
Comprehensive income and expense								
Profit for the year	—	—	—	—	—	—	—	7,764
Foreign currency translation and hedges of net investments in foreign operations								
– differences on exchange from translation of foreign operations	(3,310)					(3,310)		
– reclassified and reported in profit for the year	2					2		
– net investment hedges – net fair value gains on derivatives	151	—	—	—	—	151	—	—
– net investment hedges – differences on exchange on borrowings	(20)	—	—	—	—	(20)	—	—
Cash flow hedges								
– net fair value gains	—	3	—	—	—	3	—	—
– reclassified and reported in profit for the year	—	16	—	—	—	16	—	—
– tax on net fair value gains in respect of cash flow hedges (note 10(f))	—	(13)	—	—	—	(13)	—	—
Investments held at fair value								
– net fair value losses	—	—	(2)	—	—	(2)	—	—
– reclassified and reported in retained earnings	—	—	(4)	—	—	(4)	—	4
Associates								
– share of OCI, net of tax (note 9)	(134)	1	—	—	—	(133)	—	—
– differences on exchange reclassified to profit or loss (note 9)	47	—	—	—	—	47	—	—
Retirement benefit schemes								
– net actuarial losses (note 15)	—	—	—	—	—	—	—	(10)
– surplus recognition (note 15)	—	—	—	—	—	—	—	(66)
Associates – share of OCI, net of tax (note 9)	—	—	(4)	—	—	(4)	—	—
Other changes in equity								
Cash flow hedges reclassified and reported in total assets	—	21	—	—	—	21	—	—
Employee share options								
– value of employee services	—	—	—	—	—	—	—	83
– treasury shares used for share option schemes	—	—	—	—	—	—	9	(9)
Dividends and other appropriations								
– ordinary shares	—	—	—	—	—	—	—	(5,240)
Purchase of own shares								
– held in employee share ownership trusts	—	—	—	—	—	—	(61)	—
– share buy-back programme	—	—	—	—	—	—	—	(1,114)
Perpetual hybrid bonds								
– coupons paid	—	—	—	—	—	—	—	(55)
– tax on coupons paid	—	—	—	—	—	—	—	14
– redemption of perpetual hybrid bonds, net of costs	—	—	—	—	—	—	—	(31)
– reclassification of issuance costs. net of tax	—	—	—	—	—	—	—	(8)
Non-controlling interests – acquisitions (note 27(c))	—	—	—	—	—	—	—	(15)
Other movements	—	—	—	—	—	—	77	(23)
31 December 2025	**(4,879)**	**(56)**	**35**	**179**	**573**	**(4,148)**	**(4,383)**	**27,312**

310

Retained earnings Translation reserve (i) £m Hedging reserve (ii) £m Fair value reserve (iii) £m Revaluation reserve (iv) £m Other (v) £m Total other reserves £m Treasury shares (vi) £m Other £m 1 January 2024 (1,470) (194) 18 179 573 (894) (7,096) 31,627 Comprehensive income and expense Profit for the year — — — — — — — 3,068 Foreign currency translation and hedges of net investments in foreign operations – differences on exchange from translation of foreign operations (193) — — — — (193) — — – reclassified and reported in profit for the year — — — — — — — — – net investment hedges – net fair value gains on derivatives 20 — — — — 20 — — – net investment hedges – differences on exchange on borrowings 17 — — — — 17 — — Cash flow hedges – net fair value gains — 65 — — — 65 — — – reclassified and reported in profit for the year — 36 — — — 36 — — – tax on net fair value gains in respect of cash flow hedges (note 10(f)) — (23) — — — (23) — — Investments held at fair value – net fair value losses — — (6) — — (6) — — Associates − share of OCI, net of tax (note 9) (32) 19 — — — (13) — — − differences on exchange reclassified to profit or loss (note 9) 43 — — — — 43 — — Retirement benefit schemes – net actuarial losses (note 15) — — — — — — — (19) – surplus recognition (note 15) — — — — — — — (14) – tax on actuarial gains in respect of subsidiaries (note 10(f)) — — — — — — — (1) Associates − share of OCI, net of tax (note 9) — — 33 — — 33 — — Other changes in equity Cash flow hedges reclassified and reported in total assets — 13 — — — 13 — — Employee share options – value of employee services — — — — — — — 70 – treasury shares used for share option schemes — — — — — — 8 (8) Dividends and other appropriations – ordinary shares — — — — — — — (5,209) Purchase of own shares – held in employee share ownership trusts — — — — — — (94) — – share buy-back programme — — — — — — — (698) Treasury shares cancelled — — — — — — 2,685 (2,685) Perpetual hybrid bonds – coupons paid — — — — — — — (56) – tax on coupons paid — — — — — — — 14 Reclassification of equity in respect of assets classified as held-for-sale — — — — — — — — Other movements — — — — — — 89 (71) 31 December 2024 (1,615) (84) 45 179 573 (902) (4,408) 26,018 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 311 Retained earnings Translation reserve (i) £m Hedging reserve (ii) £m Fair value reserve (iii) £m Revaluation reserve (iv) £m Other (v) £m Total other reserves £m Treasury shares (vi) £m Other £m 1 January 2023 2,200 (327) 30 179 573 2,655 (7,116) 51,197 Comprehensive income and expense Loss for the year — — — — — — — (14,367) Foreign currency translation and hedges of net investments in foreign operations – differences on exchange from translation of foreign operations (4,007) — — — — (4,007) — — – reclassified and reported in profit for the year 552 — — — — 552 — — – net investment hedges – net fair value loss on derivatives 236 — — — — 236 — — – net investment hedges – differences on exchange on borrowings 9 — — — — 9 — — Cash flow hedges – net fair value gains — 59 — — — 59 — — – reclassified and reported in profit for the year — 12 — — — 12 — — – tax on net fair value gains in respect of cash flow hedges (note 10(f)) — (23) — — — (23) — — Investments held at fair value – net fair value gains — — (6) — — (6) — — Associates – share of OCI, net of tax (note 9) (165) 58 — — — (107) — — Retirement benefit schemes – net actuarial gains (note 15) — — — — — — — (106) – surplus recognition (note 15) — — — — — — — 24 – tax on actuarial gains in respect of subsidiaries (note 10(f)) — — — — — — — 30 Associates – share of OCI, net of tax (note 9) — — (6) — — (6) — 1 Other changes in equity Cash flow hedges reclassified and reported in total assets — 27 — — — 27 — — Employee share options – value of employee services — — — — — — — 71 – treasury shares used for share option schemes — — — — — — 14 (14) Dividends and other appropriations – ordinary shares — — — — — — — (5,071) Purchase of own shares – held in employee share ownership trusts — — — — — — (110) — – share buy-back programme — — — — — — — — Perpetual hybrid bonds – coupons paid — — — — — — — (58) – tax on coupons paid — — — — — — — 14 Non-controlling interests − acquisitions (note 27(c)) — — — — — — — — Reclassification of equity in respect of assets classified as held-for-sale (295) — — — — (295) — — Other movements — — — — — — 116 (94) 31 December 2023 (1,470) (194) 18 179 573 (894) (7,096) 31,627 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 312 (i) Translation reserve: The translation reserve is explained in the accounting policy on foreign currencies in note 1. The Group’s principal exchange rates used to convert the results of the Group’s foreign operations to sterling for the purposes of consolidation within the Group’s financial statements are the US dollar, Euro, Australian dollar, Bangladeshi taka, Brazilian real, Canadian dollar, Chilean peso, Danish krone, Indian rupee, Indonesian rupiah, Japanese yen, Romanian leu, Singaporean dollar, South African rand and Swiss franc and are readily exchangeable into sterling or other freely convertible currencies. In certain other markets, where there is a lack of exchangeability, the exchange rate is estimated using observable data such as inflation-adjusted exchange rates or premiums paid to obtain hard currency from financial institutions. In 2025, included within the differences on exchange from translation of foreign operations is £2 million (2024: nil; 2023: £552 million) which has been reclassified from reserves to the income statement and recognised in other operating expenses. In 2023, this foreign exchange reclassified to the income statement was recognised as an adjusting item. This was in relation to £554 million in respect of the sale of the Russian and Belarusian subsidiaries and a loss of £2 million in respect of the move to above market business models and Quantum-related initiatives. In 2025, the Group divested 10% of its equity stake in ITC and £47 million was reclassified from reserves to the income statement and recognised in share of post-tax results of associates and joint ventures. In 2024, the Group divested 12% of its equity stake in ITC and £43 million was reclassified from reserves to the income statement and recognised in the share of post-tax results of associates and joint ventures. In both years, the reclassification to the income statement was recognised as an adjusting item. (ii) Hedging reserve: The hedging reserve is explained in the accounting policy on financial instruments in note 1. Of the amounts reclassified from the hedging reserve and reported in profit for the year, a loss of £29 million (2024: £33 million loss; 2023: £51 million loss) and a loss of £4 million (2024: £6 million gain; 2023: £4 million loss) were reported within revenue and raw materials and consumables, respectively, together with a gain of £1 million (2024: £6 million loss; 2023: £17 million loss) reported in other operating expenses, and a gain of £48 million (2024: £69 million gain; 2023: £84 million gain) reported within net finance costs. The Group hedges certain foreign currency denominated borrowings with cross-currency interest rate swaps. As permitted by IFRS 9 Financial Instruments, the foreign currency basis spreads have been separated from the hedging instrument and are recognised in reserves as a ‘cost of hedging’ and are reclassified to the income statement in the same period in which profit and loss is affected by the hedged expected cash flows as a component of the associated interest expense. The basis spreads are included within hedging reserves as they are not material. Included within the balance of hedging reserves at 31 December 2025 is an accumulated amount of nil (2024: £2 million loss; 2023: £6 million loss) in respect of the cost of hedging. (iii) Fair value reserve: The fair value reserve is explained in the accounting policy on financial instruments in note 1. Fair value gains and losses arising from investments held at fair value through other comprehensive income are recognised in this reserve. As a result of ITC’s demerger of its hotel business in January 2025, the Group received a 15% stake in the newly incorporated ITC Hotels in the form of a dividend in specie of £533 million. In December 2025, around 59% of the Group’s investment in ITC Hotels was sold to investors by way of an accelerated bookbuild process. The fair value gains associated with the investment disposed of were transferred from the fair value reserve into the profit and loss reserve. Refer to note 18 for further information. (iv) Revaluation reserve: The revaluation reserve relates to the acquisition of the cigarette and snus business of Skandinavisk Tobakskompagni in 2008. (v) Other reserves: Other reserves comprise: a.£483 million which arose in 1998 from merger accounting in a Scheme of Arrangement and Reconstruction whereby British American Tobacco p.l.c. acquired the entire share capital of B.A.T Industries p.l.c. and the share capital of that company’s principal financial services subsidiaries was distributed, so effectively demerging them; and b.In the 1999 Rothmans transaction, convertible redeemable preference shares were issued as part of the consideration. The discount on these shares was amortised by crediting other reserves and charging retained earnings. The £90 million balance in other reserves comprises the accumulated balance in respect of the preference shares converted during 2004. (vi) Treasury shares: Total equity attributable to owners of the parent is stated after deducting the cost of treasury shares which include £4,105 million (2024: £4,114 million; 2023: £6,807 million) for shares repurchased and not cancelled and £278 million (2024: £294 million; 2023: £289 million) in respect of the cost of own shares held in employee share ownership trusts. On 18 March 2024, the Group announced a £1.6 billion share buy-back programme starting with £700 million in 2024 and with the remaining £900 million in 2025. The purpose of this programme is to reduce the issued share capital of the Company and the shares were cancelled on purchase. Following the partial sale of ITC shares on 28 May 2025, the Group announced an extension of the share buy-back programme of £200 million, taking the total amount repurchased in 2025 to £1.1 billion. On 9 December 2025, the Group announced an increase to the share buy-back programme of £1.3 billion commencing in 2026. In respect of the share buy-back programme announced in 2024 and 2025, during the year the Group bought back and cancelled 30,460,763 (2024: 27,392,429) shares, for a total consideration of £1,114 million (2024: £698 million) inclusive of transaction costs of £6 million (2024: £3 million) that have been deducted from equity. Additionally, in 2024, 87 million shares held in the Company’s treasury share account previously purchased under prior year share buy-back programmes were cancelled. As at 31 December 2025, treasury shares include 6,132,171 (2024: 7,113,821; 2023: 5,951,979) shares held in trust and 132,988,352 (2024: 133,266,206; 2023: 220,533,855) shares repurchased and not cancelled as part of the Company’s share buy-back programme. From March 2020, the Company has utilised shares acquired in the share buy-back programme to satisfy share-based payment awards made to certain employees. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 313 (d) Perpetual hybrid bonds The Group issues perpetual hybrid bonds and, as the Group has the unconditional right to avoid transferring cash or another financial asset in relation to these bonds, they are classified as equity instruments in the consolidated financial statements. Issuance costs associated with these bonds are also recognised within equity. The coupons associated with perpetual hybrid bonds are fixed and would reset to rates determined by the contractual terms of each instrument on certain dates. The bonds are perpetual in nature and do not have maturity dates for the repayment of principal. The contractual terms of the perpetual hybrid bonds allow the Group to defer coupon payments, however certain contingent events could trigger mandatory payments of such deferred coupons, including the payment of dividends on, and the repurchase of, ordinary shares, subject to certain exceptions in each case. The full terms and conditions of such events can be found in the relevant prospectus which is available under the debt facilities section of the Group’s debt microsite (www.bat.com/content/dam/batcom/global/main-nav/ investors-and-reporting/debt-investors/debt-facilities/2025_-_Hybrid_Standalone_Prospectus.pdf). On 27 September 2021, the Group issued two €1 billion perpetual hybrid bonds amounting to £1,703 million, which have been classified as equity. Issuance costs of these bonds, amounting to €26 million (£22 million), have been recognised within equity, net of £4 million of tax on issuance costs. These bonds include an optional par redemption feature, exercisable at the Group’s discretion, from September 2026 to December 2026 (the 3% perpetual hybrid bond) and June 2029 to September 2029 (the 3.75% perpetual hybrid bond), as well as on specified dates thereafter, or in the event of specific circumstances (such as a change in IFRS or tax regime) as set out in the individual terms of each issue. On 21 October 2025, the Group announced a tender offer to purchase any and all of its outstanding €1 billion 3% perpetual hybrid bonds from the holders of the securities. On 29 October 2025, the Group announced the final results of the tender offer, confirming that holders of €807 million in aggregate principal amount of the securities (representing c. 81% of the total outstanding principal amount) had validly tendered their securities, which were accepted for purchase and redeemed at a premium of £3 million. As the aggregate principal amount of the securities validly tendered and accepted for purchase pursuant to the offer exceeded the 75% threshold specified in the terms and conditions of the securities, the Group exercised its Substantial Repurchase Event Redemption Option and on 10 November 2025 redeemed the remaining c. 19% at their principal amount. The cash paid in respect of the redemption of the €1 billion 3% perpetual hybrid bond was £883 million (inclusive of redemption costs) and all of these securities have been cancelled. Included within the redemption of perpetual hybrid bonds equity movement of £39 million is £29 million in relation to the difference in spot rates between issuance and redemption. This has been treated as an adjusting item for the purposes of calculating the Group’s adjusted earnings per share in note 11. On 30 October 2025, the Group issued two series of €600 million perpetual hybrid bonds amounting to £1,057 million. Issuance costs of the bonds amounting to €8 million (£7 million), have been recognised within equity, net of £2 million of tax on issuance costs. These bonds include an optional par redemption feature exercisable at the Group’s discretion from October 2030 to January 2031 (the 4.2% perpetual hybrid bond) and July 2033 to October 2033 (the 4.75% perpetual hybrid bond), or in the event of specific circumstances (such as a change in IFRS or tax regime) as set out in the individual terms of each issue. During the year, the Group did not defer any eligible coupon payments and paid a coupon of £33 million in September 2025 (September 2024: £31 million; September 2023: £33 million) on the 3.75% September 2029 bond and £22 million in October and November 2025 (December 2024: £25 million; December 2023: £26 million) on the 3% December 2026 bond which have been recognised within equity. Differences between the coupon recognised in the capital and reserves statement and the coupon paid on perpetual hybrid bonds in the cash flow statement are due to foreign exchange arising on short timing differences between recognition and settlement. The fair value of these bonds at 31 December 2025 is £1,926 million (2024: £1,211 million; 2023: £1,512 million). (e) Non-controlling interests Movements in non-controlling interests primarily relate to profit for the year and dividends (reported as a movement in retained earnings) and differences on exchange arising from the translation into sterling (reported as a movement in other reserves). Information on subsidiaries with non-controlling interests is provided in note 32. At 31 December 2025, the non-controlling interest in Brascuba amounts to a loss of £33 million. (f) Dividends and other appropriations The interim quarterly dividend payment for the year ended 31 December 2024 of 240.24p per ordinary share (31 December 2023: 235.52p per ordinary share) was payable in four equal instalments: amounts payable in May 2025 of £1,314 million (May 2024: £1,316 million), August 2025 of £1,317 million (August 2024: £1,303 million), November 2025 of £1,313 million (November 2024: £1,302 million) and February 2026 of £1,308 million (February 2025: £1,296 million), respectively. The total dividends recognised as an appropriation from reserves in 2025 was £5,240 million (2024: £5,209 million; 2023: £5,071 million). The Board has declared an interim dividend of 245.04p per ordinary share of 25p, for the year ended 31 December 2025, payable in four equal quarterly instalments of 61.26p per ordinary share in May 2026, August 2026, November 2026 and February 2027. These payments will be recognised as appropriations from reserves in 2026 and 2027. The total amount payable is estimated to be £5,341 million based on the number of shares outstanding at the date of these accounts. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 314

23 Borrowings Currency Maturity dates Interest rates 2025 £m 2024 £m Eurobonds Euro 2027 to 2045 1.3% to 5.4% 4,931 5,236 UK sterling 2026 to 2055 2.3% to 6.0% 1,993 2,291 Swiss franc 2026 1.4% 236 221 Bonds issued pursuant to rules under the U.S. Securities Act (as amended) US dollar 2026 to 2055 1.7% to 8.1% 26,655 28,268 Bonds and notes 33,815 36,016 Bank loans 689 211 Bank overdrafts 37 138 Lease liabilities 529 585 35,070 36,950 Perpetual hybrid bonds issued by the Group have been classified as equity (note 22(d)) and are therefore excluded from borrowings. Current borrowings per the balance sheet include interest payable of £571 million at 31 December 2025 (2024: £565 million). Included within borrowings are £7,844 million (2024: £8,750 million) of borrowings subject to fair value hedges where their amortised cost has been decreased by £44 million (2024: £215 million decrease). The fair value of borrowings is estimated to be £33,717 million (2024: £34,596 million) of which £32,462 million (2024: £33,663 million) has been calculated using quoted market prices and is within level 1 of the fair value hierarchy and £1,255 million (2024: £933 million) has been calculated based on discounted cash flow analysis and is within level 3 of the fair value hierarchy. Amounts secured on Group assets including property, plant and equipment, inventory and receivables as at 31 December 2025 are nil (2024: nil). The majority of lease liabilities are secured against the associated assets. Borrowings are repayable as follows: Per balance sheet Contractual gross maturities 2025 £m 2024 £m 2025 £m 2024 £m Within one year 3,362 4,312 4,246 5,276 Between one and two years 2,973 2,644 4,444 4,084 Between two and three years 3,813 3,012 5,103 4,522 Between three and four years 1,695 3,435 2,879 4,695 Between four and five years 2,647 1,725 3,749 2,899 Beyond five years 20,580 21,822 30,225 32,232 35,070 36,950 50,646 53,708 The contractual gross maturities in each year include the borrowings maturing in that year together with forecast interest payments on all borrowings which are outstanding for all or part of that year. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 315 Borrowings are denominated in the functional currency of the subsidiary undertaking or other currencies as shown below: Functional currency £m US dollar £m UK sterling £m Euro £m Other currencies £m Total £m 31 December 2025 Total borrowings 28,201 3,134 — 3,460 275 35,070 Effect of derivative financial instruments – cross-currency swaps 909 (427) — (563) — (81) – forward foreign currency contracts (564) (562) — 764 360 (2) 28,546 2,145 — 3,661 635 34,987 31 December 2024 Total borrowings 28,830 3,754 302 3,800 264 36,950 Effect of derivative financial instruments – cross-currency swaps 609 (148) — (533) — (72) – forward foreign currency contracts 68 (901) — 435 395 (3) 29,507 2,705 302 3,702 659 36,875 The exposure to interest rate changes when borrowings are re-priced is as follows: Within 1 year £m Between 1-2 years £m Between 2-3 years £m Between 3-4 years £m Between 4-5 years £m Beyond 5 years £m Total £m 31 December 2025 Total borrowings 3,362 2,973 3,813 1,695 2,647 20,580 35,070 Effect of derivative financial instruments – interest rate swaps 7,108 (1,690) — — (830) (4,588) — – cross-currency swaps 448 (102) — (427) — — (81) 10,918 1,181 3,813 1,268 1,817 15,992 34,989 31 December 2024 Total borrowings 4,312 2,644 3,012 3,435 1,725 21,822 36,950 Effect of derivative financial instruments – interest rate swaps 6,494 — (1,815) — — (4,679) — – cross-currency swaps 459 — (72) — (459) — (72) 11,265 2,644 1,125 3,435 1,266 17,143 36,878 Lease liabilities are repayable as follows: Per balance sheet Contractual gross maturities 2025 £m 2024 £m 2025 £m 2024 £m Within one year 153 141 189 171 Between one and two years 113 133 135 165 Between two and three years 66 87 82 103 Between three and four years 48 49 60 61 Between four and five years 34 38 44 47 Beyond five years 115 137 168 176 529 585 678 723 For more information on leasing arrangements, refer to note 13. As at 31 December 2025, the Group’s undrawn committed borrowing facilities (note 26) amount to £7,695 million (2024: £7,748 million) with £5,195 million maturing within one year (2024: £5,056 million maturing within one year), nil maturing between one and two years (2024: £154 million maturing between one and two years), nil maturing between two and three years (2024: £2,538 million maturing between two and three years), nil maturing between three and four years (2024: nil maturing between three and four years) and £2,500 million maturing between four and five years (2024: nil maturing between four and five years). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 316 The Group’s composition and movements in net debt are presented below along with a reconciliation to the financing activities in the Group Cash Flow Statement: 2025 £m Notes Opening balance Cash flow Foreign exchange Fair value, accrued interest and other Held for Sale Closing balance Borrowings (excluding lease liabilities)* 36,365 (218) (1,799) 193 — 34,541 Lease liabilities 585 (177) (11) 132 — 529 Derivatives in respect of net debt 19 113 (313) 535 (347) — (12) Cash and cash equivalents 21 (5,297) 1,130 138 (6) 208 (3,827) Current investments held at fair value 18 (513) 494 16 (13) — (16) 31,253 916 (1,121) (41) 208 31,215 2024 £m Notes Opening balance Cash flow Foreign exchange Fair value, accrued interest and other Held for Sale Closing balance Borrowings (excluding lease liabilities)* 39,232 (2,387) 231 (711) — 36,365 Lease liabilities 498 (165) (27) 279 — 585 Derivatives in respect of net debt 19 170 (133) 106 (30) — 113 Cash and cash equivalents 21 (4,659) (907) 323 (54) — (5,297) Current investments held at fair value 18 (601) 99 41 (52) — (513) 34,640 (3,493) 674 (568) — 31,253 Note: * Borrowings as at 31 December 2025 include £591 million (2024: £670 million) in respect of the purchase price adjustments relating to the acquisition of Reynolds American. In the table above, movements in accrued interest relate to the net movement year-on-year and cash flows related to interest payments are not included. Fair value, accrued interest and other movements in lease liabilities in 2025 mainly comprise additions of £132 million (2024: £279 million) (net of reassessments, modifications and terminations), see note 13(a). In 2024, included in the £279 million were new lease liabilities of £12 million, mainly arising from sale and leaseback transactions. The movement of £13 million (2024: £52 million) in current investments held at fair value represents the fair value gains for these investments. 2025 £m 2024 £m Cash flows per net debt statement 916 (3,493) Non-financing cash flows included in net debt (1,524) 773 Interest paid (1,631) (1,703) Interest element of lease liabilities (40) (37) Remaining cash flows relating to derivative financial instruments (67) 5 Purchases of own shares held in employee share ownership trusts (61) (94) Purchase of own shares (1,112) (698) Proceeds from issue of perpetual hybrid bonds 1,050 — Redemption of perpetual hybrid bonds, net of costs (883) — Coupon paid on perpetual hybrid bonds (54) (56) Dividends paid to owners of the parent (5,238) (5,213) Capital injection from and purchase of non-controlling interests (19) — Dividends paid to non-controlling interests (100) (121) Other 1 5 Net cash used in financing activities per cash flow statement (8,762) (10,632) BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 317 24 Provisions for liabilities Restructuring of existing businesses £m Employee- related benefits £m Fox River £m Approved Plans in Canada £m Other provisions £m Total £m 1 January 2025 65 42 44 6,203 761 7,115 Differences on exchange 2 (3) — (168) 7 (162) Provided in respect of the year* 24 8 — (708) 229 (447) Transferred to Canada Settlement Payable (Note 25) — — — (85) — (85) Discounting — — — 112 3 115 Utilised during the year (36) (12) (3) (2,560) (156) (2,767) 31 December 2025 55 35 41 2,794 844 3,769 Analysed on the balance sheet as – current 37 11 3 — 557 608 – non-current 18 24 38 2,794 287 3,161 55 35 41 2,794 844 3,769 Restructuring of existing businesses £m Employee- related benefits £m Fox River £m The Approved Plans in Canada £m Other provisions £m Total £m 1 January 2024 139 42 44 — 774 999 Differences on exchange (5) (2) — — (57) (64) Provided in respect of the year* (15) 15 — 6,203 111 6,314 Utilised during the year (54) (13) — — (67) (134) 31 December 2024 65 42 44 6,203 761 7,115 Analysed on the balance sheet as – current 33 11 2 2,456 542 3,044 – non-current 32 31 42 3,747 219 4,071 65 42 44 6,203 761 7,115 Note: * Amounts provided above are shown net of reversals of unused provisions which include reversals of £29 million (2024: £21 million) for restructuring of existing businesses, £14 million (2024: £12 million) for employee benefits, £919 million for the Approved Plans in Canada (2024: nil) and £193 million (2024: £412 million) for other provisions. Included in the £412 million in 2024 was an amount of £270 million related to interest provision for FII GLO which was reclassified to trade and other payables in 2024. Restructuring of existing businesses The restructuring provisions relate to the restructuring costs incurred and reported as adjusting items. The principal restructuring activities in 2025 are described in note 7 and primarily include the cost of employee packages and other operating expenses associated with the Dhaka factory closure in Bangladesh. Provisions associated with redundancy packages are determined based on termination packages offered in each country. Restructuring of existing businesses provisions also include long-term social plans associated with redundancy programmes from previous years, mainly in relation to Quantum. The long-term social plans primarily relate to social plans in Germany, which span over several years and are based on actuarial calculations. These are discounted to present value using Central Bank rates. We do not consider the effect of discounting to be material. The provisions for long-term social plans include future payments related to contracts that are already fixed. Given that there is little or no variability expected in the timing and amount of the payments, no additional risk has been incorporated in the discounting. While some elements of the non-current provisions of £18 million will unwind over several years, as termination payments are made over extended periods in some countries, it is estimated that approximately 99% of these non-current provisions will unwind within five years. Employee-related benefits Employee-related benefits mainly relate to employee benefits other than post-employment benefits. The principal components of these provisions are gratuity and termination awards, ‘jubilee’ payments due after a certain service period and expected payments associated with long-term disability. The majority of these provisions are calculated by actuaries. It is estimated that approximately 59% of the non- current provisions of £24 million will unwind within five years. Fox River A provision of £274 million was made in 2011 for a potential claim under a 1998 settlement agreement entered into by a Group subsidiary in respect of the clean-up of sediment in the Fox River. On 30 September 2014, the Group, NCR, Appvion and Windward Prospects entered into a funding agreement; the details of this agreement are explained in note 31. Under this agreement, no payments were made in 2025 (2024: payments of less than £1 million). In 2025, the Group incurred legal costs of £3 million which were also charged against the provision. It is expected that the non-current provision will unwind within five years. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 318

The Approved Plans in Canada CCAA Proceedings In March 2019, ITCAN obtained an Initial Order from the Ontario Superior Court of Justice granting it protection under the Companies’ Creditors Arrangement Act (CCAA). Under a confidential court supervised mediation process, ITCAN began the process of negotiating a possible settlement of all of its outstanding tobacco litigation in Canada while continuing to run its business in the normal course. On 17 October 2024, the court-appointed mediator and monitor filed a proposed plan of compromise and arrangement in the Ontario Superior Court of Justice. Substantially similar proposed plans were also filed for RBH and JTIM (collectively, the Proposed Plans). Under the Proposed Plans, ITCAN, RBH and JTIM (the Companies) would pay an aggregate settlement amount of CAD$32.5 billion (£17.6 billion at 31 December 2025 rate of exchange) (the Global Settlement Amount). This amount would be funded by: – an upfront payment equal to all the Companies' cash and cash equivalents on hand (including investments held at fair value) plus certain court deposits (subject to an aggregate industry holdback of CAD$750 million (£407 million at 31 December 2025 rate of exchange)) plus 85% of any cash tax refunds that may be received by the Companies on account of the upfront payments; and – annual payments based on a percentage (initially 85%, reducing over time) of each of the Companies’ net income after taxes, based on amounts generated from all sources, excluding New Categories, until the aggregate settlement amount is paid. The performance of ITCAN’s New Categories (including vapour products and nicotine pouches) is not included in the basis for calculating the annual payments. On 31 October 2024, the court granted the Claims Procedure Orders and Meeting Orders. In accordance with the Meeting Order, a creditors' meeting was held on 12 December 2024 and the Proposed Plans were approved by the requisite majorities of the creditors. A sanction hearing took place between 29-31 January 2025. During the sanction hearing, the court was asked to sanction the Proposed Plans. Motions for orders to amend elements of the Proposed Plans were presented on 27 February 2025. The requested amendments to the Proposed Plans resulted in allocating the cash holdback of CAD$750 million (£407 million at 31 December 2025 rate of exchange) from the upfront payment to RBH. On 3 March 2025, the court approved that the Proposed Plans be amended accordingly (the Amended Plans). On 6 March 2025, the court sanctioned the Amended Plans, herein referred to as the Approved Plans. In this sanction order, the court also extended the Stays of litigation up to the implementation date of the Approved Plans. On 29 August 2025 following completion of a number of administrative steps, the Approved Plans were implemented and ITCAN exited the CCAA process. In the second half of 2025, the anticipated upfront payment was paid into the Global Settlement Trust Account as the Upfront Cash Contribution of the Global Settlement Amount. Refer to the ‘Upfront payments’ section below for further information. The Approved Plan for ITCAN resolves all Canadian tobacco litigation and provides a full and comprehensive release to ITCAN, BAT p.l.c. and all related companies for all past, present and future tobacco claims in Canada. Upfront payment As outlined in the Approved Plan, ITCAN is required to pay into the Global Settlement Trust Account, cash and cash equivalents on hand and investments held at fair value in Canada plus certain court deposits. At 31 December 2024, a provision of CAD$4,423 million (£2,456 million) was recognised in relation to this liability. As a result of the Approved Plan for ITCAN being sanctioned, the provision was increased and CAD$4,768 million (£2,560 million) was paid in the second half of 2025. In addition, CAD$758 million (£411 million at 31 December 2025 rate of exchange) previously paid into escrow between 2015 and 2017 and expensed by the Group in 2019 was transferred, and CAD$6 million (£3 million) in insurance settlements were also paid into the Global Settlement Trust Account. The total ITCAN Upfront Cash Contribution deducted from the Global Settlement Amount of CAD$32.5 billion (£17.6 billion at 31 December 2025 rate of exchange), including amounts previously paid into escrow, is therefore CAD$5,532 million (£3,000 million). Future payments As the terms of the Approved Plans dictate, there is no predetermined amount that ITCAN or any of the Companies individually are required to pay. ITCAN and the other Companies are required to make annual payments based on a percentage of net income after tax generated from all sources, excluding New Categories, until the Companies settle the liability in full. In accordance with IAS 37, a provision has been recognised to reflect management's best estimate of ITCAN's total payments under the Approved Plans. The provision is based on management’s best estimate using a five-year cash flow forecast that incorporates certain assumptions used in the value-in-use model and which are used to support the carrying value of the Canadian CGU for goodwill impairment testing purposes, such as the rate at which volumes will decline, future pricing plans and terminal decline. In addition, certain assumptions specific to the provision have been incorporated including the future financial performance of each of the Companies (excluding New Categories), enacted tax laws and the pre-tax discount rate. A pre-tax discount rate of 3.86% (2024: 3.27%) reflecting the risk free rate specific to Canada and aligned with the anticipated timeline for the payments has been used to calculate the present value of the provision. At 31 December 2025, the provision is CAD$5,152 million (£2,794 million) (2024: CAD$6,750 million (£3,747 million)). Management uses judgement to determine the key assumptions used to calculate the present value of the provision. Changes to key assumptions can significantly impact the amount expected to be paid and the years over which payments are expected to be made. During 2025, based on revisions to the provision, a net credit of £708 million was recognised as an adjusting item in profit from operations in the income statement. In light of the revised forecast of the Canadian business to reflect the current difficult trading environment, the key assumptions used to calculate the provision are the rate at which volumes will decline, future pricing plans and the discount rate. The impact of reasonably possible changes to these key assumptions on an individual basis, based on the liability at 31 December 2025, has been outlined below: – Rate at which volumes will decline: If the rate at which volumes decline increases by a further 3% the provision is expected to decrease by £415 million. However, if the rate of volume decline is 3% lower than management’s current forecast the provision would be expected to increase by £282 million; – Execution of future pricing plans: ITCAN’s future pricing plans are incorporated into the calculation of the provision. Pricing delivery is subject to competitive actions and the relative pricing positions of brands and may vary depending on the competitive market conditions. If ITCAN’s pricing delivery is between 60% to 120% of the base assumptions, the provision would decrease by £244 million or increase by £94 million, respectively; and – Discount rate: If the discount rate used to calculate the present value of the provision decreased by 1% then the provision would increase by £330 million. However, if the discount rate increased by 1%, the provision would decrease by £273 million. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 319 The above sensitivities have been considered in isolation and a combination of changes in several assumptions, including the future financial performance of each of the Companies (excluding New Categories), may materially impact the provision. The first payment of the annual contribution has been calculated using the 2025 financial results of ITCAN (from 1 August to 31 December 2025) and a payable of CAD$156 million (£85 million) has been recognised with a corresponding release of the provision. The annual contribution payable will be settled on 30 July 2026. The payments will continue until the aggregate settlement amount is paid. It is expected that payments will continue for at least 40 years. The provision is reviewed on a bi-annual basis and revised to reflect changes resulting from reversals, the unwinding of the discount and changes in assumptions. The revisions of the provision are recognised in the income statement as an adjusting item. Refer to note 31 for further information in relation to Canada litigation. Other Other provisions comprise balances set up in the ordinary course of general business that cannot be classified within the other categories, such as sales returns and amounts in respect of supplier, excise and other disputes. The nature of the amounts provided in respect of disputes is such that the extent and timing of cash flows are difficult to estimate and the ultimate liability may vary from the amounts provided. In accordance with IFRS 15 Revenue from Contracts with Customers, sales return provisions are recognised based on a reasonable estimate of likely returns. In 2025, the sales return provision, included in other provisions, was £104 million (2024: £106 million). Included in other provisions there is a provision of £82 million (2024: £51 million) for deferred consideration in relation with the acquisition of Beni Oral Nicotine LLC. The consideration is up to US$200 million (£160 million), deferred for five years and subject to the achievement of certain milestones. The fair value of the contingent consideration has been determined using a Monte Carlo simulation for the different scenarios and discounted. Refer to note 27(a) for more details. Other provisions also include: (i) provisions of £240 million (2024: £113 million) for interest on tax exposures; (ii) a provision of £54 million recognised by BAT Brazil (2024: £77 million) in relation to litigation-related deposits as explained in note 17 and an amount of £45 million (2024: £37 million) recognised by BAT Brazil in relation to a legal case over whether a 10% tax imposed on a tax benefit associated with investment grants by the Rio de Janeiro State was constitutional (as explained in note 6(k)); and (iii) a provision of £36 million (2024: £59 million) related to an excise assessment of activities undertaken in the Ploiesti factory in Romania. 25 Trade and other payables 2025 £m 2024 £m Trade payables 1,814 1,709 Master settlement agreement (U.S.) (note 6(b)) 1,338 1,520 Duty, excise and other taxes 2,985 2,893 Accrued charges and deferred income 2,644 2,725 FII GLO (note 10(b)) 671 1,118 Social security and other taxation 42 34 Approved Plans in Canada payable (note 24) 85 — Sundry payables 233 236 9,812 10,235 Current 9,328 9,550 Non-current 484 685 9,812 10,235 Supplier Financing Arrangements The Group has certain supplier financing arrangements or ‘reverse factoring’ arrangements in place. The principal purpose of these arrangements is to provide the supplier with the option to access liquidity earlier through the sale of its receivables due from the Group to a bank or other financial institution prior to their due date. Management has determined that the Group’s payables to these suppliers have neither been extinguished nor have the liabilities been significantly modified by these arrangements. The value of amounts payable, invoice due dates and other terms and conditions applicable, from the Group’s perspective, remain unaltered, with only the ultimate payee being changed. Non-cash movements were immaterial. The cash outflows in respect of these arrangements have been recognised within operating cash flows. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 320 2025 £m 2024 £m Supplier Financing Arrangements Total Amounts available for financing reported within trade payables 296 180 Amounts accepted by financial institutions for early financing 287 179 Amounts for which suppliers have received payment 274 157 Analysed as: Leaf payables Amounts available for financing reported within trade payables 188 90 Amounts accepted by financial institution for early financing 182 90 Amounts for which suppliers have received payment 180 84 Other payables Amounts available for financing reported within trade payables 108 90 Amounts accepted by financial institution for early financing 105 89 Amounts for which suppliers have received payment 94 73 2025 2024 Range of payment due dates* Lower Upper Lower Upper Leaf suppliers (note 1) Trade payables part of the arrangement 90 days 150 days 90 days 150 days Trade payables that are not part of the arrangement 1 day 120 days 1 day 120 days Logistics suppliers Trade payables part of the arrangement 45 days 120 days 45 days 135 days Trade payables that are not part of the arrangement 1 day 120 days 1 day 180 days Raw materials and consumables suppliers (excl. leaf) Trade payables part of the arrangement 60 days 180 days 60 days 180 days Trade payables that are not part of the arrangement 1 day 240 days 1 day 240 days Other suppliers (note 2) Trade payables part of the arrangement 30 days 180 days 30 days 180 days Trade payables that are not part of the arrangement 1 day 150 days 1 day 270 days Notes: * Suppliers are subject to various payment due dates depending on the jurisdiction and standard practices. The Group’s payment terms commence from the invoice date. However, for certain categories of external suppliers, payment terms begin from the date a valid invoice is received. 1. Leaf suppliers are subject to various payment due dates depending on the jurisdiction and standard practices. In certain countries, the leaf suppliers who are not part of supplier financing arrangements are paid in advance or on the next working day. 2. The decrease in the upper limit for trade payables that are not part of the supplier financing arrangement (other suppliers) was due to a change in IT service provider. Accrued charges and deferred income Accrued charges and deferred income include £21 million of deferred income (2024: £20 million) relating to certain customer deposits in advance of shipments and £25 million (2024: £29 million) in respect of interest payable mainly related to tax matters. FII GLO FII GLO includes £336 million (2024: £813 million) relating to receipts in 2015, in respect of the Franked Investment Income Government Litigation Order (note 10(b)). During 2024, as a result of the Group agreeing to repay £0.8 billion to HMRC, as mentioned in note 10(b), interest accrued has been transferred from provisions to payables. The interest accrued at 31 December 2024 was £305 million and when combined with the current year interest charge of £30 million (refer to note 8(b)), the total interest payable recognised in relation to FII GLO is £335 million. The interest is calculated based on the UK central bank base rate plus 2%, has been charged to net finance costs and will be payable from 2026. In line with the repayment schedule, £222 million (2024: £479 million) of FII GLO has been recognised as a current payable. Approved Plans in Canada payable Refer to note 24 for further information on the Approved Plans in Canada. Sundry payables As explained in note 17, the Group acts as a collection agent for banks and other financial institutions in certain debtor factoring arrangements. The cash collected in respect of these arrangements that has not yet been remitted amounts to £112 million (2024: £124 million) and is included in sundry payables. Other There is no material difference between the above amounts for trade and other payables and their fair value due to the short-term duration of the majority of trade and other payables, as determined using discounted cash flow analysis. Trade and other payables are predominantly denominated in the functional currencies of subsidiary undertakings with less than 7% in other currencies (2024: less than 7% in other currencies). Amounts payable to related parties including associated undertakings are shown in note 30. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 321 26 Financial instruments and risk management Management of financial risks One of the principal responsibilities of Treasury is to manage the financial risks arising from the Group’s underlying operations. Specifically, Treasury manages, within an overall policy framework set by the Group’s Main Board and Corporate Finance Committee (CFC), the Group’s exposure to funding and liquidity, interest rate, foreign exchange and counterparty risks. The Group’s treasury position is monitored by the CFC which meets regularly throughout the year and is chaired by the Chief Financial Officer. The approach is one of risk reduction within an overall framework of delivering total shareholder return. The Group defines capital as net debt (note 23) and equity (note 22). There are no externally imposed capital requirements for the Group. Group policies include a set of financing principles that provide a framework within which the Group’s capital base is managed and, in particular, the policies on dividends (as a percentage of long-term sustainable earnings) and share buy-back are decided. The key objective of the financing principles is to appropriately balance the interests of equity and debt holders in driving an efficient financing mix for the Group. The Group’s average cost of debt in 2025 is 5.0% (2024: 4.9%). The Group manages its financial risks in line with the classification of its financial assets and liabilities in the Group’s balance sheet and related notes. The Group’s management of specific risks is dealt with as follows: Liquidity risk It is the policy of the Group to maximise financial flexibility and minimise refinancing risk by issuing debt with a range of maturities, generally matching the projected cash flows of the Group and obtaining this financing from a wide range of sources. The Group has a target average centrally managed debt maturity of at least five years with no more than 20% of centrally managed debt maturing in a single rolling year. As at 31 December 2025, the average centrally managed debt maturity was 9.5 years (2024: 9.5 years) and the highest proportion of centrally managed debt maturing in a single rolling year was 15.1% (2024: 14.8%). Perpetual hybrid bonds are treated as equity (note 22(d)) and therefore not included within the debt maturity analysis. The Group utilises cash pooling and zero balancing bank account structures in addition to intercompany loans and borrowings to mobilise cash efficiently within the Group. The key objectives of Treasury in respect of cash and cash equivalents are to protect their principal value, to concentrate cash at the centre, to minimise the required debt issuance and to optimise the yield earned. The amount of debt issued by the Group is determined by forecasting the net debt requirement after the mobilisation of cash. The Group continues to target a solid investment-grade credit rating. Moody’s, S&P's and Fitch's current ratings for the Group are Baa1 (stable outlook), BBB+ (stable outlook), BBB+ (stable outlook), respectively. The Group is confident of its continued ability to successfully access the debt capital markets for future refinancing requirements. As part of its short-term cash management, the Group invests in a range of cash and cash equivalents, including money market funds and deposits with banks, which are regarded as highly liquid and are not exposed to significant changes in fair value. These are kept under continuous review as described in the credit risk section below. At 31 December 2025, the Group had £855 million invested in money market funds (2024: £433 million) and £475 million in deposits with banks (2024: nil). As part of its working capital management, in certain countries, the Group has entered into factoring arrangements and supply chain financing arrangements. These are explained in further detail in note 17 and note 25. Subsidiary companies are funded by share capital and retained earnings, loans from the central finance companies on commercial terms, or through local borrowings by the subsidiaries in appropriate currencies to predominantly fund short- to medium-term working capital requirements. Available facilities in current year: It is Group policy that short-term sources of funds (including drawings under both the Group US$4 billion U.S. commercial paper (U.S. CP) programme and the Group £3 billion euro commercial paper (ECP) programme) are backed by undrawn committed lines of credit and cash. Commercial paper is issued by B.A.T. International Finance p.l.c., B.A.T. Netherlands Finance B.V. and B.A.T Capital Corporation and guaranteed by British American Tobacco p.l.c. At 31 December 2025, commercial paper of nil was outstanding (2024: nil). Cash flows relating to commercial paper that have maturity periods of three months or less are presented on a net basis in the Group’s cash flow statement. At 31 December 2025, the Group had access to a £5.0 billion revolving credit facility. This facility was undrawn at 31 December 2025. In November 2025, the Group refinanced its existing £5.2 billion facility at the reduced amount of £5.0 billion comprising (i) a £2.5 billion 364-day tranche with two one-year extension options and a one-year term out option and (ii) a £2.5 billion five-year tranche with two one-year extension options. During 2025, the Group refinanced or extended short-term bilateral facilities totalling £2.7 billion. As at 31 December 2025, nil was drawn on a short-term basis with £2.7 billion undrawn and still available under such bilateral facilities. Cash flows relating to bilateral facilities that have maturity periods of three months or less are presented on a net basis in the Group’s cash flow statement. In January 2025, the Group entered into a medium-term facility of £468 million (equivalent), which was fully drawn as at 31 December 2025. Issuance, drawdowns and repayments in current year: – In March 2025, the Group repaid a €650 million bond at maturity and accessed the US dollar market under the SEC Shelf Programme, raising a total of US$2.5 billion across three tranches; – In June 2025, the Group repaid two bonds totalling an aggregate amount of US$3.0 billion at maturity; – In August 2025, the Group repaid a £300 million bond at maturity; – In September 2025, the Group accessed the US dollar market under the SEC Shelf Programme, raising US$750 million; and – In October 2025, the Group issued two series of perpetual hybrid bonds, each in an aggregate principal amount of €600 million, and concurrently launched a tender offer for its outstanding €1.0 billion 3% perpetual hybrid bond (first callable in 2026). As a result, approximately 80.7% of the existing 3% perpetual hybrid notes were repurchased at a slight premium, with the remaining 19.3% redeemed at their principal value in November 2025. Refer to note 22(d) for further details. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 322

Available facilities in prior year: At 31 December 2024, the Group had access to a £5.4 billion revolving credit facility. With effect from March 2024, the Group exercised the first of the one-year extension options on the £2.5 billion 364-day tranche of the revolving credit facility, with the second one-year extension subsequently exercised in February 2025. Effective March 2025, therefore, the £2.5 billion 364-day tranche was extended to March 2026. Additionally, £2.85 billion of the five-year tranche remained available until March 2025, with £2.7 billion extended to March 2026 and £2.5 billion extended to March 2027. During 2024, the Group extended short-term bilateral facilities totalling £2.4 billion. As at 31 December 2024, nil was drawn on a short- term basis with £2.4 billion undrawn and still available under such bilateral facilities. Cash flows relating to bilateral facilities that have maturity periods of three months or less are presented on a net basis in the Group’s cash flow statement. Issuance, drawdowns and repayments in prior year: – In February 2024, the Group accessed the US dollar market under the SEC Shelf Programme, raising a total of US$1.7 billion across two tranches; – In March 2024, the Group repaid a £229 million bond at maturity; – In April 2024, the Group accessed the Euro market under its EMTN Programme, raising a total of €900 million; – To optimise the Group’s debt capital structure using available liquidity and to reduce gross and net debt, the Group completed capped cash debt tender offers in May 2024, targeting series of low-priced, long-dated GBP-, EUR- and USD-denominated bonds, pursuant to which the Group repurchased bonds prior to their maturity in a principal amount of £1.8 billion (equivalent); and – In August, September and October 2024, the Group repaid US$1.9 billion, US$1 billion and €850 million of bonds at maturity, respectively. Currency risk The Group is subject to exposure on the translation of the net assets of foreign currency subsidiaries and associates into its reporting currency, sterling. The Group’s primary balance sheet translation exposures are to the US dollar, Euro, Australian dollar, Canadian dollar, Danish krone, Indian rupee, Indonesian rupiah, Singaporean dollar, South African rand and Swiss franc. These exposures are kept under continuous review. The Group’s policy on borrowings is to broadly match the currency of these borrowings with the currency of cash flows arising from the Group’s underlying operations. Within this overall policy, the Group aims to minimise all balance sheet translation exposure where it is practicable and cost-effective to do so through matching currency assets with currency borrowings. The main objective of these policies is to protect shareholder value by increasing certainty and minimising volatility in earnings per share. At 31 December 2025, the currency profile of the Group’s gross debt, after taking into account derivative contracts, was 75% US dollar (2024: 74%), 14% euro (2024: 14%), 7% sterling (2024: 8%) and 4% other currencies (2024: 4%). The Group faces currency exposures arising from the translation of profits earned in foreign currency subsidiaries and associates and joint arrangements; these exposures are not normally hedged. Exposures also arise from: (i) foreign currency denominated trading transactions undertaken by subsidiaries. These exposures comprise committed and highly probable forecast sales and purchases, which are offset wherever possible. The remaining exposures are hedged within the Treasury policies and procedures with forward foreign exchange contracts and options, which are designated as hedges of the foreign exchange risk of the identified future transactions; and (ii) forecast dividend flows from subsidiaries to the centre. To ensure cash flow certainty, the Group enters into forward foreign exchange contracts which are designated as net investment hedges of the foreign exchange risk arising from the investments in these subsidiaries. IFRS 7 Financial Instruments: Disclosures requires a sensitivity analysis that shows the impact on the income statement and on items recognised directly in other comprehensive income of hypothetical changes of exchange rates in respect of non-functional currency financial assets and liabilities held across the Group. All other variables are held constant although, in practice, market rates rarely change in isolation. Financial assets and liabilities held in the functional currency of the Group’s subsidiaries, as well as non-financial assets and liabilities and translation risk, are not included in the analysis. The Group considers a 10% strengthening or weakening of the functional currency against the non-functional currency of its subsidiaries as a reasonably possible change. The impact is calculated with reference to the financial asset or liability held as at the year-end, unless this is unrepresentative of the position during the year. A 10% strengthening of functional currencies against non-functional currencies would result in pre-tax profit being £70 million lower (2024: £94 million lower; 2023: £61 million lower) and items recognised directly in other comprehensive income being £467 million higher (2024: £342 million higher; 2023: £273 million higher). A 10% weakening of functional currencies against non-functional currencies would result in pre-tax profit being £85 million higher (2024: £114 million higher; 2023: £72 million higher) and items recognised directly in other comprehensive income being £572 million lower (2024: £418 million lower; 2023: £333 million lower). The exchange sensitivities on items recognised directly in other comprehensive income relate to hedging of certain net asset currency positions in the Group, as well as on cash flow hedges in respect of future transactions, but do not include sensitivities in respect of exchange on non-financial assets or liabilities. Interest rate risk The objectives of the Group’s interest rate risk management policy are to lessen the impact of adverse interest rate movements on the earnings, cash flow and economic value of the Group. Additional objectives are to minimise the cost of hedging and the associated counterparty risk. In order to manage its interest rate risk, the Group maintains both floating rate and fixed rate debt. The Group sets targets (within overall guidelines) for the desired ratio of floating to fixed rate debt on a net basis (at least 50% fixed on a net basis in the short- to medium- term) as a result of regular reviews of market conditions and strategy by the Corporate Finance Committee and the board of the main central finance company. Underlying borrowings are arranged on both a fixed rate and a floating rate basis and, where appropriate, the Group uses derivatives, primarily interest rate swaps to vary the fixed and floating mix, or forward starting swaps to manage the refinancing risk. The interest rate profile of liquid assets included in net debt are considered to offset floating rate debt and are taken into account in determining the net interest rate exposure. At 31 December 2025, the relevant ratio of floating to fixed rate borrowings after the impact of derivatives was 24:76 (2024: 22:78). On a net debt basis, after offsetting liquid assets and excluding cash and other liquid assets (including investments held at fair value) in Canada, which were subject to certain restrictions under CCAA protection in 2024 (and were subsequently paid into the Global Settlement Trust Account as part of the Upfront Cash Contribution in the second half of 2025), the ratio of floating to fixed rate borrowings was 14:86 (2024: 13:87). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 323 IFRS 7 requires a sensitivity analysis that shows the impact on the income statement and on items recognised directly in other comprehensive income of hypothetical changes of interest rates in respect of financial assets and liabilities of the Group. All other variables are held constant although, in practice, market rates rarely change in isolation. For the purposes of this sensitivity analysis, financial assets and liabilities with fixed interest rates are not included. The Group considers a 100 basis point change in interest rates a reasonably possible change except where rates are less than 100 basis points. In these instances, it is assumed that the interest rates increase by 100 basis points and decrease to zero for the purpose of performing the sensitivity analysis. The impact is calculated with reference to the financial asset or liability held as at the year-end, unless this is unrepresentative of the position during the year. A 100 basis point increase in interest rates would result in pre-tax profit being £27 million lower (2024: £13 million higher; 2023: £5 million lower). A 100 basis point decrease in interest rates, or less where applicable, would result in pre-tax profit being £27 million higher (2024: £13 million lower; 2023: £5 million higher). The effect of these interest rate changes on items recognised directly in other comprehensive income is not material in either year. Following the decision taken by global regulators in 2018 to replace Interbank Offered Rates with alternative nearly risk-free rates, such benchmark rates were expected to be largely discontinued after 2021. The Group is party to the ISDA fallback protocol and in January 2022, it automatically replaced the GBP LIBOR with economically equivalent interest rate derivatives referencing SONIA on their reset date with the impacted derivatives maturing in October 2023. Credit risk The Group has no significant concentrations of customer credit risk. Subsidiaries have policies in place requiring appropriate credit checks on potential customers before sales commence. The process for monitoring and managing credit risk once sales to customers have been made varies depending on local practice in the countries concerned. Certain territories have bank guarantees, other guarantees or credit insurance provided in the Group’s favour in respect of Group trade receivables, the issuance and terms of which are dependent on local practices in the countries concerned. All derivatives are subject to ISDA agreements or equivalent documentation. Cash deposits and other financial instruments give rise to credit risk on the amounts due from the related counterparties. Generally, the Group aims to transact with counterparties with strong investment grade credit ratings. However, the Group recognises that due to the need to operate over a large geographic footprint, this will not always be possible. Counterparty credit risk is managed on a global basis by limiting the aggregate amount and duration of exposure to any one counterparty, taking into account its credit rating. The credit ratings of all counterparties are reviewed regularly. The Group ensures that it has sufficient counterparty credit capacity of requisite quality to undertake all anticipated transactions throughout its geographic footprint, while at the same time ensuring that there is no geographic concentration in the location of counterparties. With the following exceptions, the maximum exposure to the credit risk of financial assets at the balance sheet date is reflected by the carrying values included in the Group’s balance sheet. The Group has entered into short-term risk participation agreements in relation to certain leaf supply arrangements and the maximum exposure under these would be nil  (2024: £52 million). In addition, the Group has entered into a guarantee arrangement to support a short-term bank credit facility with a supply chain partner. The maximum exposure under the arrangement would be £1 million (2024: £1 million). Price risk The Group is exposed to price risk on investments held by the Group, which are included in investments held at fair value on the consolidated balance sheet, but the quantum of such is not material. Hedge accounting In order to qualify for hedge accounting, the Group is required to document prospectively the economic relationship between the item being hedged and the hedging instrument. The Group is also required to demonstrate an assessment of the economic relationship between the hedged item and the hedging instrument, which shows that the hedge will be highly effective on an ongoing basis. This effectiveness testing is repeated periodically to ensure that the hedge has remained, and is expected to remain, highly effective. The prospective effectiveness testing determines that an economic relationship between the hedged item and the hedging instrument exists. In accordance with the Group Treasury Policy, the exact hedge ratios and profile of a hedge relationship will depend on several factors, including the desired degree of certainty and reduced volatility of net interest costs and market conditions, trends and expectations in the relevant markets. The sources of ineffectiveness include spot and forward differences, impact of time value and timing differences between periods in the hedged item and hedging instrument. The Group’s risk management strategy has been explained in further detail under the interest rate risk and currency risk sections of this note. Fair value estimation The fair values of financial assets and liabilities with maturities of less than one year, other than derivatives, are assumed to approximate their book values. For other financial instruments which are measured at fair value in the balance sheet, the basis for fair values is described below. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 324 Fair value hierarchy In accordance with IFRS 13 classification hierarchy, the following table presents the Group’s financial assets and liabilities that are measured at fair value: 2025 2024 Notes Level 1 £m Level 2 £m Level 3 £m Total £m Level 1 £m Level 2 £m Level 3 £m Total £m Assets at fair value Investment held at fair value 18 211 — 138 349 447 — 212 659 Derivatives relating to – interest rate swaps 19 — 44 — 44 — 11 — 11 – cross-currency swaps 19 — 105 — 105 — 100 — 100 – forward foreign currency contracts 19 — 148 — 148 — 185 — 185 Assets at fair value 211 297 138 646 447 296 212 955 Liabilities at fair value Derivatives relating to – interest rate swaps 19 — 92 — 92 — 270 — 270 – cross-currency swaps 19 — 5 — 5 — 16 — 16 – forward foreign currency contracts 19 — 118 — 118 — 131 — 131 – embedded derivative relating to associates 19 — — — — — 7 — 7 Liabilities at fair value — 215 — 215 — 424 — 424 Level 2 financial instruments are not traded in an active market, but the fair values are based on quoted market prices, broker/dealer quotations, or alternative pricing sources with reasonable levels of price transparency. The Group’s level 2 financial instruments include OTC derivatives. Netting arrangements of derivative financial instruments The gross fair value of derivative financial instruments as presented in the Group balance sheet, together with the Group’s rights of offset associated with recognised financial assets and recognised financial liabilities subject to enforceable master netting arrangements and similar agreements, is summarised as follows: 2025 2024 Amount presented in the Group balance sheet* £m Related amounts not offset in the Group balance sheet £m Net amount £m Amount presented in the Group balance sheet* £m Related amounts not offset in the Group balance sheet £m Net amount £m Financial assets – Derivative financial instruments (note 19) 297 (151) 146 296 (184) 112 Financial liabilities – Derivative financial instruments (note 19) (215) 151 (64) (424) 184 (240) 82 — 82 (128) — (128) Note: * No financial instruments have been offset in the Group balance sheet. The Group is subject to master netting arrangements in force with financial counterparties with whom the Group trades derivatives. The master netting arrangements determine the proceedings should either party default on their obligations. In case of any event of default, the non-defaulting party will calculate the sum of the replacement cost of outstanding transactions and amounts owed to it by the defaulting party. If that sum exceeds the amounts owed to the defaulting party, the defaulting party will pay the balance to the non-defaulting party. If the sum is less than the amounts owed to the defaulting party, the non-defaulting party will pay the balance to the defaulting party. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 325 The hedged items by risk category are presented below: 2025 Carrying amount of the hedged item £m Accumulated amount of fair value hedge adjustments on the hedged item included in the carrying amount of the hedged item £m Line item in the statement of financial position where the hedged item is included Changes in fair value used for calculating hedge ineffectiveness £m Cash flow hedge reserve (gross of tax) £m Fair value hedges Interest rate risk – borrowings (liabilities) 7,844 44 Borrowings (120) — Cash flow hedges Interest rate risk – borrowings (liabilities) 562 — Borrowings 22 (224) 2024 Carrying amount of the hedged item £m Accumulated amount of fair value hedge adjustments on the hedged item included in the carrying amount of the hedged item £m Line item in the statement of financial position where the hedged item is included Changes in fair value used for calculating hedge ineffectiveness £m Cash flow hedge reserve (gross of tax) £m Fair value hedges Interest rate risk – borrowings (liabilities) 8,750 215 Borrowings 63 — Cash flow hedges Interest rate risk – borrowings (liabilities) 734 — Borrowings (18) (268) £383 million (2024: £363 million) of the Group’s borrowings are designated as net investment hedge instruments of the Group’s net investments in foreign operations. In line with the Group’s risk management policies, the net investment hedge relationships are reviewed periodically. The change in the value used for calculating hedge ineffectiveness for hedged items designated under net investment hedge relationships is £20 million (2024: £17 million). As at 31 December 2025, the accumulated balance of the cash flow hedge reserve was a loss of £56 million (2024: loss of £84 million) including an accumulated loss of £224 million (2024: loss of £268 million) in relation to interest rate exposure and foreign currency exposure arising from borrowings held by the Group, and an accumulated gain of £41 million (2024: gain of £54 million) in relation to deferred tax arising from cash flow hedges. The remainder related to the Group’s foreign currency exposure on forecasted transactions and cost of hedging (note 22(c)(ii)). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 326

27 Changes in the Group The Group acquired certain businesses and other assets as noted below. The financial impact of these transactions to the Group were immaterial individually and in aggregate. Except as noted, there were no material differences between the fair value and book values of net assets acquired in business combinations. (a) Acquisitions Intellectual Property acquired from Charlie’s Holdings Inc. In August 2025, the Group acquired certain intellectual property rights associated with PMTA applications for certain vapour products and related recipes, formulas, and product specifications relating to synthetic nicotine e-liquids from Charlie’s Holdings Inc. The total consideration for this transaction was US$7.5 million (£6 million) payable on closing, and up to US$4.2 million (£3 million) in contingent consideration relating to post-acquisition earnouts. Beni Oral Nicotine LLC On 15 July 2024, the Group acquired Beni Oral Nicotine LLC, a U.S. company owning rights to a portfolio of tobacco-free oral use synthetic nicotine pouches, for upfront consideration of US$30 million (£23 million), and deferred payments of contingent consideration of up to US$200 million (£160 million) deferred for 5 years, subject to the achievement of certain milestones. The transaction has been accounted for as an asset acquisition, rather than as a business combination, as the intellectual property acquired does not represent an integrated set of activities required by IFRS for business combination accounting. Consequently, the best estimate of consideration payable has been allocated to the acquired assets by relative fair value. (b) Associated undertakings (i) ITC Limited On 28 May 2025, the Group announced the divestment of 10% of its equity stake in ITC Limited (the equivalent of 2.5% of ITC's ordinary shares) to institutional investors by way of an accelerated bookbuild process (Block Trade). The Block Trade sale generated net proceeds after transaction costs and taxes of INR121.0 billion (£1.0 billion) which were then repatriated to the UK in a series of foreign exchange transactions in the days following the sale. The transaction was subject to applicable tax laws in India and the UK, and proceeds were remitted net of withheld Indian Capital Gains Tax of INR7.3 billion (£63 million). Following completion of the transaction, BAT has remained a significant shareholder of ITC, with a 22.91% shareholding, and has continued to account for ITC as an associated undertaking using the equity method of accounting. On 13 March 2024, the Group announced the divestment of 12% of its equity stake in ITC Limited (the equivalent of 3.5% of ITC's ordinary shares at the time) by way of a Block Trade sale which generated net proceeds of INR166.9 billion (£1.6 billion). The proceeds were remitted net of withheld Indian Capital Gains Tax of INR5.7 billion (£54 million). On 24 July 2023, ITC announced a proposed demerger of its ‘Hotels Business’ under a scheme of arrangement by which 60% of the newly incorporated entity would be held directly by ITC's shareholders proportionate to their shareholding in ITC. In January 2025, ITC Hotels Limited was listed and commenced trading on the National Stock Exchange of India (NSE) and Bombay Stock Exchange (BSE). The Group’s direct stake in ITC Hotels Limited at the time of the demerger was 15% and the investment was recognised as an investment held at fair value through other comprehensive income. In December 2025, around 59% of the Group’s investment in ITC Hotels was sold to investors by way of an accelerated bookbuild process. Net proceeds from the sale amounted to £318 million. Following completion of the sale, the Group retains a c.6.3% holding in ITC Hotels. During 2025, ITC made several acquisitions including Ample Foods (Prasuma and Meatigo), M/s. Sresta Natural Bioproducts (24 Mantra Organic Foods), Mother Sparsh (premium ayurvedic and natural baby care) and Century Pulp & Paper. These acquisitions did not materially impact the Group’s investment in ITC. (ii) Organigram Global Inc On 11 March 2021, the Group announced a strategic collaboration agreement with Organigram Inc., a wholly owned subsidiary of publicly traded Organigram Global Inc. (collectively, Organigram). Under the terms of the transaction, a Group subsidiary acquired a 19.9% equity stake in Organigram to become the largest shareholder, with the ability to appoint two directors and representation on its investment committee. The Group accounts for the investment as an associate. In 2023, the Group announced the signing of an agreement for a further investment of CAD$125 million (£74 million) in Organigram, subject to customary conditions, including necessary approvals by the shareholders of Organigram, which was given on 18 January 2024. On 24 January 2024, BAT made the first tranche investment of CAD$42 million (£24 million) acquiring a further 12,893,175 common shares of Organigram at a price of CAD$3.22 per share. On 30 August 2024, BAT made the second tranche investment of CAD$42 million (£24 million) acquiring a further 4,429,740 common shares and 8,463,435 preferred shares of Organigram at a price of CAD$3.22 per share. On 6 December 2024, Organigram announced the 100% acquisition of Motif Labs Ltd. and the consideration included CAD$40 million of Organigram common shares. As a result, the Group's interest in Organigram reduced to c.30.6%. On 28 February 2025, the Group made the third and final tranche investment in Organigram for CAD$42 million (£23 million), subscribing for 7,562,447 common shares and 5,330,728 preferred shares at the same price as the previous two tranches. Under the terms of the agreement, the Group’s voting rights are restricted to 30%. (iii) Other investments Since 2021, the Group has invested in Awake Corporation, a Canadian Chocolate company in the Wellbeing & Stimulation sector, and has participated in several funding rounds since making its initial investment, previously accounting for the interest as an investment at fair value through Other Comprehensive Income. In June 2025, the Group participated in another funding round, increasing the Group’s stake. The Group now accounts for the investment as an associate and currently owns 41.6%. In April 2023, the Group announced a strategic joint venture agreement between a Group subsidiary, AJNA BioSciences PBC, and Charlotte’s Web. Under the terms of the transaction, a Group subsidiary acquired a 19.9% stake in the new entity, DeFloria, Inc, at a cost of £8 million (US$10 million). During 2024, the Group made a further investment of £4 million in the form of a convertible loan note. In 2022, the Group made an investment in Steady State LLC (trading as Open Book Extracts) for £4 million, followed by a second investment of £4 million in May 2023. The Group accounts for the investment as an associate. A further investment of £8 million was made in October 2023 by way of a convertible loan note, which is currently accounted for as an investment at fair value through profit and loss. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 327 (c) Non-controlling interests During 2025, the Group acquired a further 2.60% in JSC JV “UZBAT A.O.” at a cost of £16 million. In addition, the Group acquired 5% of British American Tobacco Mozambique Limitada for £3 million. During 2023, the Group acquired a further 1.31% in Hrvatski Duhani d.d., at a cost of less than £1 million, following the acquisitions in 2022 (3.3% at a cost of £1 million). (d) Assets held for sale and business disposals (i) Brascuba Cigarrillos S.A. On 19 December 2025, the Group entered into an agreement to sell its 50% shareholding in Brascuba Cigarrillos S.A. (Brascuba) to Tabagest S.A. (Tabagest), a company incorporated in the Republic of Cuba and an existing investor in Brascuba. As part of the agreement, outstanding trading balances between Brascuba and the Group’s Brazilian subsidiaries at the completion date will also be sold and assigned to Tabagest. Completion of the business disposal and sale and assignment of trading balances is conditional on receipt of formal government approval and there being no regulatory, compliance or other impediments to completion. Consideration for the shares in Brascuba held by the Group, which represents a 50% shareholding, will be US$25 million (£19 million) and in addition, US$35 million (£26 million) is expected to be received for the sale and assignment of the intercompany balances referred to above, with both amounts settled in Euros. Upon completion, the Group will no longer have a presence in Cuba. As a result of a sale of its shares, the Group will have neither voting rights nor the ability or means to direct day-to-day activities, appoint management, or make business decisions, and will not have any exposure to future returns from the business. Consequently, management have classified the entirety of the assets and liabilities of the Cuban business, excluding intercompany balances, as a disposal group as at 31 December 2025 in accordance with IFRS 5. At 31 December 2025, £12 million of property, plant and equipment and other non-current assets, £23 million of trade and other receivables, £208 million of cash and cash equivalents and £13 million of other current assets principally relating to inventories, have been classified as held-for-sale and presented as such on the balance sheet at an estimated fair value less costs to sell. In addition, £6 million of trade creditors and other liabilities have been classified as held-for-sale at 31 December 2025. Impairment charges of £231 million and associated costs of £4 million have been recognised in the Income Statement as adjusting items. An estimated charge of £9 million in respect of foreign exchange previously recognised in other comprehensive income will be reclassified to the income statement on completion of the transaction. In addition, an estimated loss of £58 million will be recognised on the sale and assignment of intercompany balances on completion. The following is a reconciliation between the total assets available for sale and their estimated recoverable value (fair value less costs to sell): 31 December 2025 £m Total assets held-for-sale 256 Impairment of non-current assets held-for-sale - Brascuba (12) 244 Excess impairment beyond non-current assets held-for-sale - Brascuba (219) 25 (ii) BAT Russia and BAT Belarus On 11 March 2022, the Group announced the intention to transfer its Russian business in full compliance with international and local laws. At that time, the Group had two subsidiaries in Russia (BAT Russia), being JSC British American Tobacco-SPb and JSC International Tobacco Marketing Services. In September 2023, the Group formally entered into an agreement to sell the Group's Russian and Belarusian businesses to a consortium led by then members of BAT Russia’s management team, in compliance with local and international laws. As previously announced, due to operational dependencies between BAT Russia and the Group’s subsidiary in Belarus (International Tobacco Marketing Services BY) (BAT Belarus), the Belarusian business was included in the sale. The transaction was completed on 13 September 2023 and, since completion, the buyer consortium has wholly owned both businesses. These businesses are now known as the ITMS Group. In accordance with IFRS, the assets and liabilities of the subsidiaries comprising BAT Russia and BAT Belarus were classified as held-for-sale as of 31 December 2022 and presented as such on the balance sheet at an estimated recoverable value. Impairment charges of £554 million and associated costs of £58 million were recognised in 2022 as adjusting items. Upon completion, the businesses were deconsolidated from the Group's balance sheet. Proceeds of £425 million were received in 2023, resulting in a partial reversal of £195 million of the previously recognised impairment. In addition to this, £554 million of foreign exchange previously recognised in the statement of other comprehensive income was reclassified to the income statement upon completion of the transaction. This resulted in a net charge to the income statement of £353 million which included disposal-related costs of £3 million and £9 million of foreign exchange gains on proceeds received. Management concluded that the disposal of the Russian and Belarusian businesses did not qualify to be presented as discontinued operations. As part of the disposal agreements, the Group held call options to reacquire the ITMS Group entities which expired on the second anniversary of the completion of the transaction. No value was ascribed to these options as they could not be sold or transferred outside the BAT Group, and sanctions and counter sanctions would have restricted the ability of the Group to exercise these options. In addition, no value has been ascribed to the options the Group holds to reacquire certain trademarks and brands utilised by the ITMS businesses which only expire after 100 years. The likelihood of exercise of these options within the foreseeable future is remote, and assuming the higher returns that any market participant would require given the perceived risk of investing in Russia going forwards, and a consequent high discount rate, any value associated with exercising the options would be immaterial. (iii) KBio Holdings Limited With effect from 30 April 2025, the Group ceased operations at KBio Holdings Limited (a UK company) and its U.S. Subsidiary KBio Inc (collectively KBio) and exited the Biotech space. Subsequently, on 3 November 2025, the Group accepted an offer of c.£4 million for KBio from the former CEO of KBio, Barry Bratcher, working with a co-investor. (iv) FE 'Samfruit' JSC On 18 December 2025, the Group completed the sale of an associate in Uzbekistan, FE “Samfruit” JSC, by transfer of its 45.4% interest to the majority shareholder in return for nominal consideration. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 328 28 Share-based payments The Group operates a number of share-based payment arrangements of which the three principal ones are: Performance Share Plan (PSP): Since 2020, performance-related conditional awards under which shares are released automatically following a three-year vesting period (five-year period for the Executive Directors). For awards granted in 2021 and 2020 vesting is subject to performance conditions measured over a three-year period (for all awards), based on earnings per share (40% of grant), operating cash flow (20% of grant), total shareholder return (20% of grant) and net turnover (20% of grant). Total shareholder return combines the share price and dividend performance of the Company by reference to a comparator group. For 2024, 2023 and 2022 awards, the performance conditions are based on earnings per share (30% of grant), operating cash flow (20% of grant), total shareholder return (20% of grant), net turnover (15% of grant) and New Categories revenue growth (15% of grant). Performance measurements are tested based on performance during the three-year period beginning on 1 January in the year of grant. For 2025 awards, the performance conditions are based on earnings per share (25% of grant), operating cash flow (20% of grant), total shareholder return (20% of grant), return on capital employed (15% of grant), New Categories contribution margin (10% of grant) and Smokeless net turnover (10% of grant). Participants are not entitled to dividends prior to the vesting or exercise of the awards. A cash equivalent dividend accrues through the vesting period (other than for the Executive Directors where additional shares are delivered in lieu of cash) and is paid on vesting after three years from the grant date. Both equity and cash-settled PSP awards are granted in March and September each year. In the U.S., PSP awards are made over BAT American Depository Shares (ADSs). Restricted Share Plan (RSP): Introduced in 2020, conditional awards under which shares are released up to three years from date of grant, subject to a continuous employment condition during the vesting period. Participants are not entitled to dividends prior to shares vesting. A cash equivalent dividend accrues through the vesting period and is paid on vesting. Both equity and cash settled RSP awards are granted in March or September. In the U.S., RSP awards are made over BAT American Depository Shares (ADSs). Deferred Share Bonus Scheme (DSBS): Granted in connection with annual bonuses, conditional awards under which shares are released three years from date of grant subject to a continuous employment condition during the three-year vesting period. A cash equivalent dividend accrues through the vesting period and is paid quarterly (other than for the Executive Directors where additional shares are delivered in lieu of cash). Both equity and cash-settled DSBS awards are granted in March each year. The Group also has a number of other arrangements which are not material for the Group which include: Sharesave Scheme (SAYE) The UK tax advantaged scheme where options are granted in March each year by invitation at a 20% discount to the market price. Options under this equity-settled scheme are exercisable at the end of a three-year or five-year savings contract. Participants are not entitled to dividends prior to the exercise of the options. The maximum amount that can be saved by a participant in this way is £6,000 in any tax year. All UK employees at the time of invitation are eligible to participate. Share Reward Scheme (SRS) The UK tax advantaged scheme where free shares are granted in April each year (up to an equivalent of £3,600 in any year) under the equity-settled schemes and are subject to a three-year holding period. Participants receive dividends during the holding period which are reinvested to buy further shares. The shares are held in a UK-based trust and are normally capable of transfer to participants tax-free after a five-year holding period. All UK employees employed as at 1 December in the year prior to grant are eligible to participate. International Share Reward Scheme (ISRS) Conditional shares are granted in April each year (up to an equivalent of £3,600 in any year) subject to a three-year vesting period. Dividend equivalents accrue through the vesting period and additional shares are delivered at vesting. Awards may be equity or cash-settled. Partnership Share Scheme The UK tax advantaged scheme where employees can allocate part of their pre-tax salary to purchase shares in British American Tobacco p.l.c. (maximum £1,800 in any year). The shares purchased are held in a UK-based trust and are normally capable of transfer to participants tax-free after a five-year holding period. All UK employees are eligible to participate. The amounts recognised in the income statement in respect of share-based payments were as follows: 2025 2024 2023 Notes Equity- settled £m Cash- settled £m Equity- settled £m Cash- settled £m Equity- settled £m Cash- settled £m PSP & RSP 28(a) 52 4 34 2 27 2 DSBS 28(b) 24 3 30 2 38 1 Other schemes 7 — 6 — 6 — Total recognised in the income statement 3 83 7 70 4 71 3 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 329 Share-based payment liability The Group issues to certain employees cash-settled share-based payments that require the Group to pay the intrinsic value of these share-based payments to the employee at the date of exercise. The Group has recorded liabilities in respect of vested and unvested grants at the end of 2025 and 2024: 2025 2024 Vested £m Unvested £m Vested £m Unvested £m PSP & RSP — 4.1 (0.9) 2.0 DSBS — 3.2 — 3.0 Total liability — 7.3 (0.9) 5.0 (a) PSP & RSP Details of the movements for the equity- and cash-settled LTI schemes during the years ended 31 December 2025 and 31 December 2024, were as follows: 2025 2024 Equity-settled Number of options in thousands Cash-settled Number of options in thousands Equity-settled Number of options in thousands Cash-settled Number of options in thousands Outstanding at start of year 9,948 214 7,806 198 Granted during the period 4,225 104 5,128 135 Exercised during the period (1,792) (38) (1,765) (64) Forfeited during the period (1,188) (36) (1,221) (55) Outstanding at end of year 11,193 244 9,948 214 Exercisable at end of year 129 — 369 11 As at 31 December 2025, the Group has 11,193,000 shares (2024: 9,948,000 shares) outstanding which includes 1,914,647 shares (2024: 1,804,531 shares) which are related to Reynolds American LTI awards from which nil shares (2024: nil shares) are exercisable at the end of the year. The weighted average British American Tobacco p.l.c. share price at the date of exercise for share options exercised during the period was £32.79 (2024: £24.56; 2023: £27.65) for equity-settled and £33.11 (2024: £24.51; 2023: £25.85) for cash-settled options. The weighted average British American Tobacco p.l.c. share price for ADS on the New York Stock Exchange at the date of exercise for share options exercised during the period relating to equity-settled Reynolds American LTIP awards was US$35.93 (2024: US$35.68; 2023: US$39.39). The outstanding shares for the year ended 31 December 2025 had a weighted average remaining contractual life of 1.4 years (2024: 1.5 years; 2023: 1.5 years) for the equity-settled scheme, 1.8 years for Reynolds American equity-settled scheme (2024: 1.8 years; 2023: 1.8 years) and 1.4 years (2024: 1.6 years; 2023: 1.5 years) for the cash-settled share-based payment arrangements. (b) Deferred Share Bonus Scheme Details of the movements for the equity- and cash-settled DSBS scheme during the years ended 31 December 2025 and 31 December 2024, were as follows: 2025 2024 Equity-settled Number of options in thousands Cash-settled Number of options in thousands Equity-settled Number of options in thousands Cash-settled Number of options in thousands Outstanding at start of year 3,536 185 3,851 261 Granted during the period 665 19 1,053 48 Exercised during the period (1,318) (84) (1,287) (103) Forfeited during the period (39) (7) (81) (21) Outstanding at end of year 2,844 113 3,536 185 Exercisable at end of year — — — 1 The weighted average British American Tobacco p.l.c. share price at the date of exercise for share options exercised during the financial year was £32.48 (2024: £24.57; 2023: £27.39) for equity-settled and £34.68 (2024: £24.47; 2023: £25.56) for cash-settled options. The outstanding shares for the year ended 31 December 2025 had a weighted average remaining contractual life of 1.0 years (2024: 1.2 years; 2023: 1.3 years) for the equity-settled scheme and 0.9 years (2024: 1.2 years; 2023: 1.3 years) for the cash-settled scheme. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 330

Valuation assumptions Assumptions used in the Black-Scholes models to determine the fair value of share options at grant date were as follows: 2025 2024 PSP & RSP DSBS PSP & RSP DSBS Expected volatility (%) 23.0 23.0 25.0 25.0 Average expected term to exercise (years) 3.0 3.0 3.0 3.0 Risk-free rate (%) 4.2 4.2 4.0 4.0 Expected dividend yield (%) 7.5 7.5 9.8 9.8 Share price at date of grant (£) 31.79 31.79 23.84 23.84 Fair value at grant date (£)* 23.44 / 25.37 25.37 15.92/17.75 17.75 Fair value at grant date (£)* – Management Board 20.61 / 25.37 25.37 13.38/17.75 17.75 Note: * Where two figures have been quoted for the Long-Term Incentive Plan, the numbers relate to PSP and RSP awards, respectively. Market condition features were incorporated into the Monte-Carlo models for the total shareholder return elements of the PSP, in determining fair value at grant date. Assumptions used in these models were as follows: 2025 2024 PSP PSP Average share price volatility FMCG comparator group (%) 22 24 Average correlation FMCG comparator group (%) 27 30 Fair values determined from the Black-Scholes and Monte-Carlo models use assumptions revised at the end of each reporting period for cash-settled share-based payment arrangements. The expected British American Tobacco p.l.c. share price volatility was determined taking account of the return index (the share price index plus the dividend reinvested) over a five-year period. The FMCG share price volatility and correlation was also determined over the same periods. The average expected term to exercise used in the models has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioural conditions, forfeiture and historical experience. The risk-free rate has been determined from market yield curves for government gilts with outstanding terms equal to the average expected term to exercise for each relevant grant. The expected dividend yield was determined by calculating the yield from the last two declared dividends divided by the grant share price. In addition to these valuation assumptions, LTI awards, excluding RSP, contain earnings per share performance conditions. As these are non-market performance conditions they are not included in the determination of fair value of share options at the grant date, however, they are used to estimate the number of awards expected to vest. This payout calculation is based on expectations published in analysts’ forecasts. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 331 29 Group employees The average number of persons employed by the Group and its associates during the year, including Directors, was 74,583 (2024: 74,617). 2025 Number 2024 Number U.S. 4,377 4,021 AME 32,747 31,090 APMEA 13,166 13,098 Subsidiary undertakings 50,290 48,209 Associates 24,293 26,408 74,583 74,617 Included within the employee numbers for AME are certain employees in the UK in respect of central functions. Some of the costs of these employees are allocated or charged to the various regions and markets in the Group. 30 Related party disclosures The Group has a number of transactions and relationships with related parties, as defined in IAS 24 Related Party Disclosures, all of which are undertaken in the normal course of business. Transactions with CTBAT International Limited (a joint operation) are not included in these disclosures as the results are immaterial to the Group. Intercompany transactions and balances are eliminated on consolidation and therefore are not disclosed. Transactions and balances with associates relate mainly to the sale and purchase of cigarettes and tobacco leaf and the provision of IT services. Included in the purchase of goods and services below is £144 million (2024: £116 million; 2023: £145 million) relating to the purchase of leaf. Investments in associates, in the form of convertible loan notes, are not included in the table below. The Group’s share of dividends from associates, primarily received from ITC and included in other income in the table below, were dividends received in cash of £386 million (2024: £447 million; 2023: £559 million) as well as £533 million from ITC received in the form of shares in ITC Hotels as explained below. 2025 £m 2024 £m 2023 £m Transactions – gross revenue* 500 492 523 – purchase of goods and services (221) (192) (184) – other income 945 448 560 Amounts receivable at 31 December 92 39 48 Amounts payable at 31 December (2) (12) (4) Note: * Gross revenue is based on the invoice issued to the related party. In addition, the following related party transactions occurred in 2025, 2024 and 2023. Transactions with associates ITC Hotel demerger: On 24 July 2023, ITC announced a proposed demerger of its ‘Hotels Business’ under a scheme of arrangement by which 60% of the newly incorporated entity would be held directly by ITC's shareholders proportionate to their shareholding in ITC. In January 2025, ITC Hotels was listed and commenced trading on the National Stock Exchange of India (NSE) and Bombay Stock Exchange (BSE). The Group’s direct stake in ITC Hotels was initially 15% and has been recognised as an investment held at fair value (refer to note 18). Partial sale of shares: On 28 May 2025, the Group completed the divestment of 10% of its equity stake in ITC (the equivalent of 2.5% of ITC's ordinary shares) to institutional investors by way of an accelerated bookbuild process which generated net proceeds after transaction costs and taxes of INR121.0 billion (£1.0 billion). Following completion of the transaction, the Group has continued to account for ITC as an associated undertaking using the equity method of accounting. On 13 March 2024, the Group announced the divestment of 12% of its equity stake in ITC (the equivalent of 3.5% of ITC's ordinary shares) to institutional investors by way of an accelerated bookbuild process which generated net proceeds after transaction costs and taxes of INR166.9 billion (£1.6 billion). Sale of brands and investment: During 2025, the Group sold its 2% investment in Surya Nepal Pvt. Limited and brand rights in certain jurisdictions to ITC for £24 million. Organigram In 2023, the Group announced the signing of an agreement for a further investment of CAD$125 million (£74 million) in Organigram, subject to customary conditions, including necessary approvals by the shareholders of Organigram, which was given on 18 January 2024. On 24 January 2024, the Group made the first tranche investment of CAD$42 million (£24 million) acquiring a further 12,893,175 common shares of Organigram at a price of CAD$3.22 per share. On 30 August 2024, the Group made the second tranche investment of CAD$42 million (£24 million) acquiring a further 4,429,740 common shares and 8,463,435 preferred shares of Organigram at a price of CAD$3.22 per share. On 28 February 2025, the Group made the third and final tranche investment in Organigram for CAD$42 million (£23 million) subscribing for 7,562,447 common shares and 5,330,728 preferred shares at the same price as the previous two tranches. Under the terms of the agreement, the Group’s voting rights are restricted to 30%. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 332 The Group and Organigram also have a Product Development Collaboration Agreement following which a Centre of Excellence was established to focus on developing the next generation of cannabis products with an initial focus on cannabidiol (CBD). Other associates The following transactions occurred during 2025: – On 18 December 2025, the Group sold its 45.40% investment in FE "Samfruit" JSC for less than £1 million. The following transaction occurred during 2024: – On 11 September 2024, VST Industries Ltd (VST) allotted 154,419,200 equity shares of INR10 each as fully paid-up bonus equity shares. The bonus equity shares were allotted in the proportion of 10 new fully paid-up equity shares for every one existing fully paid up equity share. The Group's interest in VST remains unchanged at 32.16%. The following transactions occurred during 2023, when the Group: – acquired 19.9% of DeFloria, Inc for £8 million; and – increased its ownership in Steady State LLC (trading as Open Book Extracts) from 5.76% to 10.8% for £4 million along with a further investment of £8 million by way of a convertible loan note. Non-controlling interests During 2025, the Group acquired 2.60% of JSC JV “UZBAT A.O.” for £16 million, increasing the ownership to 99.99%. In addition, the Group acquired 5% of British American Tobacco Mozambique Limitada for £3 million, increasing the ownership to 100%. During 2023, the Group acquired 1.31% in Hrvatski Duhani d.d., at a cost of less than £1 million. Other related party transactions In 2022, the Group provided a temporary liquidity facility to the main UK pension fund. The facility was undrawn as at 31 December 2023 and on 28 March 2024 the facility was cancelled. As a result of the implementation of the EU Single-Use Plastic Directive in certain EU countries, the Group, along with other tobacco manufacturers, established Producer Responsibility Organisations for the management of the Extended Producer Responsibility obligations relating to tobacco product butt filter waste collection. The costs incurred by the Group in relation to this waste disposal is included in note 33. The key management personnel of British American Tobacco consist of the members of the Board of Directors of British American Tobacco p.l.c. and the members of the Management Board. No such person had any material interest during the year in a contract of significance (other than a service contract) with the Company or any subsidiary company. The term key management personnel in this context includes their close family members. 2025 £m 2024 £m 2023 £m The total compensation for key management personnel, including Directors, was: – salaries and other short-term employee benefits 26 21 17 – post-employment benefits 1 1 1 – share-based payments 18 12 13 45 34 31 The following table, which is not part of IAS 24 disclosures, shows the aggregate emoluments of the Directors of the Company. Executive Directors Chair Non-Executive Directors Total 2025 £'000 2024 £'000 2023 £'000 2025 £'000 2024 £'000 2023 £'000 2025 £'000 2024 £'000 2023 £'000 2025 £'000 2024 £'000 2023 £'000 Salary; fees; benefits; incentives – salary 1,935 1,907 1,644 1,935 1,907 1,644 – fees 736 711 688 1,083 1,112 1,059 1,819 1,823 1,747 – taxable benefits 606 617 395 19 17 17 394 79 31 1,019 713 443 – short-term incentives 3,560 3,496 1,650 3,560 3,496 1,650 – long-term incentives 1,954 1,474 1,371 1,954 1,474 1,371 – buy-out — 2,969 — — 2,969 — Sub-total 8,055 10,463 5,060 755 728 705 1,477 1,191 1,090 10,287 12,382 6,855 Pension; other emoluments – pension 281 276 248 281 276 248 – other emoluments 8 6 2 8 6 2 Sub-total 289 282 250 289 282 250 Total emoluments 8,344 10,745 5,310 755 728 705 1,477 1,191 1,090 10,576 12,664 7,105 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 333 31 Contingent liabilities and financial commitments 1. The Group is subject to contingencies pursuant to requirements that it complies with relevant laws, regulations and standards. 2. Failure to comply could result in restrictions in operations, damages, fines, increased tax, increased cost of compliance, interest charges, reputational damage or other sanctions. These matters are inherently difficult to quantify. In cases where the Group has an obligation as a result of a past event existing at the balance sheet date, if it is probable that an outflow of economic resources will be required to settle the obligation and if the amount of the obligation can be reliably estimated, a provision will be recognised based on best estimates and management judgment. 3. There are, however, contingent liabilities in respect of litigation, taxes in some countries and guarantees for which no provisions have been made. General Litigation Overview 4. There are a number of legal and regulatory actions, proceedings and claims against Group companies related to tobacco and New Category products that are pending in a number of jurisdictions. These proceedings include, among other things, claims for personal injury (both individual claims and class actions) and claims for economic loss arising from the treatment of smoking- and health- related diseases (such as medical recoupment claims brought by local governments). 5. The plaintiffs in these cases seek recovery on a variety of legal theories, including negligence, strict liability in tort, design defect, failure to warn, fraud, misrepresentation, violations of unfair and deceptive trade practices statutes, conspiracy, public nuisance, medical monitoring and violations of competition and antitrust laws. The plaintiffs seek various forms of relief, including compensatory and, where available, punitive damages, treble or multiple damages and statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, attorneys’ fees, and injunctive and other equitable relief. 6. Although alleged damages often are not determinable from a complaint, and the law governing the pleading and calculation of damages varies from jurisdiction to jurisdiction, compensatory and punitive damages have been specifically pleaded in a number of cases, sometimes in amounts ranging into the hundreds of millions and even hundreds of billions of pounds sterling. 7. The Group has successfully managed tobacco-related litigation, and a very high percentage of the tobacco-related litigation claims brought against Group companies, including Engle progeny cases, continue to be dismissed at or before trial. Based on their experience in tobacco-related litigation and the strength of the defences available to them in such litigation, the Group’s companies believe that their successful defence of tobacco-related litigation in the past will continue in the future. 8. It is the policy of the Group to defend tobacco-related litigation claims vigorously. However, Group companies may enter into settlement discussions in certain cases, if they believe it is in their best interests to do so. Group companies, for example, may enter into settlement discussions in particular cases, actions taken pursuant to ‘offer of judgment’ statutes and Filter Cases, as defined below. An ‘offer of judgment,’ if rejected by the plaintiff, preserves the Group’s right to recover attorneys’ fees under certain statutes in the event of a verdict favourable to the Group. Such offers are sometimes made through court-ordered mediations. Other settlements by Group companies include the State Settlement Agreements (as defined in paragraph 39 below), the funding by various tobacco companies of a US$5.2 billion (£3.9 billion) trust fund contemplated by the Master Settlement Agreement (as described in paragraph 39 below) to benefit tobacco growers, the original Broin flight attendant case (as described in paragraph 38, note 31(o) below), and most of the Engle progeny cases pending in U.S. federal court (as described in paragraph 27 et seq. below), after the initial docket of over 4,000 such cases was reduced to approximately 400 cases. The Group believes that the circumstances surrounding these claims are readily distinguishable from the current categories of tobacco-related litigation claims involving Group companies. 9. Although the Group intends to defend all pending cases vigorously and believes that the Group’s companies have valid bases for appeals of adverse verdicts, valid defences to all actions, and that an outflow of resources related to any individual case is not considered probable, litigation is subject to many uncertainties, and generally, it is not possible to predict the outcome of any particular litigation pending against Group companies or to reasonably estimate the amount or range of any possible loss. Furthermore, a number of political, legislative, regulatory and other developments relating to the tobacco industry and cigarette smoking have received wide media attention. These developments may negatively affect the outcomes of tobacco-related legal actions and encourage the commencement of additional similar litigation. Therefore, the Group does not provide estimates of the financial effect of the contingent liabilities represented by such litigation, as such estimates are not practicable. 10. The following table lists the categories of the tobacco-related actions pending against Group companies as at 31 December 2025 and the increase or decrease from the number of cases pending against Group companies as at 31 December 2024. Details of the quantum of past judgments awarded against Group companies, the majority of which are under appeal, are also identified along with any settlements reached during the relevant period. Given the volume and more active nature of the Engle progeny cases and the Filter Cases in the U.S. described below, and the fluctuation in the number of such cases and amounts awarded from year to year, the Group presents judgment or settlement figures for these cases on a three-year basis. Where no quantum is identified, either no judgment has been awarded against a Group company, or where a verdict has been reached no quantification of damages has been given, or no settlement has been entered into. Further details on the judgments, damages quantification and settlements are included within the case narratives below. For a discussion of the non-tobacco related litigation pending against the Group, see note 31, paragraph 76, et seq below. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 334

Case Type Notes Case Numbers as at 31 December 2025 (note 31(a)) Case Numbers as at 31 December 2024 (note 31(a)) Change in Number Increase/(decrease) U.S. tobacco-related actions Medical reimbursement cases 31(b) 1 2 (1) Class actions 31(c) 19 19 No change Individual smoking and health cases 31(d) 194 197 (3) Engle Progeny Cases 31(e) 33 91 (58) Broin II Cases 31(f) 1 69 (68) Filter Cases 31(g) 31 29 2 State Settlement Agreements – Enforcement and Validity 31(h) 4 5 (1) Non-U.S. tobacco-related actions Medical reimbursement cases 8 18 (10) Class actions 31(i) 2 12 (10) Individual smoking and health cases 31(j) 42 50 (8) (Note 31(a)) This includes cases to which the Reynolds American Inc. (Reynolds American) group companies were a party at such date. (Note 31(b)) This category of cases includes the Department of Justice action. See note 31, paragraphs 20 to 23. (Note 31(c)) See note 31, paragraphs 24 to 36. (Note 31(d)) See note 31, paragraphs 37 to 38. (Note 31(e)) See note 31, paragraphs 27 to 36. (Note 31(f)) See note 31, paragraph 38. (Note 31(g)) See note 31, paragraph 38. (Note 31(h)) See note 31, paragraphs 39 to 57. (Note 31(i)) Outside the United States, there were two class actions being brought against Group companies as at 31 December 2025. These include one class action in Canada and one class action in Venezuela. For a description of the Group companies’ non-U.S. class actions, see note 31, paragraphs 71 to 74. All outstanding tobacco litigation in Canada prior to the implementation of the Approved Plans on 29 August 2025 has been resolved and all relevant Group companies have been provided releases in full for all historical tobacco- related claims in Canada, although the procedural dismissal of the proceedings is ongoing. See note 31, paragraph 62. (Note 31(j)) As at 31 December 2025, the jurisdictions with the most active individual cases against Group companies were, in descending order: Chile (20), Brazil (seven), Italy (five), Argentina (five), Ireland (two), and Türkiye (two). There was a further jurisdiction with one active case only. For further information, see note 31, paragraph 75. 11. Certain terms and phrases used in this note 31 may require some explanation. a) ‘Judgment’ or ‘final judgment’ refers to the final decision of the court resolving the dispute and determining the rights and obligations of the parties. At the trial court level, for example, a final judgment generally is entered by the court after a jury verdict and after post-verdict motions have been decided. In most cases, the losing party can appeal a verdict only after a final judgment has been entered by the trial court. b) ‘Damages’ refers to the amount of money sought by a plaintiff in a complaint, or awarded to a party by a jury or, in some cases, by a judge. ‘Compensatory damages’ are awarded to compensate the prevailing party for actual losses suffered, if liability is proved. In cases in which there is a finding that a defendant has acted wilfully, maliciously or fraudulently, generally based on a higher burden of proof than is required for a finding of liability for compensatory damages, a plaintiff also may be awarded ‘punitive damages’. Although damages may be awarded at the trial court stage, a losing party may be protected from paying any damages until all appellate avenues have been exhausted by posting a supersedeas bond. The amount of such a bond is governed by the law of the relevant jurisdiction and generally is set at the amount of damages plus some measure of statutory interest, modified at the discretion of the appropriate court or subject to limits set by a court or statute. c) ‘Settlement’ refers to certain types of cases in which cigarette manufacturers, including R. J. Reynolds Tobacco Co. (RJRT), Brown & Williamson Tobacco Corporation (now known as Brown & Williamson Holdings, Inc.) (B&W), and Lorillard Tobacco Company (Lorillard Tobacco), have agreed to resolve disputes with certain plaintiffs without resolving the cases through trial and/or appeal. d) All sums set out in note 31 have been converted to GBP using the following end closing rates applicable for 31 December 2025, which differ from the rates at the time any related provision was recorded on the balance sheet: GBP 1 to US$ 1.3451, GBP 1 to CAD$ 1.8437, GBP 1 to EUR 1.1453, GBP 1 to AOA 1,241.5242 (Angolan Kwanza), GBP 1 to ARS 1,952.4108 (Argentine Peso), GBP 1 to BDT 164.432 (Bangladeshi Taka), GBP 1 to BRL 7.371 (Brazilian Real), GBP 1 to MZN 85.9554 (Mozambican Metical), GBP 1 to NGN 1,945.9511 (Nigerian Naira), GBP 1 to KRW 1,937.6100 (South Korean Won), and GBP 1 to TRY 57.7887 (Turkish Lira). In addition, due to the adoption of the euro by the Croatian State, the European Central Bank set a conversion rate of EUR to HRK on 1 January 2023 as 1 EUR to HRK 7.5345. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 335 U.S. Tobacco Litigation 12. Group companies, notably RJRT (individually and as successor by merger to Lorillard Tobacco) and B&W as well as other leading cigarette manufacturers, are defendants in a number of product liability cases. In a number of these cases, the amounts of compensatory and punitive damages sought are significant. 13. The total number of U.S. tobacco product liability cases pending as at 31 December 2025 involving RJRT, B&W, Santa Fe Natural Tobacco Company, Inc. (SFNTC) and/or Lorillard Tobacco was approximately 297. 14. Since many of these pending cases seek unspecified damages, it is not possible to quantify the total amounts being claimed, but the aggregate amounts involved in such litigation are significant, possibly totalling billions of US dollars. The cases fall into four broad categories: medical reimbursement cases; class actions; individual cases; and other claims. 15. RJRT (individually and as successor by merger to Lorillard Tobacco), American Snuff Co., SFNTC, R.J. Reynolds Vapor Company (RJR Vapor), Reynolds American, Lorillard Inc., other Reynolds American affiliates and indemnitees, including but not limited to B&W (collectively, the Reynolds Defendants), believe that they have valid defences to the tobacco-related litigation claims against them, as well as valid bases for appeal of adverse verdicts against them. The Reynolds Defendants have, through their counsel, filed pleadings and memoranda in pending tobacco-related litigation that set forth and discuss a number of grounds and defences that they and their counsel believe have a valid basis in law and fact. 16. Scheduled trials. Trial schedules are subject to change, and many cases are dismissed before trial. In the U.S., as at 31 December 2025, there are 37 cases, exclusive of Engle progeny cases, scheduled for trial through 31 December 2026, for the Reynolds Defendants: 30 individual smoking and health cases, three Filter Cases and four other cases. Thereafter, as of 15 January 2026, two additional Filter Cases were scheduled for trial through 31 December 2026, bringing the Filter Cases total to five scheduled trials through 31 December 2026. There are also approximately 11 Engle progeny cases against RJRT (individually and as successor to Lorillard Tobacco) and B&W scheduled for trial through 31 December 2026. It is not known how many of these cases will actually be tried. 17. Trial results. From 1 January 2023 through 31 December 2025, 43 trials occurred in individual smoking and health, Engle progeny, and other cases in which the Reynolds Defendants were defendants, including 10 trials where mistrials were declared. Verdicts in favour of the Reynolds Defendants and, in some cases, other defendants, were returned in 17 cases, tried in Florida (eight), Oregon (one), Massachusetts (four), Illinois (one), Delaware (one) and New Mexico (two). Verdicts in favour of the plaintiffs were returned in 16 cases, tried in Florida (six), Massachusetts (seven), New Mexico (one), and Hawaii (two). (a) Medical Reimbursement Cases 18. These civil actions seek to recover amounts spent by government entities and other third-party providers on healthcare and welfare costs claimed to result from illnesses associated with smoking. 19. As at 31 December 2025, one U.S. medical reimbursement suit (Crow Creek Sioux Tribe v. American Tobacco Co., filed in 1997) was pending against RJRT, B&W and Lorillard Tobacco in a Native American tribal court in South Dakota. The plaintiffs seek to recover actual and punitive damages, restitution, funding of a clinical cessation programme, funding of a corrective public education programme, and disgorgement of unjust profits from sales to minors. There has been no recent activity in this case, and no other medical reimbursement suits are pending against these companies by county or other political subdivisions of the states. U.S. Department of Justice Action 20. On 22 September 1999, the U.S. Department of Justice (DOJ) brought an action in the U.S. District Court for the District of Columbia against various industry members, including RJRT, B&W, Lorillard Tobacco, B.A.T Industries p.l.c. (Industries) and British American Tobacco (Investments) Limited (Investments) (United States v. Philip Morris USA Inc.). The DOJ initially sought (i) recovery of certain federal funds expended in providing health care to smokers who developed alleged smoking-related diseases and (ii) equitable relief under the civil provisions of the Racketeer Influenced and Corrupt Organizations Act (RICO), including (a) disgorgement of roughly US$280 billion (£208.2 billion) in profits allegedly earned from a purported racketeering ‘enterprise’ – a remedy the U.S. Court of Appeals for the District Court Circuit (the DC Circuit) ruled in February 2005 was not available – and (b) certain ‘corrective communications’. In September 2000, the district court dismissed Industries for lack of personal jurisdiction and dismissed the health care cost recovery claims. 21. After a roughly nine-month non-jury trial of the remaining RICO claims, the district court issued its Final Judgment and Remedial Order (the Remedial Order) on 17 August 2006. The Remedial Order found certain defendants, including RJRT, B&W, Lorillard Tobacco and Investments, had violated RICO, imposed financial penalties and enjoined the defendants from committing future racketeering acts, participating in certain trade organisations, making misrepresentations concerning smoking and health and youth marketing, and using certain brand descriptors such as ‘low tar’, ‘light’, ‘ultra-light’, ‘mild’ and ‘natural’. The Remedial Order also required the defendants to issue ‘corrective communications’ on five subjects, including smoking and health and addiction, and to comply with further undertakings, including maintaining websites of historical corporate documents and disseminating certain marketing information on a confidential basis to the government. In addition, the district court placed restrictions on the defendants’ ability to dispose of certain assets for use in the United States, unless the transferee agrees to abide by the terms of the district court’s order. 22. The parties appealed and cross-appealed and, on 22 May 2009, the DC Circuit affirmed the district court’s RICO liability judgment but vacated the Remedial Order in part and remanded for further factual findings and clarification as to whether liability should be imposed against B&W, based on changes in the nature of B&W’s business operations (including the extent of B&W’s control over tobacco operations). The DC Circuit also remanded three other discrete issues relating to the injunctive remedies, including for the district court ‘to reformulate’ the injunction on the use of low-tar descriptors ‘to exempt foreign activities that have no substantial, direct, and foreseeable domestic effects,’ and for the district court to evaluate whether corrective communications could be required at point-of-sale displays (which requirement the DC Circuit vacated). On 28 June 2010, the U.S. Supreme Court denied the parties’ petitions for further review. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 336 23. On 22 December 2010, the district court dismissed B&W from the litigation. Due to intervening changes in controlling law, on 28 March 2011, the district court ruled that the Remedial Order no longer applied to Investments prospectively, and for this reason, Investments would not have to comply with any of the remaining injunctive remedies. In November 2012, the district court entered an order setting forth the text of the corrective statements and directed the parties to engage in discussions with the special master appointed by the district court to implement them. After various proceedings and appeals, the district court in October 2017 ordered RJRT and the other U.S. tobacco company defendants to fund the publication of compelled public statements in various U.S. media outlets, including in newspapers, on television, on the companies’ websites, and in onserts on cigarette packaging. The compelled public statements in newspapers and on television were completed in 2018 and in package onserts in mid-2020. The compelled public statements now also appear on RJRT websites. The final issue regarding corrective statements was their display at retail point of sale. On 6 December 2022, the district court entered a consent order requiring the tobacco company defendants to have the compelled public statements posted at retail point of sale. Installation of the statements began in July 2023, and the statements remained in stores through June 2025. The now-concluded corrective statements at retail were the last remaining remedy of the litigation to be implemented. (b) Class Actions 24. As at 31 December 2025, (1) RJRT, B&W and Lorillard Tobacco were named as defendants in one action asserting claims on behalf of putative classes of persons allegedly injured or financially impacted by their smoking, (2) one action asserting claims on behalf of putative classes of persons allegedly injured or financially impacted by RJRT’s marketing practices, and (3) as detailed in the next paragraph, RJRT, and SFNTC (a subsidiary of Reynolds American) were named in 17 putative class actions relating to the use of the words ‘natural’, ‘100% additive-free’ or ‘organic’ in Natural American Spirit (NAS) brand advertising and promotional materials. If the classes are or remain certified, separate trials may be needed to assess individual plaintiffs’ damages. Among the pending class actions, 16 specified the amount of the claim in the complaint and alleged that the plaintiffs were seeking in excess of US$5 million (£3.7 million) and one alleged that the plaintiffs were seeking less than US$75,000 (£55,760) per class member plus unspecified punitive damages. No Additive/Natural/Organic Claim Cases 25. A total of 17 pending putative class actions were filed in nine U.S. federal district courts against Reynolds American, RJRT and SFNTC, which cases generally allege, in various combinations, violations of state deceptive and unfair trade practice statutes and claim state common law fraud, negligent misrepresentation and unjust enrichment based on the use of descriptors such as ‘natural’, ‘organic’ and ‘100% additive-free’ in the marketing, labelling, advertising and promotion of SFNTC’s NAS brand cigarettes. In these actions, the plaintiffs allege that the use of these terms suggests that NAS brand cigarettes are less harmful than other cigarettes and, for that reason, violated state consumer protection statutes or amounted to fraud or a negligent or intentional misrepresentation. The actions seek various categories of recovery, including economic damages, injunctive relief (including medical monitoring and cessation programmes), interest, restitution, disgorgement, treble and punitive damages, and attorneys’ fees and costs. In April 2016, the U.S. Judicial Panel on Multidistrict Litigation (JPML) consolidated the 16 cases pending at that time for pre- trial purposes before a federal district court in New Mexico, and a later-filed case was transferred there for pre-trial purposes in 2018. On 21 December 2017, that court granted the defendants’ motion to dismiss in part, dismissing a number of claims with prejudice, and denied it in part. The district court conducted a five-day hearing on the motion for class certification and on the motion challenging the admissibility of expert opinion testimony in December 2020. On 1 September 2023, the district court entered an order certifying a subset of the plaintiffs’ proposed classes covering purchasers of NAS menthol cigarettes in six states and declining to certify the other proposed classes. The defendants and plaintiffs both appealed from that order to the U.S. Court of Appeals for the Tenth Circuit. Briefing is complete and oral argument occurred on 16 July 2025. A decision is pending. Other Putative Class Actions 26. Young v. American Tobacco Co. is a putative class action filed in November 1997 in the Circuit Court, Orleans Parish, Louisiana against various U.S. cigarette manufacturers, including RJRT, B&W, Lorillard Tobacco and certain parent companies. This action was brought on behalf of a putative class of Louisiana residents who, though not themselves cigarette smokers, have been exposed to second-hand smoke from cigarettes manufactured by the defendants, and who allegedly suffered injury as a result of that exposure. The action seeks an unspecified amount of compensatory and punitive damages. In March 2016, the court entered an order staying the case, including all discovery, pending the completion of an ongoing smoking cessation programme ordered by the court in a now-concluded Louisiana state court certified class action, Scott v. American Tobacco Co. The stay remains in place. Engle Class Action and Engle Progeny Cases (Florida) 27. In July 1998, trial began in Engle v. R. J. Reynolds Tobacco Co., a then-certified class action filed in Circuit Court, Miami-Dade County, Florida, against U.S. cigarette manufacturers, including RJRT, B&W, Lorillard Tobacco and Lorillard Inc. The then-certified class consisted of Florida citizens and residents, and their survivors, who suffered from smoking-related diseases that first manifested between 5 May 1990, and 21 November 1996, and were caused by an addiction to cigarettes. In July 1999, the jury in this Phase I found against RJRT, B&W, Lorillard Tobacco, Lorillard Inc. and the other defendants on common issues relating to the defendants’ conduct, general causation, the addictiveness of cigarettes, and entitlement to punitive damages. 28. In July 2000, the jury in Phase II awarded the class a total of approximately US$145 billion (approximately £107.8 billion) in punitive damages, apportioned US$36.3 billion (£27 billion) to RJRT, US$17.6 billion (£13.1 billion) to B&W, and US$16.3 billion (£12.1 billion) to Lorillard Tobacco and Lorillard Inc. The three class representatives in the Engle class action were awarded US$13 million (£9.7 million) in compensatory damages. 29. This decision was appealed and ultimately resulted in the Florida Supreme Court in December 2006 decertifying the class and allowing judgments entered for only two of the three Engle class representatives to stand and setting aside the punitive damages award. The court preserved certain of the jury’s Phase I findings, including that cigarettes can cause certain diseases, nicotine is addictive, and defendants placed defective cigarettes on the market, breached duties of care, concealed health-related information and conspired. Putative Engle class members were permitted to file individual lawsuits, deemed ‘Engle progeny cases’, against the Engle defendants, within one year of the Supreme Court’s decision (subsequently extended to 11 January 2008). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 337 30. During 2015, RJRT and Lorillard Tobacco, together with Philip Morris USA Inc. (PM USA), settled virtually all of the Engle progeny cases then pending against them in federal district court. The total amount of the settlement was US$100 million (approximately £74.3 million) divided as follows: RJRT US$42.5 million (£31.6 million); PM USA US$42.5 million (£31.6 million); and Lorillard Tobacco US$15 million (£11.2 million). The settlement covered more than 400 federal Engle progeny cases but did not cover 12 federal progeny cases previously tried to verdict and then pending on post-trial motions or appeal, and two federal progeny cases filed by different lawyers from the ones who negotiated the settlement for the plaintiffs. 31. As at 31 December 2025, there were approximately 33 Engle progeny cases pending in which RJRT, B&W and/or Lorillard Tobacco have all been named as defendants and served. These cases include claims by or on behalf of 50 plaintiffs. The number of pending cases fluctuates for a variety of reasons, including voluntary and involuntary dismissals. Voluntary dismissals include cases in which a plaintiff accepts an ‘offer of judgment’ from RJRT and/or RJRT’s affiliates and indemnitees. 32. 15 trials occurred in Engle progeny cases in Florida state courts against RJRT, B&W and/or Lorillard Tobacco from 1 January 2023 through 31 December 2025, and additional state court trials are scheduled for 2026. 33. The following chart identifies the number of trials in Engle progeny cases as at 31 December 2025 and additional information about the adverse judgments entered: Trials/verdicts/judgments of individual Engle progeny cases from 1 January 2023 through 31 December 2025: Total number of trials 15 Number of trials resulting in plaintiffs’ verdicts 7* Total damages awarded in final judgments against RJRT US$58,210,000 (£43.3 million) Amount of overall damages comprising ‘compensatory damages’ (approximately) US$32,462,000 (of overall US$58,210,000 ) (£24.1 million of £43.3 million) Amount of overall damages comprising ‘punitive damages’ (approximately) US$25,748,000 (of overall US$58,210,000) (£19.1 million of £43.3 million) Note: * Of the 7 trials resulting in plaintiffs’ verdicts 1 January 2023 to 31 December 2025 (note 31(k)): Number of adverse judgments appealed by RJRT (note 31(l)) 4 Number of adverse judgments, in which RJRT still has time to file an appeal 0 Number of adverse judgments in which an appeal was not, and can no longer be, sought 3 (Note 31(k)) The 15 trials include two cases with two punitive damages retrials, both within the time period and both prior to the time period (Ledo v R. J. Reynolds Tobacco Co. and Spurlock v. R. J. Reynolds Tobacco Co.). (Note 31(l)) Of the four adverse verdicts appealed by RJRT as a result of judgments arising in the period from 1 January 2023 to 31 December 2025: a.one appeal remains undecided in the District Court of Appeal; b.one judgment was affirmed and paid; c.one case was reversed and a new trial ordered; and d.one case was resolved after the appeal was filed. 34. By statute, Florida applies a US$200 million (£148.7 million) bond cap to all Engle progeny cases in the aggregate. Individual bond caps for any given Engle progeny case vary depending on the number of judgments in effect at a given time. Judicial attempts by several plaintiffs in the Engle progeny cases to challenge the bond cap as violating the Florida Constitution have failed. In addition, bills have been introduced in sessions of the Florida legislature that would eliminate the Engle progeny bond cap, but those bills have not been enacted as at 31 December 2025. 35. In 2025, RJRT paid judgments in three Engle progeny cases. Those payments totalled approximately US$16 million (approximately £11.9 million) in compensatory or punitive damages. Additional costs were paid in respect of attorneys’ fees and statutory interest. 36. In addition, accruals for damages and statutory interests for two pre-trial case resolutions and the remaining amounts of one resolution bundle were recorded in Reynolds American’s consolidated balance sheet as at 31 December 2025 to the value of approximately US$4.8 million (approximately £3.6 million). (c) Individual Cases 37. As at 31 December 2025, 194 individual cases were pending in the United States against RJRT, B&W and/or Lorillard Tobacco. This category of cases includes smoking and health cases alleging personal injuries caused by tobacco use or exposure brought by or on behalf of individual plaintiffs based on theories of negligence, strict liability in tort, design defect, failure to warn, fraud, misrepresentation, breach of express or implied warranty, violations of state deceptive trade practices or consumer protection statutes, and conspiracy. The plaintiffs seek to recover compensatory damages, attorneys’ fees and costs, and punitive damages. The category does not include the Engle progeny cases, Broin II cases, and Filter Cases discussed above and below. Three of the individual cases are brought by or on behalf of an individual or his/her survivors alleging personal injury as a result of exposure to Environmental Tobacco Smoke (ETS). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 338

38. The following chart identifies the number of individual cases pending as at 31 December 2025 as against the number pending as at 31 December 2024, along with the number of Engle progeny cases, Broin II cases, and Filter Cases, which are discussed further below. Case Type U.S. Case Numbers 31 December 2025 U.S. Case Numbers 31 December 2024 Change in Number Increase / (Decrease) Individual Smoking and Health Cases (note 31(m)) 194 197 (3) Engle Progeny Cases (Number of Plaintiffs) (note 31(n)) 33 (50) 91 (125) (58) (75) Broin II Cases (note 31(o)) 1 69 (68) Filter Cases (note 31(p)) 31 29 2 (Note 31(m)) Out of the 194 pending individual smoking and health cases, eight have received adverse verdicts or judgments in the court of first instance or on appeal, and the total amount of those verdicts or judgments is approximately US$260 million (approximately £193.3 million), of which US$87 million (£64.7 million) is the result of the jury’s verdict in Penza v. R. J. Reynolds Tobacco Co. and US$89 million (£66.2 million) is the result of the jury’s verdict in Marvin Manious v. R.J. Reynolds Tobacco Co. In addition, accruals for four individual smoking and health pre-trial case resolutions and three resolution bundles were recorded in Reynolds American’s consolidated balance sheet as at 31 December 2025 to the value of approximately US$6.3 million (approximately £4.7 million). (Note 31(n)) The number of Engle progeny cases will fluctuate as cases are dismissed or if any of the dismissed cases are appealed. Please see earlier table in paragraph 33. (Note 31(o)) Broin v. Philip Morris, Inc. was a class action filed in Circuit Court in Miami-Dade County, Florida in 1991 and brought on behalf of flight attendants alleged to have suffered from diseases or ailments caused by exposure to ETS in airplane cabins. In October 1997, RJRT, B&W, Lorillard Tobacco and other cigarette manufacturer defendants settled Broin, agreeing to pay a total of US$300 million (£223 million) in three annual US$100 million (£74.3 million) instalments, allocated among the companies by market share, to fund research on the early detection and cure of diseases associated with tobacco smoke. It also required those companies to pay a total of US$49 million (£36.4 million) for the plaintiffs’ counsel’s fees and expenses. RJRT’s portion of these payments was approximately US$86 million (approximately £63.9 million); B&W’s was approximately US$57 million (approximately £42.4 million); and Lorillard Tobacco’s was approximately US$31 million (approximately £23 million). The settlement agreement, among other things, limits the types of claims class members may bring and eliminates claims for punitive damages. The settlement agreement also provides that, in individual cases by class members that are referred to as Broin II lawsuits, the defendants will bear the burden of proof with respect to whether ETS can cause certain specifically enumerated diseases, referred to as ‘general causation’. With respect to all other liability issues, including whether an individual plaintiff’s disease was caused by his or her exposure to ETS in airplane cabins, referred to as ‘specific causation’, individual plaintiffs will bear the burden of proof. On 7 September 1999, the Florida Supreme Court approved the settlement. There have been no Broin II trials since 2007. There have been periodic efforts to activate cases and the Group expects this to continue over time. In 2025, RJRT resolved the remaining Broin II cases due to inactivity on the files, except for one case which remains pending as of 31 December 2025. (Note 31(p)) Includes claims brought against Lorillard Tobacco and Lorillard Inc. by individuals who seek damages resulting from their alleged exposure to asbestos fibres that were incorporated into filter material used in one brand of cigarettes manufactured by a predecessor to Lorillard Tobacco for a limited period of time ending more than 60 years ago. Pursuant to a 1952 agreement between P. Lorillard Company and H&V Specialties Co., Inc. (the manufacturer of the filter material), Lorillard Tobacco is required to indemnify Hollingsworth & Vose for legal fees, expenses, judgments and resolutions in cases and claims alleging injury from finished products sold by P. Lorillard Company that contained the filter material. As of 31 December 2025, Lorillard Tobacco and/or Lorillard Inc. was a defendant in 31 Filter Cases. Since 1 January 2023, Lorillard Tobacco and RJRT have paid, or have reached agreement to pay, a total of approximately US$19.1 million (approximately £14.2 million) in settlements to resolve 80 Filter Cases. In addition, an accrual for the resolution of eight of the 80 Filter Cases was recognised as at 31 December 2025 to the value of approximately US$3.3 million (approximately £2.5 million). (d) State Settlement Agreements 39. In November 1998, the major U.S. cigarette manufacturers, including RJRT, B&W and Lorillard Tobacco, entered into the Master Settlement Agreement (MSA) with attorneys general representing 46 U.S. states, the District of Columbia and certain U.S. territories and possessions. These cigarette manufacturers had previously settled four other cases, brought on behalf of Mississippi, Florida, Texas and Minnesota, by separate agreements with each state (collectively and with the MSA, the ‘State Settlement Agreements’). 40. These State Settlement Agreements settled all health care cost recovery actions brought by, or on behalf of, the settling jurisdictions; released the defending major U.S. cigarette manufacturers from various additional present and potential future claims; imposed future payment obligations in perpetuity on RJRT, B&W, Lorillard Tobacco and other major U.S. cigarette manufacturers; and placed significant restrictions on their ability to market and sell cigarettes and smokeless tobacco products. In accordance with the MSA, various tobacco companies agreed to fund a US$5.2 billion (£3.9 billion) trust fund to be used to address the possible adverse economic impact of the MSA on tobacco growers. 41. RJRT and SFNTC are subject to substantial payment obligations under the State Settlement Agreements. Payments under the State Settlement Agreements are subject to various adjustments for, among other things, the volume of cigarettes sold, relative market share, operating profit, net operating profit (NOP) and inflation. Reynolds American’s operating subsidiaries’ expenses and payments under the State Settlement Agreements for 2023, 2024 and 2025 and the projected expenses and payments for 2026 and onwards are set forth below (in millions of US dollars)*: BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 339 2023 2024 2025 2026 2027 and thereafter Settlement expenses $2,516 $2,160 $2,037 Settlement cash payments $2,874 $2,535 $2,140 Projected settlement expenses >$2,000 >$2,000 Projected settlement cash payments >$2,000 >$2,000 Note: * Subject to adjustments for changes in sales volume, operating profit, NOP, inflation and other factors. Payments are allocated among the settling companies on the basis of relative market share or other methods. 42. The State Settlement Agreements have materially adversely affected RJRT’s shipment volumes. Reynolds American believes that these settlement obligations may materially adversely affect the results of operations, cash flows or financial position of Reynolds American and RJRT in future periods. The degree of the adverse impact will depend, among other things, on the rate of decline in U.S. cigarette sales in the premium and value categories, RJRT’s share of the domestic premium and value cigarette categories, and the effect of any resulting cost advantage of manufacturers not subject to the State Settlement Agreements. 43. In addition, the MSA includes an adjustment that potentially reduces the annual payment obligations of RJRT, Lorillard Tobacco and the other signatories to the MSA, known as ‘Participating Manufacturers’ (PMs). Certain requirements, collectively referred to as the ‘Adjustment Requirements’, must be satisfied before the adjustment for a given year is available: (i) an independent auditor must determine that the PMs have experienced a market share loss, beyond a triggering threshold, to those manufacturers that do not participate in the MSA (such non-participating manufacturers being referred to as NPMs); and (ii) in a binding arbitration proceeding, a firm of independent economic consultants must find that the disadvantages of the MSA were a significant factor contributing to the loss of market share. This finding is known as a significant factor determination, and the adjustment is referred to as the NPM Adjustment. 44. When the Adjustment Requirements are satisfied, the MSA provides that the NPM Adjustment applies to reduce the annual payment obligation of the PMs. However, an individual settling state may avoid its share of the NPM Adjustment if it had in place and diligently enforced during the entirety of the relevant year a ‘Qualifying Statute’ that imposes escrow obligations on NPMs that are comparable to what the NPMs would have owed if they had joined the MSA. In such event, the state’s share of the NPM Adjustment is reallocated to other settling states, if any, that did not have in place and diligently enforce a Qualifying Statute. 45. RJRT, Lorillard Tobacco and SFNTC are or were involved in the NPM Adjustment proceedings concerning the years 2003 to 2025. In 2012, RJRT, Lorillard Tobacco, and SFNTC entered into an agreement (the Term Sheet) with certain settling states that resolved accrued and future NPM Adjustments. Since that time, additional states have joined the NPM Adjustment Settlement Agreement (which incorporates the Term Sheet). In 2015, an additional state, New York, entered a separate settlement of the NPM Adjustment dispute covering the years 2004 to 2014 and setting forth a procedure for calculating RJRT payment credits based on the number of NPM packs sold on or through a Native American reservation in New York for 2015 onwards. In 2020, an additional state, Montana, entered a separate settlement of the NPM Adjustment dispute covering the years 2005 to 2030. In 2024, an additional state, Massachusetts, entered a separate settlement of the NPM Adjustment dispute covering the years 2005 to 2011. In 2025, an additional state, Washington, entered a separate agreement of the NPM Adjustment dispute with RJRT and certain Subsequent Participating Manufacturers (SPMs) covering the years 2005 to 2023. 46. Arbitration panels ruled in September 2021 and September 2022 that Missouri and New Mexico, respectively, had not diligently enforced their respective Qualifying Statutes in the year 2004. In September 2021 and December 2023, arbitration panels ruled that Washington had also not diligently enforced its Qualifying Statute in the years 2004 through 2007. After a motion by Missouri to vacate the 2004 NPM Adjustment arbitration panel’s award in November 2021, which was denied by the Missouri Circuit Court in 2024, the 2004 NPM Adjustment award was confirmed on 14 January 2025. Missouri filed a notice of appeal, but the Missouri Court of Appeals affirmed the order denying Missouri’s motion to vacate the 2004 award in September 2025. An application for transfer to the Supreme Court of Missouri was denied in November 2025. This matter is now closed. On 30 August 2023, the New Mexico District Court vacated the arbitration panel’s decision with respect to New Mexico and an appeal was filed by the PMs in September 2023. On 15 January 2026, the New Mexico Court of Appeals reversed the lower court’s order and reinstated the award finding New Mexico non-diligent in 2004. On 28 March 2024, Washington filed a motion to vacate the arbitration panel’s award determining it was non-diligent in 2005, 2006, and 2007. Following a series of filings by RJRT and the state, on 7 April 2025, the state, RJRT and certain other SPMs settled the NPM Adjustment dispute for 2005 through 2023. Pursuant to such settlement, Washington agreed to dismiss its appeal as to RJRT and those other settling SPMs. On 2 May 2025, Washington, RJRT, and the settling SPMs filed a joint motion to dismiss the appeal, which was granted on 27 May 2025. PM USA objected to the settlement, but the independent auditor implemented the settlement in April 2025. On 21 April 2025, PM USA served on RJRT an arbitration demand seeking to arbitrate the validity of the settlement. On 4 June 2025, RJRT and the settling SPMs filed a complaint in Washington’s MSA court requesting a declaration that PM USA’s arbitration demand is invalid and fails to raise an arbitrable dispute. On 24 June 2025, PM USA filed a motion to compel arbitration and to dismiss the complaint. The motion to compel arbitration was granted in September 2025 against RJRT’s filed opposition. The case has been stayed pending arbitration. On 12 September 2025, RJRT and the SPMs served on PM USA an arbitration demand alleging PM USA had breached the 2017 NPM Adjustment Settlement Agreement by interfering with RJRT’s and the SPMs’ separate resolution of their individual NPM Adjustment disputes with Washington, RJRT and PM USA filed arbitration demands, which were later consolidated, with Judicial Arbitration and Mediation Services, Inc. (JAMS) on 6 October 2025 and 7 October 2025, respectively. The parties are in the process of selecting arbitrators. On 30 October 2025, Washington and PM USA settled the NPM Adjustment dispute for 2005 through 2015. NPM proceedings are ongoing and could result in further reductions of the companies’ MSA-related payments. 47. On 22 March 2024, New Mexico filed a complaint with the New Mexico District Court seeking a declaratory judgment interpreting the term “diligently enforce” as used in the MSA. RJRT filed a motion to compel arbitration and to dismiss the complaint on 19 April 2024. On 23 September 2024, the New Mexico District Court granted RJRT’s motion to compel arbitration and dismissed the complaint from the bench. The New Mexico District Court issued an order to that effect on 13 November 2024. New Mexico filed a notice of appeal on 9 December 2024. Briefing is complete and the appeal is pending. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 340 48. On 23 February 2024, PM USA sent New Mexico a 30-day notice of intent to initiate a proceeding against New Mexico, giving notice that it intends to bring an action in the New Mexico District Court seeking an enforcement order compelling New Mexico to participate in a proceeding before a firm to resolve a dispute over whether New Mexico’s statutes requiring escrow deposits on certain cigarettes sold in New Mexico constitute a Qualifying Statute pursuant to the MSA. 49. Currently there are four proceedings in four jurisdictions (Delaware (see paragraph 53), New Mexico (see paragraph 55), Texas (see paragraph 56) and Minnesota (see paragraph 57)) under or in connection with the State Settlement Agreements (other than the ones described above). 50. In January 2017, the State of Florida sought an order declaring that RJRT and Imperial Tobacco Group, PLC (ITG), a wholly owned subsidiary of Imperial Brands plc that was later joined into the enforcement action, are in breach of the Florida State Settlement Agreement and are required, jointly and severally, to pay approximately US$45 million (approximately £33.5 million) and make annual payments to the state under the Florida State Settlement Agreement with respect to the four brands (Winston, Salem, Kool and Maverick) that were sold to ITG in the divestiture of certain assets, on 12 June 2015, by subsidiaries or affiliates of Reynolds American and Lorillard (the Divestiture), referred to as the ‘Acquired Brands’. The motion also claimed future annual losses of approximately US$30 million per year (approximately £22.3 million) absent the court’s enforcement of the Florida State Settlement Agreement. 51. On 27 December 2017, the court entered an order holding RJRT (not ITG) liable for annual settlement payments for the Acquired Brands, finding that ITG did not assume liability for annual settlement payments related to the Acquired Brands under the terms of the asset purchase agreement relating to the Divestiture. On 15 August 2018, the court entered a final judgment in the action (the Final Judgment). On 29 July 2020, Florida's Fourth District Court of Appeal affirmed the Final Judgment on appeal. RJRT’s motion for rehearing or certification and its motion for review were denied by the Florida Supreme Court in September 2020 and December 2020, respectively. On 5 October 2020, RJRT satisfied the Final Judgment (approximately US$193 million (approximately £143.4 million)) and paid approximately US$3.2 million (approximately £2.4 million) of Florida’s attorneys’ fees. As explained below, RJRT has secured an order in the Delaware action requiring ITG to indemnify it for amounts paid under the Final Judgment. 52. In February 2017, ITG filed an action in the Delaware Court of Chancery seeking declaratory relief against Reynolds American and RJRT on various matters related to its rights and obligations under the asset purchase agreement (and related documents) relating to the Divestiture with respect to the subject of the Florida enforcement litigation described above. Reynolds American and RJRT filed counterclaims on the same issues. Following summary judgments in September 2022 and October 2023, the court entered an implementing order on 15 November 2023 providing that ITG shall indemnify Reynolds American and RJRT for every settlement payment that they make in the future to Florida under the Final Judgment in the Florida litigation, based on ITG’s sales of Acquired Brands cigarettes, with the question of whether the indemnification obligation should be reduced to account for how NOP adjustment (NOP Adjustment) payments would have been allocated if ITG had joined the Florida State Settlement Agreement to be deferred to trial. Following a trial in 2024, the judge entered an order in March 2025 and a final order and judgment in April 2025 awarding Reynolds American and RJRT approximately US$370 million (£275.1 million) against ITG for prior settlement payments with interest. ITG appealed this decision. On 15 December 2025, the Delaware Supreme Court affirmed the judgment of the Court of Chancery. On 31 December 2025, the Delaware Supreme Court issued a mandate closing the case. Effective 30 January 2026, ITG, Reynolds American and RJRT entered into a confidential Delaware Judgment Settlement Agreement. PM USA previously moved to intervene in the case to assert that Reynolds American, RJRT and/or ITG were unjustly enriched by Florida settlement payments borne by PM USA. The court denied PM USA’s motion to intervene as untimely. PM USA had appealed but then voluntarily dismissed its appeal. This matter is now closed. 53. On 4 February 2026, PM USA brought an action against Reynolds American and RJRT in the Court of Chancery of the State of Delaware alleging unjust enrichment arising from the Delaware rulings in favour of the companies against ITG. PM USA claims Reynolds avoided certain settlement payments in Florida because ITG did not join the Florida settlement. PM USA claims these savings were at its expense and seeks restitution and damages for the alleged unjust enrichment in an amount to be determined by the court, interest, and attorneys’ fees and costs. 54. On 3 December 2019, the State of Mississippi filed a notice of violation and motion to enforce the Mississippi State Settlement Agreement in the Chancery Court of Jackson County, Mississippi against RJRT, PM USA and ITG, seeking a declaration that the base year 1997 NOP to be used in calculating the NOP Adjustment was not affected by the change in the federal corporate tax rate in 2018 from 35% to 21% (the Tax Rate Change), and an order requiring RJRT to pay the approximately US$5 million (approximately £3.7 million) difference in its 2018 payment because of this issue. Determination of the issue of the Tax Rate Change may affect RJRT’s annual payment thereafter. On 10 June 2022, the Mississippi Chancery Court granted the state’s motion to enforce, ruling for the state and denying RJRT’s appeal. Following a hearing on damages, including interest and attorneys' fees, on 13 February 2024, the Chancery Court awarded the state attorneys’ fees of approximately US$1.3 million (approximately £1 million). On 7 May 2024, the court entered a final judgment awarding the state compensatory damages of approximately US$23.5 million (approximately £17.5 million) plus 8% prejudgment interest, and approximately US$1 million (approximately £743,467) in additional attorneys’ fees against RJRT. In June 2024, the state and RJRT filed notices of appeal. PM USA also filed an appeal, which was dismissed (along with the state’s appeal as it related to PM USA) following a settlement between those parties in October 2024. On 19 August 2025, RJRT and the state entered into a settlement. On 27 August 2025, the Mississippi Supreme Court dismissed RJRT’s appeal and the State’s appeal. This matter is now closed. 55. On 29 November 2022, the State of New Mexico filed a complaint or, in the alternative, a motion to enforce its uniform consent decree entered in connection with the MSA against the PMs asserting, among other things, claims for breach of contract and violations of New Mexico’s Unfair Practices Act. New Mexico seeks compensatory damages in an amount to be determined at trial, as well as treble damages, punitive damages, and declaratory and injunctive relief. On 10 February 2023, the PMs filed a motion to compel arbitration or, in the alternative, motion to dismiss New Mexico’s complaint and alternative motion to enforce. On 29 December 2023, the New Mexico District Court granted the PMs’ motion to compel arbitration. On 29 January 2024, New Mexico filed a notice of appeal. Briefing is complete and the appeal is pending. On 29 March 2024, RJRT filed a motion to dismiss New Mexico’s appeal. RJRT’s motion to dismiss is held in abeyance pending submission of the appeal to a panel of judges. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 341 56. On 2 March 2023, the State of Texas issued a demand letter to RJRT, PM USA and ITG, pursuant to the Texas State Settlement Agreement, for underpaid sums owed to Texas for the years 2019 through 2022 and a change in the calculation going forward, asserting that RJRT, PM USA and ITG issued payments to Texas that were based on unauthorized changes to the base year 1997 NOP by incorporating into their calculations the Tax Rate Change. The parties filed cross-motions and, on 15 March 2024, the court granted the state’s cross-motion to enforce and denied the motion to enforce filed by PM USA and RJRT. On 28 March 2025, the court ordered the parties to comply with calculations requiring RJRT to pay to Texas approximately US$104 million (£77.3 million), plus pre-judgment interest from 30 April 2019 through 14 March 2024, and post-judgment interest from 15 March 2024 until payment. On 25 April 2025, each of RJRT and PM USA filed a notice of appeal with the Fifth Circuit Court of Appeals. Briefing is complete and the appeal is pending. 57. On 2 July 2024, the State of Minnesota filed a motion to enforce the Minnesota State Settlement Agreement on the basis that the NOP Adjustment due to Minnesota for the years 2018 and after be based on the value fixed in the Mississippi decision that found the base year 1997 NOP to be used in calculating the NOP Adjustment was not affected by the Tax Rate Change, which motion was granted on 9 December 2024. The Minnesota court requested the parties to meet and confer on the issue of damages, interest, and civil penalties including attorneys’ fees and directed that, within 30 days, the independent accounting firm retained by the parties to calculate the settlement payments, PricewaterhouseCoopers LLC, shall calculate all future Minnesota NOP Adjustments using US$3,115.1 million (approximately £2,316 million) as the base NOP. After the parties informed the court that they had not resolved all remaining issues within the prescribed time frame, the court directed the parties to mediation of the remaining issues. RJRT and PM USA mediated on 10 April 2025 but did not reach a resolution of their dispute over allocation of the damages between them for 2018 and 2019. RJRT and PM USA each filed motions regarding the allocation of damages on 17 June 2025. After a hearing in October 2025, the court granted PM USA’s motion related to the allocation of payments and ordered that ITG Brands, LLC be included in the recalculation of payments from 2018 going forward. On 5 January 2026, the district court issued the judgment against RJRT and PM USA. On 6 January 2026, the district court entered a Notice of Entry of Judgment against RJRT for US$71.1 million (approximately £52.9 million). RJRT intends to appeal. Tobacco-Related Litigation Outside the U.S. 58. As at 31 December 2025: a) medical reimbursement actions are being brought in Angola, Brazil, Nigeria and South Korea; b) class actions are being brought in Canada and Venezuela; and c) active tobacco product liability claims against the Group’s companies existed in 11 markets outside the U.S. The only markets with five or more claims were Argentina, Brazil, Chile and Italy. (a) Medical reimbursement cases Angola 59. In November 2016, BAT Angola affiliate Sociedade Unificada de Tabacos de Angola (SUT) was served with a collective action filed in the Provincial Court of Luanda, 2nd Civil Section, by the consumer association Associação Angolana dos Direitos do Consumidor (AADIC). The lawsuit seeks damages of AOA800 million (approximately £644,369) allegedly incurred by the Angolan Instituto Nacional do Controlo do Cancro (INCC) for the cost of treating tobacco-related disease, non-material damages allegedly suffered by certain individual smokers on the rolls of INCC, and the mandating of certain cigarette package warnings. SUT filed its answer to the claim on 5 December 2016. The case remains pending. Canada 60. In Canada, following the implementation of legislation enabling provincial governments to recover healthcare costs directly from tobacco manufacturers, a separate action for recovery of healthcare costs arising from the treatment of smoking and health-related diseases was commenced in each of the ten provinces (the Provincial Actions). Damages were not quantified by all ten provinces; however, the industry-wide damages claimed in certain of the Provincial Actions ranged between CAD$10 billion (£5.4 billion) and CAD$118 billion (£64 billion), and the province of Ontario delivered expert reports quantifying its damages in the range of CAD$280 billion (£151.9 billion) and CAD$630 billion (£341.7 billion) in 2016/2017 dollars plus an additional CAD$9.4 billion (£5.1 billion) and CAD$10.9 billion (£5.9 billion) in damages in respect of environmental tobacco smoke, with the province’s amended statement of claim seeking damages of CAD$330 billion (£179 billion). In addition to the actions commenced by the provincial governments, numerous class actions against Group companies were launched (see paragraphs 71 to 73). 61. Following a judgment by the Québec Court of Appeal in March 2019 in the Québec class actions, JTI-MacDonald Corp ((JTIM) a subsidiary of Japan Tobacco International (JTI) and a co-defendant in the cases), Imperial Tobacco Canada Limited (Imperial) and Imperial Tobacco Company Limited (together with Imperial, ITCAN) and Rothmans, Benson & Hedges Inc. ((RBH) a subsidiary of Philip Morris International Inc. and a co-defendant in the cases) each filed for creditor protection under the Companies’ Creditors Arrangement Act (CCAA), and court ordered stays (the Stays) of all tobacco litigation in Canada against all defendants (including all Group companies that were defendants in the Canadian tobacco litigation, including (i) ITCAN, British American Tobacco p.l.c., British American Tobacco (Investments) Limited, B.A.T. Industries p.l.c. and Carreras Rothmans Limited) and (ii) R.J. Reynolds Tobacco Company (RJRT) and R.J. Reynolds Tobacco International Inc. (which RJR Companies, pursuant to the terms of the 1999 sale of RJRT’s international tobacco business to JTI, benefit from an indemnification by JTI for all liabilities and obligations (including litigation costs) arising in respect of the Canadian recoupment actions and on behalf of which RJR Companies, subject to a reservation of rights, JTI had assumed the defence in these actions). 62. Following (i) the filing of proposed plans of compromise (collectively, the Proposed Plans) by the court-appointed mediators and monitors for each of ITCAN, RBH and JTIM in the Ontario Superior Court of Justice (the Court) in October 2024, (ii) subsequent amendments, (iii) creditor approval in December 2024 and (iv) a sanction hearing in January 2025, the Court ultimately issued an order on 6 March 2025 finding each of the Proposed Plans fair, reasonable, and in the public interest, and sanctioned the Proposed Plans (hereinafter referred to as the Approved Plans). The Approved Plans were implemented on 29 August 2025, as a result of which all outstanding tobacco litigation in Canada against the defendants has been resolved and all relevant Group companies have been provided releases in full for all historical tobacco-related claims in Canada. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 342

63. On implementation, each of ITCAN, RBH and JTIM was required to pay into the settlement fund cash and cash equivalents on hand (including investments held at fair value) (other than, in the case of RBH, a holdback amount) plus certain court deposits. If any cash tax refunds are later received on account of these upfront payments, 85% of these refund amounts will also be payable towards the settlement. Going forward, each of ITCAN, RBH and JTIM will also be required to make annual payments based on a percentage (initially 85%, reducing over time to 70%) of net income after tax based on amounts generated from all sources, excluding New Categories, until they settle the liability (CAD$32.5 billion (approximately £17.6 billion)) in full. The performance of ITCAN’s New Categories (including Vapour products and nicotine pouches) is not included in the basis for calculating the annual payments. The Group has recognised a provision to reflect management’s best estimate of ITCAN’s total payment obligations under the Approved Plans (see note 24). Nigeria 64. British American Tobacco (Nigeria) Limited (BAT Nigeria), the Company and Investments have been named as defendants in a medical reimbursement action by the federal government of Nigeria, filed on 6 November 2007 in the Federal High Court, and in similar actions filed by the Nigerian states of Kano (9 May 2007), Oyo (30 May 2007), Lagos (13 March 2008), Ogun (26 February 2008), and Gombe (17 October 2008) commenced in their respective High Courts. In the five cases that remain active, the plaintiffs seek a total of approximately NGN10.6 trillion (approximately £5.4 billion) in damages, including special, anticipatory and punitive damages, restitution and disgorgement of profits, as well as declaratory and injunctive relief. 65. The suits claim that the state and federal government plaintiffs incurred costs related to the treatment of smoking-related illnesses resulting from allegedly tortious conduct by the defendants in the manufacture, marketing, and sale of tobacco products in Nigeria, and assert that the plaintiffs are entitled to reimbursement for such costs. The plaintiffs assert causes of action for negligence, negligent design, fraud and deceit, fraudulent concealment, breach of express and implied warranty, public nuisance, conspiracy, strict liability, indemnity, restitution, unjust enrichment, voluntary assumption of a special undertaking, and performance of another’s duty to the public. 66. The Company and Investments have made a number of challenges to the jurisdiction of the Nigerian courts. Such challenges are still pending (on appeal) against the federal government and the states of Kano, Gombe and Ogun. These cases are stayed or adjourned pending the final outcome of these jurisdictional challenges. In the Lagos action, the Nigerian Supreme Court denied the Company’s appeal on 25 November 2025 and the case will be remanded to the trial court. Investment’s appeal in the Lagos action remains pending. In the state of Oyo, on 13 November 2015, and 24 February 2017, respectively, the Company’s and Investments’ jurisdictional challenges were successful in the Court of Appeal and the issuance of the writ of summons was set aside. South Korea 67. In April 2014, Korea’s National Health Insurance Service (NHIS) filed a healthcare recoupment action against KT&G (a Korean tobacco company), PM Korea and BAT Korea (including BAT Korea Manufacturing). The NHIS is seeking damages of roughly KRW54 billion (approximately £27.9 million exclusive of interest) in respect of health care costs allegedly incurred by the NHIS treating patients with lung (small cell and squamous cell) and laryngeal (squamous cell) cancer between 2003 and 2012. Court hearings in the case, which constitute the trial, commenced in September 2014. On 20 November 2020, the court issued a judgment in favour of the defendants and dismissing all of the plaintiff’s claims. The NHIS filed an appeal of the judgment on 11 December 2020. Appellate proceedings commenced in June 2021. On 15 January 2026, the Seoul High Court dismissed the NHIS’s appeal and fully upheld the first instance judgment, dismissing all claims against all defendants. The NHIS has indicated that it intends to appeal to the Korean Supreme Court. On 3 February 2026, the NHIS filed a notice of appeal of the Seoul High Court’s ruling to the Supreme Court of Korea. Brazil 68. On 21 May 2019, the Federal Attorney’s Office (AGU) in Brazil filed an action in the Federal Court of Rio Grande do Sul against the Company, the BAT Group’s Brazilian subsidiary Souza Cruz LTDA (Souza Cruz), Philip Morris International, Philip Morris Brazil Indústria e Comércio LTDA and Philip Morris Brasil S/A (collectively, PMB), asserting claims for medical reimbursement for funds allegedly expended by the federal government as public health care expenses to treat 26 tobacco-related diseases over the last five years from the filing date and that will be expended in perpetuity during future years, including diseases allegedly caused both by cigarette smoking and exposure to ETS. The action includes a claim for moral damages allegedly suffered by Brazilian society to be paid into a public welfare fund. The action is for an unspecified amount of monetary compensation, as the AGU seeks a bifurcated action in which liability would be determined in the first phase followed by an evidentiary phase to ascertain damages. 69. Following proceedings in 2019 and 2020 in both the trial and appellate courts challenging the issue of service on the Company, the court ruled that service of the Company via its Brazilian subsidiary Souza Cruz constituted proper service, and ordered that defences be filed. The Company and Souza Cruz (which was served with the complaint on 7 August 2019) filed their respective defences on 12 May 2020. 70. The court permitted the Associação de Controle do Tabagismo, Promoção da Saúde (ACT), a Brazilian non-governmental organisation, and the Fundação Oswaldo Cruz (FIOCRUZ), a research and development arm of the Brazilian Ministry of Health, to intervene in the case as amicus curiae (on 13 May 2022 and 24 March 2025, respectively), over the objections of Souza Cruz, PMB and the Company, limiting ACT and FIOCRUZ's rights as amicus curiae to presenting technical and scientific opinions and participating in court hearings. The AGU submitted its reply to the defences on 5 July 2022, and Souza Cruz, the Company and PMB submitted responses to the AGU's reply on 26 August 2022. On 30 May 2025, FIOCRUZ submitted its statement as amicus curiae. On 19 May 2020, notice was sent to the Public Prosecutor’s Office (MPF) regarding the AGU’s request that the MPF join the action as a plaintiff. The MPF, via its response filed on 10 July 2020, declined to join the action as party, but will act as an ‘inspector of the law’, which enables MPF to express its opinion on case matters. On 10 October 2022, the MPF submitted an opinion on preliminary issues and evidence, which called for rejection of the defendants’ preliminary defences and the majority of the evidence requested by AGU and defendants. The defendants, including the Company and Souza Cruz have filed responses to the MPF’s opinion. On 24 March 2025, the court issued a preliminary decision on preliminary matters and evidence. The analysis of all preliminary matters raised by the defendants was postponed to the final ruling, all the evidence requested by the parties was rejected. Souza Cruz and PMB filed, on 9 April 2025 and 10 April 2025, respectively, motions for clarification of or adjustment to the preliminary decision, to which the AGU responded on 30 May 2025. The motions remain pending. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 343 (b) Class Actions Canada 71. As described in paragraph 62, all Canadian tobacco litigation has been resolved and all relevant Group companies have been provided release in full for all tobacco-related claims in Canada following implementation of the Approved Plans. 72. This includes resolution of the 11 class actions brought in Canada against Group companies for a variety of claims, including deceptive marketing of light and mild cigarettes, failure to pay the agreed domestic contract price to tobacco growers used in products manufactured for the export market and which were ultimately smuggled back into Canada, and smoking and health- related claims, including claims based on fraud, fraudulent concealment, breach of warranty of merchantability, and of fitness for a particular purpose, failure to warn, design defects, negligence, breach of a ‘special duty’ to children and adolescents, conspiracy, concert of action, unjust enrichment, market share liability and violations of various trade practices and competition statutes. Damages sought were not quantified in most cases; however in respect of the two class actions in Québec, the amount of the judgment was CAD$13.7 billion (£7.4 billion), of which CAD$9.2 billion (£5 billion) was ITCAN’s share and the amount sought in the tobacco growers class action was CAD$50 million (£27.1 million). 73. A proposed national class action was filed in the British Columbia Supreme Court by Danver Bauman (via his litigation guardian) on 21 December 2023 against Imperial Tobacco Company Ltd., Imperial, and Nicoventures Trading Limited (Nicoventures) alleging numerous statutory and common law causes of action in connection with the design, marketing and sale of Zonnic. The action was issued in violation of the Stays, and has not been validly served. Thereafter, on 26 September 2025, the plaintiffs’ firm that had attempted to commence the Bauman action issued a nearly duplicative class proceeding with a new representative plaintiff, Daniel Maynard. The Maynard action seeks certification of a national class of Canadian consumers who purchased Zonnic for “primarily personal, family or household use”, and alleges that the defendants engaged in “deceptive and misleading design, regulatory approval, labelling, advertising, marketing, promotion, distribution, and sale” of its Zonnic products. The plaintiffs seek an unspecified quantum of damages for unjust enrichment, common law breaches (including failure to warn and negligence), and breaches of various provincial and federal statutes related to advertising and promotion, as well as punitive damages. The supporting certification record has not yet been delivered by the plaintiffs, such that the action has not progressed. Venezuela 74. In April 2008, the Venezuelan Federation of Associations of Users and Consumers (FEVACU) and Wolfang Cardozo Espinel and Giorgio Di Muro Di Nunno, acting as individuals, filed a class action against the Venezuelan government. The class action seeks regulatory controls on tobacco and recovery of medical expenses for future expenses of treating smoking-related illnesses in Venezuela. Both C.A Cigarrera Bigott Sucs. (Cigarrera Bigott), a Group subsidiary, and ASUELECTRIC, represented by its president Giorgio Di Muro Di Nunno (who had previously filed as an individual), have been admitted as third parties by the Constitutional Chamber of the Supreme Court of Justice. A hearing date for the action is yet to be scheduled. On 25 April 2017 and on 23 January 2018, Cigarrera Bigott requested the court to declare the lapsing of the class action due to no proceedings taking place in the case in over a year. A ruling on the matter is yet to be issued. (c) Individual Tobacco-Related Personal Injury Claims 75. As at 31 December 2025, the jurisdictions with the most active individual cases against Group companies were, in descending order: Chile (20), Brazil (seven), Italy (five), Argentina (five), Ireland (two) and Türkiye (two). There was a further jurisdiction with one active case only. Out of these 42 active individual cases, as at 31 December 2025 there were two cases in Argentina that have resulted in pending unfavourable judgments. In one case, damages were awarded totalling ARS685,976 (approximately £351) in compensatory damages and ARS2,500,000 (approximately £1,280) in punitive damages, plus post-judgment interest. This judgment was reversed via an appellate court ruling issued 19 September 2023. The plaintiff’s petition for leave to appeal to the Argentina Supreme Court was denied on 29 November 2023. The plaintiff filed an extraordinary appeal to the Argentina Supreme Court on 7 December 2023, which appeal remains pending. In the other case, compensatory damages were awarded totalling ARS2,850,000 (approximately £1,460), with post-judgment interest totalling approximately ARS338,089,193 (approximately £173,165). This judgment is currently on appeal. In addition, on 25 August 2023, an adverse written judgment was served in an individual action in Türkiye awarding TRY10,000 (approximately £173) in compensatory damages against British American Tobacco Tütün Mam. San. ve Tic. A.Ş (BAT Türkiye) and Philip Morris Sabancı Pazarlama ve Satış A.Ş, now known as Philip Morris Pazarlama ve Satış A.Ş (PMP). The judgment was reversed against BAT Türkiye via an appellate court ruling served on 7 January 2025, on the basis that BAT Türkiye does not have standing to be sued. The judgment was upheld against PMP, with the amount of the award increased to TRY500,000 (approximately £8,652). PMP has appealed the judgment against it, and the plaintiff has appealed both rulings. The appeals remain pending. Croatian Distributor Dispute 76. BAT Hrvatska d.o.o u likvidaciji and British American Tobacco Investments (Central and Eastern Europe) Limited are named as defendants in a claim by Mr Perica received on 22 August 2017 and brought before the commercial court of Zagreb, Croatia. Mr Perica seeks damages of HRK408 million (€54.1 million / £47.2 million) relating to a BAT Standard Distribution Agreement dating from 2005. BAT Hrvatska d.o.o and British American Tobacco Investments (Central and Eastern Europe) Ltd filed a reply to the statement of claim on 6 October 2017. A hearing had been scheduled to take place on 10 May 2018, but it was postponed due to a change of the judge hearing the case. The Commercial Court in Zagreb declared they do not have jurisdiction and that the competent court to hear this case is the Municipal Court in Zagreb. TDR d.o.o. is also named as the defendant in a claim by Mr Perica received on 30 April 2018 and brought before the commercial court of Zagreb, Croatia. Mr. Perica seeks payment in the amount of HRK408 million (€54.1 million / £47.2 million) claiming that BAT Hrvatska d.o.o. transferred a business unit to TDR d.o.o, thus giving rise to a liability of TDR d.o.o. for the debts incurred by BAT Hrvatska d.o.o, on the basis of the provisions of Croatian civil obligations law. A response to the statement of claim was filed on 30 May 2018. The Commercial Court in Zagreb declared they do not have jurisdiction and that the competent court to hear this case is the Municipal Court in Pula. Mr Perica filed an appeal against this decision which was rejected by the High Commercial Court of The Republic of Croatia confirming therewith that the competent court to hear this case is the Municipal Court in Pula. The Municipal Court in Zagreb decided that the claims by Mr Perica initiated on 22 August 2017 and 30 April 2018 shall be heard as one case in front of the Municipal Court of Zagreb. After the two hearings were held, the Municipal Court of Zagreb appointed the court financial and auditing appraisal to determine the value of Mr Perica’s claim, which it determined in the amount of €15,850,579 (£13.8 million). BAT Hrvatska d.o.o, British American Tobacco Investments (Central and Eastern Europe) Ltd and TDR d.o.o, are able to challenge this valuation as part of the legal proceedings. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 344 Florence Proceedings 77. British American Tobacco Italia SpA has been charged with administrative offences in Florence, Italy in a case against a large number of individual and corporate defendants. This relates to potential allegations of failure to supervise or take appropriate steps to prevent alleged corruption by two (now former) employees. The charges were dismissed at the preliminary hearing, concluded in December 2024, along with the charges against all other defendants. The prosecutor has filed an appeal against the decision relating to British American Tobacco Italia SpA and some of the other defendants. The appeal has not yet been scheduled. Patents and Trademark Litigation 78. Certain Group companies are party to a number of patent litigation cases and procedural challenges concerning the validity of patents owned by or licensed to them and/or the alleged infringement of third parties’ patents. 79. On 20 September 2023, Healthier Choices Management Corp. (HCMC) commenced proceedings against RJR Vapor before the U.S. District Court for the Middle District of North Carolina against the Vapour product Vuse Alto alleging infringement of U.S. Patent 9,538,788. On 17 November 2023, RJR Vapor filed a motion to dismiss the action in its entirety. On 18 September 2024, RJR Vapor filed an inter partes review (IPR) challenging the patentability of the ‘788 patent’ before the U.S. Patent Trial and Appeal Board (PTAB). On 27 November 2024, the court granted RJR Vapor’s motion to stay the litigation pending the PTAB’s institution decision in the IPR. On 12 March 2025, the PTAB instituted an IPR of the ‘788 patent’. A final written decision on the IPR is expected in March 2026. 80. On 28 May 2020, Altria Client Services LLC (Altria) and U.S. Smokeless Tobacco Company LLC commenced proceedings against RJR Vapor before the U.S. District Court for the Middle District of North Carolina against the vapour products Vuse Vibe and Vuse Alto, and the tin used in the Modern Oral product Velo. Nine patents in total were asserted: two against Vibe, four against Alto and three against Velo. On 5 January 2021, Altria filed an Amended Complaint adding Modoral Brands Inc. as a defendant with respect to the Velo product claims. A claim construction hearing was held on 28 April 2021, and the court issued its claim construction ruling on 12 May 2021. All asserted patent claims against Vibe and Velo as well as one of the four patents asserted against Alto were dropped prior to trial, leaving three patents asserted against Alto for trial. Trial was held from 29 August 2022 to 7 September 2022. The jury found infringement by all accused products and awarded approximately US$95 million (approximately £70.6 million) in damages. On 27 January 2023, the court rejected Altria's request to double the jury's awarded royalty rate for post-trial sales and set the royalty rate applicable to post-trial sales to the jury's awarded rate of 5.25%. Altria did not request entry of an injunction and has stipulated it will not enforce the monetary judgment until all appeals are exhausted, including RJR Vapor’s pending motion for relief from judgment. On 10 February 2023, RJR Vapor noticed its appeal to the United States Court of Appeals for the Federal Circuit. On 19 December 2024, the Federal Circuit affirmed the lower court’s judgment. RJR Vapor filed a request for rehearing with the Federal Circuit on 4 February 2025. The request for rehearing was denied on 4 March 2025. On 7 August 2025, RJR Vapor filed a petition for certiorari with the United States Supreme Court. The Supreme Court issued an order denying the petition for certiorari on 6 October 2025. On 3 July 2024, RJR Vapor moved for relief from judgment and the ongoing royalty order due to RJR Vapor’s obtaining a sublicense to Altria’s patents on 13 December 2023. The judge denied that motion as to royalties prior to RJR Vapor’s obtaining the sublicense, and RJR Vapor’s appeal of that ruling is currently held in abeyance at the United States Court of Appeals for the Federal Circuit. RJR Vapor’s motion to vacate ongoing royalties after it obtained the sublicense remains pending, and an evidentiary hearing is likely to be held in H1 2026 in the district court. Mozambican IP Litigation 81. On 19 April 2017, Sociedade Agrícola de Tabacos, Limitada (SAT) (a BAT Group company in Mozambique) filed a complaint to the National Inspectorate for Economic Activities (INAE), the government body under the Ministry of Industry and Trade, regarding alleged infringements of its registered trademark (GT) by GS Tobacco SA (GST). INAE subsequently seized the allegedly infringing products (GS cigarettes) and fined and ordered GST to discontinue manufacturing products that could infringe SAT’s intellectual property rights. Following INAE’s decision, in July 2017 and March 2018, SAT sought damages via the Judicial Court of Nampula, from GST in the amount of MZN46,811,700 (£544,604) as well as a permanent restraint order in connection with the manufacturing and selling of the allegedly infringing products. The Judicial Court of Nampula (Tribunal Judicial de Nampula) granted the order on an interim basis on 7 August 2017. After hearing the parties, on 5 September 2017, the court found that no alleged infringement by GST had occurred and removed the interim restraint order, and rejected the damages claim. This decision was appealed by SAT (Infringement Appeal). GST filed an application for review against INAE’s initial decision directly to the Minister of Trade and Industry, which reversed the decision of INAE. On 31 December 2018, SAT was notified of GST’s counterclaim against SAT at the Judicial Court of Nampula for damages allegedly sustained as a result of SAT’s complaint to INAE (and INAE’s decision). GST is seeking damages in the amount of approximately MZN14.5 billion (approximately £168.7 million). On 31 January 2019, SAT filed a formal response to the counterclaim. A preliminary hearing was held on 2 April 2019, when the court heard arguments on the validity of GST’s counterclaim. On 2 September 2019, SAT received notification of an order which provided that (i) SAT’s invalidity arguments had been dismissed by the court; and (ii) the GST counterclaim would proceed to trial. On 9 September 2019, SAT responded to the order by appealing the dismissal of the SAT invalidity arguments (Invalidity Appeal). SAT was notified in December 2021 that the trial of the counterclaim was to take place on 24 February 2022. SAT subsequently submitted a complaint related to that trial to the court, on the basis that prior to any further step being taken in relation to the trial the process should be submitted to the superior court for analysis, as per the appeals previously submitted in the proceedings. SAT’s complaint has been appreciated favourably and the process was remitted to the High Court of Appeal for Nampula. The Court of Appeal handed down its judgment in respect of SAT’s Infringement Appeal and SAT’s Invalidity Appeal. In respect of the Invalidity Appeal, the Court found that the requirements for GST’s counterclaim had not been met, and accordingly found that the counterclaim could not proceed. In respect of the Infringement Appeal, the Court partially upheld the main appeal brought by SAT, finding that there had been a partial reproduction of SAT’s trademarks by GST. Consequently, it ordered GST to abstain from producing and commercialising products using packaging similar to that of SAT. However, as regards SAT’s claim for compensation for damage caused by the conduct of GST the Court found that this loss had not been proven. GST has submitted an appeal on both the main process and counterclaim. The process is now pending before the Supreme Court. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 345 Malawi Group Action 82. In December 2020, the Company and British American Tobacco (GLP) Limited (GLP) were named as defendants in a claim made in the English High Court by around 7,500 Malawian tobacco farmers and their family members. The claim also names Imperial Brands plc and five affiliates as defendants. The claimants allege they were subjected to unlawful and exploitative working conditions on tobacco farms from which it is alleged that the defendants indirectly acquire tobacco. They seek unquantified damages (including aggravated and exemplary damages) for the torts of negligence and conversion and unquantified personal and proprietary remedies for restitution of unjust enrichment. They also seek an injunction to restrain the commission of further torts of conversion or negligence by the defendants. In January 2022, the Company and GLP were served with a similar claim by around a further 3,500 claimants. The Company and GLP intend vigorously to defend the claims. Middle East Litigation 83. In late December 2023, B.A.T. (U.K. and Export) Limited (BAT UKE) received a request for arbitration proceedings from a customer/ distributor in the Middle East, seeking damages in the range of US$117.7 million (approximately £87.5 million) to US$119.8 million (approximately £89.1 million). In April 2024, British American Tobacco ME DMCC (BAT ME DMCC) was joined to the arbitration proceedings on request of the claimants. The claimants have since amended the quantum of their claim and now seek damages in the range of US$112.6 million (approximately £83.7 million) to US$116.9 million (approximately £86.9 million). The final merits hearing will take place in Q1 2026. Asbestos Litigation 84. As of 31 December 2025, there were four active asbestos personal injury cases served and pending against BATUS Holdings Inc. (Horsfield, Temperley, Chimento, and McGuigan). During the financial year 2025, BATUS Holdings Inc. was served with five new asbestos personal injury cases (Colwell, Ward, Temperley, Chimento, and McGuigan), and was voluntarily dismissed from six asbestos personal injury cases (Harshberger, Lowis, Colwell, Ward, Weber, and Hardaway). The plaintiffs in each of the active cases allege exposure to the defendants’ asbestos and asbestos-containing talcum powder and cosmetics products, and assert claims under state law, including for negligence, breach of warranty, strict liability, conspiracy, fraud and wrongful death. The plaintiffs seek unspecified compensatory and punitive damages. Of the four active cases, Horsfield and Temperley were filed in state court in Florida (Miami-Dade County and Broward County, respectively), Chimento was filed in state court in Louisiana (Orleans Parish), and McGuigan was filed in state court in Pennsylvania (Philadelphia County Court of Common Pleas). BATUS Holdings Inc. has filed motions to dismiss each of the four active cases for lack of personal jurisdiction, which motions remain pending. Cigarette Filter Litter Litigation 85. On 21 November 2022, the Mayor and City Council of Baltimore, Maryland, filed a lawsuit in the Circuit Court for Baltimore City naming the Company and RJRT, as well as PM USA, Altria Group, Liggett Group LLC and a Maryland-based distributor, as defendants. The plaintiff, a municipality, alleges that the defendants manufactured, distributed and sold non-biodegradable cigarette filters with knowledge that consumers would discard used filters on public property owned by the plaintiff, and further alleges that the defendants failed to warn consumers of the alleged environmental impacts of littered filters. The plaintiff asserts causes of action for alleged violation of state and municipal civil and criminal anti-littering and dumping laws, trespass, strict liability and negligent design defect, public nuisance, and strict liability and negligent failure to warn. The plaintiff seeks, among other relief, unspecified damages (including punitive damages) for costs allegedly incurred removing discarded cigarette filters from public property, and for alleged damage to land and natural resources and property value diminution, along with fines under state and municipal laws. On 3 February 2023, PM USA filed a notice of removal of the litigation to the Federal District Court in Baltimore, Maryland. The plaintiff moved to remand the action back to the Circuit Court for Baltimore City on 20 March 2023. The federal court, following briefing on the motion, issued an order on 19 January 2024 remanding the action back to the Circuit Court for Baltimore City. On 19 March 2024, the Company filed a motion to dismiss the complaint for lack of personal jurisdiction and for failure to state a legal claim. That same date, defendants RJRT, PM USA, Liggett Group LLC, and a Maryland-based distributor moved to dismiss the complaint for failure to state a legal claim. The Company was voluntarily dismissed from the action without prejudice via a stipulation of dismissal filed on 2 May 2024. Briefing on those defendants’ pending motion to dismiss is completed, oral argument was held on 17 July 2024. On 21 July 2025, the trial court granted the defendants’ motion to dismiss in part, dismissing a number of claims with prejudice, and denied it in part. The Circuit Court dismissed the five criminal counts for various procedural and substantive deficiencies. The Circuit Court additionally determined that the plaintiff failed to sufficiently allege a continuing trespass under Maryland law and dismissed that claim as well. The Circuit Court allowed the plaintiff’s design defect (strict liability and negligence), public nuisance, and failure to warn (strict liability and negligence) claims to proceed. On 5 August 2025, the defendants filed a joint motion to stay the Baltimore litigation pending the Maryland Supreme Court’s decision in an appeal in unrelated climate change litigation relating to the scope of Maryland’s common law of public nuisance. The Supreme Court’s decision is expected in Q1 2026. On 12 September 2025, the Circuit Court denied the defendants’ motion for a stay and ordered (as alternatively requested) a two-year fact and expert discovery schedule. The Group will continue to monitor the Maryland Supreme Court and its pending decision in the unrelated climate change litigation relating to the scope of the state’s public nuisance law and its potential impact on the nuisance claim in the Baltimore litigation against the Company and RJRT. On 17 November 2025, the state of Maryland filed a motion to intervene in the Circuit Court case, seeking to file a complaint for declaratory relief to adjudicate the parties’ rights and liabilities under the MSA. On 17 December 2025, the Court granted the state’s motion. The defendants will answer the state’s complaint in intervention in due course. Carbon Neutral Litigation 86. On 28 May 2025, plaintiffs Vanessa Bell, Destiney Murrah and Sean Nugent filed a putative class action lawsuit in federal court in California, naming as defendants RJR Vapor, RJRT, Reynolds American and the Company. The plaintiffs allege that certain Vuse-brand vaporiser devices and consumable products were falsely marketed to consumers as “carbon neutral,” based on the defendants’ allegedly false statements that the production and use of the Vuse products resulted in no net addition of carbon dioxide to the atmosphere due to reductions of carbon emissions in their production, with remaining emissions offset through the purchase of carbon credits. The plaintiffs assert claims for violation of state consumer protection, unfair competition and false advertising statutes, breach of express and implied warranties, and unjust enrichment, and seek, among other relief, unspecified compensatory, statutory, treble and punitive damages. Plaintiffs filed an amended complaint on 30 September 2025. The Company and Reynolds American moved to dismiss the amended complaint for lack of personal jurisdiction, and RJR Vapor and RJRT moved to dismiss the amended complaint for failure to state a claim on 10 October 2025. The plaintiffs opposed the motions filed by the Company, RJR Vapor and RJRT. Reynolds American was voluntarily dismissed from the action without prejudice on 20 January 2026. A hearing on the dismissal motions was held on 3 February 2026 and the court reserved the decision. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 346

Nahadi Litigation 87. On 29 January 2026, a claim was filed in the U.S. District Court for the Eastern District of Virginia against the Company and British- American Tobacco Marketing (Singapore) Private Limited (BATMS). The claimants are 196 U.S. nationals and family members who claim unquantified civil damages under the U.S. Anti-Terrorism Act. The substance of the allegations relate to matters previously disclosed in relation to historic business activities in the Democratic People’s Republic of Korea which resulted in the Company’s April 2023 entry into a three-year deferred prosecution agreement (DPA) with the DOJ, with BATMS pleading guilty to the same charges, and a civil settlement agreement with OFAC. The Company and BATMS intend to vigorously defend the claim. Fox River Background to environmental liabilities arising out of contamination of the Fox River: 88. U.S. authorities identified potentially responsible parties (PRPs), including NCR Corporation (now called NCR Voyix Corporation) (NCR), to fund the clean-up of polluted sediments in the Lower Fox River, Wisconsin. Discharges of Polychlorinated Biphenyls (PCBs) from paper mills and other facilities operating close to the river caused the pollution. Industries’ involvement with the environmental liabilities arises out of (i) indemnity arrangements which it became party to due to various transactions that took place from the late-1970s onwards and (ii) subsequent litigation brought by NCR against Industries and Appvion Inc. (Appvion) (a former Group subsidiary) in relation to those arrangements. 89. Following substantial litigation in the United States regarding the responsibility for the costs of the clean-up operations (estimated to amount to US$1,346 million (£1,001 million) (including natural resource damages)), and enforcement proceedings brought by the U.S. Government against NCR and Appvion to ensure compliance with regulatory orders made relating to the Fox River clean-up, the District Court of Wisconsin approved two forms of settlement with the U.S. Government known as consent decrees on (i) 23 August 2017, pursuant to which NCR was obliged to perform and fund all of the remaining Fox River remediation work by itself and (ii) on 14 March 2019 that concluded all remaining litigation relating to the Fox River. 90. On 3 October 2022, the United States Environmental Protection Agency issued a Certificate of Completion in respect of remedial action for the Lower Fox River. Industries’ involvement with environmental liabilities arising out of the contamination of the Fox River: 91. NCR's position is that, under the terms of a 1998 Confidential Settlement Agreement (CSA) between it, Appvion, and Industries, and a 2005 arbitration award, Industries and Appvion had a joint and several obligation to bear 60% of the Fox River environmental remediation costs imposed on NCR and of any amounts NCR has to pay in respect of other Fox River PRPs’ contribution claims. Industries has not acknowledged any such liability to NCR and has defences to such claims. 92. Until May 2012, Appvion and Windward Prospects Limited (Windward) (another former Group subsidiary which indemnified Industries) paid a 60% share of the clean-up costs incurred by NCR. Around that time, Appvion refused to continue to pay clean-up costs, and NCR demanded that Industries pay a 60% share of those costs. Industries resisted NCR's demand and commenced indemnification proceedings against Windward and Appvion, which were settled by entering into an agreement between Industries, Windward, Appvion, NCR and BTI 2014 LLC (BTI) (a wholly owned subsidiary of Industries) in September 2014 (the Funding Agreement). Under the Funding Agreement, the parties agreed, among other things, a framework through which they would together fund the ongoing costs of the Fox River clean-up including an agreement to accept funding by Industries at a level of 50% of NCR’s share of ongoing clean-up related costs (rather than 60%), subject to the ability of NCR or Industries to litigate at a later stage the extent of Industries’ liability (if any) in relation to the clean-up costs (including in respect of the 50% paid by Industries to date under the express reservation). Appvion entered Chapter 11 bankruptcy protection on 1 October 2017. 93. Under the Funding Agreement, BTI was assigned a claim commenced by Windward in the High Court of England & Wales (the High Court) against Sequana S.A. (Sequana) and the former Windward directors (the Windward Dividend Claims), which related to dividend payments made by Windward to Sequana of around €443 million (approximately £386.8 million) in 2008 and €135 million (£117.9 million) in 2009 (the Dividend Payments). 94. In addition, Industries commenced an action directly against Sequana to recover the value of the Dividend Payments alleging that the dividends were paid for the purpose of putting assets beyond the reach of Windward’s creditors (including Industries) (the Section 423 Claims). The Section 423 Claims and Windward Claims were heard together. 95. The High Court upheld the Section 423 Claims but dismissed the Windward Dividend Claims. 96. The High Court ordered that Sequana pay to BTI an amount up to the full value of the 2009 Dividend Payment plus interest, equating to around US$185 million (approximately £137.5 million). Upon the parties’ cross appeals, the Court of Appeal substantially upheld the decision of the High Court. The subsequent appeal by BTI to the Supreme Court in respect of the Windward Dividend Claims against the former Windward Directors was dismissed on 5 October 2022. 97. On 15 May 2019, the Nanterre Commercial Court made an order placing Sequana into formal liquidation proceedings, staying execution of the judgment, under which, to date, no payments have been made to Industries. 98. BTI brought claims against Windward’s former auditors and advisers (which claims were also assigned to BTI under the Funding Agreement). BTI commenced a claim against PricewaterhouseCoopers LLP (PwC) in the High Court in respect of its role as Windward’s auditor at the time of the Dividend Payments. Trial commenced on 4 June 2024. The claims were settled on 21 June 2024, pursuant to the terms set out in a confidential settlement agreement entered into by BTI, PwC and the joint administrators of Windward (who were a nominal party to the proceedings). An agreed stay is presently in place in respect of BTI’s separate assigned claim against Freshfields Bruckhaus Deringer. 99. The sums Industries has paid under the Funding Agreement are subject to the express reservation set out in paragraph 92 above and ongoing adjustment. Clean-up costs can only be estimated in advance of the work being carried out and certain sums payable are the subject of ongoing U.S. litigation. Industries is potentially liable for further costs associated with the clean-up. Industries has a provision of £41 million which represents the current best estimate of its further exposure, see note 24. Kalamazoo 100. Georgia-Pacific, a designated PRP in respect of the Kalamazoo River in Michigan, also pursued NCR in relation to remediation costs caused by PCBs released into that river. On 26 September 2013, the United States District Court, Michigan held that NCR was liable as a PRP on the basis that it had arranged for the disposal of hazardous material for the purposes of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 347 101. Following further litigation, on 11 December 2019, NCR announced that it had entered into a consent decree with the U.S. Government and the State of Michigan (subsequently approved by the court on 2 December 2020), pursuant to which it assumed liability for certain remediation work at the Kalamazoo River. The payments to be made on the face of the consent decree in respect of such work total approximately US$245 million (approximately £182.1 million). The consent decree also provides for the payment by NCR of an outstanding judgment against it of approximately US$20 million (approximately £14.9 million) to Georgia-Pacific. 102. The quantum of the clean-up costs for the Kalamazoo River is presently unclear. It seems likely to exceed the amounts payable on the face of the consent decree. 103. On 10 February 2023, NCR filed a complaint in the United States District Court for the Southern District of New York against Industries, seeking a declaration that Industries must compensate NCR for 60% of costs NCR incurred and incurs relating to the Kalamazoo River site on the asserted basis that the Kalamazoo River constitutes a ‘Future Site’ for the purposes of the CSA. The Funding Agreement described above does not resolve these claims. On 23 June 2023, Industries filed its defence and counterclaims in the proceedings. After a motion by NCR, on 14 September 2024, the court issued a judgment, striking out one of Industries’ eight affirmative defences and dismissing three of Industries’ five counterclaims against NCR’s complaint. The proceedings are ongoing. Other environmental matters 104. Reynolds American and its subsidiaries are subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. Such laws and regulations provide for significant fines, penalties and liabilities, sometimes without regard to whether the owner or operator of the property or facility knew of, or was responsible for, the release or presence of hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. In the past, RJRT has been named a PRP with third parties under CERCLA with respect to several superfund sites. Reynolds American and its subsidiaries are not aware of any current environmental matters that are expected to have a material adverse effect on the business, results of operations or financial position of Reynolds American or its subsidiaries. Investigations 105. The Group investigates, and becomes aware of governmental authorities’ investigations into, allegations of misconduct, including alleged breaches of sanctions and allegations of corruption at Group companies. Some of these allegations are currently being investigated. The Group cooperates with the authorities, where appropriate. 106. On 25 April 2023, the Group announced that it had reached agreement with DOJ and the United States Department of the Treasury’s Office of Foreign Assets Controls (OFAC) to resolve previously disclosed investigations into suspicions of sanctions breaches. These concerned business activities relating to the Democratic People’s Republic of Korea between 2007 and 2017. The Company entered into a three-year deferred prosecution agreement (DPA) with DOJ and a civil settlement agreement with OFAC. DOJ’s charges against the Company—one count of conspiring to commit bank fraud and one count of conspiring to violate sanctions laws—were filed and will later be dismissed if the Company abides by the terms of the DPA. In addition, a BAT subsidiary in Singapore, British-American Tobacco Marketing (Singapore) Private Limited, pleaded guilty to the same charges. The total amount payable to the U.S. authorities is approximately US$635 million (approximately £472.3 million) plus interest, which has been paid by the Company. 107. Competition Investigations: There are instances where the Group investigates or where Group companies are cooperating with relevant national competition authorities in relation to competition law investigations and/or engaged in legal proceedings at the appellate level, including (amongst others) in Belgium and Brazil. In regards to the previously disclosed consent order entered into with the Nigerian Federal Competition and Consumer Protection Commission (FCCPC) by British American Tobacco (Holdings) Limited, British American Tobacco (Nigeria) Limited and British American Tobacco Marketing (Nigeria) Limited in December 2022, the monitors appointed under the order remained in place until Q4 2025. 108. Marketing Activities: In addition, the Group is, and may in the future be, subject to investigations or legal proceedings in relation to, among other things, its marketing, promotion or distribution activities in respect of its products. This includes, but is not limited to, allegations that such activities, whether undertaken through traditional channels, digital platforms, third parties, or distribution applications, do not comply with applicable laws or regulations. As such, the Group or Group companies, could be subject to liability and costs associated with any damages, fines, or penalties brought in connection with these allegations. Closed litigation matters 109. The following matters on which the Company reported in the contingent liabilities and financial commitments note 31 to the Company’s 2024 financial statements have been dismissed, concluded or resolved as noted below and shall not be included in future reports: BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 348 Matter Jurisdiction Companies named as Defendants Description Disposition Lowis, Colwell, Weber, Ward, Hardaway and Harshberger U.S. BATUS Holdings Inc. Asbestos Litigation Voluntary dismissal by plaintiffs Netherlands Competition Investigation Netherlands British American Tobacco Nederland B.V. British American Tobacco International (Holdings) B.V. Competition Fine issued against British American Tobacco International (Holdings) B.V. U.S. Department of Justice Action U.S. RJRT RICO Posting of corrective communication signage at retail is complete State Settlement Agreement: Missouri U.S. RJRT, SFNTC State Settlement Agreements-Enforcement and Validity Arbitration award finding Missouri failed to diligently enforce upheld, resulting in credits to RJRT’s MSA settlement payments State Settlement Agreement: Mississippi U.S. RJRT State Settlement Agreements-Enforcement and Validity Settlement State Settlement Agreement: Delaware U.S. RJRT, Reynolds American State Settlement Agreements-Enforcement and Validity Settlement General Litigation Conclusion 110. While it is impossible to be certain of the outcome of any particular case or of the amount of any possible adverse verdict, the Group believes that the defences of the Group’s companies to all these various claims are meritorious on both the law and the facts, and a vigorous defence is being made everywhere. 111. If adverse judgments are entered against any of the Group’s companies in any case, avenues of appeal will be pursued. Such appeals could require the appellants to post appeal bonds or substitute security in amounts which could in some cases equal or exceed the amount of the judgment. 112. At least in the aggregate, and despite the quality of defences available to the Group, it is possible that the Group’s results of operations or cash flows in any particular period could be materially adversely affected by the impact of a significant increase in litigation, difficulties in obtaining the bonding required to stay execution of judgments on appeal, or any final outcome of any particular litigation, or governmental investigation. 113. Having regard to all these matters, with the exception of the Approved Plans and Fox River (see note 24), the Group does not consider it appropriate to make any provision in respect of any pending litigation because the likelihood of any resulting material loss, on an individual case basis, is not considered probable and/or the amount of any such loss cannot be reasonably estimated. In addition, the Group accrues for damages, attorneys' fees and/or statutory interest, including in respect of certain Engle Progeny cases, certain U.S. individual smoking and health cases and the DOJ medical reimbursement/corrective statement case. Other contingencies 114. JTI Indemnities. By a purchase agreement dated 9 March 1999, amended and restated as at 11 May 1999, referred to as the 1999 Purchase Agreement, R.J. Reynolds Tobacco Holdings, Inc. (RJR) and RJRT sold their international tobacco business to JTI. Under the 1999 Purchase Agreement, RJR and RJRT retained certain liabilities relating to the international tobacco business sold to JTI, and agreed to indemnify JTI against: (i) any liabilities, costs and expenses arising out of the imposition or assessment of any tax with respect to the international tobacco business arising prior to the sale, other than as reflected on the closing balance sheet; (ii) any liabilities, costs and expenses that JTI or any of its affiliates, including the acquired entities, may incur after the sale with respect to any of RJR’s or RJRT’s employee benefit and welfare plans; and (iii) any liabilities, costs and expenses incurred by JTI or any of its affiliates arising out of certain activities of Northern Brands. 115. RJRT has received claims for indemnification from JTI, and several of these have been resolved. Although RJR and RJRT recognise that, under certain circumstances, they may have other unresolved indemnification obligations to JTI under the 1999 Purchase Agreement, RJR and RJRT disagree what circumstances described in such claims give rise to any indemnification obligations by RJR and RJRT and the nature and extent of any such obligation. RJR and RJRT have conveyed their position to JTI, and the parties have agreed to resolve their differences at a later date. 116. ITG Indemnity. In the purchase agreement relating to the Divestiture as amended, Reynolds American agreed to defend and indemnify, subject to certain conditions and limitations, ITG in connection with claims relating to the purchase or use of one or more of the Winston, Kool, Salem or Maverick cigarette brands on or before 12 June 2015, as well as in actions filed before 13 June 2025, relating to the purchase or use of one or more of the Winston, Kool, Salem or Maverick cigarette brands. In the purchase agreement relating to the Divestiture, ITG agreed to defend and indemnify, subject to certain conditions and limitations, Reynolds American and its affiliates in connection with claims relating to the purchase or use of ‘blu’ brand e-cigarettes. ITG also agreed to defend and indemnify, subject to certain conditions and limitations, Reynolds American and its affiliates in actions filed after 12 June 2025, relating to the purchase or use of one or more of the Winston, Kool, Salem or Maverick cigarette brands after 12 June 2015. ITG has tendered a number of actions to Reynolds American under the terms of this indemnity, and Reynolds American has, subject to a reservation of rights, agreed to defend and indemnify ITG pursuant to the terms of the indemnity. Reynolds American has tendered an action to ITG under the terms of this indemnity, and ITG has, subject to a reservation of rights, agreed to defend and indemnify Reynolds American and its affiliates pursuant to the terms of the indemnity. These claims are substantially similar in nature and extent to claims asserted directly against RJRT in similar actions. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 349 117. Loews Indemnity. In 2008, Loews Corporation (Loews), entered into an agreement with Lorillard Inc., Lorillard Tobacco, and certain of their affiliates, which agreement is referred to as the ‘Separation Agreement’. In the Separation Agreement, Lorillard agreed to indemnify Loews and its officers, directors, employees and agents against all costs and expenses arising out of third-party claims (including, without limitation, attorneys’ fees, interest, penalties and costs of investigation or preparation of defence), judgments, fines, losses, claims, damages, liabilities, taxes, demands, assessments, and amounts paid in settlement based on, arising out of or resulting from, among other things, Loews’ ownership of or the operation of Lorillard and its assets and properties, and its operation or conduct of its businesses at any time prior to or following the separation of Lorillard and Loews (including with respect to any product liability claims). Loews is a defendant in three pending product liability actions, each of which is a putative class action. Pursuant to the Separation Agreement, Lorillard is required to indemnify Loews for the amount of any losses and any legal or other fees with respect to such cases. Following the closing of the Lorillard merger, RJRT assumed Lorillard’s obligations under the Separation Agreement as was required under the Separation Agreement. 118. SFRTI Indemnity. In connection with the 13 January 2016 sale by Reynolds American of the international rights to the NAS brand name and associated trademarks, along with SFR Tobacco International GmbH (SFRTI) and other international companies that distributed and marketed the brand outside the United States, to JT International Holding BV (JTI Holding), each of SFNTC, R. J. Reynolds Global Products, Inc., and R. J. Reynolds Tobacco B.V. agreed to indemnify JTI Holding against, among other things, any liabilities, costs, and expenses relating to actions (i) commenced on or before (a) 13 January 2019, to the extent relating to alleged personal injuries, and (b) in all other cases, 13 January 2021; (ii) brought by (a) a governmental authority to enforce legislation implementing European Union Directive 2001/37/EC or European Directive 2014/40/EU or (b) consumers or a consumer association; and (iii) arising out of any statement or claim (a) made on or before 13 January 2016, (b) by any company sold to JTI Holding in the transaction, (c) concerning NAS brand products consumed or intended to be consumed outside of the United States and (d) that the NAS brand product is natural, organic, or additive-free. 119. Indemnification of Distributors and Retailers. RJRT, Lorillard Tobacco, SFNTC, American Snuff Co. and RJR Vapor have entered into agreements to indemnify certain distributors and retailers from liability and related defence costs arising out of the sale or distribution of their products. Additionally, SFNTC has entered into an agreement to indemnify a supplier from liability and related defence costs arising out of the sale or use of SFNTC’s products. The cost has been, and is expected to be, insignificant. RJRT, SFNTC, American Snuff Co. and RJR Vapor believe that the indemnified claims are substantially similar in nature and extent to the claims that they are already exposed to by virtue of their having manufactured those products. 120. Except as otherwise noted above, Reynolds American is not able to estimate the maximum potential of future payments, if any, related to these indemnification obligations. Tax disputes The Group has exposures in respect of the payment or recovery of a number of taxes. The Group is and has been subject to a number of tax audits covering, amongst others, excise tax, value added taxes, sales taxes, corporate taxes, withholding taxes and payroll taxes. The estimated costs of known tax obligations have been provided in these accounts in accordance with the Group’s accounting policies. In some countries, tax law requires that full or part payment of disputed tax assessments be made pending resolution of the dispute. To the extent that such payments exceed the estimated obligation, they would not be recognised as an expense. While the amounts that may be payable or receivable in relation to tax disputes could be material to the results or cash flows of the Group in the period in which they are recognised, the Board does not expect these amounts to have a material effect on the Group’s financial condition. The following matters are in or may proceed to litigation: Corporate taxes Brazil Profits of overseas subsidiaries. The Brazilian Federal Tax Authority has filed claims against Souza Cruz seeking to reassess the profits of overseas subsidiaries to corporate income tax and social contribution tax. The reassessments are for the years 2004 until and including 2012 for a total amount of BRL1,645 million (£223 million) to cover tax, interest and penalties. Souza Cruz appealed all reassessments. The Administrative Court stage has concluded and all judgments have been appealed to the Judicial Courts. Regarding the first assessments (2004-2006), Souza Cruz’s appeals were rejected by the ultimate Administrative Court after which Souza Cruz filed two lawsuits with the Judicial Court to appeal the reassessments. The judgment in respect of the reassessment of corporate income tax and social contribution have been decided in favour of Souza Cruz by the first level of the Judicial Court. These cases are awaiting trial on the second level of the Judicial Court. The appeal against the second assessments (2007 and 2008) was upheld at the second tier tribunal and was closed. In 2015, a further reassessment for the same period (2007 and 2008) was raised after the five-year statute of limitation which has been appealed against. Regarding the 2007–2008 period, Souza Cruz is still awaiting a decision from the first level of the Judicial Court. Souza Cruz received further reassessments in 2014 for the 2009 calendar year and in 2015 an assessment for the 2010 calendar year. Souza Cruz appealed both the reassessments in full. In December 2016, assessments were received for the calendar years 2011 and 2012 which have also been appealed. In April 2025 a favourable decision was received for the 2009–2012 cases in the first level of the Judicial Court, with the Brazilian Tax Authorities’ appeal currently pending. Rio de Janeiro VAT Incentives. The Brazilian Federal Tax authority has challenged the treatment of Rio de Janeiro VAT incentives. In October 2021, in respect of the 2016-2021 calendar years, the authorities' position was upheld at the lower Judicial Court. Souza Cruz has appealed in full against the Judgment. In June 2024, the Brazilian tax authorities initiated a tax audit specifically focused on the exclusion of the VAT incentives from corporate income tax. Consideration of the defence strategy led management to file a petition to withdraw its judicial claims in order to be able to defend the company’s position in the administrative courts. The Brazilian Federal Tax authority filed an appeal challenging the withdrawal of the judicial claim. The Brazil Tax Authorities' appeal was unsuccessful and they have confirmed that they do not intend to appeal further. This has resulted in a reversal of the benefit recognised for the company’s claim for the period 2016-2019 of BRL327 million (£44 million) and a provision for potential exposure to tax, interest and penalties of BRL1,047 million (£142 million) for the 2020-2023 period, reflecting the tax assessment received and a binding Supreme Court decision which reduces the value of these incentives by 10% (as described in note 6(k)). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 350

Indonesia Indonesia’s Directorate General of Taxes has filed assessments against Bentoel group companies mainly relating to domestic and other intra-group transactions during the years 2016-2021. Objection letters have been filed with the Tax Office and these assessments are being challenged at various levels in court. During 2025 a number of these disputes were resolved, and other cases have moved from lower courts to the Supreme Court. Provisions totalling IDR1,632 billion (£73 million) have been made in respect of claims totalling IDR6,054 billion (£270 million) including interest and penalties. Netherlands The Dutch tax authority has issued a number of assessments on various issues across the years 2003-2016 in relation to various intra- group transactions. The assessments amount to an aggregate net potential liability across these periods of £1,082 million covering tax, interest and penalties. The Group appealed against the assessments in full. In relation to the periods from 2003-2007 (with an aggregate potential net liability of £6 million), the Amsterdam Court of Appeal issued judgments on 8 October 2024. The appeal against the assessments was upheld, with the court finding for the Group. The Dutch tax authority have appealed to the Supreme Court. In June 2025, the Advocate General of the Supreme Court upheld the judgment of the Court of Appeal and the appeal is now with the Supreme Court to decide whether to follow the Advocate General. In relation to the periods from 2008-2016 (with an aggregate potential net liability of £1,076 million), the District Court of North Holland issued judgments on 17 October 2022 and 15 December 2023, resulting in findings against the Group on a number of issues. On the issue of mark to market losses on external bonds of British American Tobacco Holdings (The Netherlands) B.V., the appeal against the assessments was upheld in full, with the court finding for the Group. In relation to other intra-group transactions, including the termination of licence rights, the court found against the Group and upheld a fine of £92 million for the filing of an intentionally incorrect tax return. The appeals against these judgments were heard in the Amsterdam Court of Appeal in 2024. On 11 September 2025, the Court of Appeal issued its judgment, rescinding the £92 million fine and reducing the adjustments relating to the termination of licence rights. The Court of Appeal largely upheld the District Court’s findings on the other intra-group transactions. Both the Group and the Dutch Tax Authorities have issued pro-forma appeals to the Supreme Court. Having considered the judgment and the Dutch judicial and international proceedings available to it, the Group recognised a further adjusting charge of £171 million in 2025, with a total provision of £326 million recognised at 31 December 2025. The Group believes that its companies have meritorious defences in law and fact in each of the above matters and intends to pursue each dispute through the judicial system as necessary. Indirect and other taxes Bangladesh In January 2019, a competitor filed a writ petition against the government and the National Board of Revenue (NBR) by which it initially challenged the failure of Government to implement the closing budget speech of the Honourable Finance Minister dated 27 June 2018 and reserving low segment for local brands. Thereafter, the competitor instead challenged the exclusion of protection given to local brands of cigarette manufactured by local manufacturers and sought a direction to continue the protection so granted to the local manufacturers of cigarettes in pursuance of a 2017 Special Order. The competitor further challenged the legality of a 2018 Special Order of the NBR through which the said protection was revoked. British American Tobacco Bangladesh Company Limited (BAT Bangladesh) was initially not a party to the writ petition, subsequently it became a party through an addition of party application. Upon hearing on multiple occasions, the High Court passed judgment in the matter on 21 September 2020. BAT Bangladesh filed an appeal against the High Court order and obtained a stay on 4 October 2020. By holding the prospective portion of the 2018 Special Order legal, the Court did not allow the discriminatory regime to continue. However, by holding illegal the retrospective portion of the 2018 Special Order, the Court revived the discriminatory regime for only one year, that is from 1 June 2017 to 6 June 2018 and held that any shortfall of revenue under the 2017 Special Order may be recovered from any party or manufacturer during the period of 1 June 2017 to 6 June 2018. Subsequently, the Large Taxpayers’ Unit (LTU) VAT issued a show cause notice dated 24 September 2020 following the High Court judgment claiming unpaid VAT & Supplementary Duty (SD) of BDT24,371 million (£148 million) from 1 June 2017 to 6 June 2018. BAT Bangladesh appealed against the High Court judgment before the Appellate Division and obtained an order of stay. Since the High Court judgment is stayed, the LTU proceeding shall also be deemed to have been stayed. In addition, BAT Bangladesh has received a memo from the NBR claiming BDT20,540 million (£125 million). This claim is related to VAT and SD allegedly owed by BAT Bangladesh due to the production of an extra 18 billion cigarettes. The allegation is based on an undisclosed purchase of local leaf, which is apparently inferred from a discrepancy found in BAT Bangladesh's 2016 Annual Report and VAT-1 records. NBR has reopened the matter and sent a memo to LTU cancelling the earlier order of the LTU Commissioner which was in favour of BAT Bangladesh and directing LTU to make the demand to BAT Bangladesh claiming the above-mentioned VAT and SD. Subsequently, BAT Bangladesh has received an official demand for payment related to this claim from LTU. BAT Bangladesh has challenged the memo of NBR and obtained a Rule in this regard. It has also challenged the demand letter of LTU and prayed for issuance of a supplementary rule and stayed the demand letter. The matter is currently pending before the High Court. BAT Bangladesh has also received show cause notices from the NBR alleging that the company has avoided excise payment amounting to BDT3,794 million (£23 million) during 2020 to 2024. The notices claimed that the excise avoidance occurred due to the supply of cigarettes stored in BAT Bangladesh’s warehouse to its distributors at increased prices. BAT Bangladesh formally responded to the show cause notices, asserting that it has always acted within the law and hence the basis of the allegation and claim is unfounded. A hearing took place regarding the first show cause notice for BDT1,687 million (£10 million) on 13 November 2024 following which the NBR has issued a demand for the £10 million. Subsequently, on 13 January 2025, BAT Bangladesh filed a writ in the High Court, challenging the demand on point of law. BAT Bangladesh has appealed the tax demand before the NBR Appellate Tribunal and deposited 10% of the amount. At the hearing on 22 July 2025, BAT Bangladesh plans to request an adjournment, as a related application is pending before the Supreme Court to remove a remark made by the High Court suggesting BAT Bangladesh had an “ulterior motive.” BAT Bangladesh believes this remark is unfair and could affect the outcome of the Tribunal hearing. The remaining show cause notices are currently pending hearing. The NBR Appellate Tribunal hearing concluded during 2025 and the pronouncement of order is expected following a subsequent court hearing in June 2026. In another matter, VAT rebate claims of BAT Bangladesh for the period July 2022 and October 2023 were denied and an assessment of BDT5,137 million (£31 million) was received. There are four disputes concerning this same matter, which is the availability of evidence to show the disposal of production materials on which VAT input tax has been incurred into the finished products. The disputes are currently subject to an administrative appeal. The High Court directed the disputes back to the Tax Tribunal to hear all four appeals together. The Tax Tribunal heard the cases on 4 December 2025, and again on 25 January 2026. The verdict is outstanding and expected sometime in Q1 2026. If the verdict is unfavourable, BATB will appeal to the High Court. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 351 Finally, in October 2025, the NBR issued show cause notices to BAT Bangladesh wherein the NBR asserted that local raw tobacco leaf purchases in the 2022 to 2023 financial years were subject to VAT. A hearing between BAT Bangladesh and the NBR was held in November 2025, and the NBR issued a demand notice for BDT2,515 million (£15 million) on 7 January 2026. The matter is now in litigation, and BAT is expected to make an appeal at the Appellate Tribunal of the NBR before the 7 April 2026 deadline. The same challenge has previously been brought by the NBR in respect of the 2010 to 2015 financial years (demand for BDT1,572 million (£10 million)), and Alternate Dispute Resolution resulted in a full withdrawal of the NBR’s claim. Similarly, the same challenge was brought in respect of the 2015 to 2018 financial years (BDT1,235 million (£8 million)), and the High Court granted a stay order on the NBR’s demand which is still in place. Show cause notices have been received in respect of the same matter covering the 2021 and 2024 financial years (BDT953 million (£6 million) and BDT1,917 million (£12 million), respectively), with no final demand received yet. Brazil Court proceedings are underway related to an assessment of VAT arising from the allocation of sales tax between different states. The amount involved is BRL142 million (£19 million). The assessment was issued by the São Paulo state authorities on the grounds that, in the period up to 2018, BAT treated local operations as interstate ones to reduce the VAT paid in São Paulo. This assessment was appealed to the courts of first and second instance. In both cases, the decisions were unfavourable. In 2023, BAT filed an appeal to the Superior Court which is awaiting a court hearing. South Korea In 2016, the Board of Audit and Inspection of Korea (BAI) concluded its tax assessment in relation to the 2014 year-end tobacco inventory, and imposed additional national excise, local excise, VAT taxes and penalties. This resulted in the recognition of a KRW80.7 billion (£42 million) charge by Group subsidiaries, Rothmans Far East B.V. Korea Branch Office and BAT Korea Manufacturing Ltd. Management deems the tax to be unfounded and has appealed to the tax tribunal against the assessment. On grounds of materiality and the likelihood of the tax being reversed in future, the Group classified the tax and penalties charge as an adjusting item in 2016. All amounts have been paid and expensed in the both the Group and local financial statements. For the VAT portion of the assessments of KRW6.7 billion (£3 million), the trial court ruled in favour of Rothmans Far East B.V. Korea Branch Office in 2019. The Korean government appealed the ruling immediately thereafter but the appellate court affirmed the ruling of the trial court. The decision was finally affirmed by the Supreme Court in 2021 and Rothmans Far East B.V. Korea Branch Office duly received the amount litigated (VAT portion) including statutory interests shortly thereafter in 2021. For the local and national excise portion of the assessments, the trial court ruled in favour of the Korean government in June 2020 and the decision was affirmed by the appellate court in September 2023. British American Tobacco Korea Manufacturing Ltd. appealed to the Supreme Court in October 2023. The Supreme Court has not set a hearing date yet and the case is currently pending at the Supreme Court. Commitments in relation to service contracts, non-capitalised leases The total future minimum payments under non-cancellable service contracts based on when payments fall due: 2025 £m 2024 £m Service contracts Within one year 72 63 Between one and five years 18 30 90 93 Financial commitments arising from short-term leases and leases of low-value assets that are not capitalised under IFRS 16 Leases are £7 million (2024: £10 million) for property and £1 million (2024: £2 million) for plant, equipment and other assets. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 352 32 Interests in subsidiaries Subsidiaries with material non-controlling interests: Non-controlling interests principally arise from the Group’s listed investments in Bangladesh, the Caribbean, Malaysia, Sri Lanka, Kenya and Vietnam. As a result of the acquisition of Reynolds in 2017, the non-controlling interests are not material to the Group individually, or in aggregate. In 2025 and 2024, non-controlling interests represented less than 5% of the Group’s profit for the year*. In 2025, 2024 and 2023, non-controlling interests represented less than 1% of the Group’s equity for the year. Note: * Due to the loss for the year in 2023, the 2023 calculation was not meaningful. Subsidiaries subject to restrictions: In prior years, as a result of the Group’s Canadian subsidiaries, Imperial Tobacco Canada and Imperial Tobacco Company Limited (together, ITCAN), entering CCAA protection, the assets of ITCAN were subject to restrictions. Under the terms of CCAA, the court appointed FTI Consulting Canada Inc. to act as a monitor. This monitor had no operational role and was not involved in the management of the business. As ITCAN continued to meet the requirements of IFRS 10 Consolidated Financial Statements, the Group continued to consolidate the results of ITCAN. While the Group continued to control the operations of its Canadian subsidiary, there were restrictions over the ability to access or use certain assets including the ability to remit dividends. As a result of the Approved Plans in Canada being implemented (refer to note 24), ITCAN is no longer under CCAA protection. However, certain obligations and restrictions still apply to ITCAN as part of the Approved Plans, including a requirement that repatriation of funds to shareholders is permitted only after the annual payment is made to the Global Settlement Trust Account, provided there are no disputed amounts. The table below summarises the assets and liabilities of ITCAN: Summarised financial information 2025 £m 2024 £m Non-current assets 3,033 3,946 Current assets 818 2,904 Non-current liabilities (2,853) (3,814) Current liabilities (296) (2,811) 702 225 Included in non-current assets for 2025 is goodwill of £2.0 billion (2024: £2.2 billion) subject to impairment reviews (note 12) and deferred tax assets of £1.0 billion (2024: £1.7 billion). Included in non-current liabilities is the Approved Plans provision of £2,794 million (2024: £3,747 million) which is explained in note 24. Included in current liabilities are trade and other payables of £277 million (2024: £341 million), which include an amount of £85 million related to the Approved Plans in Canada (see note 25) as well as amounts payable in respect of duties and excise and accrued charges. In 2024, the Approved Plans upfront payment provision of £2,456 million was also included in current liabilities. This was paid in the second half of 2025. A breakdown of current assets has been provided below. 2025 £m 2024 £m Cash and cash equivalents* 340 2,249 Inventory 40 120 Investments held at fair value — 437 Income tax receivable 412 17 Other 26 81 818 2,904 Note: * Cash and cash equivalents above include £268 million (2024: £2,072 million) of restricted cash and cash equivalents (refer to note 21). The Group defines restricted cash and cash equivalents as where there are significant restrictions on its ability to access or use the assets and settle the liabilities of the Group, but excludes cash and cash equivalents where there are also outstanding local currency borrowings or where there is an outstanding excise liability. In addition, dividends payable would also be excluded from restricted cash and cash equivalents if the dividend has been approved by the necessary regulatory channels. 33 Sustainability costs Notes 2025 £m 2024 £m 2023 £m Sustainability expenditures Recycling/waste costs 49 66 27 Renewable energy attribute certificates 2 2 2 Severe weather events and other natural conditions — 10 9 Sustainability costs – expenses to the income statement* 51 78 38 Sustainability capital expenditures 8 30 34 Sustainability costs – capital expenditures 13(a) 8 30 34 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 353 Recycling/waste costs The Group incurs recycling costs in relation to its Take-Back schemes as well as waste collection costs mandated by Extended Producer Responsibility (EPR) schemes and similar schemes. EPR schemes are where the producer’s responsibility for a product is extended to the post-consumer stage of a product’s life cycle. In 2025, these costs amount to £49 million (2024: £66 million). Renewable energy attribute certificates The Group purchases renewable energy and associated renewable energy attribute certificates. The costs of these certificates are £2 million (2024: £2 million). Most of the certificates are purchased at the same time as the electricity and therefore the costs are booked as an expense to the income statement. Severe weather events and other natural conditions In 2024, a severe weather event damaged machinery equipment. The impact of the impairment and repair costs in relation to these machines was £11 million. This is partially offset by a reversal of prior year write-offs of £1 million as some of the inventory was salvaged. In 2023, a severe weather event caused the destruction of a stock of tobacco leaves in a warehouse. The impact of the write-off of this inventory was £9 million. Sustainability capital expenditures The sustainability capital expenditures mentioned above are investments directed towards equipment to drive energy efficiency and renewable energy generation, water recycling and efficiency projects, waste reduction, and product innovation-led specification improvements to drive recyclability. 34 Post balance sheet events In January 2026, two Group subsidiaries (Reynolds American Inc. and R.J. Reynolds Tobacco Company (RJRT)) entered into a settlement agreement related to historical litigation with ITG Brands, LLC (ITG). The dispute was with respect to the liability arising under the Florida State Settlement Agreement, specifically regarding the four brands (Winston, Salem, Kool and Maverick) that were sold to ITG in 2015. In settlement of the dispute, ITG paid RJRT a lump sum of US$200 million (£148.7 million) on 30 January 2026. Additionally, ITG will also reimburse RJRT the following amounts by the following dates: – 15 October 2026: US$75.0 million (£55.8 million); – 15 October 2027: US$77.9 million (£57.9 million); and – 15 October 2028: US$80.8 million (£60.1 million). Each payment is fully contingent upon RJRT accruing an overall MSA/Previously Settled States Settlement Agreements (PSSSA) liability in excess of the specified amount in the relevant calendar year. The initial payment of US$200 million (£148.7 million) will be treated as an adjusting item in 2026, with the subsequent payments treated as a contingent asset until RJRT accrues an overall MSA/PSSSA liability requiring the relevant amounts to be paid. ITG is also required to reimburse RJRT for future payments RJRT makes to Florida based on sales of the Acquired Brands. Refer to note 31 for further information on the historical litigation with ITG. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 354

This disclosure is made in accordance with Section 409 of the Companies Act 2006 and The Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008, as amended by The Companies, Partnerships and Groups (Accounts and Reports) Regulations 2015. A full list of subsidiary undertakings, associates and joint ventures and joint operations as defined by IFRS (showing the country of incorporation, effective percentage of equity shares held and full registered office addresses) as at 31 December 2025 is disclosed below. The subsidiary undertakings that are held directly by British American Tobacco p.l.c. (the ultimate Parent Company) are indicated thus *; all others are held by sub-holding companies. Unless otherwise stated, the equity shares held are in the form of ordinary shares or common stock, except for those indicated thus #, which include preference shares. The effective percentage of equity shares held in subsidiary undertakings is 100% unless otherwise stated. Further, where the effective percentage of equity shares held by the sub-holding company is different from that held by British American Tobacco p.l.c., the percentage of equity shares held by British American Tobacco p.l.c. is indicated thus ^ and is shown after the percentage interest held by the sub-holding company. The results of a number of these subsidiary undertakings principally affect the financial statements of the Group. These principal subsidiary undertakings are highlighted in grey and are considered to be the main corporate entities in those countries which, in aggregate, contributed 90% of the Group revenue in 2025. Subsidiary Undertaking Albania Rruga e Kavajes, Ish Kombinati Ushqimor, Tirana, Albania British American Tobacco – Albania SH.P.K. Algeria Zone d’activité El Omran, Route de Ouled Fayet, Ilot 789- Lot 04, Cheraga, Alger, Algeria British American Tobacco (Algérie) S.P.A. (51%)4 Angola Viana Park, Polo Industrial, Viana, Luanda, Angola British American Tobacco – B.A.T. Angola, Limitada (99.80%)(99.93%)^ Sociedade Industrial Tabacos Angola LDA (71.60%) Sociedade Unificada Tabacos Angola LDA (62.67%) Argentina San Martín 140, Floor 14, City of Buenos Aires, C1004AAD, Argentina BAT Operaciones S.A.U. British American Tobacco Argentina S.A.I.C.y F. (99.43%) Australia Level 25, 210 George Street, Sydney, NSW 2000, Australia BAT Australasia Ltd BAT Australia Ltd BAT Australia Overseas Pty Ltd BAT Australia Services Ltd BAT South Pty Ltd Rothmans Asia Pacific Limited# The Benson & Hedges Company Pty. Limited W.D. & H.O. Wills Holdings Limited Austria Dr.-Karl-Lueger-Platz 5/Top 7, 1010, Wien, Austria British American Tobacco (Austria) GmbH Bahrain Flat 2115, Building 2504, Road 2832, Block 428 Al Seef Area, Kingdom of Bahrain British American Tobacco Middle East W.L.L. Bangladesh Dehora, Dhamsona, Balibhadra Bazar, Ashulia, Dhaka-1349, Bangladesh British American Tobacco Bangladesh Company Limited (72.91%) Barbados Chancery Chambers, Chancery House, High Street, Bridgetown, Barbados Southward Insurance Ltd. Belgium Nieuwe Gentsesteenweg 21, 1702 Groot-Bijgaarden, Belgium British American Tobacco Belgium N.V. Benin, Republic of Cotonou, Lot numéro 952 quartier Gbégamey Immeuble Atrium, 08 BP 158, Republic of Benin British American Tobacco Benin SA (In Liquidation) Bolivia Av. Ballivián entre calles 11 y 12 No. 555, Edificio El Dorial, Piso 19, Oficina E, zona de Calacoto, La Paz, Bolivia BAT Bolivia S.R.L. Bosnia and Herzegovina Fra Dominka Mandića br. 24 A, 88220 Široki Brijeg, Bosnia and Herzegovina IPRESS d.o.o. Ul. Fra Andela Zvizdovica 1, 71000 Sarajevo-Novo Sarajevo, Bosnia and Herzegovina TDR d.o.o. Sarajevo ul. Kolodvorska broj 12, 71000 Sarajevo-Novo Sarajevo, Bosnia and Herzegovina iNovine BH d.o.o. Botswana Plot 2482B, Tshekidi Crescent, Extension 9, Gabarone, Botswana British American Tobacco Botswana (Pty) Limited Brazil Avenida República do Chile, nº 330, Bloco 1, salas 3001, 3101, 3201, 3301 e 3402, 30º andar, Centro, Rio de Janeiro/RJ – CEP 20.031-170, Brazil Souza Cruz LTDA Avenida República do Chile, nº 330, Bloco 1, Torre Leste, 30º andar, Centro, Rio de Janeiro/RJ – CEP 20.031-170, Brazil Instituto Souza Cruz11 Avenida República do Chile, 330, Bl. I, Salas 3001 a 3301, parte, Torre leste, Centro, Zip Code 20031170, Rio de Janeiro/ RJ, Brazil Yolanda Participacoes S.A. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Group Companies and Undertakings 355 Subsidiary Undertaking continued Bulgaria 115 M, Tsarigradsko Shose Blvd., Building D, Floor 5, Sofia, Mladost Municipality, 1784, Bulgaria British American Tobacco Trading EOOD Cambodia Unit 2F-03, 2nd Floor of the Central Car Park Building, No. 64, Preah Monivong Boulevard (Street 93), Village 1, Sangkat Wat Phnom, Khan Daun Penh, Phnom Penh, Cambodia British American Tobacco (Cambodia) Limited (71%) Cameroon BP 259 Douala 620, Rue du Gouverneur Carras (1064), Immeubles Grassfield 9ème Etage, Douala- Bonanjo, Cameroon British American Tobacco Cameroun S.A. (99.92%) Canada 100 King Street West, 1 First Canadian Place, Suite 6200, Toronto ON M5X 1B8, Canada Imera Canada Inc. 30 Pedigree Court, Brampton, Ontario, L6T 5T8, Canada Imperial Tobacco Canada Limited Imperial Tobacco Company Limited 3711 St-Antoine West, Montreal, Québec, H4C 3P6, Canada Allan Ramsay and Company Limited Cameo Inc. Genstar Corporation# 2 Imperial Brands Limited Imperial Tobacco Products Limited Imperial Tobacco Services Inc. John Player & Sons Limited Liggett & Myers Tobacco Company of Canada Limited (70%) (50%)̂ 3 Marlboro Canada Limited Medaillon Inc. Suite 1500, 45 O'Connor Street, Ottawa, Ontario, K1P 1A4, Canada 2004969 Ontario Inc. Cayman Islands Trident Trust Company (Cayman) Ltd., One Capital Place, PO Box 847, Grand Cayman KY1-1103, Cayman Islands R.J. Reynolds Tobacco (CI), Co. Chile 2800, Floor 12, Avenida Isidora Goyenechea, Santiago, Las Condes, Chile British American Tobacco Chile Operaciones S.A. (99.51%) BAT Chile S.A. China, People's Republic Room 3101, Tower A, Gemdale Viseen Tower, No. 16, Gaoxin South 10th Road, High-tech Park, Nanshan District, Shenzhen, People's Republic of China Nicoventures Technical (Shenzhen) Co., Ltd. Room 436, No. 1000, Zhenchen Road, Baoshan District, Shanghai, People's Republic of China British American (Shanghai) Enterprise Development Co., Ltd Room 438, No. 1000, Zhenchen Road, Baoshan District, Shanghai, People's Republic of China British American Nico Business Consulting (Shanghai) Co., Ltd Unit 1001 in 901, 9/F, Building 3, No.8 Guanghuadongli, Chaoyang District Beijing, People’s Republic of China British American Consulting (Beijing) Co., Ltd8 Colombia Avenida Cra. 72 # 80-94 Piso 10. Bogotá, Colombia British American Tobacco Colombia S.A.S. Congo, Democratic Republic of 1er étage, Immeuble du Centenaire, Gombe, Kinshasa, Democratic Republic of Congo British American Tobacco Congo SARL (In Liquidation) Boulevard du 30 Juin, Immeuble Futur Tower, 5ème Niveau, 505 Kinshasa/Gombe, Democratic Republic of Congo British American Tobacco Import SARL British American Tobacco Services Congo SARL Costa Rica 325 Metros este del Puente de la Firestone, Llorente, Flores, Heredia, Costa Rica BASS Americas S.A. BATCCA Park Inversiones Inmobiliaria, S.A. BATCCA Servicios S.A. Croatia 16, Avenija Dubrovnik, 10000 Zagreb, Croatia BAT HRVATSKA d.o.o. u likvidaciji (In Liquidation) Draškovićeva 27, 10000 Zagreb, Croatia INOVINE d.d. (93.42%) Obala V. Nazora 1, 52210 Rovinj, Croatia TDR d.o.o. Osječka 2, 33000 Virovitica, Croatia HRVATSKI DUHANI d.d. Cuba, Republic of Parcela nº 2 a noroeste do terminal de contêineres de Mariel, a 2,2 km do vértice nº 4, Município de Mariel, Província de Artemisa, Republic of Cuba Brascuba Cigarrillos S.A. (50%) Cyprus 8 Stasinou Avenue, Photiades Business Centre, 5th Floor, Nicosia, CY-1060, Cyprus B.A.T (Cyprus) Limited Rothmans (Middle East) Limited Czech Republic Karolinská 654/2, Prague 8 – Karlín, 186 00, Czech Republic British American Tobacco (Czech Republic), s.r.o. Denmark Bernstorffsgade 50, 1577 Copenhagen, Denmark British American Tobacco Denmark A/S (House of Prince A/S) Precis (1789) Denmark A/S Djibouti Rue de Magadiscio, Lot No. 133, Djibouti City, Djibouti British American Tobacco Djibouti SARL BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Group Companies and Undertakings Continued 356 Egypt 1017 Korniche El Nil, El Malek El Saleh, Old Cairo, Cairo, Egypt BETCO for General Services and Marketing LLC BETCO for Trade and Distribution LLC British American Tobacco Egypt LLC British American Tobacco North Africa LLC (In Liquidation) Eritrea P.O. Box 749, 62 Fel Ket Street, Asmara, Eritrea British American Tobacco (Eritrea) Share Company# Estonia Tornimäe 7-10, 10145 Tallinn, Estonia British American Tobacco Estonia AS Eswatini 213 King Mswati III Avenue West, Matsapha Industrial Site, Matsapha, Swaziland British American Tobacco Swaziland (Pty) Limited Fiji Lady Maraia Road, Nabua, Suva, Fiji Central Manufacturing Company Pte Limited Rothmans of Pall Mall (Fiji) Pte Limited Finland Eteläesplanadi 200130 Helsinki, Finland British American Tobacco Finland Oy France 111 Avenue Victor Hugo, 75016 Paris, France Carreras France SAS Tour Légende, 20 place de la Défense, CS 80289, 92050 Paris La Défense Cedex, France British American Tobacco France SAS Germany Alsterufer 4, 20354 Hamburg, Germany BATIG Gesellschaft fur Beteiligungen m.b.H. British American Tobacco (Germany) GmbH British American Tobacco (Industrie) GmbH Schutterwälder Straße. 23, 01458 Ottendorf-Okrilla, Germany Quantus Beteiligungs-und Beratungsgesellschaft mbH i.L (In Liquidation) Ghana 4th Floor, Volta Place, Airport Residential Area, Patrice Lumumba Street, Accra, Ghana British American Tobacco Ghana Limited (97.09%) Greece 27, Ag. Thoma Street, Maroussi, 151 24, Greece British American Tobacco Hellas S.A. Guernsey P.O. Box 155, Mill Court, La Charroterie, St Peter Port, GY1 4ET, Guernsey Belaire Insurance Company Limited Guyana Lot 122 Parade Street, Kingston, Georgetown, Guyana Demerara Tobacco Company Limited (70.25%) Honduras Boulevard del Sur, Zona El Cacao, Depart. San Pedro Sula, de Cortés, Honduras Tabacalera Hondureña S.A. (83.64%) Hong Kong 11/F, One Pacific Place, 88 Queensway, Hong Kong, China British American Tobacco China Investments Limited Lehman, Lee & XU Corporate Services, Suite 3313, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong, China Reynolds Asia-Pacific Limited Level 24, Six Pacific Place, 50 Queen's Road East, Wanchai, Hong Kong, China BAT Global Travel Retail Limited Nicoventures Business Consulting (Hong Kong) Co., Ltd. 24/F., Six Pacific Place, 50 Queen’s Road East, Hong Kong, China British American Tobacco Asia-Pacific Region Limited British-American Tobacco Company (Hong Kong) Limited Hungary HU 1117 Budapest, Alíz utca 3. 6. floor, Hungary BAT Pécsi Dohánygyár Korlátolt Felelosségu Társaság Indonesia Capital Place Office Tower 6th Floor, Jl. Gatot Subroto Kav. 18 Jakarta Selatan 12710, Indonesia PT Bentoel Internasional Investama (99.96%) JI. Raya Karanglo, 1st Floor, Desa Banjararum, Kecamatan Singosari, Jawa Timur 65153, Indonesia PT Bentoel Prima (99.99%)(99.96%)^ Jl. Susanto No. 2B, Ciptomulyo, Sukun, Malang, Jawa Timur 65148, Indonesia PT Bentoel Distribusi Utama (100%) (99.96%)^ Iraq Empire Business Tower, Building C5, 2nd floor, Erbil, Kurdistan, Iraq B.A.T. Iraqia Company for Tobacco Trading Limited Ireland Suite D, 2nd Floor, The Apex Building, Blackthorn Road, Sandyford Industrial Estate, Dublin 18, Ireland Carroll Group Distributors Limited P.J. Carroll & Company Limited Rothmans of Pall Mall (Ireland) Limited#5 Isle of Man 2nd Floor, St Mary’s Court, 20 Hill Street, Douglas, IM1 1EU, Isle of Man Abbey Investment Company Limited The Raleigh Investment Company Limited Tobacco Manufacturers (India) Limited Italy Località Bagnoli della Rosandra, 638, 34018 San Dorligo della Valle (TS), 34018, Italy BAT Trieste S.p.A. Viale Giorgio Ribotta 35, 00144 Rome, Italy British American Tobacco Italia S.p.A. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 357 Subsidiary Undertaking continued Ivory Coast Rue J68, Deux-plateaux, Rue des Jardins, Mezzanine de l'immeuble Sayegh, Abidan, 28 bp 1551, Côte d'Ivoire British American Tobacco RCI SARL (In Liquidation) Jamaica 13A Ripon Road, Kingston 5, Jamaica Sans Souci Development Limited (100%) (50.40%) (In Liquidation)^13 Sans Souci Limited (100%) (50.40%) (In Liquidation)^13 8 Automotive Parkway, Kingston 20, Jamaica Carreras Limited (50.40%) Japan Midtown Tower 20F, 9-7-1 Akasaka, Minato-ku, Tokyo, Japan British American Tobacco Japan, Ltd.10 Jersey 22 Grenville Street, St Helier, JE4 8PX, Jersey Pathway 5 (Jersey) Limited Jordan Airport Road, Al Qastal Industrial Area, Air Cargo Road, Amman, Jordan, 11185, 850366 British American Tobacco Jordan Private Shareholding Company PSC Limited Kazakhstan, Republic of 47 Kabanbay Batyr Street, Medeu District, the City of Almaty, ZIP Code A25T6M9, Republic of Kazakhstan British American Tobacco Kazakhstan Trading LLP1 Kenya 8 Likoni Road, Industrial Area, P.O. Box 30000-00100, Nairobi, Kenya BAT Kenya Tobacco Company Limited (100%) (60%)^ British American Tobacco Area Limited British American Tobacco Kenya plc (60%) Korea, Republic of 141, Gongdan 1-ro, Sanam-myeon, Sacheon-si, Gyeongsangnam- do, Korea, Republic of British American Tobacco Korea Manufacturing Limited 21st FL. West Tower, Mirae Asset CENTER1, 26, Eulji-ro 5-gil, Jung-gu, Seoul, Korea, Republic of British American Tobacco Korea Limited Kosovo, Republic of Llapllaselle p.n., 10500 Gracanicë, Kosovo, Republic of British American Tobacco Kosovo SH.P.K. Kuwait Unit 21, 35th Floor, Al Hamra Tower, Al Shuhada St. Kuwait City, Kuwait BAT Kuwait for Wholesale and Retail Trading Company (S.P.C) Latvia Mukasalas iela 101, Riga LW-1004, Latvia British American Tobacco Latvia SIA Lesotho Mohokare Industrial Estate, Florida Area Extention, Ha Hoohle, Maseru, 100, Lesotho British American Tobacco Lesotho (Pty) Ltd Lithuania J. Galvydžio g. 11-7, LT-08236 Vilnius, Lithuania UAB British American Tobacco Lietuva Luxembourg 1, Rue Jean Piret, 2350 Luxembourg, Grand Duchy of Luxembourg British American Tobacco Brands (Switzerland) Limited Malawi Northgate Arcade Complex, Masauko Chipembere Highway, Blantyre, Malawi British American Tobacco (Malawi) Limited Malaysia 12th Floor, Menara Symphony, No. 5, Jalan Prof Khoo Kay Kim, Seksyen 13, 46200, Petaling Jaya, Selangor Darul Ehsan, Malaysia British American Tobacco GSD (Kuala Lumpur) Sdn Bhd Level 11, Sunway Geo Tower, Jalan Lagoon Selatan, Sunway South Quay, Bandar Sunway, 47500 Subang Jaya, Selangor Darul Ehsan, Malaysia BAT Aspac Service Centre Sdn Bhd Level 19, Guoco Tower, Damansara City, No. 6 Jalan Damanlela, Bukit Damansara, 50490 Kuala Lumpur, Malaysia British American Tobacco (Malaysia) Berhad (50%) British American Tobacco Malaysia Foundation11 Commercial Marketers and Distributors Sdn. Bhd. (100%) (50%)^ Tobacco Importers and Manufacturers Sdn. Bhd. (100%)(50%)^ Mali Hamdallaye ACI 2000, Rue 407, near the DIAFONOU Biomedical Analysis Laboratory, BPE 993, Mali British American Tobacco (Mali) Sarl Malta PM Building, Level 2, Bone Street, Zone 1, Central Business District, Birkirkara, CBD 1060, Malta British American Tobacco (Malta) Limited Central Cigarette Company Limited Rothmans of Pall Mall (Malta) Limited Mexico Avenida Francisco I Madero 2750 Poniente, Colonia Centro, Monterrey, Nuevo León, C.P. 64000, México British American Tobacco Mexico Comercial, S.A. de C.V. British American Tobacco Mexico, S.A. de C.V. Cigarrera La Moderna, S.A. de C.V. Predio Los Sauces Sin número, Colonia Los Sauces, C.P. 63197, Tepic, Nayarit, México Procesadora de Tabacos de Mexico, S.A. de C.V. (93%) Rio Missouri 555, Colonia del Valle, San Pedro Garza García, Nuevo León, C.P. 66220, México British American Tobacco Servicios S.A. de C.V. Mozambique 2289 Avenida de Angola, Maputo, Mozambique British American Tobacco Mozambique Limitada Namibia Shop 48, Second Floor Old Power Station Complex, Armstrong Street, Windhoek, Namibia British American Tobacco Namibia (Pty) Limited BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Group Companies and Undertakings Continued 358

Netherlands Handelsweg 53 A, 1181 ZA, Amstelveen, Netherlands Aruba Properties B.V. (In Liquidation) B.A.T. Nederland B.V. B.A.T. Netherlands Finance B.V. British American Tobacco European Operations Centre B.V. British American Tobacco Exports B.V. British American Tobacco Holdings (Australia) B.V. British American Tobacco Holdings (Malaysia) B.V. British American Tobacco Holdings (South Africa) B.V. British American Tobacco Holdings (The Netherlands) B.V. British American Tobacco Holdings (Venezuela) B.V. British American Tobacco Holdings (Vietnam) B.V. British American Tobacco International (Holdings) B.V. Molensteegh Invest B.V. Precis (1790) B.V. Rothmans Far East B.V. Rothmans International Holdings B.V. Rothmans Tobacco Investments B.V. Rothmans UK Holdings B.V. New Zealand 2 Watt Street, Parnell, Auckland, 1052, New Zealand BAT (New Zealand) Limited BAT Holdings (New Zealand) Limited Mint Advisory Limited, Suite 6, 8 Turua Street, St Heliers, Auckland, 1071, New Zealand New Zealand (UK Finance) Limited# Nigeria No. 1 Tobacco Road, Oluyole Toll Gate, Ibadan, Oyo State, Nigeria British American Tobacco (Nigeria) Limited No 2, Olumegbon Road, Ikoyi, Lagos, Nigeria British American Tobacco Marketing Nigeria Limited British American Tobacco Nigeria Foundation11 North Macedonia, Republic of Blvd. 8-mi SEPTEMVRI No. 18, 1000 Skopje, Republic of North Macedonia TDR SKOPJE DOOEL Skopje Norway Dronning Eufemias gate 42. 0191 Oslo, Norway British American Tobacco Norway AS Pakistan Serena Business Complex. Khayaban-e-Suhrwardy, Islamabad, Pakistan Pakistan Tobacco Company Limited (94.65%) Bun Khurma Chichian Road, Mirpur Azad Jammu & Kashmir, Pakistan Phoenix (Private) Limited (97%) (91.81%)^ Panama Calle 54, Obarrio, PH Twist Tower, Piso 22, Oficina E-22, Corregimiento Bella Vista, Ciudad de Panamá, Panama British American Tobacco Central America S.A. (87.65%) British American Tobacco Panama S.A. Tabacalera Istmeña S.A. Vía Fernández de Córdoba, Corregimiento of Pueblo Nuevo, Panama City, Panama BAT Caribbean, S.A. Papua New Guinea Ashurst Png, Level 11 Mrdc Haus, Cnr Of Musgrave Street And Champion Parade, Port Moresby, National Capital District, Papua New Guinea British American Tobacco (PNG) Limited Rothmans of Pall Mall (P.N.G.) Limited (In Liquidation) Paraguay Roque Centurion Miranda 1635, AYMAC II, Piso 2, Asunción, Paraguay British American Tobacco Productora de Cigarrillos S.A. Peru Av. El Derby N° 055, Torre 3, Oficinas 405-406-407-408, Urb. Lima Polo and Hunt Club, Santiago de Surco, Lima, Peru British American Tobacco del Peru Holdings S.A. (98.55%)6 British American Tobacco del Peru, S.A.C. Poland Aleja Wojska Polskiego 23c, 63-500, Ostrzeszow, Poland CHIC Sp. z o.o ESMOKING LIQUIDS SP. Z O.O Krakowiakow 48, 02-255, Warszawa, Poland British American Tobacco Polska Trading sp. zo.o. Puławska 180, 02-670, Warszawa, Poland BAT DBS Poland sp. zo.o. Rubiez 46, 61-612, Poznan, Poland eSMOKING INSTITUTE sp. z o.o. ul. IŁŻECKA 26E, 02-135WARSZAWA, Poland Nicoventures Poland sp. z o.o. (In Liquidation) Ul. Tytoniowa 16, 16-300, Augustow, Poland British-American Tobacco Polska S.A. Portugal Edificio Amoreiras Square, Rua Carlos Alberto da Mota Pinto 17, 3e A, 1070-313, Amoreiras, Lisboa, Portugal COTAPO Empreendimentos Commerciais e Industriais S.A. Sociedade Unificada de Tabacos Limitada (76.40%) (In Liquidation) Qatar 61 Al Dafna, 814 Balmasan St. 8th floor – AL Fardan Office Tower, Office No 12, Doha, Qatar BAT Gulf for Trading LLC P.O. Box 6689, 41 Floor, Tornado Tower, West Bay, Doha, Qatar British American Tobacco Q LLC Réunion 19A Rue Patrice Lumumba, Ravine à Marquet, 97419 La Possession, La Réunion B.A.T. La Réunion SAS BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 359 Subsidiary Undertaking continued Romania 44 Srg. Nutu Ion Street, One Cotroceni Park Building, Floor 6-9 (entrance C), District 5, Bucharest, Romania British American Shared Services (Europe) S.R.L. 44 Srg. Nutu Ion Street, One Cotroceni Park Building, Floor 7 (entrance C), District 5, Bucharest, Romania British American GBS Recruitment S.R.L. Bucharest Business Park, Building A (3rd floor) and Building B2 ( floors 3-4), 1A Bucuresti - Ploiesti (DN1) Road, Sector 1, Bucharest 013681, Romania British American Tobacco (Romania) Trading SRL Laboratorului St., no. 17-19, Ploiesti, Prahova County, 100070, Romania British-American Tobacco Romania Investment S.R.L. Rwanda SORAS Building, Boulevard de la Revolution P.O Box 650 Kigali, Rwanda British American Tobacco Rwanda Limited Saint Lucia c/o ADCO Incorporated, 10 Manoel Street, Castries, Saint Lucia Carisma Marketing Services Ltd Pointe Seraphine, Castries, Saint Lucia Rothmans Holdings (Caricom) Limited Samoa Vaitele Estate, Vaitele, Samoa British American Tobacco Company (Samoa) Limited Saudi Arabia, Kingdom of Building No:7051 Al Amir Sultan-Al Salamah District, Zahran Business Center 6th Floor, Unit 601. Jeddah 23525 - 2661, Saudi Arabia BAT Arabia for Trading Building No:7051 Al Amir Sultan-Al Salamah District, Zahran Business Center 13th Floor, Unit 1302. Jeddah 23525 - 2661, Saudi Arabia BAT Saudia for Trading Building No:7051 Al Amir Sultan-Al Salamah District, Zahran Business Center 13th Floor, Unit 1303. Jeddah 23525 - 2661, Saudi Arabia Regional HQ of British American Tobacco Middle East - Single Person Company Serbia Kralja Stefana Provenčanog 209, Vranje, 17500, Serbia British American Tobacco Vranje a.d. Vranje Singapore 8 Marina Boulevard, #10-01 Marina Bay Financial Centre Tower 1, Singapore 018981 British American Tobacco Sales & Marketing Singapore Pte. Ltd. British-American Tobacco Marketing (Singapore) Private Limited British-American Tobacco (Singapore) Private Limited Solomon Islands Kukum Highway, Ranadi, Honiara, Solomon Islands Solomon Islands Tobacco Company Limited South Africa Waterway House South, 3 Dock Road, V&A Waterfront, Cape Town, Western Cape 8002, South Africa American Cigarette Company (Overseas) (Pty) Ltd Benson and Hedges (Pty) Ltd (In Liquidation) British American Tobacco Holdings South Africa (Pty) Ltd# British American Tobacco Properties South Africa (Pty) Ltd. British American Tobacco Services South Africa (Pty) Ltd British American Tobacco South Africa (Pty) Ltd British American Tobacco Sub-Saharan Africa (Pty) Ltd Tobacco Research and Development Institute (Pty) Ltd Twisp (Pty) Ltd Spain Edificio Torreo Espacio, Paseo de la Castellana 259-D, 25th floor, Comunidad de Madrid 28046 Madrid, Spain British American Tobacco España, S.A. Sri Lanka 178 Srimath Ramanathan Mawatha, Colombo, 15, Sri Lanka Ceylon Tobacco Company Plc (84.13%) Sudan Mek Nimir Street, Byblos Tower, 5th Floor, PO Box 1381, Khartoum, 11111, Sudan Blue Nile Cigarette Company Limited Sweden Hyllie Boulevard 32, 215 32 Malmö, Sweden Niconovum AB Stenåldersgatan 23, 213 76 Malmö, Sweden Fiedler & Lundgren AB Västra Trädgårdsgatan 15, 11153 Stockholm, Sweden British American Tobacco Sweden AB Switzerland Route de la Nods 3, 2926 Boncourt, Switzerland American-Cigarette Company (Overseas) Limited BAT Switzerland Vending SA Rothmans of Pall Mall Limited British American Tobacco Switzerland S.A. Nicoventures Communications (Switzerland) SA Tanzania, the United Republic of c/o IMMMA Advocates, Plot 357, United Nations Road, Upanga Region Dar Es Salaam,11103, Tanzania, the United Republic of BAT Distribution Tanzania Limited International Cigarette Distributors Limited (99%) (In Liquidation) Plot No 57, Uporoto Street, Ursino Estate, Dar Es Salaam, Tanzania, the United Republic of British American Tobacco (Tanzania) Limited (In Liquidation) P.O. Box 868, Maruhubi Road, Zanzibar, Tanzania, the United Republic of Zanzibar Distribution Company Limited (99%) (In Liquidation) Trinidad and Tobago Corner Eastern Main Road and Mt. D’or Road, Champs Fleurs, Trinidad and Tobago The West Indian Tobacco Company Limited (50.13%) BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Group Companies and Undertakings Continued 360 Türkiye Orjin Maslak İş Merkezi, Eski Büyükdere Caddesi No.27, Kat 9-10, Maslak, Sarıyer, İstanbul, Türkiye British American Tobacco Tütün Mamulleri Sanayi ve Ticaret Anonim Sirketi Uganda Plot 16, Mackinnon road, Nakasero. Kampala Uganda, Kampala, 7100, Uganda British American Tobacco Uganda Limited (90%) Ukraine 13-15 Bolsunovska Str, Kyiv, 01014, Ukraine LLC “British American Tobacco Sales and Marketing Ukraine”1 21 Nezalezhnosti Str, Chernihiv Oblast, Prylucky, 17502, Ukraine PJSC “A/T B.A.T. – Prilucky Tobacco Company” United Arab Emirates Unit IH-00-01-10-OF-07, Level 10, Innovation Hub, Dubai International Financial Centre, Dubai, United Arab Emirates BAT Gen AI Lab Limited 2302-08, Smart Heights, Al Thanyah First, Dubai, United Arab Emirates BAT Middle East For Trading L.L.C. Jumeirah Business Centre 3, 37th Floor, Jumeirah Lake Towers, Dubai, P.O. Box 337222, United Arab Emirates British American Tobacco GCC DMCC Jumeirah Business Centre 3, 38th Floor, Jumeirah Lake Towers, Dubai, P.O. Box 337222, United Arab Emirates British American Tobacco ME DMCC Unit No: 3701 B JBC3 Plot No: JLT-PH2-Y1A Jumeirah Lakes Towers, Dubai, United Arab Emirates British American Tobacco International DMCC United Kingdom 212-218 Upper Newtownards Road, Belfast, BT4 3ET, Northern Ireland Murray, Sons & Company, Limited 7 More London, Riverside, London, SE1 2RT, United Kingdom Ryesekks P.L.C. (50%) (In Liquidation) C/O GRANT THORNTON UK ADVISORY & TAX LLP, 11th Floor Landmark St Peters Square 1 Oxford Street, Manchester, M1 4PB, United Kingdom John Sinclair Limited (In Liquidation) Building 7, Chiswick Business Park, 566 Chiswick High Road, London, W4 5YG, United Kingdom 10 Motives Limited British American Tobacco UK Limited Nicoventures Retail (UK) Limited Globe House, 1 Water Street, London, WC2R 3LA, United Kingdom Allen & Ginter (UK) Limited B.A.T (U.K. and Export) Limited B.A.T Cambodia (Investments) Limited B.A.T Services Limited B.A.T Uzbekistan (Investments) Limited B.A.T Vietnam Limited B.A.T. China Limited BAT Finance COP Limited BATIF Dollar Limited BATUS Limited Big Ben Tobacco Company Limited (In Liquidation) British American Shared Services (GSD) Limited British American Shared Services Limited British American Tobacco (AIT) Limited British American Tobacco (GLP) Limited British American Tobacco (Investments) Limited British American Tobacco (Philippines) Limited British American Tobacco (South America) Limited British American Tobacco China Holdings Limited British American Tobacco Exports Limited British American Tobacco Georgia Limited British American Tobacco Global Travel Retail Limited British American Tobacco International Holdings (UK) Limited British American Tobacco Investments (Central & Eastern Europe) Limited British American Tobacco Korea (Investments) Limited British American Tobacco Peru Holdings Limited British American Tobacco UK Pension Fund Trustee Limited13 British-American Tobacco (Mauritius) p.l.c. Carreras Rothmans Limited# Chelwood Trading & Investment Company Limited Myddleton Investment Company Limited Nicovations Limited Nicoventures Holdings Limited Nicoventures Trading Limited Pathion International Limited16 Powhattan Limited Ridirectors Limited Rothmans Exports Limited Rothmans International Limited Rothmans International Tobacco (UK) Limited Ryservs (1995) Limited Ryservs (No.3) Limited The Water Street Collective Limited Tobacco Exporters International Limited Tobacco Marketing Consultants Limited Venezuela Property Company Limited Westanley Trading & Investment Company Limited Westminster Tobacco Company Limited Globe House, 4 Temple Place, London, WC2R 2PG, United Kingdom Amalgamated Tobacco Company Limited (In Liquidation) American Cigarette Company (Overseas) Limited Ardath Tobacco Company Limited B.A.T Additional Retirement Benefit Scheme Trustee Limited B.A.T Industries p.l.c. B.A.T. International Finance p.l.c.* B.A.T. Operating Finance Limited BAT Finance Australia Ltd BAT Finance Brazil Ltd BAT Finance Chile Ltd BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 361 Subsidiary Undertaking continued United Kingdom continued BAT Finance South Africa Ltd BATLaw Limited BATMark Limited* BATS Limited Benson & Hedges (Overseas) Limited British American Global Shared Services Limited British American Tobacco (1998) Limited* British American Tobacco (2009 PCA) Limited British American Tobacco (2009) Limited# British American Tobacco (2012) Limited British American Tobacco (Brands) Limited British American Tobacco (Corby) Limited British American Tobacco (NGP) Limited British American Tobacco Healthcare Trustee Limited British American Tobacco Taiwan Logistics Limited British-American Tobacco (Holdings) Limited Brown & Williamson Tobacco Corporation (Export) Limited Btomorrow Ventures Limited Carreras Limited Courtleigh of London Limited (In Liquidation) Dunhill Tobacco of London Limited Louisville Securities Limited Moorgate Tobacco Co. Limited Peter Jackson (Overseas) Limited Precis (1789) Limited Precis (1814) Limited# Rothmans International Enterprises Limited Rothmans of Pall Mall Limited Senior Service (Overseas) Limited The London Tobacco Company Limited Weston (2009) Limited Weston Investment Company Limited# United States 251 Little Falls Drive, Wilmington, DE 19808, United States B.A.T Capital Corporation BATUS Holdings Inc. BATUS Japan, Inc. BATUS Retail Services, Inc. British American Tobacco (Brands), Inc. Brown & Williamson Holdings, Inc. BT DE Investments Inc. 19 BTI 2014 LLC1 BTomorrow Services Inc. Imasco Holdings Group, Inc. Imasco Holdings, Inc. ITL (USA) Limited Louisville Corporate Services, Inc. Nicoventures U.S. Limited Beni Oral Nicotine LLC1 The Water Street Collective LLC1 401 N. Main Street, Winston-Salem, NC 27101, United States Conwood Holdings, Inc. EXP Homes, LLC1 Lorillard Licensing Company LLC1 Lorillard, LLC1 Modoral Brands Inc. Northern Brands International, Inc. R. J. Reynolds Global Products, Inc. R. J. Reynolds Tobacco Company R. J. Reynolds Tobacco International, Inc. R. J. Reynolds Vapor Company R.J. Reynolds Tobacco Co. R.J. Reynolds Tobacco Holdings, Inc. RAI Innovations Company RAI International, Inc. RAI Services Company RAI Strategic Holdings, Inc. Reynolds American Inc.# Reynolds Brands Inc. Reynolds Marketing Services Company Reynolds Technologies, Inc. RJR Realty Relocation Services, Inc. RJR Vapor Co., LLC1 Rosswil LLC1 S.F. Imports, Inc. Santa Fe Natural Tobacco Company, Inc. Spot You More, Inc. Vuse Stores LLC1 4583 Guthrie Highway, Clarksville, TN 37040, United States American Snuff Company, LLC1 CSC-Lawyers Incorporating Service, 2710 Gateway Oaks Drive, Suite 150N, Sacramento CA 95833-3505, United States Genstar Pacific Corporation Farmers Bank Building, Suite 1402, 301 N. Market Street, Wilmington, DE 19801, United States Reynolds Finance Company Uruguay Juncal 1392, Montevideo, Uruguay Kellian S.A. Uzbekistan 77 Minor Passage, Tashkent, 100084, Uzbekistan JSC JV “UZBAT A.O.” (99.99%) Venezuela Avenida Francisco de Miranda, Edif. Torre Chacao 1902, Piso PB, Of. PB, Urb. Chacao, Caracas – Estado Miranda, 1060, Venezuela Proyectos de Inversion BAT 1902 C.A. Avenida Francisco de Miranda, Edificio Bigott, Los Ruices, Caracas – Estado Miranda, 1070, Venezuela Agrobigott, C.A. Compania Anonima Cigarrera Bigott Sucesores Distribuidora Bigott, C.A. Calle El Vigia, Qta Nro. 10-11, Barrio Centro Colonial de Petare, Caracas (Petare) Miranda, Zona Postal 1073, Venezuela Fundacion Bigott11 Av. del Centro, Edificio Mega IV, Piso 9, Ofic. 9-A/9-B, Los Dos Caminos, Caracas, 1070, Venezuela Agrega de Venezuela, Agreven, C.A. (50%) (In Liquidation) BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Group Companies and Undertakings Continued 362

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Vietnam
Area 8, Long Binh Ward, Bien Hoa City, Dong Nai Province, Vietnam
British American Tobacco – Vinataba (JV) (70%)
18th Floor, Tower A, Commercial and service area combined with high-rise residential Lot 1-13, 15 Tran Bach Dang Street, Thu Thiem Ward, Thu Duc City, Ho Chi Minh City, Vietnam
East Asia Area Services Company Limited[8]
Lot 45C/I, Road #7, Vinh Loc Industrial Park, Binh Chanh District, Ho Chi Minh City, Vietnam
VINA-BAT Joint Venture Company Limited (49%)
Zambia
Plot No. PH1 IND & 53 & 54, LS-MFEZ, Chifwema Road, Lusaka, Zambia
British American Tobacco (Zambia) plc (75.10%)
Zimbabwe
Manchester Road 1, Southerton, Harare, Zimbabwe
American-Cigarette Company (Overseas) (Private) Ltd
British American Tobacco Zimbabwe (Holdings) Limited (43.13%)
Rothmans Limited (In Liquidation)

Associated Undertakings and Joint Ventures

Canada
10 Kingsbridge Garden Circle Suite 303, Mississauga, ON, L5R 3K6, Canada
AWAKE Corporation (41.56%)[5, 12, 17, 18]
2800 Park Place, 666 Burrard Street, Vancouver, BC, V6C 2Z7, Canada
Charlotte's Web Holdings, Inc. (19.90%)[17, 18, 19]
35 English Drive, Moncton, New Brunswick, E1E 3X3, Canada
Organigram Global Inc. (36.72%)[# 7,15,17]
Czech Republic
Na strži 1702/65, Nusle, 140 00 Praha 4, Czech Republic
NEVAJGLUJ a.s. (28%)[4,18]
Finland
c/o YTL-Palvelu Oy Eteläranta 10 00130 Helsinki, Finland
Suomen SUP-Tuottajayhteisö Oy(8.44%)[9,18]
France
164 Rue du Faubourg Saint-Honoré, 75008 Paris
Alcome SAS (24%)[9,18]
Germany
Jägerstraße 28-31, 10117 Berlin, Germany
Sanity Group GmbH (16.32%)[12, 19]
Greece
25, Vrana, Athens, 115 25, Greece
Alternative Management of Tobacco Products Filters Societe Anonyme (17.50%)[9,18]
Hungary
H-6800 Hódmezővásárhely, Erzsébeti út 5/b, Hungary
Országos Dohányboltellátó Korlátolt Felelosségu Társaság (49%)[9]
India
1-7-1063/1065, Azamabad, Andhra Pradesh, Hyderabad, 500 020, India
VST Industries Limited (32.16%)[7, 13]
Virginia House, 37, J.L. Nehru Road, Kolkata, 700071, India
ITC Limited (22.91%)[7, 13,17]
Italy
Via Scarsellini, 14, 20161 Milan, Italy
Erion Care (22.5%)[9,18]
Netherlands
Koeweistraat 14 4181CD Waardenburg, Netherlands
Coöperatie Primera B.A. (35%)[1,16]
Coöperatie Volado U.A.(35%)[1,16]
Slovakia Republic
Vajnorská 100B, 831 04 Bratislava – mestská časť – Nové Mesto, Slovenská republika
SPAK-EKO, a.s. (25%)[9,18]
Sweden
Box 74123-103, 741 40 Knivsta, Stockholm, Sweden
SUP Filter Producentansvar Sverige AB (33%)[9,18]

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Group Companies and Undertakings Continued

Associated Undertakings and Joint Ventures continued
Switzerland
c/o NBA Fiduciaire S.A., Route de la Glâne 107, 1752 Villars-sur-Glâne, Switzerland
Intertab S.A. (50%)
United Kingdom
4a Station Parade, Uxbridge Road, London, W5 3LD, United Kingdom
AYR Limited (13.14%)[14]
United States
12 Timber Creek Land, Newark, Delaware, 19711, United States
Steady State LLC (9.77%)[12,17]
8022 Southpark Circle Suite 500, Littleton, CO 80120, United States
DeFloria, Inc (19.90%)[12]
Yemen
P.O. Box 14, Sanna, Yemen
Kamaran Industry and Investment Company (31%)[20]
P.O. Box 5302, Hoban, Taiz, Yemen
United Industries Company Limited (32%)

Joint Operations
Hong Kong
29/F, Oxford House, 979 King's Road, Taikoo Place, Quarry Bay, Hong Kong, China
CTBAT International Co. Limited (50%)

Notes:
1. Ownership held in Membership Interest.
2. Ownership held in the class of Series F and 2nd Preferred Shares.
3. Ownership held in the class of A Shares (50%) and class of B Shares (100%).
4. Ownership held in class of A Shares and B Shares.
5. Ownership held solely in class of Preference Shares.
6. Ownership held in class of Ordinary and Investment Shares.
7. Refer to Accounting Note 9: Associates and joint ventures.
8. Ownership held in Registered Capital.
9. Ownership held in Voting Shares.
10. Ownership held in Equity Units.
11. Entity type: Foundation, Non-Profit or Limited by Guarantee.
12. Ownership held in Preferred Shares and Convertible Loan Note.
13. 31 March year-end.
14. 31 May year-end.
15. 30 September year-end.
16. 31 July year-end.
17. Refer to Accounting Note 14: Investments in associates and joint ventures.
18. Accounted for as an investment at fair value through profit and loss.
19. Ownership held as Convertible Debenture.
20. Kamaran Industry & Investment Company ("Kamaran") is a Yemen-based company that was sanctioned in the United States under Executive Order 13224 on 11 September 2025. The Group sold cut rag tobacco and cigarette wrapping materials to Kamaran until 2022, when the Group decided to cease business activities in Yemen as first reported in the Group's Annual Report and Form 20-F for the year ended 31 December 2022. In 2023, the Group relinquished its rights and responsibilities as a minority shareholder of Kamaran by refraining from participating in the management of the company, removing its board representatives and declining to accept any dividend payments. Since that time, the Group has not had any gross revenues or net profits related to its minority shareholding in Kamaran. Despite the Group's cessation of business activities in Yemen, the Group has been unable to sell or dispose of its shares in Kamaran due to legal restrictions. The Group's continued ownership of a 31% minority shareholding in Kamaran following the designation of Kamaran does not violate U.S. law. The Group has no plans to resume its rights and responsibilities as a minority shareholder of Kamaran or to restart sales to Kamaran.

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Balance Sheet

British American Tobacco p.l.c. – at 31 December

	Notes	2025 £m	2024 £m
Assets			
Fixed assets			
Investments in Group undertakings	2	**27,727**	27,727
Current assets			
Debtors	3	**13,847**	12,464
Cash at bank and in hand		**7**	5
Total current assets		**13,854**	12,469
Total assets		**41,581**	40,196
Equity			
Capital and reserves			
Called up share capital	4a	**577**	585
Share premium account, capital redemption and merger reserves	4b	**23,378**	23,368
Other reserves	4c	**90**	90
Profit and loss account including profit for the financial year of £7,709 million (2024: £6,820 million)	4d	**13,096**	11,798
Total shareholders' funds		**37,141**	35,841
Perpetual hybrid bonds	4e	**1,893**	1,685
Total equity	4	**39,034**	37,526

Liabilities			
Creditors	5	**2,547**	2,670
Total liabilities		**2,547**	2,670
Total equity and liabilities		**41,581**	40,196

The accompanying Notes on the Accounts are an integral part of the Parent Company financial statements.

On behalf of the Board

Luc Jobin
Chair

11 February 2026

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Statement of Changes in Equity

British American Tobacco p.l.c. – for the year ended 31 December

	Called up share capital £m	Share premium account, Capital redemption and Merger Reserve £m	Other Reserves £m	Profit and loss account £m	Total Shareholders' funds £m	Perpetual hybrid bonds £m	Total Equity £m
1 January 2025	**585**	**23,368**	**90**	**11,798**	**35,841**	**1,685**	**37,526**
Increase in share capital – share options	—	2	—	—	2	—	2
Profit for the financial year	—	—	—	7,709	7,709	—	7,709
Dividends – declared on equity shares	—	—	—	(5,240)	(5,240)	—	(5,240)
Consideration paid for share buy-back programme	—	—	—	(1,114)	(1,114)	—	(1,114)
Shares bought back and cancelled	(8)	8	—	—	—	—	—
Consideration paid for purchase of own shares held in Employee Share Ownership Trusts	—	—	—	(60)	(60)	—	(60)
Perpetual hybrid bonds							
Proceeds net of issuance costs and tax	—	—	—	—	—	1,052	1,052
Redemption of perpetual hybrid bonds net of costs	—	—	—	(39)	(39)	(844)	(883)
Coupons paid (net of tax)	—	—	—	(41)	(41)	—	(41)
Other movements*	—	—	—	83	83	—	83
31 December 2025	**577**	**23,378**	**90**	**13,096**	**37,141**	**1,893**	**39,034**

	Called up share capital £m	Share premium account, Capital redemption and Merger Reserve £m	Other Reserves £m	Profit and loss account £m	Total Shareholders' funds £m	Perpetual hybrid bonds £m	Total Equity £m
1 January 2024	614	23,333	90	10,950	34,987	1,685	36,672
Increase in share capital – share options	—	6	—	—	6	—	6
Profit for the financial year	—	—	—	6,820	6,820	—	6,820
Dividends – declared on equity shares	—	—	—	(5,209)	(5,209)	—	(5,209)
Consideration paid for share buy-back programme	—	—	—	(698)	(698)	—	(698)
Shares bought back and cancelled	(7)	7	—	—	—	—	—
Treasury shares cancelled	(22)	22	—	—	—	—	—
Consideration paid for purchase of own shares held in Employee Share Ownership Trusts	—	—	—	(92)	(92)	—	(92)
Perpetual hybrid bonds							
Coupons paid (net of tax)	—	—	—	(42)	(42)	—	(42)
Other movements*	—	—	—	69	69	—	69
31 December 2024	585	23,368	90	11,798	35,841	1,685	37,526

Note:

* Other movements includes share-based payments.

There was no difference between profit and loss for the period and total comprehensive income for the period.

The profit and loss account is stated after deducting the cost of treasury shares which was £4,373 million at 31 December 2025 (31 December 2024: £4,396 million).

366

1 Accounting Policies Basis of accounting The financial statements of the Company have been prepared in accordance with the UK Companies Act and in accordance with Financial Reporting Standard 101 Reduced Disclosure Framework (’FRS 101’). In preparing these financial statements, the Company applies the recognition, measurement and disclosure requirements of UK-adopted international accounting standards, but makes amendments where necessary in order to comply with the UK Companies Act and has set out below where advantage of the FRS 101 disclosure exemptions has been taken, including those relating to: – a cash flow statement and related notes; – comparative period reconciliations; – disclosures in respect of transactions with wholly owned subsidiaries; – disclosures in respect of capital management; – the effects of new but not yet effective IFRS Accounting Standards; and – disclosures in respect of the compensation of key management personnel. As the consolidated financial statements of the Group include equivalent disclosures, the Company has also taken the exemptions under FRS 101 available in respect of disclosures under IFRS 2 related to group settled share-based payments. The financial statements have been prepared on a going concern basis under the historical cost convention except as described in the accounting policy below on financial instruments. After reviewing the annual budget, plans and financing arrangements, the Directors consider that the Company has adequate resources to continue in operational existence for a period of at least 12 months from the date of signing the financial statements, and that it is therefore appropriate to continue to adopt the going concern basis in preparing the financial statements. The preparation of the financial statements requires the Directors to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities at the date of the financial statements. The key estimates and assumptions are set out in the accounting policies below, together with the related Notes on the Accounts. The critical accounting judgements include determination as to whether the issue of perpetual hybrid bonds should be classified as equity instead of borrowings (see note 4) and the determination as to whether to recognise provisions and the exposures to contingent liabilities (see note 7). Judgement is necessary to assess the likelihood that a pending claim is probable (more likely than not to succeed), possible or remote. There are no critical accounting estimates which would have a significant risk of a material adjustment within the next financial year. As permitted by Section 408 of the Act, the profit and loss of the Company has not been presented in these financial statements. The Company is a public limited company which is listed on the London Stock Exchange and the Johannesburg Stock Exchange and is incorporated and domiciled in the UK. In addition, the Company’s shares are traded on the New York Stock Exchange in the form of American Depository Shares (ADSs). Equity Instruments Instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements. Instruments that cannot be settled in the Company’s own equity instruments and that include no contractual obligation to deliver cash or another financial asset are classified as equity. Equity instruments issued by the Company are recognised at the proceeds received, net of issuance costs. Repurchase of share capital When share capital is repurchased, the amount of consideration paid, including directly attributable costs, is recognised as a deduction from equity. Repurchased shares which are not cancelled, or shares purchased for the employee share ownership trusts, are classified as treasury shares and presented as a deduction from total equity. Dividends declared The Company recognises the interim dividend as an appropriation of reserves in the period in which it is paid. Financial instruments Financial assets and financial liabilities are recognised when the Company becomes a party to the contractual provisions of the relevant instrument and derecognised when it ceases to be a party to such provisions due to expiry, cancellation or payment. Financial liabilities extinguished by payment are derecognised when funds are received by the counterparty. Such assets and liabilities are classified as current if they are expected to be realised or settled within 12 months after the balance sheet date. If not, they are classified as non-current. Financial instruments are initially recognised at fair value. The Company’s non-derivative financial assets, including debtors, are held in order to collect contractual cash flows and are subsequently carried at amortised cost. Non-derivative financial liabilities, including creditors, are subsequently carried at amortised cost using the effective interest method. Financial guarantees are initially recorded at fair value, and are subsequently carried at this fair value less accumulated amortisation within other creditors. Fees receivable in respect of these guarantees are carried at discounted present value. Derivative financial assets and liabilities are initially recognised, and subsequently measured, at fair value, which includes accrued interest receivable and payable where relevant. Changes in their fair values are recognised in profit and loss. Provisions and contingent liability Provisions are recognised when either a legal or constructive obligation as a result of a past event exists at the balance sheet date, it is probable that an outflow of economic resources will be required to settle the obligation and a reasonable estimate can be made of the amount of the obligation. Potential exposures, including litigation and performance guarantees are regularly reviewed on an on-going basis and provision for these exposures (including legal costs) would be made at such time as an unfavourable outcome becomes probable and the amount can be reasonably estimated. Foreign currencies The functional currency of the Company is sterling. Transactions arising in currencies other than sterling are translated at the rate of exchange prevailing on the date of the transaction. Monetary assets and liabilities expressed in currencies other than sterling are translated at rates of exchange prevailing at the end of the financial year. All exchange differences are taken to the profit and loss account in the year. Amounts recognised in equity are not retranslated. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts 367 Investments in Group companies Investments in Group companies are stated at cost, together with subsequent net capital contributions, less provisions for any impairment in value, where appropriate. Impairment of financial assets held at amortised cost Loss allowances for expected credit losses on financial assets which are held at amortised cost are recognised on the initial recognition of the underlying asset. Allowances in respect of loans and other receivables (debtors) are initially recognised at an amount equal to 12-month expected credit losses. Where the credit risk on the receivables has increased significantly since initial recognition, allowances are measured at an amount equal to the lifetime expected credit loss. Share-based payments The Company has equity-settled share-based compensation plans in respect of Group employees. Equity-settled share-based payments are measured at fair value at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed over the vesting period, based on the Group’s estimate of awards that will eventually vest. For plans where vesting conditions are based on total shareholder returns, the fair value at date of grant reflects these conditions, whereas earnings per share vesting conditions are reflected in the calculation of awards that will eventually vest over the vesting period. Fair value is measured by the use of the Black-Scholes option pricing model, except where vesting is dependent on market conditions when the Monte Carlo option pricing model is used. The expected life used in the models has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioural considerations. The cost of these awards, less any direct recharges made to Group companies, are recognised as capital contributions to investments in subsidiaries. Historically, the Company has used the British American Tobacco Group Employee Trust (BATGET), which operates as an extension of the Company, as the vehicle to obtain shares on market and hold them in trust to satisfy outstanding awards. In addition, from March 2020, the Company has utilised treasury shares acquired in the share buy-back programme to satisfy shared-based payment awards made to certain employees. Related parties The Company has taken advantage of the exemption under FRS 101 from disclosing transactions with related parties that are wholly-owned subsidiaries of British American Tobacco p.l.c. Other accounting policies: Income Income consists of dividend income from Group undertakings, fee income from financial guarantees and interest income. These are included in the profit and loss account when all contractual or other applicable conditions for recognition have been met. Dividend income is recognised at the same time as the paying company recognises the liability to pay a dividend. Taxation Taxation is that chargeable on the profits for the period, together with deferred taxation. Income tax charges, where applicable, are calculated on the basis of tax laws enacted or substantively enacted at the balance sheet date. A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. Deferred tax is determined using the tax rates that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred tax asset is realised or deferred tax liability is settled. As required under IAS 12 Income Taxes, deferred tax assets and liabilities are not discounted. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 368 2 Investments in Group Companies The Company’s directly-owned subsidiaries are British American Tobacco (1998) Limited, B.A.T. International Finance p.l.c. and BATMark Limited. A full list of indirect subsidiaries and other undertakings as required by Section 409 of the UK Companies Act is shown from page 355 of the Group’s financial statements. Movements in investments relate to Group share-scheme costs net of recharges to subsidiaries as well as amounts recognised in relation to financial guarantees issued by the Company on behalf of Group subsidiaries. The Directors are of the opinion that the individual investments in the subsidiary undertakings have a value not less than the amount at which they are shown in the Balance Sheet. Shareholdings at cost less provisions and other fixed asset investments 2025 £m 2024 £m 1 January 27,727 27,747 Movements — (20) 31 December 27,727 27,727 3 Debtors 2025 £m 2024 £m Amounts due from Group undertakings 13,847 12,464 Current 12,186 9,864 Non-current 1,678 2,617 Allowance account (17) (17) 31 December 13,847 12,464 2025 £m 2024 £m Allowance account 1 January 17 35 Provided in year 1 — Released during the year — (18) Foreign exchange (1) — 31 December 17 17 Current 7 17 Non-current 10 — 31 December 17 17 Included within amounts due from Group undertakings is an amount of £11,169 million (2024: £9,687 million) which is unsecured, interest- bearing and repayable on demand. Amounts due from Group undertakings also include £995 million (2024: £1,095 million) representing the discounted value of the fees receivable from the parental guarantees issued by the Company, of which £158 million (2024: £159 million) is due within one year and £837 million (2024: £936 million) is due after more than one year. Other amounts due from Group undertakings include: – a balance of £841 million (2024: £841 million) which is unsecured, interest bearing and repayable in 2026, with an interest rate based on SONIA + 1.070%; and – a balance of £841 million (2024: £841 million) which is unsecured, interest bearing and repayable in 2029, with an interest rate based on SONIA + 1.340%. All other amounts owed by Group undertakings are unsecured, interest free and repayable on demand. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 369 4 Total Equity (a) Called up Share Capital Called up Share Capital Ordinary Shares of £0.25 each Number of shares £m Allotted and fully paid 1 January 2025 2,342,825,304 585 Changes during the year – share option schemes 89,960 — – shares bought back and cancelled (30,460,763) (8) 31 December 2025 2,312,454,501 577 Called up Share Capital Ordinary Shares of £0.25 each Number of shares £m Allotted and fully paid 1 January 2024 2,456,941,909 614 Changes during the year – share option schemes 275,824 — – shares bought back and cancelled (27,392,429) (7) – treasury shares cancelled (87,000,000) (22) 31 December 2024 2,342,825,304 585 The Company’s ordinary shares are fully paid and no further contribution of capital may be required by the Company from the shareholders. All ordinary shares rank equally with regard to participation in dividends and to share in the proceeds of the Company’s residual assets upon a winding up of the Company. Shareholders may, by ordinary resolution, declare final dividends, but not in excess of the amount recommended by the Directors. Holders of ordinary shares have no pre-emptive rights. On a show of hands every shareholder who is present in person at a general meeting is entitled to one vote regardless of the number of shares held by the shareholder, unless a poll is demanded. On a poll, every shareholder who is present in person or by proxy has one vote for every share held by the shareholder. The Company’s Annual General Meeting voting is undertaken by way of a poll. All rights attached to the Company’s shares held by the Group as Treasury shares are suspended until those shares are reissued. Please refer to page 396 for further detail of the provisions contained within the Articles of Association. (b) Share premium account, capital redemption reserves and merger reserves Share premium account £m Capital redemption reserves £m Merger reserves £m Total £m 31 December 2025 124 138 23,116 23,378 31 December 2024 122 130 23,116 23,368 31 December 2023 116 101 23,116 23,333 Share premium £2 million (2024: £6 million) of the increase in share premium relates to ordinary shares issued under the Company's share option schemes. These schemes are described in the Remuneration Report. Capital redemption reserve For own shares which are purchased as part of the share buy-back programme and cancelled, a transfer is made from retained earnings to the capital redemption reserve equivalent to the nominal value of shares purchased. Purchased shares which are not cancelled are classified as treasury shares and presented as a deduction from total equity. On 18 March 2024, the Group announced a £1.6 billion share buy-back programme starting with £700 million in 2024 and with the remaining £900 million in 2025. The purpose of this programme is to reduce the issued share capital of the Company and the shares were cancelled on purchase. Following the partial sale of ITC shares on 28 May 2025, the Group announced an extension of the share buy-back programme of £200 million, taking the total amount repurchased in 2025 to £1.1 billion. On 9 December 2025, the Group announced an increase of the share buy-back programme of £1.3 billion commencing in 2026. Merger reserve In 2017, the Company announced the completion of the acquisition of the remaining 57.8% of Reynolds American Inc. it did not already own. Pursuant to the Merger Agreement, the Company, on behalf of its indirect subsidiary BATUS Holdings Inc (’BATUS’), agreed to issue new shares, represented by American Depositary Shares, for the benefit of Reynolds American Inc. shareholders. In consideration for the Company issuing new shares, BATUS agreed to issue to the Company an assignable obligation owed by BATUS to issue shares to the holder of that obligation. As a consequence, the Company issued 429,045,762 new shares with a nominal value of £107,261,441. In accordance with Section 612 of the UK Companies Act, the excess of the fair value of the shares issued over the nominal value of the shares has been treated as a merger reserve. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 370

(c) Other reserves As part consideration for the acquisition of Rothmans International BV in 1999, convertible redeemable preference shares were issued by the Company. The discount on these shares was amortised by crediting other reserves and charging retained earnings. The balance of £90 million in other reserves comprises the accumulated balance in respect of the preference shares converted during 2004. (d) Profit and loss account As permitted by Section 408 of the UK Companies Act, the profit and loss of the Company has not been presented in these Financial Statements. The profit for the year ended 31 December 2025 was £7,709 million (2024: £6,820 million). As disclosed in note 6(h) to the Group Financial Statements, on 25 April 2023, the Group announced that it had reached an agreement with the U.S. Department of Justice (DOJ) and Department of the Treasury's Office of Foreign Assets Control (OFAC) for a total amount payable to the U.S. authorities of US$635 million plus interest. In 2023, the Company recognised a charge of £511 million (US$635 million) and interest of £14 million (US$17 million). An amount of £4 million (US$5 million) was paid in April 2023, and an amount of £258 million (US$321 million including interest) was paid in September 2023. Additional interest of £4 million (US$6 million) was recognised in 2024 and a final payment of £267 million (US$332 million including interest) was made in June 2024. Dividend distributions to the Company’s shareholders are recognised in the period in which these are paid. The Company makes four interim quarterly dividend payments. Details of Directors’ remuneration, share options and retirement benefits are given in the Remuneration Report in the Group Annual Report and Accounts. Details of key management compensation are included in note 30 of the Group financial statements. The Company had one employee at 31 December 2025 (2024: two). This employee is Tadeu Marroco (2024: Tadeu Marroco and Soraya Benchikh). The details of their remuneration are shown on page 220 of the Group’s Annual Report and Accounts for the year ended 31 December 2025. The costs of these employees are borne by another Group company. Shareholders' funds are stated after deducting the cost of treasury shares which include £4,105 million (2024: £4,114 million) for shares repurchased and not cancelled and £268 million (2024: £282 million) in respect of the cost of own shares held in Employee Share Ownership Trusts. As at 31 December 2025 treasury shares include 5,812,588 (2024: 6,763,796) shares held in trust and 132,988,352 (2024: 133,266,206) shares repurchased and not cancelled as part of the Company's share buy-back programmes. From March 2020, the Company has utilised shares acquired in the share buy-back programme to satisfy share-based payment awards made to certain employees. During the year, the Company bought back and cancelled 30,460,763 (2024: 27,392,429) shares, for a total consideration of £1,114 million (2024: £698 million) inclusive of transaction costs of £6 million (2024: £3 million) that have been deducted from equity. Additionally, in 2024, 87 million shares held in the Company’s treasury shares account previously purchased under prior year share buy-back programmes were cancelled. Other movements in shareholders’ funds relate to the recognition of share-based payments and the release of treasury shares as a result of the exercise of share options. (e) Perpetual hybrid bonds The Company issues perpetual hybrid bonds and, as the Company has the unconditional right to avoid transferring cash or another financial asset in relation to these bonds, they are classified as equity instruments in these financial statements. Issuance costs associated with these bonds are also recognised within equity. The coupons associated with perpetual hybrid bonds are fixed and would reset to rates determined by the contractual terms of each instrument on certain dates thereafter. The bonds are perpetual in nature and do not have maturity dates for the repayment of principal. The contractual terms of the perpetual hybrid bonds allow the Company to defer coupon payments, however certain contingent events could trigger mandatory payments of such deferred coupons, including the payment of dividends on, and the repurchase of, ordinary shares, subject to certain exceptions in each case. On 27 September 2021, the Company issued two €1 billion perpetual hybrid bonds amounting to £1,703 million, which have been classified as equity. Issuance costs of these bonds, amounting to €26 million (£22 million), have been recognised within equity, net of £4 million of tax on issuance costs. These bonds include an optional par redemption feature, exercisable at the Company’s discretion from September 2026 to December 2026 (the 3% perpetual hybrid bond) and June 2029 to September 2029 (the 3.75% perpetual hybrid bond), as well as on specified dates thereafter, or in the event of specific circumstances (such as a change in IFRS or tax regime) as set out in the individual terms of each issue. On 21 October 2025, the Company announced a tender offer to purchase any and all of its outstanding €1 billion 3% perpetual hybrid bond from the holders of the securities. On 29 October 2025, the Company announced the final results of the tender offer, confirming that holders of €807 million in aggregate principal amount of the securities (representing c. 81% of the total outstanding principal amount) had validly tendered their securities, which were accepted for purchase and redeemed at a premium of £3 million. As the aggregate principal amount of the Securities validly tendered and accepted for purchase pursuant to the offer exceeded the 75% threshold specified in the terms and conditions of the securities, the Company exercised its Substantial Repurchase Event Redemption Option and on 10 November 2025 redeemed the remaining c. 19% at their principal amount. The cash paid in respect of the redemption of the €1 billion 3% perpetual hybrid bond was £883 million (inclusive of redemption costs) and all of these securities have been cancelled. Included within the redemption of perpetual hybrid bonds equity movement of £39 million is £29 million in relation to the difference in spot rates between issuance and redemption. On 30 October 2025, the Company issued two series of €600 million perpetual hybrid bonds amounting to £1,057 million. Issuance costs of the bonds amounting to €8 million (£7 million), have been recognised within equity, net of £2 million of tax on issuance costs. These bonds include an optional par redemption feature exercisable at the Company’s discretion from October 2030 to January 2031 (the 4.2% perpetual hybrid bond) and July 2033 to October 2033 (the 4.75% perpetual hybrid bond), or in the event of specific circumstances (such as a change in IFRS or tax regime) as set out in the individual terms of each issue. During the year, the Company did not defer any eligible coupon payments and paid a coupon of £33 million in September 2025 (September 2024: £31 million; September 2023: £33 million) on the 3.75% September 2029 bond, £22 million in October and November 2025 (December 2024: £25 million; December 2023: £26 million) on the 3% December 2026 bond redeemed in November 2025, which have been recognised within equity. The fair value of these bonds at 31 December 2025 is £1,926 million (2024: £1,211 million; 2023: £1,512 million). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 371 5 Creditors 2025 £m 2024 £m Amounts due to Group undertakings 34 39 Loans due to Group undertakings 1,571 1,571 Other creditors 939 1,053 Deferred income 3 7 2,547 2,670 Current 197 217 Non-current 2,350 2,453 2,547 2,670 Amounts due to Group undertakings of £34 million (2024: £39 million) are unsecured, interest free and repayable on demand. Loans due to Group undertakings of £1,571 million (2024: £1,571 million) are unsecured, bear interest at rates based on SONIA between 3.72% and 4.70% (2024: 4.70% and 5.20%), and are repayable in 2027. Included in other creditors are amounts in respect of subsidiary undertaking borrowings guaranteed by the Company of £878 million (2024: £989 million). Out of this amount, a total of £102 million (2024: £112 million) represents amounts to be released within one year. 6 Audit Fees 2025 £ 2024 £ Fees payable to KPMG – Audit fees (borne by another Group Company) 35,000 30,000 7 Contingent Liabilities British American Tobacco p.l.c. has guaranteed borrowings by subsidiary undertakings of £40.3 billion (2024: £65.4 billion) and total borrowing facilities of £47.9 billion (2024: £73.3 billion). Historically, the Company has cross-guaranteed the liabilities of the British American Tobacco UK Pension Fund (Fund), which had a surplus according to the last formal triennial valuation in March 2023 of £111 million on a Technical Provisions basis, in accordance with the statutory funding objective. On an IAS 19 basis, the Fund had a surplus at 31 December 2025 of £142 million (2024: £169 million). In September 2025, the Trustee of the Fund entered into a buy-out transaction with Pension Insurance Corporation plc and has initiated the formal wind-up process of the Fund. On 5 December 2025, a deed of release in relation to this guarantee was signed and executed by the Trustee. The Company has provided certain guarantees to other Group entities or in respect of certain of their obligations. In addition, there are contingent liabilities in respect of litigation in various countries (note 31 in the Notes on the Accounts). 8 Post Balance Sheet Events On 4 February 2026, the fourth quarterly interim dividend of 60.06p (£1,308 million) declared by the Directors in February 2025, and reconfirmed to the market prior to 31 December 2025, was paid to shareholders. The impact of this on the Company was to reduce the level of profit and loss reserve from £13,096 million to £11,788 million. In addition, on 12 February 2026, the Company announced that the Board had declared an interim dividend of 245.04p per ordinary share of 25p for the year ended 31 December 2025, payable in four equal quarterly instalments of 61.26p per ordinary share in May, August, November 2026 and February 2027. These payments will be recognised as appropriations from reserves in 2026 and 2027. The total amount payable is estimated to be £5,341 million based on the number of shares outstanding at the date of these accounts. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Notes on Accounts Continued 372 Volume Volume is defined as the number of units sold. Units may vary between categories. This can be summarised for the principal metrics as follows: – Factory-made cigarettes (FMC) – sticks, regardless of weight or dimensions; – Roll-Your-Own/Make-Your-Own – kilos, converted to a stick equivalent based upon 0.8 grams (per stick equivalent) for Roll- Your-Own and between 0.5 and 0.7 grams (per stick equivalent) for Make-Your-Own; – Traditional Oral – pouches (being 1:1 conversion to stick equivalent) and kilos, converted to a stick equivalent based upon 2.8 grams (per stick equivalent) for Moist Snuff, 2.0 grams (per stick equivalent) for Dry Snuff and 7.1 grams (per stick equivalent) for other oral; – Modern Oral – pouches, being 1:1 conversion to stick equivalent; – Heated sticks – sticks, being 1:1 conversion to stick equivalent; and – Vapour – units, being pods, bottles and disposable units. There is no conversion to a stick equivalent. Volume is recognised in line with IFRS 15 Revenue from Contracts with Customers, based upon transfer of control. It is assumed that there is no material difference, in line with the Group’s recognition of revenue, between the transfer of control and shipment date. Volume is used by management and investors to assess the relative performance of the Group and its brands within categories, given volume is a principal determinant of revenue. Volume Share Volume share is the estimated number of units bought by adult consumers of a specific brand or combination of brands, as a proportion of the total estimated units bought by adult consumers in the industry, category or other sub-category. Sub-categories include, but are not limited to, Heated Products, Modern Oral, Traditional Oral, Total Oral or Cigarettes. Except when referencing particular markets, volume share is based on our Top markets. Top markets are those markets that management determines are strategic in each category, with reliable share data from third parties. Management notes that the markets that form the definition of Top markets may change between periods as this will reflect the development of the category within markets including their relative revenue sizes. Where possible, the Group utilises data provided by third-party organisations, including NielsenIQ, based upon retail audit of sales to adult consumers. In certain markets, where such data is not available, other measures are employed which assess volume share based upon other movements within the supply chain, such as sales to retailers. This may depend on the provision of data by customers including distributors/wholesalers. Volume share is used by management to assess (and management believes that it is useful to users of the financial statements to understand) the relative performance of the Group and its brands against the performance of its main competitors in the categories and geographies in which the Group operates. This measure is also useful to understand the Group’s performance when seeking to grow scale within a market or category from which future financial returns can be realised. Volume share provides an indicator of the Group’s relative performance in unit terms versus competitors. Volume share in each period compares the average volume share in the period with the average volume share in the prior year (using the current year Top markets). This is a more robust measure of performance, removing short-term volatility that may arise at a point in time. Due to the timing of available information, volume share for 2025 is for the year ended 31 December 2025 unless otherwise stated. However, in certain circumstances, related to periods of introduction to a market, in order to illustrate the latest performance, data may be provided as at the end of the period rather than the average in that period. In these instances, the Group states these at a specific date (for instance, December 2025). Value Share Value share is the estimated retail value of units bought by adult consumers of a particular brand or combination of brands, as a proportion of the total estimated retail value of units bought by adult consumers in the industry, category or other sub-category in discussion. Except when referencing particular markets, value share is based on our Top markets. Top markets are those markets that management determines are strategic in each category, with reliable share data from third parties. Management notes that the markets that form the definition of Top markets may change between periods as this will reflect the development of the category within markets including their relative revenue sizes. Where possible, the Group utilises data provided by third-party organisations, including NielsenIQ, based upon retail audit of sales to adult consumers. In certain markets, where such data is not available, other measures are employed which assess value share based upon other movements within the supply chain, such as sales to retailers. This may depend on the provision of data by customers (including distributors and wholesalers). Value share is used by management to assess (and management believes that it is useful to users of the financial statements to understand) the relative performance of the Group and its brands against the performance of its competitors in the categories and geographies in which the Group operates, specifically indicating the Group’s ability to realise value relative to the market. The measure is particularly useful when the Group’s products and/or the relevant category in the market in which they are sold has developed or achieved scale from which value can be realised. Value share in each period compares the average value share in the period with the average value share in the prior year (using the current year Top markets). This is a more robust measure of performance, removing short-term volatility that may arise at a point of time. Due to the timing of available information, value share for 2025 is for the year ended 31 December 2025 unless otherwise stated. However, in certain circumstances, related to periods of introduction to a market, in order to illustrate the latest performance, data may be provided as at the end of the period rather than the average in that period. In these instances the Group states these at a specific date (for instance, December 2025). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Other Information 373 In this section Non-Financial Measures 373 Selected Financial Information 376 Non-GAAP Measures 377 Other Corporate Disclosures 392 Shareholder Information 399 Price/Mix Price mix is a term used by management and users of the financial statements to explain the movement in revenue between periods. Revenue is affected by: – volume (how many units are sold); – price (how much is each unit sold for, less excise or other sales taxes and the impact of excise duty drawback); and – mix (being the relative proportions of higher value volume sold compared to lower value volume sold). In combination, the term price/mix is used to explain the Group’s relative performance between periods only. It is calculated as the difference between the movement in revenue (between periods at constant rates of exchange) and volume (between periods). For instance, the increase in combustibles revenue (excluding translational foreign exchange movements) of 1.0% in 2025, combined with a decline in combustibles volume of 8.1% in 2025, leads to a price mix (including excise duty drawback) of +9.1% in 2025. No assumptions underlie this metric as it utilises the Group’s own data. Consumers of Smokeless Products The number of consumers of Smokeless products is defined as the estimated number of Legal Age (minimum 18 years) consumers of the Group’s Smokeless products – which does not necessarily mean these users are solus consumers of these products. In markets where regular consumer tracking is in place, this estimate is obtained from adult consumer tracking studies conducted by third parties (including Kantar). In markets where regular consumer tracking is not in place, the number of consumers of Smokeless products is derived from volume sales of consumables and devices in such markets, using consumption patterns obtained from other similar markets with adult consumer tracking (utilising studies conducted by third parties, including Kantar). The number of consumers is adjusted for those identified (as part of the consumer tracking studies undertaken) as using more than one BAT Brand – referred to as ‘poly users’. The number of Smokeless products consumers is used by management to assess the number of consumers using the Group’s New Categories products as the increase in Smokeless products is a key pillar of the Group’s sustainability ambition and is integral to the sustainability of our business. The Group’s Management Board believes that this measure is useful to investors given the Group’s sustainability ambition and alignment to the sustainability of the business with respect to the Smokeless portfolio. Periodically, in line with standard practice, enhancements to the adult consumer tracking studies may be required to more accurately capture market trends across categories and as markets perform with respect to the development of the categories. When a change is applied, to ensure that the data is comparable between periods, historical data is back-trended to ensure there is no trend break. During 2025, Kantar made enhancements to their adult consumer tracking studies in Germany. Accordingly, Kantar has back-trended the data with the revised historical data provided below: Million consumers 2024 2023 As previously reported 29.1 25.5 Back-trended to reflect enhanced adult consumer tracking 29.4 25.8 % of farms monitored for child labour; % of farms with incidents of child labour identified; Number of child labour incidents identified; % incidents of child labour identified and reported as resolved by end of the growing season Our definition of child labour is aligned to how the International Labour Organization (ILO) defines the term, namely that the work deprives children of their childhood, their potential and their dignity, and that is harmful to their physical and mental development (www.ilo.org/ipec/facts/lang--en/index.htm). Reported via our Thrive annual reports covering all directly contracted farmers and farmers supplying our third-party suppliers, representing over 94% of total tobacco purchased in 2025. As tobacco-growing seasons vary around the world, data is based on the most recent crop cycle at the time of reporting, instead of the crop grown in the calendar year. Data in relation to our contracted farmers is collected by BAT Field Technicians (Field Technicians) who visit our directly contracted farmers approximately once a month during the growing season. Details of each visit are recorded in our Farmer Sustainability Management (FSM) digital app by the Field Technician and are formally acknowledged by the farmer. If any child labour case is identified, it is reported in the system and treated as a high risk or critical prompt action. For the case to be closed, an action plan is agreed with the farmer, followed by an unannounced visit shortly after to observe whether the case is repeated, and progress against the implementation of the agreed plan. The agreed plan varies from case to case, considering the individual circumstances. Our third-party suppliers collect data via their own farm monitoring system. Once the data is collected in the field, the country team analyses the data and approves it or reopens the questions for discussion with the farmers. After that, the data is reported in Thrive and made available to the Global Leaf Sustainability team. The data is also reviewed by an independent third party. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Non-Financial Measures Continued 374

Ethnically Diverse Ethnically Diverse groups include six global ‘Ethnically Diverse' groups that were determined considering BAT's global market footprint: Asian, Black, Hispanic/Latin American, Indigenous, Mixed and Other Ethnic Groups. Individuals identified as White, those that have ‘Preferred not to Disclose’ and individuals who have 'Not Disclosed' i.e, their ethnicity field remains blank, are not captured in the data set 'Ethnically Diverse' groups. For the purposes of our International Pay Equity Analysis, ‘Ethnically Diverse’ groups in the respective countries are defined as ethnic groups who, because of their physical or cultural characteristics, are/were historically and systematically under- represented. Being a numerical minority is not a characteristic of being an Ethnically Diverse group; sometimes larger groups can be considered Ethnically Diverse groups. ‘Non-ethnically Diverse’ groups in the respective countries are defined as ethnic groups who, because of their physical or cultural characteristics, are/were historically and systematically represented. Senior Leadership Teams The Senior Leadership team is defined as employees in Management Grades 37– 41. % Female Representation in Management Roles Management-grade employees include all employees at job grade 34 (excluding the Management Board) or above, as well as any global graduates. The gender of each employee is typically recorded at the point of hire. The percentage of female representation in Management roles is calculated by dividing the number of female Management-grade employees by the total number of Management-grade employees. % packaging recyclable, reusable or compostable This KPI measures the share of materials used in primary and secondary packaging that is either reusable, recycle ready or compostable across sold products in each reference reporting year. By packaging we mean materials used to wrap or protect our goods. Examples of primary and secondary packaging are all the cigarette pack elements, film used to wrap cigarette packs or closing tapes of shipment boxes applied by BAT factories, the boxes our devices come in or the pulp trays used to secure a device in a box. Tertiary packaging items applied by logistics partners or retailers outside our control, for example plastic pallets, are out of scope. Reusable packaging Packaging which has been designed to accomplish, or proves its ability to accomplish, a number of trips or rotations in a system for reuse. Recycle-ready packaging Packaging that is intentionally designed and produced to enable recycling where infrastructure exists based on material choices and third-party recyclability assessments. Composting A packaging or packaging component is compostable if it is in compliance with relevant international compostability standards and if its successful post-consumer collection, sorting and composting is proven to work in practice and at scale. While there are no commercially viable means to trace what happens with packaging materials at their end of life due to the number of end markets in which our products are sold, variations in consumer behaviour and local infrastructure to process waste at end of life, this KPI focuses on the potential for reuse, recycling or composting of our packaging. To calculate the share of recyclable, reusable and compostable packaging (in %), we calculate the volume (in tonnes) of reusable, recyclable, recycle ready or compostable packaging materials that have been used in our factories for sold products and divide it by the overall volume (in tonnes) of all packaging materials used in sold products for the reporting period. To calculate the share of recyclable, reusable and compostable packaging (in %), we calculate the volume (in tonnes) of reusable, recyclable, recycle ready or compostable packaging materials that have been used in our factories for sold products and divide it by the overall volume (in tonnes) of all packaging materials used in sold products for the reporting period. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 375 This information set out below has been derived from, in part, the audited consolidated financial statements of the Group commencing on page 251. This selected financial information should be read in conjunction with the consolidated financial statements and the Strategic Report. As of and for the Year Ended 31 December All items shown in £m except per share information 2025 2024 2023 2022 2021 Income statement data Revenue1 25,610 25,867 27,283 27,655 25,684 Raw materials and consumables used (4,465) (4,565) (4,545) (4,781) (4,542) Changes in inventories of finished goods and work in progress 239 129 (96) 227 160 Employee benefit costs (3,125) (2,831) (2,664) (2,972) (2,717) Depreciation, amortisation and impairment costs (2,547) (3,101) (28,614) (1,305) (1,076) Other operating income 192 340 432 722 196 Loss on reclassification from amortised cost to fair value (12) (10) (9) (5) (3) Other operating expenses (5,895) (13,093) (7,538) (9,018) (7,468) Profit/(loss) from operations 9,997 2,736 (15,751) 10,523 10,234 Net finance costs (1,819) (1,098) (1,895) (1,641) (1,486) Share of post-tax results of associates and joint ventures 1,681 1,900 585 442 415 Profit/(loss) before taxation 9,859 3,538 (17,061) 9,324 9,163 Taxation on ordinary activities (2,094) (357) 2,872 (2,478) (2,189) Profit/(loss) for the year 7,765 3,181 (14,189) 6,846 6,974 Per share data Basic weighted average number of ordinary shares, in millions 2,187 2,214 2,229 2,256 2,287 Diluted weighted average number of ordinary shares, in millions2 2,199 2,225 2,237 2,267 2,297 Earnings/(loss) per share-basic (pence) 351.0p 136.7p -646.6p 293.3p 296.9p Earnings/(loss) per share-diluted (pence)2 349.1p 136.0p -646.6p 291.9p 295.6p Dividends per share (pence)3 245.04p 240.24p 235.52p 230.88p 215.60p Balance sheet data Assets Non-current assets 96,606 104,605 104,530 138,137 124,558 Current assets 12,684 14,294 14,186 15,409 12,807 Total assets 109,290 118,899 118,716 153,546 137,365 Liabilities Non-current liabilities 46,621 50,161 50,109 59,983 54,820 Current liabilities 14,524 18,743 15,673 17,853 15,144 Total borrowings 35,070 36,950 39,730 43,139 39,658 Equity Share capital 577 585 614 614 614 Total equity 48,145 49,995 52,934 75,710 67,401 Cash flow data Net cash generated from operating activities 6,342 10,125 10,714 10,394 9,717 Net cash generated from/(used in) investing activities 1,387 1,375 (296) (705) (1,140) Net cash used in financing activities (8,762) (10,632) (9,314) (8,878) (8,749) Notes: 1. Revenue is net of duty, excise and other taxes of £32,160 million, £33,818 million, £36,917 million, £38,527 million and £38,595 million for the years ended 31 December 2025, 2024, 2023, 2022, and 2021, respectively. 2. In 2023, the Group reported a loss for the year. Following the requirements of IAS 33, the impact of share options would be antidilutive and are therefore excluded, for 2023, from the calculation of diluted earnings per share, calculated in accordance with IFRS. However, for consistency across periods, the presentation of the diluted weighted number of ordinary shares above includes those that are potentially dilutive. The diluted number of shares, less those that are deemed to be anti-dilutive under IAS33, used in the calculation of diluted earnings per share in compliance with IFRS was 2,229 million. 3. In February 2026, the BAT Directors declared an interim dividend of 245.04 pence per share for the year ended 31 December 2025, payable in four equal instalments of 61.26 pence per ordinary share. The interim dividend will be paid to BAT shareholders in May 2026, August 2026, November 2026 and February 2027. The equivalent quarterly dividends receivable by holders of ADSs in US dollars will be calculated based on the exchange rate on the applicable payment date. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Selected Financial Information 376 To supplement the presentation of the Group’s results of operations and financial condition in accordance with IFRS, we also present several non-GAAP measures used by management to monitor the Group’s performance. The Group’s management regularly reviews the measures used to assess and present the financial performance of the Group and, as relevant, its geographic segments. Changes to Non-GAAP measures in 2025 As the Chief Operating Decision Maker, the Management Board (from 1 January 2025) assesses the performance of the Group by reviewing adjusted profit from operations as adjusted for Canada using the prior year's translational exchange rate (constant rate) to evaluate segment performance and allocate resources to the overall business on a regional basis. This new measure, being adjusted profit from operations as adjusted for Canada, at constant rates, recognises a charge calculated in line with the Approved Plans – based on a percentage of Imperial Tobacco Canada Limited's and Imperial Tobacco Company Limited's (together ITCAN) adjusted profit from operations from all sources in Canada, excluding New Categories. This charge will continue until the aggregate settlement amount is paid. This is reflected in the adjusted performance of the Group and is referred to as “as adjusted for Canada”. This approach presents the economic delivery from the AME region in a manner comparable to that of the other regions in the Group. Due to the initial uncertain nature of the timing of the implementation of the settlement on the Group’s 2025 results, for the purposes of 2025 versus 2024 this charge is 100% of the profit after interest and tax from all sources in Canada, excluding New Categories. From 2026, this charge will (following the underlying terms of the Approved Plans) be 85% of the profit after interest and tax from all sources in Canada, excluding New Categories, reducing in future periods in line with the Approved Plans. Also from 1 January 2025, as part of the adjustment for Canada, the Group has adjusted out the interest earned (in both the current year and comparator year's performance) on restricted cash held in Canada that was subsequently paid in line with the Approved Plans. The interest income earned on such balances is not representative of the ongoing business. The following tables include, where relevant, reconciliations to the Group's non-GAAP measures, from the most comparable IFRS equivalent. Revenue, at Constant Rates of Exchange Definition – Revenue before the impact of foreign exchange. To supplement BAT’s revenue presented in accordance with IFRS, the Group’s Management Board, as the chief operating decision- maker, reviews revenue at constant rates of exchange to evaluate the underlying business performance of the Group and its geographic segments. The Group’s Management Board defines this measure as revenue retranslated at the prior periods’ rate of exchange. The Group’s Management Board believes that revenue at constant rates of exchange provides information that enables users of the financial statements to compare the Group’s business performance across periods without the impacts of translational foreign exchange. This measure has limitations as an analytical tool. The most directly comparable IFRS measure to revenue at constant rates of exchange is revenue. Revenue at constant rates of exchange is not a presentation made in accordance with IFRS, and is not a measure of financial condition or liquidity and should not be considered as an alternative to revenue as determined in accordance with IFRS. Revenue at constant rates of exchange is not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider this performance measure in isolation from, or as a substitute analysis for, BAT’s results as determined in accordance with IFRS. The table below reconciles revenue to revenue at constant rates based on a re-translation of revenue for each year, at the previous year’s exchange rates. Refer to note 2 in the Notes on the Accounts for further discussion of the segmental results and for the reconciliation of revenue at current and constant rates of exchange, as applicable, to segmental revenue and to Group revenue for the years ended 31 December 2025, 2024 and 2023. For the year ended 31 December 2025 2024 £m £m Revenue 25,610 25,867 Impact of translational foreign exchange 804 2025 revenue re-translated at 2024 exchange rates 26,414 25,867 Change in revenue at prior year’s exchange rates (constant rates) 2.1% BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Non-GAAP Measures 377 Revenue by Product Category or Geographic Segment – Including Revenue from New Categories, at Constant Rates of Exchange Definition – Revenue by product category, and at the prior year’s prevailing exchange rate, derived from the principal product categories of Combustibles, New Categories (being comprised of revenue from Vapour, HP and Modern Oral), and Traditional Oral, including by the geographic segments of the United States, Americas and Europe, and Asia-Pacific, Middle East and Africa. To supplement BAT’s revenue presented in accordance with IFRS, the Group’s Management Board, as the chief operating decision- maker, reviews revenue growth from the principal product categories of combustibles, New Categories and Traditional Oral, including from the geographic segments of the United States, Americas and Europe, and Asia-Pacific, Middle East and Africa, to evaluate the underlying business performance of the Group reflecting the focus of the Group’s investment activity. The Group’s Management Board assesses revenue by product category, including by geographic segment, at constant rates of exchange, translated to the Group’s reporting currency at the prior period’s prevailing exchange rates, derived from the Group’s combustibles portfolio (including but not limited to Kent, Dunhill, Lucky Strike, Pall Mall, Rothmans, Camel (U.S.), Newport (U.S.) and Natural American Spirit (U.S.)), the Group’s New Category portfolio (being Vapour, HP and Modern Oral) and the Group’s Traditional Oral portfolio and the Group’s operations in the United States, Americas and Europe, and Asia-Pacific, Middle East and Africa. The Group’s Management Board believes that the revenue performance by product category, including by geographic segment, provides information that enables users of the financial statements to compare the Group’s business performance across periods and by reference to the Group’s investment activity. Revenue by product category, including by geographic segment, has limitations as an analytical tool. The most directly comparable IFRS measure to revenue by product category, including by geographic segment, is revenue. Revenue by product category, including by geographic segment, is not a presentation made in accordance with IFRS, is not a measure of financial condition or liquidity and should not be considered as an alternative to revenue as determined in accordance with IFRS. Revenue by product category, including by geographic segment, is not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider this performance measure in isolation from, or as a substitute analysis for, BAT’s results as determined in accordance with IFRS. The table below reconciles revenue by product category to revenue by product category at constant rates based on a re-translation of revenue by product category for each year, at the previous year’s exchange rates. Reconciliation of revenue by product category to revenue by product category at constant rates of exchange (2025 - 2024) For the year ended 31 December 2025 2024 Group Reported £m vs 2024 % Impact of exchange £m Reported at cc £m Reported at cc vs 2024 % Reported £m New Categories: Vapour 1,542 -10.4% 31 1,573 -8.6% 1,721 HP 914 -0.7% 16 930 +1.0% 921 Modern Oral 1,165 +47.4% 5 1,170 +48.0% 790 Total New Categories 3,621 +5.5% 52 3,673 +7.0% 3,432 Traditional Oral 1,043 -4.5% 30 1,073 -1.7% 1,092 Combustibles 20,201 -2.3% 686 20,887 +1.0% 20,685 Other 745 +13.2% 36 781 +18.7% 658 Revenue 25,610 -1.0% 804 26,414 +2.1% 25,867 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Non-GAAP Measures Continued 378

Reconciliation of revenue by product category to revenue by product category at constant rates of exchange For the year ended 31 December 2025 2024 U.S. Reported £m vs 2024 % Impact of exchange £m Reported at cc £m Reported at cc vs 2024 % Reported £m New Categories: Vapour 934 -6.4% 29 963 -3.4% 998 HP — — — — — — Modern Oral 317 +297% 10 327 +310% 80 Total New Categories 1,251 +16.1% 39 1,290 +19.8% 1,078 Traditional Oral 1,006 -5.0% 31 1,037 -2.0% 1,058 Combustibles 9,218 +1.4% 295 9,513 +4.6% 9,094 Other 59 +23.2% 4 63 +27.5% 48 Revenue 11,534 +2.3% 369 11,903 +5.5% 11,278 For the year ended 31 December 2025 2024 AME Reported £m vs 2024 % Impact of exchange £m Reported at cc £m Reported at cc vs 2024 % Reported £m New Categories: Vapour 543 -11.2% (1) 542 -11.4% 611 HP 470 +6.2% 1 471 +6.2% 443 Modern Oral 800 +18.3% (6) 794 +17.3% 676 Total New Categories 1,813 +4.8% (6) 1,807 +4.3% 1,730 Traditional Oral 37 +9.9% (1) 36 +5.1% 34 Combustibles 6,974 -0.9% 226 7,200 +2.3% 7,039 Other 485 +10.8% 20 505 +15.7% 438 Revenue 9,309 +0.7% 239 9,548 +3.3% 9,241 For the year ended 31 December 2025 2024 APMEA Reported £m vs 2024 % Impact of exchange £m Reported at cc £m Reported at cc vs 2024 % Reported £m New Categories: Vapour 65 -41.2% 3 68 -39.4% 112 HP 444 -7.0% 15 459 -3.8% 478 Modern Oral 48 +39.8% 1 49 +44.2% 34 Total New Categories 557 -10.6% 19 576 -7.6% 624 Traditional Oral — — — — — — Combustibles 4,009 -11.9% 165 4,174 -8.3% 4,552 Other 201 +16.3% 12 213 +23.7% 172 Revenue 4,767 -10.9% 196 4,963 -7.2% 5,348 Note: cc: constant currency – measures are calculated based on a re-translation of the current year’s results of the Group at the prior year’s exchange rates and, where applicable, its geographical segments or product categories. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 379 Adjusted Gross Profit and Adjusted Gross Margin both as adjusted for Canada1 and at Constant Rates of Exchange Definition – Profit from operations before the impact of adjusting items and translational foreign exchange, and before all non production/attributable distribution costs and presented adjusting for the performance of Canada (excluding New Categories), in £ and as a proportion of revenue (at constant rates). To supplement BAT’s performance presented in accordance with IFRS, the Group’s Management Board, as the chief operating decision‑maker, reviews the contribution to Group profit from operations (before the impact of adjusting items, translational foreign exchange and non-production/attributable distribution costs). These measures are reviewed in absolute £ values and as a proportion of revenue. These measures also adjust for the performance of Canada (excluding New Categories), as discussed on page 377. These measures reflect the focus of the Group's strategic ambition and investment activity. New Category adjusted gross margin (being a sub- set of Group adjusted gross margin as adjusted for Canada) is included within the Group's incentive schemes, as reported within the Remuneration Report beginning on page 215. Costs are incurred by the products either directly as incurred by the product or category or, when incurred by products via an allocation of shared distribution mechanism in a market, such costs are allocated based upon each category’s revenue as a proportion of total revenue from that market. The definition of adjusting items is explained in note 1 in the Notes on the Accounts. The Group’s Management Board believes that these additional measures provide information that enables users of the financial statements to compare the Group's business performance across periods, reflecting the focus of the Group's investment activity and strategic development. Adjusted gross profit and adjusted gross margin (both as adjusted for Canada) have limitations as analytical tools. They are not presentations made in accordance with IFRS, are not measures of financial condition or liquidity and should not be considered as alternatives to profit from operations as determined in accordance with IFRS. The most directly comparable IFRS measure to adjusted gross profit as adjusted for Canada is profit from operations. The most comparable IFRS measure to adjusted gross margin as adjusted for Canada is profit from operations as a proportion of revenue. Adjusted gross profit and adjusted gross margin (both adjusted for Canada) are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, BAT’s results of operations as determined in accordance with IFRS. Please refer to page 381 for the reconciliation of Group profit from operations to adjusted gross profit and adjusted gross margin, included as part of a wider reconciliation of non-GAAP measures. Category Contribution and Category Contribution Margin both as adjusted for Canada1 and at Constant Rates of Exchange Definition – Profit from operations before the impact of adjusting items and translational foreign exchange, having allocated costs that are attributable to a product category and presented adjusting for the performance of Canada (excluding New Categories), in £ and as a proportion of revenue (at constant rates). To supplement BAT’s performance presented in accordance with IFRS, the Group’s Management Board, as the chief operating decision‑maker, reviews the contribution to Group profit from operations (before the impact of adjusting items and translational foreign exchange) of the principal product categories, reflecting the focus of the Group's investment activity. These measures are reviewed in absolute £ values and as a proportion of revenue. These measures also adjust for the performance of Canada (excluding New Categories), as discussed on page 377. New Category contribution and New Category contribution margin (being a sub-set of Group category contribution and Group category contribution margin) are included within the Group's incentive schemes, as reported within the Remuneration Report beginning on page 215. The definition of adjusting items is explained in note 1 in the Notes on the Accounts. These measures reflect the marginal contribution of the Group’s principal product categories to the Group’s financial performance. These measures include all attributable revenue and costs. These measures are provided in aggregate as certain costs are incurred across all New Categories and are not product specific. However, certain overhead costs that are not category specific are excluded from category contribution. Where costs are incurred by products via a shared distribution mechanism in a market, such costs are allocated based upon each category’s revenue as a proportion of total revenue from that market. The Group’s Management Board believes that these additional measures provide information that enables users of the financial statements to compare the Group's business performance across periods, reflecting the focus of the Group's investment activity and strategic development. Category contribution and category contribution margin (both adjusted for Canada) by products as measures of the Group’s performance have limitations as analytical tools. They are not presentations made in accordance with IFRS, are not measures of financial condition or liquidity and should not be considered as alternatives to profit from operations as determined in accordance with IFRS. The most directly comparable IFRS measure to category contribution as adjusted for Canada is profit from operations. The most comparable IFRS measures to category contribution margin as adjusted for Canada is profit from operations as a proportion of revenue. Category contribution and category contribution margin (both adjusted for Canada) are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, BAT’s results of operations as determined in accordance with IFRS. Please refer to page 381 for the reconciliation of Group profit from operations to category contribution and category contribution margin, included as part of a wider reconciliation of non-GAAP measures. Note: 1. The adjustment in respect of Canada is discussed on page 377, with the adjustment based upon the profit after interest and tax from all sources, excluding New Categories, in Canada. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Non-GAAP Measures Continued 380 Reconciliations of Revenue to Revenue by Product Category, at Constant Rates of Exchange and Profit from Operations to Adjusted Profit from Operations, Adjusted Operating Margin, Category Contribution, Category Contribution Margin, Adjusted Gross Profit and Adjusted Gross Margin, at Constant Rates of Exchange and including adjustments in respect of Canada (excluding New Categories). The following reconciliations are provided to support the definitions of the above measures as explained on pages 378 to 380, being measures used by management and used within the incentive schemes. For the year ended 31 December 2025 Group reported £m New Categories £m Traditional Oral £m Combustibles £m Other £m Revenue 25,610 3,621 1,043 20,201 745 Impact of translational FX 804 52 30 686 36 Revenue at 2024 exchange rates (see page 377) 26,414 3,673 1,073 20,887 781 Profit from Operations 9,997 Operating margin 39.0% Adjusting items (see page 382) 1,575 Impact of translational FX 364 Adjustments in respect of Canada1 (308) Adjusted profit from operations as adjusted for Canada 11,628 vs 2024 2.3% Adjusted operating margin as adjusted for Canada 44.0% Other costs that are not attributable to categories 2,053 Category Contribution as adjusted for Canada 13,681 442 798 12,235 206 Category Contribution margin as adjusted for Canada 51.8% 12.0% 74.3% 58.6% 26.4% Category spend (Marketing Investment and R&D) 3,860 1,703 91 1,992 74 Adjusted Gross profit as adjusted for Canada 17,541 2,145 889 14,227 280 vs 2024 3.4% 11.0% -0.9% 2.5% 8.9% Adjusted Gross margin as adjusted for Canada 66.4% 58.4% 82.8% 68.1% 35.8% Impact of translational FX 483 29 26 414 14 Adjusted Gross profit at current rates as adjusted for Canada 17,058 2,116 863 13,813 266 For the year ended 31 December 2024 Group reported £m New Categories £m Traditional Oral £m Combustibles £m Other £m Revenue 25,867 3,432 1,092 20,685 658 Profit from Operations 2,736 Operating margin 10.6% Adjusting items (see page 382) 9,154 Adjustments in respect of Canada1 (520) Adjusted profit from operations as adjusted for Canada 11,370 Adjusted operating margin as adjusted for Canada 44.0% Other costs that are not attributable to categories 1,848 Category Contribution as adjusted for Canada 13,218 249 840 11,931 198 Category Contribution margin as adjusted for Canada 51.1% 7.3% 76.9% 57.7% 30.1% Category spend (Marketing Investment and R&D) 3,747 1,683 58 1,947 59 Adjusted Gross profit as adjusted for Canada 16,965 1,932 898 13,878 257 Adjusted Gross margin as adjusted for Canada 65.6% 56.3% 82.2% 67.1% 39.1% at Constant FX Note: 1. The adjustment in respect of Canada is discussed on page 377, with the adjustment based upon the profit after interest and tax from all sources, excluding New Categories, in Canada. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 381 Adjusted Profit From Operations (APFO), Adjusted Operating Margin and APFO/Adjusted Operating Margin as adjusted for Canada Definition – Profit from operations before the impact of adjusting items (including, as applicable, adjustments in respect of Canada) and translational foreign exchange; and adjusted profit from operations (including, as applicable, adjustments in respect of Canada), as a percentage of revenue. To supplement BAT’s results from operations presented in accordance with IFRS, the Group’s Management Board, as the chief operating decision‑maker, reviews adjusted profit from operations and adjusted operating margin, which is defined as APFO as a percentage of revenue, to evaluate the underlying business performance of the Group and its geographic segments, to allocate resources to the overall business and to communicate financial performance to users of the financial statements. As management assesses APFO at constant rates also as adjusted for Canada within the Group's incentive schemes, as reported within the Remuneration Report beginning on page 215, and as discussed in note 2 in the Notes on the Accounts to reflect the economic delivery from Canada, this measure is also presented adjusting for the performance of Canada (excluding New Categories). APFO, APFO as adjusted for Canada, adjusted operating margin and adjusted operating margin as adjusted for Canada are not measures defined by IFRS. The most directly comparable IFRS measure to APFO and APFO as adjusted for Canada is profit from operations. The most directly comparable IFRS measure to adjusted operating margin and adjusted operating margin as adjusted for Canada is operating margin which is profit from operations as a proportion of revenue. The definition of adjusting items is explained in note 1 in the Notes on the Accounts. The Group’s Management Board believes that these additional measures are useful to the users of the financial statements and are used by the Group’s Management Board as described above, because they exclude the impact of adjusting items which have less bearing on the routine ongoing operating activities of the Group, thereby enhancing users’ understanding of underlying business performance and enabling users of the financial statements to compare the Group’s business performance across periods. Additionally, the Group’s Management Board believes that similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the Group, many of which present an adjusted operating profit-related performance measure when reporting their results. APFO, APFO as adjusted for Canada, adjusted operating margin and adjusted operating margin as adjusted for Canada have limitations as analytical tools. They are not presentations made in accordance with IFRS, are not measures of financial condition or liquidity and should not be considered as alternatives to profit for the year, profit from operations or operating margin as determined in accordance with IFRS. These measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider these performance measures in isolation from, or as a substitute analysis for, BAT’s results of operations as determined in accordance with IFRS. The table below reconciles the Group’s profit from operations to APFO and to APFO as adjusted for Canada at constant rates based on a re- translation of APFO (and APFO as adjusted for Canada) for each year, at the previous year’s exchange rates, and provides adjusted operating margin and adjusted operating margin as adjusted for Canada for the periods presented. Refer to note 2 in the Notes on the Accounts for further discussion of the segmental results and for the reconciliation of adjusted profit from operations at current and constant rates of exchange to segmental profit from operations and to Group profit for the years ended 31 December 2025, 2024 and 2023. For the year ended 31 December 2025 2024 £m £m Profit from operations 9,997 2,736 Add: Restructuring 66 — Amortisation and impairment of trademarks and similar intangibles 1,584 2,279 (Credit)/charges in respect of Romania's other taxes (15) 449 (Credit)/charges in respect of the Canada Approved Plans (708) 6,203 Impairment charges in respect of Cuba's fixed assets — 74 Impairment charges relating to the Group's head office in London — 75 Impairment of goodwill 277 39 Charges in connection with disposal of associate 3 6 Pension liability management (buy-out) 28 — Impairment on held-for-sale assets and associated costs 235 — Charges in respect of DOJ investigation and OFAC investigation — 4 Credit in respect of settlement of historical litigation in relation to the Fox River — (132) Loss of a distribution facility in Ukraine 39 — Other adjusting items (including Engle) 66 157 Adjusted profit from operations 11,572 11,890 Impact of translational foreign exchange 364 Adjusted profit from operations, translated at 2024 exchange rates 11,936 11,890 Change in adjusted profit from operations, translated at 2024 exchange rates +0.4% Adjustments in respect of Canada1, translated at 2024 rates (308) (520) Adjusted profit from operations as adjusted for Canada, translated at 2024 exchange rates 11,628 11,370 Change in adjusted profit from operations as adjusted for Canada, translated at 2024 exchange rates +2.3% Operating Margin (Profit from operations as a % of revenue) 39.0% 10.6% Adjusted Operating Margin (Adjusted profit from operations as a % of revenue) 45.2% 46.0% Adjusted Operating Margin as adjusted for Canada (Adjusted PFO as adjusted for Canada as a % of revenue), translated at 2024 exchange rates 44.0% 44.0% Note: 1. The adjustment in respect of Canada is discussed on page 377, with the adjustment based upon the profit after interest and tax from all sources, excluding New Categories, in Canada. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Non-GAAP Measures Continued 382

Adjusted Net Finance Costs and Adjusted Net Finance Costs as adjusted for Canada1 at Constant Rates of Exchange Definition – Net finance costs before the impact of adjusting items, adjustments in respect of Canada (where appropriate, and excluding New Categories) and translational foreign exchange. To supplement BAT’s performance presented in accordance with IFRS, the Group’s net finance costs are also presented before adjusting items (as defined in note 1 and described in note 8(b) in the Notes on the Accounts) before the impact of translational foreign exchange and, where appropriate, adjustments in respect of Canada. The Group’s Management Board believes that adjusted net finance costs and adjusted net finance costs as adjusted for Canada provide information that enables users of the financial statements to compare the Group’s business performance across periods. The Group’s Management Board uses adjusted net finance costs and adjusted net finance costs as adjusted for Canada as part of the total assessment of the underlying performance of all the Group’s business interests. Adjusted net finance costs and adjusted net finance costs as adjusted for Canada have limitations as analytical tools. They are not presentations made in accordance with IFRS, are not a measure of financial condition or liquidity and should not be considered as alternatives to the Group’s net finance costs as determined in accordance with IFRS. The most directly comparable IFRS measure to adjusted net finance costs and adjusted net finance costs as adjusted for Canada is net finance costs. Adjusted net finance costs and adjusted net finance costs as adjusted for Canada are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider these performance measures in isolation from, or as a substitute analysis for, BAT’s results of operations as determined in accordance with IFRS. Adjusted net finance costs and adjusted net finance costs as adjusted for Canada are also included in the calculation of Group’s presentation of adjusted diluted earnings per share and adjusted diluted earnings per share as adjusted for Canada, which are used within the Group's incentive schemes, as reported within the Remuneration Report beginning on page 215. The table below reconciles the Group’s net finance costs to adjusted net finance costs, and to adjusted net finance costs at constant rates based, including an adjustment in respect of Canada, on a re-translation of adjusted net finance costs for each year, at the previous year’s exchange rates. For the year ended 31 December 2025 2024 £m £m Finance costs (2,033) (1,349) Finance income 214 251 Net finance costs (1,819) (1,098) Less: Adjusting items in net finance costs 170 (491) Adjusted net finance costs (1,649) (1,589) Comprising: Interest payable (1,715) (1,759) Interest and dividend income 214 251 Fair value changes – derivatives (521) (90) Exchange differences 373 9 Adjusted net finance costs (1,649) (1,589) Impact of translational foreign exchange (27) Adjusted net finance costs, translated at 2024 exchange rates (1,676) (1,589) Adjustments in respect of Canada1, translated at 2024 exchange rates (57) (126) Adjusted net finance costs as adjusted for Canada, translated at 2024 exchange rates (1,733) (1,715) Note: 1. The adjustment in respect of Canada is discussed on page 377, with the adjustment based upon the interest earned in Canada on cash and cash equivalent balances held as of July 2025 that were paid as part of the settlement agreement, provided as it is included directly or indirectly in measures used by management for remuneration. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 383 Adjusted Share of Post-Tax Results of Associates and Joint Ventures, at Constant Rates of Exchange Definition – Share of post-tax results of associates and joint ventures before the impact of adjusting items and translational foreign exchange. To supplement BAT’s performance presented in accordance with IFRS, the Group’s share of post-tax results of associates and joint ventures is also presented before adjusting items (as defined in note 1 in the Notes on the Accounts). The Group’s Management Board believes that adjusted share of post-tax results of associates and joint ventures provides information that enables users of the financial statements to compare the Group’s business performance across periods. The Group’s Management Board uses adjusted share of post- tax results from associates and joint ventures as part of the total assessment of the underlying performance of all the Group’s business interests. Adjusted share of post-tax results of associates and joint ventures has limitations as an analytical tool. It is not a presentation made in accordance with IFRS, is not a measure of financial condition or liquidity, and should not be considered as an alternative to the Group’s share of post-tax results of associates and joint ventures as determined in accordance with IFRS. The most directly comparable IFRS measure to adjusted share of post-tax results of associates and joint ventures is share of post-tax results of associates and joint ventures. Adjusted share of post-tax results of associates and joint ventures is not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider this performance measure in isolation from, or as a substitute analysis for, BAT’s results of operations as determined in accordance with IFRS. The definition of adjusting items is explained in note 1 in the Notes on the Accounts. The table below reconciles the Group’s share of post-tax results of associates and joint ventures to adjusted Group’s share of post-tax results of associates and joint ventures, and to adjusted Group’s share of post-tax results of associates and joint ventures at constant rates based on a re-translation of adjusted Group’s share of post-tax results of associates and joint ventures for each year, at the previous year’s exchange rates. For the year ended 31 December 2025 2024 £m £m Group’s share of post-tax results of associates and joint ventures 1,681 1,900 Issue of shares and changes in shareholding (5) (18) Other exceptional items in ITC (333) — Gain on partial divestment of shares held in ITC (898) (1,361) Gain on sale of land and property by VST industries Limited (3) — Adjusted Group’s share of post-tax results of associates and joint ventures 442 521 Impact of translational foreign exchange 33 Adjusted Group’s share of post-tax results of associates and joint ventures, translated at 2024 exchange rates 475 521 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Non-GAAP Measures Continued 384 Adjusted Taxation and Adjusted Taxation as adjusted for Canada1, at Constant Rates of Exchange Definition – Taxation before the impact of adjusting items, adjustments in respect of Canada (where appropriate, and excluding New Categories) and translational foreign exchange. BAT management monitors the Group’s adjusted taxation and adjusted taxation as adjusted for Canada to assess BAT’s underlying tax. The definition of adjusting items is explained in note 1 in the Notes on the Accounts. Adjusted taxation and adjusted taxation as adjusted for Canada are not measures defined by IFRS. The Group’s Management Board believes that these additional measures are useful to the users of the financial statements, and are used by BAT management, because they exclude the tax on adjusting items and adjusting tax (as described in notes 10(d) and 10(e), respectively, in the Notes on the Accounts) and the impact of the adjustment in respect of Canada, thereby enhancing users’ understanding of underlying business performance. Adjusted taxation and adjusted taxation, as adjusted for Canada have limitations as analytical tools. They are not presentations made in accordance with IFRS and should not be considered as alternatives to taxation as determined in accordance with IFRS. The most directly comparable IFRS measure to adjusted taxation and adjusted taxation as adjusted for Canada is taxation. Adjusted taxation and adjusted taxation as adjusted for Canada are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider these measures in isolation from, or as a substitute analysis for, the Group’s taxation as determined in accordance with IFRS. Adjusted taxation and adjusted taxation as adjusted for Canada are included in the calculation of Group’s presentation of adjusted diluted earnings per share and adjusted diluted earnings per share as adjusted for Canada, which are used within the Group's incentive schemes, as reported within the Remuneration Report beginning on page 215. The table below reconciles taxation to adjusted taxation and adjusted taxation at constant rates, including an adjustment in respect of Canada, based on a re-translation of adjusted taxation for each year, at the previous year’s exchange rates. For the year ended 31 December 2025 2024 £m £m UK corporation tax – current year tax expense 15 15 – adjustments in respect of prior periods 2 9 Overseas tax – current year tax expense 2,355 2,571 – adjustments in respect of prior periods (296) 108 Current tax 2,076 2,703 Pillar Two income tax 82 79 Total current tax 2,158 2,782 Deferred tax (64) (2,425) Taxation on ordinary activities 2,094 357 Adjusting items in taxation 104 157 Taxation on adjusting items 240 2,049 Adjusted taxation (2,438) (2,563) Impact of translational foreign exchange (84) Adjusted taxation, translated at 2024 exchange rates (2,522) (2,563) Adjustments in respect of Canada1, translated at 2024 exchange rates 97 169 Adjusted taxation as adjusted for Canada, translated at 2024 exchange rates (2,425) (2,394) Note: 1. The adjustment in respect of Canada is discussed on page 377, with the adjustment based upon the profit after interest and tax from all sources, excluding New Categories, in Canada, provided as it is included directly or indirectly in measures used by management for remuneration. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 385 Underlying Tax Rate and Underlying Tax Rate at Constant Rates of Exchange and Underlying Tax Rate as adjusted for Canada1, at Constant Rates of Exchange Definition – Tax rate incurred before the impact of adjusting items, adjustments in respect of Canada (where appropriate, and excluding New Categories) and translational foreign exchange and to adjust for the inclusion of the Group’s share of post-tax results of associates and joint ventures within the Group’s pre-tax results. BAT management monitors the Group’s underlying tax rate and underlying tax rate as adjusted for Canada to assess the tax rate applicable to the Group’s underlying operations, excluding the Group’s share of post-tax results of associates and joint ventures in BAT’s pre-tax results and adjusting items (as defined in note 1 in the Notes on the Accounts). Underlying tax rate and underlying tax rate as adjusted for Canada are not measures defined by IFRS. The Group’s Management Board believes that these additional measures are useful to the users of the financial statements, and are used by BAT management, because they exclude the contribution from the Group’s associates, recognised after tax but within the Group’s pre-tax profits, and adjusting items, thereby enhancing users’ understanding of underlying business performance. Underlying tax rate and underlying tax rate as adjusted for Canada have limitations as analytical tools. They are not presentations made in accordance with IFRS and should not be considered as alternatives to the effective tax rate as determined in accordance with IFRS. The most directly comparable IFRS measure to underlying tax rate and underlying tax rate as adjusted for Canada is the effective tax rate, calculated as taxation as a proportion of profit before taxation. Underlying tax rate and underlying tax rate as adjusted for Canada are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider these measures in isolation from, or as a substitute analysis for, the Group’s effective tax rate as determined in accordance with IFRS. The table below shows the computation of the Group’s underlying tax rate for the periods presented and underlying tax rate at constant rates and underlying tax rate as adjusted for Canada at constant rates based on a re-translation of underlying tax rate for each year, at the previous year’s exchange rates and the related reconciliation of profit before taxation to adjusted profit before taxation (and adjusted profit before taxation as adjusted for Canada), excluding associates and joint ventures, and taxation on ordinary activities to adjusted taxation, adjusted taxation at constant rates of exchange and adjusted taxation as adjusted for Canada at constant rates of exchange. As discussed on page 385, adjusted taxation includes an adjustment in respect of Canada due to the inclusion, directly or indirectly in measures used for remuneration. Accordingly and for consistency, underlying tax rate is also presented inclusive of an adjustment in respect of Canada. The most directly comparable IFRS measure to underlying tax rate as adjusted for Canada is the effective tax rate, calculated as taxation as a proportion of profit before taxation. Underlying tax rate as adjusted for Canada is not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider this measure in isolation from, or as a substitute analysis for, the Group’s effective tax rate as determined in accordance with IFRS. For the year ended 31 December 2025 2024 £m £m Profit before taxation (PBT) 9,859 3,538 Less: Share of post-tax results of associates and joint ventures (1,681) (1,900) Adjusting items within profit from operations 1,575 9,154 Adjusting items within finance costs 170 (491) Adjusted profit before taxation, excluding associates and joint ventures 9,923 10,301 Impact of translational foreign exchange 337 Adjusted PBT, excluding associates and joint ventures, translated at 2024 exchange rates 10,260 10,301 Adjustments in respect of Canada1, translated at 2024 exchange rates (365) (646) Adjusted PBT, excluding associates and joint ventures and as adjusted for Canada, translated at 2024 exchange rates 9,895 9,655 Taxation on ordinary activities (2,094) (357) Adjusting items within taxation and taxation on adjusting items (344) (2,206) Adjusted taxation (2,438) (2,563) Impact of translational foreign exchange on adjusted taxation (84) Adjusted taxation, translated at 2024 exchange rates (2,522) (2,563) Adjustments in respect of Canada1, translated at 2024 exchange rates 97 169 Adjusted taxation as adjusted for Canada, translated at 2024 exchange rates (2,425) (2,394) Effective tax rate 21.2% 10.1% Underlying tax rate 24.6% 24.9% Underlying tax rate (at 2024 exchange rates) 24.6% 24.7% Underlying tax rate (2024 exchange rates) as adjusted for Canada1 24.5% 24.8% Note: 1. The adjustment in respect of Canada is discussed on page 377, with the adjustment based upon the profit after interest and tax from all sources, excluding New Categories, in Canada, provided as it is included directly or indirectly in measures used by management for remuneration. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Non-GAAP Measures Continued 386

Adjusted Diluted Earnings Per Share (EPS), presented at both current and constant rates of exchange, including as adjusted for Canada1 Definition – Diluted earnings per share before the impact of adjusting items and the performance of Canada (where appropriate, and excluding New Categories), after adjustments to the number of shares outstanding for the impact of share option schemes whether they would be dilutive or not under statutory measures, presented at the current and the prior years’ rates of exchange. BAT management monitors adjusted diluted EPS, a measure which removes the impact of adjusting items (as defined in note 1 in the Notes on the Accounts) from diluted earnings per share. Adjusted diluted EPS is considered by the Group’s Management Board to be useful to the users of the financial statements and is used by the Group’s Management Board, because it excludes the impact of adjusting items which have less bearing on the routine ongoing operating activities of the Group, thereby enhancing users’ understanding of underlying business performance. The Group’s Management Board also believes that adjusted diluted EPS provides information that enables users of the financial statements to compare the Group’s business performance across periods. Additionally, the Group’s Management Board believes that similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the Group, many of which present an adjusted diluted EPS-related performance measure when reporting their result. Adjusted diluted EPS is used by management as reported in note 11 in the Notes on the Accounts, as an indicator of diluted EPS before adjusting items. Adjusted diluted EPS is not necessarily comparable to similarly titled measures used by other companies. Adjusted diluted EPS has limitations as an analytical tool. It is not a presentation made in accordance with IFRS and should not be considered as an alternative to diluted EPS as determined in accordance with IFRS. The most directly comparable IFRS measure to adjusted diluted EPS is diluted EPS. As management also assesses adjusted diluted earnings per share (at current and constant rates) including the adjustment for Canada within the Group's incentive schemes, as reported within the Remuneration Report beginning on page 215, this measure is also presented adjusting for the performance of Canada (excluding New Categories). Adjusted diluted EPS as adjusted for Canada is not necessarily comparable to similarly titled measures used by other companies. Adjusted diluted EPS as adjusted for Canada has limitations as an analytical tool is not a presentation made in accordance with IFRS and should not be used in isolation from, or as a substitute for, diluted EPS as determined in accordance with IFRS. The most directly comparable IFRS measure to adjusted diluted EPS as adjusted for Canada is diluted EPS. The table below reconciles diluted EPS to adjusted diluted EPS and adjusted diluted EPS, including an adjustment in respect of Canada, at current exchange rates and at constant exchange rates based upon a re-translation of adjusted diluted EPS for each year, at the previous year’s exchange rate. For the year ended 31 December 2025 2024 pence pence Diluted earnings per share 349.1 136.0 Effect of amortisation and impairment of goodwill, trademarks and similar intangibles 68.2 80.7 Effect of impairment charges in respect of the Group's head office — 2.9 Effect of impairment charges in respect of the Group's operations in Cuba — 1.6 Effect of settlement of historical litigation in relation to the Fox River — (4.9) Effect of the changes in provision in relation to the Approved Plans in Canada and associated costs (23.7) 205.0 Effect of charges in respect of DOJ and OFAC investigations — 0.2 Effect of impairment of held-for-sale assets and associated costs 5.5 — Effect of Romania other taxes (0.7) 20.1 Effect of restructuring costs 1.8 — Effect of other adjusting items in operating profit 5.1 5.3 Effect of adjusting items in net finance costs 4.9 (17.0) Effect of gains related to the partial divestment of shares held in ITC (40.8) (61.1) Tax associated with the partial divestment of shares held in ITC and hotels business demerger 1.6 1.6 Effect of associates’ adjusting items (15.5) (0.8) Effect of adjusting items in respect of deferred taxation (9.2) (12.0) Adjusting items in tax 4.5 4.9 Redemption of perpetual hybrid bond - difference in spot rates 1.3 — Adjusted diluted earnings per share 352.1 362.5 Impact of translational foreign exchange 12.9 Adjusted diluted earnings per share, translated at 2024 exchange rates 365.0 362.5 Adjustments in respect of Canada1, translated at 2024 exchange rates (12.2) (21.4) Adjusted diluted earnings per share as adjusted for Canada, translated at 2024 exchange rates 352.8 341.1 Adjusted diluted earnings per share (see above) 352.1 362.5 Adjustments in respect of Canada1 (11.6) (21.4) Adjusted diluted earnings per share as adjusted for Canada2 340.5 341.1 Notes: 1. The adjustment in respect of Canada is discussed on page 377, with the adjustment based upon the profit after interest and tax from all sources, excluding New Categories, in Canada. 2. The Group’s dividend pay-out ratio is with reference to adjusted diluted earnings per share, at current rates. Based upon a dividend of 245.04p in 2025 (2024: 240.24p), discussed on page 21, this was a dividend pay-out ratio of 69.6% in 2025 (2024: 66.3%). On an adjusted for Canada basis, this is a pay-out ratio of 72.0% in 2025 (2024: 70.4%). BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 387 Operating Cash Flow Conversion Ratio Definition – Net cash generated from operating activities before the impact of adjusting items and dividends from associates and excluding taxes paid and net capital expenditure, as a proportion of adjusted profit from operations. Operating cash flow conversion ratio is a measure of operating cash flow. Operating cash flow conversion ratio is used by Management, and they believe that this additional measure is useful to the users of the financial statements, as an indicator of the Group's ability to turn profits into cash. This measure is used within the Group’s incentive schemes as reported within the Remuneration Report beginning on page 215. Operating cash flow conversion ratio (calculated as operating cash flow as a proportion of adjusted profit from operations) has limitations as an analytical tool. It is not a presentation made in accordance with IFRS and should not be considered as an alternative to measures of liquidity or financial position as determined in accordance with IFRS. The most directly comparable IFRS measure to operating cash flow conversion ratio is cash conversion ratio, calculated as net cash generated from operating activities as a proportion of profit from operations. Operating cash flow conversion ratio is not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider this measure in isolation from, or as a substitute analysis for, the Group’s results of operations or cash flows as determined in accordance with IFRS. The table below reconciles net cash generated from operating activities to operating cash flow. The table also provides cash conversion ratio and operating cash flow conversion for the periods presented. For the year ended 31 December 2025 2024 £m £m Net cash generated from operating activities 6,342 10,125 Cash related to adjusting items 3,267 824 Dividends from associates (369) (406) Tax paid 2,926 1,854 Net capital expenditure (612) (434) Other — 1 Operating cash flow 11,554 11,964 Adjusted profit from operations* 11,572 11,890 Cash conversion ratio** 63% 370% Operating cash flow conversion ratio 100% 101% Notes: * See page 382 for a reconciliation of profit from operations to adjusted profit from operations. ** Net cash generated from operating activities as a percentage of profit from operations. Adjusted Cash Generated from Operations (at Current and Constant Rates of Exchange) Definition – Net cash generated from operating activities before the impact of adjusting items, excluding dividends received from associates, and after dividends paid to non-controlling interests, net interest paid and net capital expenditure, and translational foreign exchange. Adjusted cash generated from operations is a measure of cash flow which is used within the Group’s incentive schemes as reported within the Remuneration Report beginning on page 215. The Group’s Management Board uses this measure, and believes that this additional measure is useful to the users of the financial statements, to help them to see the level of cash generated by the Group's operating activities (excluding that received from associates) and after financing costs. Adjusted cash generated from operations has limitations as an analytical tool. It is not a presentation made in accordance with IFRS and should not be considered as an alternative to measures of liquidity or financial position as determined in accordance with IFRS. The most directly comparable IFRS measure to adjusted cash generated from operations is net cash generated from operating activities. Adjusted cash generated from operations is not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider this measure in isolation from, or as a substitute analysis for, the Group’s results of operations or cash flows as determined in accordance with IFRS. The table below reconciles net cash generated from operating activities to adjusted cash generated from operations and adjusted cash generated from operations at constant rates, based upon a re-translation of adjusted cash generated from operations for each year, at the previous year’s exchange rate. For the year ended 31 December 2025 2024 £m £m Net cash generated from operating activities 6,342 10,125 Dividends paid to non-controlling interests (100) (121) Net interest paid (1,582) (1,669) Net capital expenditure (612) (434) Effect of deferral of U.S. tax, in line with the federal disaster declaration in central and western North Carolina — (700) Cash related to adjusting items within adjusted cash generated from operations 3,176 360 Other costs excluding litigation and restructuring costs 27 399 Dividends from associates (369) (406) Adjusted cash generated from operations 6,882 7,554 Impact of translational foreign exchange 258 Adjusted cash generated from operations, translated at 2024 exchange rates 7,140 7,554 Note: In 2024, the Group deferred tax payments in the U.S. from 2024 to 2025 totalling US$895 million. At 2024 rates of exchange this was £700 million, but £678 million at 2025 rates of exchange. For the purposes of management incentives in 2024, as this was not included in the target, the positive effect of the deferral was removed. However, the payment was included in the target for management incentives in 2025 and no adjustment has been made in the calculation of adjusted cash generated from operations. On a normalised basis, adjusting both years for the respective impact of the deferral, adjusted cash generated from operations would have been £7,560 million, or £7,840 million at constant rates of exchange in 2025 compared to £7,554 million in 2024. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Non-GAAP Measures Continued 388 Free Cash Flow – Before and After Dividends Paid to Shareholders Definition – Net cash generated from operating activities after dividends paid to non-controlling interests, net interest paid and net capital expenditure. This measure is presented before and after dividends paid to shareholders. To supplement BAT’s net cash generated from operating activities as presented in accordance with IFRS, the Group’s Management Board, as the chief operating decision-maker, reviews free cash flow (before and after dividends paid to shareholders) generated by the Group to evaluate the underlying business performance of the Group and its geographic segments. This is deemed by the Group Management Board to reflect the Group’s ability to pay dividends (free cash flow before dividends paid to shareholders) or invest in other investing activities (free cash flow after dividends paid to shareholders). Free cash flow (before dividends paid to shareholders) and free cash flow (after dividends paid to shareholders) are not measures defined by IFRS. The most directly comparable IFRS measure to free cash flow (before and after dividends paid to shareholders) is net cash generated from operating activities. The Group’s Management Board believes that this additional measure is useful to the users of the financial statements in helping them to see the level of cash generated by the Group prior to the payment of dividends or debt and prior to other investing activities. Free cash flow (before and after dividends paid to shareholders) has limitations as an analytical tool. They are not a presentation made in accordance with IFRS and should not be considered as an alternative to net cash generated from operating activities as determined in accordance with IFRS. Free cash flow (before and after dividends paid to shareholders) are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider this measure in isolation from, or as a substitute analysis for, the Group’s measures of financial position or liquidity as determined in accordance with IFRS. The table below shows the reconciliation from net cash generated from operating activities to free cash flow (before and after dividends paid to shareholders) for the periods presented. For the year ended 31 December 2025 2024 £m £m Net cash generated from operating activities 6,342 10,125 Dividends paid to non-controlling interests (100) (121) Net interest paid (1,582) (1,669) Net capital expenditure (612) (434) Other — — Free cash flow (before dividends paid to shareholders) 4,048 7,901 Dividends paid to shareholders (5,238) (5,213) Free cash flow (after dividends paid to shareholders) (1,190) 2,688 The Group has an expectation to deliver in excess of £50 billion of free cash flow (FCF) before dividends between 2024 and 2030 (inclusive). The table below provides a reconciliation of the progress to date. FCF before dividends (as above) £m Year ended 31 December 2024 7,901 Year ended 31 December 2025 4,048 Total 11,949 Net Debt Definition – Total borrowings, including related derivatives, less cash and cash equivalents and current investments held at fair value. Management uses net debt to assess its financial capacity. Net debt is not a measure defined by IFRS. The most directly comparable IFRS measure to net debt is total borrowings. The Group’s Management Board believes that this additional measure, which is used internally to assess the Group’s financial capacity, is useful to the users of the financial statements in helping them to see how business financing has changed over the year. Net debt has limitations as an analytical tool. It is not a presentation made in accordance with IFRS and should not be considered as an alternative to total borrowings or total liabilities determined in accordance with IFRS. Net debt is not necessarily comparable to similarly titled measures used by other companies. In addition, it does not exclude restricted cash (as set out in note 21 in the Notes on the Accounts) in the calculation. As a result, you should not consider this measure in isolation from, or as a substitute analysis for, the Group’s measures of financial position or liquidity as determined in accordance with IFRS. A reconciliation of borrowings to net debt is provided in note 23 in the Notes on the Accounts. The table below reconciles the movement in net debt during each financial year: For the year ended 31 December 2025 2024 £m £m Opening net debt (31,253) (34,640) Free cash flow (after dividends paid to shareholders) (1,190) 2,688 Other cash payments 167 (74) Net proceeds from the partial divestment of shares in ITC 1,052 1,577 Purchase of own shares (1,112) (698) Net impact from the issue and redemption of perpetual hybrid bonds 167 — Transferred to held-for-sale (208) — Other non-cash movements 41 568 Impact of foreign exchange 1,121 (674) Closing net debt (31,215) (31,253) BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 389 Adjusted Net Debt to Adjusted Earnings Before Interest, Tax, Depreciation and Amortisation (Adjusted EBITDA), at both Current and Constant rates of exchange, including as adjusted for Canada1 Definition – Net debt excluding the impact of the revaluation of Reynolds American Inc. acquired debt arising as part of the purchase price allocation process and translational foreign exchange, as a proportion of profit for the year (earnings) before net finance costs/income, taxation on ordinary activities, depreciation, amortisation, impairment costs, the Group’s share of post-tax results of associates and joint ventures, translational foreign exchange and other adjusting items (including in respect of Canada (excluding New Categories)) as discussed on page 377. To supplement BAT’s total borrowings as presented in accordance with IFRS, the Group’s Management Board, as the chief operating decision‑maker, reviews adjusted net debt to adjusted EBITDA and adjusted EBITDA as adjusted for Canada to assess its level of net debt (excluding the impact of the purchase price allocation adjustment to Reynolds American Inc. acquired debt) in comparison to the underlying earnings generated by the Group to evaluate the underlying business performance of the Group and its geographic segments. This is deemed by the Group’s Management Board to reflect the Group’s ability to service and repay borrowings. For the purposes of this ratio, adjusted net debt is net debt, as discussed and reconciled on page 389, adjusted for the uplift arising on the Reynolds American Inc. debt as part of the purchase price allocation, as such an uplift in value is not reflective of the repayment value of the debt. Adjusted EBITDA is not a measure defined by IFRS. The most directly comparable IFRS measure to adjusted EBITDA and adjusted EBITDA as adjusted for Canada is profit for the year. The Group’s Management Board believes that these additional measures, which are used internally to assess the Group’s financial capacity, are useful to the users of the financial statements in helping them to see how the Group’s financial capacity has changed over the year. Adjusted EBITDA and adjusted EBITDA as adjusted for Canada have limitations as a analytical tools. They are not presentations made in accordance with IFRS and should not be considered as alternatives to profit from operations as determined in accordance with IFRS. Adjusted net debt to adjusted EBITDA and Adjusted net debt and adjusted EBITDA as adjusted for Canada are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider these measures in isolation from, or as a substitute analysis for, the Group’s measures of financial position or liquidity as determined in accordance with IFRS. The definition of adjusting items is provided in note 1 in the Notes on the Accounts. The following table reconciles both total borrowings to adjusted net debt (including at constant rates of exchange and, for 2024, adjusting for cash and cash equivalents and investments held in Canada that were paid as part of the settlement agreement) and profit for the year to adjusted EBITDA (including at constant rates of exchange and as adjusted for Canada) for the periods presented. For the year ended 31 December 2025 2024 £m £m Borrowings (excluding lease liabilities) 34,541 36,365 Lease liabilities 529 585 Derivatives in respect of net debt (12) 113 Cash and cash equivalents (3,827) (5,297) Current investments held at fair value (16) (513) Net debt items included within assets held-for-sale (208) — Purchase price allocation adjustment to Reynolds American Inc. debt (591) (670) Adjusted net debt 30,416 30,583 Translational foreign exchange impact to adjusted net debt 1,018 Adjusted net debt, translated at 2024 exchange rates 31,434 30,583 Adjusted net debt 30,416 30,583 Provision recognised in respect of cash and cash equivalents and investments held at fair value in Canada — 2,456 Adjusted net debt excluding the Canada provision 30,416 33,039 Profit for the year 7,765 3,181 Taxation on ordinary activities 2,094 357 Net finance costs 1,819 1,098 Depreciation, amortisation and impairment costs 2,547 3,101 Share of post-tax results of associates and joint ventures (1,681) (1,900) Other adjusting items (not related to Canada, depreciation, amortisation and impairment costs) (304) 6,687 Adjusted EBITDA 12,240 12,524 Translational foreign exchange impact to adjusted EBITDA 382 Adjusted EBITDA, translated at 2024 exchange rates 12,622 12,524 Adjusted EBITDA 12,240 12,524 Adjustments in respect of Canada1 (295) (525) Adjusted EBITDA as adjusted for Canada 11,945 11,999 Adjusted net debt to adjusted EBITDA 2.48x 2.44x Adjusted net debt to adjusted EBITDA as adjusted for Canada 2.55x 2.75x Adjusted net debt to adjusted EBITDA, translated at 2024 exchange rates 2.49x Note: 1. The adjustment in respect of Canada is discussed on page 377, with the adjustment based upon the profit after interest and tax from all sources, excluding New Categories, in Canada. As discussed on page 308, during the second half of 2025 cash, cash equivalents and investments held at fair value totalling £2.6 billion were paid as part of the Approved Plans in Canada (as discussed in note 24 in the Notes on the Accounts). This balance has been held on the balance sheet in prior periods, reducing the level of net debt in those periods. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Non-GAAP Measures Continued 390

Adjusted Return on Capital Employed (ROCE) and Adjusted Return on Capital Employed as adjusted for Canada Definition – Profit from operations, excluding adjusting items and including dividends from associates and joint ventures and other adjusting items (including in respect of Canada (excluding New Categories)), as a proportion of average total assets less current liabilities in the period. To supplement BAT’s performance presented in accordance with IFRS, the Group provides adjusted return on capital employed (adjusted ROCE) to provide users of the financial statements with an indication of the financial return (by reference to the financial performance in a given period), with the assets less current liabilities (defined as Capital Employed) in the period. Adjusted ROCE and adjusted ROCE as adjusted for Canada are not measures defined by IFRS. The most directly comparable IFRS measure to adjusted ROCE and adjusted ROCE as adjusted for Canada is profit from operations as a proportion of average total assets less current liabilities. The Group’s Management Board believes that these additional measures are useful to the users of the financial statements in helping them to see how the Group’s capital employed has generated a return in any given period, by reference to Group’s performance as reported via the income statement. Adjusted ROCE and adjusted ROCE as adjusted for Canada have limitations as analytical tools. They are not presentations made in accordance with IFRS and should not be considered as an alternative to other measures that may be derived from the financial statements prepared in accordance with IFRS. Adjusted ROCE and adjusted ROCE as adjusted for Canada are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider these measures in isolation from, or as a substitute analysis for, the Group’s measures of financial performance or return as determined in accordance with IFRS. The definition of adjusting items is provided in note 1 in the Notes on the Accounts. Management assesses adjusted ROCE as adjusted for Canada within the Remuneration Report beginning on page 215. The table below reconciles profit from operations to adjusted profit from operations including dividends from associates and joint ventures, including as adjusted for Canada and provides the constituent parts of average capital employed. For the year ended 31 December 2025 2024 £m £m Profit from operations 9,997 2,736 Adjusting items 1,575 9,154 Dividends received from associates and joint ventures 369 406 Adjusted profit from operations, inclusive of dividends from associates and joint ventures 11,941 12,296 Adjustments in respect of Canada1 (293) (520) Adjusted profit from operations, inclusive of dividends from associates and joint ventures and as adjusted for Canada1 11,648 11,776 Total Assets 109,290 118,899 Current Liabilities 14,524 18,743 Capital employed at balance sheet date 94,766 100,156 Average capital2 97,461 101,600 Adjusted ROCE +12.3% +12.1% Adjusted ROCE as adjusted for Canada1 +12.0% +11.6% Notes: 1. The adjustment in respect of Canada is discussed on page 377, with the adjustment based upon the profit after interest and tax from all sources, excluding New Categories, in Canada. 2. Average capital is the average capital employed (being the net of total assets less current liabilities) at the prior year and current year balance sheet dates. Results on a Constant Translational Currency Basis Movements in foreign exchange rates have impacted the Group’s financial results. The Group’s Management Board reviews certain of its results, including revenue, revenue growth from New Categories, adjusted profit from operations and adjusted diluted earnings per share, at constant rates of exchange. The Group calculates these financial measures at constant rates of exchange based on a re-translation, at prior year exchange rates, of the current year’s results of the Group and, when applicable, its geographic segments. The Group does not adjust for the normal transactional gains and losses in profit from operations that are generated by exchange movements. Although the Group does not believe that these measures are a substitute for IFRS measures, the Group’s Management Board does believe that such results excluding the impact of currency fluctuations provide additional useful information to users of the financial statements and are used by the Group’s Management Board as described above as they provide information regarding the Group’s operating performance on a local currency basis. Accordingly, the constant rates of exchange financial measures appearing in the discussion of the Group results of operations (beginning on page 48) should be read in conjunction with the information provided in note 2 in the Notes on the Accounts. In 2025 and 2024, results were affected by translational exchange rate movements. In 2025, at the prevailing exchange rates, reported revenue declined by 1.0%, revenue from New Categories increased by 5.5% and adjusted profit from operations decreased by 2.7% versus 2024. At constant rates of exchange, reported revenue would have increased by 2.1%, revenue from New Categories would have increased by 7.0% and adjusted profit from operations would have increased by 0.4%. This lower performance at prevailing exchange rates reflects the negative translational impact as a result of the relative strength of sterling. In 2025 and 2024, adjusted diluted earnings per share was affected by translational exchange rate movements. In 2025, the adjusted diluted earnings per share of 352.1p, a decrease of 2.9%, would, when translated at 2024 exchange rates, have been 365.0p, an increase of 0.7%. This lower performance, in 2025, at prevailing exchange rates, reflects the negative translational impact as a result of the relative strength of sterling. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 391 Directors’ Report This section of the Company's Annual Report, which includes Other Corporate Disclosures and Shareholder Information, forms part of, and includes certain disclosures which are required by law to be included in, the Directors’ Report. Strategic Report Disclosures The Board has taken advantage of Section 414C(11) of the UK Companies Act to include in the Strategic Report information that it considers to be of strategic importance that would otherwise need to be disclosed in the Directors’ Report, including: Information required in the Directors’ Report Section in the Strategic Report Information on dividends Financial Performance Summary Certain risk information about the use of financial instruments Treasury and Cash Flow An indication of likely future developments in the business of the Group Strategic Pillar Overview Our Markets and Megatrends An indication of the activities of the Group in the field of research and development Tobacco Harm Reduction Beyond Nicotine Omni™ A statement describing the Group’s policy regarding the hiring, continuing employment and training, career development and promotion of disabled persons Employee Communities Details of employee engagement: information, consultation, regard to employee interests, share scheme participation and the achievement of a common awareness of the financial and economic factors affecting the performance of the Group Engaging with our Stakeholders Employee Communities Details of business relationships: Directors’ regard to business relationships with customers, suppliers and other external stakeholders Engaging with Our Stakeholders Disclosures concerning greenhouse gas emissions and energy consumption TCFD and TNFD Disclosures UK Listing Rules (UKLRs) Disclosures For the purpose of UKLR 6.6.4R the applicable information required to be disclosed by UKLR 6.6.1R Section in this Annual Report Section (11) – shareholder waivers of dividends Annual Report on Remuneration British American Tobacco Group Employee Trust (BATGET) Section (12) – shareholder waivers of future dividends Annual Report on Remuneration British American Tobacco Group Employee Trust (BATGET) Directors: Interests and Indemnities Interests – details of Directors’ remuneration and emoluments, and their interests in the Company’s shares (including share options and deferred shares) as at 31 December 2025 are given in the Remuneration Report; and – no Director had any material interest in a contract of significance (other than a service contract) with the Company or any subsidiary company during the year. Insurance – appropriate cover provided in the event of legal action against the Company’s Directors. Indemnities – provision of indemnities to Directors in accordance with the Company’s Articles of Association and to the maximum extent permitted by law; and – as at the date of this report, such indemnities are in force covering any costs, charges, expenses or liabilities that they may incur in or about the execution of their duties to the Company or to any entity which is an associated company (as defined in Section 256 of the UK Companies Act), or as a result of duties performed by them on behalf of the Company or any such associated company. Annual General Meeting 2026 Venue Hilton London Bankside, 2-8 Great Suffolk Street, London SE1 0UG Date Wednesday 15 April 2026 Time 11.30am Notice Details of the business to be proposed at the meeting are contained in the Notice of Meeting, which will be made available to all shareholders and published on bat.com Voting The Company provides for the vote on each resolution to be by poll rather than by a show of hands. This provides for greater transparency and allows the votes of all shareholders to be counted, including those cast by proxy. The voting results will be released on the same day in accordance with regulatory requirements and made available on bat.com BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Other Corporate Disclosures 392 Share Capital Information on the Company’s share capital including the rights and obligations attaching to the shares is set out in Note 22 to the financial statements on page 309. Authority to allot shares At the 2025 AGM, authority was given to the Directors to allot relevant securities up to an amount representing one-third of the Company’s issued ordinary share capital (excluding treasury shares) as at 4 March 2025, for the period until the next AGM in 2026. The renewal of this authority is put forward to shareholders annually at the AGM. There are no present plans to allot new shares, other in relation to employee share plans. However, the Directors consider it appropriate to maintain the flexibility that this authority provides. Major shareholders At 31 December 2025, the Company had received notification of the following interests in voting rights pursuant to section 5.1.2 of the Disclosure and Transparency Rules (DTRs). Additional notifications of substantial interests received by the Company between 1 January and 5 February 2026 are set out in Note 3 below. Name Number of voting rights % of issued voting rights1 The Capital Group Companies, Inc.2, 3 417,273,195 19.15 Spring Mountain Investments Ltd. 61,410,486 2.82 BlackRock, Inc 132,891,526 6.10 Standard Bank Group Limited 74,103,515 3.40 Notes: 1. The percentage of issued share capital as at 31 December 2025, excluding treasury shares. 2. Includes 83,462,006 ordinary shares represented by ADRs. 3. On 23 January 2026, The Capital Group Companies, Inc. notified the Company that, on 22 January 2026, its interest in the Company’s ordinary share capital had decreased to a total of 410,903,888 voting rights, representing 18.87% of the Company’s issued share capital (excluding treasury shares) as at that date. 4. All shares held by the significant shareholders represent the Company's ordinary shares. These significant shareholders have no special voting rights compared with other holders of the Company's ordinary shares. Purchase of shares The Company can make market purchases of is own shares provided it is duly authorised by its members in a general meeting and subject to the provisions of the UK Companies Act and UK Market Abuse Regulation. At the AGM on 16 April 2025, authorisation was given to the Company to purchase up to 220,451,469 ordinary shares. This authority will expire at the 2026 AGM. Proposed authority to purchase shares The current authorisation is expected to be renewed at the 2026 AGM to ensure that the appropriate mechanisms are in place to continue repurchasing shares under the current share buy-back programme. The Directors would exercise this authority where the repurchase of shares would be expected to result in an increase in the Company’s earnings per share and would be in the interest of its shareholders generally. The minimum price that may be paid for such shares is 25p, and the maximum price is the higher of an amount equal to 105% of the average of the middle-market price for an ordinary share as derived from the LSE Daily Official List for the five business days immediately preceding the day on which the ordinary share is contracted to be purchased; and the higher of the price of the last independent trade and the highest current independent bid for an ordinary share on the trading venues where the market purchases by the Company will be carried out. In the absence of the necessary practical arrangements, the proposed authority has not been extended to enable BAT to purchase its own ordinary shares on the JSE in South Africa or the NYSE in the form of ADSs. Further details will be set out in the 2026 Notice of Meeting which will be made available to all shareholders and will be published on bat.com. Shares repurchased during 2025 On 18 March 2024, the Company announced the launch of a share buy-back programme to purchase £1.60 billion of its own ordinary shares of 25 pence each (the ‘Programme’) by 31 December 2025, with £700 million to be purchased in 2024, and the remaining £900 million to be purchased in 2025. The Programme commenced on the same date. On 28 May 2025, the Company announced that the existing Programme would be extended to buy back an additional £200 million of its ordinary shares, increasing the total amount to be repurchased in 2025 to £1.1 billion. On 9 December 2025, the Company announced that the existing Programme would be extended to purchase an additional £1.3 billion of its ordinary shares in 2026. All shares purchased pursuant to the Programme will be cancelled to reduce the issued share capital of the Company. Under the Programme, the Company purchased 30,282,076 ordinary shares of 25 pence each for a total consideration of £1.1 billion in 2025 (average price of £36.32 per share), representing 1.39% of the Company's issued share capital (excluding treasury shares) as at 31 December 2025. All shares purchased under the Programme in 2025 were cancelled. Stock exchange listings The Company’s ordinary shares are listed on the London Stock Exchange (the primary listing (share code: BATS; ISIN GB0002875804)), the JSE Limited (secondary listing (abbreviated name: BATS; trading code: BTI)) and are traded on the New York Stock Exchange (NYSE) in the form of ADSs and are evidenced by American Depositary Receipts (ADRs) (symbol: BTI; CUSIP number 110448107). Each BAT ADS represents one ordinary share. BAT ADRs have been listed on the NYSE since 25 July 2017 as a Sponsored Level III ADS programme for which Citibank, N.A. is the depositary (the ‘Depositary’) and transfer agent. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 393 Change of control provisions as at 31 December 2025 Nature of agreement Key provisions The revolving credit facilities agreement, effective 6 November 2025, entered into between the Company, B.A.T. International Finance p.l.c., B.A.T. Netherlands Finance B.V. and B.A.T Capital Corporation (as borrowers and, in the case of the Company, as a guarantor) and HSBC Bank plc (as agent) and certain financial institutions (as lenders), pursuant to which the lenders have agreed to make available to the borrowers £5.0 billion for general corporate purposes (the Facility). – should a borrower (other than the Company) cease to be a direct or indirect subsidiary of the Company, such borrower shall immediately repay any outstanding advances made to it and shall cease to be a borrower under the Facility; and – where there is a change of control in respect of the Company, the lenders can require all amounts outstanding under the Facility to be repaid. During 2025, the Group arranged, extended and/or renewed short-term bilateral facilities with core relationship banks for a total amount of £2.7 billion. B.A.T. International Finance p.l.c. is the borrower under these facilities and the Company is the guarantor. As at 31 December 2025, nil was drawn on a short-term basis. – should the borrower cease to be a direct or indirect subsidiary of the Company, the borrower shall immediately repay any outstanding advances made to it under these facilities; and – where there is a change of control in respect of the Company, the lenders can require all amounts outstanding under these facilities to be repaid. On 25 July 2017, the Company acceded as a guarantor under the indenture of its indirect, wholly-owned subsidiary Reynolds American Inc. The securities issued under the indenture include approximately US$4.6 billion aggregate principal amount of unsecured Reynolds American Inc. debt securities. – with respect to each series of debt securities issued under the indenture, upon a change of control event, combined with a credit ratings downgrade of the series to below investment-grade level (such downgrade occurring on any date from the date of the public notice of an arrangement that could result in a change of control event until the end of the 60-day period following public notice of the occurrence of a change of control event), Reynolds American Inc. is obligated to make an offer to repurchase all debt securities from each holder of debt securities. As a guarantor under the indenture, the Company guarantees such payments. Rules for the awards under the long-term incentive plans 2007 and 2016 (LTIPs), Performance Share Plan (PSP), Restricted Share Plan (RSP), 2019 Deferred Annual Share Bonus Scheme (DSBS) and 2016 Sharesave Scheme (Sharesave). – in the event of a change of control of the Company as a result of a takeover, reconstruction or winding-up of the Company (not being an internal reorganisation), LTIP, PSP, RSP, DSBS and Sharesave awards will vest (and in the case of an option, become exercisable for a limited period) in accordance with the applicable plan rules. The LTIP and PSP awards will vest based on the period of time that has elapsed during the relevant performance period(s) and the achievement of the performance conditions measured at the end of the most recent quarter or (in the case of LTIPs granted under the 2007 plan) on the date the awards vests by the Remuneration Committee using such information it considers to be appropriate. The RSP awards will vest based on the time elapsed since the grant date of the award, the DSBS awards will vest in full and Sharesave awards will vest to the extent of each participant’s savings at exercise; and – the rules of the LTIPs, PSP, RSP, DSBS and Sharesave allow (as an alternative to early release) participants, if permitted, to exchange their existing awards for new awards of shares in the acquiring company on a comparable basis. Branch outside of the UK The Company, has established the Representative Office in South Africa. Details are available on page 403. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Other Corporate Disclosures Continued 394

Reporting in alignment with UK Listing Rules provisions on diversity and inclusion We report our Board and executive management diversity data and our progress in meeting the UK Listing Rules board diversity targets as at 31 December 2025 in accordance with the UK Listing Rules disclosure requirements. As at 31 December 2025, one of the four senior positions on the Board was held by a woman, Directors from an ethnic minority background represented 30% of the Board and the representation of women on the Board was 50% (this remains the case as at the date of this Annual Report). The Board is committed to continued enhancement of its diversity, supported by the succession planning activities conducted by the Nominations Committee, discussed on pages 201 to 205. Gender Representation: Board & Executive Management as at 31 December 2025 Number of Board members Percentage of the Board Number of senior positions on the Board (CEO, CFO1, SID and Chair) Number in executive management2 Percentage of executive management1 Men 5 50% 2 13 87% Women 5 50% 1 2 13% Not specified/prefer not to say — —% — — —% Ethnic Background: Board & Executive Management as at 31 December 2025 Number of Board members Percentage of the Board Number of senior positions on the Board (CEO, CFO, SID and Chair) Number in executive management1 Percentage of executive management1 White British or other White (including minority-white groups) 7 70% 2 10 67% Mixed/Multiple Ethnic Groups — — — — —% Asian/Asian British 1 10% — 2 13% Black/African/Caribbean/Black British 1 10% — — —% Other ethnic group 1 10% 1 3 20% Not specified/prefer not to say — — — — — Notes: 1. The role of Interim Chief Financial Officer is not currently an Executive Director role on the Board. 2. Executive management includes the Management Board (most senior executive body below the Board) and the Company Secretary, excluding administrative and support staff, as defined by the UK Listing Rules. Approach to data collection Gender and ethnicity data relating to the Board, Management Board and Company Secretary are collected on an annual basis applying a standardised process managed by the Company Secretary. Each Board member, Management Board member and the Company Secretary is requested to complete a standard form questionnaire on a strictly confidential and voluntary basis, through which the individual self-reports their ethnicity and gender identity (or specifies they do not wish to report such data). The criteria of the standard form questionnaire are fully aligned to the definitions specified in the UK Listing Rules. BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information 395 Articles of Association The Articles of Association may be amended, or new articles adopted, by a special resolution of the shareholders of the Company, subject to the provisions of the UK Companies Act. The following descriptions summarise certain provisions of the Company’s current Articles of Association (the ‘Articles’) (as adopted by special resolution at the AGM on 19 April 2023), applicable English and Welsh law and the UK Companies Act. This summary is qualified in its entirety by reference to the UK Companies Act and the Articles. Copies of the Articles are available on bat.com. Share capital Voting at general meetings – voting record date: the Company may specify a time not more than 48 hours before the time of the meeting (excluding any part of a day that is not a working day) by which a person must be entered on the register of members in order to have the right to attend or vote at the meeting Restrictions on transfers of shares – Directors may, in their absolute discretion, refuse to register the transfer of a share in certificated form which is not fully paid, provided that such a refusal would not prevent dealings in shares in certificated form which are not fully paid from taking place on an open and proper basis – the Directors may also refuse to register a transfer of a share in certificated form (whether fully paid or not) unless the instrument of transfer:(a) is lodged, duly stamped, and is deposited at the registered office of the Company or such other place as the Directors may appoint and is accompanied by a certificate for the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer; (b) is in respect of only one class of share; and (c) is in favour of not more than four transferees – for uncertificated shares, transfers shall be registered only in accordance with the terms of the Uncertificated Securities Regulations 2001 so that Directors may refuse to register a transfer which would require shares to be held jointly by more than four persons – if the Directors refuse to register a share transfer, they must give the transferee notice of this refusal as soon as practicable and in any event within two months of the instrument of transfer being lodged with the Company Directors Appointment and retirement – a Board of Directors of not fewer than five Directors and not subject to any maximum (unless otherwise determined by ordinary resolution of shareholders) – Directors and the Company (by ordinary resolution) may appoint a person who is willing to act as a Director – all Directors must retire from office at each annual general meeting (AGM) and seek re-election, except any Director appointed by the Board after notice of that AGM has been given and before the AGM has been held. All of the Directors of the Company will be subject to re-election at the forthcoming AGM to be held on 15 April 2026 in accordance with the Articles Borrowing and other powers – the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property, assets (present and future) and uncalled capital – the Directors may also issue debentures, debenture stock and other securities Board oversight of M&A transactions The Company’s Board has strategic oversight of significant M&A transactions (determined by value or strategic nature of transaction), which are referred to it for noting under the Group Statement of Delegated Authorities (SoDA). Other M&A transactions are referred for strategic oversight to the Management Board or other applicable senior forum or persons, under the Group SoDA. Those referral requirements under the Group SoDA apply alongside any requirement for corporate approval of M&A transactions by or within a Group company. Cyber security risk management and strategy Cyber security is crucial to the Group’s business operations, as the Group relies on IDT systems and networks to conduct core activities, including manufacturing, distribution, marketing, customer service, science, research and development, and financial and management reporting. The Board acknowledges that cyber security threats present significant risks to the Group’s business, reputation, financial condition and competitive position, as well as to the security and privacy of our consumers, employees and other stakeholders. These risks are pertinent as the Group introduces new technologies from time to time as part of its business transformation, such as loyalty programmes, connected technologies and other interactive platforms which may alter the Group’s risk profile and increase the Group’s exposure to cyber threats. To mitigate these risks, the Group implements processes to identify, assess and manage material cyber security risks. These processes are integrated into the Group’s overall risk management systems and processes, overseen by the Board and implemented by management. These processes include: – implementing appropriate technical and organisational security measures, such as defensive technologies, encryption, authentication, and backup and recovery systems, to protect the confidentiality, integrity and availability of all Group systems and networks, and the data stored on or transmitted through them; – providing regular training and awareness programmes to Group company employees and contractors on cyber security best practices and procedures, adherence to our SoBC (including cyber security and information security requirements) and responding to other relevant issues as required; – maintaining vendor management processes for key vendors, including conducting due diligence and incorporating contractual obligations, intended to ensure that third-party service providers with access to Group IDT systems and networks, or that process or store Group data, adhere to our cyber security requirements and standards; BAT Annual Report and Form 20-F 2025 Strategic Report Governance Report Financial Statements Other Information Other Corporate Disclosures Continued 396 – developing, maintaining and testing the Group’s incident response and business continuity procedures designed to enable the Group to promptly detect, contain, analyse, report and recover from any potential or actual incidents and establish the Group’s resiliency from technology-related incidents; – engaging external assessors, consultants and other third parties as appropriate, to support the Group’s cyber security risk assessment, identification and management processes and to provide independent assurance and recommendations; and – engaging with relevant internal and external stakeholders, such as regulators, law enforcement authorities, customers and other industry stakeholders, on cyber security matters and being prepared to disclose any material cyber security risks or incidents in a timely and transparent manner. Our SoBC and Supplier Code of Conduct (discussed on page 128) include requirements for all Group employees, contractors as well as suppliers to conduct themselves in a way that reduces cyber security risk and protects the Group’s systems and data. The Group regularly reviews and updates its cyber security risk processes to support alignment with business objectives, regulatory requirements and industry standards. To support the ongoing transformation of the Group’s business and product portfolio, the Group is strengthening its digital risk management programme. This includes updating cyber security controls and incident response plan, expanding the cyber security team, increasing business-wide engagement, and extending coverage to a wider range of technologies and solutions. These efforts aim to improve identification, management, monitoring and reporting of cyber risks. Insights from audits, assessments, and incident reports are regularly reviewed and integrated to enhance cyber resilience and awareness across the Group. Cyber security risk management is integrated into, and follows, the Group’s risk identification process (see page 209). Cyber security risks are integrated into the Group risk register and assessed by defined impact and likelihood categories (set out on page 209). Cyber security governance and oversight The Board is responsible for the Group's strategy, including oversight of the Group’s IDT and cyber security strategy, and for reviewing the effectiveness of its risk management and internal control systems. On an annual basis, the Board reviews the Group risk register, which incorporates cyber security risks (discussed on pages, 209 to 210 and 175. In 2025, the Board was briefed on the Group’s cyber security incident response plan and approach to incident classification by the Director, Digital & Information and the Group Chief Information Security Officer (CISO) (reporting to the Director, Digital & Information). Through the Audit Committee’s terms of reference, the Board has delegated certain responsibilities to the Audit Committee, including the review of the Group's risk management and internal control framework to ensure there is due process for risk identification and management, monitoring the effectiveness of material controls, reviewing the Group risk register and emerging risks, and monitoring procedures and controls for safeguarding assets including cyber security controls. The Audit Committee reviews the Group risk register twice annually and is briefed periodically on the cyber risk landscape and Group cyber resilience by the Group CISO. The Audit Committee also receives reports from the Corporate Audit Committee, which monitors the effectiveness of risk management and internal controls across the Group’s functions and oversees the Group’s cyber security risk management framework. The Group maintains a dedicated cyber security team, led by the Group CISO, responsible for developing and implementing the Group’s cyber security strategy, standards and procedures, including to address any material incident that might arise. The Group's cyber security team has appropriate professional expertise, knowledge and experience in the field, including to identify, assess and manage cyber security risks, maintain appropriate security monitoring, incident response and business continuity procedures, and to implement those should an incident arise. Senior cyber security team members, including the Group CISO, all have prior relevant industry experience. The Group CISO has over 25 years of information security and IT experience with the Group and previously served as the Deputy CISO for the Group. Relevant industry certifications are also held within the cyber security team, for example, Certified Information Security Manager (CISM), Certified Information Systems Auditor (CISA), Certified in Risk and Information Systems Controls (CRISC), Certified Incident Handler, Certified Forensic Analyst and Certified Information Systems Security Professional. The Group's cyber security team actively monitors and evaluates the evolving cyber security threat landscape. It assesses the security posture of the Group’s IDT landscape using various tools, including vulnerability scans, penetration tests and control assessments. Specialists are engaged on an annual basis to assess the Group’s cyber security programme and identify and prioritise cyber security risks and vulnerabilities. Key findings from these assessments and incident summaries are reported periodically to the Director, Digital & Information, and to the Audit Committee where applicable, accompanied by recommendations for mitigating or addressing any identified risks. Any significant cyber security incidents would be reported as soon as reasonably practicable to the Audit Committee and the Board in accordance with the Group’s incident response procedures. For additional information on cyber security threats and how these could materially affect our business strategy, results of operations or financial condition, refer to: Group Principal Risk 'Digital & Cyber' on page 175.+ Directors’ Report approval and signature The Directors’ Report comprises the information on pages 177 to 214 and page 238 and pages 373 to 400. The Directors’ Report was approved by the Board of Directors on 11 February 2026 and signed on its behalf by Caroline Ferland, Company Secretary. BAT Annual Report and Form 20-F 2025 Strategic Report Governance Report Financial Statements Other Information 397 Cautionary Statement This document contains certain forward-looking statements, including “forward-looking” statements made within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook,” “target,” “being confident” and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the Group operates. In particular, these forward-looking statements include, among other statements, statements regarding the Group’s future financial performance, planned product launches and future regulatory developments and business objectives, as well as certain statements in (i) the Strategic Report Overview section (pages 2 to 7), including Our Business at a Glance - Our purpose, vision and mission, the Chair’s Introduction and the Chief Executive’s Review; (ii) the Strategic Report - Our Strategy section (pages 10 to 25), including the Our Strategic Navigator section, the Our Business Model section, the Interim Chief Financial Officer's Overview and the Our Markets and Megatrends section; (iii) the Strategic Report - Our Strategic Pillars - Strategic Pillar Overview - Quality Growth sections (pages 26 to 37), including Managed Combustible Transition, Wellbeing and Stimulation and Regulation, PMTA under Our Vapour Products and the Group’s expectation to continue to seek opportunities and develop the Modern Oral category in additional markets under Our Modern Oral Products; (iv) the Strategic Report - Our Strategic Pillars - the Strategic Pillar Overview - Dynamic Business section (pages 38 to 59), including Operational Excellence, Cash Generation, Maximising our Investments, Reducing Debt, Generate Sustainable Returns, the Update on regulations in the U.S. section and the Group's encouragement by the early performance Vuse Ultra in the AME region, the Group’s encouragement by the early performance of Vuse Ultra in Canada, Germany and France in the AME section and the Financial Performance Summary, including Dividends, Treasury, Liquidity and Capital Structure, the Group’s expected capital expenditure in 2026, the Group’s belief that the Group has sufficient working capital requirements, the Group’s confidence in being able to successfully access the debt capital markets and Assessment as a Going Concern; (v) the Strategic Pillar Overview - Sustainable Future sections (pages 60 to 163), including the Sustainable Future section, the Message from our Chief Sustainability Officer, Our new 2030 sustainability targets section, the Double Materiality Assessment section, the THR section, the Climate section, the Nature section, the Circularity section, the Communities section, and the TCFD reporting and TNFD Disclosures section; (vi) the Viability Statement (page 176); and (vii) certain statements in the Notes on Accounts (pages 257 to 354), including Accounting policies and basis of preparation, the Group’s ability to navigate regulatory change, the Group’s forecast and assumptions with respect to impairment testing, the Group’s expectations to close the sale of its Cuban subsidiary and the Contingent Liabilities and Financial Commitments sections. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors. It is believed that the expectations reflected in this document are reasonable but they may be affected by a wide range of variables that could cause actual results and performance to differ materially from those currently anticipated. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of increased competition from illicit trade and illegal products; changes or differences in domestic or international economic or political conditions; the impact of adverse domestic or international legislation and regulation of tobacco, New Categories and other regulation; the impact of supply chain disruptions; adverse litigation and external investigations and dispute outcomes and the effect of such outcomes on the Group’s financial condition; the impact of significant increases or structural changes in tobacco, nicotine and New Categories related taxes; the inability to develop, commercialise and deliver the Group’s New Categories strategy; adverse decisions by domestic or international regulatory bodies, including disputed taxes, interest and penalties; the impact of serious injury, illness or death in the workplace and those who work with the business; the ability to maintain credit ratings and to fund the business under the current capital structure; translational and transactional foreign exchange rate exposure; direct and indirect adverse impacts associated with climate change (both physical and transition); the ability to deliver a viable circular business model in response to global demand, combined with increasing regulatory, stakeholder and consumer pressure; and the Group’s ability to defend against Cyber & Digital actions that result in loss of confidentiality, availability or integrity of systems and data. Further details on the principal risks that may affect the Group can be found in the Group Principal Risks section of the Strategic Report on pages 166 to 175 of this document. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this document and the Group undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements. No statement in this document is intended to be a profit forecast and no statement in this document should be interpreted to mean that earnings per share of BAT for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT. All financial statements and financial information provided by or with respect to the U.S. or Reynolds American are initially prepared on the basis of U.S. GAAP and constitute the primary financial statements or financial records of the U.S./Reynolds American. This financial information is then converted to International Financial Reporting Standards as issued by the IASB and as adopted for use in the UK (IFRS) for the purpose of consolidation within the results of the Group. To the extent any such financial information provided in this announcement relates to the U.S. or Reynolds American it is provided as an explanation of, or supplement to, Reynolds American’s primary U.S. GAAP based financial statements and information. Although financial materiality has been considered in the development of our Double Materiality Assessment (DMA), our DMA and any conclusions in this document as to the materiality or significance of sustainability matters do not imply that all topics discussed therein are financially material to our business taken as a whole, and such topics may not significantly alter the total mix of information available about our securities. Products sold in the U.S., including Vuse, Velo, Grizzly, Kodiak, and Camel Snus, are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance. BAT Annual Report and Form 20-F 2025 Strategic Report Governance Report Financial Statements Other Information Other Corporate Disclosures Continued 398

Shareholder Information Managing your shareholding Ordinary shareholder enquiries United Kingdom Registrar Computershare Investor Services PLC (Computershare) The Pavilions, Bridgwater Road, Bristol BS99 6ZZ tel: 0800 408 0094 (UK only) or +44 370 889 3159 (Overseas) online: www.investorcentre.co.uk/contactus South African Registrar Computershare Investor Services Proprietary Limited Private Bag X9000, Saxonwold, 2132, South Africa tel: 0861 100 634; +27 11 870 8216 email: web.queries@computershare.co.za American Depositary Shares (ADS) enquiries All enquiries regarding ADS holder accounts and payment of dividends should be addressed to: Citibank Shareholder Services PO Box 43077, Providence, Rhode Island 02940-3077, USA tel: +1 888 985 2055 (toll-free) or +1 781 575 4555 email: citibank@shareholders-online.com website: www.citi.com/dr Manage your shareholding online Computershare operates an online service, Investor Centre, for holders of shares on the Company’s UK share register. Investor Centre allows shareholders to manage their shareholding online, enabling shareholders to: – update personal details and provide address changes; – update dividend bank mandate instructions and review dividend payment history; – register for the Dividend Reinvestment Plan (DRIP); and – register to receive Company communications electronically. To register for Investor Centre, go to www.investorcentre.co.uk/ contactus Shareholders with any queries regarding their holding should contact Computershare using the above contact details or at www.computershare.com/uk/investor/bri Share dealing Computershare also offers a share dealing service to existing shareholders. For full details on how to trade British American Tobacco shares traded on the London Stock Exchange, go to www.computershare.com/dealing/uk. Please note that this service is only available in certain countries. Dividends Dividend Reinvestment Plan (DRIP) We offer a DRIP to our UK shareholders. The DRIP allows eligible shareholders to use their cash dividends to acquire additional shares in the Company. The DRIP shares are purchased by Computershare through a low-cost dealing arrangement. Contact Computershare in the UK for details and exclusions of this service. Taxation of dividends Historical UK capital gains tax information is available at bat.com/cgt. Alternatively, contact the British American Tobacco Company Secretarial Department on +44 20 7845 1000. South Africa branch register In accordance with the JSE Listing Requirements, the finalisation information relating to shareholders registered on the South Africa branch register (comprising the amount of the dividend in South African rand, the exchange rate and the associated conversion date) will be published on the dates stated below, together with South Africa dividends tax information. The quarterly dividends are regarded as ‘foreign dividends’ for the purposes of the South African Dividends Tax. For the purposes of South Africa Dividends Tax reporting, the source of income for the payment of the quarterly dividends is the United Kingdom. Dividend key dates In compliance with the requirements of the LSE, Strate (the electronic settlement and custody system used by the JSE) and the NYSE, the following are the salient dates for the quarterly dividend payments. All dates are 2026 unless otherwise stated. Event Payment No. 1 Payment No. 2 Payment No. 3 Payment No. 4 Preliminary announcement (includes declaration data required for LSE and JSE purposes) 12 February Publication of finalisation information (JSE) 17 March 30 June 21 September 14 December No removal requests permitted (in either direction) between the UK main register and the South Africa branch register 17 March– 27 March 30 June– 10 July 21 September– 2 October 14 December– 29 December Last Day to Trade (LDT) cum-dividend (JSE) 24 March 07 July 29 September 23 December Shares commence trading ex-dividend (JSE) 25 March 08 July 30 September 24 December No transfers permitted between the UK main register and the South Africa branch register 25 March– 27 March 8 July– 10 July 30 September– 2 October 24 December– 30 December No shares may be dematerialised or rematerialised on the South Africa branch register 25 March– 27 March 8 July– 10 July 30 September– 2 October 24 December– 30 December Shares commence trading ex-dividend (LSE) 26 March 9 July 1 October 24 December Shares commence trading ex-dividend (NYSE) 27 March 10 July 2 October 29 December Record date (JSE, LSE and NYSE) 27 March 10 July 2 October 29 December Last date for receipt of Dividend Reinvestment Plan (DRIP) elections (LSE) 15 April 24 July 16 October 13 January 2027 Payment date (LSE and JSE) 7 May 14 August 6 November 3 February 2027 ADS payment date (NYSE) 12 May 19 August 12 November 8 February 2027 BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Shareholder Information 399 British American Tobacco Group Employee Trust (BATGET) The BATGET holds ordinary shares in the Company for the purpose of satisfying the vesting or exercise of options and awards made under various employee share plans. Details of the material equity share-based and cash-settled share-based arrangements are set out in note 28 in the Notes on the Accounts. As at 31 December 2025, the BATGET held 5.813 million ordinary shares (2024: 6.764 million) of the Company which had a market value of £244.9 million (2024: £194.8 million). The trustees of the BATGET have waived their right to receive dividends on these shares, and do not exercise any voting rights while the ordinary shares are held in the BATGET. No ADSs are held by the BATGET. Share fraud The practice of share fraud (also known as ‘boiler room’ scams) unfortunately continues with many companies’ shareholders receiving unsolicited phone calls or mail from people offering to sell them what often turn out to be worthless or high-risk shares in U.S., UK or other investments, or to buy shares at an inflated price in return for an upfront payment. We encourage shareholders to read the FCA’s guidance on how to avoid scams at fca.org.uk/consumers/protect-yourself-scams If you suspect that you have been approached by fraudsters, please tell the FCA using the share fraud reporting form at www.fca.org.uk/scamsmart, where you can find out more about investment scams. You can also call the FCA Consumer Helpline on 0800 111 6768. If you have lost money to investment fraud, you should report it to Report Fraud on 0300 123 2040 or online at www.reportfraud.police.uk Documents on display and publications This Annual Report 2025 is available online at bat.com/ annualreport. Copies of current and past Annual Reports are available on request from: British American Tobacco Publications Unit 80, London Industrial Park, Roding Road, London E6 6LS tel: +44 20 7511 7797 email: bat@team365.co.uk Holders of shares held on the South Africa register can contact the Company’s Representative office in South Africa using the contact details shown at the end of this Annual Report 2025. Highlights from the current and past Annual Reports can be produced in alternative formats such as Braille, audio tape and large print. Documents referred to in this Annual Report 2025 do not form part of this Annual Report unless specifically incorporated by reference. The Company is subject to the information requirements of the U.S. Securities Exchange Act of 1934 applicable to foreign private issuers. In accordance with these requirements, the Company files a separate Annual Report on Form 20-F and other documents with the SEC. BAT’s SEC filings are available to the public at the SEC’s website, www.sec.gov Printed copies of this Annual Report 2025 will be mailed to shareholders on the UK main register who have elected to receive it. Otherwise, shareholders will be notified that this Annual Report 2025 is available on the website and will, at the time of that notification, receive a short Performance Summary (which sets out an overview of the Group’s performance, headline facts and figures and key dates in the Company’s financial calendar) and Proxy Form. Specific local mailing and/or notification requirements will apply to shareholders on the South Africa branch register. Our website Comprehensive information about British American Tobacco is available from our website: bat.com. Within the Investors section you will find valuation and charting tools, dividend and share price data and you can download shareholder publications and subscribe for email alert services. You can also download our Investor Relations app to access all the latest financial information on your iPad, iPhone or Android device. Calendar 2026 Wednesday 15 April at 11:30am Annual General Meeting Thursday 30 July Half-Year Report BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Shareholder Information Continued 400 Abbreviation ADR American Depositary Receipt ADS American Depositary Share – 1 ADS is equivalent to 1 BAT ordinary share AI Artificial Intelligence AGM Annual General Meeting AME Americas (excluding U.S.) and Europe AmSSA Americas (excluding U.S.) and Sub-Saharan Africa APFO Adjusted profit from operations APME Asia-Pacific and Middle East APMEA Asia-Pacific, Middle East and Africa bps Basis points cc Constant currency CDP Formerly the Carbon Disclosure Project CGFO Cash generated from operations CO2e Carbon dioxide equivalent Code UK Corporate Governance Code, July 2018 version CSR Corporate Social Responsibility CSRD EU Corporate Sustainability Reporting Directive DOJ The United States Department of Justice DSBS Deferred share bonus scheme EMTN European Medium Term Notes ENA Europe and North Africa EPS Earnings per share ESG Environmental, Social and Governance ERP Enterprise Resource Planning ESRS European Sustainability Reporting Standards EU European Union EURIBOR Euro Interbank Offered Rate FII GLO Franked Investment Income Group Litigation Order FCTC Framework Convention on Tobacco Control FMCG Fast Moving Consumer Goods FRC UK Financial Reporting Council GAAP Generally Accepted Accounting Practice GDB Global Drive Brands, being Kent, Dunhill, Pall Mall, Lucky Strike and Rothmans GDPR EU General Data Protection Regulation GDSB Global Drive and Key Strategic Brands, being the GDBs, plus Shuang Xi and State Express 555 GJ Gigajoules (of energy use) HP Heated Products (i.e., the devices, which include glo and our hybrid products). Heated Products are used to heat our Tobacco Heated Products or Herbal Heated Products IASB International Accounting Standards Board IEIS International Executive Incentive Scheme IFRS International Financial Reporting Standards as issued by the IASB and as adopted by the EU ISA International Standards on Auditing JSE Johannesburg Stock Exchange KPI Key performance indicator LIBOR London Interbank Offered Rate LSE London Stock Exchange LR Listing Rules LTIP Long-Term Incentive Plan MSA Master Settlement Agreement NTO Net turnover or revenue NYSE New York Stock Exchange OCF Operating cash flow OECD Organisation for Economic Co-operation and Development OFAC The United States Department of the Treasury's Office of Foreign Assets Control OTP Other tobacco products, including but not limited to roll-your-own, make-your-own and cigars Parker Report The Parker Review Committee’s final report on ethnic diversity in UK boards published on 12 October 2017 PCAOB Public Company Accounting Oversight Board ppts Percentage points Reynolds American Reynolds American Inc. Reynolds American Companies Reynolds American Inc. and its subsidiary companies ROCE Return on capital employed RRPs Reduced-risk Products Ryde The Group’s functional shot brand Ryde:TM SAFL Sustainable Agriculture and Farmer Livelihoods SEC United States Securities and Exchange Commission SIP Share incentive plan SoBC Group Standards of Business Conduct SOFR Secured Overnight Financing Rate SONIA Sterling Overnight Index Average SOx United States Sarbanes-Oxley Act of 2002 SRS Share reward scheme TaO Programme to implement the new operating model, including one instance of SAP TCFD Taskforce on Climate-related Financial Disclosures TDR TDR d.o.o THP Tobacco Heated Product THR Tobacco Harm Reduction TNFD Task Force on Nature-related Financial Disclosures TPD1 European Tobacco Products Directive (directive 2001/37/EC) TPD2 European Tobacco and Related Products Directive (directive 2014/40/EU) TSR Total shareholder return U.S. United States of America UURBS Unfunded unapproved retirement benefit scheme WHO World Health Organization BAT Annual Report 2025 Strategic Report Governance Report Financial Statements Other Information Glossary 401 Page Intentionally left blank